Exhibit (a)(1)(i)

OFFER TO EXCHANGE

PERSHING SQUARE TONTINE HOLDINGS, LTD.

Offer to Exchange Any and All Outstanding Public Warrants for

Shares of Class A Common Stock

At an Exchange Ratio of 0.2650 shares of Class A Common Stock per Public Warrant

This Warrant Exchange Offer (as defined below) will expire at 11:59 p.m., New York City Time, on August 9, 2021, unless extended or earlier terminated (such date and time, as they may be extended, the “Expiration Time”). Public Warrants tendered for exchange may be withdrawn in accordance with the terms of the offer at any time at or prior to the Expiration Time.

In connection with its initial business combination, Pershing Square Tontine Holdings, Ltd., a Delaware corporation (the “Company,” “PSTH,” “we,” “us” or “our”), hereby offers to exchange, upon the terms and subject to the conditions set forth in this Offer to Exchange (as it may be amended or supplemented from time to time, the “Offer to Exchange”) and in the accompanying letter of transmittal and consent (as it may be amended or supplemented from time to time, the “Exchange Offer Letter of Transmittal” and, together with the Offer to Exchange, the “Warrant Exchange Offer”), all outstanding distributable redeemable warrants (“Public Warrants”), at an exchange ratio of 0.2650 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), per Public Warrant (the “Exchange Ratio”). We will issue shares of Class A Common Stock in exchange for Public Warrants validly tendered and accepted for exchange in the Warrant Exchange Offer on a date (the “Warrant Exchange Settlement Date”) promptly after the Expiration Time.

The Warrant Exchange Offer is not conditioned on the tender of any minimum number of Public Warrants. The Warrant Exchange Offer is, however, subject to the following conditions (which may be waived by the Company in its sole and absolute discretion): (i) the offer to redeem all outstanding shares of Class A Common Stock (the “Redemption Tender Offer”), launched concurrently with the Warrant Exchange Offer having been completed; (ii) the Share Purchase Agreement (the “Share Purchase Agreement”), dated June 20, 2021, between the Company and Vivendi S.E. (“Vivendi”) not having been terminated and the Company having no reason to believe that the transactions contemplated by the Share Purchase Agreement will not be completed pursuant thereto; and (iii) other customary conditions (collectively, the “Closing Conditions”). If any of the Closing Conditions are not satisfied or waived prior to the Expiration Time, the Company reserves the right to terminate the Warrant Exchange Offer or extend it until such conditions are satisfied or waived (subject to applicable law). If we terminate the Warrant Exchange Offer, we will NOT exchange any Public Warrants for Shares of Class A Common Stock pursuant to the Warrant Exchange Offer and we may elect not to consummate any of the transactions described herein.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to this Warrant Exchange Offer other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

We encourage you to read this Offer to Exchange carefully and in full. In particular, you should review the matters discussed under the section “Risk Factors” beginning on page 54 of this Offer to Exchange which includes risks related to UMG’s business and operations.

You may direct questions and requests for assistance to Continental Stock Transfer & Trust Company, the depositary (the “Depositary”) for the Warrant Exchange Offer or Morrow Sodali, LLC, the information agent

(the “Information Agent”) for the Warrant Exchange Offer. We set forth their contact information on the last page of this Offer to Exchange. You may direct requests for additional copies of this Offer to Exchange to the Information Agent.

This Offer to Exchange and the related Exchange Offer Letter of Transmittal are dated July 8, 2021, and are first being mailed to warrantholders on or about July 9, 2021.

Letter to PSTH Stockholders

Dear Stockholders of Pershing Square Tontine Holdings, Ltd.,

You are receiving this Warrant Exchange Offer in connection with our previously announced initial business combination. The fundamental aspects of that transaction are to:

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acquire 10% of the ordinary shares (such shares, the “UMG Shares”) of UMG Group B.V. (“UMG”) from Vivendi for an aggregate purchase price of approximately $3,949 million (the “Share Purchase”) pursuant to the Share Purchase Agreement; and

•	distribute those UMG Shares to our stockholders (together with the Share Purchase, the “UMG Business Combination”).

Included as Annex A to this Offer to Exchange is information about UMG that UMG has filed in connection with its planned listing on Euronext Amsterdam. This information is subject to amendment and modification in response to comments received by UMG from the Dutch Authority for the Financial Markets (the “AFM”).

Below we summarize a number of steps that we will take in connection with the UMG Business Combination. We also summarize a separate transaction in which a newly-formed affiliate of our Sponsor has advised us that it intends to issue securities to our stockholders. Please refer to “Certain Defined Terms” for the meaning of certain defined terms we use in this letter.

The Redemption Offer

In connection with our IPO, we promised our stockholders that we would offer to redeem their shares of Class A Common Stock after we announced our initial business combination. To fulfill that promise, we have concurrently launched the Redemption Offer in which we offer to purchase and redeem for cash all outstanding shares of our Class A Common Stock at a price of $20.0113 per share of Class A Common Stock net, to the seller in cash, and without interest, upon the terms and subject to the conditions set forth in the Offer to Redeem dated July 8, 2021 (the “Offer to Redeem”).

The Redemption Offer is not conditioned on the tender of any minimum number of shares of Class A Common Stock and is not subject to any financing condition. The Redemption Offer is, however, subject to the following Closing Conditions (which may be waived by the Company in its sole and absolute discretion): (i) that the aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer not exceeding $1.0 billion (the “Maximum Redemption Condition”); (ii) the Share Purchase Agreement (the “Share Purchase Agreement”), dated June 20, 2021, between the Company and Vivendi S.E. (“Vivendi”) not having been terminated and the Company having no reason to believe that the transactions contemplated by the Share Purchase Agreement will not be completed pursuant thereto. If the Maximum Redemption Condition or any of the Redemption Offer Closing Conditions are not satisfied (or waived by the Company in its sole and absolute discretion), we way terminate the Warrant Exchange Offer.

The Redemption Offer is being made solely by means of the Offer to Redeem and a separate letter of transmittal (the “Redemption Offer Letter of Transmittal”). Holders of Class A Common Stock should consult the Offer to Redeem and Redemption Offer Letter of Transmittal in order to obtain important information about the Redemption Offer. The Offer to Exchange and the Exchange Offer Letter of Transmittal and other materials filed on Schedule TO in connection herewith do not form part of the Redemption Offer in any respect. In addition. the Offer to Redeem and Redemption Offer Letter of Transmittal do not form part of this Warrant Exchange Offer in any respect.

The Warrant Exchange Offer

There are 22,222,222 Public Warrants which were originally included in the units issued in connection with our initial public offering and later detached and began trading separately on September 11, 2020.

Since we are not combining with UMG, our Public Warrants will not become exercisable for shares in a combined operating company as would be typical in SPAC transactions. To provide appropriate treatment for the Public Warrants in this situation, we are conducting the Warrant Exchange Offer, which will give exchanging holders of Public Warrants the opportunity to participate in the PSTH UMG Distribution.

We calculated the number of shares of Class A Common Stock for which each Public Warrant may be exchanged using substantially the same terms as would apply to a cashless exercise of such warrants pursuant to the terms of the Warrant Agreement. Specifically, we determined the exchange ratio based on the cashless exercise chart in the Warrant Agreement (the “Cashless Exercise Chart”), assuming for this purpose that (i) the “period to expiration of warrants” as it appears in that table is 60 months and (ii) the “Fair Market Value of Shares of Class A Common Stock” as it appears in that table is the average of the Class A Common Stock’s volume-weighted average trading prices during the 10 trading days ending on and including July 7, 2021.

If you exchange your Public Warrants in the Warrant Exchange Offer you will be eligible to receive UMG Shares in connection with the UMG Business Combination, as more fully described herein. However, the Board of Directors has made no recommendation as to whether you should tender for exchange or not tender for exchange your Public Warrants in the Warrant Exchange Offer.

As a result of the distribution of UMG Shares as part of the UMG Business Combination, the Public Warrant exercise price will be reduced by the value, per share of Class A Common Stock, of the UMG Shares that will be distributed in the UMG Business Combination. Assuming no shares are tendered into the Redemption Offer, as set forth under “Certain Defined Terms” and that the Board determines that the fair market value of the UMG Shares is the price that we have agreed to pay for the UMG Shares, we expect that that the exercise price will be reduced from $23.00 per share to approximately $9.37 per share. Holders who exchange Public Warrants for shares in the Warrant Exchange Offer will, by tendering, be consenting to amendments to the terms of the Warrant Agreement. Those amendments clarify that the share prices that appear at the top of the Cashless Exercise Chart in the Warrant Agreement and the trigger prices allowing us to redeem warrants will each be reduced by that same amount (the “Proposed Amendments”). Those adjustments will also apply to the Tontine Warrants.

The record date as of which one must be a holder of record of Class A Common Stock to be eligible to receive a pro-rata share of the 44,444,444 distributable tontine redeemable warrants (the “Tontine Warrants”) will be between the closing of the Redemption Offer and the closing of the Warrant Exchange Offer. As a result, shares redeemed in the Redemption Offer and shares issued in the Warrant Exchange Offer will not be eligible to receive Tontine Warrants. The Tontine Warrants will not be eligible to participate in the Warrant Exchange Offer and will be issued prior to the consummation of the Share Purchase. The shares of Class A Common Stock issued as part of the Forward Purchase Units will not participate in the distribution of the Tontine Warrants.

The UMG Business Combination

The Company will set a record date (the “UMG Record Date”) for determining the holders of Class A Common Stock that will be eligible to participate in our distribution of the UMG Shares (the “PSTH UMG Distribution”). The UMG Record Date will be after the closing of the Redemption Offer and Warrant Exchange Offer. We will announce the UMG Record Date at least 10 days in advance, in accordance with Delaware law and applicable NYSE rules (see “The UMG Business Combination—Distribution of UMG Shares to PSTH Stockholders”).

We will accomplish the distribution through a newly-formed liquidating trust (the “Liquidating Trust”). Shortly after the consummation of the Share Purchase, we will transfer the UMG Shares into the Liquidating Trust and distribute non-transferable interests in that trust (the “Trust Interests”) to holders of record of Class A Common Stock on the UMG Record Date. As discussed in more detail below, we expect that trust to liquidate and distribute UMG Shares to holders of the Trust Interests in the fourth quarter of 2021 (see “The UMG Business Combination—The Liquidating Trust.”)

We are utilizing the Liquidating Trust in order to simplify RemainCo’s balance sheet which will allow it to pursue the Future Business Combination more expediently, as well as for tax and other legal reasons.

The remainder of this section discusses the UMG Business Combination in more detail.

Following completion of the Redemption Offer and the Warrant Exchange Offer and shortly before the Share Purchase, the Pershing Square Funds will purchase 80 million Forward Purchase Units for $1.6 billion pursuant to the Pershing Square Funds FPA, and certain of our independent directors will purchase 300,000 Forward Purchase Units for $6 million pursuant to the Director FPAs. The Pershing Square Funds (or any Affiliate Transferees) may, but are not obligated to, purchase up to an additional 70 million Forward Purchase Units for $20 per unit. The Pershing Square Funds may choose to make such additional purchases if, among other reasons, the aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer exceeds $600 million, an amount of redemptions that would cause the condition in the Share Purchase Agreement that the Company continue to have at least $1.0 billion in cash and marketable securities after giving effect to the Share Purchase not to be met.

The warrants equivalent to the Public Warrants to be issued as part of the Forward Purchase Units pursuant to the foregoing Forward Purchase Agreements will be exchanged for shares of Class A Common Stock at the same exchange ratio as in the Warrant Exchange Offer. We will also issue warrants equivalent to Tontine Warrants on the issuance of the shares of Class A Common Stock pursuant to such Forward Purchase Agreements. These warrants are not included in the pro-rata distribution of the 44,444,444 Tontine Warrants we will distribute to those holders of record of Class A Common Stock following the completion of the Redemption Offer.

All of the shares issued as described above will be entitled to receive their pro rata share of non-transferable interests in the Liquidating Trust even if they are issued after the relevant record dates.

The purpose of this treatment is to put the Pershing Square Funds and the Director Forward Purchasers in the same position in respect of the Forward Purchase Shares and Forward Purchase Warrants as an investor who acquired a unit in the Company’s IPO and participated in the Warrant Exchange Offer.

Shortly after the exercise of the Pershing Square Funds FPA, we will complete the Share Purchase. We will then transfer the UMG Shares into the Liquidating Trust and the Liquidating Trust will distribute Trust Interests to our stockholders of record on the UMG Record Date (the “Liquidating Trust Distribution”). We expect these steps to happen in the third quarter of 2021.

UMG intends to complete its listing on Euronext Amsterdam in the third quarter of 2021 and shortly thereafter Vivendi will distribute UMG ordinary shares representing 60% of the outstanding UMG ordinary shares to its shareholders.

After Vivendi completes that distribution (but no later than October 1, 2021), UMG will begin the process of registering the distribution of the UMG Shares with the SEC. Once the relevant SEC registration statement is declared effective, the Liquidating Trust will liquidate and distribute the UMG Shares to holders of interests in the Liquidating Trust (e.g., our stockholders as of the UMG Record Date).

Neither the Sponsor Warrants nor the Director Warrants will become warrants in UMG, and they will therefore not result in any dilution to UMG. In lieu thereof, the Sponsor Warrants and Director Warrants will be treated as summarized under “RemainCo” below. Unlike typical de-SPAC business combinations, UMG will have no dilutive securities outstanding in respect of SPAC warrants or founders’ shares following its listing and our purchase of the UMG shares.

RemainCo

The Company will continue to exist following the UMG Business Combination. It will not disappear into UMG and it will not liquidate. For the purpose of this Offer to Exchange, we refer to the Company following the UMG Business Combination as “RemainCo.”

RemainCo will seek to undertake a business combination with an operating company (the “Future Business Combination”), and that combination will not take the form of a share purchase of a minority position.

Assuming no redemptions of shares pursuant to the Redemption Offer, (i) RemainCo will have approximately $1.6 billion in cash and (ii) the Pershing Square Funds will have the option to provide up to an additional $1.4 billion of cash though purchases of additional Class A Common Stock in connection with the Future Business Combination pursuant to the Amended Pershing Square Funds FPA. The price per share at which the Pershing Square Funds may exercise such Amended Pershing Square Funds FPA will equal RemainCo’s Net Asset Value per share at the time of such purchase (“NAV”).

The Sponsor Warrants will not be exercised in connection with the UMG Business Combination. Instead, they will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV (as that term is defined for purposes of the final purchase pursuant to the Amended Pershing Square Funds FPA).

The Director Warrants will not be exercised in connection with the UMG Business Combination. Instead, the Directors will exchange approximately 72% of the Director Warrants for shares of Class A Common Stock and the remaining approximately 28% will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV. Specifically, (i) the holders of the Director Warrants will receive, in exchange for approximately 72% of the Director Warrants, an aggregate of 1,167,450 shares of Class A Common Stock (a number of shares with a value, based on volume-weighted average trading prices over an averaging period before execution of the Share Purchase Agreement, equal to approximately 72% of the fair market value of the Director Warrants as determined by a third-party valuation firm), (ii) such shares will participate in the PSTH UMG Distribution and be eligible to receive SPARC securities and (iii) the remainder of the Director Warrants (covering approximately 0.07% of the fully diluted shares of the combined company after our Future Business Combination, which is approximately 28% of the percentage covered by the original Director Warrants) will remain in place with their exercise price adjusted to equal 120% of the Company’s NAV. We will also issue, alongside those shares, warrants equivalent to 259,433 Tontine Warrants. These warrants are not included in the pro-rata distribution of the 44,444,444 Tontine Warrants we will distribute to those holders of record of Class A Common Stock following the completion of the Redemption Offer.

Following the completion of the Share Purchase and Liquidating Trust Distribution, we may elect to simplify the capital structure of the Company by calling for redemption, in accordance with the terms of the Warrant Agreement, any Public Warrants not exchanged in the Warrant Exchange Offer and all of our Tontine Warrants (together, the “Remaining Warrants” and such redemption the “Remaining Warrant Redemption”). Assuming we do so, the holders of Remaining Warrants will have 30 days to exercise their Remaining Warrants on a “cashless” basis pursuant to the then-existing Cashless Exercise Chart (adjusted as set forth under “—The Warrant Exchange Offer” above). Following such 30-day period, we will redeem any Remaining Warrants that have not been exercised for $0.10 per Remaining Warrant.

SPARC

An affiliate of our Sponsor has sponsored a newly-formed entity, Pershing Square SPARC Holdings, Ltd. (“SPARC”). SPARC is a Cayman Islands exempted company. While SPARC is an acquisition company, it is not a conventional SPAC. Unlike a conventional SPAC, SPARC does not intend to raise capital through an underwritten IPO in which investors commit capital upfront – before knowing the company with which it will combine. Instead, SPARC intends to issue warrants (“SPARC Warrants”) for no consideration to PSTH stockholders of record as of a record date that SPARC will announce. SPARC has informed us that it intends to set a record date for its distribution of SPARC Warrants at some time after the closing of the Redemption Offer and Warrant Exchange Offer. The SPARC Warrants will be exercisable for common shares at a price of $20.00 per share, but only after SPARC enters into a definitive agreement for its initial business combination. SPARC expects that the SPARC Warrants will trade on the NYSE or Nasdaq. The SPARC Warrant distribution remains subject to SEC and stock exchange review, and will take place only once a registration statement has been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No assurance can be given that SPARC will be ultimately effectuated on the above outlined terms or at all.

Exemption from Registration

We are relying on Section 3(a)(9) of the Securities Act to exempt the Warrant Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders or exchanges in the Warrant Exchange Offer.

We encourage you to read this Offer to Exchange carefully and in full. In particular, you should review the matters discussed under the section entitled “Risk Factors” beginning on page 54 of this Offer to Exchange.

Sincerely,

William A. Ackman

Chief Executive Officer and Chairman

Pershing Square Tontine Holdings, Ltd.

IMPORTANT

If you want to tender all or part of your Public Warrants for exchange, you must do one of the following before the Warrant Exchange Offer expires at 11:59 p.m., New York City time, at the end of August 9, 2021 (unless the Warrant Exchange Offer is extended):

•

if your Public Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Public Warrants for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Warrant Exchange Offer. Accordingly, beneficial owners wishing to participate in the Warrant Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee promptly in order to determine the times by which such owner must take action in order to participate in the Warrant Exchange Offer;

•

if you hold certificates registered in your own name or your Public Warrants are held in book entry form on the records of the Depositary, complete and sign an Exchange Offer Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares of Public Warrants and any other documents required by the Exchange Offer Letter of Transmittal, to the Depositary; and

•

if you are an institution participating in The Depository Trust Company, exchange your Public Warrants according to the procedure for book-entry transfer described in this Offer (see “The Warrant Exchange Offer — Book-Entry Delivery”).

We are not making the Warrant Exchange Offer to stockholders in any jurisdiction where it would be illegal to do so. However (i) we may, at our sole discretion, take any actions we deem necessary or appropriate to enable us to make the Warrant Exchange Offer to warrantholders in any such jurisdiction and (ii) the foregoing shall not impact the requirement to comply with Rule 13e-4(f)(8) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Exchange.

THE STATEMENTS MADE IN THIS OFFER TO REDEEM, INCLUDING ITS ANNEXES, ARE MADE SOLELY BY THE COMPANY. THE FILING AND DELIVERY OF THIS OFFER TO EXCHANGE AND THE RELATED EXCHANGE OFFER LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT ANY STATEMENT OR REPRESENTION IS BEING MADE IN RESPECT OF THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE BY UMG, VIVENDI OR ANY OF THEIR RESPECTIVE AFFILIATES NOR SHALL SUCH PERSONS BE RESPONSIBLE FOR SUCH DOCUMENTS OR ANY INFORMATION CONTAINED THEREIN. THE INFORMATION CONTAINED IN ANNEX A WAS DERIVED BY THE COMPANY FROM INFORMATION PROVIDED BY UMG TO THE AUTHORITY FOR THE FINANCIAL MARKET (AFM) IN CONNECTION WITH ITS LISTING APPLICATION ON EURONEXT AMSTERDAM, AND IS SUBJECT TO REVISION BASED ON COMMENTS FROM AFM. NEITHER UMG, NOT VIVENDI NOR ANY OF THEIR RESPECTIVE AFFILIATES ASSUME ANY RESPONSIBILITY FOR THE USE BY THE COMPANY OF SUCH INFORMATION HEREIN.

THE STATEMENTS MADE IN THIS OFFER TO EXCHANGE ARE MADE AS OF THE DATE ON THE COVER PAGE. THE DELIVERY OF THIS OFFER TO EXCHANGE AND THE RELATED

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LETTER OF TRANSMITTAL AND CONSENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

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CERTAIN DEFINED TERMS	1
SUMMARY TERM SHEET	5
SUMMARY HISTORICAL FINANCIAL INFORMATION	23
SUMMARY UNAUDITED PRO-FORMA FINANCIAL INFORMATION	28
QUESTIONS AND ANSWERS ABOUT THE WARRANT EXCHANGE OFFER, THE UMG BUSINESS COMBINATION AND REMAINCO	30
FORWARD-LOOKING STATEMENTS	52
RISK FACTORS	54
THE WARRANT EXCHANGE OFFER	116
THE UMG BUSINESS COMBINATION	129
THE UMG BUSINESS COMBINATION DOCUMENTS	155
REMAINCO	160
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	163
INFORMATION ABOUT THE COMPANY	170
MANAGEMENT OF THE COMPANY	177
MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	184
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	189
DESCRIPTION OF SECURITIES	192
COMPARISON OF STOCKHOLDER RIGHTS	207
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	218
PRICE RANGE OF SECURITIES	224
WHERE YOU CAN FIND MORE INFORMATION	225

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CERTAIN DEFINED TERMS

Unless otherwise stated in this Offer to Exchange or the context otherwise requires, references to:

•	“Amended Pershing Square Funds FPA” are to the Pershing Square Funds FPA as amended and restated as set forth in the Pershing Square Entities Letter;

•

“Additional Forward Purchase Units” are to the up to 100,000,000 Forward Purchase Units (or such greater amount as determined by mutual agreement of the Company and the Pershing Square Funds) that the Pershing Square Funds may elect to purchase pursuant to the Pershing Square Funds FPA;

•	“Affiliate Transferees” are to any entity that is managed by PSCM;

•	“Applicable Federal Rate” are to the minimum interest rate that the Internal Revenue Service allows for private loans;

•	“Class B Common Stock” are to the shares of Class B common stock, par value $0.0001 per share, of the Company;

•	“Certificate of Incorporation” are to the Company’s Second Amended and Restated Certificate of Incorporation, dated July 16, 2020, as amended from time to time;

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“Combination Period” means the period ending July 24, 2022 (or January 24, 2023 if the Company has executed a letter of intent, agreement in principle or definitive agreement for its initial business combination by July 24, 2022 but has not completed its initial business combination by such date);

•	“Common Stock” are to our Class A Common Stock and our Class B Common Stock, collectively;

•	“Committed Forward Purchase Units” are to the 50,000,000 Forward Purchase Units that the Pershing Square Funds have committed to purchase pursuant to the Pershing Square Funds FPA;

•	“Depositary” are to Continental Stock Transfer & Trust Company;

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“Director FPAs” are to the agreements, dated July 21, 2020, providing for the sale of an aggregate amount of $6,000,000 of Forward Purchase Units to the Director Forward Purchasers, in one or more private placements in such amounts and at such time or times as the Director Forward Purchasers determine, but no later than simultaneously with the closing of our initial business combination;

•	“Director Forward Purchasers” are to Michael Ovitz and Jacqueline Reses;

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“Director Warrants” are to the warrants purchased by our directors, other than William A. Ackman, in private placements which closed simultaneously with the IPO, for an aggregate amount of $2,837,500, which will be amended as described herein;

•	“Forward Purchase Agreements” are to the Director FPAs and the Pershing Square Funds FPA;

•	“Forward Purchase Securities” are to the Forward Purchase Units, Forward Purchase Shares, Forward Purchase Warrants, and shares of Class A Common Stock underlying the Forward Purchase Warrants;

•

“Forward Purchase Shares” are to the shares of our Class A Common Stock to be issued pursuant to the Pershing Square Funds FPA and to certain directors purchasing Forward Purchase Units, which will generally have identical terms to those of the shares of Class A Common Stock issued in the Company’s IPO, except as described in the prospectus for the Company’s IPO;

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“Forward Purchase Warrants” are to the warrants to purchase shares of our Class A Common Stock to be issued pursuant to the Pershing Square Funds FPA and to certain directors purchasing Forward Purchase Units, which will generally have identical terms to those of the Public Warrants, except as described herein;

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“Forward Purchase Units” are to units each consisting of one share of Class A Common Stock, a warrant equivalent to 2/9ths of a Tontine Warrant and a warrant equivalent to 1/9th of a Public Warrant issuable pursuant to the Pershing Square Funds FPA and the Director FPAs;

•	“GAAP” are to the generally accepted accounting principles of the United States;

•	“Indemnification Agreement” are to the Indemnification Agreement, dated June 20, 2021, by and between the Company and Vivendi;

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“IPO” are to the Company’s initial public offering of 200,000,000 units, each of which included one share of Class A Common Stock (which share also included the right to receive 2/9ths of a Tontine Warrant) and 1/9th of a Public Warrant, which was completed on July 24, 2020;

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“Letter Agreement” are to that certain letter agreement entered into by and among our Sponsor, directors and certain officers at the time of our IPO, pursuant to which such persons agreed, among other things, to waive their redemption rights with respect to any shares of Class A Common Stock held by them in connection with our initial business combination;

•	“Listing” are to the admission to trading and listing of UMG’s ordinary shares on the regulated markets of Euronext Amsterdam N.V.;

•	“Management” or our “Management Team” are to our directors and officers;

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“NAV” means the net asset value per share of the Company as further described under “RemainCo—Capitalization of RemainCo” and with respect to the Sponsor Warrants and Director Warrants, as amended and described herein, NAV is defined to mean the NAV for purposes of the final purchase pursuant to the Amended Pershing Square Funds FPA;”;

•	“Outstanding Warrants” are to the Public Warrants, the Sponsor Warrants and Director Warrants;

•

“Pershing Square Entities Letter” are to the letter agreement entered into on June 20, 2021, concurrently with the Share Purchase Agreement among the Company, our Sponsor, the Pershing Square Funds and the Company’s independent directors, as described herein;

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“Pershing Square Funds” are to Pershing Square, L.P., a Delaware limited partnership, Pershing Square International, Ltd., a Cayman Islands exempted company, and Pershing Square Holdings, Ltd., a Guernsey company, which funds are managed by PSCM and are, collectively, the members of our Sponsor and the Forward Purchasers;

•

“Pershing Square Funds Commitment” are to the Pershing Square Funds Commitment entered into in connection with the Share Purchase Agreement which is comprised of $1.0 billion of Committed Forward Purchase Units and $600 million of Additional Forward Purchase Units;

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“Pershing Square Funds FPA” are to an agreement, dated July 21, 2020, providing for the sale of our Forward Purchase Units to the Pershing Square Funds (or any Affiliate Transferees) in one or more private placements in such amounts and at such time or times as the Pershing Square Funds determine, but no later than simultaneously with the closing of our initial business combination;

•	“PSCM” are to Pershing Square Capital Management, L.P., a registered investment advisor under the Investment Advisers Act of 1940, as amended;

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“Public Stockholders” are to the holders of the Public Shares (whether acquired during or after our IPO), including our Sponsor and its affiliates and the PSCM Management Team, to the extent that such persons or entities purchase shares of the Class A Common Stock issued in the IPO (whether acquired during or after the IPO), provided that such status as a “Public Stockholder” shall only exist with respect to such shares;

•	“Public Shares” are to the shares of Class A Common Stock sold in our IPO, which was completed on July 24, 2020;

•	“Public Warrants” are to the 22,222,222 outstanding distributable redeemable warrants of the Company that were originally included in the units issued in connection with the Company’s IPO;

•	“Registration Rights Agreement” are to the Registration Rights Agreement, dated June 20, 2021, by and among the Company, our Sponsor and UMG.

•	“Sponsor” are to Pershing Square TH Sponsor, LLC, a Delaware limited liability company;

•	“Sponsor Warrants” are to the warrants purchased by our Sponsor in a private placement simultaneously with our IPO for an aggregate amount of $65,000,000 and which will be amended as described herein;

•	“Tontine Distribution Time” are to the time at which the Tontine Warrants will be distributed;

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“Tontine Warrants” are to the aggregate of 44,444,444 distributable redeemable warrants which will be distributed on a pro-rata basis only to holders of record of the Class A Common Stock that are outstanding after the closing of the Redemption Offer;

•	“Trust Account” are to the Company’s “Trust Account” as defined in the Certificate of Incorporation;

•

“UMG Business Combination Documents” are to the Share Purchase Agreement, the Pershing Square Entities Letter, the Registration Rights Agreement, the Indemnification Agreement and the other agreements described in “The UMG Business Combination Documents — Other Agreements.”

•	“Universal Shareholders’ Agreement” are to the Shareholders Agreement, dated February 26, 2021, by and among the UMG, Vivendi, Concerto Investment B.V. and Scherzo Investment B.V.;

•	“Vivendi Distribution” are to the contemplated distribution by Vivendi of 60% of UMG’s ordinary shares of UMG to the shareholders of Vivendi prior to the Listing;

•	“Warrant Agreement” are to the Warrant Agreement, dated July 21, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

Unless otherwise specified, the pro-forma financial statements and equity ownership set forth in this Offer to Exchange make the following assumptions:

•	No shares of Class A Common Stock are redeemed pursuant to the Redemption Offer;

•	All 22,222,222 Public Warrants are exchanged pursuant to the Warrant Exchange Offer, resulting in the issuance of 5,888,888 shares of Class A Common Stock to holders of Public Warrants;

•

The Pershing Square Funds are issued 80,000,000 shares of Class A Common Stock (along with warrants equivalent to (i) 8,888,888 Public Warrants and (ii) 17,777,777 Tontine Warrants) for an aggregate purchase price of $1.6 billion pursuant to the Pershing Square Funds FPA;[3]

•

The Director Forward Purchasers are issued 300,000 shares of Class A Common Stock (along with warrants equivalent to (i) 33,332 Public Warrants and (ii) 66,666 Tontine Warrants) for an aggregate purchase price of $6 million pursuant to the Director FPAs;

•

The Pershing Square Funds are issued 2,355,555 shares of Class A Common Stock in exchange for warrants equivalent to 8,888,888 Public Warrants issued to them, and the directors are issued 8,832 shares of Class A Common Stock in exchange for warrants equivalent to 33,332 Public Warrants issued to them, in each case at the exchange ratio in the Warrant Exchange Offer; and

•	The holders of the Director Warrants will receive, in exchange for approximately 72% of the Director Warrants, an aggregate of 1,167,450 shares of Class A Common Stock (a number of shares with a value, based on volume-weighted average trading prices over an averaging period before execution of the Share Purchase Agreement, equal to approximately 72% of the fair market value of the Director Warrants as determined by a third-party valuation firm) and the remainder of the Director Warrants (covering approximately 0.07% of the fully diluted shares of the combined company after our Future Business Combination, which is approximately 28% of the percentage covered by the original Director Warrants) will remain in place with their exercise price adjusted to equal 120% of the Company’s NAV. We will also issue, alongside those shares, warrants equivalent to 259,433 Tontine Warrants.

[3]

The number of warrants issuable per share of Class A Common Stock pursuant to the exercise of these Forward Purchase Agreements is the same as the number of Public Warrants and Tontine Warrants per share to which holders were entitled if they purchased units in our initial public offering and continued to hold those units through our initial business combination

When we refer to the “Maximum Redemption Scenario” we make the same assumptions as set forth above, except that we assume:

•	The aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer is $2.0 billion;

•

The Pershing Square Funds are issued 150,000,000 shares of Class A Common Stock (along with warrants equivalent to (i) 16,666,666 Public Warrants and (ii) 33,333,333 Tontine Warrants) for an aggregate purchase price of $3.0 billion pursuant to the Pershing Square Funds FPA; and

•	The Pershing Square Funds are issued 4,416,666 shares of Class A Common Stock in exchange for warrants equivalent to 16,666,666 Public Warrants issued to them.

We selected this Maximum Redemption Scenario because it shows the lowest net equity and cash amounts that still satisfy the conditions under the Share Purchase Agreement as well as the lowest pro-forma ownership for our Public Stockholders.

SUMMARY TERM SHEET

This summary term sheet highlights important information regarding the Warrant Exchange Offer and the Redemption Offer (together, the “Offers”), the UMG Business Combination and RemainCo.

For a more complete description of the terms of the Offers, the UMG Business Combination and RemainCo, you should carefully read this entire Offer to Exchange and related materials, including the Exchange Offer Letter of Transmittal. We have included references to the sections of this Offer to Exchange where you will find a more complete description of the topics addressed in this summary term sheet.

Part 1 – The Warrant Exchange Offer

The Offeror	Pershing Square Tontine Holdings, Ltd., a Delaware corporation.

Subject Securities	All outstanding Public Warrants.

Terms of the Warrant Exchange Offer	Exchange of Public Warrants for 0.2650 shares of Class A Common Stock per Public Warrant tendered for exchange.

Expiration Time	The Warrant Exchange Offer will expire at 11:59 p.m., New York City time, on August 9, 2021, unless, and as, extended or earlier terminated

Extension, Amendment, and Termination of the Warrant Exchange Offer

We reserve the right to extend or amend the Warrant Exchange Offer.

If we extend the Warrant Exchange Offer, we will delay the acceptance of any shares of Class A Common Stock that have been tendered. We will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Time if we decide to extend the Warrant Exchange Offer. We will announce any amendment to the Warrant Exchange Offer by making a public announcement of the amendment through Business Wire or another comparable service. We reserve the right to terminate the Warrant Exchange Offer under certain circumstances. We anticipate extending the Warrant Exchange Offer as necessary to address any SEC comments on this Offer to Exchange or related materials filed in connection with the Warrant Exchange Offer.

See “The Warrant Exchange Offer—Extension, Termination and Amendment of the Warrant Exchange Offer” beginning on page 117.

Purpose of the Warrant Exchange Offer	Since we are not combining with UMG, our Public Warrants will not become exercisable for shares in a combined operating company as would be typical in SPAC transactions. To provide appropriate treatment for the Public Warrants in this situation, we are conducting the Warrant Exchange Offer, which will give exchanging holders of Public Warrants the opportunity to participate in the PSTH UMG Distribution.

Conditions to the Warrant Exchange Offer	The Warrant Exchange Offer is not conditioned on the tender of any minimum number of Public Warrants. The Warrant Exchange Offer is, however, subject to the following conditions (which may be waived by the Company in its sole and absolute discretion): (i) the Redemption Tender Offer having been completed; (ii) the Share Purchase Agreement not having been terminated and the Company having no reason to believe that the transactions contemplated by the Share Purchase Agreement will not be completed pursuant thereto; and (iii) other customary conditions.

If any of the Closing Conditions are not satisfied or waived prior to the Expiration Time, the Company reserves the right to terminate the Warrant

Exchange Offer or extend it until such conditions are satisfied or waived (subject to applicable law). If we terminate the Warrant Exchange Offer, we will NOT exchange any Public Warrants for Shares of Class A Common Stock pursuant to the Warrant Exchange Offer and we may elect not consummate any of the transactions described herein.

Determination of Exchange Ratio

We calculated the Exchange Ratio using substantially the same terms as would apply to a cashless exercise of such warrants pursuant to the terms of the Warrant Agreement. Specifically, we determined the exchange ratio based on the Cashless Exercise Chart, assuming for this purpose that (i) the “period to expiration of warrants” as it appears in that table is 60 months and (ii) the “Fair Market Value of Shares of Class A Common Stock” as it appears in that table is the average of the Class A Common Stock’s volume-weighted average trading prices during the 10 trading days ending on and including July 7, 2021.

See “The Warrant Exchange Offer—Exchange Ratio” beginning on page 156.

Fractional Shares

No fractional shares will be issued in the Warrant Exchange Offer. Any fractional amounts will be rounded down to the nearest whole share of Class A Common Stock and cash will be paid in lieu of such fractional amounts.

See “The Warrant Exchange Offer—Treatment of Fractional Shares” beginning on page 117.

Proposed Amendments

As a result of the distribution of UMG Shares as part of the UMG Business Combination, the Public Warrant exercise price will be reduced by the value, per share of Class A Common Stock, of the UMG Shares that will be distributed in the UMG Business Combination. Assuming no shares are tendered into the Redemption Offer, as set forth under “Certain Defined Terms” and that the Board determines that the fair market value of the UMG Shares is the price that we have agreed to pay for the UMG Shares, we expect that the exercise price will be reduced from $23.00 per share to approximately $9.37 per share. Holders who exchange Public Warrants for shares in the Warrant Exchange Offer will, by tendering, be consenting to the Proposed Amendments. Those amendments clarify that the share prices that appear at the top of the Cashless Exercise Chart in the Warrant Agreement and the trigger prices allowing us to redeem warrants will each be reduced by that same amount. Those adjustments will also apply to the Tontine Warrants.

Eligible holders of Public Warrants may not deliver consents to the Proposed Amendments (“Consents”) without tendering their Public Warrants for exchange, and eligible holders of Public Warrants who validly tender their holders of Public Warrants for exchange will be deemed to have validly delivered their Consents to all of the Proposed Amendments. Pursuant to the Warrant Agreement, the consents of the holders of not less than 65% of the outstanding number of warrants must be obtained for the amendments to the Warrant

Agreement to be effective. We refer to the Consents required for the Proposed Amendments to become effective as the “Requisite Consents.” For more information see

“The Warrant Exchange Offer —Proposed Amendments” beginning on page 117.

Procedures for Tendering

To tender your Public Warrants for exchange and to deliver Consents prior to the expiration of the Warrant Exchange Offer, you must (i) electronically transmit your acceptance of the Warrant Exchange Offer through ATOP, which is maintained by the Depository Trust Company (“DTC”), and by which you will agree to be bound by the terms and conditions set forth in this Offer to Exchange, or (ii) deliver to the Depositary a duly executed Exchange Offer Letter of Transmittal.

A tender or Consent will be deemed to be received after you have expressly agreed to be bound by the terms of the Warrant Exchange Offer, which is accomplished by (i) the transmittal of an agent’s message to the Depositary by DTC in accordance with its ATOP procedures, or (ii) by delivery to the Depositary of a duly executed Exchange Offer Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Exchange. Please note that we will not exchange your Public Warrants in the Warrant Exchange Offer unless the Depositary receives the required confirmation prior to the Expiration Time. If a broker, dealer, commercial bank, trust company or other nominee holds your Public Warrants, it is likely that it has an earlier deadline for you to act to instruct it to accept the Warrant Exchange Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We will not accept any alternative, conditional or contingent tenders. No fractional Public Warrants may be tendered for exchange.

There are no guaranteed delivery procedures available with respect to the Warrant Exchange Offer under the terms of this Offer to Exchange or any related materials. Holders must tender their Public Warrants in accordance with the procedures set forth in this Offer to Exchange. See “The Warrant Exchange Offer—Procedures for Exchanging Public Warrants and Delivery of Consents” beginning on page 121.

Withdrawal Rights

You may withdraw any Public Warrants you have tendered for exchange or revoke your Consent at any time before the Expiration Time (and provided you have notified your broker, dealer, commercial bank, trust company or other nominee in advance of their applicable deadline). We cannot assure you that we will extend the Warrant Exchange Offer or, if we do, of the length of any extension we may provide.

See “The Warrant Exchange Offer—Withdrawal Rights” beginning on page 124.

Withdrawal Procedure	You (or your broker, dealer, commercial bank, trust company or other nominee) must deliver, on a timely basis prior to the Expiration Time, which is at 11:59 p.m., New York City time, on August 9, 2021 (unless we extend it), a written notice of your withdrawal to the Depositary at the address appearing on the last page of this Offer to Exchange. Your notice of withdrawal must (i) specify the name of the participant for whose account such Public Warrants were tendered and such participant’s account number at DTC to be credited with the withdrawn Public Warrants, (ii) contain the title and number of Public Warrants to be withdrawn and (iii) be signed by such participant in the same manner as the participant’s name is listed on the applicable “agent’s message” or Exchange Offer Letter of Transmittal. If you hold your shares of Class A Common Stock through a broker, dealer, commercial bank, trust company or other nominee please speak to them regarding the applicable withdrawal procedures and deadlines.

See “The Warrant Exchange Offer—Withdrawal Rights” beginning on page 124.

Market Price of Public Warrants	Public Warrants are traded on the NYSE under the symbol “PSTH.WS”. The closing price of our Public Warrants on the NYSE on July 7, 2021 (the last full trading day prior to the commencement of the Warrant Exchange Offer) was $5.65 per Public Warrant. Our Class A Common Stock is also traded on the NYSE under the symbol “PSTH.” The closing price of our Class A Common Stock on the NYSE on July 7, 2021 (the last full trading day prior to the commencement of the Warrant Exchange Offer) was $22.07 per share.

Appraisal Rights	No appraisal rights will be available to warrantholders in connection with the Warrant Exchange Offer. See “The UMG Business Combination—Appraisal Rights” beginning on page 154.

Time of Issuance	We will issue shares of Class A Common Stock in exchange for Public Warrants we accept for exchange promptly after the Expiration Time. We refer to the date on which such payment is made as the “Warrant Exchange Settlement Date.” If the Warrant Exchange Offer is not extended or earlier terminated, we expect that the Warrant Exchange Settlement Date will be August 11, 2021. See “The Warrant Exchange Offer—Exchange of Public Warrants and Issuance of Shares of Class A Common Stock” beginning on page 125.

Payment of Brokerage Commissions	If you are a registered holder of Public Warrants and you tender your Public Warrants directly to the Depositary, you will not incur any brokerage commissions. If you hold Public Warrants through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See “The Warrant Exchange Offer—Procedures for Exchanging Public Warrants and Delivery of Consents” beginning on page 121.

U.S. Federal Income Tax Consequences of the Offer	Holders of Public Warrants are urged to review the section entitled “Certain United States Federal Income Tax Consequences” beginning on page 163, for more information regarding the material U.S. federal income tax consequences of the Warrant Exchange Offer.

Securities Act Exemption	The shares of Class A Common Stock to be exchanged for the Public Warrants have not been registered with the SEC. The issuance of such shares upon exchange of the Public Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. The shares of Class A Common Stock that you receive in the Warrant Exchange Offer will be freely-tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.
“The Warrant Exchange Offer—Resale of Shares of Class A Common Stock Received Pursuant to the Warrant Exchange Offer” beginning on page 153.

Depositary	Continental Stock Transfer & Trust Company

Summary Risk Factors Relating to the Warrant Exchange Offer

•  The only way for a holder of a Public Warrant to participate in the PSTH UMG Distribution through their Public Warrant is by tendering it for exchange in this Warrant Exchange Offer

•  There is no guarantee that your decision whether to exchange your Public Warrants in this Warrant Exchange Offer will put you in a better future economic position.

•  Holders of Public Warrants who wish to exchange their Public Warrants in this Warrant Exchange Offer must comply with specific requirements for exchange. A failure to comply with such requirements will result in such holder not participating in the Warrant Exchange Offer and such requirements may make it more difficult for them to exchange their Public Warrants prior to the Expiration Time.

•  If a holder fails to receive notice of our Offer to Exchange their Public Warrants, or fails to comply with the procedures for tendering their Public Warrants, such warrants may not be exchanged.

•  There is uncertainty regarding the U.S. income federal tax consequences of the Warrant Exchange Offer to the holders of Public Warrants.

For a more complete discussion of the risks relating to the Warrant Exchange Offer, please refer to the section entitled “Risk Factors—Risks Relating to the Warrant Exchange” of this Offer to Exchange.

Information Agent	Morrow Sodali, LLC

Further Information	You may direct questions and requests for assistance to the Depositary or the Information Agent, at the contact information set forth on the last page of this Offer to Exchange. You may direct requests for additional copies of this Offer to Exchange to the Information Agent.

Part 2 – The UMG Business Combination

The UMG Business Combination

The terms and conditions of the Share Purchase are contained in the Share Purchase Agreement. The Share Purchase Agreement is attached to the Schedule TO filed in respect of the Warrant Exchange Offer as Exhibit (d)(i) and we encourage you to read the Share Purchase Agreement carefully, as it is the legal document that governs the Share Purchase.

The distribution of the UMG shares acquired in the Share Purchase to our stockholders is described below under “–Distribution of UMG Shares to PSTH Stockholders.”

Consideration	The Company will pay $3,949 million in cash to Vivendi as consideration for the UMG Shares upon the consummation of the Share Purchase.

Distribution of UMG Shares to PSTH Stockholders

Liquidating Trust

On or about the time of the consummation of the Share Purchase, we will transfer the UMG Shares into the Liquidating Trust and distribute the Trust Interests in the Liquidating Trust Distribution to holders of Class A Common Stock of record as of the UMG Record Date. The UMG Record Date will be after completion of the Redemption Offer and the completion of the Warrant Exchange Offer.

The Trust Interests will entitle holders of Class A Common Stock of record as of the UMG Record Date to their pro-rata share of UMG Shares in the PSTH UMG Distribution.

The Trust Interests will be non-transferable and will be issued under a trust agreement to be entered into by the Company and a trustee chosen by the Company. We expect Trust Interests to be handled in brokerage accounts in a manner similarly to a contingent value right or other similar right however you should speak to your broker regarding your individual circumstances.

For holders of Class A Common Stock on the UMG Record Date, this mechanic will result in an identical number of UMG Shares being distributed to them as had the Company not used the Liquidating Trust mechanic.

We expect the Liquidating Trust to liquidate and distribute UMG Shares to holders of the Trust Interests in the fourth quarter of 2021 as further described below.

We are utilizing the Liquidating Trust in order to simplify RemainCo’s balance sheet which will allow it to pursue the Future Business Combination more expediently, as well as for tax and other legal reasons.

For additional information see “The UMG Business Combination—Distribution of UMG Shares to PSTH Stockholders—Liquidating Trust” beginning on page 130.

Registration of UMG Shares The Company, the Sponsor and UMG have entered into a Registration Rights Agreement to provide for the filing of a registration statement with the SEC in respect of the distribution of UMG Shares (the “Distribution Registration Statement”) for purposes of the PSTH UMG Distribution and certain related matters. The Registration Rights Agreement provides that beginning on the earlier of (i) the Vivendi Distribution and (ii) October 1, 2021, UMG shall prepare and, as promptly thereafter as practicable, file with the SEC the Distribution Registration Statement.

Distribution of UMG Shares

Once the Distribution Registration Statement is declared effective, the UMG Shares will be distributed to the holders of the Company’s Class A Common stock as of the UMG Record Date (the “PSTH UMG Distribution ”). The Company expects this to occur by the end of the year. No fractional shares of UMG Shares will be issued and any fractional shares will be rounded down to the nearest whole number and cash will be paid in lieu thereof.

For additional information see “The UMG Business Combination — Distribution of UMG Shares to PSTH Stockholders —Registration of UMG Shares” beginning on page 130.

Reasons for the UMG Business Combination	On June 19, 2021, the Board of Directors unanimously approved the UMG Business Combination and the UMG Business Combination Documents and determined that the UMG Business Combination is in the best interests of the Company and its stockholders. For more information on the Company’s Reasons for the UMG Business Combination, see “The UMG Business Combination — The Board of Director’s Consideration and Reasons for Approving the UMG Business Combination” beginning on page 140.

Opinion of the Financial Advisor to the Board of Directors

The Board of Directors retained Perella Weinberg to act as its financial advisor in connection with a potential transaction involving UMG. On June 19, 2021, Perella Weinberg orally rendered its opinion (which was subsequently confirmed in writing by delivery of Perella Weinberg’s written opinion addressed to the Board of Directors dated June 19, 2021) to the Board of Directors to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the consideration of $3,949,340,400, to be paid by the Company for the UMG Shares pursuant to the Share Purchase Agreement is fair, from a financial point of view, to the Company.

The full text of Perella Weinberg’s written opinion, dated June 19, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached hereto as Exhibit C to the Schedule TO filed in respect of the Warrant Exchange Offer and is incorporated by reference herein. Holders of Class A Common Stock and other securities of the Company are urged to read Perella Weinberg’s opinion carefully and in its entirety. Perella Weinberg’s opinion was addressed to the Board of Directors for information and assistance in connection with, and for the purposes of its evaluation of, the Consideration to be paid by the Company in the UMG Business Combination and did not address any other aspect or implication of the Share Purchase Agreement or any other agreement, arrangement or understanding. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of the Company securities or Vivendi securities as to how such holders should act with respect to the UMG Business Combination or any other matter (including, without limitation, any election to redeem shares of Class A Common Stock prior to the closing of the Share Purchase Agreement) and does not in any manner address the prices at which shares of the Company securities, Vivendi securities or UMG Ordinary Shares will trade at any time. Perella Weinberg’s opinion does not address the Company’s underlying business decision to enter into the Share Purchase Agreement or the relative merits of the UMG Business Combination as compared with any other strategic alternative which may be available to the Company. Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with the Company from any party. In addition, Perella Weinberg expressed no opinion as to the fairness of the Consideration to, or any consideration received in connection with the UMG Business Combination by, the holders of any class of securities, creditors or other constituencies of the Company. This summary of the opinion of Perella Weinberg is qualified in its entirety by reference to the full text of the opinion.

Interests of Certain Persons in the UMG Business Combination

Holders of shares of Class A Common Stock should be aware that the Pershing Square Funds, the Sponsor and the Company’s directors and officers may have certain interests in the UMG Business Combination that may be different from, or in addition to, the interests of holders of Class A Common Stock generally.

For more information see “The UMG Business Combination—Interests of Certain Persons in the UMG Business Combination” beginning on page 151.

Regulatory Approvals Required for the UMG Business Combination	Completion of the UMG Business Combination is subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

The Company and Vivendi filed Notification and Report Forms with the Antitrust Division and the FTC on June 30, 2021, and the 30-day waiting period is expected to expire at 11:59 p.m., New York City time, on July 30, 2021, unless earlier terminated.

The regulatory approvals to which completion of the UMG Business Combination are subject are described in more detail in the section of this Offer to Exchange under “The UMG Business Combination – Regulatory Approvals Required for the UMG Business Combination” beginning on page 153.

The closing of the Warrant Exchange Offer is not conditioned on any regulatory approvals.

Appraisal Rights	Holders of Class A Common Stock are not entitled to appraisal rights in connection with the UMG Business Combination under Delaware law.

Conditions to the Consummation of the Share Purchase	The mutual obligation of the parties to consummate the Share Purchase is subject to the following conditions: (i) that there is no pending action before any governmental authority seeking to prohibit the consummation of the Share Purchase; (ii) that no provision of any applicable law shall prohibit the consummation of the Share Purchase; and (iii) the expiration or termination of the waiting period under the HSR Act.

The obligation of the Company to consummate the Share Purchase is subject to certain closing conditions, including, but not limited to the following: (i) that the representations and warranties of Vivendi shall be true and correct as of the date of the consummation of the Share Purchase (subject in certain cases to a materiality qualification); (ii) that Vivendi shall have performed in all material respects all of its obligations under the Share Purchase Agreement; (iii) that the Registration Rights Agreement shall have been executed and delivered by UMG (a condition which has been satisfied); and (iv) that the aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer does not exceed $1.0 billion.

The obligation of Vivendi to consummate the Share Purchase is subject to certain closing conditions, including, but not limited to the following: (i) that the representations and warranties of the Company shall be true and correct as of the date of the consummation of the Share Purchase; (ii) Vivendi’s General Shareholders’ Meeting, convened for June 22, 2021, shall have approved the Vivendi Distribution and the Listing (a condition which has been satisfied); (iii) that the Company shall have performed in all material respects all of its obligations under the Share Purchase Agreement; (iv) that the Indemnification Agreement is effective and there is no action pending against or threatened against its validity and enforceability; (v) that there is no action pending against or threatened against the validity and enforceability of the Pershing Square Funds Commitment and the transactions resulting from the enforcement of such commitment; and (vi) that the Company shall have joined as a party to the existing UMG Shareholders’ Agreement.

At the consummation of the Share Purchase, the Company must deliver a certificate providing that, after giving effect to the Redemption Offer and payment of the purchase price under the Share Purchase Agreement, the Company will have $1.0 billion of cash and marketable securities (as defined under U.S. GAAP), in the aggregate.

The consummation of the UMG Business Combination is subject to (i) the consummation of Share Purchase and (ii) establishment of the liquidating trust.

See “The UMG Business Combination Documents—The Share Purchase Agreement—Conditions to the Consummation of the Share Purchase” beginning on page 156.

Termination of the Share Purchase Agreement

Subject to certain exceptions, the Share Purchase Agreement may be terminated at any time prior to the consummation of the Share Purchase by mutual written agreement and:

•  by either Vivendi or the Company, if the Share Purchase shall not have been consummated on or before September 15, 2021;

•  by either Vivendi or the Company if there shall be any applicable law that makes consummation of the Share Purchase illegal or otherwise prohibited or if consummation of the Share Purchase would violate any non-appealable final order, decree or judgment of any governmental authority having competent jurisdiction;

•  by either Vivendi or the Company if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the other party shall have occurred that would cause any of the conditions to the consummation of the Share Purchase not to be satisfied, and such breach or failure to perform is not cured by the defaulting party within 30 calendar days following receipt of written notice thereof;

•  by Vivendi, if the Company fails to complete the Share Purchase on the date that is five business days from the later of (i) the date on which the consummation of the Share Purchase is scheduled to occur in accordance with the terms of the Share Purchase Agreement and (ii) if the conditions to the Company’s obligation to consummate the Share Purchase have been satisfied, and Vivendi delivers a notice to the Company that the conditions to Vivendi’s obligations to consummate the Share Purchase have been satisfied, the date on which such notice is delivered by Vivendi to the Company; and

•  by Vivendi, if the Listing and related matters are not approved at the Vivendi General Meeting (a condition which has been satisfied).

For more information see “The UMG Business Combination Documents—The Share Purchase Agreement—Termination” beginning on page 157.

Other Transaction Documents

Registration Rights Agreement

As described above, the Company, the Sponsor and UMG have entered into a Registration Rights Agreement to provide for the filing of the Distribution Registration Statement for purposes of the PSTH UMG Distribution and certain related matters. The Registration Rights Agreement provides that beginning on the earlier of (i) the Vivendi Distribution and (ii) October 1, 2021, UMG shall prepare and, as promptly thereafter as practicable, file with the SEC the Distribution Registration Statement.

See “The UMG Business Combination Documents—Registration Rights Agreement” beginning on page 158. In addition, the Registration Rights Agreement is attached to the Schedule TO filed in respect of the Warrant Exchange Offer as Exhibit (d)(iii) and we encourage you to read the Registration Rights Agreement carefully.

Indemnification Agreement

The Company and Vivendi have entered into an Indemnification Agreement, pursuant to which the Company will provide a customary securities law indemnification to Vivendi and certain of its affiliated persons in connection with the PSTH UMG Distribution, the Offers and any related registration statement. Pursuant to the Indemnification Agreement, the Company also represents and warrants that after giving effect to the Pershing Square Funds Commitment, the Company shall have $1.0 billion of cash and marketable securities (as defined under U.S. GAAP).

See “The UMG Business Combination Documents—Indemnification Agreement” beginning on page 158. In addition, the Indemnification Agreement is attached to the Schedule TO filed in respect of the Warrant Exchange Offer as Exhibit (d)(iv) and we encourage you to read the Indemnification Agreement carefully.

Pershing Square Funds Commitment

The Pershing Square Funds have each agreed (severally but not jointly) to fulfill or cause to be fulfilled a purchase commitment for such fund’s pro-rata share of $1.6 billion of Forward Purchase Units, pursuant to the Pershing Square Funds FPA. The Pershing Square Funds Commitment is comprised of $1.0 billion of Committed Forward Purchase Units and $600 million of Additional Forward Purchase Units (the “Pershing Square Funds Commitment”). For more information see “UMG Business Combination Documents —Other Agreements” beginning on page 159.

Pershing Square Entities Letter

To provide for certain matters in relation to the UMG Business Combination and RemainCo, the Company, the Sponsor, the Pershing Square Funds, and the Company’s independent directors entered into the Pershing Square Entities Letter. Pursuant to the Pershing Square Entities Letter:

•  The Company and the Pershing Square Funds agreed to amend the Pershing Square Funds FPA as described under“ RemainCo—Amended Pershing Square Funds FPA”;

•  The Company and the Sponsor agreed to amend the terms of the Sponsor Warrants as described under “RemainCo—Sponsor Warrants” below; and

•  The Company and its directors (excluding William A. Ackman) agreed to exchange a portion of the Director Warrants for shares of Class A Common Stock and amend the terms of the remaining Director Warrants as described under “RemainCo—Director Warrants” below;

See “The UMG Business Combination Documents—The Pershing Square Entities Letter.” and “RemainCo” beginning on pages 158 and 160, respectively.

In addition, the Pershing Square Entities Letter is attached to the Schedule TO filed in respect of this Warrant Exchange Offer as Exhibit (d)(ii) and we encourage you to read the Pershing Square Entities Letter carefully.

Pershing Square Funds FPA

Following completion of the Redemption Offer and the Warrant Exchange Offer and shortly before the Share Purchase, the Pershing Square Funds will purchase 80 million Forward Purchase Units for $1.6 billion pursuant to the Pershing Square Funds FPA and certain of our independent directors will purchase 300,000 Forward Purchase Units for $6 million pursuant to the Director FPAs. The Pershing Square Funds (or any Affiliate Transferees) may, but are not obligated to, purchase up to an additional 70 million Forward Purchase Units for $20 per unit. The Pershing Square Funds may choose to make such additional purchases if, among other reasons, the aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer exceeds $600 million, an amount of redemptions that would cause the condition in the

Share Purchase Agreement that the Company continue to have at least $1.0 billion in cash and marketable securities after giving effect to the Share Purchase not to be met.

The warrants equivalent to Public Warrants to be issued as part of the Forward Purchase Units will be exchanged for shares of Class A Common Stock at the same exchange ratio as in the Warrant Exchange Offer. We will also issue warrants equivalent to Tontine Warrants on the issuance of the shares of Class A Common Stock.

All of the shares issued as described in the immediately preceding two paragraphs will be entitled to receive their pro-rata share of non-transferable interests in the Liquidating Trust even if they are issued after the relevant record dates.

The purpose of this treatment is to put the Pershing Square Funds and the Director Forward Purchasers in the same position in respect of the Forward Purchase Shares and Forward Purchase Warrants as an investor who acquired a unit in the Company’s IPO and participated in the Warrant Exchange Offer.

Comparison of Stockholders’ Rights	Holders of Class A Common Stock as of the UMG Record Date will become stockholders of UMG as a result of the UMG Business Combination and if they continue to hold their Class A Common Stock, they will be stockholders in both the Company and UMG. This means that their rights as stockholders will be governed (i) in respect of their continued stockholding in the Company by both our Certificate of Incorporation and Delaware law and, (ii) in respect of the UMG Shares, by UMG’s proposed Amended Articles of Association (the “Proposed Articles”) and Dutch law. See “Comparison of Stockholder Rights” beginning on page 207.

Summary Risk Factors Relating to the UMG Business Combination

•  Holders of our Class A Common Stock will not be afforded an opportunity to vote on the UMG Business Combination, which means we may complete the UMG Business Combination even though a majority of our Public Stockholders do not support the UMG Business Combination.

•  The PSTH UMG Distribution must be made pursuant to an effective registration statement and the declaration of the effectiveness of such a registration statement may be delayed beyond our current expectations or not occur at all.

•  UMG has not made an application to list on any exchange other than the regulated markets of Euronext Amsterdam. If UMG does not list its shares on a national securities exchange in the United States, you may not be able to trade UMG Shares through your existing broker, the market for UMG’s ordinary shares in the United States may be less liquid and UMG’s ordinary shares may trade at a relative discount.

•  Holders of the Company’s Class A Common Stock will have a minority ownership and voting interest in UMG after the UMG Business Combination and will exercise accordingly limited influence on the board of directors, management and policies of UMG.

•  The Company may have a limited ability to assess the management of UMG, and UMG’s management may not have the skills, qualifications or abilities to manage a public company, which could, in turn, negatively impact the value of our stockholders’ investment.

•  Our Sponsor, the Pershing Square Funds and our directors and officers have interests in the UMG Business Combination that are different from or are in addition to other stockholders in the UMG Business Combination.

•  The consummation of the Share Purchase is subject to a number of conditions and if those conditions are not satisfied or waived the Share Purchase Agreement may be terminated in accordance with its terms and the UMG Business Combination may not be completed.

•  If the Company’s due diligence investigation of UMG was inadequate, then warrant holders who tender Public Warrants for exchange in this Warrant Exchange Offer could lose some or all of their investment following the UMG Business Combination.

•  The offering of the SPARC Warrants must be made pursuant to an effective registration statement and the declaration of the effectiveness of such a registration statement may be delayed beyond our current expectations or not occur at all.

For a more complete discussion of the risks relating to the UMG Business Combination, please refer to the section entitled “Risk Factors—Risks Relating to the UMG Business Combination” of this Offer to Exchange.

Information about the Company	The Company is a blank check company incorporated in Delaware on May 4, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Sponsor is a Delaware limited liability company, organized on May 4, 2020. The Sponsor is advised by PSCM, a registered investment adviser under the Investment Act of 1940, as amended, and the members of our Sponsor are the Pershing Square Funds. The Company’s Class A Common Stock and Public Warrants are currently listed on the NYSE under the symbols “PSTH” and “PSTH.WS,” respectively. The mailing address of the Company’s principal executive office is 787 Eleventh Avenue, Ninth Floor, New York, NY 10019.

Information About UMG	UMG is the world leader in music-based entertainment, with a broad array of businesses engaged in recorded music, music publishing, merchandising and audiovisual content in more than 60 countries. Featuring the most comprehensive catalog of recordings and songs across every musical genre, UMG identifies and develops artists and produces and distributes the most critically acclaimed and commercially successful music in the world. Committed to artistry, innovation and entrepreneurship, UMG fosters the development of services, platforms and business models in order to broaden artistic and commercial opportunities for its artists and create new experiences for fans. Additional information regarding UMG’s business, financial conditions and results of operations is included as Annex A.

Part 3 – RemainCo

The Company will continue to exist following the completion of the UMG Business Combination and intends to pursue its Future Business Combination in due course. At certain points in this Offer to Exchange we use the term “RemainCo” for clarity to describe the Company following the UMG Business Combination, however, the Company will continue to exist following the UMG Business Combination. It will not disappear into UMG and it will not liquidate following the UMG Business Combination.

Ownership of RemainCo	The expected ownership of RemainCo assuming no redemptions in the Redemption Offer and in accordance with the Maximum Redemption Scenario, as set forth under “Certain Defined Terms” above is described in further detail under “RemainCo—Ownership of Remainco” beginning on page 160.

Capitalization of RemainCo

Assuming no redemptions of shares of Class A Common Stock pursuant to the Redemption Offer, (i) RemainCo will have approximately $1.6 billion in cash and (ii) the Pershing Square Funds will have the option to provide up to an additional $1.4 billion of cash though purchases of additional Class A Common Stock in connection with the Future Business Combination pursuant to the Amended Pershing Square Funds FPA. The price per share at which the Pershing Square Funds may exercise such Amended Pershing Square Funds FPA will equal RemainCo’s NAV at the time of such purchase.

The Company expects to undertake a 1:4 reverse stock split so that its NAV will be approximately $22. This stock split will only occur after the issuance of the Tontine Warrants, all warrants in respect of the Forward Purchase Agreements and the Liquidating Trust Distribution.

See “RemainCo—Capitalization of RemainCo” beginning on page 160.

Remaining Warrants

Tontine Warrants

The record date as of which one must be a holder of record of a share Class A Common Stock to be eligible to receive a pro-rata share of the Tontine Warrants will be between the closing of the Redemption Offer and the closing of the Warrant Exchange Offer. The Tontine Warrants will not be eligible to participate in the Warrant Exchange Offer and will be issued prior to the consummation of the Share Purchase.

This is because our Certificate of Incorporation contemplates that the Tontine Warrants will be issued only to holders of the Class A Common Stock issued in our IPO and only following the exercise of redemption rights afforded in connection with our initial business combination (i.e., after the completion of this Redemption Offer). As such our Certificate of Incorporation did not contemplate that any Tontine Warrants would be issued in respect of the shares of Class A Common Stock that will be issued in connection with the Warrant Exchange Offer as such shares were not issued in our IPO.

We will also issue warrants equivalent to Tontine Warrants on exercise of the Pershing Square Funds FPA and Director FPAs, as previously discussed. These warrants are not included in the pro-rata distribution of the 44,444,444 Tontine Warrants we will distribute to those holders of record of Class A Common Stock following the completion of the Redemption Offer.

Adjustment to Remaining Warrants

The Remaining Warrants, including the 44,444,444 Tontine Warrants we will distribute (and warrants equivalent to the Tontine Warrants that will be issued upon the exercise of the Forward Purchase Agreements), along with any of the 22,222,222 currently outstanding Public Warrants that are not exchanged in the Warrant Exchange Offer, will remain outstanding but the exercise price will be reduced, following the consummation of the Share Purchase and the Liquidating Trust Distribution to take into account the per-share value of the Liquidating Trust Distribution and certain other adjustments will be made.

Remaining Warrants Redemption

Following the completion of the Share Purchase and Liquidating Trust Distribution, we may elect to simplify the capital structure of the Company by calling for redemption, in accordance with the terms of the Warrant Agreement, any Remaining Warrants in the Remaining Warrant Redemption. Assuming we do so, the holders of Remaining Warrants will have 30 days to exercise their Remaining Warrants on a “cashless” basis pursuant to the then-existing Cashless Exercise Chart (adjusted as set forth under “—The Warrant Exchange Offer” above). Following such 30-day period, we will redeem any Remaining Warrants that have not been exercised for $0.10 per Remaining Warrant.

See “RemainCo—Remaining Warrants” beginning on page 161.

Sponsor Warrants

The Sponsor Warrants will not be exercised in connection with the UMG Business Combination. Instead, they will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV.

See “RemainCo—Sponsor Warrants” beginning on page 161.

Director Warrants	The Director Warrants will not be exercised in connection with the UMG Business Combination. Instead, the directors will exchange approximately 72% of the Director Warrants for shares of Class A Common Stock and the remaining approximately 28% will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV. Specifically, (i) the holders of the Director Warrants will receive, in exchange for approximately 72% of the Director Warrants, an aggregate of 1,167,450 shares of Class A Common Stock (a number of shares with a value, based on volume-weighted average trading prices over an averaging period before execution of the Share Purchase Agreement, equal to approximately 72% of the fair market value of the Director Warrants as determined by a third-party valuation firm), (ii) such shares will participate in the PSTH UMG Distribution and be eligible to receive SPARC securities and (iii) the remainder of the Director Warrants (covering approximately 0.07% of the fully diluted shares of the combined company after our Future Business Combination, which is approximately 28% of the percentage covered by the original Director Warrants) will remain in place with their exercise price adjusted to equal 120% of the Company’s NAV. We will also issue, alongside those shares, warrants equivalent to 259,433 Tontine Warrants. These warrants are not included in the pro-rata distribution of the 44,444,444 Tontine Warrants we will distribute to those holders of record of Class A Common Stock following the completion of the Redemption Offer.

See “RemainCo—Director Warrants” beginning on page 161.

Summary Risk Factors Relating to RemainCo

•  As an investor in RemainCo, you will not be entitled to certain protections typically afforded to investors of many other blank check companies. Not having those protections may affect the market price of the Class A Common Stock.

•  The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.

•  A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

•  If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements, and our assets and activities may be restricted.

•  Following the completion of the UMG Business Combination, our Sponsor and its affiliates may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support.

•  Certain of our directors and officers are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by the Company (including SPARC) and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

•  The Pershing Square Funds and any Affiliate Transferees have the right to purchase up to $1.4 billion of Class A Common Stock prior to or simultaneously with our Future Business Combination pursuant to the A&R Pershing Square Funds FPA (or such greater amount as mutually agreed upon by us and the Pershing Square Funds), but have no obligation to make such purchase. Our ability to raise additional capital or consummate our Future Business Combination may be adversely impacted if the Pershing Square Funds and any Affiliate Transferees decline to exercise this right.

•  The Pershing Square Funds or any Affiliate Transferees may elect to exercise the A&R Pershing Square Funds FPA prior to any Future Business Combination, which could provide them with substantial influence over, or control of, the outcome of any matter submitted to a vote of our stockholders.

•  As the Pershing Square Funds, our Sponsor and directors will lose the investment opportunity presented by the A&R Pershing Square Funds FPA, the Sponsor Warrants and Director Warrants, respectively, if the Future Business Combination is not completed, our Sponsor and directors may have a conflict of interest in determining whether a particular business combination target is appropriate for the Future Business Combination.

•  If we do not consummate the UMG Business Combination, we may not be able to complete our initial business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our Public Shares and liquidate, in which case our Public Stockholders may only receive $20.00 per share, or less than such amount in certain circumstances, and our Public Warrants, Sponsor Warrants and Director Warrants will expire worthless, and our Tontine Warrants will never have been distributed.

For a more complete discussion of the risks relating to RemainCo, please refer to the section entitled “Risk Factors—Risks Relating to RemainCo” of this Offer to Exchange.

Part 4 – SPARC

SPARC

An affiliate of our Sponsor has sponsored SPARC, a Cayman Islands exempted company.

While SPARC is an acquisition company, it is not a conventional SPAC. Unlike a conventional SPAC, SPARC does not intend to raise capital through an underwritten IPO in which investors commit capital upfront – before knowing the company with which it will combine.

Instead, SPARC intends to issue SPARC Warrants for no consideration to PSTH stockholders of record as of a record date that SPARC will announce. SPARC has informed us that it intends for that record date to be some time after the closing of the Redemption Offer and Warrant Exchange Offer.

The SPARC Warrants will be exercisable for common shares at a price of $20.00 per share, but only after SPARC enters into a definitive agreement for its initial business combination. SPARC expects that the SPARC Warrants will trade on the NYSE or Nasdaq.

The SPARC Warrant distribution remains subject to SEC and stock exchange review, and will take place only once a registration statement has been declared effective by the SEC under the Securities Act of 1933. No assurance can be given that SPARC will be ultimately effectuated on the above outlined terms or at all.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables set forth selected historical financial information derived from the Company’s (i) unaudited financial statements included elsewhere in this Offer to Exchange as of March 31, 2021 and for the quarter then ended and (ii) audited financial statements included elsewhere in this Offer to Exchange as of December 31, 2020 and for the period from May 4, 2020 (inception) through December 31, 2020. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 156 and the Company’s financial statements and related notes appearing elsewhere in this Offer to Exchange.

For select financial information of UMG, please refer to Annex A and “Selected Financial Information” beginning on page 36.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$25,117,342	$25,348,287
Prepaid expenses	2,175,501	2,601,472
Dividends receivable from operating account	228	220

Total Current Assets	27,293,071	27,949,979

Cash and marketable securities held in Trust Account	4,002,588,732	4,001,690,454

Total Assets	$4,029,881,803	$4,029,640,433

Liabilities and Stockholders’ Equity / (Deficit)
Current Liabilities:
Accrued expenses	$5,877,314	$1,207,263
Accrued offering costs	85,000	85,000
Income taxes payable	289,155	289,155

Total Current Liabilities	6,251,469	1,581,418

Forward Purchase Agreement liabilities	325,272,200	593,893,320
Outstanding Warrant liabilities	389,712,103	462,704,684
Deferred income taxes payable	188,639	—
Deferred underwriting fees payable	56,250,000	56,250,000

Total Liabilities	777,674,411	1,114,429,422

Commitments
Class A Common Stock, $0.0001 par value, 200,000,000 shares subject to possible redemption at redemption value	4,002,110,938	4,001,401,299

Stockholders’ Equity / (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 3,000,000,000 shares authorized	—	—
Class B Common Stock, $0.0001 par value; 20,000,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	25,000	25,000
Accumulated deficit	(749,928,546)	(1,086,215,288)

Total Stockholders’ Equity / (Deficit)	(749,903,546)	(1,086,190,288)

Total Liabilities and Stockholders’ Equity / (Deficit)	$4,029,881,803	$4,029,640,433

PERSHING SQUARE TONTINE HOLDINGS, LTD.

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Interest and dividends earned in operating account	$638
Legal fees	(4,788,878)
Insurance expense	(413,310)
Research expense	(7,313)
Franchise tax expense	(50,000)
Loss from operations	(5,326,959)
Other expenses	(68,096)

Unrealized gains on marketable securities	898,278

Income earned in Trust Account	898,278

Change in fair value of Forward Purchase Agreement liabilities	268,621,120
Change in fair value of Outstanding Warrant liabilities	72,992,581

Other income	341,613,701

Income before provision for income taxes	337,185,020
Income tax provision	(188,639)

Net income	$336,996,381

Basic weighted-average shares outstanding, Class A Common Stock subject to possible redemption	200,000,000

Basic net income per share, Class A Common Stock subject to possible redemption	$0.00

Diluted weighted-average shares outstanding, Class A Common Stock subject to possible redemption	243,057,132

Diluted net income per share, Class A Common Stock subject to possible redemption	$0.00

Basic and diluted weighted-average shares outstanding, Non-redeemable Class B Common Stock	100

Basic net income per share, Non-redeemable Class B Common Stock	$3,362,867.42

Diluted net income per share, Non-redeemable Class B Common Stock	$676,656.22

PERSHING SQUARE TONTINE HOLDINGS, LTD.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY / (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity / (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020 (Audited)	—	$—	100	$—	$25,000	$(1,086,215,288)	$(1,086,190,288)
Measurement adjustment on redeemable Common Stock	—	—	—	—	—	(709,639)	(709,639)
Net income	—	—	—	—	—	336,996,381	336,996,381

Balance – March 31, 2021 (Unaudited)	—	$—	100	$—	$25,000	$(749,928,546)	$(749,903,546)

PERSHING SQUARE TONTINE HOLDINGS, LTD.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Cash flows from operating activities:
Net income	$336,996,381
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of Forward Purchase Agreement liabilities	(268,621,120)
Change in fair value of Outstanding Warrant liabilities	(72,992,581)
Unrealized gains on marketable securities held in Trust Account	(898,278)
Changes in operating assets and liabilities:
Dividends receivable from operating account	(8)
Prepaid expenses	425,971
Accrued expenses	4,670,051
Deferred income taxes payable	188,639

Net cash used in operating activities	(230,945)

Net decrease in cash	(230,945)
Cash and cash equivalents – beginning of period	25,348,287

Cash and cash equivalents – end of period	$25,117,342

Supplemental disclosure of non-cash activities:
Deferred underwriting fees payable	$56,250,000

Change in value of common stock subject to possible redemption	$709,639

SUMMARY UNAUDITED PRO-FORMA FINANCIAL INFORMATION

The following summary unaudited pro forma balance sheets (the “Summary Pro Forma Information”) give effect to the UMG Business Combination. Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a stock purchase and will be accounted for under the cost method of accounting for investments as the Company has no substantial influence or control over the investee. The cost method mandates that the company account for the investment at its purchase price (historical cost) and is subsequently carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in transactions for an identical or similar investment of the same issuer, such as subsequent capital raising transactions. Changes in the value of securities with or without a readily determinable fair value are recorded in the Statements of Operations. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. The Summary Pro Forma Information as of March 31, 2021 gives effect to the Business Combination as if it had occurred on March 31, 2021.

The Summary Pro Forma Information is based upon, and should be read in conjunction with, the historical financial statements and related notes of the Company. The Summary Pro Forma Information was derived from the unaudited financial statements of the Company as of March, 31 2021. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Company’s financial position actually would have been had the UMG Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Company or UMG.

The Summary Pro Forma Information has been prepared using the assumptions set forth under “Certain Defined Terms” both with respect (a) the circumstance in which no shares of Class A Common Stock are redeemed in the Redemption Offer and (b) the Maximum Redemption Scenario.

Pershing Square Tontine Holdings, Ltd. Balance Sheet	March 31, 2021 (As filed on 10-Q)	NO Redemption Scenario (Full Warrant Exchange) March 31, 2021 (RemainCo)	MAX Redemption Scenario (Full Warrant Exchange) March 31, 2021 (RemainCo)
Assets
Current Assets:
Cash and cash equivalents	$25,117,342	$1,569,484,099	$998,553,630
Prepaid expenses	2,175,501	$2,175,501	$2,175,501
Dividend receivable from operating account	228	$—	$—

Total Current Assets	27,293,071	$1,571,659,600	$1,000,729,131
Cash and marketable securities held in Trust Account	4,002,588,732	$—	$—

Total Assets	$4,029,881,803	$1,571,659,600	$1,000,729,131

Liabilities And Stockholders’ Equity / (Deficit)
Current Liabilities:
Accrued expenses	$5,877,314	$—	$—
Accrued offering costs	85,000	$—	$—
Income taxes payable	289,155	$—	$—

Total Current Liabilities	6,251,469	$—	$—
Deferred income tax liability	188,639	$—	$—
Forward Purchase Agreement liabilities	325,272,200	$59,598,000	$—
Outstanding Warrant liabilities	389,712,103	$63,581,851	$40,484,727
Deferred underwriting fees payable	56,250,000	$—	$—

Total Liabilities	777,674,411	$123,179,851	$40,484,727

Commitments
Class A common stock, $0.0001 par value, subject to possible redemption, 200,000,000 shares	4,002,110,938	$—	$—

Stockholders’ Equity / (Deficit)
Preferred stock, $0.0001 par value	—	—	—
Class A common stock, $0.0001 par value	—	$28,972	$25,884
Class B common stock, $0.0001 par value	—	$—	$—
Additional paid-in capital	25,000	$1,553,086,901	$980,159,520
Accumulated deficit	(749,928,546)	$(104,636,124)	$(19,941,000)

Total Stockholders’ Equity / (Deficit)	(749,903,546)	1,448,479,749	960,244,404

Total Liabilities And Stockholders’ Equity / (Deficit)	$4,029,881,803	$1,571,659,600	$1,000,729,131

QUESTIONS AND ANSWERS ABOUT THE WARRANT EXCHANGE OFFER, THE UMG BUSINESS COMBINATION AND REMAINCO

Below are questions and answers about the Warrant Exchange Offer, the UMG Business Combination and RemainCo.

Questions and Answers About the Warrant Exchange Offer

1.	Q:	Who is offering to purchase the securities?

A:	Pershing Square Tontine Holdings, Ltd.

2.	Q:	What securities are being sought in the Warrant Exchange Offer?

A:	All outstanding Public Warrants.

3.	Q:	What are the terms of the Warrant Exchange Offer?

A:

We are offering to exchange all Public Warrants for 0.2650 shares of Class A Common Stock per Public Warrant tendered for exchange, subject to the terms and conditions of this Redemption Offer as set forth in this Offer to Redeem and are soliciting Consents for the Proposed Amendments to the Warrant Agreement.

4.	Q:	How long do I have to tender my Public Warrants?

A:	The Warrant Exchange Offer will expire at 11:59 p.m., New York City time, on August 9, 2021 unless, and as extended or earlier terminated.

5.	Q:	Can the Warrant Exchange Offer be extended, amended or terminated and, if so, under what circumstances?

A:	Yes. We reserve the right to extend, terminate or amend the Warrant Exchange Offer.

If we extend the Warrant Exchange Offer, we will delay the acceptance of any Public Warrants that have been tendered. We will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Time if we decide to extend the Warrant Exchange Offer. We reserve the right to terminate the Warrant Exchange Offer under certain circumstances We will announce any amendment to the Warrant Exchange Offer by making a public announcement of the amendment through Business Wire or another comparable service. If you hold your shares of Class A Common Stock through a broker, dealer, commercial bank, trust company or other nominee please speak to them regarding the applicable withdrawal procedures and deadlines. See “The Warrant Exchange Offer—Extension, Termination and Amendment of the Warrant Exchange Offer” beginning on page 117.

6.	Q:	Why are we making the Warrant Exchange Offer?

A:

Since we are not combining with UMG, our Public Warrants will not become exercisable for shares in a combined operating company as would be typical in SPAC transactions. To provide appropriate treatment for the Public Warrants in this situation, we are conducting the Warrant Exchange Offer, which will give exchanging holders of Public Warrants the opportunity to participate in the PSTH UMG Distribution.

7.	Q:	Is the Warrant Exchange Offer subject to any conditions?

A:

The Warrant Exchange Offer is not conditioned on the tender of any minimum number of Public Warrants. The Warrant Exchange Offer is, however, subject to the following conditions (which may be waived by the Company in its sole and absolute discretion): (i) the Redemption Tender Offer having been completed; (ii) the Share Purchase Agreement not having been terminated and the Company having no reason to believe that the transactions contemplated by the Share Purchase Agreement will not be completed pursuant thereto; and (iii) other customary conditions.

If any of the Closing Conditions are not satisfied or waived prior to the Expiration Time, the Company reserves the right to terminate the Warrant Exchange Offer or extend it until such conditions are satisfied or waived (subject to applicable law). If we terminate the Warrant Exchange Offer, we will NOT accept any Public Warrants tendered for exchange pursuant to the Warrant Exchange Offer and may not consummate any of the transactions described herein.

8.	Q:	How was the Exchange Ratio calculated?

A:

We calculated the number of shares of Class A Common Stock for which each Public Warrant may be exchanged using substantially the same terms as would apply to a cashless exercise of such warrants pursuant to the terms of the Warrant Agreement. Specifically, we determined the exchange ratio based on the Cashless Exercise Chart, assuming for this purpose that (i) the “period to expiration of warrants” as it appears in that table is 60 months and (ii) the “Fair Market Value of Shares of Class A Common Stock” as it appears in that table is the average of the Class A Common Stock’s volume-weighted average trading prices during the 10 trading days ending on and including July 7, 2021. See “The Warrant Exchange Offer—Exchange Ratio” beginning on page 116.

9.	Q:	What are the Proposed Amendments?

A:

As a result of the distribution of UMG Shares as part of the UMG Business Combination, the Public Warrant exercise price will be reduced by the value, per share of Class A Common Stock, of the UMG Shares that will be distributed in the UMG Business Combination. Assuming no shares are tendered into the Redemption Offer, as set forth under “Certain Defined Terms” and that the Board determines that the fair market value of the UMG Shares is the price that we have agreed to pay for the UMG Shares, we expect that that the exercise price will be reduced from $23.00 per share to approximately $9.37 per share. Holders who exchange Public Warrants for shares in the Warrant Exchange Offer will, by tendering, be consenting to these Proposed Amendments. Those amendments clarify that the share prices that appear at the top of the Cashless Exercise Chart in the Warrant Agreement and the trigger prices allowing us to redeem warrants will each be reduced by that same amount. Those adjustments will also apply to the Tontine Warrants.

The Redemption Offer is being made solely by means of our Offer to Redeem and the Redemption Offer Letter of Transmittal. Holders of Class A Common Stock should consult the Offer to Redeem and Redemption Offer Letter of Transmittal in order to obtain important information about the Redemption Offer. This Offer to Exchange and the Exchange Offer Letter of Transmittal and other materials filed on Schedule TO in connection herewith do not form part of the Redemption Offer in any respect.

For more information, see “The Warrant Exchange Offer—Proposed Amendments” beginning on page 117.

10.	Q:	How do I tender my Public Warrants?

A:

To tender your Public Warrants for exchange and to deliver a Consent prior to the expiration of the Warrant Exchange Offer, you must (i) electronically transmit your acceptance of the Warrant Exchange Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in this Offer to Exchange, or (ii) deliver to the Depositary a duly executed Exchange Offer Letter of Transmittal.

A tender and Consent will be deemed to be received after you have expressly agreed to be bound by the terms of the Warrant Exchange Offer, which is accomplished by (i) the transmittal of an agent’s message to the Depositary by DTC in accordance with its ATOP procedures, or (ii) by delivery to the Depositary of a duly executed Exchange Offer Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Exchange. Please note that we will not exchange your Public Warrants in the Warrant Exchange Offer unless the Depositary receives the required confirmation prior to the Expiration Time. If a broker, dealer, commercial bank, trust company or other nominee holds your Public Warrants, it is likely that it has an earlier deadline for you to act to instruct it to accept the Warrant Exchange Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We will not accept any alternative, conditional or contingent tenders. No fractional Public Warrants may be tendered for exchange.

There are no guaranteed delivery procedures available with respect to the Warrant Exchange Offer under the terms of this Offer to Exchange or any related materials. Holders must tender their Public Warrants in accordance with the procedures set forth in this Offer to Exchange. See “The Warrant Exchange Offer—Procedures for Exchanging Public Warrants and Delivery of Consents” beginning on page 121.

11.	Q:	May I withdraw my Public Warrants or revoke my Consents from the Warrant Exchange Offer after my initial tender or delivery of Consents?

A:

You may withdraw any Public Warrants you have tendered at any time before the Expiration Time or revoke Consents (and provided you have notified your broker, dealer, commercial bank, trust company or other nominee in advance of their applicable deadline), unless we extend the Warrant Exchange Offer. We cannot assure you that we will extend the Warrant Exchange Offer or, if we do, of the length of any extension we may provide. See “The Warrant Exchange Offer—Withdrawal Rights” beginning on page 124.

12.	Q:	How do I properly withdraw Public Warrants previously tendered or revoke Consent?

A:

You must deliver (or your broker, dealer, commercial bank, trust company or other nominee), on a timely basis prior to the Expiration Time, which is at 11:59 p.m., New York City time, on August 9, 2021 (unless we extend it), a written notice of your withdrawal of your tender and revocation of Consent to the Depositary at the address appearing on the last page of this Offer to Exchange. Your notice of withdrawal must (i) specify the name of the participant for whose account such Public Warrants were tendered and Consents delivered and such participant’s account number at DTC to be credited with the withdrawn Public Warrants, (ii) contain the title and number of Public Warrants to be withdrawn and (iii) be signed by such participant in the same manner as the participant’s name is listed on the applicable “agent’s message” or Exchange Offer Letter of Transmittal. See “The Warrant Exchange Offer—Withdrawal Rights” beginning on page 124.

13.	Q:	What is the market price of the Public Warrants before the Warrant Exchange Offer?

A:

Public Warrants are traded on the NYSE under the symbol “PSTH.WS”. The closing price of our Public Warrants on the NYSE on July 7, 2021 (the last full trading day prior to the commencement of the Warrant Exchange Offer) was $5.65 per Public Warrant.

14.	Q:	If I object to the price being offered for my Public Warrants, will I have appraisal rights?

A:	No appraisal rights will be available to warrantholders in connection with the Warrant Exchange Offer. See “The Warrant Exchange Offer—Appraisal Rights” beginning on page 154.

15.	Q:	When will the Company issue the shares of Class A Common Stock in exchange for the Public Warrants I tender?

A:

We will issue shares of Class A Common Stock in exchange for Public Warrants we accept for exchange promptly after the Expiration Time. We refer to the date on which such payment is made as the “Warrant Exchange Settlement Date.” If the Warrant Exchange Offer is not extended or earlier terminated, we expect that the Warrant Exchange Settlement Date will be August 11, 2021. See “The Warrant Exchange Offer—Exchange of Public Warrants and Issuance of shares of Class A Common Stock” beginning on page 125.

16.	Q:	Will I have to pay brokerage fees and commissions if I tender my shares of Class A Common Stock?

A:

If you are a registered holder of Public Warrants and you tender your Public Warrants directly to the Depositary, you will not incur any brokerage commissions. If you hold Public Warrants through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See “The Warrant Exchange Offer—Procedures for Exchanging Public Warrants and Delivery of Consents” beginning on page 121.

17.	Q:	Will there be any Securities Act exemption for the shares of Class A Common Stock to be exchanged?

A:

The shares of Class A Common Stock to be exchanged for the Public Warrants have not been registered with the SEC. The issuance of such shares upon exchange of the Public Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e. restricted or unrestricted) as the securities that have been surrendered. The shares of Class A Common Stock that you receive in the Warrant Exchange Offer will be freely-tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. See “The Warrant Exchange Offer—Resale of Shares of Class A Common Stock Received Pursuant to the Warrant Exchange Offer” beginning on page 153.

18.	Q:	What are the U.S. federal income tax consequences of participating in the Warrant Exchange Offer for U.S. holders?

A:

While the U.S. federal income tax consequences of participating in the Warrant Exchange Offer are not entirely clear under current law, we expect that the Warrant Exchange Offer will be treated as a tax free recapitalization for U.S. federal income tax purposes. If the Warrant Exchange Offer is so treated, a U.S. holder should not recognize gain or loss and would have a basis in the Class A Common Stock received equal to such holder’s basis in the Public Warrants exchanged.

However, it is possible that the Warrant Exchange Offer could be viewed as a cashless exercise of the Public Warrants that is treated in part as a taxable exchange. In such an event, a U.S. holder would be deemed to have surrendered Public Warrants equal to the exercise price for the total number of Public Warrants that are exchanged, with the results that the U.S. holder would recognize capital gain or loss with respect of the Public Warrants deemed surrendered. Finally, the exchange of Public Warrants for Class A Common Stock could be viewed as a fully taxable exchange of all of the Public Warrants exchanged.

For additional details, see the discussion under “Certain United States Federal Income Tax Consequences.”

U.S. holders of Public Warrants are urged to consult their tax advisors regarding the tax consequences to them of participating in the Warrant Exchange Offer.

Q:	What are the U.S. federal income tax consequences for U.S. holders of Public Warrants that do not participate in the Warrant Exchange Offer?

A:

While not free from doubt, we expect that U.S. holders of Remaining Warrants will not, for U.S. federal income tax purposes, recognize any gain as a result of the Proposed Amendments either because the adoption of the Proposed Amendments does not trigger a disposition of the Remaining Warrants for U.S. federal income tax purposes or, if the adoption of the Proposed Amendments does trigger a disposition of such Remaining Warrants for U.S. federal income tax purposes, the disposition should be treated as a tax-free recapitalization for U.S. federal income tax purposes. However, it is possible that the Internal Revenue Service (“IRS”) could disagree with such characterizations of the Proposed Amendments, in which case it is possible that, as a result of the Proposed Amendments, a U.S. holder could recognize existing gain, if any, in its Remaining Warrants.

We further expect that the expected decrease to the strike price of Remaining Warrants subsequent to the Liquidating Trust Distribution will be treated as giving rise to a constructive distribution from PSTH, which is potentially taxable as a “dividend” to the extent such distribution is deemed paid out of our earnings and profits as described above. However, we expect such earnings and profits to be limited, as described below under “Certain United States Federal Income Tax Consequences.”

For additional details, including potential alternative characterizations of the transactions described above, see the discussion under “Certain United States Federal Income Tax Consequences.”

U.S. holders of Public Warrants are urged to consult their tax advisors regarding the tax consequences to them of not participating in the Warrant Exchange Offer.

Q:	What are the U.S. federal income tax consequences of participating in the Warrant Exchange Offer for Non-U.S. Holders?

A:

While the U.S. federal income tax consequences of participating in the Warrant Exchange Offer are not entirely clear under current law, we expect the that the Warrant Exchange Offer will be treated as a tax free recapitalization for U.S. federal income tax purposes. If the Warrant Exchange is so treated, a Non-U.S. holder should not recognize gain or loss and would have a basis in the Class A Common Stock received equal to such holder’s basis in the Public Warrants exchanged.

However, it is possible that the Warrant Exchange Offer could be viewed as a cashless exercise of the Public Warrants that is treated in part or in whole as a taxable exchange of Public Warrants for Class A Common Stock. In such event, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain recognized on the Exchange, unless the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder). Unless an applicable income tax treaty provides otherwise, such gain will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident and a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes also may be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

For additional details, see the discussion under “Certain United States Federal Income Tax Consequences.”

Non-U.S. holders of Public Warrants are urged to consult their tax advisors regarding the tax consequences to them of participating in the Warrant Exchange Offer.

Q:	What are the U.S. federal income tax consequences for Non-U.S. holders of Public Warrants that do not participate in the Warrant Exchange Offer?

A:

While not free from doubt, we expect that Non-U.S. holders of Remaining Warrants will not, for U.S. federal income tax purposes, recognize any gain as a result of the adoption of the Proposed Amendments either because the adoption of the Proposed Amendments does not trigger a disposition of the Remaining Warrants for U.S. federal income tax purposes or, if the adoption of the Proposed Amendments does trigger a disposition of such Remaining Warrants for U.S. federal income tax purposes, the disposition should be treated as a tax-free recapitalization for U.S. federal income tax purposes. However, it is possible that the IRS could treat the adoption of the Proposed Amendments as triggering a disposition of the Remaining Warrants for tax purposes, in which case a Non-U.S. holder would also not be subject to tax unless the Non-U.S. holder’s gain with respect to the Remaining Warrants is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder).

We further expect that the expected decrease to the strike price of any Remaining Warrants subsequent to the Liquidating Trust Distribution will be treated as giving rise to a constructive distribution from

PSTH, which is potentially taxable as a “dividend” that is subject to a 30% withholding tax (subject to reduction under an applicable tax treaty) to the extent such distribution is deemed paid out of our earnings and profits as described above. However, we expect such earnings and profits to be limited, as described below under “Certain United States Federal Income Tax Consequences.”

For additional details, including potential alternative characterizations of the transactions described above, see the discussion under “Certain United States Federal Income Tax Consequences.”

Non-U.S. holders of Public Warrants are urged to consult their tax advisors regarding the tax consequences to them of not participating in the Warrant Exchange Offer.

19.	Q:	Who is serving as the Depositary in the Warrant Exchange Offer?

A:	Continental Stock Transfer & Trust Company.

20.	Q:	Whom do I contact if I have questions about the Warrant Exchange Offer?

A:

You may direct questions and requests for assistance to the Depositary or the Information Agent, at the contact information set forth on the last page of this Offer to Exchange. You may direct requests for additional copies of this Offer to Exchange to the Information Agent.

Questions and Answers about the UMG Business Combination

1.	Q:	Who is UMG?

A:

UMG is the world leader in music-based entertainment, with a broad array of businesses engaged in recorded music, music publishing, merchandising and audiovisual content in more than 60 countries. Featuring the most comprehensive catalog of recordings and songs across every musical genre, UMG identifies and develops artists and produces and distributes the most critically acclaimed and commercially successful music in the world. Committed to artistry, innovation and entrepreneurship, UMG fosters the development of services, platforms and business models in order to broaden artistic and commercial opportunities for its artists and create new experiences for fans. Additional information regarding UMG’s business, financial condition and results of operations is included as Annex A.

2.	Q:	Why are we entering into the UMG Business Combination?

A:

On June 19, 2021, the Board of Directors unanimously approved the UMG Business Combination and the UMG Business Combination Documents and determined that the UMG Business Combination is in the best interests of the Company and its stockholders. For more information on the Company’s reasons for the UMG Business Combination, see “The UMG Business Combination — The Board of Director’s Consideration and Reasons for Approving the UMG Business Combination” beginning on page 140.

3.	Q:	What are the key components of the UMG Business Combination and other transactions in which holders of our Class A Common Stock will participate?

A:	There are three elements to these transactions:

(1)

The purchase of the UMG Shares, pursuant to which the Company will buy approximately 10% of the outstanding ordinary shares of UMG and thereafter distribute these shares to holders of Class A Common Stock in the PSTH UMG Distribution.

(2)

Following the PSTH UMG Distribution, holders of Class A Common Stock will continue to own shares in the Company (or “RemainCo”). The Company will not disappear into UMG and it will not liquidate following the UMG Business Combination. Assuming no redemptions of shares of Class A Common Stock pursuant to the Redemption Offer, RemainCo will have (i) approximately $1.6 billion in cash and (ii) access to an additional $1.4 billion of cash pursuant to the Amended Pershing Square Funds FPA. If the Pershing Square Funds choose to exercise any of those additional amounts, the price per share will equal the Company’s NAV per share the time of such purchase.

(3)

SPARC will issue SPARC Warrants to holders of the Company’s Class A Common Stock. The SPARC Warrants will be exercisable for common shares at a price of $20.00 per share, but only after SPARC enters into a definitive agreement for its initial business combination.

4.	Q:	How will the UMG Business Combination work?

A:	The fundamental aspects of the UMG Business Combination are:

•	acquire the UMG Shares, which comprise 10% of the ordinary shares of UMG, from Vivendi, for an aggregate purchase price of $3,949 million pursuant to the Share Purchase Agreement; and

•	distribute those UMG Shares to our stockholders in the PSTH UMG Distribution.

The Company will fund the Share Purchase with cash held in the Trust Account (currently approximately $4.0 billion) and at least $1.6 billion in additional funds from the exercise of the Pershing Square Funds FPA.

5.	Q:	What will a holder of Class A Common Stock receive in the UMG Business Combination and the other transactions?

A:

A holder of our Class A Common Stock who holds their shares continuously from the date of this Offer to Redeem until the PSTH UMG Distribution (and assuming they exchange their Public Warrants in the Warrant Exchange Offer) will own three separately traded securities:

•	Pro-rata share of UMG, an independent publicly traded company (approximately $13.92 per share of Class A Common Stock, valued at the cost paid by the Company);

•

A share of Class A Common Stock (approximately $5.42 per share of Class A Common Stock in cash per share after the distribution of the UMG Shares but before accounting for any dilution from the Public Warrants exchanged in the Warrant Exchange Offer and exercise of the Tontine Warrants) and 2/9ths of a Tontine Warrant; and

•	SPARC Warrants to purchase SPARC shares at $20 per share once SPARC finds its initial business combination partner.

A holder of Class A Common Stock who sells their shares of Class A Common Stock prior to the record date for the PSTH UMG Distribution, or buys shares of Class A Common Stock after the record date for another distribution, may only receive some or none of the securities described above.

The above figures are based on the assumptions set forth under “Certain Defined Terms” in this Offer to Redeem. The above figures total to less than $20.00 per share as the share count includes additional Class A Common Stock issued to our directors to exchange a portion of the Director Warrants (as described in this Offer to Redeem and the issuance of additional shares Class A Common Stock in the Warrant Exchange Offer to holders of Public Warrants, including those issued to the Pershing Square Funds and the Director Forward Purchasers.

6.	Q:	What will a holder of Public Warrants who participates in the Warrant Exchange Offer receive in the UMG Business Combination?

A:

A holder of a Public Warrant who participates in the Warrant Exchange Offer and holds each share of Class A Common Stock received in that offer until the UMG Record Date would receive the same distributions on a pro-rata basis as a holder of Class A Common Stock will receive in the UMG Business Combination, except that shares of Class A Common Stock issued in the Warrant Exchange Offer will not receive any Tontine Warrants; that is, such holder of a Public Warrant would receive their pro-rata share of the UMG Shares, shares of RemainCo and SPARC Warrants. See “ —What will a holder of Class A Common Stock receive in the UMG Business Combination and the other transactions?” above.

The Warrant Exchange Offer is being made solely by means of an Offer to Exchange and a separate letter of transmittal and consent. Holders of Public Warrants should consult the Offer to Exchange and letter of transmittal and consent thereto in order to obtain important information about the Warrant Exchange Offer. This Offer to Redeem and the related Redemption Offer Letter of Transmittal and other materials filed on Schedule TO in connection herewith do not form part of the Warrant Exchange Offer in any respect.

7.	Q:	How many UMG shares will a holder of Class A Common Stock receive?

A:

We currently estimate that each share of Class A Common Stock would entitle the holder to ~0.638 UMG Shares. Note however this will be dependent upon both the Company’s fully diluted share count (taking into account the issuance of shares of Class A Common Stock in the Warrant Exchange Offer) and UMG’s fully distributed share count.

8.	Q:	How will the UMG Shares be distributed?

A:	The UMG Shares will be distributed to holders of the Class A Common Stock as of the UMG Record Date as follows:

Liquidating Trust

On or about the time of the consummation of the Share Purchase, we will transfer the UMG Shares into the Liquidating Trust and distribute the Trust Interests in the Liquidating Trust Distribution to holders of Class A Common Stock of record as of the UMG Record Date. The UMG Record Date will be after completion of the Redemption Offer described in Part 1 and the Warrant Exchange Offer described in Part 3 of this Summary Term Sheet.

The Trust Interests will entitle holders of Class A Common Stock of record as of the UMG Record Date to their pro-rata share of UMG Shares in the PSTH UMG Distribution.

The Trust Interests will be non-transferable and will be issued under a trust agreement to be entered into by the Company and a trustee chosen by the Company. We expect Trust Interests to be handled in brokerage accounts in a manner similarly to a contingent value right or other similar right, however you should speak to your broker regarding your individual circumstances.

For holders of Class A Common Stock on the UMG Record Date, this mechanic will result in an identical number of UMG Shares being distributed to them as had the Company not used the Liquidating Trust mechanic.

We expect the Liquidating Trust to liquidate and distribute UMG Shares to holders of the Trust Interests in the fourth quarter of 2021.

We are utilizing the Liquidating Trust in order to simplify RemainCo’s balance sheet which will allow it to pursue the Future Business Combination more expediently, as well as for tax and other legal reasons.

For additional information see “The UMG Business Combination—Liquidating Trust” beginning on page 130.

Registration of UMG Shares

The Company, the Sponsor and UMG have entered into a Registration Rights Agreement to provide for the filing of the Distribution Registration Statement and certain related matters. The Registration Rights Agreement provides that beginning on the earlier of (i) the Vivendi Distribution and (ii) October 1, 2021, UMG shall prepare and, as promptly thereafter as practicable, file with the SEC the Distribution Registration Statement. For additional information, see “The UMG Business Combination—Registration of UMG Shares” beginning on page 130.

Distribution of UMG Shares

Once the Distribution Registration Statement is declared effective, the PSTH UMG Distribution will take place, in which the UMG Shares will be distributed to the holders of the Company’s Class A Common Stock as of the UMG Record Date. The Company expects this to occur by the end of the year. No fractional shares of UMG Shares will be issued and any fractional shares will be rounded down to the nearest whole number, and cash will be paid in lieu thereof.

9.	Q:	Has the Board of Directors obtained an opinion from an independent financial advisor regarding the UMG Business Combination?

A:

Yes, the Board of Directors has obtained an opinion from an independent financial advisor regarding the UMG Business Combination. For more information, see “The UMG Business Combination—Opinion of the Financial Advisor to the Board of Directors” beginning on page 143.

10.	Q:	What interests do the Sponsor, directors and executive officers have in the UMG Business Combination?

A:

The Sponsor and certain of our directors and officers have interests in the UMG Business Combination that are different from, in addition to, or potentially in conflict with those of our stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating and voting to recommend the UMG Business Combination. Stockholders should take these interests into account in considering the recommendation of the Board of Directors to not redeem their shares of Class A Common Stock and their decision whether to redeem their shares of Class A Common Stock pursuant to the terms of this Warrant Exchange Offer. These interests include, among other things:

•

the fact that the Pershing Square Funds, which are affiliates of our Sponsor, agreed to fulfill or cause to be fulfilled a forward purchase commitment for such funds’ pro-rata share of $1.6 billion of Forward Purchase Units, pursuant to the terms of the Forward Purchase Agreement and as contemplated by the Share Purchase Agreement;

•	the Pershing Square Funds would lose the investment opportunity presented by the Forward Purchase Agreement if an initial business combination is not completed;

•

the fact that each of our directors other than William A. Ackman (including Lisa Gersh, Michael Ovitz, Jacqueline Reses and Joseph Steinberg (including through The Joseph S and Diane H Steinberg Charitable Trust)) purchased Director Warrants in aggregate of $2,837,500. In connection with the UMG Business Combination: the (i) the holders of the Director Warrants will receive, in the aggregate, 1,167,450 shares of Class A Common Stock (a number of shares with a value, based on volume-weighted average trading prices over an averaging period before execution of the Share Purchase Agreement, equal to approximately 72% of the fair market value of the Director Warrants as determined by a third-party valuation firm), (ii) such shares will participate in the PSTH UMG Distribution and (iii) the remainder of the Director Warrants (covering approximately 0.07% of the fully diluted shares of the combined company after our Future Business Combination, which is approximately 28% of the percentage covered by the original Director Warrants) will remain in place with the exercise price of the Director Warrants adjusted in the same manner as the exercise price of the Sponsor Warrants as explained above; however, if the Transaction is not completed, our directors who hold Director Warrants will not receive any consideration for the Director Warrants, and our directors who hold Director Warrants will lose the investment opportunity presented by the Director Warrants if the Company does not complete the UMG Business Combination or a Future Business Combination with an operating company or enters into a Future Business Combination that is unlikely to result in a price per common share above $24.00;

•

the fact that Michael Ovitz and Jacqueline Reses committed to purchase an aggregate of $6,000,000 of Forward Purchase Units at any time prior to (or simultaneously with) the closing of our initial business combination, and will lose the investment opportunity presented by the Director FPAs if we do not complete an initial business combination;

•	the fact that Michael Gonnella and Joseph S. Steinberg beneficially own 4,500 and 9,375 shares of Class A Common Stock, respectively;

•

the fact that Joseph S. Steinberg has agreed to waive his redemption rights with respect to any shares of Class A Common Stock held by him in connection with the completion of our initial business combination pursuant to the Letter Agreement;

•

the fact that none of our Sponsor, directors or officers will be entitled to any finder’s fees, reimbursements, consulting fees or cash or non-cash payments for services rendered to the Company prior to or in connection with the completion of our initial business combination (other than reimbursements for out-of-pocket expenses related to identifying, investigating and completing an initial business combination);

•

the fact that each of our directors and officers has agreed not to become a director or officer of any other SPAC (other than, in the case of Ms. Reses, with respect to the SPAC at which she currently serves as a director) with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within the Combination Period;

•

the fact that our Sponsor has agreed that it will be liable to us if and to the extent that any claims by a third party for services rendered or products sold to us, or by a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $20.00 per share of Class A Common Stock, or (ii) such lesser amount per share held in the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, other than with respect to claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that we are a party to a registration rights agreement with our Sponsor, the Pershing Square Funds and our independent directors, which provides for registration rights to such parties; and

•	the fact that we will continue to provide indemnification and insurance coverage to our directors and officers following the closing of the UMG Business Combination.

For more information see “The UMG Business Combination—Interests of Certain Persons in the UMG Business Combination” beginning on page 151.

11.	Q:	Are any regulatory approvals required for the UMG Business Combination?

A:	Yes. The completion of the UMG Business Combination is subject to expiration or termination of the waiting period under the HSR Act.

The Company and Vivendi filed Notification and Report Forms with the Antitrust Division and the FTC on June 30, 2021, and the 30-day waiting period is expected to expire at 11:59 p.m., New York City time, on July 30, 2021, unless earlier terminated.

The regulatory approvals to which completion of the UMG Business Combination are subject are described in more detail in the section of this Offer to Redeem under “The UMG Business Combination–Regulatory Approvals Required for the UMG Business Combination” beginning on page 153.

The closing of the Redemption Offer is not conditioned on any regulatory approvals.

12.	Q:	Are holders of Class A Common Stock entitled to appraisal rights in connection with the UMG Business Combination?

A:

No. Holders of Class A Common Stock are not entitled to appraisal rights in connection with the UMG Business Combination under Delaware law. See “The UMG Business Combination—Appraisal Rights” beginning on page 154.

13.	Q:	If I bought shares of Class A Common Stock post-IPO (i.e., after the IPO units split) does that preclude me from receiving any benefits of the UMG Business Combination?

A:

No. If you hold shares of Class A Common Stock and Public Warrants that were purchased after the IPO units split you will be able to participate in the UMG Business Combination on the same terms as a holder of Class A Common Stock who purchased units in the IPO, provided you hold shares of Class A Common Stock on the applicable record dates.

14.	Q:	What conditions must be satisfied to complete the Share Purchase?

A:

The mutual obligation of the parties to consummate the Share Purchase is subject to the following conditions: (i) that there is no pending action before any governmental authority seeking to prohibit the consummation of the Share Purchase; (ii) that no provision of any applicable law shall prohibit the consummation of the Share Purchase; and (iii) the expiration or termination of the waiting period under the HSR Act.

The obligation of the Company to consummate the Share Purchase is subject to certain closing conditions, including, but not limited to the following: (i) that the representations and warranties of Vivendi shall be true and correct as of the date of the consummation of the Share Purchase (subject in certain cases to a materiality qualification); (ii) that Vivendi shall have performed in all material respects all of its obligations under the Share Purchase Agreement; (iii) that the Registration Rights Agreement shall have been executed and delivered by UMG (a condition which has been satisfied); and (iv) that the aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer does not exceed $1.0 billion.

The obligation of Vivendi to consummate the Share Purchase is subject to certain closing conditions, including, but not limited to the following: (i) that the representations and warranties of the Company shall be true and correct as of the date of the consummation of the Share Purchase; (ii) the Vivendi General Meeting, convened for June 22, 2021, shall have approved the Vivendi Distribution and the Listing (a condition which has been satisfied); (iii) that the Company shall have performed in all material respects all of its obligations under the Share Purchase Agreement; (iv) that the Indemnification Agreement is effective and there is no action pending against or threatened against its validity and enforceability; (v) that there is no action pending against or threatened against the validity and enforceability of the Pershing Square Funds Commitment and the transactions resulting from the enforcement of such commitment; and (vi) that the Company shall have joined as a party to the existing UMG shareholders’ agreement.

At the consummation of the Share Purchase, the Company must deliver a certificate providing that, after giving effect to the Redemption Offer and payment of the purchase price under the Share Purchase Agreement, the Company will have $1.0 billion of cash and marketable securities (as defined under GAAP), in the aggregate.

See “UMG Business Combination Documents—The Share Purchase Agreement—Conditions to the Consummation of the Share Purchase” beginning on page 156.

15.	Q:	Can the Share Purchase Agreement be terminated prior to the closing of the UMG Business Combination?

A:	Yes. Subject to certain exceptions, the Share Purchase Agreement may be terminated at any time prior to the closing of the Share Purchase by mutual written agreement and:

•	by either Vivendi or the Company, if the Share Purchase shall not have been consummated on or before September 15, 2021;

•

by either Vivendi or the Company if there shall be any applicable law that makes consummation of the Share Purchase illegal or otherwise prohibited or if consummation of the Share Purchase would violate any non-appealable final order, decree or judgment of any governmental authority having competent jurisdiction;

•

by either Vivendi or the Company if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the other party shall have occurred that would cause any of the conditions to the consummation of the Share Purchase not to be satisfied, and such breach or failure to perform is not cured by the defaulting party within 30 calendar days following receipt of written notice thereof;

•

by Vivendi, if the Company fails to complete the Share Purchase on the date that is five business days from the later of (i) the date on which the consummation of the Share Purchase is scheduled to occur in accordance with the terms of the Share Purchase Agreement and (ii) if the conditions to the Company’s obligation to consummate the Share Purchase have been satisfied, and Vivendi delivers a notice to the Company that the conditions to Vivendi’s obligations to consummate the Share Purchase have been satisfied, the date on which such notice is delivered by Vivendi to the Company; and

•	by Vivendi, if the Listing and related matters are not approved at the Vivendi General Meeting (a condition which has been satisfied).

For more information, see “The UMG Business Combination Documents—The Share Purchase Agreement—Termination” beginning on page 157.

16.	Q:	Are there other agreements that will be entered into in connection with the UMG Business Combination?

A:	Yes. In addition to the Share Purchase Agreement, the Company has entered into certain additional agreements:

Registration Rights Agreement

As described above, the Company, the Sponsor and UMG have entered into a Registration Rights Agreement to provide for the filing of the Distribution Registration Statement for purposes of the PSTH UMG Distribution and certain related matters.

The Registration Rights Agreement provides that beginning on the earlier of (i) the Vivendi Distribution and (ii) October 1, 2021, UMG shall prepare and, as promptly thereafter as practicable, file with the SEC the Distribution Registration Statement.

See “The UMG Business Combination Documents—Registration Rights Agreement” beginning on page 159. In addition, the Registration Rights Agreement is attached to the Schedule TO filed in respect of this Warrant Exchange Offer as Exhibit (d)(iii) and we encourage you to read the Registration Rights Agreement carefully.

Indemnification Agreement

The Company and Vivendi have entered into an Indemnification Agreement, pursuant to which the Company will provide an unlimited indemnity in respect of certain securities laws matters to Vivendi and certain of if its affiliated persons in connection with the PSTH UMG Distribution and any related registration statement.

Pursuant to the Indemnification Agreement, the Company also represents and warrants that after giving effect to the Pershing Square Funds Commitment and the Redemption Offer, the Company shall have $1.0 billion of cash and marketable securities (as defined under GAAP).

See “The UMG Business Combination Documents—Indemnification Agreement” beginning on page 158. In addition, the Indemnification Agreement is attached to the Schedule TO filed in respect of this Warrant Exchange Offer as Exhibit (d)(iv) and we encourage you to read the Indemnification Agreement carefully.

Pershing Square Funds Commitment

The Pershing Square Funds have each agreed (severally but not jointly) with Vivendi to fulfill or cause to be fulfilled a purchase commitment for such fund’s pro-rata share of $1.6 billion of Forward Purchase Units, pursuant to the Pershing Square Funds FPA. The Pershing Square Funds Commitment is comprised of $1.0 billion of Committed Forward Purchase Units and $600 million of Additional Forward Purchase Units.

For more information see “UMG Business Combination Documents —Other Agreements” beginning on page 159.

Pershing Square Entities Letter Agreement

To provide for certain matters in relation to the UMG Business Combination and RemainCo, the Company, the Sponsor, the Pershing Square Funds and the Company’s independent directors entered into the Pershing Square Entities Letter:

•

The Company and the Pershing Square Funds agreed to amend and restate the Pershing Square Funds FPA as described under “RemainCo—Amended Pershing Square Funds FPA” and exercise the Pershing Square Funds FPA such that the Share Purchase closing conditions are satisfied;

•	The Company and the Sponsor agreed to amend the Sponsor Warrants as described under “RemainCo—Sponsor Warrants” below; and

•

The Company and its directors (excluding William A. Ackman) agreed to exchange a portion of the Director Warrants for shares of Class A Common Stock and amend the terms of the remaining Director Warrants as described under “RemainCo—Director Warrants”.

See “The UMG Business Combination Documents—The Pershing Square Entities Letter ” and “RemainCo” beginning on pages 159 and 160, respectively. In addition, the Pershing Square Entities Letter is attached to the Schedule TO filed in respect of this Warrant Exchange Offer as Exhibit (d)(ii) and we encourage you to read the Pershing Square Entities Letter carefully.

17.	Q:	How will the Pershing Square Funds FPA and the Director FPAs be treated in the UMG Business Combination?

A:

Following completion of the Redemption Offer and the Warrant Exchange Offer and shortly before the Share Purchase, the Pershing Square Funds will purchase 80 million Forward Purchase Units for $1.6 billion pursuant to their Pershing Square Funds FPA, and certain of our independent directors will purchase 300,000 Forward Purchase Units for $6 million pursuant to the Director FPAs. The Pershing Square Funds may, but are not obligated to, purchase up to an additional 70 million Forward Purchase Units for $20 per unit. The Pershing Square Funds may choose to make such additional purchases if, among other reasons, the aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer exceeds $600 million, an amount of redemptions that would cause the condition in the Share Purchase Agreement that the Company continue to have at least $1.0 billion in cash and marketable securities after giving effect to the Share Purchase not to be met.

The warrants equivalent to Public Warrants to be issued as part of the Forward Purchase Units will be exchanged for shares of Class A Common Stock at the same exchange ratio as in the Warrant Exchange Offer. We will also issue warrants equivalent to Tontine Warrants on the issuance of the shares of Class A Common Stock. These warrants are not included in the pro-rata distribution of the 44,444,444 Tontine Warrants we will distribute to those holders of record of Class A Common Stock following the completion of the Redemption Offer.

All of the shares issued as described in the immediately preceding two paragraphs will be entitled to receive their pro-rata share of the Tontine Warrants even if they are issued after the relevant record dates.

The purpose of this treatment is to put the Pershing Square Funds and the Director Forward Purchasers in the same position in respect of the Forward Purchase Shares and Forward Purchase Warrants as an investor who acquired a unit in the Company’s IPO and participated in the Warrant Exchange Offer

18.	Q:	Will PSTH stockholders have the same rights with respect to the UMG Shares as they do with respect to the shares of Class A Common Stock?

A:

Holders of Class A Common Stock as of the UMG Record Date will become stockholders of UMG as a result of the UMG Business Combination and if they continue to hold their Class A Common Stock, they will be stockholders in both the Company and UMG. This means that their rights as stockholders will be governed (i) in respect of their continued stockholding in the Company by both our Certificate of Incorporation and Delaware law and, (ii) in respect of the UMG Shares, by the Proposed Articles and Dutch law. See “Comparison of Stockholder Rights” beginning on page 207.

19.	Q:	When does the Company expect to complete the PSTH UMG Distribution (i.e., when will I receive UMG Shares) and what must occur for the PSTH UMG Distribution to take place?

A:

We expect to complete the PSTH UMG Distribution of the UMG Shares by the end of 2021. The PSTH UMG Distribution of the UMG Shares will only occur once (i) the conditions to the UMG Business Combination set forth in the Share Purchase Agreement are complete (see “UMG Business Combination Documents—The Share Purchase Agreement—Conditions to the Consummation of the Share Purchase” beginning on page 156), (ii) the Listing is complete and (iii) the Distribution Registration Statement is effective. The Distribution Registration Statement will only be filed following the Listing, which we currently anticipate would only occur in November or December of this year.

20.	Q:	What are the U.S. federal income tax consequences of the Liquidation Trust Distribution for U.S. holders of Class A Common Stock?

A:

For U.S. federal income tax purposes, the Liquidating Trust Distribution is expected to be treated as a distribution of the underlying UMG Shares held by the Liquidating Trust. The amount of such distribution will be based on the fair market value of such UMG Shares on the date of the Liquidating Trust Distribution and will be taxable as a dividend to the extent of PSTH’s current or accumulated earnings and profits. For non-corporate holders, the amount so treated as a dividend will qualify as a “qualified dividend” eligible for preferential tax rates if applicable holding period requirements are met.

Currently, our expectation is that such earnings and profits will be limited (except for de minimis amounts of other income) to the gain we realize, if any, on the transfer of the UMG Shares to the Liquidating Trust and the contemporaneous distribution of the Trust Interests. We do not expect to recognize any gain on the subsequent distribution of the UMG Shares by the Liquidating Trust. Because we expect our aggregate distributions for U.S. federal income tax purposes (including the Liquidating Trust Distribution) for the taxable year to be significantly in excess of our available earnings and profits, we expect only a limited portion of any distribution to be treated as a dividend. However, as our expectation depends on facts and circumstances outside of our control (such as the fair market value of UMG Shares at the time of the Liquidating Trust Distribution), no assurances can be given that our earnings and profits as finally determined will be consistent with such expectation or that the IRS would not successfully assert that our earnings and profits differ from such expectation.

For U.S. federal income tax purposes, the distribution of the UMG Shares from the Liquidating Trust is not expected to be a taxable event for U.S. holders as each U.S. holder of Trust Interests will be, for U.S. federal income tax purposes, treated as owning its pro-rata undivided interest in the UMG Shares held by the Liquidating Trust at the time of the Liquidating Trust Distribution.

To the extent the distribution exceeds PSTH’s available earnings and profits, such excess will be treated as a non-taxable return of capital, reducing the shareholder’s basis in their Class A Common Stock, to the extent of such basis. Any remaining amount of the distribution will be treated as capital gain in respect of Class A Common Stock. Holding period requirements apply to the determination whether such capital gain, if any, is treated as long term capital gain.

For additional details see the Offer to Redeem under “Certain United States Federal Income Tax Consequences.” Non-U.S. holders of Class A Common Stock or are urged to consult their tax advisors regarding the tax consequences to them of the Liquidating Trust Distribution and related transactions.

21.	Q:	What are the U.S. federal income tax consequences of the Liquidation Trust Distribution for Non- U.S. holders of Class A Common Stock?

The Liquidating Trust Distribution is expected to be treated for U.S. federal income tax purposes as a distribution of the underlying UMG Shares. A Non-U.S. holder will be subject to withholding tax of

30% (but reducible by treaty, if applicable, or potentially exempt for investors enjoying special status such as sovereigns and certain pension funds) to the extent that such a distribution is attributable to the current or accumulated earnings and profits of PSTH (as determined for federal income tax purposes) and therefore treated as a “dividend’ for U.S. federal income tax purposes.

Currently, our expectation is that such earnings and profits will be limited (except for de minimis amounts of other income) to the gain we realize, if any, on the transfer of the UMG Shares to the Liquidating Trust and the contemporaneous distribution of Trust Interests. We do not expect to recognize any gain on the subsequent distribution of the UMG Shares by the Liquidating Trust. Because we expect our aggregate distributions for U.S. federal income tax purposes (including the Liquidating Trust Distribution) for the taxable year to be significantly in excess of our available earnings and profits, we expect only a limited portion of any distribution to be treated as a dividend. However, as our expectation depends on facts and circumstances outside of our control (such as the fair market value of UMG Shares at the time of the Liquidating Trust Distribution), no assurances can be given that our earnings and profits as finally determined will be consistent with such expectation or that the IRS would not successfully assert that our earnings and profits differ from such expectation.

In addition, it is possible that withholding agents that are required to withhold on amounts treated as “dividends” for U.S. federal income tax purposes may treat the entire amount of a given distribution made to such Non-U.S. holders as a dividend if they are unable to determine the amount of our earnings and profits for the current taxable year. Therefore, Non-U.S. holders are urged to consult with their own tax advisors in respect of their own particular situations.

For U.S. federal income tax purposes, the distribution of the UMG Shares from the Liquidating Trust is not expected to be a taxable event for Non-U.S. holders as each Non-U.S. holder of a Trust Interest will be, for U.S. federal income tax purposes, treated as owning its pro rata undivided interest in the UMG Shares held by the Liquidating Trust at the time of the Liquidating Trust Distribution.

For additional details see the Offer to Redeem under “Certain United States Federal Income Tax Consequences.” Non-U.S. holders of Class A Common Stock or are urged to consult their tax advisors regarding the tax consequences to them of the Liquidating Trust Distribution and related transactions.

The non-U.S. tax consequences of each of the transactions will vary depending on the local jurisdiction of non-U.S. holders. We urge Non-U.S. holders to consult their local tax advisors regarding the non-U.S. tax consequences of engaging in any or all of the above transactions.

22.	Q:	How will record dates work in the UMG Business Combination? If I own shares of Class A Common Stock on the UMG Record Date, do I need to continue to own them until the UMG Shares are distributed in order to receive the UMG Shares and the Tontine Warrants?

A:

When a company is making a distribution to its stockholders (like a dividend), it will set a certain date (the record date) on which you must be a “holder of record” in order to be entitled to receive the distribution. The date the distribution is actually made (sometimes referred to as a payment date) is normally a day or more after the record date. To be a “holder of record” as of a specific date, the investor must have (that is, own) the shares of Class A Common Stock in his/her/their brokerage account (settled and paid for) on that date. We note that we may have more than one record date with each record date related to a different distribution. The business day before a record date is called the “ex-dividend date” (in the case of a share distribution, it may also be called an “ex-distribution date” but the terms are similar for these purposes so we will use the term “ex-distribution”). The ex-distribution date is the date on and after which an investor who purchases shares of Class A Common Stock is no longer entitled to the dividend. This is because if the investor buys shares of Class A Common Stock on this ex-distribution date, under a normal T+2 settlement cycle, such shares of Class A Common Stock will arrive in the investor’s brokerage account after the record date (therefore, the investor misses out on being a “holder of record” in time for this distribution). For investors wishing to buy shares of Class A Common Stock in time to receive UMG Shares in the PSTH

UMG Distribution, the investor must place a trade no later than 4:00 p.m., New York City time, the night before the ex-distribution date (or T-2 the record date).

Speak to your broker to ensure this time frame is correct as we are providing market standards while each brokerage house may have its own rules on settlement. Orders placed after 9:30 a.m., New York City time, on the ex-distribution date will not receive UMG Shares. We will tell you in advance and remind you when each record date and payment date is going to be. Public Stockholders who hold their shares of Class A Common Stock through the ex-distribution date of the UMG Record Date, but sell such shares after the ex-distribution date, will still receive Trust Interests entitling them to receive their pro-rata share of UMG Shares in the PSTH UMG Distribution.

23.	Q:	Will the Company or any of its affiliates be acquiring additional shares or other securities of Vivendi and/or UMG?

A:

Affiliates of the Company are currently examining the possibility of acquiring additional shares or other securities of Vivendi and/or UMG. If feasible, affiliates of the Company may make such acquisitions.

24.	Q:	What will be the ownership of UMG after consummation of the UMG Business Combination?

A:

Following the consummation of the UMG Business Combination, it is contemplated that the ordinary shares of UMG (including the UMG Shares) will be admitted to trading on the regulated markets of Euronext Amsterdam N.V. as a result of the Listing.

Following these transactions and assuming no additional purchase of Vivendi and/or UMG shares or other securities by the Company or its affiliates, the approximate ownership of UMG will be as set forth below:

•	Vivendi shareholders: ~42%

•	Tencent consortium: 20%

•	Bolloré Group ~18%

•	Vivendi: 10%

•	Company stockholders: ~7%

•	Pershing Square Funds: ~3%

Additional information on the capitalization and ownership of UMG following the Vivendi Distribution and the Listing can be found in Annex A “Description of Share Capital and Corporate Governance—Major Shareholders” on page 126.

25.	Q:	Why is UMG planning to list its shares on Euronext Amsterdam? Is that the same thing as an initial public offering?

A:

The Listing is part of Vivendi’s plan to distribute 60% of the share capital of UMG to Vivendi shareholders in the Vivendi Distribution. Once the Vivendi Distribution is complete, the Listing will provide an exchange on which those Vivendi shareholders (and others) can buy and sell shares of UMG. As no UMG shares will be created and sold to the public by UMG, it is more similar to a direct listing or a traditional spin-off than an initial public offering. UMG’s ordinary shares will be listed on the Euronext Amsterdam and denominated in Euros.

26.	Q:	Will the Company be entitled to representation on UMG’s board of directors?

A:

The UMG Business Combination Documents do not provide the Company with any rights to representation on UMG’s board of directors. UMG may invite one or more of the Company’s directors to join its board, but there are no commitments or formal obligations in this respect.

27.	Q:	Does the effectiveness of the Distribution Registration Statement mean that the UMG Shares will be traded in the U.S?

A:

No. The Distribution Registration Statement is a document that is required to distribute the UMG Shares to our stockholders in the PSTH UMG Distribution but that does not mean the UMG shares will be listed in the United States. At this time, UMG expects to be listed on Euronext Amsterdam and does not have any definitive plans to be listed in the U.S. or to sponsor American depositary receipts for trading on a national securities exchange in the U.S.

That being said, as an independent public company (with an independent board of directors based on our expectations), UMG could choose to pursue a dual listing in the U.S. which could be accomplished through either a direct listing, or via sponsored American depositary receipts. The Company is not aware of any legal or technical requirements that would preclude a dual listing structure if UMG’s board of directors determined that was in the best interest of UMG’s shareholders. To the extent UMG’s board of directors made such a determination, a dual listing could be accomplished relatively quickly.

28.	Q:	How will my Trust Interests be represented in my brokerage account?

A:

While every broker is different and we cannot provide any assurances as to how a particular broker will treat the Trust Interest, we expect that, due to the fact that the Trust Interest has substantially similar characteristics to a CVR, brokers will represent the Trust Interests in a similar way. Brokers typically represent a CVR as a credit memo line item in your account. Stockholders should call their broker for more information on how the Trust Interests will be reflected in their brokerage accounts.

Questions and Answers About RemainCo

29.	Q:	Will the Company continue to exist independently following the UMG Business Combination?

A:

The Company will continue to exist following the completion of the UMG Business Combination and intends to pursue its Future Business Combination in due course. At certain points in this Offer to Redeem we use the term “RemainCo” for clarity to describe the Company following the UMG Business Combination. However, the Company will continue to exist following the UMG Business Combination. It will not disappear into UMG and it will not liquidate following the UMG Business Combination.

30.	Q:	Will RemainCo continue to be a SPAC?

A:

No. RemainCo will no longer be treated as a SPAC under exchange listing rules (i.e., it will no longer need to comply with typical SPAC requirements such as holding proceeds in trust or having to provide stockholders with redemption rights with respect to an initial business combination) because the UMG Business Combination will constitute the Company’s initial business combination.

31.	Q:	Will the Company continue to be publicly traded?

A:	Yes.

32.	Q:	What will be the objective of RemainCo?

A:	RemainCo will aim to enter into a Future Business Combination with an operating company, with such Future Business Combination not taking the form of a share purchase of a minority position.

33.	Q:	When can RemainCo begin looking for a business combination partner? When will RemainCo announce a transaction or provide updates on its next business combination?

A:

The Company has already begun its search to identify a possible business combination partner, but it does not expect to enter into a definitive agreement regarding its Future Business Combination before the Redemption Offer is completed. The Company does not expect to provide any updates on its pursuit of a business combination partner until it has entered into a definitive transaction agreement (unless required to do so by law or stock exchange rules).

34.	Q:	Does RemainCo have a specific operating business in mind?

A:

No, but we will look to acquire an operating company which meets the Company’s core investment principles as described in the prospectus for the Company’s IPO. In the event that we decide to enter into a Future Business Combination that does not meet such criteria, then as described in the prospectus for our IPO, we will disclose such fact in our stockholder communications relating to the Future Business Combination.

35.	Q:	What will be the timeline for RemainCo to enter into a business combination?

A:

We have already begun our search to identify a possible business combination partner for our Future Business Combination and will work expeditiously towards our Future Business Combination, but we do not expect to enter into a definitive agreement regarding a business combination before the Redemption Offer is completed.

36.	Q:	How often will you update the market on your progress with RemainCo?

A:	We will update the market when we have signed a definitive transaction agreement, unless any earlier disclosure is required by applicable law or regulation.

37.	Q:	Will holders of Class A Common Stock have a redemption right in RemainCo’s Future Business Combination? If not, what recourse will they have if they do not support such Future Business Combination?

A:	No. Pursuant to our Certificate of Incorporation and in accordance with NYSE rules, holders of Class A Common Stock are only entitled to redemption rights in respect of the Company’s “initial business combination,” which will be completed upon the consummation of the Share Purchase. As a result, holders of Class A Common Stock will not be entitled to redemption rights at any time after the closing of the Redemption Offer. However, holders of Class A Common Stock can always elect to sell their shares in the open market if they do not wish to participate in RemainCo’s Future Business Combination.

38.	Q:	Will RemainCo’s Future Business Combination require a stockholder vote to approve it?

A:

Like any other business combination, RemainCo’s Future Business Combination may require stockholder approval pursuant to applicable law or stock exchange rules, and, even if not required, we may decide to hold such a vote for other business reasons.

39.	Q:	What will be the pro-forma ownership of RemainCo?

A:	Please refer to the below table, which shows the pro-forma ownership of RemainCo, based on the assumptions set forth under “Certain Defined Terms.”

	(No Warrant Exchange)	(Full Warrant Exchange)	(No Warrant Exchange)	(Full Warrant Exchange)
Party	Assuming No Redemptions in the Redemption Offer	Assuming No Redemptions in the Redemption Offer	Assuming Maximum Redemptions in the Redemption Offer	Assuming Maximum Redemptions in the Redemption Offer
Public Stockholders	70.5%	69.0%	39.1%	38.6%
Pershing Square Funds	29.0%	28.4%	60.3%	59.7%
PSTH Directors	0.5%	0.5%	0.6%	0.6%
Holders of Public Warrants(1)	0.0%	2.0%	0.0%	1.1%
Total	100.0%	100.0%	100.0%	100.0%

PSTH Directors and Executive Officers	29.5%	28.9%	60.9%	60.2%

(1) These percentages reflect the ownership that the holders of Public Warrants would receive upon exchange of their warrants for shares of Class A Common Stock.

40.	Q:	How will RemainCo be capitalized?

A:

Assuming no redemptions of shares of Class A Common Stock pursuant to the Redemption Offer, (i) RemainCo will have approximately $1.6 billion in cash and (ii) the Pershing Square Funds will have the option to provide up to an additional $1.4 billion of cash through purchases of additional Class A Common Stock in connection with the Future Business Combination pursuant to the Amended Pershing Square Funds FPA. The price per share at which the Pershing Square Funds may exercise such Amended Pershing Square Funds FPA will equal RemainCo’s NAV.

The Company expects to undertake a 1:4 reverse stock split so that its NAV per share will be approximately $22. This stock split will only occur after the issuance of the Tontine Warrants, all warrants in respect of the Forward Purchase Agreements and the Liquidating Trust Distribution.

See “RemainCo—Capitalization of RemainCo” beginning on page 160.

41.	Q:	How will the outstanding Public Warrants and the Tontine Warrants (i.e., the “Remaining Warrants”) be treated?

A:	Tontine Warrants

The record date as of which one must be a holder of record of Class A Common Stock to be eligible to receive a pro-rata share of the 44,444,444 Tontine Warrants will be between the closing of the Redemption Offer and the closing of the Warrant Exchange Offer. As a result, shares redeemed in the Redemption Offer and shares issued in the Warrant Exchange Offer will not be eligible to receive Tontine Warrants. The Tontine Warrants will not be eligible to participate in the Warrant Exchange Offer and will be issued prior to the consummation of the Share Purchase.

This is because our Certificate of Incorporation contemplates that the Tontine Warrants will be issued only to holders of the Class A Common Stock issued in our IPO and only following the exercise of redemption rights afforded in connection with our initial business combination (i.e., after the completion of this Redemption Offer). As such our Certificate of Incorporation did not contemplate that any Tontine Warrants would be issued in respect of the shares of Class A Common Stock that will be issued in connection with the Warrant Exchange Offer as such shares were not issued in our IPO.

We will also issue warrants equivalent to Tontine Warrants on exercise of the Pershing Square Funds FPA and Director FPAs, as previously discussed. The holders of Tontine Warrants will not be eligible to participate in the Warrant Exchange Offer.

Adjustment to Remaining Warrants

The Remaining Warrants, including the 44,444,444 Tontine Warrants we will distribute (and warrants equivalent to the Tontine Warrants that will be issued upon the exercise of the Forward Purchase Agreements), along with any of the 22,222,222 currently outstanding Public Warrants that are not exchanged in the Warrant Exchange Offer, will remain outstanding but the exercise price will be reduced, following the consummation of the Share Purchase and the Liquidating Trust Distribution to take into account the per-share value of the Liquidating Trust Distribution and certain other adjustments will be made.

Remaining Warrants Redemption

Following the completion of the Share Purchase and Liquidating Trust Distribution, we may elect to simplify the capital structure of the Company by calling for redemption, in accordance with the terms of the Warrant Agreement, any Remaining Warrants in the Remaining Warrant Redemption shortly following the consummation of the Share Purchase and the Liquidating Trust Distribution. Assuming we do so, the holders of Remaining Warrants will have 30 days to exercise their Remaining Warrants on a “cashless” basis pursuant to the then-existing Cashless Exercise Chart (adjusted as set forth under “—The Warrant Exchange Offer” above). Following such 30-day period, we will redeem any Remaining Warrants that have not been exercised for $0.10 per Remaining Warrant.

See “RemainCo—Remaining Warrants” beginning on page 161.

42.	Q:	What will happen to the Remaining Warrants after the 1:4 reverse stock split?

A:

Pursuant to the Warrant Agreement, upon a 1:4 reverse stock split, each whole Remaining Warrant will become exercisable for a quarter of one share of Class A Common Stock, and the exercise price per share of Class A Common Stock to be purchased upon exercise will be multiplied by four. Such adjustments are in addition to those described above as a result of the Liquidating Trust Distribution.

43.	Q:	What will be the treatment of the Sponsor Warrants in the UMG Business Combination?

A:

The Sponsor Warrants will not be exercised in connection with the UMG Business Combination. Instead, they will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV.

See “RemainCo—Sponsor Warrants” beginning on page 161.

44.	Q:	Will the Sponsor participate in Future Business Combination?

A:

Yes, the Company expects that our Sponsor would participate in RemainCo’s Future Business Combination. The Sponsor Warrants will remain outstanding and the exercise price will be adjusted as described above.

45.	Q:	What will be the treatment of the Director Warrants in the UMG Business Combination?

A:

The Director Warrants will not be exercised in connection with the UMG Business Combination. Instead, the Directors will exchange approximately 72% of the Director Warrants for shares of Class A Common Stock and the remaining approximately 28% will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV. Specifically, (i) the holders of the Director Warrants will receive, in exchange for approximately 72% of the Director Warrants, an aggregate of 1,167,450 shares of Class A Common Stock (a number of shares with a value, based on volume-weighted average trading prices over an averaging period before execution of the Share Purchase Agreement, equal to approximately 72% of the fair market value of the Director Warrants as determined by a third-party valuation firm), (ii) such shares will participate in the PSTH UMG Distribution and be eligible to receive SPARC securities and (iii) the remainder of the Director Warrants (covering approximately 0.07% of the fully diluted shares of the combined company after our Future Business Combination, which is approximately 28% of the percentage covered by the original Director Warrants) will remain in place with their exercise price adjusted to equal 120% of the Company’s NAV. We will also issue, alongside those shares, warrants equivalent to 259,433 Tontine Warrants. These warrants are not included in the pro-rata distribution of the 44,444,444 Tontine Warrants we will distribute to those holders of record of Class A Common Stock following the completion of the Redemption Offer.

See “RemainCo—Director Warrants” beginning on page 161.

46.	Q:	Will the Company’s independent directors participate in the Future Business Combination?

A:	Yes, the Company expects that our independent directors would participate in RemainCo’s Future Business Combination. The Director Warrants will remain outstanding and will adjusted as described above.

47.	Q:	What is the indemnity that the Company is providing to Vivendi? How long will it survive?

A:

The Company has entered into an agreement to indemnify Vivendi and certain of its related parties in connection with the Redemption Offer, the Warrant Exchange Offer, the PSTH UMG Distribution and the related registration statement.

The Indemnification Agreement expires upon the expiration of the applicable statute of limitations for a given claim, plus three months for claims in respect of the PSTH UMG Distribution or the Redemption Offer or the Warrant Exchange Offer, or, if earlier, a final settlement releasing Vivendi and its related parties indemnified under the agreement from liability to any person in respect of the matters for which such persons are indemnified under the agreement.

48.	Q:	Will the Indemnification Agreement limit RemainCo from consummating its Future Business Combination?

A:

The Company does not expect that the indemnity will limit RemainCo from consummating its Future Business Combination. The Indemnification Agreement provides us with flexibility to transfer or restructure the indemnification obligations if necessary.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed UMG Business Combination, including statements regarding the benefits of the proposed UMG Business Combination, the anticipated timing of the proposed UMG Business Combination, the services offered by UMG and the markets in which it operates. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including but not limited to:

•

the risk that the proposed UMG Business Combination may not be completed in a timely manner or at all, or may be completed on terms materially different from those described herein, which may adversely affect the price of the Company’s securities;

•

the risk that the proposed UMG Business Combination may not be completed by the Company’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by the Company;

•	the failure to satisfy the conditions to the consummation of any aspect of the proposed UMG Business Combination

•	the occurrence of any event, change or other circumstance that could give rise to the proposed UMG Business Combination not occurring;

•	the effect of the announcement or pendency of the proposed UMG Business Combination on UMG’s business relationships, performance, and business generally;

•

the outcome of any legal proceedings and regulatory action that may be instituted against the Company, Vivendi, UMG or their respective directors or officers related announcement of the proposed UMG Business Combination;

•	the amount of the costs, fees, expenses and other charges related to the proposed UMG Business Combination;

•	the ability to maintain the listing of the Company’s securities on NYSE;

•	the ability of the Company to complete its Future Business Combination;

•	the price of the Company’s securities may be volatile due to a variety of factors;

•	changes in laws and regulations affecting UMG’s business and changes in its capital structure as a result of the proposed UMG Business Combination and its contemplated public listing

•	the ability of UMG to implement business plans, forecasts, and other expectations after the completion of the proposed UMG Business Combination, and identify and realize additional opportunities;

•	the ability of RemainCo to consummate a Future Business Combination;

•	the amount of Class A Common Stock redeemed in the this Offer or the number of warrants exchanged and shares of Class A Common Stock issued in the Warrant Exchange Offer;

•	possible variances between the historical financial information UMG presents and its future financial statements, when they become available;

•

potential material differences between the terms of SPARC described herein and those ultimately offered to investors or the SEC failing to declare the registration statement in respect of SPARC’s securities effective or the NYSE or Nasdaq listing the securities or either the SEC or the applicable stock exchange imposing conditions that would prevent SPARC from operating in the manner intended; and

•	the impact of the global COVID-19 pandemic on any of the foregoing.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statements for the Distribution and the SPARC rights offering that will be filed with the SEC. Those filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that the Company will achieve its expectations or that the proposed UMG Business Combination will occur at all. The inclusion of any statement in this Offer to Exchange does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

RISK FACTORS

In addition to the other information contained in this Offer to Exchange and any related documentation, including under the caption “Forward Looking Statements,” you should carefully consider the following risk factors in deciding whether to tender your shares of Class A Common Stock for redemption pursuant to this Warrant Exchange Offer. In this section “we,” “us” and “our” refer to the Company both prior to and following the UMG Business Combination.

Risks Related to UMG’s Business and Operations

The following risk factors are the same as those that appear in Annex A to this Offer to Redeem, being the information about UMG that UMG intends to publish in connection with its planned listing on Euronext Amsterdam. This information is subject to amendment and modification in response to comments received by UMG from the AFM and has been reproduced in its entirety here without any substantive modification by the Company.

Business, Operations and Commercial Risks

UMG may be unable to compete successfully in the highly competitive industry and markets in which it operates and UMG’s business may be adversely affected if UMG fails to identify, attract, sign and retain successful recording artists and songwriters or by the absence of superstar releases.

The industry in which UMG operates is highly competitive, influenced by consumer preferences and rapidly evolving. UMG’s competitive position is dependent on identifying, attracting, signing and retaining recording artists who are or will become commercially successful, who have long-term potential, whose music is well received, whose subsequent music is demanded by consumers and whose music will continue to generate sales as part of its catalog for years to come. Competition among record companies for such talent is intense. UMG is also dependent on signing and retaining songwriters who are capable of writing songs that will be the popular hits of today and the classics of tomorrow. For example, in 2020 UMG’s artists took four of the year’s top five spots in the Spotify global charts (Drake, J. Balvin, Juice WRLD and The Weeknd), released the number one song of the year (Blinding Lights by The Weeknd) and took two spots in the top three album rankings (After Hours by The Weeknd and Hollywood’s Bleeding by Post Malone). UMG’s competitive position is dependent on its continuing ability to attract and develop such recording artists and songwriters whose work can achieve a high degree of popularity and thereafter, continue to create music and songs to retain, engage and expand their fan base.

UMG’s recorded music business is to a large extent dependent on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of technological developments. See “Risk Factors—Technological advancements are rapidly changing the marketplace in which UMG competes and the nature of UMG’s competition.”

UMG’s business may be adversely affected if it is unable to sign successful recording artists or songwriters. Signing, retaining and successfully developing artists is highly competitive, requires substantial human and capital resources, and can be dependent on consumer preferences that are rapidly and continuously changing. UMG uses external sources of data provided by streaming platforms or other external providers. Limitations to access of such data could adversely impact UMG’s capability of identifying future talents and therefore negatively affect its business. While UMG is required to devote significant time and investment to these activities, the returns on these activities are influenced by a number of factors, including factors outside of the control of UMG, and are uncertain at the time of investment. To the extent that the expected returns from these activities fail to materialize or are not in line with expectations, this may negatively impact UMG’s operating and financial performance and prospects.

UMG’s competitors may become more successful at signing, marketing and promoting recording artists, for example if UMG’s competitors increase the amounts they spend to discover, or to market and promote, recording artists and songwriters or reduce the prices of their music in an effort to expand market share, which may adversely impact UMG’s business, financial condition, results of operations and prospects.

UMG’s business, prospects, financial condition and results of operations may be adversely affected if it is unable to identify, attract, sign and retain such recording artists and songwriters on terms that are economically viable to it. UMG’s financial results may also be affected by the absence of superstar recording artist releases during a particular period via an impact on physical sales and download volumes and UMG’s share of digital platform subscription streaming revenues.

If streaming and subscription adoption or revenue fail to grow or grow less rapidly than UMG anticipates, UMG’s business may be adversely affected.

Revenues from subscription music services are important to UMG because they offset declines in downloads and physical sales and represent a growing area of UMG’s recorded music business. According to the IFPI Global Music Report 2021 issued by the International Federation of the Phonographic Industry (“IFPI”), an organization that represents the interests of the recording industry worldwide, subscription music services and ad-supported streaming revenues accounted for approximately 62.1% of global recorded music revenues in 2020, approximately a 19.9% increase as compared to 2019. In 2020, UMG generated €3,833 million of revenue from subscription music services and ad-supported streaming, as compared to €3,253 million in 2019. There can be no assurance that this growth pattern will persist or that digital revenue will continue to grow at a rate sufficient to offset and exceed declines in downloads and physical sales. Consumption formats in the music industry are susceptible to technological advancements and changing consumer preferences around how music is accessed, as illustrated in recent years by the global decline in revenue derived from downloads and CD sales. See “Risk Factors— Technological advancements are rapidly changing the marketplace in which UMG competes and the nature of UMG’s competition.” These, and other factors, may in the future negatively impact subscription and ad-supported streaming, for example where newer formats become more popular with consumers. Additionally, technology around streaming manipulation, fraud and hacking is becoming increasingly refined and subscription streaming services are particularly vulnerable which could undermine consumer confidence and cause revenue loss.

If UMG’s subscription or streaming revenue fails to grow, grows less rapidly than it has over the past several years or declines, UMG’s recorded music business may experience reduced levels of revenue and operating income. Additionally, slower growth in streaming adoption or revenue is also likely to have a negative impact on UMG’s music publishing business, which generates a significant portion of its revenue from sales and other uses of recorded music. Both of these may adversely impact UMG’s business, prospects, financial condition and results of operations.

UMG relies on digital service providers for the online distribution and marketing of its music on the basis of contractual terms that are subject to change.

UMG derives an increasing portion of its revenues from the distribution of music through digital distribution channels and partners with over 400 music platforms around the world. In 2020, [•]% of UMG’s overall revenue was derived from distribution of music through digital distribution channels.

UMG currently enters into relatively short-term agreements with digital music streaming services. There can be no assurance that UMG will be able to renew or enter into new agreements with any digital music service. The terms of these agreements, including the rates that UMG receives pursuant to them and the basis for calculation of those rates, may change as a result of changes in the industry or changes in the law, or for other reasons. Decreases in rates or changes to other terms of agreements with digital music streaming services could adversely impact UMG’s business, prospects, financial condition and results of operations.

UMG’s music is also promoted by the digital music services on playlists curated by such services or generated from their algorithms (or a combination of both). Any unfavorable changes made by such service providers to their algorithms or to the terms on which they market or promote UMG’s music could adversely affect UMG’s business, prospects, financial condition and results of operations.

UMG’s results of operations may be adversely affected if it is unable to compete successfully in the evolving markets in which it operates or is unable to execute its business strategy.

UMG expects to increase revenues and cash flow through a business strategy which requires it to, among other things, continue to maximize the long-term value of its music by expanding the licensing partners with which UMG works and diversifying its revenue streams by partnering with an increasing array of new businesses that benefit from the use of music content to engage consumers. UMG’s strategy includes efforts to grow revenues from new digital platforms, including fitness and video games, and through business arrangements with non-traditional partners, including social media platforms. For example, in 2017, UMG became the first major music company to sign a deal with Facebook. In 2021, UMG licensed its catalog to Equinox Media LLC’s Variis digital fitness app, and has the largest portfolio of fitness technology agreements of any music company including with Peloton and Apple’s Fitness+. The success of these initiatives relies on adequate third-party support and requires UMG to accurately forecast and keep up with technological developments and consumer preferences relating to platforms and may require UMG to implement new business models or adapt to new distribution platforms. If UMG is unable to implement its strategy successfully or properly react to changes in consumer preference, its financial condition, results of operations and cash flows could be adversely affected.

Technological advancements are rapidly changing the marketplace in which UMG competes and the nature of UMG’s competition.

The industries in which UMG operates are subject to rapid and significant changes in technology and are characterized by the frequent introduction of new products and services and use of technology in new ways, as demonstrated by the resulting global increase in streaming revenues over the past five years, coupled with a converse decline in downloads and CD sales. Technological advancements are also modifying the nature of UMG’s competition and bringing new challenges. The uses of technology are constantly evolving, and it may not be possible to foresee the ways in which technology could be used in, and to disrupt, the music industry, for example through the use of artificial intelligence and non-fungible tokens. Technological advancements may also be used to manipulate and adversely impact the reach of UMG’s digital content to its consumers and, as mentioned above, technology around streaming manipulation, fraud and hacking is becoming increasingly refined.

Adapting to, and competing with, rapid technological advancements requires substantial investment of time and resources; however, such investment does not guarantee UMG’s success in developing, implementing, transitioning to, competing with, utilizing or defending against new technology. Any failure by UMG to accurately anticipate customers’ changing needs and emerging technological trends could significantly harm UMG’s competitive positioning and results of operations. If UMG is not successful in adapting to or competing and keeping up with new technology, UMG’s business, prospects, financial condition and results of operations could be adversely affected.

In addition, UMG’s competitors may in the future be able to innovate or adjust faster than UMG can, and new technologies may increase competitive pressure by enabling UMG’s competitors to offer superior services or be more attractive to artists and songwriters. Such developments could make UMG’s value proposition less compelling, which could have a material adverse effect on UMG’s business, prospects, financial condition and results of operations.

UMG operates in many jurisdictions around the world and therefore is subject to a variety of trends, developments and limitations in those jurisdictions, which could affect it adversely.

UMG has businesses engaged in recorded music, music publishing, merchandising and audiovisual content in more than 60 countries around the world. UMG’s local presences have become increasingly important as the popularity of music originating from a country’s own language and culture is very significant, and more countries around the world have developed legitimate business models to monetize music. In addition, UMG’s business model is increasingly focused on developing business in new high-growth music markets. For example, in 2020 UMG strengthened its global presence through new activities and key partnerships in Israel, Morocco, Vietnam, Senegal, Cameroon, Nigeria, Italy, India, Indonesia, Thailand and South Korea. However, if UMG’s music does not continue to have appeal in various countries, UMG’s results of operations could be adversely impacted and its investments in new jurisdictions could fail to generate returns for UMG in line with expectations. Additionally, UMG may be impacted if it is not successful in identifying and signing the most promising artists in these markets, which may negatively impact UMG’s competitive position in these geographies, its prospects and its ability to generate returns in these markets.

In countries in which UMG currently conducts, or may in the future conduct, its businesses, UMG’s operations, growth strategy and development may be negatively impacted as a result of less developed digital, internet and mobile network infrastructure. UMG’s success, particularly streaming revenues, depend on the continued development and use of internet by consumers to access music as well as increasing high-speed internet and smart-phone penetration. If internet access or smart-phone penetration in these markets develops slower than expected, or is stalled, UMG’s growth strategy could be adversely affected.

Further, depending on the customs and norms in various markets, UMG’s presence in and generation of revenues from other countries may require UMG to accept longer accounts receivable settlement cycles and may subject UMG to difficulties in collecting its accounts receivables. UMG is also subject to restrictions on repatriation of capital in several jurisdictions in which it operates. For more information, see “Risks Related to UMG’s Business and Operations—Business, Operations and Commercial Risks—Export and import control laws and regulations, tariffs and trade barriers could have an adverse effect on UMG’s business.” Additionally, as a result of its global presence, UMG is subject to challenges in the global economic environment, as a result of political instability in jurisdictions where it is present as well as recessionary trends, inflation and instability in the financial markets in jurisdictions where it is present.

Any failure of UMG to adequately respond to the needs of its operations in various jurisdictions, its inability to appeal to consumers in various countries or the restrictions on UMG’s business due to customs, norms and policies in various jurisdictions may adversely impact UMG’s business, prospects, financial condition and results of operations.

UMG faces competition for the attention of its consumers given the constantly evolving entertainment options that are available.

A significant portion of UMG’s revenue comes from the production and distribution of audio and audiovisual recordings. The success of UMG’s content depends primarily upon its acceptance by the public and on consumer tastes and preferences, which change over time and are difficult to predict. The market for these products is highly competitive and competing products are often released into the marketplace at the same time. To remain competitive, UMG constantly seeks new platforms to engage different demographics of consumers around the world. The commercial success of audio and audiovisual recordings depends on several variable factors, including the quality and acceptance of competing offerings released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities and general economic conditions and other tangible and intangible factors, all of which can change quickly and in unforeseeable ways.

The recorded music business faces competition for consumer attention from other forms of entertainment and leisure activities, such as cable and satellite television, on-demand television, motion pictures, podcasts and video games and user-generated content in physical and digital formats. UMG may face competition in the future from the development of any number of new forms of entertainment and leisure activities. Although new platforms and means of entertainment provide opportunities for UMG to engage its customers, such initiatives may not be successful or offset constantly changing consumer preferences or cycling preferences between different forms of entertainment.

If UMG’s recorded music business unsuccessfully competes against other existing or new forms of entertainment and leisure activities, or produces and distributes audio and audiovisual recordings without broad consumer appeal, that may adversely impact UMG’s business, prospects, financial condition and results of operations.

UMG’s ability to operate effectively could be impaired if it fails to attract and retain its executive officers and other key personnel.

UMG’s success depends, in part, upon the continuing contributions of its executive officers and key operational and creative personnel, led by its Chairman and Chief Executive Officer, Sir Lucian Grainge CBE. These executive officers and key personnel possess significant experience within the music industry and their established personal connections and relationships in the music industry are important to UMG’s operations. UMG competes with other music and entertainment companies, record labels, digital service providers, technology companies and other companies for top talent, including executive officers and other key personnel.

If UMG were to unexpectedly lose a member of UMG’s key management, its business, financial condition, results of operations and prospects could be materially adversely affected. Although all of UMG’s executive officers have employment agreements with UMG, UMG cannot guarantee that key personnel, including executive officers, will remain in UMG’s employment or that it will be able to attract and retain qualified personnel in the future, at a reasonable cost, to replace any departing key personnel, which may disrupt its business and operations and could adversely impact UMG’s business, prospects, financial condition and results of operations.

In addition to competition from traditional music industry players, new entrants into the music industry, artists choosing not to sign with labels and the evolving role of intermediaries may increase competition and impact UMG’s ability to sign artists.

UMG faces competition from traditional music industry players as well as new entrants, including investment funds who have once again begun to enter into the business, including by way of catalog acquisitions. UMG’s competitors may launch aggressive promotional campaigns and other marketing activities, or they may pay higher than market rates to attract new talent and increase their market share. In response, in order to stay competitive, UMG may be required to make additional investments and incur significant additional expenditures. If UMG is unable to compete successfully in the changing competitive landscape, UMG may lose market share, worsen its business prospects and financial condition and its results of operations may be materially and adversely affected.

In addition, changing business practices, particularly due to the emergence of new technologies and access to a global network of consumers, has and could further result in artists choosing to make content available to consumers directly without being affiliated with a label or an intermediary, or could result in music platforms playing some of the roles that UMG has traditionally played. In this regard, UMG also competes with certain of the music distribution platforms who distribute the works of artists and songwriters without the involvement of labels or intermediaries.

These and other changes in the market could also result in modifications to the ways in which UMG contracts with its artists and to the revenue generated from those relationships. It is not possible to predict all the ways in which the music industry could change, and UMG may not be able to effectively adapt to all of these changes and become less competitive. As a result, changing business practices and disintermediation could have an adverse impact on UMG’s business, prospects, financial condition and results of operations.

Where UMG acquires, combines with or invests in other businesses or joint ventures, UMG will face risks inherent in such transactions.

UMG has in the past completed and, as part of its business strategy, will continue, from time to time, consider strategic transactions, which could involve acquisitions, combinations or dispositions of businesses or assets, or strategic alliances or joint ventures with companies engaged in music entertainment, entertainment, investing or other businesses. For example, in March 2019, UMG acquired the remaining rights in Ingrooves Music Group (“Ingrooves”), a global music distribution company that provides marketing and rights management services for independent labels and artists. Ingrooves subsequently acquired a leading South African independent distributor, Electromode, allowing UMG to enhance its digital, distribution and marketing services footprint across the continent and in December 2018, UMG acquired 100% of the share capital in Epic Rights, thereby further expanding UMG’s merchandising business. However, there can be no assurance that UMG will be able to identify and invest in suitable operations or assets. In addition, any such investment could be material, be difficult to implement, disrupt its business or change its business profile, focus or strategy significantly.

UMG may not be successful in addressing any risks or problems encountered in connection with any strategic transactions. UMG cannot assure you that if it makes any future acquisitions, investments, strategic alliances or joint ventures or enters into any business combination that they will be completed in a timely manner, or at all, that they will be structured or financed in a way that will enhance its creditworthiness or that they will meet its strategic objectives or otherwise be successful. In addition, if any new business in which UMG invests or which it attempts to develop does not progress as planned, it may not recover the funds and resources it has expended, and this could have a negative impact on its business, prospects, financial condition and results of operations.

Additionally, UMG has made investments into joint ventures with third parties in certain jurisdictions and it may in the future enter into additional such joint ventures as a means of conducting its business in various jurisdictions.

While UMG seeks to ensure that it has appropriate control when entering into joint ventures, in the future UMG may not be able to fully control the operations and the assets of its joint ventures as other investors in the joint venture may have or require certain rights under the terms of the joint venture, and therefore, UMG may not be able to make significant decisions or take timely actions with respect to its joint ventures. UMG’s inability to take decisive action in respect to its joint ventures could have a material adverse impact on its business, prospects, financial condition and results of operations.

UMG has engaged in substantial restructuring and re-organization activities in the past and may need to implement further restructurings and re-organizations in the future and its restructuring and re-organization efforts may not be successful or generate expected cost savings.

UMG’s business is significantly impacted by ongoing changes in the music entertainment industry. In response, it has sought, and will continue to actively seek, to adapt its operations and cost structure to the changing economics of the industry. For example, UMG has shifted and continues to shift resources from its physical sales channels to efforts focused on digital channels, emerging technologies and other new revenue streams, and it continues its efforts to reduce overhead and manage its variable and fixed-cost structure.

UMG may be required to implement further restructuring activities, make additions or other changes to its management or workforce based on other cost reduction measures or changes in the markets and industry in which it competes, including the evolving skill sets required from its employees. UMG’s inability to structure its operations based on evolving market conditions could impact its business. Restructuring activities can also create unanticipated consequences and negative impacts on its business, and UMG cannot be certain that any ongoing or future restructuring efforts will be successful or generate expected cost savings. If UMG were to unsuccessfully implement restructuring and re-organization plans, that could adversely impact UMG’s business, prospects, financial condition and results of operations.

Unfavorable currency exchange rate fluctuations could adversely affect UMG’s results of operations.

A significant portion of UMG’s assets, liabilities, revenues and costs are denominated in currencies other than euros, in particular U.S. Dollars. To prepare its UMG financial statements, UMG must translate those assets, liabilities, revenues and expenses into Euros from such currencies at then-applicable exchange rates. Consequently, increases and decreases in the value of the Euro as compared to such other currencies will affect the amount of these items in UMG’s financial statements, even if their value has not changed in their original currency. These translations could result in significant changes to its results of operations from period to period. In addition, exchange rate fluctuations could cause its expenses to increase as a percentage of net sales, affecting its profitability and cash flows.

From time to time, UMG enters into foreign exchange contracts to hedge the risk of unfavorable foreign currency exchange rate movements. However, these hedging strategies may not fully eliminate the exchange rate risk and currency volatility to which it is exposed. While UMG seeks to hedge currency transaction risks by offsetting opposing cash flows (natural hedging) and uses derivative hedges, UMG’s efforts to do so may not be successful or opportunities to do so may not be readily available and such risks may have a material adverse effect on UMG’s business, prospects, financial condition and results of operations.

An impairment in the carrying value of goodwill or other intangible and long-lived assets could negatively affect UMG’s operating results and equity.

While UMG has not been subject to a material impairment of goodwill or other intangible and long-lived assets in recent years, UMG could suffer losses due to asset impairment charges for its intangible assets. UMG tests these assets for impairment annually (or more frequently should indications of impairment arise) by first assessing qualitative factors and then by quantitatively estimating the fair value of each of its reporting units (calculated using a discounted cash flow method) and comparing that value to the reporting units’ carrying value, if necessary. If the carrying value exceeds the fair value, there is a potential impairment and additional testing must be performed. A downward revision in the estimated fair value of a reporting unit or intangible assets could result in a non-cash impairment charge. Any impairment charge recorded could negatively affect UMG’s financial condition and results of operations.

UMG’s results of operations, cash flows and financial condition have been and may continue to be adversely impacted by the coronavirus (COVID-19) pandemic or the state of the global economy as a whole.

Certain of the measures taken by regional and national governments, including stay-at-home orders and limitations on indoor and outdoor gatherings, have negatively affected UMG’s business due to the resulting extended pause over live concert tours, adversely impacting UMG’s sale of tour merchandise which resulted in a decline in revenue from UMG’s merchandising business in 2020. UMG’s merchandising segment has, in 2020 compared to 2019, decreased by 40.3%. UMG’s merchandising segment relies on vendors outside of the United States and, therefore, faces risks inherent in purchasing from foreign suppliers, including the COVID-19 pandemic on the supply chain. The limitations on live concert touring have also adversely impacted music publishing performance revenues. The stay-at-home orders also resulted in the cessation of or significant delay in the production of motion pictures and television programs, which negatively affected licensing revenue in UMG’s recorded music business and synchronization revenue in its music publishing business. It has been widely reported that early in the COVID-19 pandemic, advertisers temporarily reduced their advertising spend. This resulted in a corresponding initial decline in ad-supported streaming revenue in UMG’s recorded music business and, to a lesser extent, recorded music licensing revenue and music publishing synchronization, performance and mechanical ad-supported streaming revenue. UMG’s physical sales rely in part on distribution and retailing of CDs or vinyl through major retail chains and local shops. Shops closures and stay-at-home orders negatively affected physical sales of music through major retail chains and local shops, and any future measures, whether globally or in specific countries, may continue to have a negative effect on these sales channels.

Notwithstanding recent developments with respect to vaccines for COVID-19, given the global scale, severity and duration, the trajectory of the COVID-19 pandemic is difficult to predict. The COVID-19 pandemic is expected to continue to materially and adversely affect the global economy, creating risk around the timing and collectability of UMG’s accounts receivable and possibly leading to a decline in consumer discretionary spending which, in turn, could have a negative impact on UMG’s results of operations, cash flows and financial condition. Stay-at-home and shelter-in-place orders, business closures, travel restrictions, supply chain disruptions, employee illness or quarantines, and other extended periods of interruption to its business have resulted and could continue to result in disruptions to UMG’s operations. Any worsening of the COVID-19 pandemic, ineffectiveness of the vaccination efforts or the spread of any new variants of the coronavirus could result in additional material adverse impact on its business, financial condition, results of operations and prospects. To the extent the COVID-19 pandemic adversely affects UMG’s business, prospects, results of operations, cash flows or financial condition, it may also have the effect of heightening other risks described above.

A significant portion of UMG’s revenues relies on consumers spending discretionary funds on leisure activities, such as music subscriptions, CDs, vinyl albums and artist merchandise. The state of the economy as a whole, inflation, deflation, political uncertainty, the availability of consumer credit, taxation, unemployment and the impact of the COVID-19 pandemic are all factors that relate to the prevailing macroeconomic conditions and affect UMG’s business. Economic growth and consumer confidence are important for UMG’s growth and strategy. In 2020 UMG’s merchandising revenues were down 39.6% at constant currency and perimeter (which reflects the impact of significant acquisitions) compared to 2019 due to the impact of the COVID-19 pandemic on both touring and retail activity, which cut off access for consumers to purchase these products at their usual retail points. As such, UMG’s eCommerce business grew significantly in 2020, but could not fully offset the loss of touring and retail merchandise sales. UMG was able to further offset the negative impact of the COVID-19 pandemic with a significant increase in subscription and streaming revenues. UMG also generated some incremental revenue from its work on more than 100 live performances by artists worldwide that streamed on more than a dozen platforms. However, any decrease in global economic growth or slowdown in certain fast-growing markets could negatively affect UMG’s results of operations going forward.

Risks Related to Intellectual Property, Data Security and Information Technology

The success of UMG’s business is dependent on the existence and maintenance of its intellectual property rights and challenges in obtaining, maintaining, protecting and enforcing UMG’s intellectual property rights and involvement in intellectual property litigation could adversely affect its business, operating results and financial condition.

The success of UMG’s business depends on its ability to obtain, maintain, protect and enforce its trademarks, copyrights and other intellectual property rights around the world. UMG’s intellectual property rights, as well as its ability to enforce its intellectual property rights depend on the laws and regulations of the many jurisdictions in which it conducts business, which are not consistent across jurisdictions. In order to obtain, maintain, protect and enforce its intellectual property rights, UMG takes a variety of measures, including, if necessary, litigation or proceedings before governmental authorities and administrative bodies. For example, on July 31, 2018, a complaint for copyright infringement was filed by UMG Recordings, Inc. and Universal Music Publishing Group (along with the other major labels and publishers including Sony Music Entertainment and Warner Music Group) against, amongst others, Cox Communications, an Internet access and service provider, for knowingly inducing and supporting copyright infringement by its customers. UMG also has a content protection unit tasked with leading and coordinating take downs of content that infringes its intellectual property rights.

However, these measures can be expensive and time-consuming and, in some instances, can be ineffective such that, despite such measures, third parties may be able to obtain and use UMG’s intellectual property without its permission, and there is no guarantee that UMG will be able to successfully obtain, protect, maintain or enforce its intellectual property rights in every instance. The inability to obtain, maintain, protect or enforce its intellectual property rights could harm UMG’s brand or brand recognition and adversely affect its business, prospects, financial condition and results of operations.

In addition, if UMG is alleged to have infringed, misappropriated or otherwise violated the intellectual property rights of a third party (even where such claims are without merit), any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim and whether the claim is settled out of court or determined in its favor. There can be no assurance that UMG would prevail in any such litigation. If UMG were to lose a litigation relating to intellectual property, in addition to the potential reputational damage, it could be forced to pay monetary damages, to obtain a license, or to cease using certain intellectual property or technologies. For example, on February 5, 2019, a class action lawsuit was filed against UMG Recordings, Inc. on behalf of a putative class of all recording artists who have to date requested the termination of alleged transfers of U.S. copyright to UMG pursuant to Section 203 of the Copyright Act, which allows, under certain conditions, an author who has contractually transferred the U.S. copyright rights to his or her work to a third party to terminate such grant after 35 years. While a class has not been certified in this case, and UMG believes it has valid defenses to the claims, the complainant seeks to have the court recognize the purported termination of certain alleged grants by the artists involved in the litigation and also alleges copyright infringement, alleging that UMG continued to use certain recordings after the purported termination dates.

Additionally, artists signed by UMG may seek to challenge and dispute the scope of intellectual property rights under their contracts entered into with UMG, including potential disputes as to the application and effect of technological developments and new formats to access music. In this regard, see “Risk Factors—UMG is and could become involved in a number of lawsuits, which could negatively affect UMG’s results of operations, financial condition and reputation.”

Any of the foregoing may cause UMG to suffer economic loss and reputational damage, which would adversely affect UMG’s business, prospects, financial condition and results of operations.

Piracy continues to adversely impact UMG’s business and content protection is a key focus of UMG’s business.

Technological advances and the conversion of music into digital formats have made it easy to create, transmit and “share” high-quality unauthorized copies of music in a manner that does not provide an economic return for UMG. This includes “stream-ripping” to access UMG’s music illegally through the internet, whether by download or streaming (including by illegal “stream-ripping”). In a [2019] IFPI survey of [34,000] internet users aged [16 to 64] across [21] countries, [23]% admitted using illegal stream-ripping services, a leading form of music piracy. Organized industrial piracy may also lead to decreased revenues. The impact of piracy on legitimate music revenues and subscriptions is hard to quantify, but UMG believes that illegal file sharing and other forms of unauthorized activity, including stream manipulation, have a substantial negative impact on music revenues. If UMG is not entirely successful in its content protection efforts, whether as a result of challenges in obtaining appropriate relief via the judicial process or challenges in its efforts to lobby governments to enact and enforce stronger legal penalties for copyright infringement or a failure to develop effective means of protecting and enforcing its intellectual property rights, its business, prospects, financial condition and results of operations may suffer.

UMG’s business is subject to a variety of European, U.S. and other supranational and domestic laws, rules, policies and other obligations regarding data protection.

UMG is subject to laws, rules, and other obligations governing privacy, data protection, direct marketing, and cybersecurity in jurisdictions around the world. These laws impose restrictions on the way UMG and its counterparties may collect, use, retain, secure, disclose, and transfer personal information. These laws may shape, for example, how UMG engages in eCommerce transactions or other transactions with consumers; how it operates its online properties; how UMG engages in direct and behavioral advertising, email marketing, mobile marketing, and social media activities; and UMG’s internal operations in areas such as employment and how it transfers data among its subsidiaries. Further, UMG makes statements about its use and disclosure of personal information through its privacy policies, information on its websites and press statements. UMG may also have contractual obligations regarding the use of personal information with its counterparties.

Privacy, data protection, direct marketing, and cybersecurity are the subject of intense media, political, and regulatory scrutiny. Several jurisdictions in which UMG is active have recently passed laws in these areas, and other jurisdictions are considering imposing additional restrictions. These laws, and the ways in which authorities interpret and enforce them, continue to develop and may be inconsistent from jurisdiction to jurisdiction. Complying with emerging and changing requirements may cause UMG to incur substantial costs, change its business practices, modify its product and service offerings, and forego other business opportunities.

For example, UMG is subject to extensive European regulations on privacy, information security and data protection, the main and most relevant of which relate to the collection, protection and use of personal and business data, consumer credit data and other information and the provision of credit ratings, including Regulation (EU) 2016/679 (the General Data Protection Regulation) (the “GDPR”), the Directive 2002/58/EC of the European Parliament and of the Council of July 12, 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector (directive on privacy and electronic communications) and national laws implementing each of them. Additionally, UMG is subject to the United Kingdom’s Data Protection Act 2018. The GDPR, which has applied since May 25, 2018, is directly applicable in all member states of the European Economic Area (the “Member States”). The GDPR has increased both the number, and restrictive nature, of the obligations binding on the UMG for the collection, control and processing of personal data. In particular, the GDPR establishes a tiered approach to penalties for breach, which enables the relevant authorities to impose fines for some infringements of up to €20 million, or 4% of annual worldwide turnover.

In the United States, UMG is subject to overlapping federal and state laws governing privacy, data protection and security. For example, state data breach notification laws or consumer protection laws generally mandate the rules that must be followed in the event of the unauthorized disclosure of personal information. One of the most significant state privacy laws, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, establishes actionable rights for stipulated parties relating to data handled by covered entities such as UMG, as well as obligations on covered entities relating to privacy disclosures, data handling, and more. The Commonwealth of Virginia has a similar law coming into force at the start of 2023, and other states may be following suit. Moreover, UMG is also subject to regulatory authorities, such as the FTC, and self-regulatory requirements, such as the Payment Card Industry Data Security Standard (“PCI DSS”). The FTC is authorized to enforce prohibitions on “unfair or deceptive acts or practices,” to include a company’s violations of its own privacy policies or commitments, or security or privacy practices that the FTC deems fundamentally “unfair”. The PCI DSS are a set of payment-related data security requirements the violation of which can result in fines or restrictions on the ability to process transactions. Generally distinct from state privacy laws, some state laws also impose separate requirements regarding the handling of payment card information.

Noncompliance, or even allegations of noncompliance, with these laws or UMG’s public statements or contracts in these areas, could lead government entities or private actors to institute investigations into or proceedings against UMG. These investigations or proceedings may entail legal costs and reputational harm, and if defense of such proceedings is unsuccessful even in part, UMG may face significant penalties, liability, or ongoing monitoring or audit requirements.

Additionally, any perceived or actual failure by UMG, including its third-party service providers, to protect confidential data or any material non-compliance with privacy or data protection or other consumer protection laws could cause customers to lose trust in UMG, reduce UMG’s ability to attract and retain customers, artists and other business relationships and counterparties and result in litigation or other actions being brought against UMG. Lastly, if third parties that UMG works with, such as UMG’s suppliers, violate applicable laws or UMG’s policies, such violations may also put the information in UMG’s database at risk and could in turn have an adverse impact on UMG’s business, prospects, financial condition and results of operations.

UMG’s operations are dependent on its information technology and information systems, and any disruption to UMG’s IT system or failures in UMG’s IT systems could adversely impact UMG’s operations.

The integrity, reliability and operational performance of UMG’s information technology (“IT”) infrastructure and technology network are critical to its operations. UMG relies upon the capacity, reliability, and security of its IT hardware and software infrastructure and its ability to expand and update this infrastructure in response to changing needs.

Certain elements of the IT systems infrastructure on which UMG depends are outsourced to third parties. The services and functions provided by these third parties are critical to UMG’s business and include (but are not limited to) storage, data processing and network.

The availability of UMG’s IT platforms and other services may be interrupted by damage or disruption to UMG’s or UMG’s third-party service providers’ IT systems, which may be caused by, for example hardware or software defects, human error, unauthorized access, fire, power loss, natural hazards, the impact of war and terrorism, disasters or similarly disruptive events, as well as planned upgrades and improvements which may be subject to developmental delay or fail to be effective. Additionally, UMG may be subject to cyber-attacks, including phishing, malware, and ransomware. While no such attack has had a material adverse effect on its business in the past, there can be no assurance with regard to potential future attacks and UMG’s systems may be vulnerable to damage from such attacks.

While UMG has in place business continuity procedures, there can be no assurance that these will be fully successful in preventing all disruptions to the availability of UMG’s IT platforms or other services. To the extent UMG outsources its business continuity or disaster recovery operations, it is at risk of the vendor’s unresponsiveness in the event of breakdowns in UMG’s systems, which could cause delays in recovering service.

Furthermore, performance issues, system interruptions or other failures in UMG’s IT systems could expose UMG to potential liability to pay damages as well as reputational harm, additional operating expenses to remediate the IT failures and exposure to other losses or other liabilities, all of which could have a material adverse effect on UMG’s business, financial condition and results of operations.

In addition, UMG receives certain personal information about its customers and potential customers, and it also receives personal information concerning its employees, artists and vendors. In addition, UMG maintains sensitive confidential business information of itself and, in some cases, counterparties. It also holds intellectual property rights including rights in music recordings and compositions, and further including not-yet-released music. Further, UMG relies on its computer systems and those of service providers for its operations. No computer system is immune from attacks or other incidents, and UMG’s system may be vulnerable to, or may have suffered unknown, security breaches by computer hackers and others that attempt to penetrate or otherwise defeat the security measures that it has in place. A compromise of its security systems that results in the exposure of confidential information, including not-yet-released music or personal information, and that compromises the integrity of UMG’s information, causes UMG’s systems to operate in a way that UMG does not intend or affects the availability of such systems or information for use, may lead to operational disruptions and significant expenditures to address the incident. In addition, any vulnerabilities found in UMG’s systems, the loss of competitively sensitive information, theft of funds, reputational harm, litigation and investigations, legal expenses, liability, penalties, or the imposition of ongoing monitoring or audit requirements may also lead to operational disruptions and significant expenditures. Any of the foregoing may adversely impact UMG’s business, prospects, financial condition and results of operations.

While UMG maintains what it considers to be an appropriate level of insurance against some of these risks, UMG’s insurance coverage may not cover all of the costs and liabilities it incurs as the result of any such interruptions or failures of its IT systems, and if its business continuity and/or disaster recovery plans do not effectively and timely resolve issues resulting from a cyber-attack, UMG may suffer material adverse effects on its business.

UMG faces a potential loss of certain catalog titles to the extent that those recording artists have a right to recapture recordings under the U.S. Copyright Act.

The U.S. Copyright Act of 1976, as amended (the “U.S. Copyright Act”), provides authors (or their heirs) a right to terminate transfers of U.S. copyrights (i.e., licenses or assignments of rights in their copyrighted works) in certain circumstances. This right does not apply to works that are “works made for hire.” Since the enactment of the Sound Recordings Act of 1971, which first accorded federal copyright protection for sound recordings in the United States, the vast majority of UMG’s agreements with recording artists provide that such recording artists render services under a work-made-for-hire relationship. A termination right exists under the U.S. Copyright Act for transfers of U.S. rights in musical compositions that similarly are not “works made for hire.” If any of UMG’s commercially available sound recordings created after February 15, 1972 were determined not to be “works made for hire,” then the recording artists (or their heirs) could have the right to terminate the U.S. federal copyright rights they granted to it, generally during a five-year period starting at the end of 35 years from the date of release of a recording under a post-1977 license or assignment (or, in the case of a pre-1978 grant in a pre-1978 recording, generally during a five-year period starting at the end of 56 years from the date of copyright). Any right of artists to terminate the copyright rights granted to UMG may adversely impact UMG’s business, prospects, financial condition and results of operations.

Legal, Regulatory and Tax Risks

A significant portion of UMG’s revenues are subject to regulation either by government entities or by local third-party collecting societies throughout the world and rates on other income streams may be set by governmental proceedings or be subject to legislative intervention, which may limit its profitability.

Mechanical royalties and performance royalties are two of the main sources of income to UMG’s music publishing business, accounting for 5.5% of UMG’s revenue in 2020, and mechanical royalties are an expense for its recorded music business, accounting for 1.1% of UMG’s revenue in 2020. In the United States, mechanical royalty rates are set every five years pursuant to an administrative process under the U.S. Copyright Act, unless rates are determined through industry negotiations, and performance royalty rates are determined by negotiations with performing rights organizations, which in the United States include American Society of Composers, Authors and Publishers, (“ASCAP”), Broadcast Music, Inc. (“BMI”) and the Society of European Stage Authors and Composers (“SESAC”). ASCAP and BMI are subject to a consent decree rate-setting process if negotiations are unsuccessful. [The Antitrust Division of the Department of Justice (the “DOJ”) has previously reviewed UMG’s consent decrees with ASCAP and BMI and, while in January 2021, the DOJ announced that it would take no further action to modify or terminate such decrees, there is no guarantee that the DOJ will not choose to review such decrees in the future. Changes to the mechanical royalty rate, the performance royalty rates or consent decrees governing the U.S. performing rights organizations could potentially impact the profitability of UMG’s music publishing business.

Outside of the United States, mechanical and performance royalty rates are typically negotiated on an industry-wide basis (or for multi-territorial online licensing, on a repertoire-specific basis but still necessarily in partnership with collecting societies as rights holders) and may be subject to mandatory collecting regimes. In most territories outside the United States, mechanical royalties are based on a percentage of wholesale prices for physical product and based on a percentage of consumer prices for digital formats. The mechanical and performance royalty rates set pursuant to such processes may adversely affect UMG by limiting its ability to increase the profitability of its music publishing and/or recorded music businesses.

The performance royalty rates received by UMG’s recorded music business in the United States for webcasting and satellite radio are set every five years by an administrative process under the U.S. Copyright Act unless rates are determined through industry negotiations. In most jurisdictions outside the United States, UMG’s recorded music business receives payment for the public performance and broadcast of its sound recordings via collecting societies, with rates generally set by industry agreement or rate setting tribunal. In certain jurisdictions, governments either have, are proposing or face certain pressure to introduce legislation which may introduce and/or extend mandatory collective licensing and direct remuneration claims for certain rights, such as (but not limited to) the introduction of an additional remuneration right for performers for the so-called “making available” of sound recordings on digital services.

As revenues continue to shift from physical to diversified distribution channels, it is important that UMG receives fair value for all of the uses of its intellectual property as its business model now depends upon multiple revenue streams from multiple sources. To the extent that the rates set for recorded music and music publishing income sources through collecting societies or legally prescribed rate-setting processes are set at levels which are not favorable or economically viable for UMG, this could have an adverse impact on its business, prospects, financial condition and results of operations.

Changes in laws and regulations, including those relating to intellectual property rights, may have an adverse effect on UMG’s business.

UMG’s intellectual property rights, particularly copyrights, are very important to UMG’s business. UMG’s business is subject to a variety of laws and regulations in jurisdictions around the world, including those relating to intellectual property, content regulation, user privacy, data protection and consumer protection, among others. In addition, various governments currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could directly or indirectly affect UMG’s business and operations, the ownership of UMG’s content assets or UMG’s ability to maintain, protect or enforce its intellectual property rights. For example, the UK Parliamentary Select Committee on Digital, Culture, Media and Sport has undertaken an inquiry to examine “what economic impact music streaming is having on artists, record labels and the sustainability of the wider music industry” and is preparing to issue an advisory report on whether the UK government should take action to regulate record labels and/or publishers, including on issues related to artist and songwriter compensation, which could hinder or add cost to the labels’ operations. UMG’s business is also impacted by laws and regulations of the various jurisdictions in which UMG, or its partners, operate, including quotas, tax regimes, currency restrictions and data protection regimes.

UMG could also be adversely affected by new laws and regulations, by the threat that additional laws or regulations may be forthcoming and by changes in existing laws or changes in interpretation of existing laws by courts and regulators (including, in particular, the area of copyright) that could directly or indirectly affect UMG’s operations, the ownership of UMG’s content assets or UMG’s ability to maintain, protect or enforce its intellectual property rights. Litigation and proceedings before governmental authorities, whether or not UMG is involved in such proceedings, may serve as precedents that adversely impact UMG’s operations, ownership of content assets or intellectual property rights. UMG could incur substantial costs to comply with new or modified laws and regulations or substantial penalties or other liabilities if it fails to comply. UMG could also be required by such laws to change or limit certain of its business practices, which could impact its ability to generate revenues.

Furthermore, laws in various jurisdictions differ from each other in significant respects, and the enforcement of such laws can be inconsistent and unpredictable. This could impact UMG’s ability to operate its business in various jurisdictions and undertake activities that UMG believes is beneficial to its business. For example, the EU adopted the Directive on Copyright in the Digital Single Market (the “Copyright Directive”) to modernize EU copyright rules. The Copyright Directive includes a number of relevant provisions, including Article 17, which clarifies the EU copyright safe harbor requiring Online Content Sharing Service Providers (“OCSSPs,” or online platforms that host user-generated content) to employ “effective and proportionate”

measures to prevent unauthorized use of copyrighted materials. The EU’s Member States must implement the Copyright Directive via enactment of domestic legislation. While some Member States (such as France, the Netherlands, Hungary and Denmark) are implementing the Copyright Directive’s Article 17 faithfully to the legislative intent, other States are considering (and, in the case of Germany, have implemented) legislation that differs significantly from the Copyright Directive in letter and spirit – and which would not only undo the benefit of Article 17 but also potentially disrupt existing licensing models.

Any of the foregoing may adversely impact UMG’s business, prospects, financial condition and results of operations.

UMG is and could become involved in a number of lawsuits, which could negatively affect UMG’s results of operations, financial condition and reputation.

UMG is and could become involved in a number of lawsuits or investigations initiated by consumers, business partners, competitors, artists and third parties. For example, on February 5, 2019, a purported class action lawsuit was filed against UMG Recordings, Inc. on behalf of a putative class of all recording artists who had requested the termination of certain alleged grants of U.S. copyrights to UMG pursuant to Section 203 of the U.S. Copyright Act. See “Business Description—Litigation” in Annex A.

In some of these cases, if UMG fails to negotiate amicable settlement, it may be ordered to pay damages or financial penalties. UMG recognizes a provision each time a risk is identified, is likely to materialize and is either quantifiable or can be estimated with reasonable accuracy. While UMG does not believe that any current legal proceedings will have an adverse material impact on its financial position, it could become involved in litigation in the future that could have an adverse impact on UMG’s business, prospects, financial condition and results of operations.

Updates to or new legislation relating to personal services contracts could impair UMG’s ability to retain the services of key recording artists.

The enactment of legislation, or updates to currently applicable legislation, limiting the terms by which an individual can be bound under a “personal services” contract could impair UMG’s ability to retain the services of key recording artists. In this regard, California Labor Code Section 2855 (“Section 2855”) limits the duration of time any individual can be bound under a contract for “personal services” to a maximum of seven years. In 1987, Subsection (b) was added, which provides a clarification to Section 2855 for recording contracts, creating a damages remedy for record companies in those instances where an artist leaves their contract after seven years but has not delivered their contractually promised recordings. Without subsection (b), an artist could obtain the benefit of the label’s investment without the legal obligation to deliver on their contractual promise. Legislation has been introduced in the California State Legislature seeking to repeal Subsection (b), among other provisions. The repeal of Subsection (b) and/or the enactment of legislation similar to Section 2855 by other states in the United States could materially adversely affect UMG’s results of operations and financial position for example by, amongst other things, leaving UMG without a damages remedy where an artist has failed to deliver on contractual recordings.

Any enactment of legislation, or updates to currently applicable legislation, restricting the terms under which UMG enters into future contracts with recording artists or songwriters can impact investment decisions and returns, any of which might adversely affect its results of operations.

Changes in tax laws or challenges to UMG’s tax position could adversely affect UMG’s results of operations and financial condition.

UMG is subject to complex tax laws and regulations in the various countries where it operates. It is subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of its operations and its corporate structure. Adverse developments in applicable tax laws or regulations, or any change in the position by the relevant authorities regarding the application, administration or interpretation of any applicable tax laws or regulations, could subject UMG to additional or increased tax payments, and in turn have a material adverse effect on UMG’s business, financial condition and results of operations. In this regard, the fast-paced development of the global digital economy has led, and may lead, to public authorities adapting, or considering to adapt, tax regimes applicable to UMG, which could further subject UMG to changes in tax legislation in the countries where it operates.

In addition, UMG often relies on generally available interpretations of applicable tax laws and regulations including interpretations made by the relevant tax authorities and courts of law. There cannot be certainty that the relevant tax authorities or courts agree with UMG’s interpretation of these laws or, as the case may be, that such tax authorities or courts do not depart from the generally available interpretations of applicable tax laws and regulations on which UMG often relies. If UMG’s tax positions are challenged by relevant tax authorities, the potential imposition of additional or increased taxes could require UMG to pay taxes that UMG currently does not collect or pay or increase the costs of UMG’s services to track and collect such taxes, which could in turn increase UMG’s costs of operations or UMG’s effective tax rate and have a negative effect on UMG’s business, financial condition and results of operations.

UMG may be subject to scrutiny under antitrust and competition laws.

UMG may be subject to scrutiny in the countries and regions where it operates by various government and regulatory agencies such as the Antitrust Division of the DOJ, the European Commission, under U.S. and EU law and regulation, and other foreign laws and regulations, including antitrust and competition laws. These and other government agencies, entities and individuals have jurisdiction to consider whether UMG’s business practices violate applicable antitrust or competition laws of the countries and regions in which UMG operates. UMG’s licensing agreements, including with streaming services, satellite radio and web-based services may be subject to regulatory scrutiny and might be the subject of regulatory action or antitrust litigation.

In this regard, in August 2019, UMG received a notice of investigation from State Administration for Market Regulation, the enforcement arm of the Chinese Government in charge of investigating market competition, monopolies and intellectual property, stating that it was opening an anti-monopoly investigation into UMG’s conduct in entering into music licenses as a record label. An adverse finding could result in financial penalties as well as other measures, which may materially and adversely affect UMG’s business, financial condition, results of operations and prospects in China.

Any such actions, claims or investigations, even if without foundation, may be very expensive to defend or respond to, involve negative publicity and substantial diversion of management time and effort, and could result in reputational harm, significant judgments against UMG or require UMG to change its business practices, which may materially and adversely affect its business, financial condition, results of operations and prospects.

Export and import control laws and regulations, tariffs and trade barriers could have an adverse effect on UMG’s business.

UMG operates in more than 60 territories around the world and exports music and merchandise from country to country. UMG’s exports not only include physical exports, such as vinyl, CDs and merchandise, including apparel, but also digital trade and is subject to a variety of export control and import laws and regulations and trade and tariff regulations. Compliance with export control and import laws and regulations may create delays in the introduction of UMG’s music and merchandise in international markets, resulting in a loss of opportunities and increase costs due to import and export duties and tariffs.

Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws, sanctions and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased ability to export UMG’s music and merchandise to consumers. Any limitation on UMG’s ability to export its music or merchandise could materially adversely affect its business, prospects, financial position and results of operations.

Exposure to United Kingdom political developments, including the effect of its withdrawal from the European Union, could be costly and difficult to comply with and could seriously harm UMG’s business.

UMG has operations in the United Kingdom involved in identifying, signing and retaining recording artists. The United Kingdom’s withdrawal from the European Union has created significant uncertainty about the long-term future relationship between the United Kingdom and the European Union. It has also had, and may in the future have, a material adverse effect on global economic conditions and the stability of global financial markets and could reduce global market liquidity and restrict the ability of market participants to operate in financial markets in the United Kingdom or Europe. Lack of clarity about the future relationship between the United Kingdom and the European Union, and the laws and regulations that may apply, including with respect to aspects of laws and regulations which were not covered by the EU-UK Trade and Cooperation Agreement, could adversely affect UMG’s business, prospects, financial condition and results of operations.

Risks related to the Vivendi Distribution and Listing

UMG may not achieve some or all of the expected benefits of the Listing, and the Listing and Vivendi Distribution may adversely affect its business.

UMG may not be able to achieve the full strategic and financial benefits expected to result from the Listing, or such benefits may be delayed or not occur at all. The Listing is expected to provide the following benefits, among others:

•	enhanced strategic and management focus;

•	distinct investment identity;

•	more efficient allocation of capital;

•	direct access to capital markets; and alignment of incentives with performance objectives.

The Company may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•	the execution of the Listing and Vivendi Distribution may distract from other strategic initiatives;

•	following the Listing and Vivendi Distribution, UMG may be more susceptible to market fluctuations and other adverse events than if it had remained a part of the Vivendi Group;

•	the costs associated with being an independent publicly listed company; and

•	the other actions required to separate UMG’s from the Vivendi Group could disrupt operations.

Additionally, as a separate public company, UMG will be a smaller and less diversified group than the Vivendi Group, and there is a possibility it may not have access to financial and other resources comparable to those available to the Vivendi Group prior to the Vivendi Distribution. UMG cannot predict the effect that the Listing and Vivendi Distribution will have on its relationship with partners, employees or other stakeholders, including its relationship with recording artists and songwriters. Furthermore, as a less diversified group, UMG may be more likely to be negatively impacted by changes in global market conditions, regulatory reforms and other industry factors, which could have a material adverse effect on its business, prospects, financial condition and results of operations. If UMG is unable to achieve some or all of the benefits expected to result from the Listing and Vivendi Distribution, or if such benefits are delayed, its business, prospects, financial condition and results of operations could be adversely affected.

UMG’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which UMG will be subject following the Listing and Vivendi Distribution.

UMG’s financial results were previously included within the consolidated results of Vivendi, and UMG’s reporting and control systems were appropriate for those of a subsidiary of a public company. Additionally, as a Dutch company with ordinary shares listed on Euronext Amsterdam, UMG will be required to comply with the reporting requirements of Directive 2004/109/EC (as amended by Directive 2013/50/EU) as transposed into Dutch law, including the preparation of annual and half yearly financial statements in accordance with IFRS. The Company will also be subject to the ongoing disclosure requirements of Regulation (EU) No 596/2014 of the European Parliament and the Council. These and other obligations will place significant demands on UMG’s management, administrative and operational resources, including accounting and information technology resources, which it had previously not been required to meet independently.

To comply with these requirements, UMG is, and may be, required to upgrade its systems, including computer hardware infrastructure, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and information technology staff. To the extent that the upgrades made by UMG to its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion are not successful, UMG’s ability to comply with its financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition to the potential reputation damage, any failure to achieve and maintain effective internal controls could have a material adverse effect on UMG’s business, prospects, financial condition and results of operations.

The transitional services Vivendi has agreed to provide UMG may not be sufficient for its needs. In addition, UMG may fail to have necessary systems and services in place when certain of the Transitional Services Agreement expires.

In connection with the Listing and Vivendi Distribution, UMG has entered into a transitional services agreement (the “Transitional Services Agreement”) with [an affiliate of] Vivendi. See Annex A for additional information. The Transitional Services Agreement will provide for the performance of key business services by the Vivendi Group for UMG’s benefit for a period of time after the completion of the Listing and Vivendi Distribution, including in relation to [●], [●] and [●]. These services may not be sufficient to meet UMG’s needs and the terms of such services may not be equal to or better than the terms UMG may have received from unaffiliated third parties, including its ability to obtain redress.

UMG will rely on the Vivendi Group to satisfy its obligations under the Transitional Services Agreement. If the Vivendi Group is unable to satisfy its obligations under the Transitional Services Agreement, UMG could incur operational difficulties or losses. If UMG does not have in place its own systems and services, or if UMG does not have agreements with other providers of these services once the Transitional Services Agreement expires, it may not be able to operate its business effectively and this may have an adverse effect on its business, financial condition and results of operations. In addition, after the Transitional Services Agreement expires, UMG may not be able to obtain these services at as favorable prices or on as favorable terms as they were obtained under the Transitional Services Agreement.

Risks Related to UMG’s Ordinary Shares and the Vivendi Distribution

An active trading market on Euronext Amsterdam may not develop.

Until trading on Euronext Amsterdam commences [on an “as-if-and-when-delivered” basis], which is expected on [●], 2021, but is subject to acceleration, extension and settlement taking place, there is no public trading market for the shares. UMG can give no assurance that an active trading market for the shares will develop after the Vivendi Distribution or, if it does develop, that it will be sustained or liquid, in particular given that the free float will be approximately [●]% of the issued ordinary share capital of UMG following the implementation of the Vivendi Distribution. If such a market fails to develop or is not sustained, the liquidity and trading price of the shares could be adversely affected, as well as increase their price volatility. Even if such market develops or is sustained, the market price for the shares may fall below the [Reference Price], perhaps substantially. As a result of fluctuations in the market price of the shares, investors may not be able to sell their shares at or above the [Reference Price], or at all.

UMG may issue additional shares or other equity securities without shareholder approval, which would dilute shareholder ownership interests and may depress the market price of the shares.

After the Listing, [1,813,241,160] shares will be issued and outstanding. Subject to [the terms of the [Relationship Agreement] and] Dutch law, the Proposed Articles will authorize UMG to issue shares and rights relating to the shares for such consideration and on such terms and conditions as established by the board of directors of UMG in its sole discretion, whether in connection with future acquisitions or otherwise. Shareholders would receive advance notice of any issuance of additional shares or other equity through regulatory filings. Any shares issued, could dilute the percentage ownership held by the shareholders.

The UMG’s issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	UMG’s existing shareholders’ proportionate ownership interest in UMG will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share may be diminished; and

•	the market price of shares may decline.

Future offerings of debt or equity securities by UMG may adversely affect the market price of the shares.

In the future, UMG may attempt to obtain financing or to further increase its capital resources by issuing additional shares or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or preferred shares. Future acquisitions could require substantial additional capital in excess of cash from operations. UMG may obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional shares or other equity securities or securities convertible into equity may dilute the economic and voting rights of existing shareholders or reduce the market price of the shares or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of UMG’s available assets prior to the holders of the shares. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit UMG’s ability to pay dividends to the holders of the shares. The Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond UMG’s control, which may adversely affect the amount, timing and nature of UMG’s future offerings.

Risks relating to future sales or transfers of UMG’s ordinary shares by shareholders.

Following completion of the Vivendi Distribution, the existing shareholders will beneficially own approximately [●]% of the issued ordinary share capital of UMG in aggregate. Additionally, it is expected that Bolloré Group will beneficially own [18]% of the issued and outstanding share capital of UMG after the Vivendi Distribution. [Neither the existing shareholders nor the Bolloré Group will be subject to lock-up arrangements post the Vivendi Distribution.]

The issue or sale of a substantial number of shares by UMG, the existing shareholders, Bolloré Group or UMG’s directors in the public market, or the perception that these sales may occur, may depress the market price of the shares. Furthermore, a sale of shares by any of UMG’s director could be perceived as a lack of confidence in the performance and prospects of UMG and could cause the market price of the shares to decline. In addition, any such sales could impair UMG’s ability to raise capital through the issuance of equity securities in the future.

UMG Shareholders in the United States and other jurisdictions outside of the Netherlands may not be able to participate in future equity offerings.

The securities laws of certain jurisdictions outside the EU may, however, restrict UMG’s ability to allow participation by shareholders in future offerings. In particular, Shareholder residents in the United States may not be entitled to exercise these rights, unless either the shares and any other securities that are offered and sold are registered under the Securities Act, or the shares and such other securities are offered pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. UMG cannot assure prospective investors that any exemption from such overseas securities law requirements would be available to enable shareholder residents in the United States or other non-EU shareholders to exercise their pre-emption rights or, if available, that UMG will utilise any such exemption.

Overseas shareholders may be subject to exchange rate risk.

The shares are priced in euros and will be quoted and traded in the euro currency. In addition, any dividends UMG may pay will be declared and paid in euro denominations. Accordingly, investor residents outside the Eurozone are subject to risks arising from adverse movements in the value of the respective investor’s reference currency against the euro, as well as additional transaction costs in converting the euro into the respective investor’s reference currency, which may materially reduce the value of the shares, as well as that of any dividends paid. Investors whose reference currency is a currency other than the euro are therefore urged to consult their financial advisers.

The market price of the shares may be volatile, which could cause the value of the shares to decline.

Even if a trading market develops, the market price of the shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in the shares may fluctuate and cause significant price variations to occur. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market and political conditions (including as a result of the COVID-19 pandemic), could reduce the market price of the shares in spite of its operating performance. If UMG is unable to operate as profitably as investors expect, the market price of shares will likely decline when it becomes apparent that the market expectations may not be realized. In addition, UMG’s results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in UMG’s quarterly or annual results of operations; operating results of other companies in the same industry; additions or further departures of key management personnel; changes in UMG’s earnings estimates (if provided) or failure to meet analysts’ earnings estimates; publication of research reports about UMG’s industry, litigation and government investigations; changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting UMG’s business; adverse market reaction to any indebtedness UMG’s may incur or securities it may issue in the future; changes in market valuations of similar companies or speculation in the press or the investment community with respect to UMG or its industry; investors shorting UMG shares, negative media coverage; adverse announcements by UMG or others and developments affecting UMG; announcements by UMG’s competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments; actions by institutional shareholders; the possible effects of war, terrorism and other hostilities; adverse weather conditions; changes in general conditions in the economy or the financial markets or other developments affecting the music industry; and increases in market interest rates that may lead investors in the shares to demand a higher yield, and in response the market price of the shares could decrease significantly.

These broad market and industry factors may decrease the market price of the shares, regardless of UMG’s actual operating performance. The stock market in general has, from time to time, experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted against UMG, could result in substantial costs, a material negative impact on UMG’s liquidity, negative impact on UMG’s reputation and a diversion of UMG’s management’s attention and resources.

No assurance can be given that UMG will pay or declare dividends.

There can be no assurance that UMG will pay or declare dividends in the future in accordance with its dividend policy. Subject to Dutch law and the Proposed Articles, the board of directors of UMG may resolve to make an interim distribution of profits, provided that it appears from an interim statement of assets signed by the board of directors of UMG that UMG’s equity does not fall below the sum of called-up and paid-in share capital and any statutory reserves. The determination of the board of directors of UMG as to whether to resolve upon a dividend will depend upon many factors, including UMG’s financial condition, earnings, corporate strategy, capital requirements of its operating subsidiaries, covenants, legal requirements to which UMG is subject and other factors deemed relevant by the board of directors of UMG. There can be no assurances that UMG’s performance will facilitate adherence to the dividend policy or any increase in the pay-out ratio and, in particular, UMG’s ability to pay dividends may be impaired if any of the risks described in this section “Risk Related to UMG’s Business and Operations” beginning on page 54 were to occur.

As UMG is organized under the laws of the Netherlands as a public company, the ability of its shareholders in certain countries other than the Netherlands, in particular in the United States, to bring an action against UMG may be limited under law.

It may be difficult or impossible for investors to effect service of process within the United States upon such persons or UMG or to enforce against them in U.S. courts a judgment obtained in such courts.

In addition, there is doubt as to the enforceability, in the Netherlands, of original actions or actions for enforcement based on the federal or state securities laws of the United States or judgments of U.S. courts, including judgments based on the civil liability provisions of the U.S. federal or state securities laws. The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. A judgment rendered by a court in the United States will not be recognized and enforced by the Dutch courts; however, if a person has obtained a final judgment without appeal in such a matter rendered by a court in the United States that is enforceable in the United States and such person files his or her claim with the competent Dutch court, the Dutch court will recognize and give effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on grounds which are internationally acceptable, (ii) proper legal procedures have been observed, (iii) the judgment does not contravene Dutch public policy and (iv) the judgment is not irreconcilable with a judgment of a Dutch court or an earlier judgment of a foreign court that is capable of being recognized in the Netherlands.

If securities or industry analysts do not publish research or reports about UMG’s business or industry, or if such analysts (if any) change their recommendations regarding the shares adversely, the market price and trading volumes of the shares could decline.

The trading market for the shares may be influenced by the research and reports that securities or industry analysts publish about UMG’s business or industry. If securities or industry analysts do not publish or cease to publish research or reports about UMG’s business or industry, UMG could lose visibility in the financial markets, which could cause the market price or trading volume of the shares to decline. Also, if one or more of the analysts covering UMG’s business or industry recommends selling shares, or if negative research is published on the industry or geographic markets UMG serves, the market price of the shares could decline.

Risks Related to the Warrant Exchange Offer

The only way for a holder of a Public Warrant to participate in the PSTH UMG Distribution through their Public Warrant is by tendering it for exchange in this Warrant Exchange Offer.

If you do not tender your Public Warrants for exchange in this Warrant Exchange Offer, your Public Warrant will not participate in the PSTH UMG Distribution and you will not receive UMG Shares. UMG Shares will be distributed only to holders of our Class A Common Stock on the UMG Record Date (with any shares to be issued to the Pershing Square Funds in connection with the exercise of the Forward Purchase Agreement to be deemed outstanding as of such date). Public Warrants that are tendered in this Warrant Exchange Offer will be exchanged for shares of Class A Common Stock outstanding on the UMG Record Date and will participate in the PSTH UMG Distribution. Accordingly, the only way for you, as a holder of Public Warrants, to participate in the UMG Business Combination is to exercise your right to tender your Public Warrants for exchange in this Warrant Exchange Offer.

There is no guarantee that your decision whether to exchange your Public Warrants in this Warrant Exchange Offer will put you in a better future economic position.

We can give no assurance as to the price at which you may be able to sell shares of Class A Common Stock (or any other assets to be distributed in respect thereof, including the UMG Shares) or Public Warrants in the future following the completion of the UMG Business Combination or any alternative business combination. Certain events following the consummation of the UMG Business Combination may cause an increase in our share price and may result in a lower value realized now than you might realize in the future had you exchanged your Public Warrants. Similarly, if you do not exchange your Public Warrants, you will bear the risk of ownership of the Public Warrants after the consummation of the UMG Business Combination, [and there can be no assurance that you will be able to receive any value for such Public Warrants]. You should consult, and rely solely upon, your own tax and/or financial advisor for assistance on how this may affect your individual situation.

Holders of Public Warrants who wish to exchange their Public Warrants in this Warrant Exchange Offer must comply with specific requirements for exchange. A failure to comply with such requirements will result in such holder not participating in the Warrant Exchange Offer and such requirements may make it more difficult for them to exchange their Public Warrants prior to the Expiration Time.

Holders of Public Warrants who wish to exchange their Public Warrants in this Warrant Exchange Offer must, among other things, tender their certificates to our transfer agent or deliver their shares to our transfer agent electronically through DTC prior to the Expiration Time. In order to obtain a physical certificate, a holder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that holders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate.

A failure to comply with any of these procedural requirements could result in holders losing their ability exchange their Public Warrants. If it takes longer than anticipated to obtain a physical certificate, holders who wish to exchange their Public Warrants may be unable to obtain physical certificates by the Expiration Time and therefore will be unable to exchange their Public Warrants.

If a holder fails to receive notice of our Offer to Exchange their Public Warrants, or fails to comply with the procedures for tendering their Public Warrants, such warrants may not be exchanged.

Despite our compliance with the tender offer rules, if a holder fails to receive this Offer to Exchange and other materials that we are furnishing to holders of Public Warrants in respect of this Warrant Exchange Offer, such holders of Public Warrants may not become aware of the opportunity to have their Public Warrants exchanged. In addition, these materials describe the various procedures that must be complied with in order to validly exchange Public Warrants. In the event that a holder of Public Warrants fails to comply with these or any other procedures, their Public Warrants may not be exchanged. See “The Warrant Exchange Offer—Procedures for Exchanging Public Warrants and Delivery of Consents” beginning on page 121 for more information.

There is uncertainty regarding the U.S. federal income tax consequences of the Warrant Exchange Offer to the holders of Public Warrants.

While the treatment of holders of Public Warrants who elect to exchange their Public Warrants for Class A Common Stock pursuant to the Warrant Exchange Offer is not entirely clear under current law, we expect the Warrant Exchange Offer to qualify and be treated as a tax-free recapitalization for U.S. federal income tax purposes. However, it is possible that the Warrant Exchange Offer could be viewed as a cashless exercise of Public Warrants that is treated in part as a taxable exchange in which gain or loss is recognized, or a fully taxable exchange of all of the Public Warrants exchanged. Due to the absence of authority on the U.S. federal income tax treatment of the Warrant Exchange Offer, there can be no assurance which, if any, of the alternative tax treatments described above would be adopted by the IRS or a court of law. Accordingly, holders should consult their tax advisors regarding the tax consequences of the Warrant Exchange Offer.

Our tax liability is uncertain due to, among other things, recently proposed changes to United States federal tax laws and the novel structure of the UMG Business Combination.

We are subject to taxation in the United States, where there have recently been proposals to significantly change federal tax laws. While it is not yet clear whether these proposals are likely to be passed, or how their passage would affect us, one such proposal would increase the corporate tax rate. Additionally, and regardless of the proposed changes to United States tax laws, the current tax laws and treasury regulations to which we are subject are often unclear when applied to novel and innovative facts such as those of the UMG Business Combination (including, for example the use of the Liquidating Trust) and the contemplated distribution of SPARC Warrants. Therefore, there can be no assurance that the IRS or other applicable tax authority will not challenge our determination of our tax liability (including the calculation of our tax liability in connection with the UMG Business Combination and related tax matters) or will not succeed in such a challenge.

Risks Relating to the UMG Business Combination

Holders of our Class A Common Stock will not be afforded an opportunity to vote on the UMG Business Combination, which means we may complete the UMG Business Combination even though a majority of our Public Stockholders do not support the UMG Business Combination.

We will not hold a stockholder vote to approve the UMG Business Combination as there is no requirement to do so under applicable Delaware law or stock exchange listing requirements. For example, the NYSE rules only require us to obtain stockholder approval with respect to a business combination if we are seeking to issue more than 20% of our outstanding shares of common stock to a target business as consideration therein, and we do not intend to issue 20% or more of our outstanding shares of common stock in connection with the UMG Business Combination.

Accordingly, we may complete the UMG Business Combination even if holders of a majority of the shares of our Class A Common Stock do not approve of the UMG Business Combination.

The PSTH UMG Distribution must be made pursuant to an effective registration statement and the declaration of the effectiveness of such a registration statement may be delayed beyond our current expectations or not occur at all.

The PSTH UMG Distribution will be made only pursuant to a registration statement that has been declared effective by the SEC. Pursuant to the Registration Rights Agreement, UMG has agreed that it shall prepare, and as promptly thereafter as practicable file with the SEC, the Distribution Registration Statement beginning on the earlier of (i) the Vivendi Distribution and (ii) October 1, 2021. Once the Distribution Registration Statement has been filed with the SEC, the SEC will have the opportunity to review and comment on the Distribution Registration Statement and ultimately must declare it effective before the PSTH UMG Distribution can occur.

The Company cannot give any assurance that UMG will comply with its obligation under the Registration Rights Agreement or that the SEC will not request material and/or burdensome modifications to the information contained therein or that the SEC will ultimately declare the Distribution Registration Statement effective. Any of the foregoing could cause the PSTH UMG Distribution to occur substantially later than expected or not at all. If the SEC does not declare the Distribution Registration Statement effective, the Registration Rights Agreement provides that UMG must then file a registration statement that permits us to resell the UMG Shares to the public. The Company cannot give any assurance as to when or if the SEC would declare any such registration statements effective, or the steps the Company might take if UMG were unable to have any such registration statements declared effective or that we would be able to return your investment.

UMG has not made an application to list on any exchange other than the regulated markets of Euronext Amsterdam. If UMG does not list its shares on a national securities exchange in the United States, you may not be able to trade UMG Shares through your existing broker, the market for UMG’s ordinary shares in the United States may be less liquid and UMG’s ordinary shares that trade in the United States may trade at a relative discount.

At the time of the PSTH UMG Distribution, the ordinary shares of UMG may be listed only on the regulated markets of Euronext Amsterdam.

Certain U.S. brokers may not have arrangements in place to clear transactions involving securities that are listed on Euronext Amsterdam or other EU markets. Such brokers may not be able to facilitate purchases of UMG’s ordinary shares, although they will generally allow clients to “close out” positions in UMG’s ordinary shares by facilitating sales of such shares and crediting the proceeds to the client’s account. A number of brokers, however, have arrangements that enable full trading and do not just “close out” an investor’s position. If your broker only “closes out” positions, you may need to move your account to an EU-clearing-enabled broker in order to hold UMG’s ordinary shares.

Alternative channels to trade UMG’s ordinary shares, or derivatives thereof, such as the over-the-counter market or through sponsored or unsponsored American Depository Receipts, may develop. As a result of such limitations, the U.S. market for UMG’s ordinary shares may be less liquid and UMG’s ordinary shares that trade in the United States may trade at a relative discount.

You should talk to your broker regarding its willingness and ability to clear transactions involving securities that are listed on Euronext Amsterdam, such as UMG’s ordinary shares. The Company is currently unaware of plans for UMG’s ordinary shares to be listed on any national securities exchange in the United States and such matters will be solely at the discretion of the UMG board of directors following the Listing. As described elsewhere in this Offer to Exchange, the Company’s stockholders will own a minority position in UMG following the UMG Business Combination and there are currently no commitments in respect of any Company representation on UMG’s board of directors. Our ability to influence UMG’s decision with respect to listing on a national securities exchange in the U.S. or offering sponsored American Depository Receipts will be limited and you should not place any reliance on the fact that either may occur.

UMG’s ordinary shares will be quoted in euros while listed on Euronext Amsterdam, exposing U.S. investors to currency risk.

UMG’s ordinary shares will be quoted in euros on Euronext Amsterdam. Movements in the euro/U.S. dollar exchange rate may adversely affect the U.S.-dollar price of the UMG ordinary shares or derivatives thereof. For example, if the euro weakens against the U.S. dollar, the U.S. dollar price of UMG’s ordinary shares or derivatives thereof could decline, even if the price of the UMG ordinary shares as quoted on Euronext Amsterdam improves or remains unchanged.

Holders of the Company’s Class A Common Stock will have a minority ownership and voting interest in UMG after the UMG Business Combination and will exercise accordingly limited influence on the board of directors, management and policies of UMG.

Following the UMG Business Combination, holders of the Company’s Class A Common Stock will own approximately 10% of the outstanding ordinary shares of UMG and the Company’s Public Stockholders will own approximately 7% of the outstanding ordinary shares of UMG. Additionally, the UMG Business Combination Documents do not contemplate that the Company would have any representation on UMG’s board of directors. Holders of the Company’s Class A Common Stock, as a group, will therefore have accordingly limited influence on the board of directors, management and policies of UMG as they will be in a minority ownership position in UMG.

The Company may have a limited ability to assess the management of UMG, and UMG’s management may not have the skills, qualifications or abilities to manage a public company, which could, in turn, negatively impact the value of our stockholders’ investment.

When evaluating the desirability of effecting the UMG Business Combination, the Company’s ability to assess UMG’s management may have been limited due to a lack of time, resources or information. The Company’s assessment of the capabilities of UMG’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities to manage a public company. Should UMG’s management not possess the skills, qualifications or abilities necessary to manage a public company following the Listing, the operations and profitability of UMG’s business may be negatively impacted. Accordingly, any holders of Class A Common Stock who choose to remain holders of Class A Common Stock and become UMG stockholders following the PSTH UMG Distribution could lose some or all of the portion of their investment in the Company used to purchase the UMG Shares in the UMG Business Combination.

Our Sponsor, the Pershing Square Funds and our directors and officers have interests in the UMG Business Combination that are different from or are in addition to other stockholders in the UMG Business Combination.

When evaluating the UMG Business Combination and determining whether to participate in the Redemption Offer and/or the Warrant Exchange Offer, as applicable, holders of Class A Common Stock and Public Warrants should be aware that our Sponsor, the Pershing Square Funds and our directors and officers have interests in the UMG Business Combination that may be different from or in addition to, or conflict with, the interests of our stockholders in general. For a more complete description of these interests, see “The UMG Business Combination —Interests of Certain Persons in the UMG Business Combination.”

The consummation of the Share Purchase is subject to a number of conditions and if those conditions are not satisfied or waived the Share Purchase Agreement may be terminated in accordance with its terms and the UMG Business Combination may not be completed.

The mutual obligation of the parties to consummate the Share Purchase is subject to the following conditions: (i) that there is no pending action before any governmental authority seeking to prohibit the consummation of the Share Purchase; (ii) that no provision of any applicable law shall prohibit the consummation of the Share Purchase; and (iii) that the waiting period under the HSR Act has expired or been terminated.

The obligation of the Company to consummate the Share Purchase is subject to certain closing conditions, including but not limited to the following: (i) that the representations and warranties of Vivendi shall be true and correct as of the date of the consummation of the Share Purchase (subject in certain cases to a materiality qualification); (ii) that Vivendi shall have performed in all material respects all of its obligations under the Share Purchase Agreement; (iii) that the Registration Rights Agreement shall have been executed and delivered by UMG; and (iv) that the aggregate redemption price of all Class A Common Stock paid upon completion of the Redemption Offer does not exceed $1.0 billion.

The obligation of Vivendi to consummate the Share Purchase is subject to certain closing conditions, including but not limited to the following: (i) that the representations and warranties of the Company shall be true and correct as of the date of the consummation of the Share Purchase; (ii) that Vivendi’s General Meeting, convened for June 22, 2021, shall have approved the Vivendi Distribution and the Listing (a condition which has been satisfied); (iii) that the Company shall have performed in all material respects all of its obligations under the Share Purchase Agreement; (iv) that the Indemnification Agreement is effective and there is no action pending against or threatened against its validity and enforceability; (v) that there is no action pending against or threatened against the validity and enforceability of the Pershing Square Funds Commitment and the transactions resulting from the enforcement of such commitment; and (vi) that the Company shall have joined as a party to the Universal Shareholders’ Agreement.

At the consummation of the Share Purchase, the Company must deliver a certificate providing that, after giving effect to the Redemption Offer and payment of the purchase price under the Share Purchase Agreement, the Company will have a minimum of $1.0 billion of cash and marketable securities (as defined under GAAP), in the aggregate.

These conditions and requirements relating to the consummation of the Share Purchase may not be fulfilled in a timely manner or at all, and, accordingly, the Share Purchase may not be completed. In addition, the parties can mutually decide to terminate the Share Purchase Agreement at any time, before or after the completion of the Warrant Exchange Offer, or the Company or Vivendi may elect to terminate the Share Purchase Agreement in certain other circumstances. See “The UMG Business Combination Documents—Share Purchase Agreement” beginning on page 155.

If we have reason to believe that the Share Purchase would not be completed, we may terminate the Redemption Offer and not proceed with the UMG Business Combination.

In such event, the Company’s stockholders cannot be certain that the Company will be able to find a party willing to offer equivalent or more attractive terms than the terms Vivendi and UMG have agreed to provide in the UMG Business Combination or that such other business combination can be completed. If the Share Purchase Agreement is terminated and the Company seeks another business combination, the Company’s stockholders cannot be certain that the Company will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed.

If the Company’s due diligence investigation of UMG was inadequate, then warrant holders who tender Public Warrants for exchange in this Warrant Exchange Offer could lose some or all of their investment following the UMG Business Combination.

Even though the Company conducted a due diligence investigation of UMG, it cannot be sure that this due diligence uncovered all material issues that may be present in UMG or its businesses, or that it would be possible to uncover all material issues through a more protracted amount of due diligence, or that factors outside of UMG and its business and outside of its control will not later arise.

In addition, the requirement that the Company must complete its initial business combination by the end of the Combination Period, and the Company’s limited experience investing in or managing companies in the music industry, may have limited the Company’s ability to perform due diligence as well as the time available to conduct such due diligence. The UMG Business Combination may therefore be consummated pursuant to terms that the Company would have rejected upon a more comprehensive investigation.

The fairness opinion rendered to the Board of Directors by Perella Weinberg Partners LP (“Perella Weinberg”) was based on Perella Weinberg’s financial analysis and considered factors such as market and other conditions then in effect, Wall Street analysts’ financial forecasts for the UMG business and other information made available to Perella Weinberg as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The Board of Directors has not obtained, and does not expect to obtain, an updated fairness opinion from Perella Weinberg reflecting changes in circumstances that may have occurred since the signing of the Share Purchase Agreement.

The Company’s Board of Directors received a fairness opinion from Perella Weinberg at the time of its evaluation of the UMG Business Combination and the Share Purchase Agreement by the Board of Directors. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, Wall Street analysts’ financial forecasts for the UMG business and other information made available to Perella Weinberg as of the date of the opinion, which may have changed, or may change, after the date such information was prepared or after the date of the opinion. The Board of Directors has not obtained an updated opinion from Perella Weinberg following the date of the Share Purchase Agreement and does not expect to obtain an updated opinion prior to completion of the UMG Business Combination. Changes in the operations and prospects of UMG, general market and economic conditions and other factors that may be beyond the control of UMG, and on which the fairness opinion was based, may have altered the value of UMG or the prices of UMG Shares since the date of such opinion, or may alter such values and prices by the time the UMG Business Combination is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Perella Weinberg rendered to the Board of Directors, see “The UMG Business Combination—Opinion of the Company’s Financial Advisor.”

The Company has incurred and will incur substantial transaction costs in connection with the UMG Business Combination, and may face further transaction costs in connection with any regulatory scrutiny into the UMG Business Combination.

The Company has incurred and expects to incur substantial costs in connection with consummating the UMG Business Combination. As part of the UMG Business Combination, the Company is utilizing professional service firms for legal, accounting and financial advisory services. Although the Company has been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. The risk of additional transaction costs is heightened by the prospect of regulatory scrutiny of the UMG Business Combination. The UMG Business Combination is a novel transaction structure in certain respects and may invite regulatory inquiry from the SEC, the NYSE or other applicable regulatory agencies or self-regulatory organizations, and any such regulatory scrutiny may cause the Company to use additional professional services and incur further costs.

The parties to the UMG Business Combination Documents may amend the terms of the UMG Business Combination Documents or waive one or more of the conditions to the consummation of the Share Purchase, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions to the Share Purchase may result in a conflict of interest when determining whether such changes to the terms of the UMG Business Combination Documents or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the consummation of the Share Purchase, events may occur that, pursuant to the UMG Business Combination Documents, would require us to agree to amend the UMG Business Combination Documents, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the UMG Business Combination Documents. Such events could arise because of changes in the course of UMG’s business, a request by Vivendi to undertake actions that would otherwise be prohibited by the terms of the UMG Business Combination Documents or the occurrence of other events that would have a material adverse effect on UMG’s business and would entitle us to terminate the UMG Business Combination Documents. In any of such circumstances, it would be in our discretion, acting through the Board of Directors, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this Offer to Exchange may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for the Company and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.

For example, it is a condition to the Company’s obligation to close the UMG Business Combination that Vivendi’s representations and warranties (on behalf of itself and on behalf of UMG) be true and correct as of the date of the consummation of the Share Purchase in all respects subject to the applicable materiality standards as set forth in the Share Purchase Agreement. However, if the Board of Directors determines that notwithstanding any such breach, completion of the UMG Business Combination is in the Company’s best interests, then the Board of Directors may elect to waive that condition and close the UMG Business Combination.

In addition, it is a condition to the Company’s obligation to close the UMG Business Combination that the aggregate Redemption Price in the Redemption Offer does not exceed $1.0 billion. However, if the Board of Directors determines that it is in the best interests of the Company to proceed with the UMG Business Combination, even if the aggregate Redemption Price in the Redemption Offer exceeds such amount, and the other conditions to the closing of the UMG Business Combination are otherwise satisfied or waived, then the Board of Directors may elect to waive that condition and close the UMG Business Combination.

As of the date of this Offer to Exchange, we do not believe there will be any material changes or waivers that would be likely to affect a decision as to whether to participate in this Warrant Exchange Offer or not. If there is a change to the terms of the UMG Business Combination Documents that would have a material impact on this Warrant Exchange Offer, we will circulate a new or amended Offer to Exchange or supplement thereto, to the extent required by applicable law.

The condition to the Redemption Offer that the aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer does not exceed $1.0 billion may not be met but we may waive that condition and consummate the UMG Business Combination.

The Redemption Offer is conditioned on the aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer not exceeding $1.0 billion. This condition to the Redemption Offer may not be met, but we may waive that condition, proceed to complete the Redemption Offer and consummate the UMG Business Combination. In that event, RemainCo would continue to operate with less cash available and a reduced public float than would be the case if the condition had been met.

Termination of the Share Purchase Agreement and failure to complete the UMG Business Combination could negatively impact the Company.

If the UMG Business Combination is not completed for any reason, the ongoing businesses of the Company may be adversely impacted and, without realizing any of the anticipated benefits of completing the UMG Business Combination, the Company would be subject to a number of risks, including but not limited to the following:

•

the Company may experience negative reactions from the financial markets, including negative impacts on its share and warrant prices (including to the extent that the current market price reflects a market assumption that the Share Purchase will be completed);

•	the Company will have incurred substantial expenses and will be required to pay certain costs relating to the UMG Business Combination, whether or not the UMG Business Combination is completed; and

•

the pursuit of a business combination with UMG will have diverted the attention of our Management Team at the expense of pursuit of other potentially beneficial business combination opportunities and could hinder the Company in its search for another business combination partner with which to complete its initial business combination within the Combination Period.

If the Share Purchase Agreement is terminated and the Company seeks another business combination to serve as its initial business combination, the Company’s stockholders cannot be certain that the Company will be able to find a party willing to offer equivalent or more attractive terms than the terms Vivendi and UMG have agreed to provide in the UMG Business Combination or that such other business combination can be completed. If the Share Purchase Agreement is terminated and the Company seeks another business combination, the Company’s stockholders cannot be certain that the Company will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed.

Holders of Class A Common Stock will have their rights as stockholders governed by both the Certificate of Incorporation and Delaware law and the Proposed Articles and Dutch law following the UMG Business Combination.

Holders of Class A Common Stock as of the UMG Record Date will become stockholders of UMG as a result of the UMG Business Combination and, if they continue to hold their Class A Common Stock, will be stockholders in both the Company and UMG. This means that their rights as stockholders will be governed (i) in respect of their continued stockholding in the Company by both our Certificate of Incorporation and Delaware law and, (ii) in respect of the UMG Shares, by the Proposed Articles and Netherlands law. See “Comparison of Stockholder Rights.”

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete the UMG Business Combination or a Future Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time-consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our ability to complete the UMG Business Combination or a Future Business Combination and our results of operations.

The Company, Vivendi and UMG’s ability to consummate the UMG Business Combination, and the operations of UMG, may be materially adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has adversely affected, and could continue to adversely affect economies and financial markets worldwide, which may delay or prevent the consummation of the UMG Business Combination. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.

The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if the Company, Vivendi and UMG are unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, their ability to consummate the UMG Business Combination may be materially adversely affected. Each of the Company, Vivendi and UMG may also incur additional costs due to delays caused by COVID-19, which could adversely affect the Company and UMG’s financial condition and results of operations.

If, after we distribute all or a portion of the proceeds in the Trust Account to our Public Stockholders in connection with the Redemption Offer, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute all or a portion of the proceeds in the Trust Account to our Public Stockholders in connection with the Redemption Offer, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, the Board of Directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

The offering of the SPARC Warrants must be made pursuant to an effective registration statement and the declaration of the effectiveness of such a registration statement may be delayed beyond our current expectations or not occur at all.

We understand that SPARC intends to distribute SPARC Warrants to holders of shares of our Class A Common Stock as of a certain record date. Such a distribution could only be made pursuant to a registration statement that has been declared effective by the SEC. The Company cannot give any assurance as to whether SPARC will continue to pursue the effectiveness of a registration statement with the SEC or that the SEC will declare such a registration effective in the near term or at all. In such event, SPARC would not be able to distribute the SPARC Warrants or may only be able to distribute the SPARC Warrants (or other securities of SPARC) on terms that are materially different from those described in this Offer to Exchange.

UMG will be subject to business uncertainties and contractual restrictions while the UMG Business Combination is pending.

Uncertainty about the effect of the UMG Business Combination on UMG may have an adverse effect on UMG, its business and its employees. These business uncertainties may impair the ability to attract, retain and motivate key personnel until the UMG Business Combination is completed and could cause persons who deal with UMG to seek to change existing business relationships with UMG.

UMG’s management may not successfully or effectively manage its transition to a public company.

UMG’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under applicable securities laws and stock exchange regulations. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. UMG may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the Netherlands or the EU. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company in the Netherlands or the EU may require costs greater than expected. It is possible that UMG will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Risks Related to RemainCo

General Risks

As an investor in RemainCo, you will not be entitled to certain protections typically afforded to investors of many other blank check companies. Not having those protections may affect the market price of the Class A Common Stock.

The UMG Business Combination will constitute our initial business combination under our Certificate of Incorporation. We do not expect RemainCo to be treated as a SPAC under applicable listing rules following the UMG Business Combination, and the related provisions applicable to SPACs would therefore no longer apply. Accordingly, RemainCo is not expected to be required to complete a Future Business Combination within any specified time limit, and our stockholders are not expected to be afforded redemption rights in any Future Business Combination.

In addition, since RemainCo intends to use the remaining net proceeds of our initial public offering and the private placement sale of the Sponsor Warrants, Director Warrants and Forward Purchase Units to complete a Future Business Combination with an operating business that has not been identified, it may be deemed to be a

“blank check” company under the U.S. securities laws. However, because RemainCo has net tangible assets in excess of $5,000,000 and will have filed a Current Report on Form 8-K, including an audited balance sheet demonstrating this fact, we will not be subject to rules promulgated by the SEC related to blank check companies, such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Among other things, we do not expect RemainCo will be required to complete a business combination within a specified time period, as is the case with companies that are subject to Rule 419. Moreover, we do not expect the requirement under Rule 419 prohibiting the release of any interest earned on funds held in a subject trust account unless and until the funds in the trust account are released in connection with the completion of an initial business combination to be applicable to RemainCo.

Certain of these features may be perceived as advantageous to public markets and the absence of these features and the nature of RemainCo’s structure may adversely affect the trading price of our Class A Common Stock both prior to or following the completion of the UMG Business Combination. See “RemainCo.”

If UMG’s operating and financial performance do not meet the expectations of financial analysts and market participants lose confidence in our ability to undertake an accretive Future Business Combination, the market price of our Class A Common Stock may decline.

If UMG does not achieve the operating and financial performance expected by financial analysts and market participants lose confidence in our ability to undertake an accretive Future Business Combination, the market price of our Class A Common Stock may decline. Accordingly, our stockholders following the consummation of the UMG Business Combination may experience a loss as a result of a decline in the market price of such

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Class A Common Stock. In addition, a decline in the market price of our Class A Common Stock following the consummation of the UMG Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

The Summary Pro-Forma Information included in this Offer to Exchange is preliminary and the Company’s actual financial position following the UMG Business Combination may differ materially.

The Summary Pro-Forma Information included in this Offer to Exchange is presented for informational purposes only and is not necessarily indicative of what the Company’s financial position actually will be following the UMG Business Combination. The preparation of the pro-forma financial information is based upon available information and includes certain assumptions and estimates that the Company currently believes are reasonable including the assumptions set forth under “Certain Defined Terms” both with respect (a) the circumstance in which no shares of Class A Common Stock are redeemed in the Redemption Offer and (b) the Maximum Redemption Scenario. The Summary Pro-Forma Information reflects adjustments, which are based upon preliminary estimates. The assumptions reflected in this Offer to Exchange are preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of the Company as of the date of the completion of the UMG Business Combination. In addition, following the completion of the UMG Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro-forma adjustments reflected in this Offer to Exchange

Following the UMG Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A Common Stock adversely, the price and trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover the Company following the UMG Business Combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover the Company following the UMG Business Combination were to cease its coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.

Our Class A Common Stock and Public Warrants are listed on the NYSE. We cannot assure you that our securities will be, or will continue to be, listed on the NYSE or any other national securities exchange in the future.

In order to continue listing our securities on the NYSE following the UMG Business Combination, we must maintain certain financial, distribution and stock price levels as well as comply with other listing standards as they may be applied by the NYSE. We cannot assure you that we will be able to meet those listing requirements. If we fail to do so in the NYSE’s judgment, the NYSE may delist our securities from trading on its exchange and we may not be able to list our securities on another appropriate securities exchange.

Were the NYSE to delist our securities from trading and we were unable to list our securities on another appropriate securities exchange, we could face significant adverse consequences, including but not limited to the following:

•	a potential impairment in the market perception of RemainCo;

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•	a limited amount of news and analyst coverage;

•	an impairment in RemainCo’s ability to complete a transaction with an attractive candidate for a Future Business Combination; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock and Public Warrants are listed on the NYSE, our Class A Common Stock and Public Warrants will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities, including in connection with our Future Business Combination.

If our securities are delisted, certain U.S. brokers may not have arrangements in place to clear transactions in our securities. Alternative channels to trade our securities, or derivatives thereof, such as the over-the-counter market or through sponsored or unsponsored American Depository Receipts, may not develop. As a result of such limitations, the U.S. market for our securities may be less liquid and our securities may trade at a relative discount. Furthermore, you may be unable to sell your securities unless a market can be established and sustained.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may vary significantly due to the UMG Business Combination or potential Future Business Combinations and general market or economic conditions, including as a result of the COVID-19 pandemic. Furthermore, an active trading market for our securities may not be sustained, particularly if our securities are no longer listed on an appropriate securities exchange. You may be unable to sell your securities unless a market can be established and sustained.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements, and our assets and activities may be restricted.

If the UMG Business Combination is consummated, our purchase of the UMG Shares at the consummation of the Share Purchase will result in our temporarily becoming an investment company within the meaning of section 3(a)(1)(C) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). This is because we will own investment securities (i.e., the UMG Shares) the value of which exceeds 40% of our total assets, exclusive of government securities and cash items, on a consolidated basis.

We expect to rely on Rule 3a-2 under the Investment Company Act, which provides a non-exclusive safe harbor from treatment as an investment company under section 3(a)(1)(A) and 3(a)(1)(C) of the Investment Company Act for a period of at most one year. We intend to take actions to stop relying on the Rule 3a-2 safe harbor as soon as reasonably possible, and any event within the permitted one-year period. These actions may include consummating a significant merger or acquisition transaction or acquiring assets with our cash on hand.

Actions that we take in order to avoid being treated as an investment company (including by seeking to terminate our reliance on the Rule 3a-2 safe harbor within the permitted one-year period) may not necessarily be successful, however, and could have an adverse consequences on our business. For example, we may seek to complete an acquisition sooner than would be optimal or may be required to limit the types of activities in which we engage.

If we are deemed to be an investment company under the Investment Company Act and are not able to rely on the Rule 3a-2 safe harbor or any other exclusion, that may hinder our ability to complete a Future Business Combination or result in our liquidation and return of capital to shareholders. For example, we may be subject to restrictions on the nature of our investments or on our ability to issue securities. In addition, we may have imposed upon us burdensome requirements, including registration as an investment company, adoption of a specific form of corporate structure, and reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations. Compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds.

We are not and will not be primarily engaged in the business of investing, reinvesting or trading in securities, and we do not hold ourselves out as being engaged in those activities. We believe we will become an “inadvertent” investment company by virtue of acquiring the UMG Shares in a transaction structure that was necessary in order to meet Vivendi’s legal and tax objectives, as explained further in “The UMG Business Combination—Background of the Business Combination.”

The Rule 3a-2 safe harbor applies with respect to issuers that are “inadvertent” investment companies under section 3(a)(1)(C) as well as issuers that are investment companies under section 3(a)(1)(A). However, Rule 3a-2 is available to a company no more than once every three years, and assuming no other exclusion were available to us, we would need to ensure that our investment securities would have to remain within the above-referenced 40% limit for at least three years. This may limit our ability to make certain investments or use certain transaction structures that could otherwise be beneficial to our business and operations.

In addition, while we believe the Liquidating Trust is not an investment company, if it were to be deemed to be an investment company and is not able to rely on an exclusion or exemption under the Investment Company Act, it would be subject to the restrictions and requirements described above. In that event, the Liquidating Trust could not be used to effect the PSTH UMG Share Distribution in the manner described in “The UMG Business Combination—Distribution of UMG Shares to PSTH Stockholders—Liquidating Trust.”

The Redemption Offer may reduce our public float and the price of our Class A Common Stock could decline; our continuing stockholders may be disadvantaged by reduced liquidity in our securities.

The Redemption Offer will reduce our “public float” (the number of Public Shares owned by our Public Stockholders and available for trading in the securities markets) to the extent that the number of shares of Class A Common Stock purchased by us in the Redemption Offer exceed the amount of new issuances of shares of Class A Common Stock in connection with the Warrant Exchange Offer. In addition, the Redemption Offer may result in there being fewer Public Stockholders and decrease the liquidity of the market for shares of Class A Common Stock. Any reduction in our public float may reduce the volume of trading in the Class A Common Stock and may result in lower stock prices and reduced liquidity in the trading of the Class A Common Stock following completion of the Redemption Offer and might affect our ability to meet the listing standards of the NYSE (or such other nationally recognized stock exchange on which shares of the Class A Common Stock are then listed).

Following the completion of the UMG Business Combination, our Sponsor and its affiliates may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support.

Following the completion of the UMG Business Combination, the 100 shares of Class B Common Stock outstanding that are held by our Sponsor will automatically convert into Class A Common Stock on a one-for-one basis, and our Sponsor will no longer have the right to elect all of our directors. However, the Pershing Square Funds (or the Affiliate Transferees) will hold approximately 28.4% of the Class A Common Stock following the UMG Business Combination assuming that there are no redemptions pursuant to the Redemption Offer and approximately 59.7% in the case of the Maximum Redemption Scenario. This level of stockholding will provide the Pershing Square Funds (or the Affiliate Transferees) with the ability to exert a substantial influence on actions requiring a stockholder vote.

We intend to amend the terms of the Warrant Agreement in the Warrant Exchange Offer.

As a result of the distribution of UMG Shares as part of the UMG Business Combination, the Public Warrant exercise price will be reduced by the value, per share of Class A Common Stock, of the UMG Shares that will be distributed in the UMG Business Combination. Assuming no shares are tendered into the Redemption Offer, as set forth under “Certain Defined Terms” and that the Board determines that the fair market value of the UMG Shares is the price that we have agreed to pay for the UMG Shares, we expect that that the exercise price will be reduced from $23.00 per share to approximately $9.37 per share. Holders who exchange Public Warrants for shares in the Warrant Exchange Offer will, by tendering, be consenting to amendments to the terms of the Warrant Agreement. Those amendments clarify that the share prices that appear at the top of the Cashless Exercise Chart in the Warrant Agreement and the trigger prices allowing us to redeem warrants will each be reduced by that same amount. Those adjustments will also apply to the Tontine Warrants.

We may to call the Remaining Warrants for redemption following the consummation of the UMG Business Combination and that may be disadvantageous to holders of our Remaining Warrants.

We may call any Remaining Warrants for redemption concurrently with the closing of the purchase of UMG Shares. Following our notice of redemption, holders of Remaining Warrants will have 30 days to exercise their Remaining Warrants on a “cashless” basis pursuant to the Cashless Exercise Chart. Following such 30-day period, we will redeem any Remaining Warrants that have not been exercised for $0.10 per Remaining Warrant.

This Remaining Warrant Redemption could result in the warrant holders receiving less value than they may have been able to obtain if we had not called the warrants for redemption. For example, if we choose to redeem the Remaining Warrants when the trading price of our shares of Class A Common Stock is less than the exercise price of the warrants, the value warrant holders receive upon exercise may be less than the value they could have received if they were able to wait to exercise until a later time when the trading price of our shares of Class A Common Stock could be higher. In other circumstances, including when our shares of Class A Common Stock have a higher trading price, the amount received by exercising Remaining Warrant holders may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.3611 shares of Class A Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Certain of our directors and officers are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by the Company (including SPARC) and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Our Sponsor, directors and officers are, and may in the future become, affiliated with entities that are engaged in a similar business. Our directors and officers previously agreed not to become a director or officer of any other SPAC with a class of securities registered under the Exchange Act until we entered into a definitive agreement regarding our initial business combination or failed to complete our initial business combination within the Combination Period. However, following our entry into the Share Purchase Agreement, our directors and officers are no longer so restricted. None of our directors or officers are currently a director or officer of any other SPAC with a class of securities registered under the Exchange Act.

PSCM and its affiliates may form and manage other investment vehicles investing in public companies at any time, including but not limited to, investment vehicles that may invest side by side with the Company.

Though we do not believe that PSCM and its affiliates’ activities generally present significant conflicts of interest with respect to the completion of the UMG Business Combination or our pursuit of future acquisition targets, because we intend that any future acquisition targets will be a privately owned company, and the Pershing Square Funds are not permitted by their constituent documents to make investments in the equities of companies whose securities are not publicly traded (except they may make investments in public companies that issue private securities), certain conflicts described herein may still arise, particularly in respect of SPARC which we understand will have similar investment criteria to the Company.

Our directors and officers currently have, and any of them in the future may have, additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, including, without limitation, funds managed or advised by our Sponsor or its affiliates, subject to their fiduciary duties. If any of our directors or officers becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has preexisting fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us.

Our directors and officers also may become aware of business opportunities which may be necessary or appropriate for presentation to other entities to which they owe certain fiduciary or contractual duties. Any presentation of such opportunities to such other entities may present additional conflicts.

Accordingly, our directors and officers may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us. The Certificate of Incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Our officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. We do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

None of the members of the Management Team or the PSCM Investment Team are required to commit his or her full time to our affairs. The members of our investment team are employed by PSCM. While the members of our Management Team intend to devote as much of their time as they deem necessary to our affairs, and while we believe the seven members of our investment team are able to allocate their duties to us and to PSCM in a manner that allows them to provide us with the resources and support we require while also fulfilling their responsibilities to PSCM, such persons may have conflicts of interest in allocating his or her time among various business activities.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our directors and officers to the fullest extent permitted by law and we have purchased directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and officers. However, any such insurance may not be available or sufficient. Our obligations to indemnify our directors and officers may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers even though, such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we may incur the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

We may not have sufficient funds to satisfy indemnification claims of Vivendi and certain of its affiliated persons in connection with the PSTH UMG Distribution and the Offers.

We have agreed to provide a customary securities law indemnification to Vivendi and certain of its affiliated persons in connection with the PSTH UMG Distribution and the Offers. We may not have sufficient funds to satisfy such indemnification claims and a stockholder’s investment may be adversely affected to the extent that we may incur the costs of settlement and damage awards against Vivendi and certain of its affiliated persons pursuant to these indemnification provisions which could have a material adverse effect on the Company.

We are dependent upon our directors and officers and their departure could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, directors and officers. We believe that our success depends on the continued service of our directors and officers. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or officers. The unexpected loss of the services of one or more of our directors or officers could have a detrimental effect on us.

Because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we incur. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell our Class A Common Stock for a price greater than that which you paid for it. See “Price Range of Securities—Dividends.”

We expect to be an “emerging growth company” within the meaning of the Securities Act until December 31, 2021, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We expect to be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, until December 31, 2021, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

However, because the market value of our Class A Common Stock held by non-affiliates exceeded $700 million as of June 30, 2021, we expect that we will no longer be an emerging growth company as of December 31, 2021, at which point we will be subject to the same reporting requirements that are applicable to other public companies that are not emerging growth companies.

Our warrants and the Forward Purchase Agreements are accounted for as liabilities and the changes in value of our warrants and the Forward Purchase Agreements could have a material effect on our financial results.

On April 12, 2021, the SEC staff issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Following the issuance of the SEC Staff Statement, and after consultation with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Staff Statement, it was appropriate to restate our previously issued audited financial statements as of December 31, 2020 and for the period from May 4, 2020 (inception) through December 31, 2020. As part of such process, we identified a material weakness in our internal controls over financial reporting.

The restatement results from the Company’s prior accounting for its Outstanding Warrants, as well as the Forward Purchase Agreements entered into in connection with the IPO as components of equity instead of as derivative liabilities. The applicable warrant agreements include a provision that, in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants could be entitled to receive cash in exchange for their warrants (“Tender Offer Provision”), and in addition the Sponsor Warrants and Director Warrants are exercisable for a variable number of shares. Under the Forward Purchase Agreements, the forward purchasers are entitled to purchase Forward Purchase Units consisting of one share of Class A Common Stock and one-third of one warrant or Forward Purchase Warrants. The Forward Purchase Warrants are a component of the Forward Purchase Agreements and include the Tender Offer Provision under the warrant agreements. Based on the foregoing, the Company’s management concluded that both the Outstanding Warrants and the Forward Purchase Agreements do not meet the criteria to be classified in equity and should be classified as derivative liabilities. In the process of evaluating the accounting for the Company’s Outstanding Warrants and Forward Purchase Agreements, the Company also determined that it was necessary to restate its financial statements to classify all Class A Common Stock as a component of temporary equity. In accordance with the SEC’s guidance on redeemable equity instruments, which has been codified in the accounting standards codification (“ASC”) under ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

Following the UMG Business Combination, RemainCo expects to be a party to the Amended Pershing Square Funds FPA, pursuant to which the Pershing Square Funds or any Affiliate Transferees have an option to purchase $1.4 billion worth of Class A Common Stock in connection with the Future Business Combination, and does not expect to have any outstanding warrants.

As a result of the expected recurring fair-value measurement of the Amended Pershing Square Funds FPA, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair-value measurement, we expect that we will recognize non-cash gains or losses on our warrants and our Forward Purchase Agreements until such time as they are, in the case of the Pershing Square Funds FPA, amended to remove an entitlement to warrants, and in the case of the Director FPAs, entirely exercised in connection with the UMG Business Combination each reporting period and that the amount of such gains or losses could be material. For more information, please refer to our Annual Report on Form 10-K, as amended and filed with the SEC on May 24, 2021.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

In connection with the restatement referenced above, the Company’s management reassessed the effectiveness of its disclosure controls and procedures as of December 31, 2020. As a result of that reassessment, and in light of the SEC Staff Statement, the Company’s management determined that its disclosure controls and procedures as of December 31, 2020 were not effective, and a material weakness existed in the Company’s internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. The Company’s management, including its Chief Executive Officer and Chief Financial Officer, concluded that there was a material weakness in internal control over financial reporting as of December 31, 2020.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness.

If we identify any new material weaknesses in the future, any such newly-identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses. For more information, please refer to our Annual Report on Form 10-K, as amended and filed with the SEC on May 24, 2021.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate a Future Business Combination, require substantial financial and management resources, and increase the time and costs of completing a Future Business Combination.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our annual report on Form 10-K for the year ending December 31, 2021. Only in the event we are deemed to be a large accelerated filer or an accelerated filer will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we are not required to comply with such independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. A target company with which we seek to complete a Future Business Combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such Future Business Combination.

Provisions in the Certificate of Incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A Common Stock and could entrench management.

The Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Section 203 of the Delaware General Corporation Law (“DGCL”) affects the ability of an “interested stockholder” to engage in certain business combinations for a period of three years following the time that the stockholder becomes an “interested stockholder.” We will take all necessary corporate action to ensure that our Sponsor, its affiliates and their transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and will therefore not be subject to such restrictions. See “Description of Securities—Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws.”

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation. This exclusive provision forum will not apply to suits arising under the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Provisions in our Certificate of Incorporation and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. This exclusive provision forum will not apply to suits arising under the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

In recent state court cases, including the March 2020 Delaware Supreme Court decision in Salzburg et al. v. Sciabacucchi, exclusive forum provisions providing for claims under the Securities Act to be brought in federal court have been found to be facially valid, including under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

We have a short operating history and no revenues, and you have a limited basis on which to evaluate our ability to achieve our business objectives.

Our operations have been limited to pursuing and reviewing potential opportunities for an initial business combination, including the UMG Business Combination. Because we have a short operating history, you have a limited basis upon which to evaluate our ability to achieve our business objectives of completing a Future Business Combination with an operating business. We have not generated any operating revenues in our operating history, and if we fail to complete a Future Business Combination, we will never generate any operating revenues.

Past performance by Pershing Square or our Management Team may not be indicative of future performance of an investment in us.

Information regarding performance by, or businesses associated with, Pershing Square or our Management Team is presented for informational purposes only. Any past experience and performance of Pershing Square

(and the investment funds and co-investment vehicles that it manages or has managed) or our Management Team is not a guarantee either: (1) that we will be able to successfully identify a suitable candidate for a Future Business Combination; or (2) of any results with respect to any Future Business Combination we may consummate. You should not rely on the historical record of Pershing Square or our Management Team’s performance as indicative of the future performance of an investment in us or the returns we will generate or are likely to generate going forward. An investment in us is not an investment in the Company.

Our search for a business combination, and any target business with which we ultimately consummate a business combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic and the status of debt and equity markets.

The COVID-19 pandemic has adversely affected, and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) could adversely affect, economies and financial markets worldwide, business operations and the conduct of commerce generally, and the business of any potential target business with which we consummate a business combination could be, or may already have been, materially and adversely affected. Furthermore, we may be unable to complete a business combination if concerns relating to COVID-19 continue to restrict travel, limit the ability to have meetings with potential investors or limit the ability to conduct due diligence, or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination depends on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) continue for an extensive period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination, may be materially adversely affected.

The purchase price for the Sponsor Warrants was not determined on an arm’s-length basis.

The purchase price for the Sponsor Warrants is the amount determined by us to be the fair market value of such Sponsor Warrants as of the date of our IPO. The Sponsor Warrants will not be exercised in connection with the UMG Business Combination. Instead, they will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV. The price of the Sponsor Warrants and the terms of amendment were not determined by a negotiation between arm’s-length third parties, which, had it occurred, may have resulted in a higher or lower purchase price and more or less favorable terms.

The grant of registration rights pursuant to the Company Registration Rights Agreement entered into at the time of our IPO may make it more difficult to complete our Future Business Combination, and the future exercise of such rights may adversely affect the market price of our Class A Common Stock.

Pursuant to the registration rights agreement (the “Company Registration Rights Agreement”) with our Sponsor, the Pershing Square Funds and our independent directors, which we entered into concurrently with the IPO, we are required to use commercially reasonable efforts to file a registration statement within 120 days of the UMG Business Combination, and use our best efforts to cause such registration statement to be declared effective as soon as practicable (but in no event later than 60 days) thereafter, providing for the resale, under Rule 415 of the Securities Act, of (i) the Sponsor Warrants, (ii) the Director Warrants, (iii) the shares issuable upon the exercise of the Sponsor Warrants or Director Warrants, each, as amended, (iv) the Forward Purchase Securities, (v) the shares of Class A Common Stock issuable upon conversion of our Class B Common Stock and (vi) any other shares or warrants of the Company that the parties to the Company Registration Rights Agreement have purchased on the open market, subject to certain conditions as provided in the Company Registration Rights Agreement. The parties to the Company Registration Rights Agreement, and their permitted transferees, will be entitled to make up to 10 demands that we register the foregoing securities, and will have certain “piggyback rights” with respect to other registration statements filed by the Company upon the completion of our initial business combination. The Company will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market (to the extent any such securities are not subject to transfer restrictions) may have an adverse effect on the market price of our Class A Common Stock. Complying with such obligations may increase the liquidity of our securities and have a negative impact on the trading price of our Class A Common Stock. In addition, the obligation to comply with the Company Registration Rights Agreement could make us a less attractive business combination vehicle to a target business.

We may issue additional common stock or preferred stock to complete our Future Business Combination or under an employee incentive plan after completion of our Future Business Combination. Any such issuances would dilute the interest of our Public Stockholders and likely present other risks.

We may issue a substantial number of additional shares of common or preferred stock to complete our Future Business Combination or under an employee incentive plan after completion of our Future Business Combination. The issuance of additional shares of common or preferred stock:

•	may significantly dilute the equity interest of our stockholders;

•	may subordinate the rights of holders of shares of Class A Common Stock if preferred stock is issued with rights senior to those afforded our Class A Common Stock;

•

could cause a change of control if a substantial number of shares of our Class A Common Stock are issued, which may affect, among other things, our ability to use net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers; and

•	may adversely affect prevailing market prices for our Class A Common Stock.

The provisions of our Certificate of Incorporation, which may enable or limit our ability to issue securities, like all provisions of our Certificate of Incorporation, may be amended with the approval of our stockholders.

In evaluating a prospective target business for our Future Business Combination, our management relies on the availability of the funds from the Amended Pershing Square Funds FPA to be used as part of the consideration to the sellers in our Future Business Combination. If the Amended Pershing Square Funds FPA will not be exercised, for any reason, our ability to consummate a Future Business Combination may be jeopardized.

Under the Amended Pershing Square Funds FPA, the Pershing Square Funds and any Affiliate Transferees have an option to purchase up to $1.4 billion of shares of Class A Common Stock in connection with the Future Business Combination. If funded, The price per share at which the Pershing Square Funds may exercise such Amended Pershing Square Funds FPA will equal the Company’s NAV. If the Amended Pershing Square Funds FPA will not be exercised, for any reason, our ability to finance and consummate a Future Business Combination may be significantly hindered or jeopardized.

The Pershing Square Funds and any Affiliate Transferees have the right to purchase up to $1.4 billion of Class A Common Stock prior to or simultaneously with our Future Business Combination pursuant to the Amended Pershing Square Funds FPA (or such greater amount as mutually agreed upon by us and the Pershing Square Funds), but have no obligation to make such purchase. Our ability to raise additional capital or consummate our Future Business Combination may be adversely impacted if the Pershing Square Funds and any Affiliate Transferees decline to exercise this right.

The Pershing Square Funds and any Affiliate Transferees have the right, but not the obligation, to purchase up to $1.4 billion of Class A Common Stock prior to or simultaneously with our Future Business Combination.

The price per share at which the Pershing Square Funds may exercise such Amended Pershing Square Funds FPA will equal the Company’s NAV. In addition, subject to applicable law, we and the Pershing Square Funds may mutually agree to increase the amount of Class A Common Stock that the Pershing Square Funds may choose to purchase. If our Board of Directors determines that additional capital is needed in order to consummate our Future Business Combination or for other reasons, and the Pershing Square Funds or any Affiliate Transferees do not exercise this right in part or in full, we may not have the capital to satisfy certain conditions to our Future Business Combination. If the Pershing Square Funds do elect to purchase the entire additional amount, they would receive an additional $1.4 billion worth of Class A Common Stock (or a greater such amount of Class A Common Stock if we and the Pershing Square Funds have mutually so agreed). Depending on the terms of our Future Business Combination and the value of our securities at such time, this may significantly reduce and/or dilute the economic interest of our Public Stockholders in the post-combination business.

The Pershing Square Funds or any Affiliate Transferees may elect to exercise the Amended Pershing Square Funds FPA prior to any Future Business Combination, which could provide them with substantial influence over, or control of, the outcome of any matter submitted to a vote of our stockholders.

If the Pershing Square Funds or any Affiliate Transferees elect to exercise the Amended Pershing Square Funds FPA prior to any Future Business Combination, they will have the ability to vote the shares of Class A Common Stock that they will receive upon exercise on any matter submitted to our stockholders for approval. If the Pershing Square Funds or any Affiliate Transferees were to vote as recommended by us on a matter submitted to our stockholders for their approval (although they are under no obligation to do so), this would substantially increase the likelihood that any such matter would receive the requisite stockholder approval. For example, if the Pershing Square Funds or any Affiliate Transferees exercised the Amended Pershing Square Funds FPA and received $1.4 billion worth of Class A Common Stock prior to the record date for a stockholder vote on a Future Business Combination, the Pershing Square Funds together with any Affiliate Transferees would possess a controlling vote over such transaction. Subject to applicable law, the amount of the additional shares of Class A Common Stock that may be purchased under the Amended Pershing Square Funds FPA may be increased by mutual agreement between the Pershing Square Funds and us, which could further diminish the influence and/or control of our Public Stockholders.

If we seek stockholder approval of our Future Business Combination, our Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares from Public Stockholders, which would reduce the public “float” of our shares of Class A Common Stock, and the Pershing Square Funds may exercise their rights to purchase shares of Class A Common Stock prior to a vote, which may influence a vote on a proposed Future Business Combination.

If we seek stockholder approval of any Future Business Combination, our Sponsor, directors, officers, advisors or their affiliates may purchase shares of Class A Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of our Future Business Combination, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In addition, the Pershing Square Funds may purchase shares of Class A Common Stock prior to our Future Business Combination.

The purpose of such purchases could be to vote such shares in favor of our Future Business Combination and thereby increase the likelihood of obtaining stockholder approval of our Future Business Combination, or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our Future Business Combination, where it appears that such requirement would otherwise not be met. Any such purchases of our shares of Class A Common Stock may result in the completion of a Future Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent that such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our shares of Class A Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

We may engage in a Future Business Combination with one or more target businesses that have relationships with entities that may be affiliated with our Sponsor, directors or officers which may raise potential conflicts of interest. We may, but are not required to, obtain an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our Company from a financial point of view.

In light of the involvement of our Sponsor, directors, and officers with other entities, we may decide to acquire one or more businesses affiliated with our Sponsor, directors or officers. Our directors and officers may (and in some cases do) also serve as officers and board members for other entities, including, without limitation, those described under “Certain Relationships and Related Party Transactions” beginning on page 218. Such entities may compete with us for business combination opportunities. Our Sponsor, directors and officers are not currently aware of any specific opportunities for us to complete our Future Business Combination with any entities with which they are affiliated, and there have been no preliminary discussions concerning a Future Business Combination with any such entity or entities. Although we are not specifically focusing on, or targeting, any transaction with any affiliated entities, we would pursue such a transaction if we determined that such affiliated entity met our criteria for a Future Business Combination, and such transaction was approved by a majority of our disinterested directors.

Unless we complete our initial business combination with an affiliated entity or our Board of Directors cannot independently determine the fair market value of the target business or businesses, we are not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the price we are paying is fair to our company from a financial point of view. If no opinion is obtained, our Public Stockholders will be relying on the judgment of our Board of Directors, who will determine fair market value based on standards generally accepted by the financial community. Such standards used will be disclosed in our tender offer documents related to our initial business combination.

Members of the Management Team and the PSCM Investment Team allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to the Company’s affairs. This conflict of interest could have a negative impact on the Company’s ability to complete the Future Business Combination.

The members of the Management Team and the PSCM Investment Team are not required to, and do not, commit their full time to the Company’s affairs, which may result in a conflict of interest in allocating their time between the Company’s operations, a Future Business Combination and their other businesses. The Company does not intend to have any full-time employees prior to the completion of the Future Business Combination. The members of the Company’s Management Team and the PSCM Investment Team may be engaged in other business endeavors for which he or she may be entitled to substantial compensation, and the Company’s officers are not obligated to contribute any specific number of hours per week to the Company’s affairs. The seven members of the PSCM Investment Team allocate their time between fulfilling their duties to the Company and to PSCM. The Company’s directors may (and in some cases do) also serve as officers or board members for other entities. If such persons’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to the Company’s affairs which may have a negative impact on the Company’s ability to complete a Future Business Combination.

Certain agreements to which we are a party or may become a party upon the consummation of the Share Purchase may be amended without stockholder approval.

Many agreements to which we are a party can be amended without the consent of the Company’s stockholders. Such agreements include: the Pershing Square Entities Letter, the Registration Rights Agreement, the Indemnification Agreement; the Letter Agreement; the Company Registration Rights Agreement; the Pershing Square Funds FPA (and the Amended Pershing Square Funds FPA); the Director FPA; the Sponsor Warrant purchase agreement between us and our Sponsor; and the Director Warrant purchase agreement between us and our independent directors. These agreements contain various provisions that our Public Stockholders might deem to be material. For example, certain of these agreements contain certain lock-up and transfer restriction provisions with respect to our Forward Purchase Securities, Sponsor Warrants, Director Warrants, any shares of common stock issuable upon the exercise or conversion thereof, and certain other securities held by our Sponsor, officers, directors and the Pershing Square Funds. Amendments to such agreements would require the consent of the applicable parties thereto and would need to be approved by our Board of Directors, which may do so for a variety of reasons, including to facilitate the UMG Business Combination and our Future Business Combination. While we do not expect our Board of Directors to approve any amendment to any of these agreements prior to our UMG Business Combination it may be possible that our board of directors, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to any such agreement. Any amendment entered into in connection with the consummation of our Future Business Combination will be disclosed in our proxy solicitation materials, related to such Future Business Combination, and any other material amendment to any of our material agreements will be disclosed in a filing with the SEC. Any such amendments would not require approval from our stockholders, may result in the completion of our Future Business Combination that may not otherwise have been possible, and may have an adverse effect on the value of an investment in our securities. For example, amendments to the lock-up provision discussed above may result in certain stockholders selling their securities earlier than they would otherwise be permitted, which may have an adverse effect on the price of our securities.

Risks Related to the Future Business Combination

As the Pershing Square Funds, our Sponsor and directors will lose the investment opportunity presented by the Amended Pershing Square Funds FPA, the Sponsor Warrants and Director Warrants, respectively, if the Future Business Combination is not completed, our Sponsor and directors may have a conflict of interest in determining whether a particular business combination target is appropriate for the Future Business Combination.

Following the UMG Business Combination, the Company expects to be a party to the Amended Pershing Square Funds FPA, pursuant to which the Pershing Square Funds or any Affiliate Transferees may purchase up to $1.4 billion of shares of Class A Common Stock at a price per share equal to NAV in one or more private placements at any time prior to, and no later than simultaneously with, the closing of our Future Business Combination. If we do not complete any Future Business Combination, the Pershing Square Funds and any Affiliate Transferees will lose the investment opportunity presented by the Amended Pershing Square Funds FPA.

In addition, at the time of our IPO, our Sponsor purchased Sponsor Warrants for an aggregate purchase price of $65,000,000. The Sponsor Warrants will not be exercised in connection with the UMG Business Combination. Instead, they will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV. The Sponsor Warrants are generally not salable, transferable or exercisable until three years after the date of our Future Business Combination, and will only then be exercisable for that number of shares constituting 4.95% of the common shares of the post-combination business on a fully diluted basis as of the time immediately following the Future Business Combination. The Sponsor Warrants will have a term of 10 years from the consummation of the Future Business Combination. The Sponsor Warrants will not be redeemable. If we do not complete our Future Business Combination, our Sponsor will lose the investment opportunity provided by the Sponsor Warrants.

The Director Warrants will not be exercised in connection with the UMG Business Combination. Instead, (i) the holders of the Director Warrants will receive shares of Class A Common Stock in exchange for approximately 72% of the fair market value of the Director Warrants (as determined by a third-party valuation firm), (ii) such shares will participate in the PSTH UMG Distribution and (iii) the remainder of the Director Warrants (covering approximately 0.07% of the fully diluted shares of the combined company after our Future Business Combination, which is approximately 28% of the percentage covered by the original Director Warrants) will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV. If we do not complete a Future Business Combination, the directors who hold the Director Warrants will lose the investment opportunity provided by the portion of the Director Warrants that remain outstanding following the UMG Business Combination.

We intend to complete only one Future Business Combination with the proceeds that remain following the UMG Business Combination, together with any proceeds from the Amended Pershing Square Funds FPA, which will cause us to be solely dependent on a single business which may have a limited number of products or services and limited operating activities. This lack of diversification may negatively impact our operating results and profitability.

Based on the assumptions set forth under “Certain Defined Terms” in this Offer to Exchange beginning on page 1, following the UMG Business Combination, the Company expects to have (i) approximately $1.6 billion in cash and (ii) access to an additional $1.4 billion of cash pursuant to the Amended Pershing Square Funds FPA. In addition, the Sponsor Warrants and the Director Warrants will remain outstanding and their exercise prices will be adjusted to equal 120% of the Company’s NAV. We may effectuate our Future Business Combination with a single target business or multiple target businesses simultaneously or within a short period of time. By completing our Future Business Combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Our Amended Pershing Square Funds FPA and Sponsor Warrants and Director Warrants may have an adverse effect on the market price of our shares of Class A Common Stock and make it more difficult to effectuate a Future Business Combination.

Pursuant to the Pershing Square Entities Letter, the Company and the Pershing Square Funds have agreed to enter into the Amended Pershing Square Funds FPA, pursuant to which the Pershing Square Funds or any Affiliate Transferees will have an option to purchase $1.4 billion of Class A Common Stock in connection with the Future Business Combination. If we do not complete a Future Business Combination, the Pershing Square Funds and any Affiliate Transferees will lose the investment opportunity presented by the Amended Pershing Square Funds FPA.

The potential for the issuance of a substantial number of additional shares of Class A Common Stock upon the issuance or exercise of these securities could make us a less attractive business combination vehicle to a target business. Any exercise of the Amended Pershing Square Funds FPA will increase the number of issued and outstanding shares of our Class A Common Stock, and may reduce the value of the shares of Class A

Common Stock issued, if any, to complete our Future Business Combination. In addition, if stockholders of a target company are to remain stockholders in the post-combination business, the exercise of any of the Sponsor Warrants or Director Warrants would reduce the ownership interest maintained in the post-combination business by such stockholders of the target company. Therefore, the Sponsor Warrants and the Director Warrants may make it more difficult to effectuate a Future Business Combination or increase the cost of acquiring the target business.

Because we must furnish our stockholders with target business financial statements, we may lose the ability to complete an otherwise advantageous Future Business Combination with some prospective target businesses.

The federal proxy rules require that a proxy statement with respect to a vote on any Future Business Combination meeting certain financial significance tests include historical and/or pro-forma financial statement disclosure in periodic reports. We will include the same financial statement disclosure in connection with our tender offer documents, whether or not they are required under the tender offer rules. These financial statements may be required to be prepared in accordance with, or be reconciled to, accounting principles generally accepted in the United States of America (GAAP), or international financial reporting standards (IFRS) as issued by the International Accounting Standards Board. Depending on the circumstances, the historical financial statements may be required to be audited in accordance with the standards of the Public Company Accounting Oversight Board. These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such financial statements in time for us to disclose such financial statements in accordance with federal proxy rules and complete a Future Business Combination.

If we effect our Future Business Combination with a company with operations or opportunities outside of the United States, we would be subject to a variety of additional risks that may negatively impact our operations.

If we effect our Future Business Combination with a company with operations or opportunities outside of the United States, we would be subject to any special considerations or risks associated with companies operating in an international setting, including but not limited to the following:

•	higher costs and difficulties inherent in managing cross-border business operations and complying with different commercial and legal requirements of overseas markets;

•	rules and regulations regarding currency redemption;

•	complex corporate withholding taxes on individuals;

•	laws governing the manner in which a Future Business Combination may be effected;

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	longer payment cycles and challenges in collecting accounts receivable;

•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•	currency fluctuations and exchange controls;

•	rates of inflation;

•	cultural and language differences;

•	employment regulations;

•	crime, strikes, riots, civil disturbances, terrorist attacks, natural disasters and wars;

•	deterioration of political relations with the United States; and

•	government appropriations of assets.

We may not be able to adequately address these additional risks. If we were unable to do so, our operations might suffer, which may adversely impact our results of operations and financial condition.

If the net proceeds available to us following the UMG Business Combination are insufficient, it could limit the amount available to fund our search for a target business or businesses and complete our Future Business Combination.

Based on the assumptions set forth under “Certain Defined Terms” in this Offer to Exchange beginning on page 1, following the UMG Business Combination, we expect to have access to approximately $1.6 billion in cash. However, if such assumptions do not hold true, we may have access to less cash following the UMG Business Combination. In addition, we may have access to an additional $1.4 billion in cash through the Amended Pershing Square Funds FPA. The Pershing Square Funds and any Affiliate Transferees are under no obligation to exercise the Amended Pershing Square Funds FPA. If the amount of funds available to us following the UMG Business Combination is insufficient to finance our operational needs, our ability to identify a target business and pursue and complete a Future Business Combination may be limited.

Because of the significant competition for business combination opportunities, it may be more difficult for us to complete our Future Business Combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses we intend to acquire in our Future Business Combination. Many of these individuals and entities are well established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. This competition could significantly delay our ability to find a suitable operating business for our Future Business Combination or affect the terms on which we enter into a Future Business Combination.

We may have a limited ability to assess the management of a prospective target business which, as a result, may affect our Future Business Combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company, which could, in turn, negatively impact the value of our stockholders’ investment in us.

When evaluating the desirability of effecting our Future Business Combination with a prospective target business, our ability to assess the target business’s management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we expected. Should the target’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, any security holders who choose to remain security holders following the Future Business Combination could suffer a reduction in the value of their securities. Such stockholders are unlikely to have a remedy for such reduction in value.

Because we are neither limited to evaluating a target business in a particular industry, nor have we selected any specific target businesses with which to pursue our Future Business Combination, you will be unable to ascertain the merits or risks of any particular target business’s operations.

We may seek to complete our Future Business Combination with an operating company in any industry or sector. To the extent we complete our Future Business Combination, we may be affected by numerous risks inherent in the business operations with which we combine. Although our directors and officers will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors or that the potential business combination partner will provide us with adequate time to complete due diligence. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact a target business. We also cannot assure you that an investment, or continued investment, in our securities will ultimately prove to be more favorable to investors than a direct investment, if such opportunity were available, in a business combination target. Accordingly, any security holders who choose to remain security holders following our Future Business Combination could suffer a reduction in the value of their shares. Such security holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials or registration statement relating to such business combination constituted an actionable material misstatement or omission.

Although we have identified general criteria and guidelines that we believe are important in evaluating prospective target businesses, we may enter into our Future Business Combination with a target that does not meet such criteria and guidelines and, as a result, the target business with which we enter into our Future Business Combination may not have attributes entirely consistent with our general criteria and guidelines.

Although we have identified general criteria and guidelines for evaluating prospective target businesses, it is possible that a target business with which we enter into our Future Business Combination will not have all of these positive attributes. If we complete our Future Business Combination with a target that does not meet some or all of these criteria and guidelines, such combination may not be as successful as a business combination with a business that does meet all of our general criteria and guidelines. In addition, if stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business, legal or other reasons, it may be more difficult for us to attain stockholder approval of our Future Business Combination if the target business does not meet all of our general criteria and guidelines.

Resources could be wasted in researching potential Future Business Combinations that are not completed, which could materially adversely affect subsequent attempts to locate and combine with another business.

We anticipate that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention, and substantial costs for accountants, attorneys, consultants and others. If we decide not to complete a specific Future Business Combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, we may fail to complete our Future Business Combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and combine with another business.

We are likely to attempt to complete our Future Business Combination with a private company about which little information is publicly available, which may result in a Future Business Combination with a company that is not as profitable as we suspected, if at all.

In pursuing our Future Business Combination strategy, we are likely to seek to effectuate our Future Business Combination with a privately held company. Very little public information generally exists about private companies, and we could be required to make our decision on whether to pursue a potential Future Business Combination on the basis of limited information, which may result in our Future Business Combination with a company that is not as profitable as we suspected, if at all.

We may attempt to simultaneously complete business combinations with multiple prospective targets, which may hinder our ability to complete our Future Business Combination and give rise to increased costs and risks that could negatively impact our operations and profitability.

If we determine to simultaneously acquire several businesses that are owned by different sellers, we may require each such seller to agree that our purchase of its business is contingent on the simultaneous closings of the other business combinations, which may make it more difficult for us, and delay our ability, to complete our Future Business Combination. We do not, however, intend to purchase multiple businesses in unrelated industries in conjunction with our Future Business Combination. With multiple business combinations, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

We may be unable to obtain additional financing to complete our Future Business Combination or to fund the operations and growth of a target business, which could compel us to restructure or abandon a particular business combination.

Although we believe that the funds available to us following the UMG Business Combination, including as a result of the funds available pursuant to the Amended Pershing Square Funds FPA, will be sufficient to allow us to complete our Future Business Combination, because we have not yet identified any prospective target business we cannot ascertain the capital requirements for any particular transaction. If the funds available to us following the UMG Business Combination prove to be insufficient we may be required to seek additional financing or to abandon the proposed business combination. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to complete our Future Business Combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, even if we do not need additional financing to complete our Future Business Combination, we may require such financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after the UMG Business Combination or our Future Business Combination.

We may issue notes or other debt instruments, or otherwise incur substantial debt, to complete our Future Business Combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

Although we have no commitments as of the date of this Offer to Exchange to issue any notes or other debt instruments, or to otherwise incur outstanding debt following this offering, we may choose to incur substantial debt to complete our Future Business Combination. The incurrence of debt could have a variety of negative effects, including but not limited to the following:

•	default and foreclosure on our assets if our operating revenues after our Future Business Combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our common stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•	other disadvantages compared to our competitors who have less debt.

Subsequent to the completion of our Future Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this due diligence will surface all material issues that may be present inside a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing to partially finance our Future Business Combination. Accordingly, any security holders who choose to remain security holders following our Future Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to our Future Business Combination, constituted an actionable material misstatement or omission.

Our ability to successfully effect our Future Business Combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

Our ability to successfully effect our Future Business Combination is dependent upon the efforts of our key personnel. The role of our key personnel in the target business, however, cannot presently be ascertained. Although some of our key personnel may remain with the target business in senior management or advisory positions following our Future Business Combination, it is likely that some or all of the management of the target business will remain in place. While we intend to closely scrutinize any individuals we employ after our Future Business Combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

In addition, the directors and officers of a candidate for our Future Business Combination may resign upon completion of the Future Business Combination. The departure of our Future Business Combination target’s key personnel could negatively impact the operations and profitability of the post-combination business. The role of our Future Business Combination candidate’s key personnel upon the completion of our Future Business Combination cannot be ascertained at this time. Although we contemplate that certain members of our Future Business Combination candidate’s management team will remain associated with our Future Business Combination candidate following our Future Business Combination, it is possible that members of the management of our Future Business Combination candidate will not wish to remain in place. The loss of key personnel could negatively impact the operations and profitability of the post-combination business.

Our key personnel may negotiate employment or consulting agreements with a target business in connection with our Future Business Combination. These agreements may provide for them to receive compensation following our Future Business Combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.

Our key personnel may be able to remain with us after the completion of our Future Business Combination only if they are able to negotiate employment or consulting agreements in connection with our Future Business Combination. Such negotiations would take place simultaneously with the negotiation of our Future Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to us after the completion of our Future Business Combination. The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business. However, we believe the ability of such individuals to remain with us after the completion of our Future Business Combination will not be the determining factor in our decision as to whether or not we will proceed with any potential Future Business Combination. There is no certainty, however, that any of our key personnel will remain with us after the completion of our Future Business Combination. We cannot assure you that any of our key personnel will remain in senior management or advisory positions with us. The determination as to whether any of our key personnel will remain with us will be made at the time of our Future Business Combination.

Members of our Management Team and the PSCM Investment Team allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete the Future Business Combination.

The members of our Management Team and PSCM Investment Team are not required to, and do not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and the completion of the Future Business Combination. We do not intend to have any full-time employees prior to the completion of the Future Business Combination. The members of the Management Team and PSCM Investment Team may be engaged in other business endeavors for which he or she may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs. The seven members of the PSCM Investment Team allocate their time between fulfilling their duties to us and to PSCM. Our directors may (and in some cases do) also serve as officers or board members for other entities. If such persons’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to complete the Future Business Combination.

Any current work on a potential Future Business Combination does not guarantee an immediate or timely deal announcement; there is no guarantee regarding the timing of a definitive transaction, nor whether or not a transaction will be completed.

There is no guarantee that we will complete a Future Business Combination or that such a Future Business Combination will generate attractive long-term returns for our stockholders. We do not intend to make any announcements about a potential business combination partner until we enter into a definitive agreement for a transaction.

Our Public Stockholders may not be afforded an opportunity to vote on our proposed Future Business Combination, which means we may complete our Future Business Combination even though a majority of our Public Stockholders do not support such a combination.

We may choose not to hold a stockholder vote to approve our Future Business Combination unless our Future Business Combination would require stockholder approval under applicable law or stock exchange listing requirements or if we decide to hold a stockholder vote for business or other legal reasons. Accordingly, we may complete our Future Business Combination even if the majority of our Public Stockholders do not approve of the Future Business Combination we complete.

Our Sponsor, as the holder of our Class B Common Stock, has the right to elect all of our directors prior to the UMG Business Combination which could delay the opportunity for our stockholders to elect directors.

The holders of our Class B Common Stock have the exclusive right to elect all of our directors prior to the UMG Business Combination, including by written consent. Accordingly, our Sponsor could elect directors prior to the consummation of the UMG Business Combination which would satisfy the need to hold an annual meeting pursuant to Section 211(b) of the DGCL.

Risks Related to the Failure to Consummate the UMG Business Combination

If we do not consummate the UMG Business Combination, we may not be able to complete our initial business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our Public Shares and liquidate, in which case our Public Stockholders may only receive $20.00 per share, or less than such amount in certain circumstances, and our Public Warrants, Sponsor Warrants and Director Warrants will expire worthless, and our Tontine Warrants will never have been distributed.

The Certificate of Incorporation provides that we must complete our initial business combination within the Combination Period. If we do not complete the UMG Business Combination, we may not be able to complete our initial business combination within the Combination Period. Our ability to complete our initial business combination may be negatively affected by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If we have not completed our initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board of Directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our Public Stockholders may only receive $20.00 per share, our Public Warrants, Sponsor Warrants and Director Warrants will expire worthless, and no Tontine Warrants will have been distributed. In certain circumstances, our Public Stockholders may receive less than $20.00 per share on the redemption of their shares. See “Risk Factors—If the UMG Business Combination is not consummated and third parties bring claims against us, the proceeds held in the Trust Account could be reduced, and the per-share redemption amount received by stockholders may be less than $20.00 per share” and other risk factors below.

The requirement that we complete our initial business combination within the Combination Period may give potential target businesses leverage over us in negotiating our initial business combination and may decrease our ability to conduct due diligence on potential business combination targets, in particular, as we approach our dissolution deadline, which could undermine our ability to complete our initial business combination on terms that would produce value for our Public Stockholders.

Any potential target business with which we enter into negotiations concerning our initial business combination will be aware that we must complete our initial business combination within the Combination Period. Consequently, such target business may obtain leverage over us in negotiating an initial business combination, knowing that if we do not complete our initial business combination with that particular target business, we may be unable to complete our initial business combination with any target business. This risk will increase as we get closer to the time frame described above. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of stockholders are deemed to hold in excess of 15% of our Public Shares, you will lose the ability to redeem all such shares in excess of 15% of our Public Shares unless our board of directors determines to waive or amend such limit with respect to you.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights without our prior consent with respect to more than an aggregate of 15% of the Public Shares, which we refer to as the “Excess Shares,” unless our Board of Directors determines, in its sole discretion, to waive or amend such limit with respect to such stockholder or “group.” However, we would not be restricting our Public Stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete our initial business combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of our initial business combination, and then only in connection with those Public Shares that such stockholder properly elected to redeem, subject to the limitation described herein, (ii) the redemption of any Public Shares that are properly submitted in connection with a stockholder vote to amend our Certificate of Incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination, (B) to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete our initial business combination within the Combination Period, or (C) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of our Public Shares if we are unable to complete our initial business combination within the Combination Period, subject to applicable law and as further described herein. In addition, if we are unable to complete our initial business combination within the Combination Period for any reason, compliance with Delaware law may require that we submit a plan of dissolution to our then-existing stockholders for approval prior to the distribution of the proceeds held in our Trust Account. In that case,

Public Stockholders may be forced to wait beyond the Combination Period before they receive funds from our Trust Account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to such warrants. Accordingly, to liquidate your investment, you may be forced to sell your shares or Public Warrants, potentially at a loss.

A provision of our Warrant Agreement may make it more difficult for us to consummate an initial business combination.

If (i) we issue additional shares of Class A Common Stock, equity-linked securities or any other instrument that is convertible or exercisable into, or exchangeable for, our shares of Class A Common Stock for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $18.40 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances, the initial public offering, the sale of the Forward Purchase Units and any interest thereon, net of redemptions) that are available for the funding of our initial business combination on the date of the consummation thereof and (iii) the daily volume-weighted average trading price of our shares of Class A Common Stock during the 20-trading-day period starting on the trading day prior to the date on which we consummate our initial business combination (such price, the “Market Value”) is below $18.40 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $36.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $20.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% of the higher of the Market Value and the Newly Issued Price. By lowering the price at which warrant holders may exercise, this provision may make it more difficult for us to consummate an initial business combination with a target business.

If the net proceeds from our initial public offering and the private placement of the Sponsor Warrants and Director Warrants not being held in the Trust Account are insufficient to allow us to operate until the end of the Combination Period, we may be unable to complete our initial business combination, in which case our Public Stockholders may only receive $20.00 per share, or less than such amount in certain circumstances, and our Public Warrants will expire worthless, and no Tontine Warrants will have been distributed.

The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until the end of the Combination Period, assuming that our initial business combination is not completed during that time. We believe the funds available to us outside of the Trust Account will be sufficient to allow us to operate during the Combination Period; however, we cannot assure you that our estimate is accurate. Of the funds available to us, we could use a portion to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent or merger agreements designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed initial business combination, although we do not have any current intention to do so. If we entered into a letter of intent or merger agreement where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business. If we are unable to complete our initial business combination, our Public Stockholders may receive only approximately $20.00 per share, or less in certain circumstances, on the liquidation of our Trust Account, our Public Warrants will expire worthless, and no Tontine Warrants will have been distributed. In certain circumstances, our Public Stockholders may receive less than $20.00 per share upon our liquidation. See “ —If the UMG Business Combination is not consummated and third parties bring claims against us, the proceeds held in the Trust Account could be reduced, and the per-share redemption amount received by stockholders may be less than $20.00 per share” and other risk factors below.

The securities in which we invest the proceeds held in the Trust Account could bear a very low or negative rate of interest, which could reduce the interest income available for payment of taxes or reduce the value of the assets held in trust such that the per-share redemption amount received by stockholders may be less than $20.00 per share.

The proceeds held in the Trust Account may only be invested in direct U.S. Treasury obligations having a maturity of 180 days or less, or in certain money market funds which invest only in direct U.S. Treasury obligations. While short-term U.S. Treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event of very low or negative yields, the amount of interest income (which we are permitted to use for payment of our tax obligations and up to $100,000 of dissolution expenses) would be reduced. In the event that we are unable to complete our initial business combination, our Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income. If the balance of the Trust Account is reduced below $4,000,000,000 as a result of negative interest rates, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $20.00 per share.

In order to effectuate an initial business combination, blank check companies have, in the recent past, amended various provisions of their charters and other governing instruments, including their warrant agreements. We cannot assure you that we will not seek to amend our Certificate of Incorporation or other governing documents in a manner that will make it easier for us to complete our initial business combination but that our stockholders or warrant holders may not support.

In order to effectuate an initial business combination, blank check companies have, in the recent past, amended various provisions of their charters and other governing instruments, including their warrant agreements. For example, blank check companies have amended the definition of business combination, increased redemption thresholds, and extended the time to consummate their initial business combinations and, with respect to their warrants, amended their warrant agreements to require the warrants to be exchanged for cash and/or other securities. Amending the provisions of our Certificate of Incorporation relating to certain pre-business combination activity will require the affirmative vote of 65% of the voting power of our outstanding common stock. Amending the Warrant Agreement governing our Public Warrants and Forward Purchase Warrants will require the vote of holders of at least 65% of the Outstanding Warrants. Pursuant to the Warrant Agreement, prior to our initial business combination, the Forward Purchase Warrants will not have the right to vote on any amendments to the Warrant Agreement, except with respect to certain provisions relating solely to the transfer of Forward Purchase Securities. In addition, our Certificate of Incorporation requires us to provide our Public Stockholders with the opportunity to redeemed their Public Shares for cash if we propose an amendment to our Certificate of Incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination, (B) to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete our initial business combination within the Combination Period or (C) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity. To the extent any such amendments would be deemed to fundamentally change the nature of any securities offered through this registration statement, we would register, or seek an exemption from registration for, the affected securities. We cannot assure you that we will not seek to amend our Certificate of Incorporation to extend the time to consummate our initial business combination, or seek other amendments to our governing document or warrant agreement in order to effectuate our initial business combination.

The provisions of our Certificate of Incorporation that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our Trust Account), including an amendment to permit us to withdraw funds from the Trust Account such that the per-share amount investors receive upon any redemption or liquidation is substantially reduced or eliminated, may be amended with the affirmative vote of 65% of our outstanding common stock, and the Pershing Square Funds or any Affiliate Transferees may purchase shares pursuant to the Forward Purchase Agreement prior to our initial business combination and participate in such vote. It may be easier for us, therefore, to amend our Certificate of Incorporation and the trust agreement to facilitate the completion of an initial business combination that some of our stockholders may not support.

Our Certificate of Incorporation provides that any of its provisions related to pre-initial business combination activity (including the requirement to deposit proceeds of the initial public offering and certain proceeds of the sale of the Sponsor Warrants and Director Warrants into the Trust Account and not release such amounts except in specified circumstances, to provide redemption rights to Public Stockholders as described herein and including to permit us to withdraw funds from the Trust Account such that the per-share amount investors will receive upon any redemption or liquidation is substantially reduced or eliminated) may be amended by the affirmative vote of 65% of our outstanding common stock, and corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by the same standard. Any changes to the provision granting the holders of our Class B Common Stock the exclusive right to elect or remove directors prior to our initial business combination must be approved by the affirmative vote of 90% of our outstanding common stock. In all other instances, our Certificate of Incorporation may be amended by holders of a majority of the voting power of our outstanding common stock, subject to applicable provisions of the DGCL or applicable stock exchange rules. We may not issue additional securities (other than the Forward Purchase Securities) that can vote on amendments to our Certificate of Incorporation. Our Sponsor, who holds our Class B Common Stock will have, in the aggregate, 20.0% of the voting power of our outstanding common stock, will participate in any vote to amend our Certificate of Incorporation and/or trust agreement and will have the discretion to vote in any manner they choose except as otherwise required by the Letter Agreement. In addition, the Pershing Square Funds or any Affiliate Transferees may elect to acquire Forward Purchase Units in advance of our initial business combination and be able to participate in any such vote to amend our Certificate of Incorporation and/or trust agreement. As a result, we may be able to amend the provisions of our Certificate of Incorporation which govern our pre-initial business combination behavior more easily than some other blank check companies, and this may increase our ability to complete an initial business combination with which you do not agree. Our stockholders may pursue remedies against us for any breach of our Certificate of Incorporation.

Our Sponsor, directors and officers have agreed, pursuant to the Letter Agreement, that they will not propose any amendment to our Certificate of Incorporation (i) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination, (ii) to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete our initial business combination within the Combination Period, or (iii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our Public Stockholders with the opportunity to have their Public Shares redeemed upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, divided by the number of then-outstanding Public Shares. Our stockholders are not parties to, or third-party beneficiaries of, the Letter Agreement and, as a result, will not have the ability to pursue remedies against our Sponsor, directors or officers for any breach of the Letter Agreement. As a result, in the event of a breach, our stockholders would need to pursue a stockholder derivative action, subject to applicable law.

While our Sponsor may not propose any of the amendments described in the prior paragraph, our Sponsor may vote to approve such amendments, as may the Pershing Square Funds or any Affiliate Transferees if any Forward Purchase Units have been issued as of the record date for such a vote. If no Forward Purchase Units have been issued as of such time, and our Sponsor votes its Class B Common Stock in favor of such matter requiring the approval of 65% of our outstanding common stock, we would need approximately 56.3% of the Public Shares to be voted in favor of such amendment for it to be approved. If the Pershing Square Funds or any Affiliate Transferees were to vote as recommended by us on a matter submitted to our stockholders for their approval, it would substantially increase the likelihood that any such matter would receive the requisite stockholder approval. For example, if the Pershing Square Funds acquired all 50 million of the Committed Forward Purchase Units prior to the record date for a stockholder vote on such an amendment and were to vote their Forward Purchase Shares in favor of such transaction, in addition to the voting power of such Forward

Purchase Shares and the Class B Common Stock held by our Sponsor, we would need approximately 47.5% of the Public Shares to be voted in favor of such amendment for it to be approved. If, prior to such record date, the Pershing Square Funds acquired the total 150 million Forward Purchase Units represented by the committed forward purchase and the additional forward purchase, in addition to the voting power of such Forward Purchase Shares and the Class B Common Stock held by our Sponsor, we would need approximately 30% of the Public Shares to be voted in favor of such amendment for it to be approved. Each of the foregoing examples assumes that our Sponsor, officers and directors do not acquire any other Public Shares and that all outstanding shares are voted. The amount of the additional forward purchase may be increased by mutual agreement of us and the Pershing Square Funds or any Affiliate Transferees, which could further diminish the influence and/or control of our Public Stockholders. In addition, the Company’s directors who are parties to the Director FPAs may acquire and be able to vote up to 300,000 Forward Purchase Shares prior to the initial business combination, representing approximately 0.1% of the voting power of the outstanding common stock in the above scenarios.

If the UMG Business Combination does not occur, our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $20.00 per Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $20.00 per share) due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $20.00 per share.

If we do not consummate the UMG Business Combination, our Sponsor, as the holder of our Class B Common Stock, will have the right to elect all of our directors prior to our initial business combination, which could delay the opportunity for our stockholders to elect directors.

The holders of our Class B Common Stock have the exclusive right to elect all of our directors prior to our initial business combination. Accordingly, we do not expect to hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination. The holders of our Class B Common Stock will also have the exclusive right to vote on the removal of directors prior to our initial business combination.

If we do not consummate the UMG Business Combination, our Sponsor may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support.

Our Sponsor, as the holder of our Class B Common Stock, holds 20.0% of the voting power of our issued and outstanding common stock. The Class B Common Stock automatically converts into Class A Common Stock on a one-for-one basis at the closing of our initial business combination.

If the UMG Business Combination is not consummated, however, our Sponsor will continue to own Class B Common Stock and may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support, including amendments to our Certificate of Incorporation and approval of major corporate transactions. If our Sponsor or its affiliates purchase additional Public Shares on the NYSE or in privately negotiated transactions, this would increase the influence of such parties. Factors that would be considered in making such additional purchases include consideration of the current trading price of our Class A Common Stock. In addition, prior to our initial business combination, our directors may be elected and removed only by the vote of the holders of our Class B Common Stock. Accordingly, our Sponsor will continue to exert control at least until the completion of our initial business combination. In addition, if the Pershing Square Funds or any Affiliate Transferees elect to purchase Forward Purchase Units prior to our initial business combination, and vote their Forward Purchase Shares in favor of any matter submitted to our stockholder for approval, although they have no obligation to vote with our Sponsor or as recommended by us, their ability to do so could also exert a substantial influence on actions requiring a stockholder vote.

For example, if the Pershing Square Funds or any Affiliate Transferees acquired all 50 million of the Committed Forward Purchase Units prior to the record date for a stockholder vote on our initial business combination and were to vote their Forward Purchase Shares in favor of such transaction, in addition to the voting power of such Forward Purchase Shares and the Class B Common Stock held by our Sponsor, we would need approximately 25.0% of the Public Shares to be voted in favor of a transaction for it to be approved. If, prior to such record date, the Pershing Square Funds or any Affiliate Transferees acquired the total 150 million Forward Purchase Units represented by the committed forward purchase and the additional forward purchase, our Sponsor and the Pershing Square Funds or any Affiliate Transferees would together effectively control the outcome of such vote. With respect to certain amendments to our Certificate of Incorporation that require the approval of 65% of the outstanding common stock, assuming the Pershing Square Funds or any Affiliate Transferees and our Sponsor vote in favor of such an amendment, the approval of such amendment would require (i) the vote of approximately 47.5%, if only the Committed Forward Purchase Units have been issued, and (ii) the vote of approximately 30%, if the Committed Forward Purchase Units and all Additional Forward Purchase Units have been issued. Each of the foregoing examples assumes that our Sponsor, officers and directors do not acquire any other shares of Class A Common Stock and that all outstanding shares are voted. The amount of the additional forward purchase may be increased by mutual agreement of us and the Pershing Square Funds or any Affiliate Transferees, which could further diminish the influence and/or control of our Public Stockholders. In addition, the Company’s directors who are parties to the Director FPAs may acquire and be able to vote up to 300,000 Forward Purchase Shares prior to the initial business combination, representing approximately 0.1% of the voting power of the outstanding common stock in the above scenarios.

If the UMG Business Combination is not consummated and third parties bring claims against us, the proceeds held in the Trust Account could be reduced, and the per-share redemption amount received by stockholders may be less than $20.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the Combination Period, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within 10 years following the redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $20.00 per share initially held in the Trust Account, due to claims of such creditors.

Pursuant to the Letter Agreement, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduces the amount of funds in the Trust Account to be below the lesser of (i) $20.00 per Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $20.00 per share) due to reductions in the value of the trust assets, net of the amount of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or prospective business target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If we do not complete the UMG Business Combination, our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under Delaware law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro-rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of their shares of Class A Common Stock in the event we do not complete our initial business combination within the Combination Period may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provisions for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro-rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred with respect to any claim commenced after the third anniversary of the dissolution. However, it is our intention to redeem our shares of Class A Common Stock as soon as reasonably possible following the end of the Combination Period in the event we do not complete our initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will generally be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro-rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred with respect to any claim commenced after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro-rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the Combination Period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. Unlike in the case of claims against stockholders relating to an unlawful liquidating distribution, however, stockholders are only liable for an unlawful redemption distribution if they knew that the redemption was unlawful.

We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, but Section 211(b) of the DGCL requires such a meeting at least annually. Our stockholders may attempt to cause us to hold an annual meeting pursuant to Section 211(b) of the DGCL, which would present us with an additional expense that we would not otherwise incur prior to our initial business combination.

In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year-end following our listing on the NYSE. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors or make an election by written consent in lieu of such a meeting prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

THE WARRANT EXCHANGE OFFER

Number of Public Warrants; Expiration Time

Upon the terms and subject to certain conditions of the Warrant Exchange Offer, we are offering to exchange up to 22,222,222 Public Warrants validly tendered for exchange in the Warrant Exchange Offer and not validly withdrawn before the Expiration Time. The Exchange Ratio in the Warrant Exchange Offer is 0.2650 shares of Class A Common Stock per Public Warrant.

This Warrant Exchange Offer is not conditioned on any minimum number of Public Warrants being tendered. The Warrant Exchange Offer is, however, subject to certain other conditions. See “ — Conditions of the Warrant Exchange Offer.”

Expiration Time. The term “Expiration Time” means 11:59 p.m., New York City time, on August 9, 2021, unless and until we shall have extended the period of time during which this Redemption Offer will remain open, in which event the term Expiration Time shall refer to the latest time and date at which this Redemption Offer, as so extended by us, shall expire. We will exchange all Public Warrants and issue shares of Class A Common Stock in respect thereof promptly after the Expiration Time. If we materially change this Redemption Offer or information concerning this Redemption Offer, we will extend this Redemption Offer to the extent and in the manner required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

If we modify the Exchange Ratio, then the Warrant Exchange Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Warrant Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “ —Extension, Termination and Amendment of the Warrant Exchange Offer.”

If any of the Closing Conditions are not satisfied or waived prior to the Expiration Time, the Company reserves the right to terminate the Warrant Exchange Offer or extend it until such conditions are satisfied or waived (subject to applicable law). If we terminate the Warrant Exchange Offer, we will NOT exchange any Public Warrants for Shares of Class A Common Stock pursuant to the Warrant Exchange Offer and we may elect not to consummate any of the transactions described herein.

Only Public Warrants validly tendered for exchange in the Warrant Exchange Offer and not validly withdrawn will be exchanged pursuant to the Warrant Exchange Offer. All Public Warrants tendered for exchange in the Warrant Exchange Offer and not purchased pursuant to the Warrant Exchange Offer will be returned to the tendering warrantholders at our expense promptly following the Expiration Time.

Exchange Ratio

We calculated the Exchange Ratio using substantially the same terms as would apply to a cashless exercise of such warrants pursuant to the terms of the Warrant Agreement. Specifically, we determined the exchange ratio based on the Cashless Exercise Chart, assuming for this purpose that (i) the “period to expiration of warrants” as it appears in that table is 60 months and (ii) the “Fair Market Value of Shares of Class A Common Stock” as it appears in that table is the average of the Class A Common Stock’s volume-weighted average trading prices during the 10 trading days ending on and including July 7, 2021.

We estimate approximately $636,000 will be required to pay fees and expenses specifically related to the Warrant Exchange Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of the Warrant Exchange Offer materials and other services related to the Warrant Exchange Offer.

Treatment of Fractional Shares

No fractional shares of Class A Common Stock will be issued pursuant to the Warrant Exchange Offer. In lieu of issuing fractional shares, any holder Public Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Warrant Exchange Offer will, after aggregating all such fractional shares of such holder, have the number of shares rounded down to the nearest whole number of shares of Class A Common Stock and cash issued in lieu of such fractional amount.

Proposed Amendments

As a result of the distribution of UMG Shares as part of the UMG Business Combination, the Public Warrant exercise price will be reduced by the value, per share of Class A Common Stock, of the UMG Shares that will be distributed in the UMG Business Combination. Assuming no shares are tendered into the Redemption Offer, as set forth under “Certain Defined Terms” and that the Board determines that the fair market value of the UMG Shares is the price that we have agreed to pay for the UMG Shares, we expect that that the exercise price will be reduced from $23.00 per share to approximately $9.37 per share. Holders who exchange Public Warrants for shares in the Warrant Exchange Offer will, by tendering, be consenting to these Proposed Amendments. Those amendments clarify that the share prices that appear at the top of the Cashless Exercise Chart in the Warrant Agreement and the trigger prices allowing us to redeem warrants will each be reduced by that same amount. Those adjustments will also apply to the Tontine Warrants.

Eligible holders of Public Warrants may not deliver Consents to the Proposed Amendments to the Warrant Agreement without tendering their Public Warrants for exchange, and eligible holders of Public Warrants who validly tender their holders of Public Warrants for exchange will be deemed to have validly delivered their Consents to all of the Proposed Amendments. Pursuant to the Warrant Agreement, the consents of the holders of not less than 65% of the outstanding number of warrants must be obtained for the amendments to the Warrant Agreement to be effective. We refer to the Consents required for the Proposed Amendments to become effective as the “Requisite Consents.”

Extension, Termination and Amendment of the Warrant Exchange Offer

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Time, and regardless of whether any of the Closing Conditions set forth in “—Conditions of the Warrant Exchange Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Warrant Exchange Offer is open and thereby delay acceptance for exchange any Public Warrants tendered for exchange or delivery of Consents pursuant to the Warrant Exchange Offer. We anticipate extending the Warrant Exchange Offer as necessary to address any SEC comments on this Offer to Exchange or related materials filed in connection with the Warrant Exchange Offer. We will affect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension by making a release through Business Wire or another comparable service.

We also expressly reserve the right, in our sole and absolute discretion, to terminate the Warrant Exchange Offer and reject for exchange Public Warrants or delivery of Consents upon the occurrence of any of the Closing Conditions specified in “ — Conditions of the Warrant Exchange Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement.

Our reservation of the right to delay issuance of shares of Class A Common Stock in respect of Public Warrants which we have accepted for exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Public Warrants tendered promptly after termination or withdrawal of the Warrant Exchange Offer.

Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole and absolute discretion, and regardless of whether any of the events set forth in

“—Conditions of the Warrant Exchange Offer” have occurred or are deemed by us to have occurred, to amend the Warrant Exchange Offer prior to the Expiration Time to increase the consideration offered in the Warrant Exchange Offer, or otherwise if we determine such other amendments are required by applicable law or regulation.

Amendments to the Warrant Exchange Offer may be made at any time and from time to time by public announcement by making a release through Business Wire or another comparable service. In the case of an extension of the Warrant Exchange Offer, such amendment will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

Any public announcement made under the Warrant Exchange Offer will be disseminated by making a release through Business Wire or another comparable service. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

If we materially change the terms of the Warrant Exchange Offer or the information concerning the Warrant Exchange Offer, including as a result of the waiver of any material condition to the Warrant Exchange Offer described in “—Conditions to the Warrant Exchange Offer,” we will extend the Warrant Exchange Offer to the extent and in the manner required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Warrant Exchange Offer or information concerning the Warrant Exchange Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Warrant Exchange Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Warrant Exchange Offer.

If (i) we make any change to increase the Exchange Ratio, or if we increase or decrease the number of Public Warrants sought in the Warrant Exchange Offer, and (ii) the Warrant Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this section, the Warrant Exchange Offer will be extended until the expiration of such 10 business day period.

Purpose of the Warrant Exchange Offer; Certain Effects of the Warrant Exchange Offer

Purpose of the Warrant Exchange Offer

The Company and Vivendi executed the Share Purchase Agreement on June 20, 2021. Since we are not combining with UMG, our Public Warrants will not become exercisable for shares in a combined operating company as would be typical in SPAC transactions. To provide appropriate treatment for the Public Warrants in this situation, we are conducting the Warrant Exchange Offer, which will give exchanging holders of Public Warrants the opportunity to participate in the PSTH UMG Distribution.

Our intention is to consummate the UMG Business Combination. The Board of Directors has (i) determined that the UMG Business Combination is in the best interests of the Company and, if consummated would constitute the initial business combination pursuant to the Company’s Certificate of Incorporation and (ii) authorized the Company to enter into the UMG Business Combination Documents and to undertake the various steps required to effectuate the UMG Business Combination. If you wish to participate in the PSTH UMG Distribution, you should tender your Public Warrants for exchange. However the Board of Directors makes no recommendation as to whether you should tender your Public Warrants for exchange or deliver consents.

Certain Effects of the Warrant Exchange Offer

If Public Warrants are tendered for exchange and the Warrant Exchange Offer is consummated, then the aggregate number of shares of Class A Common Stock will be increased. This will be dilutive to our existing holders of Class A Common Stock and/or increase the volatility in the market for Class A Common Stock after consummation of the Warrant Exchange Offer.

Except with respect to the UMG Business Combination, its ongoing pursuit in respect of a Future Business Combination and as otherwise disclosed in this Offer to Exchange, the Company currently has no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•	any purchase, sale or transfer of a material amount of assets of the Company;

•	any material change in the Company’s present dividend rate or policy, indebtedness or capitalization;

•	any other material change in the Company’s business;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of the Company, or the disposition of any material amount of securities of the Company; or

•	any changes to the Certificate of Incorporation.

The Company’s Class A Common Stock and Public Warrants are currently listed on the NYSE, however we can provide no assurance that the Company will continue to meet the listing requirements of the NYSE or any national securities exchange following the completion of the UMG Business Combination.

For more information regarding this and other potential risks and effects of the Warrant Exchange Offer an the UMG Business Combination, see “Risk Factors — Risks Related to the Warrant Exchange Offer” and “Risk Factors — Risks Related to the RemainCo.”

Conditions of the Warrant Exchange Offer

Notwithstanding any other provisions of the Warrant Exchange Offer, and in addition to (and not in limitation of) the rights and obligations of the Company in our sole and absolute discretion to extend, terminate and/or amend the Warrant Exchange Offer, we will not be required to accept for exchange, subject to the applicable rules and regulations of the SEC, exchange any Public Warrants Tendered, and may terminate or amend the Warrant Exchange Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for exchange of Public Warrants, , subject to the rules under the Exchange Act, if any of the following shall have occurred:

•	the Redemption Offer not having been completed;

•	the Share Purchase Agreement having been terminated or the Company having reason to believe that the Share Purchase referred to herein will not be completed pursuant thereto;

•

any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the UMG Business Combination illegal or otherwise preventing or prohibiting the UMG Business Combination;

•	a material adverse effect with respect to the Company shall have occurred since the date of this Offer to Exchange;

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there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Warrant Exchange Offer, the issuance of some or all of Class A Common Stock issued pursuant to the Warrant Exchange Offer or otherwise relates in any manner to the Warrant Exchange Offer;

•

there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Warrant Exchange Offer or we or any of our subsidiaries, by any court or any authority, agency, tribunal or other body that, in our reasonable judgment, would or might, directly or indirectly:

•

make the acceptance for exchange some or all of the Public Warrants, or issuance of some or all of the Class A Common Stock in exchange for Public Warrants illegal or otherwise restrict or prohibit completion of the Warrant Exchange Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange some or all of the Public Warrants or issue for some or all of the Class A Common Stock;

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materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits to us of the Warrant Exchange Offer or the delivery of any cash amounts; or

•	in our reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, whether or not mandatory;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after the date of this Offer to Exchange or any material escalation of any war or armed hostilities which had commenced before the date of this Offer to Exchange;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•	any material adverse change in the securities or financial markets in the United States generally;

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any change or changes have occurred in our business, condition (financial or otherwise), income, operations, property or prospects or any of our subsidiaries that could have a material adverse effect on us and our subsidiaries, taken as a whole, or there is an adverse change in the benefits of the Warrant Exchange Offer to us;

•

any person has commenced, proposed, announced, made or publicly disclosed a tender or exchange offer (other than the Redemption Offer or the Warrant Exchange Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business; or

•	in the case of any of the foregoing existing at the time of the commencement of the Warrant Exchange Offer, a material acceleration or worsening thereof.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion, subject to applicable law. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time and from time to time, subject to applicable law. However, once the Warrant Exchange Offer has expired, then all of Closing Conditions must have been satisfied (by virtue of such Closing Conditions’ non-occurrence or otherwise) or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Time. Promptly following the scheduled Expiration Time, we will publicly announce whether the offer conditions have been satisfied or waived (as applicable) and whether the Warrant Exchange Offer has been extended, terminated or delayed.

Certain Information Concerning the Company, UMG and the UMG Business Combination

Set forth elsewhere in this Offer to Exchange is information concerning the Company, Vivendi, UMG and the UMG Business Combination. Warrantholders are urged to review such information, including the information set forth in “Risk Factors,” prior to making a decision whether to exchange their Public Warrants. See “Summary Term Sheet” and “The Transactions” and Annex A.

Procedures for Exchanging Public Warrants and Delivery of Consents

No alternative, conditional or contingent tenders for exchange will be accepted. In order for a holder of Public Warrants to validly tender Public Warrants and deliver Consents pursuant to the Warrant Exchange Offer, the warrantholder must follow one of the following procedures:

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for Public Warrants held as physical certificates, the certificates evidencing such shares (“Warrant Certificates”), a properly completed and duly executed Exchange Offer Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Exchange Offer Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Exchange before the Expiration Time; or

•

for Public Warrants held in book-entry form, either a properly completed and duly executed Exchange Offer Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message (as defined below) in lieu of such Exchange Offer Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Exchange, and such Public Warrants must be delivered according to the book-entry transfer procedures described below under “Book-Entry Delivery” and a confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of such Public Warrants must be received by the Depositary, in each case before the Expiration Time.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Warrants, you must contact your broker or nominee to tender your Public Warrants for exchange. It is likely they have an earlier deadline for you to act to instruct them to tender Public Warrants for exchange and deliver Consents on your behalf. We urge stockholders who hold Public Warrants through nominees to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Election to Participate in Warrant Exchange Offer

In the Exchange Offer Letter of Transmittal holders of Public Warrants will need to indicate their election to participate in the Warrant Exchange Offer and deliver Consents. An election to participate in the Warrant Exchange Offer and deliver Consents shall be a binding agreement to comply with the terms of the Warrant Exchange Offer, subject to the withdrawal rights. Tendering warrantholders must make an election to participate in the Warrant Exchange Offer and any Exchange Offer Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Warrant Exchange Offer.

Signature Guarantees

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No signature guarantee will be required on an Exchange Offer Letter of Transmittal if: the registered holder of the Public Warrants (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Public Warrants) tendered for exchange in the Warrant Exchange Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Issuance/Payment Instructions” on the Exchange Offer Letter of Transmittal; or

•

Public Warrants are tendered for exchange in the Warrant Exchange Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 to the Exchange Offer Letter of Transmittal applicable to the Public Warrants.

Except as described above, all signatures on any Exchange Offer Letter of Transmittal for Public Warrants tendered for exchange in the Warrant Exchange Offer must be guaranteed by an Eligible Institution. If a Warrant Certificate is registered in the name of a person other than the person executing an Exchange Offer Letter of Transmittal, or if issuance is to be made, or Public Warrants not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the Warrant Certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an Eligible Institution.

In all cases, issuance of Class A Common Stock tendered and accepted for exchange pursuant to the Warrant Exchange Offer will be made only after timely receipt by the Depositary of Warrant Certificates for the Public Warrants tendered for exchange (or a timely confirmation of the book-entry transfer of the Public Warrants into the Depositary’s account at DTC, as described above), a properly completed and duly executed Exchange Offer Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Exchange Offer Letter of Transmittal.

Book-Entry Delivery

The Depositary will establish an account at DTC with respect to the Public Warrants tendered for exchange for purposes of the Warrant Exchange Offer within two business days after the date of this Offer to Exchange. Any financial institution that is a participant in DTC’s systems may make a book-entry delivery of Public Warrants by causing DTC to transfer such warrants into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Public may be effected through book-entry transfer at DTC, a properly completed and duly executed Exchange Offer Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Exchange Offer Letter of Transmittal or an Agent’s Message in lieu of such Exchange Offer Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Exchange Offer Letter of Transmittal or a completed, applicable IRS Form W-8) must, in any case, be received by the Depositary at the address set forth on the back cover of this Offer to Exchange prior to the Expiration Time.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Exchange Offer Letter of Transmittal and that we may enforce such agreement against the DTC participant.

Method of Delivery

The method of delivery of all documents, including Warrant Certificates, the Exchange Offer Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering warrantholder. Public Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Return of Unexchanged Public Warrants

If any Public Warrants tendered for exchange are not exchanged pursuant to the Warrant Exchange Offer, or if less than all Public Warrants evidenced by a warrantholder’s certificates are tendered, certificates representing the unexchanged Public Warrants will be returned promptly after the expiration or termination of the Warrant Exchange Offer or, in the case of Public Warrants tendered by book-entry transfer at DTC, the Public Warrants will be credited to the appropriate account maintained by the tendering warrantholder at DTC, in each case without expense to the warrantholder.

Tendering Warrantholders’ Representations and Warranties; Tender Constitutes an Agreement

A tender of Public Warrants and delivery of Consents in the Warrant Exchange Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that (i) the tendering warrantholder has full power and authority to tender, sell, assign, transfer and exchange the Public Warrants so tendered, and that, when the same are accepted for exchange by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Public Warrants, and the same will not be subject to any adverse claim or right and (ii) that by such tender, the warrantholder consents with respect to such Public Warrants to the Proposed Amendments.

Any tendering warrantholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Public Warrants tendered for exchange, all in accordance with the terms of the Warrant Exchange Offer.

All authority conferred or agreed to be conferred by delivery of the Exchange Offer Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering warrantholder and shall not be affected by, and shall survive, the death or incapacity of such tendering warrantholder.

A tender of Public Warrants and delivery of Consents made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering stockholder that: (i) the Warrant Exchange Offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such stockholder is voluntarily participating in the Warrant Exchange Offer; (iii) the future value of the shares of Public Warrants and Class A Common Stock is unknown and cannot be predicted with certainty; (iv) such warrantholder has been advised to read this entire Offer to Exchange including the Exhibits and Annexes hereto; (v) such warrantholder has been advised to consult his, her or its tax and financial advisors with regard to how the Warrant Exchange Offer will impact the tendering warrantholder’s specific situation; (vi) any foreign exchange obligations triggered by such warrantholder’s tender of Public Warrants or receipt of consideration in respect thereof are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Warrant Exchange Offer, such warrantholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Public Warrants shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering warrantholder. Our acceptance for exchange of Public Warrants tendered pursuant to the Warrant Exchange Offer will constitute a binding agreement between the tendering warrantholder and us upon the terms and subject to certain conditions of the Warrant Exchange Offer.

Determination of Validity; Rejection of Public Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Public Warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for exchange of Public Warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for exchange which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Warrant Exchange Offer with respect to all tendered Public Warrants or waive any defect or irregularity in any tender with respect to any particular Public Warrants or any particular warrantholder whether or not we waive similar defects or irregularities in the case of other warrantholders. No tender of Public Warrants for exchange will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Warrant Exchange Offer, or any defect or irregularity in any tender of Public Warrants. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Warrant Exchange Offer, including the Exchange Offer Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Public Warrants for exchange, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Public Warrants has been lost, destroyed or stolen, the warrantholder should complete the Exchange Offer Letter of Transmittal, indicate the Warrants Certificate(s) representing Public Warrants is lost and return it to the Depositary. The warrantholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Exchange Offer Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw Public Warrants that you have previously tendered for exchange, and thereby revoke your Consents, pursuant to the Warrant Exchange Offer at any time prior to the Expiration Time. You may also withdraw your previously tendered Public Warrants at any time after the Expiration Time if not accepted prior to such time. Except as this section otherwise provides, tenders of Public Warrants are irrevocable.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Time, which is at 11:59 p.m., New York City time, on August 9, 2021, a written notice (which may be delivered by electronic means) of your withdrawal at the address appearing on the last page of this Offer to Exchange. Your notice of withdrawal must (i) specify the name of the participant for whose account such Public Warrants were tendered and such participant’s account number at DTC to be credited with the withdrawn Public Warrants, (ii) contain the title and number of Public Warrants to be withdrawn and (iii) be signed by such participant in the same manner as the participant’s name is listed on the applicable “Agent’s Message” or Exchange Offer Letter of Transmittal. If the Public Warrants to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon the Depositary’s receipt of written or facsimile notice of withdrawal.

If a warrantholder has used more than one Exchange Offer Letter of Transmittal or has otherwise tendered Public Warrants for exchange in more than one group of Public Warrants, the warrantholder may withdraw Public Warrants using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Warrant Certificates for Public Warrants to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those Warrant Certificates, the warrantholder must submit the serial numbers shown on those Warrant Certificates to the Depositary and, unless an Eligible Institution has tendered those Public Warrants, an Eligible Institution must guarantee the signatures on the notice of withdrawal. If Public Warrants have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Public Warrants” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Public Warrants may not be rescinded, and Consents revoked and Public Warrants properly withdrawn will thereafter be deemed not validly tendered (and thereby such Consents revoked) for purposes of the Warrant Exchange Offer. Withdrawn Public Warrants may be retendered at any time prior to the Expiration Time by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole and absolute discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of Public Warrants by any warrantholder, whether we waive similar defects or irregularities in the case of other warrantholders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Warrant Exchange Offer, are delayed in our purchase of shares of Class A Common Stock or are unable to exchange Public Warrants under the Warrant Exchange Offer for any reason, then, without prejudice to our rights under the Warrant Exchange Offer, the Depositary may, subject to applicable law, retain tendered Public Warrants on our behalf. Such Public Warrants may not be withdrawn except to the extent tendering warrantholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay issuance of shares of Class A Common Stock in respect of Public Warrants which we have accepted for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Public Warrants tendered for exchange promptly after termination or withdrawal of a tender offer.

Appraisal Rights

No appraisal rights are available in connection with the Exchange Offer or the UMG Business Combination.

Exchange of Public Warrants and Issuance of Class A Common Stock

Upon the terms and subject to the conditions of the Warrant Exchange Offer, which conditions shall be satisfied or waived prior to the Expiration Time, on the Warrant Exchange Settlement Date, we will accept for exchange up to 22,222,222 of our Public Warrants that are validity tendered in the Warrant Exchange Offer and not validly withdrawn on or before the Expiration Time. If the Warrant Exchange Offer is not extended or earlier terminated, we expect the Warrant Exchange Settlement Date to be August 11, 2021. We will, shortly thereafter, if the Requisite Consents have been obtained, upon the closing of the Warrant Exchange Offer, effectuate the Proposed Amendments by amendment of the Warrant Agreement.

If any of the Closing Conditions are not satisfied or waived prior to the Expiration Time, the Company reserves the right to terminate the Warrant Exchange Offer or extend it until such conditions are satisfied or waived (subject to applicable law). If we terminate the Warrant Exchange Offer, we will NOT exchange any Public Warrants for Shares of Class A Common Stock pursuant to the Warrant Exchange Offer and we may elect not to consummate any of the transactions described herein.

For purposes of the Warrant Exchange Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Warrant Exchange Offer, Public Warrants that are validly tendered in the Warrant Exchange Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Public Warrants for exchange pursuant to the Warrant Exchange Offer.

In all cases, exchange of Public Warrants tendered and accepted for exchange in the Warrant Exchange Offer will be made promptly, but only after timely receipt by the Depositary of Warrant Certificates, or a timely Book-Entry Confirmation of Public Warrants into the Depositary’s account at the DTC, a properly completed and duly executed Exchange Offer Letter of Transmittal or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall issuance of Class A Common Stock for Public Warrants tendered for exchange be made unless the Closing Conditions have been satisfied.

We will issue shares of Class A Common Stock in respect of Public Warrants tendered for exchange in the Warrant Exchange Offer by depositing the aggregate number of shares of Class A Common Stock with the Depositary, which will act as agent for tendering holders of Public Warrants for the purpose of receiving delivery of shares of Class A Common Stock from us and delivering such shares to holders of those Public Warrants accepted for exchange.

Certificates for all Public Warrants tendered in the Warrant Exchange Offer and not purchased will be returned or, in the case of Public Warrants tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered such Public Warrants, to the tendering holder of Public Warrants at our expense promptly after the Expiration Time or termination of the Warrant Exchange Offer, without expense to the holders of Class A Common Stock.

Accounting Treatment of the Warrant Exchange Offer

Our Distributable Redeemable Warrants are treated as a liability under GAAP rules and participation in the warrant exchange offer would see new Class A common stock issued in exchange for the warrants. This exchange would reduce the Company’s liability in connection with the warrants and increase the total number of shares outstanding.

Certain Legal Matters; Regulatory Approvals

The Warrant Exchange Offer and the transaction contemplated by this Offer to Exchange are subject to the tender offer rules promulgated under the Exchange Act.

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

In addition, except as otherwise discussed herein, we are not aware of any license or regulatory permit that appears material to our businesses that might be adversely affected by our exchange of Public Warrants pursuant to the Warrant Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Public Warrants pursuant to the Warrant Exchange Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for exchange of Public Warrants tendered for exchange pursuant to the Warrant Exchange Offer of or issuance of shares of Class A Common Stock in respect thereof pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Warrant Exchange Offer to accept for exchange any Public Warrants and issue shares of Class A Common Stock in respect thereof is subject to conditions. See “ —Conditions to the Warrant Exchange Offer.”

Fees and Expenses

We have retained Continental Stock Transfer & Trust Company to act as Depositary and Morrow Sodali, LLC to act as Information Agent in connection with the Warrant Exchange Offer.

All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Exchange.

The Information Agent may contact holders of Public Warrants by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Warrant Exchange Offer to beneficial owners. Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Exchange

The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Warrant Exchange Offer, including certain liabilities under the federal securities laws.

We have not agreed to pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of Public Warrants pursuant to the Warrant Exchange Offer. Warrantholders holding Public Warrants through brokers, dealers and other nominee warrantholders are urged to consult the brokers, dealers and other nominee warrantholders to determine whether transaction costs may apply if stockholders tender Public Warrants through the brokers, dealers and other nominee warrantholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Warrant Exchange Offer and related materials to the beneficial owners of Public Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Warrant Exchange Offer.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Warrant Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Warrant Exchange Offer or the acceptance of Public Warrants pursuant to the Warrant Exchange Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the Warrant Exchange Offer to (nor will tenders be accepted from or on behalf of holders Public Warrants) in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Warrant Exchange Offer to be made by a licensed broker or dealer, the Warrant Exchange Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Warrant Exchange Offer other than those contained in this Offer to Exchange, the Exchange Offer Letter of Transmittal or in the other documents that constitute a part of the Warrant Exchange Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Board of Directors, the Depositary or the Information Agent.

THE UMG BUSINESS COMBINATION

The following is a discussion of the UMG Business Combination and the material terms of the UMG Business Combination Documents. You are urged to read carefully the UMG Business Combination Documents in their entirety, copies of which are included as exhibits to the Schedule TO that we have filed in respect of the Warrant Exchange Offer as well as previously filed with the SEC. This summary does not purport to be complete and may not contain all of the information about the UMG Business Combination Documents that is important to you. We encourage you to read the UMG Business Combination Documents carefully and in their entirety. This section is not intended to provide you with any factual information about the Company or UMG. Such information can be found elsewhere in this proxy statement/prospectus.

Terms and Structure of the UMG Business Combination

The Board of Directors has unanimously approved the UMG Business Combination, pursuant to which the Company will acquire the UMG Shares for an aggregate purchase price of $3,949 million. Following the consummation of the Share Purchase, the UMG Shares will be distributed to holders of Class A Common Stock as of the UMG Record Date. Set forth below is a summary of the terms and structure of the UMG Business Combination.

Consideration

Upon consummation of the Share Purchase, the Company will pay $3,949 million in cash to Vivendi as consideration for the UMG Shares.

For every share of Class A Common Stock that you own at the close of business the record date for the PSTH UMG Distribution, you will receive a number of UMG Shares calculated pro rata based on the number of shares of the Company’s Class A Common Stock outstanding at the time of the Share Purchase. The precise amount of UMG Shares that each holder of Class A Common Stock will receive is subject a number of factors, including, but not limited to, (i) the total number of UMG Shares that are ultimately purchased pursuant to the Share Purchase Agreement; (ii) the number of shares of Class A Common Stock redeemed in the Redemption Offer; (iii) the number of shares of Class A Common Stock issued in the Warrant Exchange Offer; and (iv) the number of shares issued in connection with the exercise of the Forward Purchase Agreement.

Fractional Shares

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No fractional UMG Shares will be distributed to holders of Trust Interests. Instead, if you are the registered holder of a Trust Interest, the transfer agent, on behalf of the Liquidating Trust, will aggregate fractional shares to which you otherwise would have been entitled into whole shares, sell the whole shares in the open market at prevailing market prices and then distribute the aggregate cash proceeds (net of discounts and commissions) of the sales to shareholders pro rata (based on the fractional entitlements of each such holder). The transfer agent, in its sole discretion, will determine when, how and through which broker-dealer and at what price to sell the whole shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient holders of Trust Interests for U.S. federal income tax purposes, as described in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page [    ].

Distribution of UMG Shares to PSTH Stockholders

Liquidating Trust

After we close the Redemption Offer and the Warrant Exchange Offer, the Company will set the UMG Record Date for holders of Class A Common Stock that will be eligible to participate in the PSTH UMG Distribution through the Liquidating Trust. We will announce the UMG Record Date in advance of such date in accordance with Delaware law and applicable NYSE rules.

On or about the time of the consummation of the Share Purchase, we will transfer the UMG Shares into the Liquidating Trust and distribute the Trust Interests in the Liquidating Trust Distribution to holders of Class A Common Stock of record as of the UMG Record Date. The Trust Interests will entitle the holder to holders of Class A Common Stock of record as of the UMG Record Date to their pro-rata share of UMG Shares in the PSTH UMG Distribution. The Trust Interests will be issued under a trust agreement to be entered into by the Company and a trustee chosen by the Company and we expect would be handled similarly to a contingent value right or other similar right in brokerage accounts however you should speak to your broker regarding your individual circumstances. For holders of Class A Common Stock on the UMG Record Date, this mechanic will result in an identical number of UMG Shares being distributed to them as had the Company not used the Liquidating Trust mechanic.

We expect the Liquidating Trust to liquidate and distribute UMG Shares to holders of the Trust Interests in the fourth quarter of 2021. Transferring the UMG Shares to the Liquidating Trust is intended to lock in any potential gain in the UMG Shares as soon as possible and thus reduce ongoing tax risk and to optimize RemainCo’s balance sheet as it seeks to pursue its Future Business Combination.

Registration of UMG Shares

The Company, the Sponsor and UMG have entered into a Registration Rights Agreement to provide for the filing of the Distribution Registration Statement for purposes of the PSTH UMG Distribution and certain related matters. The Registration Rights Agreement provides that beginning on the earlier of (i) the Vivendi Distribution and (ii) October 1, 2021, UMG shall prepare and, as promptly thereafter as practicable, file with the SEC the Distribution Registration Statement.

Distribution of UMG Shares

Once the Distribution Registration Statement is declared effective, the PSTH UMG Distribution will occur. The Company expects this to occur by the end of the year. No fractional shares of UMG Shares will be issued and any fractional shares will be rounded down to the nearest whole number, and cash will be paid in lieu thereof.

Brokerage Accounts

When a company is making a distribution to its shareholders (like a dividend), it will set a certain date (the record date) on which you must be a “holder of record” in order to be entitled to receive the distribution. The date the distribution is actually made (sometimes referred to as a payment date) is normally a day or more after the record date. To be a “holder of record” as of a specific date, the investor must have (that is, own) the shares of Class A Common Stock in his/her/its brokerage account (settled and paid for) on that date. We note that we may have more than one record date with each record date relating to a different distribution. The business day before a record date is called the “ex-dividend date” (in the case of a share distribution, it may also be called an “ex-distribution date” but the terms are similar for these purposes so we will use the term “ex-distribution”). The ex-distribution date is the date on and after which an investor who purchases shares of Class A Common Stock is no longer entitled to the dividend. This is because if the investor buys shares of Class A Common Stock on this ex-distribution date, under a normal T+2 settlement cycle, such shares of Class A Common Stock will arrive in the investor’s brokerage account after the record date (therefore, the investor misses out on being a “holder of record” in time for this distribution). For investors wishing to buy shares of Class A Common Stock in time to receive UMG Shares in the Distribution, the investor must place a trade no later than 4:00 p.m., New York City time, the night before the ex-distribution date (or T-2 the record date).

Speak to your broker to ensure this time frame is correct as we are providing market standards while each brokerage house may have its own rules on settlement. Orders placed after 9:30 a.m., New York City time, on the ex-distribution date will not receive UMG Shares. We will tell you in advance and remind you when each record date and payment date is going to be.

Transferability of UMG Shares

UMG Shares distributed to holders of Class A Common Stock in connection with the PSTH UMG Distribution will be transferable as the PSTH UMG Distribution will constitute a registered transaction under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the PSTH UMG Distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers or directors. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Market for UMG Ordinary Shares

There is currently no public trading market for UMG’s ordinary shares. Vivendi intends to distribute 60% of UMG’s share capital to its shareholders in connection with the Listing at which point UMG’s ordinary shares will be listed on the regulated markets of Euronext N.V. in Amsterdam. Vivendi and UMG have not and will not set the initial price of the UMG ordinary shares distributed in the Vivendi Distribution. The initial price will be established by the public markets.

We cannot predict the price at which UMG ordinary shares will trade after the Vivendi Distribution and the Listing. In fact, the combined trading prices, after the PSTH UMG Distribution of the UMG Shares to holders of the Company’s Class A Common Stock, together with the Class A Common Stock held at the UMG Record Date, may not equal the “regular-way” trading price of the Class A Common Stock immediately prior to the PSTH UMG Distribution. The price at which UMG ordinary shares trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for UMG ordinary shares will be determined in the public markets and may be influenced by many factors. See the section of this Offer to Exchange “Risk Factors—Risks Related to UMG’s Ordinary Shares and the Vivendi Distribution” beginning on page 71.

Background of the UMG Business Combination

The terms of the UMG Business Combination are the result of negotiations between the representatives of the Company, Vivendi and UMG. The following is a brief description of the background of these negotiations and the UMG Business Combination.

The Company is a blank check company formed on May 4, 2020 under the laws of the State of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. As described in the Company’s IPO prospectus, the Company’s intention was to pursue opportunities with private, large capitalization, high-quality, growth companies and the Company generally expected its stockholders would hold a minority of shares outstanding in the combined company following the initial business combination.

Prior to completion of the Company’s IPO, neither the Company nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with the Company.

On May 7, 2020, the Sponsor acquired 100 shares of Class B Common Stock in exchange for a capital contribution of $25,000, or $250 per share of Class B Common Stock.

On June 21, 2020, the Pershing Square Funds and the Company entered into the Pershing Square Funds FPA, pursuant to which the Pershing Square Funds agreed to purchase in private placements an aggregate of $1,000,000,000 of Committed Forward Purchase Units. The Pershing Square Funds were also provided an option to purchase in private placements up to an aggregate of $2,000,000,000 of Additional Forward Purchase Units. The Company also entered into the Director FPAs with the Director Forward Purchasers providing for the sale of an aggregate amount of $6,000,000 of Forward Purchase Units to the Director Forward Purchasers.

A registration statement for the Company’s IPO was declared effective by the SEC on July 21, 2020 and the Company completed its initial public offering of 200,000,000 Units on July 24, 2020 at a price of $20.00 per unit, resulting in gross offering proceeds of $4.0 billion. Each Unit consisted of one share of Class A Common Stock, par value $0.0001 per share (which share included the right to receive 2/9ths of a Tontine Warrant, and 1/9th of a Public Warrant). The gross proceeds of the IPO were deposited in the Trust Account. Simultaneously with the closing of the IPO, the Company consummated the private placements of the Sponsor Warrants and Director Warrants. The Public Warrants later detached and began trading separately on September 11, 2020.

After the IPO, the Company commenced an active search for prospective businesses or assets to acquire in its initial business combination.

From the date of the Company’s IPO through to the end of October, 2020, the Company and the PSCM Investment Team contacted, and were contacted by, a number of potential business combination targets or persons acting on their behalf. In addition, the Company and the PSCM Investment Team also contacted various private equity, growth equity and venture capital firms, investment banks and other advisory firms to provide them with information about the Company.

As a result of that outreach, the Company and the PSCM Investment team performed due diligence on more than 20 potential business combination targets in a wide variety of industry sectors. The Company, or entities affiliated with the Company, entered into non-disclosure or confidentiality agreements in respect of six potential business combination targets; none of the confidentiality agreements included a standstill agreement that would prevent any party from making an offer for the Company.

The Company did not proceed further with any potential business combination targets other than UMG because the Company believed that pursuing a business combination with these other companies was not in the best interest of the Company’s stockholders for various reasons, including that the potential business combination target: did not meet the Company’s core investment criteria; had significantly different expectations for the terms of a potential business combination, including with respect to valuation; was not yet prepared to become a public company, or preferred to become a public company by pursuing an IPO rather than through a business combination with the Company.

The Company did not provide a letter of intent or other indicative offer in respect of any potential business combination candidate other than UMG; and, despite various draft non-binding term sheets being shared between the parties, no term sheet or letter of intent was ever signed by the Company, Vivendi or UMG in respect of the Business Combination.

From time to time, Vivendi’s management team and supervisory board reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value. This included an investment representing a 10% interest in UMG by a consortium led by Tencent Holdings Ltd. in March 2020 along with an option exercisable before January 15, 2021 for that consortium to acquire an additional 10% interest. That option was exercised on December 17, 2020. In October 2020, Vivendi announced that an initial public offering of UMG was planned for 2022.

Beginning in October 2020, the Company, Management and members of the PSCM Investment Team began conducting initial due diligence on UMG based upon publicly available information.

On October 29, 2020, Jacqueline Reses, a member of the Board of Directors, introduced Mr. Ackman, Chief Executive Officer and Chairman of the Company, to Katie Stanton, an independent member of Vivendi’s supervisory board, to facilitate a discussion to explore whether UMG could be a potential business combination candidate for the Company.

On November 2, 2020, Ms. Stanton introduced Mr. Ackman to Pierre Durand de Bousingen of Banque Hottinguer SA (“Hottinguer”), financial advisor to Vivendi, to further facilitate such discussions.

On November 5, 2020, Mr. Ackman held an introductory videoconference with M. Durand de Bousingen during which Mr. Ackman provided a description of the Company and his own background.

On November 6, 2020, representatives of Sullivan & Cromwell LLP (“Sullivan & Cromwell”), counsel to the Company, presented to representatives of Cabinet Bompoint, lead external counsel to Vivendi, on the Company’s structure and proposed merger structures for a business combination of the Company with UMG.

Throughout November and early December, representatives of the Company, including Mr. Ackman, Management, members of the PSCM Investment Team and counsel to the Company had additional conversations with M. Durand de Bousingen and counsel to Vivendi on potential structures for a business combination between the Company and UMG, the structure of the Company and initial due diligence matters.

On November 16, 2020, to facilitate further discussions about a potential business combination involving the Company and UMG, representatives of Cabinet Bompoint provided to representatives of Sullivan & Cromwell a draft mutual confidentiality agreement to be entered into with PSCM. Between that date and November 18, 2020, representatives of Sullivan & Cromwell and Cabinet Bompoint negotiated the terms of the confidentiality agreement, which was entered into by Vivendi and PSCM on November 18, 2020.

Following the signing of the confidentiality agreement, the Company, Management, the PSCM Investment Team and their respective representatives and advisors conducted further due diligence investigations of UMG, including video and teleconferences with Sir Lucian Grainge (Chairman and Chief Executive Officer of UMG), members of the UMG senior management and the heads of key business units and functional groups (IT, legal and HR) and a review of various documents, including legal vendor due diligence reports prepared on behalf of Vivendi for purposes of the earlier investment by the Tencent-led consortium. The Company and its representatives also conducted a substantial number of interviews with third-parties in the music industry to gain further insights on UMG and its business.

On November 26, 2020, Vivendi provided the Company and Sullivan & Cromwell with access to an electronic data room containing information relating to UMG for the Company’s due diligence review.

On December 2, 2020, Mr. Ackman and representatives of Sullivan & Cromwell held a videoconference with representatives of Hottinguer and Cabinet Bompoint to discuss the process and timing of next steps and the key structural aspects of the business combination agreements.

On December 7, 2020, the Company shared a draft non-binding term sheet with Vivendi for discussion purposes. The draft non-binding term sheet provided for a business combination resulting in the Company acquiring 15% of the ordinary shares of UMG and with warrants for additional shares to be issued to the Sponsor and the Company’s independent directors to reflect the intent of the Director Warrants and Sponsor Warrants. The proposed purchase price was not stated as a specific numerical value but rather the total enterprise value of UMG was proposed as 20 times UMG’s 2021 budgeted EBITDA, as adjusted for IFRS 16. The non-binding draft term sheet also included an obligation for Vivendi to negotiate exclusively with the Company regarding a potential business combination for a period of days left in blank, as well as certain other provisions such as the key conditions precedent to the proposed business combination, including the approval of the proposed business combination by the Company’s stockholders.

On December 8, 2020, the Board of Directors held a meeting, with members of Management and the PSCM Investment Team present, and discussed the potential business combination with UMG. Mr. Ackman provided the Board of Directors with an update on the Company’s current expectations as to business combination structure, which would involve a share purchase from Vivendi rather than a more typical merger structure. Members of the PSCM Investment Team provided an update to the Board of Directors with respect to the music industry based on the commercial due diligence that had been conducted to-date.

On December 9, 2020, the Board of Directors met again with members of Management and the PSCM Investment Team present to further discuss the business of UMG following the various meetings that the Company and its advisors had undertaken with UMG.

On December 17, 2020, representatives of Cabinet Bompoint delivered a revised version of the draft non-binding term sheet for discussion purposes on behalf of Vivendi. That revised non-binding term sheet provided for a business combination resulting in the Company acquiring 12.5% of the ordinary shares of UMG with warrants for an unspecified additional number of shares to be issued to the Sponsor and the Company’s independent directors and no commitment to exclusive negotiations. The draft non-binding term sheet confirmed the valuation methodology to be used for UMG.

On December 18, 2020, representatives of the Company, Sullivan & Cromwell, Cabinet Bompoint and Hottinguer held a videoconference to discuss certain matters related to the latest draft of the term sheet that had been shared between the parties, as well as the timing and process of the proposed business combination, including the consultation of the works council of UMG.

Over the next three weeks, the parties and their respective legal advisers exchanged several drafts of the term sheet and held a number of conference calls. The principal matters covered in such drafts and calls were alternative structures for the transactions and proposals from the Company for the business combination to result in the Company holding a greater number of UMG’s ordinary shares.

On December 24, 2020, representatives of UMG, including Mr. Jeffrey Harleston, UMG’s General Counsel and Executive Vice President of Business & Legal Affairs, participated in a due diligence call with representatives of Sullivan & Cromwell to discuss business, legal, tax, employment, cybersecurity and intellectual property due diligence matters pertaining to UMG.

On December 29, 2020, the Board of Directors met with representatives of Sullivan & Cromwell, Cadwalader Wickersham & Taft LLP (“Cadwalader”), counsel to the Board of Directors, and members of Management and the PSCM Investment Team present for portions of the meeting. Mr. Ackman explained that negotiations with Vivendi were significantly advanced and the parties were exploring a business combination in which the Company would acquire 12.5% of the ordinary shares of UMG with warrants for 5% of an additional number of ordinary shares of UMG and, potentially, an option for an additional 2.5% of the ordinary shares of UMG. Mr. Ackman and the Board of Directors also discussed the potential for the Company’s continued existence following the proposed business combination and the capitalization of the Company in such a situation. The Board of Directors was also provided an update on the due diligence process being conducted by the Company and its advisors. The Board of Directors then discussed with Mr. Ackman and members of the PSCM Investment Team various industry risks and the overall structure of the music industry, including valuations and growth. The Board of Directors expressed a desire to pursue the proposed business combination further.

On January 7, 2021, Mr. Ackman and M. Vincent Bolloré, the founder of Bolloré S.E., an entity having a significant ownership stake in Vivendi, spoke by videoconference and expressed mutual confidence that a transaction could be consummated in the near term assuming certain legal issues could be resolved.

In early January, the parties agreed that a 1.200 dollar/euro exchange rate would be used for the purpose of fixing the U.S. dollar purchase price for the UMG ordinary shares, removing the risk that foreign exchange fluctuations could impact the consideration to be paid by the Company. Also in early January, the Company engaged Morris, Nichols, Arsht & Tunnell LLP as Delaware counsel to the Company.

On January 8, 2021, representatives of the Company, Sullivan & Cromwell and Cabinet Bompoint held a videoconference to discuss a number of items that remained open in the draft of the non-binding term sheet provided by Cabinet Bompoint on December 17. The parties to that call determined to proceed to draft a memorandum of understanding and certain other agreements relating to the potential transaction.

On January 12, 2021, representatives of Sullivan & Cromwell sent to Cabinet Bompoint a draft memorandum of understanding and other agreements intended to reflect the parties’ discussions to date on the term sheets.

On January 13, 2021, the Board of Directors held a meeting with representatives of Sullivan & Cromwell, Cadwalader, Richards, Layton and Finger (“RLF”), Delaware counsel to the Board of Directors, and members of Management and the PSCM Investment Team present for portions of the meeting. Mr. Ackman provided a further update with respect to the proposed business combination including the status and timing of the UMG’s planned listing on Euronext, tax considerations and certain structuring considerations.

In mid-January, representatives of Vivendi informed representatives of the Company that they believed that certain French tax and French legal obstacles prevented Vivendi from entering into a business combination. Through January, February and March, the parties and their advisors explored potential solutions to these concerns, however, no mutually acceptable solutions were identified.

On January 29, 2021, Scherzo Investment B.V., a consortium led by Tencent Holdings Ltd., acquired an additional 10% interest in UMG.

On March 19, 2021, the Board of Directors held a meeting with representatives of Sullivan & Cromwell and Cadwalader and members of Management and the PSCM Investment Team present for portions of the meeting. Mr. Ackman informed the Board of Directors that while discussions were ongoing between the parties no meaningful progress had been made.

On March 29, 2021, Vivendi’s shareholders approved, at an extraordinary general shareholders’ meeting, resolutions permitting Vivendi to make distributions in kind, facilitating the distribution of UMG ordinary shares to Vivendi’s shareholders.

In early April, following the completion of UMG’s corporate restructuring and Vivendi’s shareholder meeting, representatives of Vivendi informed the Company that it no longer believed that previously identified tax and legal issues represented obstacles to proceeding with the potential business combination. The parties thereafter reengaged in meaningful discussions.

Around this time, the Board of Directors engaged Perella Weinberg Partners (“Perella Weinberg”) as its financial advisor to provide an opinion as to the fairness, from a financial point of view, to the Company, of the purchase price to be paid by the Company in the transaction and advise on the treatment of the Public Warrants, Sponsor Warrants and Director Warrants. On May 5, 2021, Perella Weinberg provided the Company with a letter describing Perella Weinberg’s relationships with the Company, the Sponsor, Vivendi, UMG, and its subsidiaries and Tencent Holdings Ltd. The Company formalized its engagement of Perella Weinberg through the signing of an engagement letter on May 6, 2021.

On April 14, 2021, representatives of Sullivan & Cromwell and Cabinet Bompoint participated in a call to discuss the next steps to be taken following Vivendi’s indication in early April that it believed it could now proceed with the potential business combination, including allocation of drafting responsibilities and a timeline.

From mid-April through to the signing of the Share Purchase Agreement, the Company, its representatives and advisors re-engaged in due diligence review of UMG. Over the same timeframe, Perella Weinberg performed additional due diligence investigations of UMG, which included discussions with UMG management, certain UMG advisors and representatives of Hottinguer.

On April 23, 2021, representatives of Cabinet Bompoint sent Sullivan & Cromwell an initial draft of the Share Purchase Agreement. The draft of the Share Purchase Agreement provided for the purchase of 10% of the ordinary shares of UMG and other provisions that were the subject of later negotiation, including, among other things, the inclusion of certain closing conditions, customary representations and warranties of the Company and Vivendi in respect of itself and UMG and covenants of the Company and Vivendi applicable between the execution of the Share Purchase Agreement and the consummation of the Share Purchase.

Also on April 23, 2021, representatives of Cabinet Bompoint sent to Sullivan & Cromwell an initial draft of the Indemnification Agreement, pursuant to which the Company and the Sponsor would indemnify Vivendi and certain of if its affiliated persons in respect of certain securities law matters in connection with the distribution of the UMG Shares to the Company’s stockholders and any related registration statement. The Indemnification Agreement was proposed in response to concerns that Vivendi had raised in respect of potential securities law liability in connection with the distribution of the UMG Shares to the Company’s stockholders and any related registration statement. Representatives of Cabinet Bompoint also provided an initial draft of a letter to be delivered by PSCM to Vivendi pursuant to which the Sponsor would cause the Pershing Square Funds to exercise their right to acquire at least $1.6 billion of Forward Purchase Units (with such value provided in square brackets) and to undertake to obtain certain irrevocable voting and non-redemption commitments from stockholders of the Company and parties to Forward Purchase Agreements within 30 days of the signing date of the Share Purchase Agreement, in each case to support the proposed business combination, which is referred to herein as the “Pershing Square Funds Commitment.”

On the same day, representatives of the Company and members of the PSCM Investment Team held a videoconference with members of UMG’s finance team to discuss UMG’s recent financial performance and to perform further due diligence on UMG.

On April 28, 2021, representatives of Sullivan & Cromwell sent a revised draft of the Share Purchase Agreement to Cabinet Bompoint which provided for the possibility of acquiring fewer ordinary shares of UMG, depending on the level of stockholder redemptions, included additional representations and warranties of Vivendi and UMG (including in respect of intellectual property matters and ownership of UMG group companies). The draft of the Share Purchase Agreement provided that the purchase price would be paid in U.S. dollars and reflected that the Company planned to undertake a tender offer to satisfy the redemption rights of its stockholders. During this time, the Company continued to explore alternative structures with Vivendi that would permit the Company’s stockholders and the Sponsor to acquire additional ordinary shares of UMG.

On May 3, 2021, the Board of Directors held a meeting with representatives of Sullivan & Cromwell, Cadwalader, RLF, Perella Weinberg and members of Management and the PSCM Investment Team present for portions of the meeting. At the meeting, Perella Weinberg provided an update on its work to date and presented on the key open issues in, and steps and timing for, the proposed business combination, including the consideration to be received by the Company’s stockholders and the treatment of the Public Warrants.

Also on May 3, 2021, Perella Weinberg also held a videoconference with members of UMG’s finance team to discuss UMG’s recent financial performance and to perform further due diligence on UMG.

From May 3, 2021 until the execution of the Share Purchase Agreement on June 20, 2021, the parties and their respective legal advisors (including Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel to Vivendi, and Freshfields Bruckhaus Deringer LLP, counsel to UMG) exchanged several drafts of, and engaged in multiple discussions and negotiations concerning the terms of, the Share Purchase Agreement, the Indemnification Agreement, the Registration Rights Agreement and the other business combination documentation. Significant areas of discussion and negotiation included, among others, the conditions to the closing of the Share Purchase, the required capitalization of the Company following the consummation of the Share Purchase, whether the Sponsor would provide an indemnity in respect of the distribution of the UMG shares and the scope of Vivendi and UMG’s representations, particularly with respect to matters concerning any other minority investment rights in any UMG group companies.

On May 6, 2021, representatives of Sullivan & Cromwell sent a revised draft of the Pershing Square Funds Commitment to Cabinet Bompoint providing for the Pershing Square Funds as the parties to such letter rather than the Sponsor, revising the obligation to acquire Forward Purchase Units to cover $1.5 billion only (with such value provided in square brackets) and removing the obligation to obtain irrevocable voting and non-redemption commitments from stockholders of the Company and parties to Forward Purchase Agreements.

During May, Mr. Ackman held in-person meetings with UMG management, including Sir Lucian Grainge, Will Tanous (Chief Administrative Officer of UMG), John Janick (Chief Executive Officer of Interscope Records) and Jody Gerson (Chairman and CEO of Universal Music Publishing Group). Representatives of the Company also participated in various videoconferences with members of UMG management. The purpose of these meetings was to further discuss UMG’s business and the music business.

On May 13, 2021, M. Durand de Bousingen informed Mr. Ackman that Vivendi was considering an initial public offering of UMG alongside the Vivendi Distribution, which could significantly reduce the number of shares that the Company could acquire in the business combination or even preclude the business combination. Mr. Ackman expressed his view that attempting to complete an initial public offering contemporaneously with the Vivendi Distribution could pose significant challenges.

During the next three weeks until early June the parties discussed the advantages and disadvantages of an initial public offering and potential changes to the transaction structure, including the Company acquiring more ordinary shares of UMG.

On May 14, 2021, the Board of Directors held a meeting with representatives of Sullivan & Cromwell, Cadwalader, RLF, Perella Weinberg and members of management and the PSCM Investment Team present for portions of the meeting. At the meeting, Perella Weinberg provided an update on its due diligence and valuation work on UMG, its fairness opinion process and its preliminary views on UMG valuation.

On June 1, 2021, Mr. Ackman held several meetings with Bernard Bacci (Head of Tax at Vivendi), Arnaud de Puyfontaine (Chairman of the Management Board & CEO of Vivendi), and M. Bolloré in Paris. The meetings included further discussions of UMG’s business and the plans and structure of the proposed listing of UMG.

On June 3, 2021, Mr. Ackman and M. Bolloré, spoke by telephone. On that call they further discussed the potential for the Company to acquire additional ordinary shares of UMG and ultimately agreed that the business combination would be for 10% of the outstanding shares and that UMG would not undertake an initial public offering alongside the Vivendi Distribution. On the same day following that discussion, Mr. Ackman, M. Bolloré and M. Durand de Bousingen met via videoconference to finalize certain details of the business combination and resolved to instruct their respective advisers to finalize agreements relating to the business combination. M. Bolloré indicated that Vivendi wished to make an announcement the following morning. Mr. Ackman provided the Board of Directors with an update on these discussions later that day.

On the same day, representatives of Sullivan & Cromwell provided a draft letter of intent to Cabinet Bompoint. Following the sharing of that draft letter of intent, which was not executed by the parties, representatives of the Company and Vivendi proceeded with the final stages of negotiations of the definitive business combination documentation.

On June 4, 2021, the Company and Vivendi each issued a press release confirming that it was in negotiations with the other in respect of the proposed business combination.

On June 7, 2021, representatives of Cabinet Bompoint sent to Sullivan & Cromwell a revised draft of the Share Purchase Agreement and certain other agreements relating to the proposed business combination.

Also on June 7, 2021, the Board of Directors held a meeting with representatives of Sullivan & Cromwell, Cadwalader, RLF, Perella Weinberg and members of Management and the PSCM Investment Team present for portions of the meeting. The Board of Directors discussed the latest developments in the transaction, including the various meeting between Mr. Ackman and M. Bolloré and potential structures for the Director Warrants and Sponsor Warrants. Perella Weinberg then discussed with the Board of Directors the trading price of the Company’s Class A Common Stock following the announcement on June 4, 2021 that the parties were in negotiations for a potential business combination, comparison of the Company’s premium to NAV relative to other SPACs, the performance of recently announced de-SPAC combinations, year-to-date redemptions data and its initial views on potential redemptions in connection with the planned redemption tender offer given the current trading of the Company’s Class A Common Stock.

On June 8, 2021, Sullivan & Cromwell sent to Cabinet Bompoint a revised draft of the Share Purchase Agreement, the Indemnification Agreement and certain other agreements relating to the proposed business combination which addressed certain matters including: representations and warranties regarding ownership of UMG group companies and around other corporate matters; removing the Sponsor as an indemnitor under the Indemnification Agreement and the requirement for a tax gross up under the same agreement.

On June 14, 2021, the Board of Directors held a meeting with representatives of Sullivan & Cromwell, Cadwalader, RLF, Perella Weinberg and members of Management and the PSCM Investment Team present. The Board of Directors discussed the treatment of the Sponsor Warrants and the Director Warrants. The Board of Directors authorized Management to explore a structure where, should the agreement with Vivendi be finalized, the Sponsor Warrants should be amended such that (i) they would be exercisable for 5.95% of the combined company following the Company’s Future Business Combination and (ii) the exercise price would be adjusted to equal 120% of the Company’s NAV immediately prior to the time it completes its Future Business Combination. The Board of Directors discussed the potential treatment of the Director Warrants and determined to engage a third-party independent valuation firm to provide a valuation of the Director Warrants to aid the Board of Directors’ consideration of the appropriate treatment of the Director Warrants. So as to provide additional potential sources of capital for the Company following the proposed business combination, the Board of Directors also authorized Management to explore a structure where the Pershing Square Funds FPA would be amended to provide that the Pershing Square Funds (or any Affiliate Transferees) would have the option to purchase $1.4 billion of the Company’s Class A Common Stock in one or more private placements prior to the Company’s Future Business Combination at a price per share equal to the Company’s NAV at the time of any such purchase.

On June 15, 2021, Cabinet Bompoint sent to Sullivan & Cromwell a revised draft of the Share Purchase Agreement, the Indemnification Agreement and certain other agreements relating to the proposed business combination. These agreements reflected, amongst other things, the agreement of the parties that the net worth of the Company (consisting of cash and marketable securities) following the Redemption Tender Offer and Share Purchase must be $1.0 billion, as compared to $1.5 billion that had been proposed in prior drafts of the Indemnification Agreement, and that the Company’s obligation to consummate the Share Purchase was conditional upon the aggregate amount to be paid pursuant to the Redemption Offer being less than $1.0 billion.

On June 16, 2021, representatives of UMG, including Mr. Harleston, participated in a further due diligence call with representatives of Sullivan & Cromwell to discuss business, legal, tax, employment, cybersecurity and intellectual property due diligence matters pertaining to UMG, including an update on such matters since the due diligence call held on December 24, 2020.

On June 17, 2021, the Board of Directors met to discuss the proposed business combination with representatives of Sullivan & Cromwell, Cadwalader and Perella Weinberg and members of Management and the PSCM Investment Team present for portions of the meeting. During the meeting, Mr. Ackman provided an update on the current status of the negotiations, the due diligence performed and the terms of the proposed business combination, including the terms of the Share Purchase Agreement, the Indemnification Agreement other agreements with Vivendi and UMG, the Forward Purchase Agreement, the Pershing Square Entities Letter, the treatment of the Sponsor Warrants and Director Warrants, the structure of RemainCo and the proposed press release to announce the business combination, copies of each of which were provided to the Board of Directors. The Board of Directors considered each of these matters in considerable detail. Perella Weinberg provided a presentation of its financial analysis of the transaction. The Board of Directors reviewed the valuation of the Director Warrants, which had been provided by the third-party independent valuation firm, and discussed the treatment of the Director Warrants at this meeting. As part of their discussion, the Board noted that as the Director Warrants, which had been acquired for fair market value at the time of the Company’s IPO, would not be exercisable for 0.26% of a combined company following the UMG Business Combination, as had been anticipated, the independent directors were otherwise receiving no compensation for their role. The Board of Directors therefore determined to amend the Director Warrants as follows: (i) 72% of Director Warrants (measured based on the warrants, fair market value based upon the valuation from a third-party valuation firm) would be exchanged for shares of Class A Common Stock which would participate in the UMG Business Combination and (ii) the remaining approximately 28% would continue to be outstanding as a warrant in RemainCo.

From June 17, 2021 until the signing of the UMG Business Combination Documents, the parties and their representatives worked to finalize the various Business Combination Agreements.

On June 19, 2021, the Company’s Board of Directors met again to discuss the proposed business combination with representatives of Sullivan & Cromwell, Cadwalader, RLF and Perella Weinberg and members of Management and the PSCM Investment Team present for portions of the meeting. Following a final update from Mr. Ackman regarding the proposed business combination and related documentation, a representative of Sullivan & Cromwell reviewed the final terms of the UMG Business Combination Documents and a representative of Cadwalader reviewed the Board’s fiduciary duties under Delaware law in the context of consideration of the proposed business combination. Representatives of Perella Weinberg then reviewed Perella Weinberg’s financial analysis of the proposed business combination, which was substantially the same as that provided in the June 17, 2021 meeting, and delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of June 19, 2021, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the consideration to be paid by the Company in the business combination was fair, from a financial point of view to the Company, as described in the section captioned “The UMG Business Combination—Opinion of the Financial Advisor to the Board of Directors” beginning on page 143. Representatives of Sullivan & Cromwell then presented a set of proposed resolutions of the Board of Directors and the Audit Committee approving the Share Purchase Agreement, the UMG Business Combination and the other UMG Business Combination Documents. Based upon the factors further described in the section captioned “ —The Board of Director’s Consideration and Reasons for Approving the Business Combination and Recommending that the Company’s Stockholders Do Not Tender Shares of Class A Common Stock Pursuant to the Redemption Offer” and on a motion duly made and seconded, the Board of Directors and the Audit Committee approved the resolutions by a unanimous vote and then adjourned the meeting. In approving the UMG Business Combination, the Board of Directors determined that at the time the aggregate fair market value of UMG was at least 80% of the assets held in the Trust Account (net of amounts disbursed to the Company for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust

Account) and otherwise satisfied the requirements for the Company’s initial business combination, as set forth in our Certificate of Incorporation.

On the morning of June 20, 2021, the Company and Vivendi executed the Share Purchase Agreement, and they, and various other parties, also entered into the UMG Business Combination Documents, the execution of which was announced in press releases issued by the Company and Vivendi soon thereafter.

The Board of Director’s Consideration and Reasons for Approving the Business Combination and Recommending that the Company’s Stockholders Do Not Tender Shares of Class A Common Stock Pursuant to the Redemption Offer

The Board of Directors, in evaluating the Business Combination, consulted with Management, the PSCM Investment Team, and legal and financial advisors. The Board of Directors, in reaching its unanimous decision (i) that the UMG Business Combination is in the best interests of the Company and, if consummated, would constitute the initial business combination pursuant to the Company’s Certificate of Incorporation, (ii) to recommend that the Company’s stockholders not tender their shares of Class A Common Stock into the Redemption Offer and (iii) to authorize the Company to enter into the UMG Business Combination Documents and to undertake the various steps required to effectuate the UMG Business Combination, the Board of Directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board of Directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of the Company’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

•	Before reaching its decision, the Board of Directors reviewed the results of Management and the PSCM Investment Team’s due diligence, which included:

•	research on industry trends, projected growth and other industry factors;

•

extensive meetings and calls with UMG’s management team and representatives regarding operations, major customers, financial prospects and potential expansion opportunities, among other customary due diligence matters;

•	consultation with the Company’s legal and financial advisors;

•	review of UMG’s material business arrangements, historical financial information and certain other legal, intellectual property and commercial diligence;

•	financial, accounting and tax diligence; and

•	research on comparable public companies.

On June 19, 2021 the Board of Directors (i) determined that the UMG Business Combination is in the best interests of the Company and, if consummated would constitute the initial business combination pursuant to the Company’s Certificate of Incorporation and (ii) authorized the Company to enter into the UMG Business Combination Documents and to undertake the various steps required to effectuate the UMG Business Combination. On July 7, 2021, the Board of Directors determined to recommend that the Company’s stockholders not tender their shares into the Redemption Offer.

The Board of Directors considered a number of factors pertaining to the UMG Business Combination as generally supporting its determinations, including, but not limited to, the following material factors:

•

Leading Market Position. UMG is the market leader with a market share of 32.1% in the global recorded music market in 2020 according to Music & Copyright, with a strong presence across both established and emerging markets;

•

Large and Growing Industry. According to IFPI, the recorded music industry generated $21.6 billion in global revenue in 2020, having grown by 7.4% in 2020, marking the sixth consecutive year of growth. According to Music & Copyright, the music publishing industry generated $5.9 billion in global revenue in 2020, representing an approximate 5.2% increase from US$5.6 billion in 2019. UMG’s sustained growth is driven by industry tailwinds such as the rapid expansion of streaming, new opportunities in social media, fitness and gaming and the adoption of internet connected devices around the globe;

•	Irreplaceable owned IP and must-have content. UMG represents 10 out of the top 10 global music superstars in 2020 and is home to an industry leading catalog of timeless music;

•

Increasingly Attractive Business Model. A growing proportion of UMG’s revenues are driven by streaming which has predictable, recurring revenue streams that require minimal capital despite high growth.

•	A substantial portion of UMG’s costs are fixed, allowing for long-term margin expansion. UMG’s has enjoyed operating margin expansion of nearly 600 bps since 2015.

•

Financial Condition. UMG’s historical financial results and growth, current prospects for growth if UMG achieves its business plan and various historical and current balance sheet items of UMG (leading the Board of Directors to conclude that UMG is well-positioned for future growth).

•

Experienced and Proven Management Team. UMG has a strong management team with significant operating experience. The senior management of UMG (including Sir Lucian Grainge, Chairman and Chief Executive Officer of UMG) intends to remain with UMG in the capacity of officers and/or directors, providing helpful continuity in advancing UMG’s strategic and growth goals.

•

Strong Governance. UMG will be the only uncontrolled, pure-play major music content company. UMG will have a board of directors comprised primarily of non-executive members, a majority of whom will be independent, consistent with the best policies and standards, treating all shareholders on an equal basis.

•

Other Alternatives. The Board of Directors’ determination that the Business Combination represents the best potential business combination and the most attractive opportunity for the Company’s based upon the process utilized to evaluate and assess other potential business combination targets.

•

Negotiated Transaction. The Board of Directors’ determination that the financial and other terms of the UMG Business Combination Documents are reasonable based upon the business and future prospects of UMG and were the product of arm’s-length negotiations between the Company, Vivendi and UMG.

•

Receipt of Fairness Opinions from Perella Weinberg. The financial analyses presented to the Board of Directors by Perella Weinberg and its oral opinion rendered to the Board, subsequently confirmed in Perella Weinberg’s written opinion dated as of June 19, 2021, to the effect that, as of June 19, 2021, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the consideration of $3,949,340,400, based on an agreed conversion rate of $1.200 for each €1.000, to be paid by the Company for a number of UMG ordinary shares, representing at the closing of the Business Combination ten percent (10%) of the share capital and voting rights of UMG (minus one share) on a fully diluted basis pursuant to the Share Purchase Agreement is fair, from a financial point of view, to the Company, as more fully described below in the section captioned “The Business Combination—Opinion of the Financial Advisor to the Board of Directors” beginning on page 143 and which written opinion is attached in its entirety as Exhibit C to the Schedule TO filed in respect of the Warrant Exchange Offer.

In reaching its determinations, the Board of Directors also considered, among other things, the following potential deterrents, risks and uncertainties to the UMG Business Combination:

•

Litigation and Regulatory Risk. The risk of the possibility of litigation or regulatory agencies challenging the UMG Business Combination or that an adverse judgment granting permanent injunctive relief or regulatory action could indefinitely enjoin consummation of the UMG Business Combination generally and the PSTH UMG Distribution specifically.

•

Redemption Risk. The risk that a significant number of the Company’s stockholders decide to tender their shares during this Offer, which would potentially make the UMG Business Combination more difficult to complete or reduce the amount of cash available to consummate the UMG Business Combination.

•	Closing Conditions Risk. The risk that completion of the UMG Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control.

•

The Company’s Stockholders Receiving a Minority Position in UMG. The risks associated with the minority position in UMG that PSTH stockholders will hold following consummation of the UMG Business Combination.

•

Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on UMG and its revenues and operations following the UMG Business Combination.

•	Business Plan and Expected Future Performance May Not Be Achieved. The risk that UMG may not be able to execute on the business plan, and realize the financial performance the Company expects.

•	Growth Initiatives May Not be Achieved. The risk that UMG’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•	Public Company Risks. The challenges associated with UMG, a private entity, becoming subject to applicable disclosure and listing requirements as a publicly traded company on Euronext Amsterdam.

•

Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the UMG Business Combination and the substantial time and effort of management required to complete the UMG Business Combination.

•

Liquidation of the Company. The risks and costs to the Company if the UMG Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in the Company being unable to effect a business combination within the Combination Period.

In addition to considering the factors described above, the Board of Directors also considered other factors, including, without limitation:

•

Interests of Certain Persons. Officers and directors of the Company have interests in the UMG Business Combination that may differ from those of the Company’s other stockholders (see “—Interests of the Company’s Directors and Officers in the Business Combination and RemainCo”).

•	Other Risk Factors. Various other risk factors associated with the business of UMG, as described in the section captioned “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Board of Directors concluded that the potential benefits that it expects the Company and its stockholders to achieve as a result of the UMG Business Combination outweigh the potentially negative factors associated with the UMG Business Combination. Accordingly, the Board of Directors unanimously: (i) determined that the UMG Business Combination is in the best interests of the Company and, if consummated, would constitute the initial business combination pursuant to the Company’s Certificate of Incorporation; (ii) determined to recommend that stockholders not tender their shares into the Redemption Offer; and

(iii) authorized the Company to enter into the UMG Business Combination Documents and to undertake the various steps required to effectuate the UMG Business Combination.

Opinion of the Financial Advisor to the Board of Directors of the Company

The Board of Directors retained Perella Weinberg to act as its financial advisor in connection with a potential transaction involving UMG. The Board of Directors selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company and the industries in which UMG conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions, as well as for corporate and other purposes.

On June 19, 2021, Perella Weinberg orally rendered its opinion (which was subsequently confirmed in writing by delivery of Perella Weinberg’s written opinion addressed to the Board of Directors dated June 19, 2021) to the Board of Directors to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the consideration of $3,949,340,400, based on an agreed conversion rate of 1.200 U.S. Dollars for each Euro (the “Consideration”), to be paid by the Company for the UMG Shares pursuant to the Share Purchase Agreement is fair, from a financial point of view, to the Company.

Perella Weinberg’s opinion was directed to the Board of Directors and only addressed the fairness, from a financial point of view, to the Company, of the Consideration to be paid by the Company in the UMG Business Combination and did not address any other aspect or implication of the Share Purchase Agreement or any other agreement, arrangement or understanding.

The full text of Perella Weinberg’s written opinion, dated June 19, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Exhibit C to the Schedule TO filed in respect of the Warrant Exchange Offer and is incorporated by reference herein. Holders of Class A Common Stock and other securities of the Company are urged to read Perella Weinberg’s opinion carefully and in its entirety. Perella Weinberg’s opinion was addressed to the Board of Directors for information and assistance in connection with, and for the purposes of its evaluation of, the Consideration to be paid by the Company in the UMG Business Combination and did not address any other aspect or implication of the Share Purchase Agreement or any other agreement, arrangement or understanding. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of the Company securities or Vivendi securities as to how such holders should act with respect to the UMG Business Combination or any other matter (including, without limitation, any election to redeem shares of Class A Common Stock prior to the closing of the Share Purchase Agreement) and does not in any manner address the prices at which shares of the Company securities, Vivendi securities or UMG Ordinary Shares will trade at any time. Perella Weinberg’s opinion does not address the Company’s underlying business decision to enter into the Share Purchase Agreement or the relative merits of the UMG Business Combination as compared with any other strategic alternative which may be available to the Company. Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with the Company from any party. In addition, Perella Weinberg expressed no opinion as to the fairness of the Consideration to, or any consideration received in connection with the UMG Business Combination by, the holders of any class of securities, creditors or other constituencies of the Company. This summary of the opinion of Perella Weinberg is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

1.	reviewed summary terms of the UMG Business Combination, including a draft Share Purchase Agreement marked “EXECUTION” (the “Draft Purchase Agreement”), received by Perella

Weinberg on June 18, 2021, and a draft of Schedule C thereto, dated June 3, 2021 and received by Perella Weinberg on June 14, 2021, which calculates the estimated equity value purchase price as of the projected closing date;

2.	reviewed certain publicly-available Wall Street research analyst estimates relating to UMG (the “Analyst Research Estimates”);

3.

reviewed solely for informational purposes certain internal financial statements, analyses and forecasts, and other financial and operating data relating to the business of UMG, in each case, prepared by the management of Vivendi and/or the management of UMG;

4.	compared the financial terms of the UMG Business Combination with the publicly available financial terms of certain other transactions which Perella Weinberg believed to be generally relevant;

5.	compared the financial performance of UMG with that of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

6.	compared the valuation of UMG implied by the UMG Business Combination with the valuations of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

7.	discussed the past and current business, operations, financial condition and prospects of UMG with representatives of each of the Company, Vivendi and UMG; and

8.	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to Perella Weinberg (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of management of the Company, Vivendi and UMG that such information did not contain any material omissions or misstatements of material fact. At the direction of the Board of Directors, Perella Weinberg relied on the Analyst Research Estimates. Perella Weinberg assumed, with the consent of the Board of Directors, that the Analyst Research Estimates represented the best then-currently available estimates at the time as to the matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they are based. With respect to the materials referred to in clause 3 above, Perella Weinberg expressed no view as to the assumptions on which they are based. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of UMG or Vivendi, nor had Perella Weinberg been furnished with any such valuations or appraisals. Perella Weinberg did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of UMG or Vivendi. In addition, Perella Weinberg did not evaluate the solvency of any party to the Draft Purchase Agreement (or the impact of any UMG Business Combination thereon) under any applicable laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final executed Share Purchase Agreement would not differ from the Draft Purchase Agreement reviewed by Perella Weinberg in any respect material to its analysis and that the UMG Business Combination would be consummated in accordance with the terms set forth in the Draft Purchase Agreement, without modification, waiver or delay in any respect material to Perella Weinberg’s analysis. Perella Weinberg also assumed, at the direction of the Board of Directors, and relied without independent verification upon the assessment of management or representatives of the Company and Vivendi of the timing and risks associated with the Vivendi Distribution, that each of the Listing and the Vivendi Distribution would be achieved consistent with the timing communicated to Perella Weinberg by management or representatives of the Company and Vivendi and as contemplated in the Draft Purchase Agreement as of June 19, 2021 and, accordingly, that UMG would become a standalone public company and the UMG Shares will become freely tradeable. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals for the UMG Business Combination, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Vivendi or UMG or the UMG Business Combination, in each case, in any way material to Perella Weinberg’s analysis. Perella Weinberg further relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness, from a financial point of view, as of June 19, 2021, of the Consideration to be paid by the Company in the UMG Business Combination. Perella Weinberg was not asked to, nor did Perella Weinberg, offer any opinion as to any other term of the Share Purchase Agreement or any other related document or transaction contemplated by or to be entered into in connection with the Share Purchase Agreement or the UMG Business Combination (including the Listing, the Vivendi Distribution or any distributions of any of the UMG Shares to, or other transactions involving, holders of securities of the Company), the form or structure of the UMG Business Combination or the likely timeframe in which the UMG Business Combination or any other transaction contemplated thereby will be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the UMG Business Combination, or any class of such persons, relative to the Consideration or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Draft Purchase Agreement or any other related document, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood the Company had received such advice as it deems necessary from qualified professionals. Perella Weinberg expressed no opinion as to the fairness of the UMG Business Combination to the holders of any class of securities, creditors or other constituencies of the Company, Vivendi, or UMG or as to the underlying decision by any person to engage in the UMG Business Combination or as to the relative merits of the UMG Business Combination compared to alternative transactions or business strategies.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, June 19, 2021. It should be understood that subsequent developments may affect the Perella Weinberg opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise or reaffirm its opinion.

Financial Analyses

In preparing its opinion to the Board of Directors, Perella Weinberg performed a variety of analyses, including those described below. The following is a summary of the material financial analyses performed by Perella Weinberg, as well as certain other analyses performed by Perella Weinberg, and reviewed by the Board of Directors in connection with Perella Weinberg’s opinion and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Perella Weinberg’s opinion nor its underlying analyses is readily susceptible to summary description. Furthermore, selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its opinion, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Perella Weinberg’s analyses were necessarily based on business, financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of Perella Weinberg’s opinion. There is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses, and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal and monetary policies, legal and regulatory matters and the credit, financial and stock markets, which could have a material impact on Perella Weinberg’s analyses.

For purposes of its analyses, Perella Weinberg reviewed a number of financial metrics, including:

•	EBITDA—generally, is earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items and certain non-cash expenses;

•

Equity Value—generally, is the market value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities (excluding debt) convertible, exercisable or exchangeable into or for equity securities of the company); and

•

Enterprise Value—generally, is the relevant company’s Equity Value plus the amount of its debt (the amount of its outstanding indebtedness, convertible debt, non-convertible preferred stock, capital lease obligations and non-controlling interests), less the amount of cash and cash equivalents on its balance sheet.

The following is a summary of the material financial analyses performed by Perella Weinberg in connection with the preparation of its opinion and reviewed with the Board of Directors on June 19, 2021. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Selected Publicly Traded Companies Analysis

Perella Weinberg performed a selected publicly-traded companies analysis, which is a method of deriving an implied value range for a company’s equity securities based on a review of selected publicly-traded companies generally deemed relevant for comparative purposes. Perella Weinberg reviewed and compared certain financial information for UMG to corresponding financial information, financial market multiples and ratios of the following selected publicly-traded companies:

1.	Warner Music Group Corp.

2.	Live Nation Entertainment Inc.

3.	Sirius XM Holdings Inc.

4.	Tencent Music Entertainment Group

5.	Spotify Technology S.A.

6.	Netflix, Inc.

7.	Discovery, Inc.

8.	Fox Corporation

9.	ViacomCBS Inc.

10.	Activision Publishing Inc.

11.	Electronic Arts Inc.

12.	Take-Two Interactive Software Inc.

Although none of the above companies is identical to UMG, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to UMG in one or more respects, including operating in the recorded music, music publishing, audio & live music, music streaming, content production and/or content licensing sectors. Perella Weinberg’s comparison of selected publicly-traded companies to UMG and analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected publicly-traded companies, the Company and UMG.

For each of the selected publicly-traded companies, Perella Weinberg calculated and compared financial information and financial market multiples and ratios based on company filings for historical information and analyst research estimates for forecasted information. For UMG, Perella Weinberg made calculations based on the Analyst Research Estimates (as described below).

For each of UMG and the selected publicly-traded companies, Perella Weinberg reviewed, based on the information noted above, (i) the ratio of enterprise value to estimated calendar year 2021 and 2022 revenue, (ii) the ratio of enterprise value to estimated calendar year 2021 and 2022 EBITDA (with stock based compensation expensed based on an average of available analyst projections), and (iii) the ratio of enterprise value to estimated calendar year 2021 and 2022 EBITDA (with stock based compensation expense added back). The results of these analyses are summarized in the following table:

	EV / Revenue		EV / EBITDA (SBC Expensed)		EV / EBITDA (SBC Add Back)
	2021E	2022E	2021E	2022E	2021E	2022E
Warner Music	4.0x	3.6x	21.7x	18.6x	20.7x	17.7x
Live Nation	4.4x	1.7x	—	20.4x	—	18.9x
Sirius XM	4.1x	4.0x	14.7x	13.9x	13.3x	12.7x
Tencent Music	4.1x	3.5x	35.6x	22.2x	30.8x	20.0x
Spotify	3.9x	3.3x	—	—	—	—
Netflix	7.9x	6.9x	37.6x	30.1x	35.1x	28.3x
Discovery	2.7x	2.6x	10.6x	10.4x	10.5x	10.2x
Fox Corporation	1.8x	1.7x	8.1x	7.8x	8.1x	7.8x
ViacomCBS	1.4x	1.4x	8.4x	8.3x	8.0x	8.0x
Activision	7.6x	6.7x	18.6x	16.0x	17.2x	14.8x
EA	5.4x	5.1x	19.8x	18.2x	16.0x	14.9x
Take-Two	5.4x	4.8x	30.5x	23.1x	24.5x	19.1x

UMG	4.2x	3.9x	20.5x	18.6x	20.5x	18.6x

Perella Weinberg then compared the 2021E and 2022E revenue and EBITDA multiples calculated using the transaction enterprise value of €34,084 million (as implied by the Consideration paid by the Company and excluding the value of UMG’s stake in Spotify) (the “Proposed UMG Business Combination Enterprise Value”) for UMG and the Analyst Research Estimates to the 2021E and 2022E revenue and EBITDA multiples of the selected publicly-traded companies. As UMG fully expenses its compensation, Perella Weinberg determined multiples calculated using EBITDA with stock-based compensation expensed to be more relevant than other valuation metrics.

Perella Weinberg applied ranges of 2021E and 2022E revenue and EBITDA multiples based on its review of the publicly-traded companies to UMG’s 2021E and 2022E revenue and EBITDA using the Analyst Research Estimates. The implied enterprise values derived for UMG using these multiples are summarized in the following table (€ presented in millions):

	Applied Range	Implied UMG Enterprise Value
EV / 2021E Revenue	4.0x – 5.0x	€32,300 – €40,350
EV / 2022E Revenue	3.5x – 4.5x	€30,850 – €39,650
EV / 2021E EBITDA	21.5x – 24.5x	€35,750 – €40,700
EV / 2022E EBITDA	18.5x –21.5x	€33,900 – €39,400

Perella Weinberg compared the implied UMG Enterprise Value ranges to the Proposed UMG Business Combination Enterprise Value.

Precedent UMG Minority UMG Transactions

Perella Weinberg performed a selected transactions analysis of UMG. Using publicly available information, Perella Weinberg reviewed the terms of the two minority investment transactions, whereby, in each case, investors acquired a 10% equity stake in UMG from Vivendi with an enterprise value in each instance of €30 billion (the “Selected Precedent Transactions”). Perella Weinberg selected these transactions in the exercise of its professional judgment and experience given the similarity in consideration and equity ownership of both transactions.

For each of the Selected Precedent Transactions, Perella Weinberg calculated and compared the transaction as a multiple of EV/LTM EBITDA and EV/last twelve months (“LTM”) revenue. EBITDA was not adjusted for synergies and transaction values were not adjusted for tax assets for such purposes. The following table lists the Selected Precedent Transactions and summarizes the observed EV/LTM EBITDA and EV/LTM revenue multiples (€ presented in millions):

Announcement Date	12/31/2019	12/17/2020
Adjusted Enterprise Value	€30,000	€30,000
% Acquired	10%	10%
Less: Estimated Net Value of Spotify Stake(1)	(482)	(864)
Enterprise Value	€29,518	€29,136
xLTM Revenue	4.1x	3.9x
xLTM EBITDA	23.3x	19.6x

(1)	Spotify equity interest value calculated using 30-day VWAP as of announcement date; represents estimated net proceeds after taxes and artist royalty payments per Vivendi management guidance.

Based on the multiples calculated above, Perella Weinberg’s analyses of the various Selected Precedent Transactions and on professional judgments made by Perella Weinberg, Perella Weinberg applied a range of LTM Revenue multiples of 4.1x to 3.9x and LTM EBITDA multiples of 23.3x to 19.6x, respectively, to time weighted LTM metrics as of June 18, 2021 to derive the following implied enterprise values (€ presented in millions):

	12/31/2019	12/17/2020
Current LTM Metrics
Revenue	€7,728	€7,728
EBITDA	€1,568	€1,568
Implied Enterprise Value
Based on Revenue Multiple	€31,850	€30,300
Based on EBITDA Multiple	€36,550	€30,750

Based on this analysis, Perella Weinberg derived an implied UMG standalone enterprise value between €30,296 and €36,535 million. Perella Weinberg then compared these implied values against the Proposed UMG Business Combination Enterprise Value.

Discounted Cash Flow

Perella Weinberg performed a discounted flow analysis, which is a method of deriving an implied value range for a company based on the sum of the company’s unlevered free cash flows over a forecast period and the terminal value at the end of the forecast period. In performing this analysis, Perella Weinberg used forecasts for 2021 through 2025 per the Analyst Research Estimates and:

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calculated, in each case, the present value as of June 18, 2021 of the estimated standalone unlevered free cash flows (calculated as earnings before interest payments and after taxes, plus depreciation and amortization, minus cash lease payments and capital expenditures, and adjusting for changes in net working capital) that UMG could generate for the complete calendar years 2021 through 2025, using discount rates ranging from 5.75% to 7.25% based on estimates of the weighted average cost of capital of UMG; and

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calculated, in each case, a range of terminal values for UMG based on the exit multiple methodology of NTM EBITDA ranging from 20.0x to 22.0x (based on the Public Trading Multiples) and Terminal EBITDA of €2,553 million (assuming a 2.0% growth relative to 2025E EBITDA).

Perella Weinberg estimated the range of terminal year exit multiples utilizing its professional judgment and experience. Perella Weinberg used discount rates ranging from of 5.75% to 7.25% based on estimates of the weighted average cost of capital of UMG, which takes into account certain company-specific metrics, including unlevered beta, cost of equity, cost of debt, Netherlands corporate tax rate, and on professional judgments made by Perella Weinberg, as well as certain financial metrics for the global financial markets generally. Based on this analysis, Perella Weinberg derived an implied UMG standalone enterprise value between €42,050 and €48,600 million. Perella Weinberg then compared these implied values against the Proposed UMG Business Combination Enterprise Value.

Analyst Research Estimates

Perella Weinberg reviewed nine of the most recent Analyst Research Estimates (as published with dates ranging from March 8, 2021 and June 1, 2021), derived by taking the average of available Wall Street research analyst estimates for UMG, which included, among other things, revenue, EBITDA, capital expenditures, and unlevered cash flow projections for UMG through at least 2025. Analyst Research Estimates for revenue and EBITDA were based on the average of five published analyst reports as of dates ranging from March 30, 2021 to June 1, 2021; the four other analyst reports reviewed (Bank of America, BNP Paribas, Credit Suisse and HSBC) did not provide forecasts through at least 2025. Analyst Research Estimates for specific cash flow items were based on the average of two analysts who provide relevant detail not available from other analysts; the seven other analysts reports reviewed (Bank of America, BNP Paribas, Credit Suisse, HSBC, Jefferies, Morgan Stanley, and Bernstein) did not provide forecasts through at least 2025. The following tables list the Analyst Research Estimates and summarizes the revenue and EBITDA projections for UMG from 2021 to 2025 (€ presented in millions):

		Report Date	2021E	2022E	2023E	2024E	2025E
	Analyst
	Jefferies	3/30/2021	€8,188	€9,007	€9,781	€10,547	€11,320
REVENUES	Morgan Stanley	4/13/2021	€7,825	€8,657	€9,501	€10,455	€11,457
	Goldman Sachs	4/23/2021	€8,099	€8,880	€9,751	€10,731	€11,807
	Barclays	4/23/2021	€8,076	€8,735	€9,417	€10,093	€10,734
	Bernstein	6/1/2021	€8,161	€8,768	€9,369	€9,638	€10,083

	Average		€8,070	€8,809	€9,564	€10,293	€11,080

		Report Date	2021E	2022E	2023E	2024E	2025E
EBITDA	Analyst
	Jefferies	3/30/2021	€1,696	€1,955	€2,206	€2,453	€2,689
	Morgan Stanley	4/13/2021	€1,578	€1,789	€1,987	€2,212	€2,453
	Goldman Sachs	4/23/2021	€1,700	€1,951	€2,263	€2,628	€2,995
	Barclays	4/23/2021	€1,648	€1,778	€1,914	€2,056	€2,196
	Bernstein	6/1/2021	€1,687	€1,693	€1,843	€1,930	€2,182

	Average		€1,662	€1,833	€2,043	€2,256	€2,503

At the direction of the Board of Directors, Perella Weinberg used the Analyst Research Estimates for its analyses. The Analyst Research Estimates do not necessarily reflect current market consensus for UMG. Further, these estimates are subject to uncertainties, including the future financial performance of UMG and future market conditions and future revised estimates by analysts.

Informational Review

For informational purposes only, Perella Weinberg reviewed and provided the following additional information; however, as discussed with the Board of Directors, in arriving at its opinion, Perella Weinberg did not rely on this information.

Selected Wall Street research analysts provided their views of the standalone enterprise value of UMG, excluding certain interests, and Perella Weinberg calculated the implied enterprise value to EBITDA multiples using each research analyst’s projections for 2021 and 2022, as set forth below (€ presented in billions):

	Enterprise Value	Implied 2021E EV / EBITDA	Implied 2022E EV / EBITDA
J.P.Morgan	€44.9	27.2x	—
Goldman Sachs	€40.7	—	21.9x
Barclays	€40.5	25.7x	23.7x
Morgan Stanley	€40.0	25.3x	22.4x
BNP Paribas	€36.8	—	20.1x
Credit Suisse	€35.5	22.1x	—
Jefferies	€32.9	19.4x	16.8x
HSBC	€32.2	—	—

Average	€38.0	23.9x	21.0x

Perella Weinberg then compared these implied values and multiples against the Proposed UMG Business Combination Enterprise Value and 2021E and 2022E EBITDA multiple of 20.5x and 18.6x as derived using the Analyst Research Estimates.

Other Information

Perella Weinberg’s opinion was for the information and assistance of the Board of Directors in connection with, and for the purposes of its evaluation of, the UMG Business Combination. Perella Weinberg’s opinion is not intended to be and does not constitute a recommendation to any holder of Class A Common Stock or other securities of the Company or any other person as to how such person should vote, make any election with respect to redemptions of Class A Common Stock or otherwise act with respect to the UMG Business Combination or any other matter and does not in any manner address the prices at which the Class A Common Stock, the UMG Ordinary Shares or any other security will trade at any time.

No company or business used in Perella Weinberg’s analyses for comparative purposes is identical to UMG or the Company and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The Analyst Research Estimates and the implied reference range values indicated by Perella Weinberg’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company, Vivendi and UMG. Much of the information used in, and accordingly the results of, Perella Weinberg’s analyses are inherently subject to substantial uncertainty.

Perella Weinberg’s opinion was only one of many factors considered by the Board of Directors in evaluating the Share Purchase Agreement and the transactions contemplated thereby, including the Consideration to be paid by the Company in the UMG Business Combination. Neither Perella Weinberg’s opinion nor its analyses were determinative of the Consideration to be paid by the Company in the UMG Business Combination pursuant to the Share Purchase Agreement or of the views of the Board of Directors or management of the Company with respect to the Consideration to be paid by the Company in the UMG Business Combination pursuant to the Share Purchase Agreement. Under the terms of its engagement by the Board of Directors, neither Perella Weinberg’s opinion nor any other advice or services rendered by it in connection with the UMG Business Combination or otherwise, should be construed as creating, and Perella Weinberg should not be deemed to have, any fiduciary duty to, or agency relationships with, the Board, the Company, Vivendi, UMG, any security holder or creditor of the Company, Vivendi, UMG or any other person, regardless of any prior or ongoing advice or relationships. The Consideration to be paid by the Company in the UMG Business Combination pursuant to the Share Purchase Agreement was determined through negotiation between the Company and Vivendi, and the decision to enter into the Share Purchase Agreement was solely that of the Board of Directors.

Pursuant to the terms of the engagement letter between Perella Weinberg and the Company dated May 6, 2021, the Company paid Perella Weinberg $5,000,000 upon the delivery of Perella Weinberg’s opinion, and will pay (a) $5,000,000 upon the first to occur of the consummation of a tender offer made to, or the holding of a stockholder vote of, the Company’s stockholders in connection with the UMG Business Combination that constitutes or includes a redemption offer to the Company’s Class A stockholders, plus (b) $5,000,000 upon consummation of the UMG Business Combination. In addition, the Company agreed to reimburse Perella Weinberg for its reasonable out-of-pocket expenses, and to indemnify Perella Weinberg and related persons for certain liabilities and other items that may arise out of its engagement by the Company and the rendering of its opinion. None of these payments affected Perella Weinberg’s analysis or opinion.

During the two-year period prior to the date of its opinion, other than the services provided in connection with the UMG Business Combination and the rendering of its opinion, no material relationships existed between Perella Weinberg and its affiliates and any of the Company, Sponsor, Vivendi or UMG or any of their respective affiliates for which compensation was received by Perella Weinberg or its affiliates. Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to the Company, Sponsor, Vivendi or UMG or any of their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of their business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, Vivendi, UMG or any of their respective affiliates.

Interests of Certain Persons in the UMG Business Combination

Our Sponsor and certain of our directors and officers have interests in the UMG Business Combination that are different from, in addition to, or in conflict with those of our stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating and voting to approve the UMG Business Combination. Stockholders should take these interests into account in deciding whether to tender their Public Warrants for exchange pursuant to the terms of this Warrant Exchange Offer. These interests include, among other things:

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the fact that the Pershing Square Funds, which are affiliates of our Sponsor, agreed to fulfill or cause to be fulfilled a forward purchase commitment for such funds’ pro-rata share of $1.6 billion of Forward Purchase Units, pursuant to the terms of the Forward Purchase Agreement and as contemplated by the Share Purchase Agreement;

•	the Pershing Square Funds would lose the investment opportunity presented by the Forward Purchase Agreement if any initial business combination is not completed;

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the fact that each of our directors other than William A. Ackman (including Lisa Gersh, Michael Ovitz, Jacqueline Reses and Joseph Steinberg (including through The Joseph S and Diane H Steinberg Charitable Trust)) purchased Director Warrants in aggregate of $2,837,500, and in connection with the UMG Business Combination, the Director Warrants will not be exercised in connection with the UMG Business Combination. Instead, the Directors will exchange approximately 72% of the Director Warrants for shares of Class A Common Stock and the remaining approximately 28% will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV. Specifically, (i) the holders of the Director Warrants will receive, in exchange for approximately 72% of the Director Warrants, an aggregate of 1,167,450 shares of Class A Common Stock (a number of shares with a value, based on volume-weighted average trading prices over an averaging period before execution of the Share Purchase Agreement, equal to approximately 72% of the fair market value of the Director Warrants as determined by a third-party valuation firm ), (ii) such shares will participate in the PSTH UMG Distribution and be eligible to receive SPARC securities and (iii) the remainder of the Director Warrants (covering approximately 0.07% of the fully diluted shares of the combined company after our Future Business Combination, which is approximately 28% of the percentage covered by the original Director Warrants) will remain in place with their exercise price adjusted to equal 120% of the Company’s NAV. We will also issue, alongside those shares, warrants equivalent to 259,433 Tontine Warrants;

•

the fact that Michael Ovitz and Jacqueline Reses committed to purchase an aggregate of $6,000,000 of Forward Purchase Units at any time prior to (or simultaneously with) the closing of our initial business combination, and will lose the investment opportunity presented by the Director FPAs if we do not complete an initial business combination;

•	the fact that Michael Gonnella and Joseph S. Steinberg beneficially own 4,500 and 9,375 shares of Class A Common Stock, respectively;

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the fact that Joseph S. Steinberg has agreed to waive his redemption rights with respect to any shares of Class A Common Stock held by him in connection with the completion of our initial business combination pursuant to the Letter Agreement;

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the fact that none of our Sponsor, directors or officers will be entitled to any finder’s fees, reimbursements, consulting fees or cash or non-cash payments for services rendered to the Company prior to or in connection with the completion of our initial business combination (other than reimbursements for out-of-pocket expenses related to identifying, investigating and completing an initial business combination);

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the fact that each of our directors and officers has agreed not to become a director or officer of any other SPAC (other than, in the case of Ms. Reses, with respect to the SPAC at which she currently serves as a director) with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within the Combination Period;

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the fact that our Sponsor has agreed that it will be liable to us if and to the extent that any claims by a third party for services rendered or products sold to us, or by a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $20.00 per share of Class A Common Stock, or (ii) such lesser amount per share held in the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, other than with respect to claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that we are a party to a registration rights agreement with our Sponsor, the Pershing Square Funds and our independent directors, which provides for registration rights to such parties; and

•	the fact that we will continue to provide indemnification and insurance coverage to our directors and officers following the closing of the UMG Business Combination.

Resale of Shares of Class A Common Stock Received Pursuant to the Warrant Exchange Offer

The shares of the Company’s Class A Common Stock have been registered under the Securities Act, and therefore are not subject to resale restrictions (other than any shares of Class A Common Stock held by our affiliates). Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the Class A Common Stock issued in exchange for Distributable Redeemable Warrants would be free of resale restrictions if held by persons that are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act.

Regulatory Approvals Required for the UMG Business Combination

Completion of the UMG Business Combination is subject to approval under the HSR Act. Each of the Company and UMG have agreed to make, or cause to be made, filing of the notification and report form under the HSR Act as promptly as practicable following the date of the Share Purchase Agreement.

HSR Act

Under the HSR Act, and related rules, the UMG Business Combination may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. The Company and Vivendi filed notification and report forms with the Antitrust Division and the FTC on June 30, 2021, and the 30-day waiting period is expected to expire at 11:59 p.m., New York City time, on July 30, 2021, unless earlier terminated.

At any time before or after the completion of the UMG Business Combination, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the UMG Business Combination, to rescind the UMG Business Combination or to clear the UMG Business Combination subject to the divestiture of assets of the Company or UMG or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of the Company or UMG or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of the Company or UMG to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

Appraisal Rights

No appraisal rights will be available to a warrantholder in connection with the Warrant Exchange Offer or the UMG Business Combination.

Anticipated Accounting Treatment

Under both the no redemption and maximum redemption scenarios, the Business Combination will be treated as a stock purchase and will be accounted for under the cost method of accounting for investments as the Company has no substantial influence or control over the investee. The cost method mandates that the Company account for the investment at its purchase price (historical cost) and is subsequently carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in transactions for an identical or similar investment of the same issuer, such as subsequent capital raising transactions. Changes in the value of securities with or without a readily determinable fair value are recorded in the Statements of Operations.

Satisfaction of 80% Test

The NYSE’s rules require that the Company’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the Company signing a definitive agreement in connection with its initial business combination. As of June 20, 2021, the date of the execution of the Share Purchase Agreement, the value of the net assets held in the Trust Account was approximately $3.95 billion (excluding approximately $56.25 million of deferred underwriting discount held in the Trust Account) and 80% thereof represents approximately $3.16 billion. In reaching its conclusion that the UMG Business Combination meets the 80% asset test, the Board of Directors used as a fair market value the enterprise value of approximately $41 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Share Purchase Agreement. The enterprise value consists of an implied equity value of approximately $39 billion. In determining whether the enterprise value described above represents the fair market value of UMG, the Board of Directors considered all of the factors described in this section of this Offer to Redeem and the fact that the purchase price for the UMG Shares was the result of an arm’s-length negotiation. As a result, the Board of Directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

THE UMG BUSINESS COMBINATION DOCUMENTS

Share Purchase Agreement

On June 20, 2021, the Company and Vivendi entered into the Share Purchase Agreement, pursuant to which the Company will acquire the UMG Shares, which will represent approximately 10% of the ordinary shares of UMG, for a purchase price of $3,949 million. The purchase price will be payable in U.S. dollars, determined at an agreed conversion rate of $1.20 to €1.00.

The Share Purchase Agreement is attached to the Schedule TO filed in respect of this Warrant Exchange Offer as Exhibit (d)(i) and we encourage you to read the Share Purchase Agreement carefully, as it is the legal document that governs the Share Purchase. Set forth below are certain terms and conditions of the Share Purchase Agreement.

Representations and Warranties of Vivendi

The Share Purchase Agreement contains customary representations and warranties of Vivendi with respect to (i) corporate existence and power; (ii) corporate authorization; (iii) governmental authorization; (iv) non-contravention; (v) ownership of the UMG Shares; (vi) litigation; (vii) insolvency; and (viii) finders’ fees.

Representations and Warranties of Vivendi with Respect to UMG

The Share Purchase Agreement contains customary representations and warranties of Vivendi with respect to UMG and its affiliates with respect to (i) corporate existence and power; (ii) corporate authorization; (iii) governmental authorization; (iv) non-contravention; (v) capitalization; (vi) locked box accounts; (vii) absence of certain changes with respect to UMG and its affiliates; (viii) insolvency; and (ix) no other representations and warranties.

Representations and Warranties of the Company

The Share Purchase Agreement contains customary representations and warranties of the Company with respect to (i) corporate existence and power; (ii) corporate authorization; (iii) governmental authorization; (iv) non-contravention; (v) financing and available funds; (vi) purchase for distribution; (vii) litigation; (viii) finders’ fees; (ix) reliance on information provided by UMG and its affiliates; and (x) no other representations and warranties.

Required Regulatory Approvals

Completion of the Business Combination is subject to expiration or termination of the waiting period under the HSR Act.

The Company and Vivendi filed Notification and Report Forms with the Antitrust Division and the FTC on June 30, 2021, and the 30-day waiting period is expected to expire at 11:59 p.m., New York City time, on July 30, 2021, unless earlier terminated.

“Locked Box” Mechanism

The Share Purchase Agreement employs a “Locked Box” mechanism to fix the purchase price at the time of signing. Making reference to the consolidated accounts of UMG’s subsidiaries as of December 31, 2020 (the “Locked-Box Date”), the “Locked Box” mechanism provides that Vivendi will deliver a certificate to the Company on the date of the closing of the Share Purchase indicating any “Leakage” having had occurred between the Locked Box Date and the date of the Share Purchase closing.

“Leakage” includes, but is not limited to: (i) declaration or payment of dividends; (ii) payment of management or consulting fees to Vivendi or its affiliates; (iii) the payment of fees to certain third parties appointed by Vivendi in connection with the transactions contemplated by the Share Purchase Agreement; (iv) any forgiveness of debt owed to UMG or its subsidiaries by Vivendi or its affiliates; and (v) any transfers of assets to Vivendi or its affiliates.

Vivendi has agreed to pay on the date of the closing of the Share Purchase or, if impracticable, within 10 business days thereafter, a sum equal to the value or amount of any such Leakage such that UMG and its subsidiaries are put back into the position they would have been had no Leakage occurred. The Share Purchase Agreement explicitly permits some forms of leakage, which Vivendi will not be required to pay back at the consummation of the Share Purchase.

Pre-Closing Covenants

Under the Share Purchase Agreement, Vivendi agrees that it shall cause UMG and each of its affiliates to conduct its business in the ordinary course consistent with past practice and use its best efforts to: (i) preserve intact its present business organization; (ii) maintain in effect all of its permits, licenses, certificates, registrations, clearances, consents, exemptions, authorizations and any other approvals issued by any governmental authority; (iii) maintain satisfactory relationships with its singers, musicians, composers, publishers, producers, customers, lenders, suppliers and others having material business relationships with it; and (iv) comply with applicable law and pay all taxes when due and payable.

The Share Purchase Agreement prohibits Vivendi, subject to certain exceptions, from permitting UMG or any of its affiliates to take certain actions prior to the consummation of the Share Purchase, including: (i) any amendment or modification to, or waiver under, the constitutional documents of UMG, to the exception of any adjustment of share capital of UMG if such adjustment does not involve any distribution by UMG to its shareholders or any contribution in cash or in kind by UMG’s shareholders to UMG or does not result in the UMG Shares representing less than 10% of the share capital and voting rights of UMG on the consummation of the Share Purchase; (ii) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any shares of UMG; (iii) the creation, allotment or issue of any equity securities of UMG; (iv) any purchase, repurchase, redemption or cancellation of any equity securities of UMG, to the exception of any adjustment of share capital of UMG if such adjustment does not involve any distribution by UMG to its shareholders or any contribution in cash or in kind by UMG’s shareholders to UMG or does not result in the UMG Shares representing less than 10% of the share capital and voting rights of UMG on the consummation of the Share Purchase; (v) any material change to the business scope or nature of business of UMG and its affiliates, taken as a whole; (vi) any action (including any action that would make any representation or warranty of Vivendi under the Share Purchase Agreement, or omit to take any action necessary to prevent any representation or warranty of Vivendi hereunder from being, inaccurate) that would, or would reasonably be likely to, cause any of the mutual conditions to consummate the Share Purchase or the conditions to the Company’s obligation to consummate the Share Purchase not to be satisfied; (vii) any transaction, agreement or arrangement between UMG or any of its subsidiaries, on the one hand, and Vivendi or any of its affiliates or representatives, on the other hand, except in the ordinary course and either consistent with past practice or in furtherance of certain actions to be taken by Vivendi, UMG or their affiliates to effect the separation of UMG and its affiliates from Vivendi in view of the Listing, in each case on an arm’s-length basis and involving amounts that would not, individually or in the aggregate, be material to UMG and its affiliates, taken as a whole; (viii) take any action that could reasonably be expected to result in material adverse tax consequences to UMG and its affiliates, taken as a whole; or (ix) agree, resolve or commit to do any of the foregoing.

Conditions to the Consummation of the Share Purchase

The mutual obligation of the parties to consummate the Share Purchase is subject to the following conditions: (i) that there is no pending action before any governmental authority seeking to prohibit the consummation of the Share Purchase; (ii) that no provision of any applicable law shall prohibit the consummation of the Share Purchase; and (iii) the expiration or termination of the waiting period under the HSR Act.

The obligation of the Company to consummate the Share Purchase is subject to certain closing conditions, including but not limited to the following: (i) that the representations and warranties of Vivendi shall be true and correct as of the date of the consummation of the Share Purchase (subject in certain cases to a materiality qualification); (ii) that Vivendi shall have performed in all material respects all of its obligations under the Share Purchase Agreement; (iii) that the Registration Rights Agreement shall have been executed and delivered by UMG (a condition which has been satisfied); and (iv) that the aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer does not exceed $1.0 billion.

The obligation of Vivendi to consummate the Share Purchase is subject to certain closing conditions, including but not limited to the following: (i) that the representations and warranties of the Company shall be true and correct as of the date of the consummation of the Share Purchase; (ii) Vivendi’s General Shareholders’ Meeting, convened for June 22, 2021, shall have approved the Vivendi Distribution and the Listing (a condition which has been satisfied); (iii) that the Company shall have performed in all material respects all of its obligations under the Share Purchase Agreement; (iv) that the Indemnification Agreement is effective and there is no action pending against or threatened against its validity and enforceability; (v) that there is no action pending against or threatened against the validity and enforceability of the Pershing Square Funds Commitment and the transactions resulting from the enforcement of such commitment; and (vi) that the Company shall have joined as a party to the existing UMG Shareholders’ Agreement.

At the consummation of the Share Purchase, the Company must deliver a certificate providing that, after giving effect to the Redemption Offer and payment of the purchase price under the Share Purchase Agreement, the Company will have $1.0 billion of cash and marketable securities (as defined under U.S. GAAP), in the aggregate.

Post-Closing Covenants

Under the Share Purchase Agreement, the Company and Vivendi agree that neither the Company nor Vivendi shall submit or file (on a confidential or official basis) with the SEC any registration statement to register the distribution of the UMG Shares to the Company’s stockholders before October 1, 2021, in accordance with the provisions of the Registration Rights Agreement. Further, the parties agree to take certain actions with respect to the corporate organization, articles of association and share capital of UMG following the Share Purchase but prior to the Listing.

Further, the Parties agree to take certain actions with respect to the corporate organization, articles of association and share capital of UMG following the Share Purchase but prior to the Listing.

Termination

Subject to certain exceptions, the Share Purchase Agreement may be terminated at any time prior to the consummation of the Share Purchase by mutual written agreement and:

•	by either Vivendi or the Company, if the Share Purchase shall not have been consummated on or before September 15, 2021;

•

by either Vivendi or the Company if there shall be any applicable law that makes consummation of the Share Purchase illegal or otherwise prohibited or if consummation of the Share Purchase would violate any non-appealable final order, decree or judgment of any governmental authority having competent jurisdiction;

•

by either Vivendi or the Company if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the other party shall have occurred that would cause any of the conditions to the consummation of the Share Purchase not to be satisfied, and such breach or failure to perform is not cured by the defaulting party within 30 calendar days following receipt of written notice thereof;

•

by Vivendi, if the Company fails to complete the Share Purchase on the date that is five business days from the later of (i) the date on which the consummation of the Share Purchase is scheduled to occur in accordance with the terms of the Share Purchase Agreement and (ii) if the conditions to the Company’s obligation to consummate the Share Purchase have been satisfied, and Vivendi delivers a notice to the Company that the conditions to Vivendi’s obligations to consummate the Share Purchase have been satisfied, the date on which such notice is delivered by Vivendi to the Company; and

•	by Vivendi, if the Listing and related matters are not approved at the Vivendi General Meeting (a condition which has been satisfied).

Pershing Square Entities Letter

To provide for certain matters in relation to the Business Combination and RemainCo, the Company, the Sponsor, the Pershing Square Funds, and the Company’s independent directors entered into the Pershing Square Entities Letter. Pursuant to the Pershing Square Entities Letter:

•	The Company and the Pershing Square Funds agreed to amend the Pershing Square Funds FPA as described under “RemainCo—Capitalization of RemainCo” below;

•	The Company and the Sponsor agreed to amend the terms of the Sponsor Warrants as described under “RemainCo—Sponsor Warrants” below; and

•

The Company and its directors (excluding William A. Ackman) agreed to amend the Director Warrants to exchange a portion of the Director Warrants for shares of Class A Common Stock and amend the terms of the remaining Director Warrants as described under “RemainCo—Director Warrants” below.

In addition, the Pershing Square Entities Letter is attached to the Schedule TO filed in respect of this Warrant Exchange Offer as Exhibit (d)(ii) and we encourage you to read the Pershing Square Entities Letter carefully

Registration Rights Agreement

On June 20, 2021, the Company, our Sponsor and UMG entered into the Registration Rights Agreement to provide for the filing of the Distribution Registration Statement for purposes of the PSTH UMG Distribution and certain related matters. The Registration Rights Agreement provides that beginning on the earlier of (i) the Vivendi Distribution and (ii) October 1, 2021, UMG shall prepare and, as promptly thereafter as practicable, file with the SEC the Distribution Registration Statement

In addition, pursuant to the Registration Rights Agreement, UMG agrees to (i) file a resale registration statement if the Company cannot complete the PSTH UMG Distribution pursuant to the Distribution Registration Statement and (ii) provide to the Company certain specified information regarding its business, financial condition and results of operations and financial statements as is reasonably necessary for the preparation and filing of the documents that will be used by the Company in connection with the Redemption Offer and the Warrant Exchange Offer.

In addition, the Registration Rights Agreement is attached to the Schedule TO filed in respect of this Warrant Exchange Offer as Exhibit (d)(iii) and we encourage you to read the Registration Rights Agreement carefully.

Indemnification Agreement

The Company and Vivendi have entered into an Indemnification Agreement, pursuant to which the Company will provide a customary securities law indemnification to Vivendi and certain of if its affiliated persons in connection with the PSTH UMG Distribution, the Offers and any related registration statement.

In addition, pursuant to the Indemnification Agreement, the Company also represents and warrants that after giving effect to the Pershing Funds Commitment, the Company shall have $1.0 billion of cash and marketable securities (as defined under U.S. GAAP). The Company shall continue to have $1.0 billion of cash, marketable securities and other property, in the aggregate, and shall not declare or pay any dividend or make any other payments or distribution; in each such case, until the earlier of (x) with the written agreement of Vivendi (which consent shall not be unreasonably withheld), substitution by the Company of a creditworthy successor obligor that assumes in writing the Company’s indemnification obligations under the Indemnification Agreement or the provision of insurance or a surety bond or (y) completion by the Company of a business combination, upon which the Company shall procure that the surviving or combined entity expressly assumes in writing the Company’s indemnification obligations under the Indemnification Agreement.

The Indemnification Agreement also contains customary indemnification procedures and terms and conditions.

In addition, the Indemnification Agreement is attached to the Schedule TO filed in respect of this Warrant Exchange Offer as Exhibit (d)(iv) and we encourage you to read the Indemnification Agreement carefully.

Other Agreements

In addition to the Share Purchase Agreement, the Pershing Square Entities Letter, the Registration Right Agreement and the Indemnification Agreement certain other matters were addressed by the parties:

•

the Pershing Square Funds have each agreed (severally but not jointly) to fulfill or cause to be fulfilled a purchase commitment for such fund’s pro rata share of $1.6 billion of Forward Purchase Units, pursuant to the Pershing Square Funds FPA. The Pershing Square Funds Commitment is comprised of $1.0 billion of Committed Forward Purchase Units and $600 million of Additional Forward Purchase Units;

•

Compagnie de l’Odet S.E. agreed, and the Company acknowledged the agreement, to vote, whether in person or by proxy, all Vivendi shares owned or controlled by it, in favor of any resolution that is submitted to Vivendi’s shareholders relating to the approval and implementation of the Listing (the “Voting Undertaking”). The Voting Undertaking was fulfilled on June 22, 2021 at the Vivendi General Meeting;

•

Vivendi has provided, and the Company has acknowledged, a letter to the Company confirming certain matters in respect of its existing contractual agreements with Concerto Investment B.V. regarding the sale and transfer of the UMG Shares.

REMAINCO

Objective

The Company will continue to exist following the completion of the UMG Business Combination and intends to pursue its Future Business Combination in due course. It will not disappear into UMG and it will not liquidate following the UMG Business Combination. RemainCo will no longer be treated as a SPAC under exchange listing rules (i.e., it will no longer need to comply with typical SPAC requirements such as holding proceeds in trust or having to provide stockholders with redemption rights with respect to an initial business combination) because the UMG Business Combination will constitute the Company’s initial business combination.

The Company has already begun its search to identify a possible business combination partner, but it does not expect to enter into a definitive agreement regarding its Future Business Combination before the Redemption Offer is completed. The Company does not expect to provide any updates on its pursuit of a business combination partner until it has entered into a definitive transaction agreement.

Ownership of RemainCo

Set forth below are two scenarios regarding the pro-forma ownership of RemainCo following the UMG Business Combination based on the assumptions set forth under “Certain Defined Terms.”

	(No Warrant Exchange)	(Full Warrant Exchange)	(No Warrant Exchange)	(Full Warrant Exchange)
Party	Assuming No Redemptions in the Redemption Offer	Assuming No Redemptions in the Redemption Offer	Assuming Maximum Redemptions in the Redemption Offer	Assuming Maximum Redemptions in the Redemption Offer
Public Stockholders	70.5%	69.0%	39.1%	38.6%
Pershing Square Funds	29.0%	28.4%	60.3%	59.7%
PSTH Directors	0.5%	0.5%	0.6%	0.6%
Holders of Public Warrants(1)	0.0%	2.0%	0.0%	1.1%
Total	100.0%	100.0%	100.0%	100.0%

All PSTH Directors and Executive Officers	29.5%	28.9%	60.9%	60.2%

(1)	These percentages reflect the ownership that the holders of Public Warrants would receive upon exchange of their warrants for shares of Class A Common Stock.

Capitalization of RemainCo

Assuming no redemptions of shares of Class A Common Stock pursuant to the Redemption Offer, (i) RemainCo will have approximately $1.6 billion in cash and (ii) the Pershing Square Funds will have the option to provide up to an additional $1.4 billion of cash though purchases of additional Class A Common Stock in connection with the Future Business Combination pursuant to the Amended Pershing Square Funds FPA. The price per share at which the Pershing Square Funds may exercise such Amended Pershing Square Funds FPA will equal RemainCo’s NAV at the time of such purchase.

Pursuant to the Amended Pershing Square Funds FPA, “NAV,” in connection with any private placement pursuant to the A&R Pershing Square Funds is defined as the net asset value per share of Class A Common Stock as of the close of business on the date that is two business days before the date of closing of such private placement, on an after tax basis as if all assets were converted into cash (taking into account any resulting tax) and ignoring any assets or liabilities that U.S. generally accepted accounting principles might otherwise ascribe to warrants issued by the Company, as reasonably determined in good faith by the Company and agreed to by the Pershing Square Funds (or any Affiliate Transferees).

The Company expects to undertake a 1:4 reverse stock split so that its NAV will be approximately $22. This stock split will only occur after the issuance of the Tontine Warrants, all warrants in respect of the Forward Purchase Agreements and the Liquidating Trust Distribution.

Remaining Warrants

Tontine Warrants

The record date as of which one must be a holder of record of a share Class A Common Stock to be eligible to receive a pro-rata share of the Tontine Warrants will be between the closing of the Redemption Offer and the closing of the Warrant Exchange Offer. The Tontine Warrants will not be eligible to participate in the Warrant Exchange Offer and will be issued prior to the consummation of the Share Purchase.

This is because our Certificate of Incorporation contemplates that the Tontine Warrants will be issued only to holders of the Class A Common Stock issued in our IPO and only following the exercise of redemption rights afforded in connection with our initial business combination (i.e., after the completion of this Redemption Offer). As such our Certificate of Incorporation did not contemplate that any Tontine Warrants would be issued in respect of the shares of Class A Common Stock that will be issued in connection with the Warrant Exchange Offer as such shares were not issued in our IPO.

We will also issue warrants equivalent to Tontine Warrants on exercise of the Pershing Square Funds FPA and Director FPAs, as previously discussed.

Adjustment to Remaining Warrants

The Remaining Warrants, including the 44,444,444 Tontine Warrants we will distribute (and warrants equivalent to the Tontine Warrants that will be issued upon the exercise of the Forward Purchase Agreements), along with any of the 22,222,222 currently outstanding Public Warrants that are not exchanged in the Warrant Exchange Offer, will remain outstanding but the exercise price will be reduced, following the consummation of the Share Purchase and the Liquidating Trust Distribution to take into account the per-share value of the Liquidating Trust Distribution and certain other adjustments will be made.

Remaining Warrants Redemption

Following the completion of the Share Purchase and Liquidating Trust Distribution, we may elect to simplify the capital structure of the Company by calling for redemption, in accordance with the terms of the Warrant Agreement, any Remaining Warrants in the Remaining Warrant Redemption. Assuming we do so, the holders of Remaining Warrants will have 30 days to exercise their Remaining Warrants on a “cashless” basis pursuant to the then-existing Cashless Exercise Chart (adjusted as set forth under “—The Warrant Exchange Offer” above). Following such 30-day period, we will redeem any Remaining Warrants that have not been exercised for $0.10 per Remaining Warrant.

Sponsor Warrants

The Sponsor Warrants will not be exercised in connection with the UMG Business Combination. Instead, they will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV.

Director Warrants

The Director Warrants will not be exercised in connection with the UMG Business Combination. Instead, the Directors will exchange approximately 72% of the Director Warrants for shares of Class A Common Stock and the remaining approximately 28% will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV. Specifically, (i) the holders of the Director Warrants will receive, in exchange for approximately 72% of the Director Warrants, an aggregate of 1,167,450 shares of Class A Common Stock (a number of shares with a value, based on volume-weighted average trading prices over an averaging period before execution of the Share Purchase Agreement, equal to approximately 72% of the fair market value of the Director Warrants as determined by a third-party valuation firm), (ii) such shares will participate in the PSTH UMG Distribution and be eligible to receive SPARC securities and (iii) the remainder of the Director Warrants (covering approximately 0.07% of the fully diluted shares of the combined company after our Future Business Combination, which is approximately 28% of the percentage covered by the original Director Warrants) will remain in place with their exercise price adjusted to equal 120% of the Company’s NAV. We will also issue, alongside those shares, warrants equivalent to 259,433 Tontine Warrants These warrants are not included in the pro-rata distribution of the 44,444,444 Tontine Warrants we will distribute to those holders of record of Class A Common Stock following the completion of the Redemption Offer.

Indemnification Obligations

The Company and Vivendi have entered into an Indemnification Agreement, pursuant to which the Company will provide a customary securities law indemnification to Vivendi and certain of if its affiliated persons in connection with the PSTH UMG Distribution, the Offers and any related registration statement.

In addition, pursuant to the Indemnification Agreement, the Company also represents and warrants that after giving effect to the Pershing Funds Commitment, the Company shall have $1.0 billion of cash and marketable securities (as defined under U.S. GAAP). The Company shall continue to have $1.0 billion of cash, marketable securities and other property, in the aggregate, and shall not declare or pay any dividend or make any other payments or distribution; in each such case, until the earlier of (x) with the written agreement of Vivendi (which consent shall not be unreasonably withheld), substitution by the Company of a creditworthy successor obligor that assumes in writing the Company’s indemnification obligations under the Indemnification Agreement or the provision of insurance or a surety bond or (y) completion by the Company of a business combination, upon which the Company shall procure that the surviving or combined entity expressly assumes in writing the Company’s indemnification obligations under the Indemnification Agreement.

The Indemnification Agreement expires upon the expiration of the applicable statute of limitations for a given claim, plus three months for claims in respect of the PSTH UMG Distribution or the Redemption Offer or the Warrant Exchange Offer, or, if earlier, a final settlement releasing Vivendi and its related parties indemnified under the agreement from liability to any person in respect of the matters for which such persons are indemnified under the agreement.

The Company does not expect that the indemnity will limit RemainCo from consummating its Future Business Combination. The Indemnification Agreement provides us with the flexibility to transfer or restructure the indemnification obligations if necessary.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the Warrant Exchange Offer and Remaining Warrants Redemption. This discussion assumes that you hold Public Warrants and any Remaining Warrants as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	our Sponsor, founders, officers or directors;

•	banks, financial institutions or financial services entities;

•	S corporations;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	insurance companies;

•	broker-dealers;

•	taxpayers subject to mark-to-market accounting rules;

•	persons holding Public Warrants or Remaining Warrants as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons that purchase or sell Public Warrants or Remaining Warrants as part of a wash sale for tax purposes;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that actually or constructively own 5% or more of our shares by vote or value;

•	persons that acquired Public Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	controlled foreign corporations or passive foreign investment companies; and

•	tax-exempt entities.

This discussion also does not consider the tax treatment of entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold Public Warrants or Remaining Warrants through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Public Warrants or Remaining Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Public Warrants or Remaining Warrants, we urge you to consult your own tax advisors.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, as of the date hereof, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY, IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE WARRANT EXCHANGE OFFER AND REMAINING WARRANTS REDEMPTION AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH HOLDER OF PUBLIC WARRRANTS IS URGED TO CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE WARRANT EXCHANGE OFFER AND REMAINING WARRANTS REDEMPTION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS AND ANY APPLICABLE TAX TREATY.

A “U.S. holder” is a beneficial owner of Public Warrants or Remaining Warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. holder” is a beneficial owner of our Public Warrants or Remaining Warrants who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the Offer. If you are such an individual, you should consult your tax advisors regarding the U.S. federal income tax consequences of the exchange of your Public Warrants for Class A Common Stock or the Remaining Warrants Redemption.

Consequences to Holders Participating in the Warrant Exchange Offer

U.S. Holders

This section applies to you if you are a U.S. holder.

Exchange of Public Warrants for Class A Common Stock. While the treatment of U.S. holders who elect to exchange their Public Warrants for Class A Common Stock (the “Exchange”) is not entirely clear under current law, we expect that the Exchange should qualify and be treated as a tax free recapitalization for U.S. federal income tax purposes. If the Exchange is treated as a recapitalization, a U.S. holder would not recognize gain or loss in the Exchange and would have a basis in the Class A Common Stock received equal to such holder’s basis in the Public Warrants exchanged. A U.S. holder’s holding period of the Class A Common Stock would include the holding period of the Public Warrants.

However, it is possible that the Exchange could be viewed as a cashless exercise of Public Warrants that is treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. holder would be deemed to have surrendered Public Warrants equal to the exercise price for the total number of Public Warrants that are exchanged, with the result that the U.S. holder would recognize capital gain or loss with respect to the Public Warrants deemed surrendered to satisfy the exercise price under the remaining Public Warrants. In addition, the exchange of Public Warrants for Class A Stock could be viewed as a fully taxable exchange of all of the Public Warrants exchanged, in which case a U.S. holder would recognize capital gain or loss with respect to all of the Public Warrants that are subject to the Exchange.

Due to the absence of authority on the U.S. federal income tax treatment of the Exchange, there can be no assurance which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of the Exchange.

The Receipt of Cash in Lieu of Fractional Shares. A U.S. holder who receives cash in lieu of a fractional share of Class A Common Stock in the Exchange will generally be treated as having received such fractional share, followed by a redemption for cash of such fractional share by the Company if, with respect to such U.S. holder, the payment is not “essentially equivalent to a dividend” or “substantially disproportionate,” as these terms are defined in Section 301(b) of the Code. If so treated, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and its tax basis in the fractional share. We expect that the deemed redemption of the fractional share of Class A Common Stock will be “not essentially equivalent to a dividend” and thus will be treated as a redemption for tax purposes.

Non-U.S. Holders

This section applies to you if you are a Non-U.S. holder.

Exchange of Public Warrants for Class A Common Stock. If the Exchange is treated as tax free recapitalization for U.S. federal income tax purposes, then the U.S. federal income tax treatment of a Non-U.S. holder’s exchange of Public Warrants for Class A Common Stock generally will correspond to the U.S. federal income tax treatment for a U.S. holder, as described under “U.S. Holders—Exchange of Public Warrants for Class A Common Stock” above.

However, as noted above, it is possible that the Exchange could be viewed as a cashless exercise of Public Warrants that is treated in part or in whole as a taxable exchange of Public Warrants for Class A Common Stock. In such event, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain recognized on the Exchange, unless the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder). Unless an applicable income tax treaty provides otherwise, such gain will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident, and a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes also may be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

The Receipt of Cash in Lieu of Fractional Shares. A Non-U.S. holder who receives cash in lieu of a fractional share of Class A Common Stock in the Exchange will generally be treated as having received such fractional share, followed by a redemption for cash of such fractional share by the Company if, with respect to such Non-U.S. holder, the payment is not “essentially equivalent to a dividend” or “substantially disproportionate,” as these terms are defined in Section 301(b) of the Code. If so treated, such Non-U.S. holder will not be subject to U.S. federal income or withholding tax in respect of any gain recognized on the redemption, unless the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder). We expect that the deemed redemption of the fractional share of Class A Common Stock will be “not essentially equivalent to a dividend” and thus and thus will be treated as a redemption for tax purposes and not as a dividend that is subject to withholding tax.

Consequences to Holders that do not Participate in the Warrant Exchange Offer

U.S. Holders

This section applies to you if you are a U.S. holder that does not participate in the Exchange Offer and thus holds Remaining Warrants.

Consequences of the Proposed Amendments. While not free from doubt, we expect that U.S. holders of Remaining Warrants will not, for U.S. federal income tax purposes, recognize any gain as a result of the adoption of the Proposed Amendments either because the adoption of the Proposed Amendments does not trigger a disposition of the Remaining Warrants for U.S. federal income tax purposes or, if the adoption of the Proposed Amendments does trigger a disposition of such Remaining Warrants for U.S. federal income tax purposes, the disposition should be treated as a tax-free recapitalization for U.S. federal income tax purposes. However, it is possible that the IRS could disagree with such characterizations of the Proposed Amendments, in which case it is possible that the adoption of the Proposed Amendments could be treated as a disposition of the Remaining Warrants for tax purposes. In such a case, a U.S. holder would recognize gain or loss equal to the difference between fair market value of the Remaining Warrants at the time of the Proposed Amendments and the U.S. holder’s adjusted tax basis in the Remaining Warrants, and the U.S. holder would have a tax basis in the Remaining Warrants equal to their fair market value immediately after the Proposed Amendments.

Constructive Distributions on the Remaining Warrants. As described above under “The Warrant Exchange Offer—Proposed Amendments”, the exercise price of each Remaining Warrant will be reduced to take into account the per-share value of the PSTH UMG Distribution. We expect that this reduction will give rise to a constructive distribution for each U.S. holder of Remaining Warrants. Under IRS Proposed Regulations, which have not yet been finalized, a U.S. holder may elect to compute the constructive distribution as equal to either (i) the excess of the value of the Remaining Warrant after the exercise price reduction over the value of the Remaining Warrant immediately prior to the exercise price reduction or (ii) based on the value of the additional Class A Common Stock such holder would receive upon exercise of the Remaining Warrant, assuming that such warrant is exercised on a cashless basis, as a result of the reduction. Under the Proposed Regulations, the constructive distribution would occur at the earlier of the date the adjustment occurs under the terms of the Public Warrant and the date of the Liquidating Trust Distribution.

U.S. holders that receive such a constructive distribution will generally be treated as receiving a “dividend” that is includible in income for U.S. federal income tax purposes to the extent such constructive distribution is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Currently, our expectation is that such earnings and profits will be limited (except for de minimis amounts of other income), to the gain we realize, if any, on the Liquidating Trust Distribution. The amount of such gain, if any, generally will be based on the difference, if any, between the fair market value of the UMG Shares as of the date of the Liquidating Trust Distribution over the amount we paid in respect of such UMG Shares (including certain costs to us associated with the purchase of the UMG Shares). Because we expect our aggregate distributions for U.S. federal income tax purposes (including the Liquidating Trust Distribution) for the taxable year to be significantly in excess of our available earnings and profits, we expect only a limited portion of any distribution to be treated as a dividend. However, as our expectation depends on facts and circumstances outside of our control (such as the fair market value of UMG Shares at the time of Liquidating Trust Distribution), no assurances can be given that our earnings and profits as finally determined will be consistent with such expectation or that the IRS would not successfully assert that our earnings and profits differ from such expectation. To the extent we make or are deemed to make multiple distributions during a single taxable year, the portion of each such distribution treated as attributable to current earnings and profits in that taxable year is determined on a pro rata basis, and the amount attributable to any accumulated earnings and profits from prior taxable years is determined in accordance with the order in which such distributions are made.

It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. A constructive distribution on Remaining Warrants in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) a holder’s adjusted basis in such Remaining Warrants, in respect of which such distribution was made or deemed made. Any remaining excess will be treated as gain realized on the sale or other disposition of such Remaining Warrants.

Cashless Exercise or Disposition of the Remaining Warrants. Following the completion of the Share Purchase and Liquidating Trust Distribution, we may redeem the Remaining Warrants, in which case holders of such warrants may exercise the warrants on a cashless basis. We intend to treat such exercise as a redemption of the Remaining Warrants in exchange for Class A Common Stock, and thus as a recapitalization, for U.S. federal income tax purposes. Accordingly, if the exercise is so treated, a U.S. holder will generally not recognize any gain or loss on the exercise of the warrants, a U.S. holder’s tax basis in the shares of Class A Common Stock received upon exercise will generally equal the U.S. holder’s aggregate tax basis in the Remaining Warrants, and the U.S. holder’s holding period for the shares of Class A Common Stock received will include the U.S. holder’s holding period for the Remaining Warrants. However, there is some uncertainty regarding this tax treatment and it is possible that the cashless exercise of the Remaining Warrants could be treated in part or in whole as a taxable exchange in which gain or loss would be recognized. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of the Remaining Warrants.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to constructive distributions on the Remaining Warrants unless the U.S. holder is an exempt recipient. Backup withholding may apply to such amount if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. All U.S. holders should consult their tax advisors regarding application of information reporting and backup withholding to them.

We expect that we will report on an IRS Form 8937 (which will be available to investors) the portion of any constructive distribution on Public Warrants that we believe should be treated as a return of capital and not a dividend for U.S. federal income tax purposes.

Non-U.S. Holders

This section applies to you if you are a Non-U.S. holder.

Consequences of the Proposed Amendments. While not free from doubt, we expect that Non-U.S. holders of Remaining Warrants will not, for U.S. federal income tax purposes, recognize any gain as a result of the adoption of the Proposed Amendments either because the adoption of the Proposed Amendments does not trigger a disposition of any Remaining Warrants for U.S. federal income tax purposes or, if the adoption of the Proposed Amendments does trigger a disposition of such Remaining Warrants for U.S. federal income tax purposes, the disposition should be treated as a tax-free recapitalization for U.S. federal income tax purposes. However, it is possible that the IRS could treat the adoption of the Proposed Amendments as triggering a disposition of the

Remaining Warrants for tax purposes, in which case a Non-U.S. holder would also not be subject to tax unless the Non-U.S. holder’s gain with respect to the Remaining Warrants is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder).

Constructive Distributions on the Remaining Warrants. A Non-U.S. holder will be treated as receiving a constructive distribution upon the decrease in the strike price of each Remaining Warrant equal to the amount described above under “U.S. Holders—Constructive Distributions on the Remaining Warrants”. The constructive distribution will be treated as a deemed dividend that is subject to a 30% withholding tax (subject to the exceptions described below) to the extent such distribution is deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Currently, our expectation is that our earnings and profits, as determined under U.S. federal income tax purposes, will be limited (except for de minimis amounts of other income), to the gain we realize, if any, on the Liquidating Trust Distribution. The amount of such gain, if any, generally will be based on the difference, if any, between the fair market value of the UMG Shares as of the date of Liquidating Trust Distribution over the amount we paid in respect of such UMG Shares (including certain costs to us associated with the purchase of the UMG Shares). Because we expect our aggregate distributions for U.S. federal income tax purposes (including the Liquidating Trust Distribution) for the taxable year to be significantly in excess of our available earnings and profits, we expect only a limited portion of any distribution to be treated as a dividend. However, as our expectation depends on facts and circumstances outside of our control (such as the fair market value of UMG Shares at the time of the Liquidating Trust Distribution), no assurances can be given that our earnings and profits as finally determined will be consistent with such expectation or that the IRS would not successfully assert that our earnings and profits differ from such expectation. To the extent we make or are deemed to make multiple distributions during a single taxable year, the portion of each such distribution treated as attributable to current earnings and profits in that taxable year is determined on a pro rata basis, and the amount attributable to any accumulated earnings and profits from prior taxable years is determined in accordance with the order in which such distributions are made.

Notwithstanding the earnings and profits limitation described above, it is possible that a withholding agent will treat the entire constructive distribution as a “dividend” that is subject to withholding tax for U.S. federal income tax purposes if it is unable to determine the amount of our earnings and profits for the current taxable year and therefore is unable to determine the portion of the constructive distribution that should be treated as a dividend for tax purposes. In such a case, a Non-U.S. holder may be able to obtain a refund of a portion of the withholding tax. If withholding is required with respect to a constructive distribution, a withholding agent may collect the withholding from other assets of the Non-U.S. holder that are in its custody because such withholding is not imposed to a cash distribution.

The 30% withholding tax on a constructive dividend on the Remaining Warrants is subject to reduction if Non-U.S. holder is eligible for a reduced withholding rate under an applicable income tax treaty and provides proper certification of its eligibility for the reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E).

The withholding tax on constructive dividends on the Remaining Warrants does not apply to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

The portion of a constructive dividend on our Remaining Warrants in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero)

a holder’s adjusted basis in such Remaining Warrants. Any remaining excess will be treated as gain realized on the sale or other disposition of such Remaining Warrants.

Cashless Exercise or Disposition of the Remaining Warrants. Following the completion of the Share Purchase and Liquidating Trust Distribution, we may will redeem the Remaining Warrants, in which case holders of such warrants may exercise the warrants on a cashless basis. The U.S. federal income tax treatment of a Non-U.S. holder’s cashless exercise of a Remaining Warrant in such a case generally will correspond to the U.S. federal income tax treatment of a cashless exercise of a Remaining Warrant by a U.S. holder, as described under “U.S. Holders—Cashless Exercise or Disposition of the Remaining Warrants” above, although to the extent a cashless exercise results in a taxable exchange, the consequences will be similar to the consequences of a taxable disposition of such Remaining Warrants, as described below.

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a taxable disposition of our Remaining Warrants (including a disposition pursuant to the Remaining Warrants Redemption) unless the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder). Unless an applicable income tax treaty provides otherwise, such gain will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any such gain described above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes also may be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with constructive distributions on the Remaining Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid backup withholding requirements with respect to such constructive distributions. The certification procedures required to claim a reduced rate of withholding under an applicable income tax treaty generally will satisfy the certification requirements necessary to avoid backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a constructive distribution to a Non-U.S. holder will generally be allowed as a credit against the holder’s U.S. federal income tax liability (if any) and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

We expect that we will report on an IRS Form 8937 (which will be available to investors) the portion of any constructive distribution on Public Warrants that we believe should be treated as a return of capital and not a dividend for U.S. federal income tax purposes.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% on constructive dividends on Remaining Warrants that are held by or through certain foreign financial institutions and certain other non-U.S. entities unless U.S. information reporting and due diligence requirements have been satisfied by, or an exemption applies to, the payee. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Non-U.S. holders that are exempt from withholding tax under FATCA generally must provide a certification to that effect on IRS Form W-8BEN-E to eliminate the withholding tax. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their ownership of Remaining Warrants.

INFORMATION ABOUT THE COMPANY

The Company is a blank check company incorporated in Delaware on May 4, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Company’s sponsor is Pershing Square TH Sponsor, LLC, a Delaware limited liability company organized on May 4, 2020. The Sponsor is advised by PSCM, a registered investment adviser under the Investment Company Act of 1940, as amended, and the members of the Sponsor are the Pershing Square Funds.

The Sponsor is also an affiliate of PSCM, which had approximately $13.3 billion of assets under management as of June 30, 2021. The Sponsor is wholly owned by the Pershing Square Funds, each of which is an investment fund managed by PSCM.

History of the Company

All activities for the period from May 4, 2020 (inception) through March 31, 2021 were related to the Company’s organizational activities, preparation for the Company’s IPO, and subsequently, identifying a target company for our initial business combination. We have not generated any operating revenues to date and do not expect that we will have any operating revenues after the completion of the UMG Business Combination while we search for our Future Business Combination with an operating business. The Company generates non-operating income in the form of interest and dividend income from the proceeds obtained in connection with the IPO and private placements of Sponsor Warrants and Director Warrants (further discussed below), and upon any exercise under the Pershing Square Funds FPA prior to the initial business combination. The Company has selected December 31 as its fiscal year-end.

On July 21, 2020, the registration statement for the Company’s IPO was declared effective by the SEC. On July 24, 2020, the Company consummated its IPO of 200,000,000 units at $20.00 per Unit, generating gross proceeds of $4,000,000,000. Each unit consisted of one share of Class A Common Stock, par value $0.0001 per share, and one-ninth of one Public Warrant. In addition, the Certificate of Incorporation provides that an aggregate of 44,444,444 Tontine Warrants will be distributed on a pro-rata basis only to the holders of Class A Common Stock (however acquired) that are outstanding after the Company redeems any shares of Class A Common Stock whose holders have elected to redeem in connection with the initial business combination. The Tontine Warrants will be distributed at a point in time following the completion of the Redemption Offer and the Warrant Exchange Offer.

The number of Tontine Warrants to be distributed in respect of each such share of Class A Common Stock not redeemed in this Redemption Offer is contingent upon the aggregate number of shares of Class A Common Stock that are redeemed in the Redemption Offer. The right to receive Tontine Warrants will remain attached to each such share of Class A Common Stock and will not be separately transferable, assignable or salable.

Simultaneously with the closing of the IPO, the Company consummated the private placements of the Sponsor Warrants for $65,000,000, as well as the Director Warrants for $2,837,500.

Upon the closing of the IPO and the private placements of the Sponsor Warrants and the Director Warrants, $4,000,000,000 ($20.00 per unit) of the net proceeds of the IPO and certain of the proceeds of the private placements of the Sponsor Warrants and Director Warrants were placed in the Trust Account, with the remaining proceeds placed in an operating account outside the Trust Account. As of March 31, 2021, $25,117,342 was held as unrestricted cash outside the Trust Account to pay for ongoing expenses (such as business, legal and accounting due diligence costs related to prospective acquisitions, and continuing general and administrative expenses). The Trust Account is not liable for these expenses.

On September 11, 2020, the Company’s units ceased trading, and the Company’s Class A Common Stock and the Company’s Public Warrants commenced trading separately on the NYSE. In the separation, unit owners received the number of shares of Class A Common Stock and Public Warrants underlying their units, with the right to receive any Tontine Warrants remaining attached to such shares of Class A Common Stock.

The Trust Account

The Trust Account is located in the United States with Continental Stock Transfer & Trust Company acting as trustee. The proceeds held in the Trust Account are invested solely in U.S. Treasury obligations (which are United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act) having a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. As of March 31, 2021, the Company holds U.S. Treasury bills in the Trust Account with a face value of $ 4,002,579,000, maturing in April 2021.

The proceeds, other than withdrawal of interest or dividend income to pay taxes owed in respect of the income derived from the Trust Account, will remain in the Trust Account (and will not be released) until the earlier of: (i) the consummation of the initial business combination; or (ii) the redemption of any shares of Class A Common Stock included in the Units sold in the IPO that have been properly tendered in connection with a stockholder vote to amend the Company’s Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its initial business combination, (B) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not complete its initial business combination during the Combination Period, or (C) with respect to any other provision relating to the stockholders’ right to pre-initial business combination activities; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an initial business combination within the Combination Period, subject to the requirements of law. Notwithstanding the foregoing, while the Certificate of Incorporation provides that amounts would be paid to Public Stockholders exercising their redemption rights following the completion of our initial business combination, due to the unique structure of the UMG Business Combination and other timing considerations, we intend to pay the Redemption Price promptly following the Expiration Time, which will be at least 20 business days from the date of this Redemption Offer but will be prior to the Distribution of the UMG Shares to the Company’s stockholders following the Listing.

The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s Public Stockholders.

Satisfaction of 80% Test

The NYSE’s rules require that the Company’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the Company signing a definitive agreement in connection with its initial business combination. As of June 20, 2021, the date of the execution of the Share Purchase Agreement, the value of the net assets held in the Trust Account was approximately $3.95 billion (excluding approximately $56.25 million of deferred underwriting discount held in the Trust Account) and 80% thereof represents approximately $3.16 billion. In reaching its conclusion that the Transaction meets the 80% asset test, the Board of Directors used as a fair market value the enterprise value of approximately $41 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Share Purchase Agreement. The enterprise value consists of an implied equity value of approximately $39 billion. In determining whether the enterprise value described above represents the fair market value of UMG, the Board of Directors considered all of the factors described in this section of this Offer to Redeem and the fact that the purchase price for the UMG Shares was the result of an arm’s-length negotiation. As a result, the Board of Directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

Redemption of Class A Common Stock and Liquidation if No Initial UMG Business Combination

The Certificate of Incorporation provides that we have only 24 months (or 30 months from the closing of the IPO if we have executed a letter of intent, agreement in principle or definitive agreement for our initial business combination within 24 months from the closing of the IPO but have not completed our initial business combination within such 24-month period) from the closing of the IPO to complete our initial business combination. If we are unable to complete our initial business combination within the Combination Period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem all the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less $100,000 of accrued interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board of Directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Redeemable Warrants, and our Public Warrants will expire worthless and no Tontine Warrants will have been issued if we fail to complete our initial business combination within the Combination Period.

If we fail to complete our initial business combination within the Combination Period, our Class B Common Stock will not be able to convert into Class A Common Stock, and therefore will have no rights to liquidating distributions from the Trust Account in respect of their Class B Common Stock, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares that they hold (however acquired).

The Sponsor, directors and officers have agreed, pursuant to the Letter Agreement with us, that they will not propose any amendment to the Certificate of Incorporation (i) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination, (ii) to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete our initial business combination within the Combination Period, or (iii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our Public Stockholders with the opportunity to have their Public Shares redeemed upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then-outstanding Public Shares. However, we may not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of such shares, such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of such shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any accrued interest in the Trust Account not required to pay our taxes as described herein, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

Without taking into account interest earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $20.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $20.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business, execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $20.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. We have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $20.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $20.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy these obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $20.00 per Public Share.

We seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. As of March 31, 2021, we had access to up to approximately $25 million from funds held outside the Trust Account to pay any such potential claims. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro-rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the Combination Period may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro-rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred with respect to claims commenced after the third anniversary of the dissolution.

Furthermore, if the pro-rata portion of the Trust Account distributed to our Public Stockholders upon the redemption of their Public Shares in the event we do not complete our initial business combination within the Combination Period, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. Unlike in the case of claims against stockholders relating to an unlawful liquidating distribution, however, stockholders are only liable for an unlawful redemption distribution if they knew that the redemption distribution was unlawful. If we are unable to complete our initial business combination within the Combination Period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including any interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board of Directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following our 24th (or 30th) month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time, that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $20.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $20.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, the Board of Directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of our initial business combination; (ii) the redemption of any Public Shares that are properly tendered in connection with a stockholder vote to amend any provisions of our Certificate of Incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination, (B) to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete our initial business combination within the Combination Period or (C) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of all of our Public Shares if we are unable to complete our initial business combination within the Combination Period, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. Notwithstanding the foregoing, while our Certificate of Incorporation provides that amounts would be paid to Public Stockholders exercising their redemption rights following the completion of our initial business combination, due to the unique structure of the UMG Business Combination and other timing considerations, we intend to pay the Redemption Price promptly following the Expiration Time, which will be at least 20 business days from the date of the Redemption Offer but will be prior to the Distribution of the UMG Shares to the Company’s stockholders following the Listing.

Status as a Public Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002

the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Section 107 of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following July 24, 2025, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

As the market value of our Class A Common Stock held by non-affiliates exceeded $700 million as of June 30, 2021, we expect that we will no longer be an emerging growth company as of December 31, 2021, at which point we will be subject to the same reporting requirements that are applicable to other public companies that are not emerging growth companies.

Facilities

Our offices are at 787 Eleventh Avenue, 9th Floor, New York, NY 10019 and our telephone number is (212) 813-3700. We consider our current office space adequate for our current operations. We do not expect to lease alternative office space from an unaffiliated third party.

Employees

We currently have four executive officers. Members of our management team are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. In addition, we have an investment team comprised of seven members, who are employed by PSCM (the “PSCM Investment Team”). We believe the PSCM Investment Team investment team is able to allocate their duties to the Company and to PSCM amongst themselves in a manner that allows them to provide us with the resources and support we require while fulfilling their responsibilities to PSCM. The amount of time that any such person devotes in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Legal Proceedings

To our knowledge, there is no litigation currently pending against us or any of our officers or directors in their corporate capacity in the 12 months preceding the date hereof.

MANAGEMENT OF THE COMPANY

The Company’s management team is led by William A. Ackman, the Company’s Chairman and Chief Executive Officer, who works closely with the PSCM Investment Team and the other employees of, and resources available to, PSCM to fulfill the Company’s corporate mission. Mr. Ackman has spent 29 years in the investment management industry, the last 18 years as CEO of PSCM. PSCM’s investment strategy involves the purchase of large minority stakes in high-quality, large capitalization, growth companies during periods when they have underperformed their potential. By working with management teams and boards of directors, PSCM has assisted its portfolio companies in creating substantial long-term value.

The PSCM Investment Team is comprised of seven investment professionals with tenures at Pershing Square of four to 17 years, who prior to Pershing Square, served in analyst and associate roles at Apollo, Blackstone, KKR, Goldman Sachs, and Hellman & Friedman. PSCM has 32 other accounting, legal, finance, technology, and administrative professionals who support the Company on an as-needed basis.

We believe that we have substantial competitive advantages when compared with other blank check companies and other sources of equity capital, such as private equity, growth equity and hedge funds, among others. We have these competitive advantages because of the amount of committed capital we have, our willingness to acquire a minority stake, our ability to give a private company access to the public equity markets and the lower cost of capital of our structure compared to other blank check companies.

We have the largest amount of committed capital of any blank check company. As a result of our IPO and the Committed Forward Purchase Units, we have a minimum of $5,000,000,000 in equity capital for use in our initial business combination (assuming that the Additional Forward Purchase is not consummated and assuming no redemptions of the Class A Common Stock), and as much as $7,000,000,000 (assuming the Additional Forward Purchase is consummated in full and assuming no redemptions of the Class A Common Stock), in each case, before expenses and not including the $6,000,000 of Forward Purchase Units certain of our directors have agreed to purchase.

As disclosed elsewhere in this Offer to Exchange, following the UMG Business Combination, we will continue to pursue business combination opportunities with private, large capitalization, high-quality, growth companies. We will use PSCM’s substantial experience in identifying, analyzing, and determining business quality and the sustainable competitive advantages of a target company, as well as PSCM’s due diligence and negotiation expertise in executing a transaction.

The past experiences and performances of the members of our management team is not a guarantee (i) that we will be able to identify a suitable candidate for our Future Business Combination with an operating company or (ii) that we will provide an attractive return to our stockholders in connection with the UMG Business Combination or our Future Business Combination. You should not rely on the historical record of PSCM, the Pershing Square Funds and our management’s performance as indicative of our future performance.

Name	Age	Title

William Ackman	55	Chairman and Chief Executive Officer; Director
Ben Hakim	45	President
Michael Gonnella	41	Chief Financial Officer
Steve Milankov	47	Corporate Secretary
Lisa Gersh	62	Director
Michael Ovitz	74	Director
Jacqueline D. Reses	51	Director
Joseph S. Steinberg	77	Director

William Ackman serves as the Company’s Chairman and Chief Executive Officer. Mr. Ackman founded Pershing Square in 2003, and is principally responsible for its investment policies and implementation.

Mr. Ackman has spent 29 years in the investment management industry. Prior to forming Pershing Square, he co-founded Gotham Partners Management Co., LLC, an investment advisor that managed public and private equity portfolios. Mr. Ackman is currently Chairman of the Board of the Howard Hughes Corporation, and a member of the Investment Advisory Committee of the Federal Reserve Bank of NY. Mr. Ackman received his Bachelor of Arts degree from Harvard College, where he graduated magna cum laude, and received his Masters in Business Administration from Harvard Business School.

Ben Hakim serves as the Company’s President. Mr. Hakim is a partner at Pershing Square and joined the investment team in 2012. Mr. Hakim was previously a Senior Managing Director at The Blackstone Group, where he worked in the Mergers & Acquisitions group for 13 years. Mr. Hakim received his Bachelor of Science from Cornell University in 1997.

Michael Gonnella serves as the Company’s Chief Financial Officer. Mr. Gonnella is the Chief Financial Officer and a partner at Pershing Square. Prior to his appointment as Pershing Square’s Chief Financial Officer in 2017, he served as senior controller of Pershing Square since joining the firm in 2005. Mr. Gonnella received his Bachelor of Science from Seton Hall University in 2002.

Steve Milankov serves as the Company’s Corporate Secretary. Mr. Milankov is Assistant General Counsel and a partner at Pershing Square. Prior to his appointment as Pershing Square’s Assistant General Counsel, he served as Senior Trading Counsel of Pershing Square since joining the firm in 2013. Mr. Milankov received his Joint MBA and Law degrees from McGill University in 2000. Mr. Milankov worked at the law firm Clifford Chance LLP and most recently at Société Générale prior to joining Pershing Square.

Lisa Gersh serves as a member of the Board of Directors. Ms. Gersh co-founded Oxygen Media (“Oxygen”) in 1999 and remained its President and Chief Operating Officer until the company’s sale to NBC in 2007 for $925 million. Oxygen was the first-ever multi-platform brand and created content for women, by women, and reached 74 million homes at the time of its sale. Following the sale of Oxygen, Ms. Gersh joined NBC and spearheaded NBC’s acquisition of the Weather Channel, serving briefly as its interim Chief Executive Officer. Also at NBC, Ms. Gersh launched Education Nation, a transformative education initiative that established NBC as the media authority on education. In 2011, Ms. Gersh took over the operations of Martha Stewart Living Omnimedia, Inc. (“Martha Stewart”), first as President and later as its Chief Executive Officer. During her tenure, Ms. Gersh rebranded Martha Stewart, materially reduced its operating expenses, and returned the company to profitability. In 2014, Ms. Gersh transformed Gwyneth Paltrow’s blog, Goop, Inc. (“Goop”), into the first contextual commerce brand. In the process of taking Goop from a collection of recommendations to a freestanding brand, Ms. Gersh oversaw, among other things, the launch of Goop’s e-commerce store, skincare and fashion lines, and created Goop’s pop-up retail strategy. In 2017, Ms. Gersh was named Chief Executive Officer of Alexander Wang, a global fashion brand based in New York City. A graduate of Rutgers Law School, Ms. Gersh began her career as a lawyer, first as a litigation associate at Debevoise & Plimpton LLP, and then as a Partner at Friedman, Kaplan, Seiler & Adelman LLP, a boutique law firm specializing in complex litigation and commercial transactions, which Ms. Gersh co-founded, and which today has more than 50 lawyers. Currently, Ms. Gersh sits on the board of directors of Hasbro, Inc., where she chairs the Compensation Committee, and Establishment Labs Holdings Inc., where she chairs the Nomination and Governance Committee. She also serves on the board of directors of the Bail Project, Inc. and the Samsung Retail Advisory Board. Ms. Gersh previously served on the board of directors of comScore, Inc.

Michael Ovitz serves as a member of the Board of Directors. Mr. Ovitz co-founded Creative Artists Agency (“CAA”) in 1974 and served as its Chairman until 1995. Over that 20-year period, he grew the agency from a start-up organization to the world’s leading talent agency, representing more than 1,000 of the most notable actors, directors, musicians, screenwriters and other personalities in the entertainment industry, including Martin Scorsese, Sean Connery, Robert Redford, Paul Newman, Robert DeNiro, Al Pacino, Bill Murray, Dustin Hoffman, Steven Spielberg, David Letterman, Meryl Streep, Barbara Streisand, Michael Crichton and Michael Jackson. In his journey from the mailroom to the executive suite, Mr. Ovitz launched the most powerful agency in the world (to date), sold three major Hollywood studios, executed all marketing and advertising for The Coca-Cola Company (including creating the Polar Bear Campaign) and was at the forefront of the digital revolution, making alliances with Intel Corporation and other early Silicon Valley companies. Mr. Ovitz also served as President of the Walt Disney Company, from October 1995 to January 1997. In 2010, Mr. Ovitz founded the venture capital fund Broad Beach Ventures LLC, a portfolio of over 50 companies. He has been a senior advisor to Palantir Technologies for over 10 years and has invested in and advised companies from startups to black swans. He was instrumental in the creation of venture capital firm Andreessen Horowitz and frequently consults for Founders Fund, 8VC and many other firms. In 2018, Mr. Ovitz wrote and published his memoir Who Is Michael Ovitz?, which was on the long list for The Financial Times and McKinsey Business Book of the Year Award. Mr. Ovitz is a graduate of University of California, Los Angeles and helped rebuild the UCLA Medical Center in 1997 while serving as its Chairman for over a decade. Mr. Ovitz is also a notable art collector and serves on The Board of Trustees at The Museum of Modern Art in New York City.

Jacqueline D. Reses serves as a member of the Board of Directors. Ms. Reses previously served as Executive Chairman of Square Financial Services LLC and Capital Lead at Square, Inc., a publicly traded financial services company which provides payments, point of sale, and cashflow management services to small businesses and consumers, from October 2015 until October 2020. From February 2016 to July 2018, Ms. Reses also served as People Lead for Square, Inc. From September 2012 to October 2015, Ms. Reses served as Chief Development Officer of Yahoo! Inc. In this role, she focused on leading partnership, acquisitions and investments, significant corporate tax transactions, as well as human resources. Prior to Yahoo, Ms. Reses led the U.S. media group as a Partner at Apax Partners Worldwide LLP, a global private equity firm, which she joined in 2001. Ms. Reses serves on the board of directors of ContextLogic Inc., Affirm Inc and several private companies. Ms. Reses is also the Chair of Economic Advisory Council of the Federal Reserve Bank of San Francisco. Ms. Reses previously served on the board of directors of Social Capital Hedosophia Holdings Corp. III, Alibaba Group Holdings Limited, and Social Capital Hedosophia Holding Corp. Ms. Reses holds a B.S. in Economics with honors from the Wharton School of the University of Pennsylvania.

Joseph S. Steinberg serves as a member of the Board of Directors. Mr. Steinberg is Chairman of the Board of Directors of Jefferies Financial Group Inc., and, from January 1979 until March 1, 2013, served as President of Leucadia National Corporation (now Jefferies Financial Group Inc.). He has also been a director of Jefferies Group since 2008, Crimson Wine Group since 2013 and served as a director of HomeFed Corporation from August 1998 and Chairman of the Board from December 1999 until its acquisition by Jefferies Financial Group Inc. in 2019. Mr. Steinberg has previously served as a director of Spectrum Brands Holdings, Inc., Mueller Industries, Inc., Fidelity & Guaranty Life and Fortescue Metals Group Ltd. Mr. Steinberg has managerial and investing experience in a broad range of businesses through his more than 40 years as President and a director of Leucadia National Corporation and now as Chairman and a director of Jefferies Financial Group Inc.

Committees of the Board of Directors

The Board of Directors has three standing committees: an audit committee, a compensation committee, and a nominating and governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NYSE require that the compensation committee and the nominating and governance committee of a listed company be comprised solely of independent directors.

Audit Committee

Jacqueline Reses, Lisa Gersh and Michael Ovitz serve as members of the Company’s audit committee, with Jacqueline Reses serving as Chair of the audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent.

Each member of the audit committee is independent and financially literate, and the Board of Directors has determined that Jacqueline Reses, the Chair of the audit committee, qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors may have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related-party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Lisa Gersh, Jacqueline Reses and Joseph Steinberg serve as members of the Company’s compensation committee, with Lisa Gersh serving as Chair of the compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members on the compensation committee, all of whom must be independent. Each member of the compensation committee is independent. As we are not paying compensation to any employees, and have already determined director compensation, we do not expect the compensation committee will meet for substantive compensation purposes prior to our initial business combination or our Future Business Combination (other than meeting at least annually for administrative purposes).

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of the Sponsor, directors and officers, or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of a business combination. Accordingly, it is likely that prior to the consummation of our initial business combination or our Future Business Combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter provides that the compensation committee may, in its sole discretion, obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Governance Committee

Lisa Gersh, Michael Ovitz and Joseph Steinberg serve as members of our nominating and governance committee, with Joseph Steinberg serving as chair of the nominating and governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the board in:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board of Directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board of Directors;

•	developing and recommending corporate governance guidelines to the Board of Directors and overseeing the implementation of those guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board of Directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and governance committee is governed by a charter that complies with the rules of the NYSE.

Executive Compensation

None of our directors or officers has received any cash compensation for services rendered to us. No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, directors and officers, or any of their respective affiliates for services rendered prior to or in connection with the completion of our initial business combination. However, these individuals will be reimbursed by us for any out-of-

pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, directors or officers, or their affiliates.

Director Independence

The NYSE listing standards require that a majority of the Board of Directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the Board of Directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that Mses. Gersh and Reses and Messrs. Ovitz and Steinberg are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Principal Accounting Fees and Services

The following is a summary of fees paid or to be paid to Marcum LLP (“Marcum”), which has been our auditor since our inception on May 4, 2020, for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from May 4, 2020 (inception) through December 31, 2020 totaled $89,301. The above amounts include interim procedures and audit services in connection with our IPO, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Marcum for consultations concerning financial accounting and reporting standards for the period from May 4, 2020 (inception) through December 31, 2020.

Tax Fees. We did not pay Marcum for tax return services, planning and tax advice for the period from May 4, 2020 (inception) through December 31, 2020.

All Other Fees. We did not pay Marcum for any other services for the period from May 4, 2020 (inception) through December 31, 2020.

Pre-Approval Policy

Our audit committee was formed upon the completion of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by the Board of Directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act, which are approved by the audit committee prior to the completion of the audit).

Independence Matters

On March 26, 2021, Marcum informed our management of a matter that called into question Marcum’s compliance with SEC rules requiring that Marcum be independent. Rule 2-01(c)(1)(i)(A) of Regulation S-X provides that an accountant is not independent when the accounting firm, or any “covered person” in the firm, has any direct investment in an audit client, such as stock or other securities. A “covered person” in the firm includes, among other persons, partners in the office where the lead engagement partner of a client practices in connection with the client.

On March 23, 2021, Marcum learned that a tax partner, who we refer to below as the “covered person,” in Marcum’s New York office had acquired 150 shares of our common stock on November 18, 2020 for an aggregate purchase price of $3,590.50, and sold the shares on January 7, 2021 for an aggregate sales price of $4,109.41, a transaction that was not permissible under Marcum’s internal policies or the SEC’s independence rules.

Marcum has advised our audit committee that it believes that Marcum remains objective and impartial despite this violation of the SEC’s independence rules, and therefore believes that it can continue to serve as our independent auditor. Marcum also advised the audit committee that it believes that in light of its analysis, a reasonable investor possessing all of the facts regarding the matter would conclude that Marcum was and is independent and capable of exercising objective and impartial judgment with respect to our financial statements. Marcum has advised the audit committee that their views and conclusions are based in part on the following considerations:

•	the “covered person” was a tax partner, not an audit partner, and did not play any role in the conduct of the audit or provide any other services to us;

•	the “covered person” was not aware, at the time of purchase and sale, that we were a Marcum audit client;

•	the “covered person” self-reported the violation when the covered person became aware that we were an audit client;

•	the “covered person” practiced in a different physical office from that in which the lead audit partner primarily practices;

•	no other Marcum personnel were aware of the transaction until it was self-reported by the “covered person”; and

•	the amount involved in the covered person’s trade was not material in amount.

Our audit committee, with the assistance of management and outside counsel, evaluated the facts and circumstances relating to Marcum’s independence described above under applicable SEC and PCAOB independence rules. After considering all of the facts and circumstances, including those noted above, the audit committee concluded that Marcum violated the SEC’s independence rules, but nevertheless has been and continues to be capable of exercising objective and impartial judgment on all issues encompassed within the audit engagement, particularly in light of the lack of involvement of the “covered person” in the audit or otherwise with respect to us and that the amount involved in the covered person’s trade was not material in amount.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of the Company included elsewhere in this Offer to Exchange and that we filed with the SEC. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this Offer to Exchange. The Company assumes no obligation to update any of these forward-looking statements. UMG’s Operating and Financial Review can be found beginning on page 42 of Annex A.

Overview

The Company is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On June 20, 2021, the Company announced entry into the Share Purchase Agreement with Vivendi, pursuant to which the Company will effectuate the UMG Business Combination. Following the UMG Business Combination and the Listing, the Company will complete the PSTH UMG Distribution. Together, these steps will constitute the Company’s initial business combination.

We expect to continue to incur costs in the pursuit of the UMG Business Combination. We cannot assure you that our plans to complete the UMG Business Combination will be successful.

Certain Observations

During the first quarter of 2021 through the date of this Offer to Exchange, we continued to work on structuring the UMG Business Combination, for which we had initiated discussions and began due diligence in October 2020.

For the three months ended March 31, 2021, we recorded net income of $336,996,381, which was primarily due to a non-cash GAAP gain of $341,613,701 related to the change in accounting for our Public Warrants, Sponsor Warrants, Director Warrants and the Forward Purchase Agreements, each of which was previously accounted for as equity. The change in accounting was initiated following publication of a statement by the staff of the SEC on accounting for SPAC warrants, which impacted nearly all SPACs. As a result of the SEC’s public statement, management along with the audit committee reconsidered accounting issues related to these instruments and have restated our financial statements at December 31, 2020 to account for our Public Warrants, Sponsor Warrants, Director Warrants and the Forward Purchase Agreements as liabilities. For the three months ended March 31, 2021, this accounting treatment has required us to record a large non-cash GAAP gain (large non-cash GAAP loss for the period ended December 31, 2020) that does not represent an actual cash gain or loss by the Company, nor do we believe it will have any effect on our ability to consummate an initial business combination on attractive terms.

The revised accounting methodology relates to certain features of the Public Warrants, Sponsor Warrants, Director Warrants and the Forward Purchase Agreements (the terms of which entitle the Sponsor and directors to receive warrants in addition to common stock) that are designed to protect the holders of warrants by entitling them to be exchanged for cash in certain events. The revised accounting requires that we account for the Public Warrants, Sponsor Warrants, Director Warrants and the Forward Purchase Agreements as liabilities equal to their fair value at the end of each reporting period.

The impact of this accounting treatment is highly volatile as it is driven by changes in our stock price. If our stock price increases over a given measurement period, the fair value of our warrants and Forward

Purchase Agreements will also increase in value and result in a larger liability being recorded on our balance sheet and a larger non-cash GAAP loss recorded in our earnings statement for the period, all other things being equal. Conversely, if our stock price declines over a measurement period, we will record a smaller liability on our balance sheet and report a non-cash GAAP gain in our earnings statement, notwithstanding that our stockholders will be holding shares that have declined in value over the measurement period. Since the Company is the largest SPAC, the Committed Forward Purchase is the largest such commitment and has traded at a significant premium to its cash in trust per share, we expect that our cumulative reported loss through March 31, 2021 related to these liabilities will be larger than those reported by other SPACs.

Non-cash GAAP gains or losses due to changes in the fair value of such instruments have no impact on our business or our cash balances – including the more than $4 billion we hold in the Trust Account – and the minimum Committed Forward Purchase Units of $1 billion, nor do we expect the change in accounting to have any impact on our ability to consummate a potential initial business combination.

Results of Operations

All activities through March 31, 2021 were related to the Company’s organizational activities, preparation for the Company’s IPO, and subsequently, identifying a target company for our initial business combination. We have not generated any operating revenues to date and do not expect that we will have any operating revenues after the completion of the UMG Business Combination, or while we search for our Future Business Combination with an operating business. We generate non-operating income in the form of interest and dividends on cash and cash equivalents, and marketable securities held in the Trust Account. We incur ongoing expenses as a result of being a public company for legal, financial reporting, accounting and auditing compliance, as well as for due diligence expenses.

For the three months ended March 31, 2021, we had net income of $336,996,381, which consisted of a change in the fair value of the Forward Purchase Agreement liabilities of $268,621,120, a change in the fair value of outstanding liabilities in connection with the Outstanding Warrants of $72,992,581, unrealized gains on marketable securities held in the Trust Account of $898,278, and interest and dividends earned on marketable securities held in the operating account of $638, offset by legal, insurance, research, franchise tax and other expenses totaling $5,327,597, and provision for income taxes of $188,639.

Non-GAAP Financial Measures

As noted above, the Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. As such, we believe the amount of committed capital available for an initial business combination is critical to our success as a blank check company. See “— Liquidity and Capital Resources” below for further information on our unrestricted cash balances and funds held in the Trust Account as of March 31, 2021. In addition, we report adjusted net loss, which is a non-GAAP financial measure that is not required by, or presented in accordance with, GAAP. Management uses this non-GAAP measure to evaluate results as it reduces the volatility of operations due to the accounting for our warrants and Forward Purchase Agreements, which are more fully described in Note 2 of the Notes to Unaudited Condensed Financial Statements, and which do not have an impact on the funds held in the Trust Account or committed capital available for an initial business combination. We believe this information is useful to investors for these reasons. This non-GAAP measure should not be considered a substitute for the most directly comparable GAAP measures, which are reconciled below. Further, this measure has limitations as an analytical tool, and when assessing our operating performance, you should not consider this measure in isolation or as a substitute for GAAP measures. We may calculate or present this non-GAAP financial measure differently than other companies who report measures with the same or similar names, and as a result, the non-GAAP measure we report may not be comparable.

Adjusted net loss represents our net income excluding the change in fair value of Forward Purchase Agreement liabilities and the change in fair value of Outstanding Warrant liabilities, which are non-cash items.

As of March 31, 2021, our balance sheet reflects a liability of $714,984,303 (December 31, 2020: $1,056,598,004) related to liabilities which do not impact the funding available for an initial business combination. As can be observed, the value of the liabilities relating to these instruments under GAAP (and the related income/(loss) that flows through the statement of operations) can swing significantly when in fact no economic changes have occurred.

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Net income	$336,996,381
Less:
Change in fair value of Forward Purchase Agreement liabilities	268,621,120
Change in fair value of Outstanding Warrant liabilities	72,992,581

Adjusted net loss	$(4,617,320)

Liquidity and Capital Resources

Our liquidity needs had been satisfied prior to the consummation of the IPO through a capital contribution of $25,000 by the Sponsor in exchange for 100 shares of Class B Common Stock, and interest-bearing loans of $1,121,120 from the Sponsor under an unsecured promissory note covering expenses related to the IPO. The loan was repaid in full on July 24, 2020, inclusive of interest.

On July 24, 2020, we consummated the IPO of 200,000,000 Units, at $20.00 per unit, generating gross proceeds of $4,000,000,000. Simultaneously with the closing of the IPO, we consummated a $67,837,500 sale of Sponsor Warrants and Director Warrants in private placements.

Following the IPO and the private placements of Sponsor Warrants and Director Warrants, a total of $4,000,000,000 was placed into the Trust Account. We incurred $94,623,187 in offering costs, including $35,000,000 of underwriting fees, $56,250,000 of deferred underwriting fees and $3,373,187 of other offering costs. The per share amount to be distributed to Public Stockholders who properly redeem their Public Shares will not be reduced by the deferred underwriting fees (further discussed below).

As of March 31, 2021, we had an unrestricted cash balance of $25,117,342 in the operating account, held outside the Trust Account to fund our ongoing expenses, as well as cash and marketable securities held in the Trust Account of $4,002,588,732. Interest and dividend income earned on the balance in the Trust Account will be used to pay taxes on such income. During the three months ended March 31, 2021, we did not withdraw any interest or dividends earned on the Trust Account.

The Company will fund the UMG Business Combination with cash held in the Trust Account (currently approximately $4 billion) and at least $1.6 billion in additional funds from the exercise of the Pershing Square Funds FPA. After completing the purchase and covering transaction expenses (and assuming no shareholders elect to redeem their shares in the Redemption Offer), the Company will have approximately $1.6 billion in cash and the Pershing Square Funds will have the option to provide up to an additional $1.4 billion of cash through purchases of additional Class A Common Stock in connection with the Future Business Combination pursuant to the Amended Pershing Square Funds FPA. The price per share at which the Pershing Square Funds may exercise such Amended Pershing Square Funds FPA will equal the Company’s NAV at the time of such purchase.

In order to fund working capital deficiencies or finance transaction costs in connection with the UMG Business Combination, the Sponsor or an affiliate of the Sponsor or certain of our directors and officers may, but are not obligated to, loan us funds as may be needed. If we complete the UMG Business Combination, we would repay such loaned amounts. In the event that the UMG Business Combination is not completed, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, we may need to obtain additional financing either to complete the UMG Business Combination or because we become obligated to redeem a significant number of shares of Class A Common Stock upon completion of the Redemption Offer, in which case we may issue additional securities or incur debt in connection with the UMG Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the UMG Business Combination. If we are unable to complete the UMG Business Combination or any initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the UMG Business Combination or any initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Contractual Obligations

We do not have any long-term debt, capital lease obligations or operating lease obligations as of March 31, 2021.

The underwriters are entitled to a deferred fee of $0.28 for each of the 200,000,000 Units sold in our IPO, or $56,250,000 in the aggregate. The aggregate deferred underwriting fees includes (i) the deferral of any underwriting fees, other than the retail selling concessions, in excess of $30,000,000 (a deferral of $12,500,000), plus (ii) a 2.0% rate applied to the gross offering proceeds, subject to a $56,250,000 cap on the amount of such aggregate deferred underwriting fees. If the amount of proceeds from the Trust Account paid in connection with the redemption rights of Public Stockholders, together with the amount of any capital raised in private placements in connection with the initial business combination from investors other than the Sponsor or its affiliates (the “Net Redemptions”), results in us having less than $2,000,000,000 of cash available upon consummation of the initial business combination, only 25% of the aggregate deferred underwriting fees will be payable. If such amount of cash available is $2,000,000,000 or greater, 50% of the aggregate deferred underwriting fees will be payable, and the remaining 50% of the aggregate deferred underwriting fees will be subject to a pro-rata reduction based on the amount of Net Redemptions as a percentage of the total public proceeds of the IPO. The deferred underwriting fees will be waived by the underwriters solely in the event that we do not complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Common Stock Subject to Possible Redemption

We account for our Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” The Company’s conditionally redeemable Class A Common Stock features certain redemption rights that are considered to be outside of its control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 200,000,000 shares of Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, respectively, outside of the stockholders’ equity section of the Company’s balance sheet.

Outstanding Warrants and Forward Purchase Agreement Liabilities

We account for the Public Warrants, Sponsor Warrants, Director Warrants (the “Outstanding Warrants”) and Forward Purchase Agreements in accordance with the guidance contained in ASC 815-40, under which the Outstanding Warrants and Forward Purchase Agreements do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Outstanding Warrants and Forward Purchase Agreements as liabilities with changes in fair value reflected on the Company’s statement of operations at each reporting period. The fair value of the Public Warrants was initially measured using a modified Black-Scholes pricing model and subsequently measured at the closing quoted market price. The Sponsor Warrants, Director Warrants and Forward Purchase Agreements are valued using a modified Black-Scholes pricing model.

Net Income / (Loss) per Common Share

We apply the two-class method of calculating earnings per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, have been excluded from the calculation of basic income / (loss) per common share since such shares, if redeemed, only participate in their pro-rata share of the Trust Account earnings (net of income taxes). Our net income / (loss) is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on the Company’s financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth information regarding the beneficial ownership of our common stock as of the date of this Offer to Exchange, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our directors and executive officers who beneficially owns shares of our common stock; and

•	all our directors and executive officers as a group.

To our knowledge, all persons named in the following table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except with respect to our Sponsor, the Pershing Square Funds and Mr. Ackman, who have shared investment and voting power with respect to the securities they may be deemed to beneficially own. The following table does not reflect record or beneficial ownership prior to the UMG Business Combination, of the Sponsor Warrants, Director Warrants, and, except with respect to our Sponsor, the Pershing Square Funds and Mr. Ackman, does not reflect the Forward Purchase Warrants or Redeemable Warrants, as these warrants are not exercisable within 60 days of the date of this Report.

The “Maximum Warrant Exchange” scenario assumes that all 22,222,222 Public Warrants are exchanged in the Warrant Exchange Offer and the “No Warrant Exchange” scenario assumes that no Public Warrants are exchanged in the Warrant Exchange Offer. In each case we assume that the warrants equivalent to Public Warrants to be issued as part of the Forward Purchase Units will be exchanged for shares of Class A Common Stock at the same exchange ratio as in the Warrant Exchange Offer. We also assume the issuance of warrants equivalent to Tontine Warrants on the issuance of the shares of Class A Common Stock as a result of the issuance of the Forward Purchase Units.

			Maximum Warrant Exchange				No Warrant Exchange
	Before the Business Combination		After the Business Combination				After the Business Combination
			Assuming No Redemptions		Assuming Maximum Redemptions		Assuming No Redemptions			Assuming Maximum Redemptions
Name of Beneficial Owner	Number of Shares Benefic ially Owned	Percentage of Outstan ding Common Stock	Number of Shares Benefi cially Owned	Percentage of Outstan ding Common Stock	Number of Shares Benefi cially Owned	Percentage of Outstan ding Common Stock	Number of Shares Benefi cially Owned	Percentage of Outstan ding Common Stock	Number of Shares Benefi cially Owned	Percentage of Outstan ding Common Stock

Directors and Executive Officers:(1)
Pershing Square TH Sponsor, LLC (Our Sponsor)(2)	100	*	—	—	—	—	—	—	—	—
Pershing Square Funds(3)(4)	200,000,100	50.0%	82,355,655	28.4%	154,416,766	59.7%	82,355,655	29.0%	154,416,766	60.3%
William A. Ackman(5)	200,000,100	50.0%	82,355,655	28.4%	154,416,766	59.7%	82,355,655	29.0%	154,416,766	60.3%
Ben Hakim	—	—	—	—	—	—	—	—	—	—
Michael Gonnella	4,500	*	4,632	*	4,632	*	4,500	*	4,500	*
Steve Milankov	—	—	—	—	—	—	—	—	—	—
Lisa Gersh(6)	—	—	164,574	*	164,574	*	164,574	*	164,574	*
Michael Ovitz(7)	250,000	*	591,652	*	591,652	*	591,652	*	591,652	*
Jacqueline D. Reses(8)	50,000	*	385,764	*	385,764	*	385,764	*	385,764	*

			Maximum Warrant Exchange				No Warrant Exchange
	Before the Business Combination		After the Business Combination				After the Business Combination
			Assuming No Redemptions		Assuming Maximum Redemptions		Assuming No Redemptions			Assuming Maximum Redemptions
Name of Beneficial Owner	Number of Shares Benefic ially Owned	Percentage of Outstan ding Common Stock	Number of Shares Benefi cially Owned	Percentage of Outstan ding Common Stock	Number of Shares Benefi cially Owned	Percentage of Outstan ding Common Stock	Number of Shares Benefi cially Owned	Percentage of Outstan ding Common Stock	Number of Shares Benefi cially Owned	Percentage of Outstan ding Common Stock
Joseph S. Steinberg(9)	9,375	*	343,942	*	343,942	*	343,667	*	343,667	*
All directors and executive officers as a group (8 individuals)	200,313,975	50.0%	83,846,219	28.9%	155,907,330	60.2%	83,845,812	29.5%	155,906,923	60.9%

Other 5% Stockholders:
Guggenheim Capital, LLC(10)	22,000,000	11.0%	22,647,776	7.8%	22,647,776	8.7%	22,000,000	7.8%	22,000,000	8.6%
The Baupost Group, L.L.C.(11)	12,707,924	6.4%	13,223,201	4.6%	13,223,201	5.1%	12,707,924	4.5%	12,707,924	5.0%
Wells Fargo & Company(12)	11,202,563	5.7%	11,486,634	4.0%	11,486,634	4.4%	11,202,563	3.9%	11,202,563	4.4%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of the persons herein is 787 Eleventh Avenue, 9th Floor, New York, New York 10019.
(2)	Interests shown consist solely of Class B Common Stock. Such shares will automatically convert into Class A Common Stock on a one-for-one basis, at the closing of our Initial Business Combination.
(3)

Includes (a) 50,000,000 Committed Forward Purchase Units, (b) 30,000,000 Additional Forward Purchase Units, and (c) 100 shares of Class B Common Stock, which have aggregate voting power equal to 50,000,000 shares of Class A Common Stock, and automatically convert into Class A Common Stock on a one-for-one basis (that is, 100 shares of Class A Common Stock) upon (and no earlier than) our Initial Business Combination. Therefore, after the UMG Business Combination, the then-converted Class B Common Shares will not have the 20% voting feature. Each Forward Purchase Unit is comprised of one share of Class A Common Stock and one-third of one warrant to purchase a share of Class A Common Stock, and the Forward Purchase Units in aggregate are comprised of 80,000,000 shares of Class A Common Stock, and warrants to purchase 26,666,665 shares of Class A Common Stock. The Pershing Square Funds are obligated to purchase the Committed Forward Purchase Units, and may elect to purchase up to the total number of Additional Forward Purchase Units, in one or more private placements to occur no later than simultaneously with our initial business combination. The warrants included in Forward Purchase Units have an exercise price of $23.00 per share and are exercisable upon the later of (i) July 24, 2021 and (ii) 30 days following the consummation of our initial business combination. As of the date of this filing, the Pershing Square Funds have not purchased any Forward Purchase Units.

(4)

The Pershing Square Funds may be deemed to be the beneficial owners of such securities in their capacity as the Forward Purchasers, and as the members of our Sponsor, and have shared voting and investment power with respect to such securities.

(5)

Mr. Ackman may be deemed to be the beneficial owner of such securities by virtue of his position as Chief Executive Officer of PSCM, the manager of our Sponsor, as well as the investment advisor to each of Pershing Square Holdings, Ltd., Pershing Square, L.P. and Pershing Square International, Ltd., and as managing member of PS Management GP, LLC, a Delaware limited liability company, as to which voting and investment power is shared. Mr. Ackman disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(6)	Ms. Gersh will receive 164,574 shares of Class A Common Stock from the exchange of approximately 72% of her Director Warrants as reflected in the ownership after the business combination.
(7)

Pursuant to the director forward purchase agreement, Mr. Ovitz has agreed to purchase 250,000 Forward Purchase Units (each of which includes one share of Class A Common Stock). Mr. Ovitz is obligated to purchase such Forward Purchase Units no later than simultaneously with the closing of our Initial Business Combination, and may do so at any time prior thereto at his election. Additionally Mr. Ovitz will receive 334,292 shares of Class A Common Stock from the exchange of approximately 72% of his Director Warrants as reflected in the ownership after the business combination.

(8)

Pursuant to the director forward purchase agreement, Ms. Reses has agreed to purchase 50,000 Forward Purchase Units (each of which includes one share of Class A Common Stock). Ms. Reses is obligated to purchase such Forward Purchase Units no later than simultaneously with the closing of our Initial Business Combination, and may do so at any time prior thereto at her election. Additionally Ms. Reses will receive 334,292 shares of Class A Common Stock from the exchange of approximately 72% of her Director Warrants as reflected in the ownership after the business combination.

(9)

Reflects 9,375 shares of Class A Common Stock that Mr. Steinberg purchased through a charity trust—Joseph S. and Diane H. Steinberg Charitable Trust. Additionally Mr. Steinberg will receive a total of 334,292 shares of Class A Common Stock (257,148 directly and 77,144 through the charity trust) from the exchange of approximately 72% of his Director Warrants as reflected in the ownership after the business combination.

(10)

Based upon the Schedule 13F filed by Guggenheim Partners, LLC with the SEC on May 13, 2021. Beneficial ownership of these shares is shared among Guggenheim Partners, LLC, Guggenheim Capital, LLC and Security Investors LLC. The business address of Guggenheim Partners, LLC is 227 West Monroe Street, Chicago, IL 60606.

(11)

Based upon the Schedule 13F filed by The Baupost Group, L.L.C. with the SEC on May 13, 2021. The business address of The Baupost Group, L.L.C. is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(12)	Based upon the Schedule 13F filed by Wells Fargo & Company with the SEC on May 13, 2021. The business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94163.

Our Sponsor has 20.0% of the voting power of the outstanding shares of our common stock through ownership of the Class B Common Stock, which will be converted into Class A Common Stock in connection with the UMG Business Combination. Prior to the initial business combination the Sponsor has the right to elect all of our directors. Following the UMG Business Combination and the conversion of the Class B Common Stock into Class A Common Stock, this right will no longer exist. Our Sponsor, directors, officers and the Pershing Square Funds have agreed not to redeem any shares of common stock owned by them in the Redemption Offer, pursuant to the Letter Agreement.

DESCRIPTION OF SECURITIES

The following contains a description of the material terms of the Company’s capital stock and other outstanding securities. As a result of the structure of the UMG Business Combination, your rights as a stockholder of the Company will continue to be governed by Delaware law, the Certificate of Incorporation and the Company’s bylaws (the “Bylaws”), as shares of the Company’s Class A Common Stock will remain outstanding following the UMG Business Combination. The following description of the material terms of the Company’s capital stock and other outstanding securities is qualified by reference to the applicable provisions of Delaware law, the Certificate of Incorporation and the Company’s bylaws and we urge you to read these materials carefully and in their entirety because they describe your rights as a Company stockholder. Following the PSTH UMG Distribution, your rights as a shareholder of UMG will be governed by Dutch law and the Proposed Articles. For more information regarding your rights as a UMG shareholder, please see “Comparison of Stockholder Rights.”

Description of Securities of UMG

For a description of the UMG’s share capital, please refer to the section entitled “Description of Share Capital and Corporate Governance” in Annex A.

Description of Securities of the Company Following the UMG Business Combination

In connection with the UMG Business Combination, certain provisions of the Company’s Certificate of Incorporation will cease to be applicable to the Company as it will have completed its initial business combination. The following is a description of the material terms of, and is qualified in its entirety by, the Company’s Certificate of Incorporation and Bylaws, which will not be amended or restated in connection with the UMG Business Combination and which are attached as Exhibits (d)(v) and (d)(vi) to the Schedule TO filed in connection with the Warrant Exchange Offer, respectively.

The authorized capital stock of the Company following the UMG Business Combination will consist of up to 3,001,000,000 shares, each with a par value of $0.0001 per share, consisting of consisting of (a) 3,000,000,000 shares of Class A Common Stock and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). No shares of Preferred Stock will be issued or outstanding immediately after the UMG Business Combination.

Common Stock

Following the UMG Business Combination, we expect that 289,720,825 shares of our Class A Common Stock will be outstanding, consisting of (and based on the assumptions set forth under the no redemption scenario in the section “Certain Defined Terms”):

•	200,000,000 shares issued in our IPO;

•	100 shares of Class A Common Stock issued upon the conversion of the Class B Common Stock held by our Sponsor;

•	5,888,888 shares issued to the holders of our Public Warrants in exchange for an aggregate number of 22,222,222 warrants in the Warrant Exchange Offer;

•	80,000,000 shares of Class A Common Stock issued to the Pershing Square Funds in connection with their purchase of Forward Purchase Units pursuant to the Amended Pershing Square Funds FPA;

•

2,355,555 shares of Class A Common Stock issued to the Pershing Square Funds in exchange for warrants equivalent to 8,888,888 Public Warrants issued to them pursuant to the Amended Pershing Square Funds FPA;

•	300,000 shares of Class A Common Stock issued to the Director Forward Purchasers in connection with their purchase of Forward Purchase Units pursuant to the Director FPAs;

•	8,832 shares of Class A Common Stock issued to the Director Forward Purchasers in exchange for warrants equivalent to 33,332 Public Warrants issued to them pursuant to the Director FPAs; and

•	1,167,450 of Class A Common Stock shares issued in exchange for approximately 72% of the Director Warrants.

The shares of Class A Common Stock issued pursuant to the Forward Purchase Agreements and the shares of Class A Common Stock issued upon the exchange of the warrants issued pursuant to the Forward Purchase Agreements shall not be separately transferable until 180 days after the completion of the UMG Business Combination, except to the Affiliate Transferees and other limited exceptions.

The shares of Class A Common Stock issued in exchange for approximately 72% of the Director Warrants will be subject to certain transfer restrictions until the date that is three years after the consummation of the UMG Business Combination. We have granted our directors and their permitted transferees and any holders of the Director Warrants or the shares issuable upon exercise of the Director Warrants certain registration rights, as provided in the Company Registration Rights Agreement, which permits such securities to be sold on the public market when the lock-up period ends.

Unless specified in our Certificate of Incorporation or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the voting power of our shares of Class A Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our Bylaws provide that any amendment thereto must be approved by a majority of the voting power of the shares of Class A Common Stock generally entitled to vote for the election of directors. There is no cumulative voting with respect to the election of directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

Our Certificate of Incorporation authorizes the issuance of up to 3,000,000,000 shares of Class A Common Stock. If we were to enter into a Future Business Combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of Class A Common Stock which we are authorized to issue at the same time as our stockholders vote on the Future Business Combination to the extent we seek stockholder approval in connection with our Future Business Combination.

In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our Bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors and our stockholders may not act written consent in lieu of such a meeting prior to the consummation of our Future Business Combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of the UMG Business Combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

If we seek stockholder approval in connection with our Future Business Combination, our Sponsor has agreed to vote its Class A Common Stock in favor of our Future Business Combination.

In the event of a liquidation, dissolution or winding up of the Company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A Common Stock. Our stockholders have no preemptive or other subscription rights.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors are able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A Common Stock and could have anti-takeover effects. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Following the UMG Business Combination, we expect that the following warrants will be outstanding:

•	44,444,444 Tontine Warrants;

•	17,777,777 warrants equivalent to the Tontine Warrants issued as part of the Forward Purchase Units pursuant to the Amended Pershing Square Funds FPA;

•	66,666 warrants equivalent to the Tontine Warrants issued as part of the Forward Purchase Units pursuant to the Directors FPAs; and

•	259,433 warrants equivalent to the Tontine Warrants issued in exchange for approximately 72% of the Director Warrants.

The Remaining Warrants and Forward Purchase Warrants (together, the “Warrants”), all of which were issued pursuant to the Warrant Agreement between us and Continental Stock Transfer & Trust Company, as warrant agent.

The Warrants have identical terms in all respects, except that the Forward Purchase Warrants (along with the shares of Class A Common Stock underlying the Forward Purchase Warrants) are subject to certain transfer restrictions and have certain registration rights as long as they are held by the Pershing Square Funds and any Affiliate Transferees or their permitted transferees.

Each whole Warrant entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $23.00 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our initial public offering or 30 days after the completion of the UMG Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional warrants were issued upon the separation or the distribution of the Warrants, no cash was paid in lieu of fractional warrants and only whole warrants trade. The Warrants will expire five years after the completion of the UMG Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the UMG Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants. We will use our best efforts to cause the same to become effective within 60 business days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the warrants expire or are redeemed, as specified in the Warrant Agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the UMG Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 per Warrant. The “fair market value” as used in this paragraph shall mean the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of our Class A Common Stock equals or exceeds $36.00.

Once the Warrants become exercisable, we may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, provided that holders will be able to exercise their Warrants prior to the time of redemption and, at our election, any such exercise may be required to be on a cashless basis as described below; and

•

if, and only if, the daily volume-weighted average price of the Class A Common Stock equals or exceeds $36.00 per share, subject to certain adjustments, for any 20 trading days within a 30-trading-day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the Warrants as described above unless (i) a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period or (ii) if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we elect to require any holder wishing to exercise their warrants to do so on a cashless basis, each holder would pay the exercise price by surrendering the warrants for that number of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 per Warrant. The “fair market value” as used in this paragraph shall mean the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the registered holders of the warrants. In determining whether to require any such exercises to be made on a cashless basis in connection with this redemption provision, we will consider, among other factors, our cash position, the number of warrants that are outstanding, and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of such warrants.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $36.00 redemption trigger price, subject to certain adjustments, as well as the $23.00 Warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $20.00.

In addition, once the warrants become exercisable, we may call the Warrants for redemption:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below; and

•

if, and only if, the daily volume-weighted average price of our Class A Common Stock equals or exceeds $20.00 per public share, subject to certain adjustments, for any 20 trading days within the 30-trading-day period ending three trading days before we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our Class A Common Stock that a holder of Warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the registered holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the applicable fair market value in the notice of redemption.

The stock prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $20.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average of the daily volume-weighted average trading prices of our Class A Common Stock as reported during the 10 consecutive trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $22.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.2552 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average of the daily volume-weighted average trading prices of our Class A Common Stock as reported during the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $27.00 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.2838 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.3611 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Common Stock.

This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of our Class A Common Stock are trading at or above $20.00 per share, which may be at a time when the trading price of the shares of Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem such warrants without the Warrants having to reach the $36.00 per share threshold set forth above under “—Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $36.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of our initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as such warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of such warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove such warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Warrants when the shares of our Class A Common Stock are trading at a price starting at $20.00, which is below the exercise price of $23.00, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of our Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A Common Stock than they would have received if we had not called the warrants for redemption, in which case the warrant holders would have been able to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock were trading at a higher price.

No fractional shares of Class A Common Stock will be issued upon exercise of the Warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A Common Stock pursuant to the Warrant Agreement (for instance, if we are not the surviving company in the Future Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the historical fair market value (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) historical fair market value means the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than: (a) as described above; or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

As a result of the distribution of Trust Interests as part of the UMG Business Combination, the Public Warrant exercise price will be reduced by the value, per share of Class A Common Stock, of the UMG Shares that will be distributed in the UMG Business Combination. Assuming no shares are tendered into the Redemption

Offer, as set forth under “Certain Defined Terms”, and that the Board determines that the fair market value of the UMG Shares is the price that we have agreed to pay for the UMG Shares, we expect that that the exercise price will be reduced from $23.00 per share to approximately $9.37 per share. Holders who exchange Public Warrants for shares in the Warrant Exchange Offer will, by tendering, be consenting to amendments to the terms of the Warrant Agreement. Those amendments clarify that the share prices that appear at the top of the Cashless Exercise Chart in the Warrant Agreement and the trigger prices allowing us to redeem warrants will each be reduced by that same amount (see “RemainCo—Warrant Exchange Offer”). As such, the below redemption trigger prices are subject to adjustment to give effect to the Liquidating Trust Distribution.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by our stockholders as provided for in our amended and restated articles of incorporation or as a result of the redemption of Class A Common Stock by us if a proposed UMG Business Combination is presented to our stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment

(from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the warrants.

The Warrants will be issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding warrants entitled to vote thereon, voting as a single class, to make any change that adversely affects the interests of the registered holders of Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder.

Sponsor Warrants

The Sponsor Warrants will generally not be saleable, transferable, or exercisable until three years after the date of the UMG Business Combination. The Sponsor Warrants will be exercisable, in whole or in part, for that number of shares constituting 5.95% of the Class A Common Stock of the post-Future Business Combination business outstanding, on a fully diluted basis, as of the time immediately following the Future Business Combination, at an exercise price equal to 120% of the Company’s NAV. The term “fully diluted basis” means the number of shares deemed to be outstanding at such time and will include the gross number of shares issuable upon the exercise of the Warrants, the Sponsor Warrants and any other warrants or options of the Company, as well as the gross number of shares underlying any other instrument, whether debt or otherwise, that is convertible or exercisable into or exchangeable for, or that tracks the performance of, shares of Class A Common Stock (including any equity or equity-based award), in each case without regard to whether such warrant, option or instrument is then exercisable or convertible or “in-the-money” and without regard as to whether fewer shares of Class A Common Stock may actually be issued as a result of any “cashless” or “net exercise” procedure. The Sponsor Warrants were issued pursuant to a Sponsor Warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent and will be amended by the Form of Amendment to the Sponsor Warrants, which is attached as Exhibit C of Exhibit (d)(ii) to the Schedule TO and is expected to be executed on a date that is shortly before the consummation of the Share Purchase and on which the Amended Pershing Square Funds FPA is executed.

The Sponsor Warrants will not be redeemable by us (other than as may be required in connection with a merger where the holders receive consideration other than Class A Common Stock) and will be exercisable, in whole or in part, on a cashless basis (in addition to being exercisable for cash) beginning three years after the consummation of the UMG Business Combination. The Sponsor Warrants will have a term of 10 years from the consummation of the UMG Business Combination. Any Sponsor Warrants that are not exercised as of the expiration date will be deemed exercised just prior to the time of expiration if the fair market value (as defined in the following paragraph) on the expiration date exceeds the exercise price. The Sponsor Warrants and the shares issuable upon exercise of the Sponsor Warrants are subject to certain transfer restrictions until the date that is three years after the consummation of the UMG Business Combination. We have granted the Sponsor, its permitted transferees and any holders of the Sponsor Warrants or the shares issuable upon exercise of the Sponsor Warrants certain registration rights, as provided in the Company Registration Rights Agreement, which will permit such securities to be sold on the public market when the lock-up period ends, three years after the date on which we consummate the UMG Business Combination.

If a holder of the Sponsor Warrants elects to exercise such warrants on a cashless basis, in whole or in part, it will pay the aggregate exercise price by surrendering all or a part of such Sponsor Warrants and reducing the number of shares issuable upon such exercise by a number of shares whose fair market value equals that exercise price. The “fair market value” shall mean the average of the daily volume-weighted average prices of a share during the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

We do not plan to make future adjustments to the terms of the Sponsor Warrants. As provided in the Sponsor Warrant agreement, the exercise price of the Sponsor Warrants and the number of shares issuable pursuant to the Sponsor Warrants are subject to adjustment upon certain events, including: stock dividends or stock-splits; dividends or distributions; aggregations, consolidations or reverse stock-splits; the issuance of additional shares for capital-raising purposes in connection with the Future Business Combination at an issue price of less than $18.40; reorganizations, mergers, tender offers and exchange offers; rights offerings at a below-market price; tender offers or exchange offers by the company at a premium to market; and other events that require an adjustment to the terms of the Sponsor Warrants to avoid an adverse economic impact on the Sponsor Warrants and to effectuate the purpose of the Sponsor Warrants adjustment provisions contained in the Sponsor Warrant agreement. In the event of a spin-off, the Sponsor Warrants will be split in two (one for the company and one for the spun-off entity). If the Company is a party to a merger or similar transaction after the Future Business Combination, the Sponsor Warrants will become exercisable for the consideration the holder would have received if it had exercised the Sponsor Warrants immediately before the closing of that transaction. If the Company is a party to a merger or similar transaction where the holders of Class A Common Stock receive consideration other than Class A Common Stock of the surviving company, the holder of such Sponsor Warrants may require the company to repurchase all or a portion of such holder’s Sponsor Warrants for their then-current value, as determined by independent appraisers, using the Agreed Model under the ISDA definitions.

Director Warrants

Each of our directors, other than Mr. Ackman, holds a Director Warrant that is exercisable for a percentage of the common shares of the post-Future Business Combination business (on a fully diluted basis). The exercise price per common share of the post-Future Business Combination business will be equal to 120% of the Company’s NAV. The aggregate amount of Director Warrants that our directors hold is exercisable for approximately 0.07% of the common shares of the post-Future Business Combination business (on a fully diluted basis). The Director Warrants will governed by the Director Warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent and will be amended by the Form of Amendment to the Director Warrants, which is attached as Exhibit B of Exhibit (d)(ii) to the Schedule TO and is expected to be executed on a date that is shortly before the consummation of the Share Purchase and on which the Amended Pershing Square Funds FPA is executed.

The Director Warrants will be subject to certain transfer restrictions until the date that is three years after the consummation of the UMG Business Combination. We have granted our directors and their permitted transferees and any holders of the Director Warrants or the shares issuable upon exercise of the Director Warrants certain registration rights, as provided in the Company Registration Rights Agreement, which permits such securities to be sold on the public market when the lock-up period ends, three years after the date on which we consummate the UMG Business Combination. In all other respects, the Director Warrants have terms identical to those of the Sponsor Warrants.

Class A Common Stock Issuable Pursuant to the Amended Pershing Square Funds FPA

Pursuant to the Pershing Square Entities Letter, in connection with the UMG Business Combination, we expect to enter into an Amended Pershing Square Funds FPA with the Pershing Square Funds, pursuant to which the Pershing Square Funds or any Affiliate Transferees may purchase up to an aggregate of $1,400,000,000 shares of Class A Common Stock at a price per share equal to the Company’s NAV in one or more private placements at any time prior to, and no later than simultaneously with, the closing of our Future Business Combination.

The right of each Pershing Square Fund or any Affiliate Transferee to purchase the shares of Class A Common Stock pursuant to the Amended Pershing Square Funds FPA, shall be determined by multiplying the amount of shares of Class A Common Stock that have not yet been purchased thereunder by a fraction, (x) the numerator of which is the gross assets under management of such Pershing Square Fund and (y) the denominator of which is the gross assets under management of the Pershing Square Funds in the aggregate, in each case based upon the gross assets under management as of the last day of the month prior to such notice of election to purchase the shares of Class A Common Stock, adjusted for future capital activity as deemed necessary.

Dividends

We have not paid any cash dividends on our Class A Common Stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the Board of Directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the restrictions imposed under Section 203 of the DGCL, which provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding certain shares); or

•

on or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under some circumstances, this provision will make it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.

We will take all necessary corporate action to ensure that our Sponsor, its affiliates and their transferees will not be deemed to be “interested stockholders” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to this provision.

Our authorized but unissued Class A Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Common Stock and preferred stock could render more difficult, or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Provisions in our Certificate of Incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A Common Stock and could entrench management.

Our Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the Board of Directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult, and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Exclusive Forum Provisions

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. This exclusive provision forum will not apply to suits arising under the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Special meeting of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by our Board of Directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Subsequent to the consummation of the offering, any action required or permitted to be taken by our Class A Common Stockholders must be effected by a duly called annual or special meeting of such stockholders, and may not be effected by written consent of the stockholders, other than with respect to our Class B Common Stock.

Board of Directors

Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office.

Securities Eligible for Future Sale

We will have 289,720,825 shares of Class A Common Stock outstanding. Of these shares, the 265,888,888 shares issued in our initial public offering and in exchange for the Public Shares in the Warrant Exchange Offer are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. Each of (a) the shares of Class A Common Stock issued upon (i) the conversion of the Class B Common Stock, (ii) the exercise of the Forward Purchase Agreements, (iii) the exchange of the warrants pursuant of the Forward Purchase Agreements and (iv) the exchange of approximately 72% of the Director Warrants, (b) the shares of Class A Common Stock issuable pursuant to the Amended Pershing Square Funds FPA, (c) the Sponsor Warrants and (d) the Director Warrants and any shares issuable upon the conversion or exercise thereof are or will be restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering, and such securities are subject to transfer restrictions. These restricted securities will have certain registration rights pursuant to the Company Registration Rights Agreement.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Class A Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Class A Common Stock or warrants for at least six months, but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A Common Stock then outstanding, which we expect will equal 2,897,208 shares; or

•	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements, and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its shares of Class A Common Stock issued upon the conversion of its shares of Class B Common Stock pursuant to Rule 144 without registration one year after we have completed the UMG Business Combination.

Registration Rights

We entered into the Company Registration Rights Agreement with our Sponsor, the Pershing Square Funds and our independent directors, pursuant to which we are required to use commercially reasonable efforts to file a registration statement within 120 days of the UMG Business Combination, and use our best efforts to cause such registration statement to be declared effective as soon as practicable (but in no event later than 60 days) thereafter, providing for the resale, under Rule 415 of the Securities Act, of (i) the Sponsor Warrants, (ii) the Director Warrants, (iii) the shares of Class A Common Stock issuable upon the exercise of the Sponsor Warrants or Director Warrants, (iv) the Forward Purchase Securities, (v) the shares of Class A Common Stock issuable upon conversion of our Class B Common Stock and (vi) any other shares or warrants of the Company that the parties to the Company Registration Rights Agreement have purchased on the open market, subject to certain conditions as provided in the Company Registration Rights Agreement. The parties to the Company Registration Rights Agreement, and their permitted transferees, are entitled to make up to 10 demands that we register the foregoing securities, and have certain “piggyback rights” with respect to other registration statements filed by the company. We have granted our Sponsor, directors and their permitted transferees certain registration rights in respect of the Sponsor Warrants, Director Warrants and Director Forward Purchase Units (and any shares included in or issuable upon the exercise of such securities) certain registration rights as provided in the Company Registration Rights Agreement, which will permit such securities to be sold on the public market when the respective lock-up period for such securities ends.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the UMG Business Combination, we will use our best efforts to file and, within 60 business days after such closing, have an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed.

The post-combination business will bear the expenses incurred in connection with the filing of any such registration statements.

Certain rights granted by the Company under the Company Registration Rights Agreement in respect of the UMG Business Combination may not apply to the Future Business Combination. We may amend the Company Registration Rights Agreement in connection with the Future Business Combination if it is determined that such amendments are necessary to provide the parties thereto with comparable registration rights in the Future Business Combination as in the UMG Business Combination.

Listing of Securities

Our Class A Common Stock and warrants are listed on the NYSE under the symbols “PSTH” and “PSTH.WS,” respectively.

COMPARISON OF STOCKHOLDER RIGHTS

Following the PSTH UMG Distribution, holders of shares of Class A Common Stock who become stockholders of UMG will be stockholders in both the Company and UMG, which means that their rights as stockholders will be governed (i) in respect of their ownership of the Company’s shares of Class A Common Stock by the Certificate of Incorporation, Bylaws and applicable Delaware law, (ii) and in respect of their ownership of UMG Shares, the Proposed Articles and Dutch law.

The Company is organized under the laws of the State of Delaware. UMG is organized under the laws of the Netherlands. The following is a summary of certain material differences between (i) the current rights of the Company’s stockholders under the Certificate of Incorporation, Bylaws and applicable Delaware law and (ii) the proposed rights of UMG stockholders under the Proposed Articles and applicable Dutch law. The Proposed Articles are attached hereto as Annex [•] and are not yet effective and may be amended or modified prior to their adoption in connection with the Listing.

The following summary is not a complete statement of the rights of stockholders of the Company under the Certificate of Incorporation or of stockholders of UMG under the Proposed Articles, or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to the Company’s and UMG’s current and proposed governing documents, including the Certificate of Incorporation and the Proposed Articles which we urge you to read carefully and in their entirety.

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Authorized Capital Stock	Pursuant to the Certificate of Incorporation, the Company is authorized to issue up to shares, each with a par value of $0.0001 per share, consisting of consisting of (a) 3,020,000,000 shares of Class A Common Stock, and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).	After the Listing, [1,813,241,160] shares will be issued and outstanding. Subject to [the terms of the [Relationship Agreement] and] Dutch law, the Proposed Articles will authorize UMG to issue shares and rights relating to the shares for such consideration and on such terms and conditions as established by the board of directors of UMG in its sole discretion. See Annex A for more information.

Voting	The Certificate of Incorporation provides that stockholders shall be entitled to one vote per share.	Under Dutch law, shares have one vote per share, provided such shares have the same nominal value. Certain exceptions may be provided in a company’s articles of association. No such exceptions are included in the Proposed Articles.

Size of Board of Directors	The Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any vacancy on the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of our directors then in office.	Under the Proposed Articles, the board of directors shall consist of one or more executive directors and non-executive directors and the number of executive directors and non-executive directors shall be determined by the board.
The Board of Directors currently has five directors.

Election of Directors	Pursuant to the Bylaws, any election of directors by stockholders shall be determined	Under the Proposed Articles, directors would be appointed by the annual general meeting of

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	by a plurality of the votes properly cast on the election of directors.	shareholders (the “General Meeting”) at the binding nomination of UMG’s board of directors. However, the Proposed Articles provide that the General Meeting may at all times overrule such binding nomination by a resolution adopted by at least a one-third majority of the votes cast, provided such majority represents more than half of the issued share capital of UMG. If the General Meeting overrules the binding nomination, the non-executive directors must make a new nomination.

Director Terms of Office	Under the Bylaws and in accordance with Section 141 of DGCL, each director shall hold office for the term for which he or she is elected and until his or her successor is elected and qualified by the board of directors or until their earlier death, resignation, retirement, disqualification, or removal from office.	Under the Proposed Articles, a director shall serve for a maximum period of two years, provided that such term of office shall lapse immediately after the close of the annual general meeting of shareholders held in the second year after his or her appointment. A proposal may be set forth by the board of directors at a General Meeting to deviate from the maximum period of two years. A non-executive director may be in office for a period not exceeding 12 years, which period may or may not be interrupted, unless at the proposal of the board, the general meeting resolves otherwise.

Removal of Directors	Any or all of the directors may be removed from office at any time, with or without cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.	Under the Proposed Articles and in accordance with Dutch law, a director may be removed at any time, with or without cause, by the General Meeting. The board may, at all times, suspend or dismiss any director and at all times, suspend any executive director.

Filing Vacancies on the Board of Directors	The Certificate of Incorporation provides that vacancies may be filled solely and exclusively by the majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Such director will hold office until the annual meeting following his or her appointment, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Pursuant to Dutch law, vacancies on a board of directors may only be filled at the General Meeting.

Board of Directors Conflict	Section 144(a) of the DGCL generally permits transactions involving a Delaware	Pursuant to Dutch law and the Proposed Articles, directors may not take part in any discussion or decision-making that involves

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of Interest Transactions

corporation and an interested director of that corporation if:

•  the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•  the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•  the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

a subject or transaction in relation to which they have a personal direct or indirect conflict of interest. If the board of directors is unable to adopt a resolution as a result of all directors being unable to participate in deliberations and the decision-making process due to such conflict of interest, or due to all directors being involved in a related party transaction as defined by Dutch law, the decision shall nevertheless be taken by the board of directors.

Quorum	The Bylaws provide that the presence of a holder of the majority of issued and outstanding capital stock entitled to vote at a meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	Pursuant to the Proposed Articles, resolutions proposed at General Meetings are adopted by an absolute majority of the votes cast without a quorum requirement being applicable.

Stockholder / Shareholder Meetings

Pursuant to the Bylaws, a meeting of stockholders shall be held annually at such place, either within or without the State of Delaware, and time and on such date as shall be determined by Board of Directors and stated in the notice of the meeting, provided that the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.

The Bylaws provide that special meetings of the Company’s stockholders may be called only by the Board of Directors, by the Company’s Chief Executive Officer or by the Company’s Chairman.

Pursuant to the Proposed Articles, a General Meeting will be held at least once a year and within six months after the end of UMG’s financial year. The General Meeting will take place in Amsterdam, Rotterdam, Hilversum or Haarlemmermeer (Schiphol Airport).

Notice of Stockholder / Shareholder Meetings	The Bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder entitled to vote at such meeting not less than 10 and not more than 60 days before the meeting date. The notice	Pursuant to Dutch law, General Meetings shall be convened by a notice at least 42 days prior to the date of the General Meeting, which shall include an agenda stating the items to be discussed. Under the

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	shall include the place, if any, day and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and entitled to vote at the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.	Proposed Articles, such notice must also include the items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of UMG and, if applicable, the procedure for participating at the meeting exercising one’s right to vote by electronic means of communication, the record date and the manner in which persons with the right to attend and address the General Meeting may procure their registration and exercise their rights.
Advance Notice of Stockholder / Shareholder Proposals

The Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at the Company’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at the Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the Company’s annual proxy statement must comply with the notice periods contained therein.

The Company’s Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Company’s stockholders from bringing matters before the Company’s annual meeting of stockholders or from making nominations for directors at the Company’s annual meeting of stockholders.

Pursuant to Dutch law, one or more shareholders representing, individually or jointly, at least three percent of the issued share capital of a company may propose in writing and have an item included in the meeting notice of a General Meeting, provided that the company has received such request or a proposed resolution, including the reasons for putting the relevant item on the agenda, no later than the 60th day before the day of such General Meeting. If one or more shareholders intends to request that an item be put on the agenda that may result in a change in the company’s strategy, the company’s board of directors may invoke a response time of a maximum of 180 days until the day of the General Meeting.

Action by Written Consent of the Stockholders / Shareholders	Any action required or permitted to be taken by the Company’s common stockholders must be effected by a duly called annual or special meeting of such stockholders, and may not be effected by written consent of the stockholders.	Pursuant to Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (i) the articles of association expressly so allow, (ii) no bearer shares or depository receipts are issued, (iii) there are no persons entitled to the same rights as

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holders of depository receipts issued with the company’s cooperation, (iv) the directors have been given the opportunity to give their advice on the resolution, and (v) the resolution is adopted unanimously by all shareholders that are entitled to vote.

The Proposed Articles do not expressly provide that shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders.

Anti-Takeover Provisions and Other Stockholder / Shareholder Protections

The Company is subject to the restrictions imposed under Section 203 of the DGCL, which provides that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•  prior to such time, Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•  upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced (excluding certain shares); or

•  on or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with

Dutch law does not generally prohibit a publicly held Dutch company from engaging in a business combination with a person or group owning 15% or more of the shares of such publicly held company.

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that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s voting stock.

Under some circumstances, this provision will make it more difficult for a person who is an interested stockholder to effect various business combinations with the Company for a three-year period.

The Company will take all necessary corporate action to ensure that the Sponsor, its affiliates and their transferees will not be deemed to be “interested stockholders” regardless of the percentage of the Company’s voting stock owned by them, and accordingly will not be subject to this provision.

Limitation of Personal Liability of Officers and Directors

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation provides that a director is not personally liable to the Company or its stockholders for monetary damages for breaches of fiduciary duties as a director to the fullest extent permitted by the DGCL as the same now exists or hereafter may be amended.

Pursuant to Dutch law, directors of a Dutch public company may be held jointly and severally liable to the company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort.

Indemnification of Directors and Officers and Insurance	Pursuant to Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she	The concept of indemnification of directors of a company for liabilities arising from their actions as members of the board as an executive or non-executive director is, in principle, accepted under Dutch law.

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acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he or she was a party to by virtue of the fact that he or she is or was a director or officer of the corporation.

The Bylaws provide for indemnification to the fullest extent permitted by applicable law. The Bylaws provide that the Company shall indemnify and hold harmless each person who was or is made party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action,suit or proceeding, whether civil, criminal, administrative or investigative, including by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a

Pursuant to the Proposed Articles, UMG would indemnify each current or former director in any anticipated or pending action, suit, proceeding or investigation for any claim against that director that such director may derive from exercising his or her respective duties as a director for any and all:

•  costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that director’s defenses in the relevant action, suit, proceeding or investigation or a settlement thereof;

•  liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that director, excluding any reputational damages and (other) immaterial damages; and

•  payments by that director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by UMG (such approval not to be unreasonably withheld), provided that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of UMG or out of his or her mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

director, officer, employee or agent of another corporation or of a partnership, joint

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venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent against all liability and loss suffered and expenses reasonably incurred.

Appraisal or Dissenters’ Rights

Section 262 of the DGCL permits stockholders to dissent from a merger, consolidation or a sale of all or substantially all the assets of the corporation and obtain payment of the fair value of their shares, if they follow certain statutorily defined procedures. However, appraisal rights do not apply if the corporation’s stock is either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Appraisal rights may be restored if, in the transaction, stockholders are to receive, in exchange for shares of their stock, anything other than: (i) stock of the surviving corporation; (ii) stock of any corporation that is or will be listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of (i), (ii) or (iii). The DGCL further provides that no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the stockholders of the surviving corporation as provided under Section 251(f) of the DGCL.

Appraisal rights are not available in connection with the UMG Business Combination or the Redemption Offer.

The concept of appraisal rights does not exist under Dutch law. However, pursuant to Dutch law, a shareholder who for its own account (or together with its group companies) holds at least 95% of the company’s issued share capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber, which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares to be transferred. Furthermore, Dutch law provides that, to the extent the acquiring company in a cross-border merger is organized under the laws of another European Economic Area member state, a shareholder of a nonsurviving Dutch company who has voted against the cross-border merger may make a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts, such in accordance with Dutch law.

Stockholder or Shareholder Suits Stockholder or Shareholder Suits

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute

In the event a third party is liable to a Dutch company, only a company itself can bring a civil action against that third party. An individual shareholder does not have the right to bring an action on behalf of a company. This individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that

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	and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.	third party also constitutes a tortious act directly against that individual shareholder. Dutch law provides for the possibility to initiate such action collectively. A collective action can be instituted by a foundation or an association whose objective is to protect the rights of a group of persons having similar interests. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself—outside the collective action—institute a civil claim for damages.

Dividends

Section 170 of the DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, directors of a corporation may declare and pay dividends either (i) from the corporation’s surplus (as defined and computed in accordance with the DGCL) or (ii) if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets then dividends cannot be declared and paid out of net profits, until such deficiency is repaired.

Pursuant to the Certificate of Incorporation, dividends may be declared in the discretion of the Board of Directors and pursuant to applicable law. The stockholders of any outstanding series of the Company’s preferred stock have a priority over the stockholders of the Company’s common stock with respect to dividends.

Pursuant to Dutch law and the Proposed Articles, distribution of profits take place following the adoption of UMG’s annual accounts by the General Meeting, from which UMG will determine whether such distribution is permitted. Distribution of profits shall be made after the adoption of the annual accounts from which it appears that the distribution is allowed.

Pursuant to Dutch law, UMG may only make distributions to the extent UMG’s equity exceeds the sum of the paid-up and called-up part of its issued capital and the reserves which must be maintained under Dutch law. Interim dividends may be declared as provided in the Proposed Articles and may be distributed provided that an interim statement of assets and liabilities drawn up in accordance with the statutory requirements shows that UMG’s shareholders’ equity exceeds, by an amount at least equal to the amount of the interim dividend, the sum of the paid-up and called-up part of the capital and the reserves which must be maintained under Dutch law.

	PSTH	UMG

Pursuant to the Proposed Articles, the board of directors, or the General Meeting, at the proposal of the board of directors, may resolve that a distribution on shares shall not be paid in whole or in part in cash but in kind or in the form of shares, or decide that shareholders shall be given the option to receive the distribution in cash or in kind and/or in the form of shares and may determine the conditions under which such option can be given to the shareholders.

Amendments to Certificate of Incorporation, Articles of Association and Bylaws

Pursuant to Section 242 of the DGCL, an amendment to a corporation’s certificate of incorporation requires (i) a board resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment be considered at the next annual meeting of the stockholders (unless in the limited circumstances where no stockholder vote is required pursuant to Section 242 of the DGCL), (ii) the affirmative vote of a majority of the outstanding stock, and a majority of each class entitled to vote and (iii) filing of an amended certificate of incorporation in accordance with the DGCL.

The Certificate of Incorporation provides that it may be amended as provided therein or in accordance with the DGCL.

Pursuant to the Certificate of Incorporation, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the stockholders with the affirmative vote of the majority of outstanding stock entitled to vote generally in the election of directors, voting as a single class.

Pursuant to the Proposed Articles, the General Meeting may resolve to amend the Proposed Articles at the proposal of the board of directors. Pursuant to Dutch law, when a proposal to amend the Proposed Articles is put on the agenda of a General Meeting, a copy of that proposal will be made available for inspection to the shareholders and others who are permitted by law to attend the general meeting, at the office of the company, as from the day the General Meeting is called until after the close of that General Meeting.

Exclusive Forum	The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of	The Proposed Articles do not provide for an exclusive forum.

	PSTH	UMG

Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation. This exclusive provision forum will not apply to suits arising under the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. In addition, the Certificate of Incorporation provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Right to Inspect Books and Records	Pursuant to Section 220 of the DGCL, any stockholder of the Company, upon written demand under oath stating the purpose thereof, has the right during the usual business hours to inspect for any proper purpose, and to make copies and extracts of: (i) the Company’s stock ledgers, a list of stockholders and its other books and records; and (ii) the books and records of a subsidiary of the Company, to the extent that the Company has actual possession and control of such records of such subsidiary or could obtain such records through the exercise of control over such subsidiary, subject to certain restrictions.	Pursuant to Dutch law and the Proposed Articles, the annual accounts of a company are submitted to the General Meeting for their adoption. The verbatim text thereof shall be deposited and kept available at UMG’s office for inspection by, and must be made available free of charge to, shareholders and other persons with meeting rights.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Class B Common Stock

On May 7, 2020, the Sponsor acquired 100 shares of Class B Common Stock in exchange for a capital contribution of $25,000, or $250 per share. Upon completion of the IPO, the Sponsor holds 20.0% of the voting power of our outstanding common stock. Because the voting power held by each share of Class B Common Stock will not be adjusted upon the issuance of any Forward Purchase Units, the Sponsor will have less than 20.0% of the voting power of the outstanding shares of our common stock. Our Class B Common Stock (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor may, in its discretion, transfer, directly or indirectly, its Class B Common Stock (including the Class A Common Stock issued upon conversion thereof) to any Affiliate Transferee, subject to compliance with applicable securities laws.

As more fully discussed in our Annual Report on Form 10-K in the section “Conflicts of Interest,” if any of our directors or officers becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, including the Sponsor, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our directors and officers currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Sponsor Warrants and Director Warrants

Concurrently with the IPO, the Sponsor purchased Sponsor Warrants in a private placement for a purchase price of $65,000,000. The purchase price was determined by the company, in consultation with a third-party, nationally recognized valuation firm, to be the fair market value of the Sponsor Warrants.

The nature of the valuation process used to value the Sponsor Warrants is inherently uncertain and imprecise. The Sponsor Warrants’ price was not determined in a negotiation between arm’s-length third parties, which, had it occurred, may have resulted in a higher or lower valuation and more or less favorable terms. Although we do not know what prices and terms would have resulted from a negotiation between arm’s-length third parties, we believe that the purchase price of the Sponsor Warrants reflects fair market value.

The Sponsor Warrants will not be exercised in connection with the UMG Business Combination. Instead, they will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV. The Sponsor Warrants as amended, will generally not be salable, transferable or exercisable until three years after the date of our Future Business Combination with an operating company. The Sponsor Warrants will be exercisable, in whole or in part, for that number of shares constituting 5.95% of the common stock of the post-combination business on a fully diluted basis as of the time immediately following the Company’s Future Business Combination. The term “fully diluted basis” means the number of shares deemed to be outstanding at such time and will include the gross number of shares issuable upon the exercise of the, the Sponsor Warrants, the Director Warrants and any other warrants or options of the company, as well as the gross number of shares underlying any other instrument, whether debt or otherwise, that is convertible or exercisable into or exchangeable for, or that tracks the performance of, shares of common stock (including any equity or equity-based award), in each case without regard to whether such warrant, option or instrument is then exercisable or convertible or “in-the-money,” and without regard as to whether fewer shares of common stock may actually be issued as a result of any “cashless” or “net exercise” procedure. The Sponsor Warrants have been issued pursuant to a Sponsor Warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent.

The Sponsor Warrants will not be redeemable by us (other than as may be required in connection with a merger where the holders receive consideration other than common stock) and will be exercisable, in whole or in part, on a cash or cashless basis beginning three years after the consummation of the Company’s Future Business Combination. The Sponsor Warrants will have a term of 10 years from the consummation of the Company’s Future Business Combination. The Sponsor Warrants will be subject to certain transfer restrictions until the date that is three years after the consummation of the Company’s Future Business Combination. We have granted certain registration rights to the Sponsor, its permitted transferees and any holders of the Sponsor Warrants or the shares issuable upon conversion thereof, as provided in the Company Registration Rights Agreement, which will permit such securities to be sold on the public market when the lock-up period ends, three years after the date on which the Company consummates its Future Business Combination.

Also concurrently with our IPO, each of our directors, other than Mr. Ackman, purchased an aggregate of $2,837,500 of Director Warrants in a private placement. In connection with the UMG Business Combination and pursuant to the Pershing Square Entities Letter, the Director Warrants will not be exercised in connection with the UMG Business Combination. Instead, the Directors will exchange approximately 72% of the Director Warrants for shares of Class A Common Stock and the remaining approximately 28% will remain in place at RemainCo with their exercise price adjusted to equal 120% of the Company’s NAV. Specifically, (i) the holders of the Director Warrants will receive, in exchange for approximately 72% of the Director Warrants, an aggregate of 1,167,450 shares of Class A Common Stock (a number of shares with a value, based on volume-weighted average trading prices over an averaging period before execution of the Share Purchase Agreement, equal to approximately 72% of the fair market value of the Director Warrants as determined by a third-party valuation firm), (ii) such shares will participate in the PSTH UMG Distribution and be eligible to receive SPARC securities and (iii) the remainder of the Director Warrants (covering approximately 0.07% of the fully diluted shares of the combined company after our Future Business Combination, which is approximately 28% of the percentage covered by the original Director Warrants) will remain in place with their exercise price adjusted to equal 120% of the Company’s NAV. We will also issue, alongside those shares, warrants equivalent to 259,433 Tontine Warrants. These warrants are not included in the pro-rata distribution of the 44,444,444 Tontine Warrants we will distribute to those holders of record of Class A Common Stock following the completion of the Redemption Offer.

Until three years after our Future Business Combination with an operating business, (i) the Sponsor will be permitted to transfer the Sponsor Warrants only to Affiliate Transferees and (ii) any director owning a Director Warrant will be permitted to transfer such warrant only to the Sponsor, other directors or Affiliate Transferees, with limited exceptions in each case, with any such transferee being subject to the same agreements with respect to such securities as the transferor. Otherwise, the Sponsor Warrants and Director Warrants will generally not be salable, transferable or exercisable until three years after the completion of our Future Business Combination. The Sponsor Warrants and Director Warrants will not be redeemable by us and will be exercisable, in whole or in part, on a cash or cashless basis.

Of the proceeds from the sale of the Sponsor Warrants and Director Warrants, $35,000,000 was deposited in the Trust Account, and the remainder is held outside of the Trust Account and used to pay expenses in connection with the IPO and a potential initial business combination.

Forward Purchase Agreements

In connection with our IPO, pursuant to the Pershing Square Funds FPA, the Forward Purchasers agreed to purchase an aggregate of $1,000,000,000 of Committed Forward Purchase Units, with a purchase price of $20.00 consisting of one share of Class A Common Stock and one-third of one redeemable warrant. The Forward Purchasers’ obligation to purchase the Committed Forward Purchase Units may not be transferred to any other parties. The Pershing Square Funds FPA also provided that the Forward Purchasers may elect to purchase up to an aggregate of $2,000,000,000 Additional Forward Purchase Units, which will also have a purchase price of $20.00 and consist of one share of Class A Common Stock and one-third of one redeemable warrant.

Pursuant to the Director Forward Purchase Agreement with certain of our independent directors, the Director Forward Purchasers have agreed to purchase, in one or more private placements in such amounts and at such time or times as each Director Forward Purchasers determines, but no later than simultaneously with the closing of our Initial Business Combination, an aggregate of $6,000,000 of Forward Purchase Units. The Director Forward Purchasers have agreed to purchase the following amounts of Forward Purchase Units: Mr. Ovitz, $5,000,000, and Ms. Reses, $1,000,000. The Director Forward Purchasers may not transfer their obligation to purchase such Forward Purchase Units, other than to our Sponsor, other directors and Affiliate Transferees. Such Forward Purchase Securities will be subject to certain transfer restrictions and have certain registration rights, as described herein.

In connection with the UMG Business Combination and pursuant to the Pershing Square Entities Letter, following completion of the Redemption Offer and the Warrant Exchange Offer and shortly before the Share Purchase, the Pershing Square Funds will purchase 80 million Forward Purchase Units for $1.6 billion pursuant to their Pershing Square Funds FPA and certain of our independent directors will purchase 300,000 Forward Purchase Units for $6 million pursuant to the Director FPAs. The Pershing Square Funds (or any Affiliate Transferees) may, but are not obligated to, purchase up to an additional 70 million Forward Purchase Units for $20 per unit. The Pershing Square Funds may choose to make such additional purchases if, among other reasons, the aggregate price paid for the shares of Class A Common Stock purchased in the Redemption Offer exceeds $600 million, an amount of redemptions that would cause the condition in the Share Purchase Agreement that the Company continue to have at least $1.0 billion in cash and marketable securities after giving effect to the Share Purchase not to be met.

The warrants equivalent to Public Warrants to be issued as part of the Forward Purchase Units will be exchanged for shares of Class A Common Stock at the same exchange ratio as in the Warrant Exchange Offer. We will also issue warrants equivalent to Tontine Warrants on the issuance of the shares of Class A Common Stock. These warrants are not included in the pro-rata distribution of the 44,444,444 Tontine Warrants we will distribute to those holders of record of Class A Common Stock following the completion of the Redemption Offer.

All of the shares issued as described in the immediately preceding two paragraphs will be entitled to receive their pro rata share of non-transferable interests in the Liquidating Trust even if they are issued after the relevant record dates.

The purpose of this treatment is to put the Pershing Square Funds and the Director Forward Purchasers in the same position in respect of the Forward Purchase Shares and Forward Purchase Warrants as an investor who acquired a unit in the Company’s IPO and participated in the Warrant Exchange Offer

Pursuant to the Amended Pershing Square Funds FPA, the Pershing Square Funds will have the option to provide up to an additional $1.4 billion of cash though purchases of additional Class A Common Stock pursuant to the Amended Pershing Square Funds FPA. The price per share at which the Pershing Square Funds may exercise such Amended Pershing Square Funds FPA will equal the Company’s NAV

Registration Rights Agreement

We entered into the Company Registration Rights Agreement with the Sponsor, the Forward Purchasers and our independent directors, pursuant to which we will be required to use commercially reasonable efforts to file a registration statement within 120 days of the UMG Business Combination, and use our best efforts to cause such registration statement to be declared effective as soon as practicable (but in no event later than 60 days) thereafter, providing for the resale, under Rule 415 of the Securities Act, of (i) the Sponsor Warrants, (ii) the Director Warrants, (iii) the shares issuable upon the exercise of the Sponsor Warrants or Director Warrants, (iv) the Forward Purchase Securities, (v) the shares of Class A Common Stock issuable upon conversion of our Class B Common Stock and (vi) any other shares or warrants of the company that the parties to the Registration

Rights Agreement have purchased on the open market, subject to certain conditions as provided in the Registration Rights Agreement. The parties to the Company Registration Rights Agreement, and their permitted transferees, will be entitled to make up to 10 demands that we register the foregoing securities, and will have certain “piggyback rights” with respect to other registration statements filed by the company. The post-combination business will bear the cost of registering these securities.

Related-Party Loans, Fees and Compensation

PSCM provided us office space and general administrative services at no cost to us.

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, directors and officers, or any of their respective affiliates for services rendered prior to or in connection with the completion of our initial business combination or Future Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

The Sponsor loaned us an aggregate of $1,121,120 to cover expenses related to the IPO and for general corporate purposes prior to our initial business combination, and potential transaction costs in connection with our intended initial business combination. This loan was unsecured, bore interest on a monthly basis at the Applicable Federal Rate, and was payable no later than the end of the Combination Period. We repaid the promissory note upon the completion of our IPO.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our directors and officers may, but are not obligated to, loan us funds as may be needed. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. The terms of such loans by our directors and officers, if any, have not been determined, and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our Future Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such materials or at the time of a stockholder meeting held to consider our Future Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

Related Party Transaction Policy and Code of Ethics

We have adopted a formal policy for the review, approval or ratification of related-party transactions, which will remain in place following the UMG Business Combination. The Company’s directors and executive officers are required to bring any potential related-party transaction to the Company’s attention by informing the Company’s corporate secretary. Any potential related-party transactions that are brought to the Company’s attention are analyzed by the Company’s corporate secretary, in consultation with the audit committee and counsel, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related-party transaction. In determining whether to approve a related-party transaction, the audit committee considers, among other factors, and to the extent relevant, the following:

•

whether the terms of the related-party transaction are fair to the Company and whether such terms are no less favorable to the Company than those generally available to an unaffiliated third party under similar circumstances;

•	whether there are business reasons for the Company to enter into the related-party transaction;

•	whether the related-party transaction would impair the independence of an outside director; and

•

whether the related-party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party, the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction, the ongoing nature of any proposed relationship and any other factors the audit committee deems relevant.

An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related-party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related-party transaction. We also require each of our directors and officers to complete a directors’ and officers’ questionnaire that elicits information about related-party transactions.

These procedures are intended to determine whether any such related-party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Information regarding UMG’s related-party transactions and its policy concerning such matters can be found in Annex A.

Since the completion of the IPO, we have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Board of Directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

PSCM and its affiliates may form and manage other investment vehicles investing in public companies at any time prior to the closing of the UMG Business Combination and announcement of the Future Business Combination, including, but not limited to, investment vehicles that may invest side-by-side with our company.

We do not believe that PSCM and its affiliates’ activities present significant conflicts of interest with respect to our pursuit of an acquisition target because we intend that our acquisition target will be a privately owned company, and the Pershing Square Funds are not permitted by their constituent documents to make investments in the equities of companies whose securities are not publicly traded (except that they may make investments in public companies that issue private securities).

To further minimize conflicts of interest, we have agreed not to consummate our or our Future Business Combination with an entity that is affiliated with any of the Sponsor, directors or officers unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our Future Business Combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to the Sponsor, directors or officers, or their affiliates, for services rendered to us prior to or in connection with the completion of our Future Business Combination. However, the following payments will be, or have been, made to the Sponsor, directors or officers, or their affiliates, and, if made prior to our Future Business Combination, will be made from (i) funds held outside the Trust Account or (ii) permitted withdrawals:

•	repayment of $1,121,320 (inclusive of accrued interest) in loans made to us by the Sponsor;

•	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing our initial business combination; and

•

repayment of any other loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of our directors and officers to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined, nor have any written agreements been executed with respect thereto.

Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, directors or officers, or their affiliates.

PRICE RANGE OF SECURITIES

Market Price

Our Class A Common Stock and the Public Warrants are currently listed on NYSE under the symbols “PSTH” and “PSTH.WS,” respectively. The Class A Common Stock and Public Warrants began trading separately on NYSE on September 11, 2021.

The following table shows, for the periods indicated, the high and low sale prices per share of the Company’s Class A Common Stock and warrants as reported by NYSE as at the close of trading on each day within the relevant period.

	Class A Common Stock		Warrants
Quarter Ended	High	Low	High	Low

2021
September 30(1)	$22.51	$22.07	$6.25	$5.65
June 30	$25.62	$22.06	$9.62	$5.62
March 31	$32.95	$23.82	$16.30	$8.05
2020
December 31	$27.72	$22.24	$9.90	$6.90
September 30(2)	$23.11	$21.60	$8.49	$6.16

(1)	Through July 7, 2021.
(2)

Reflects the high and low closing prices of the Company’s Class A Common Stock and warrants beginning as of September 11, 2021, the first day that Class A Common Stock and warrants began trading separately following the automatic separation of the units that were sold in the Company’s IPO.

Holders

As of March 31, 2021, there was one holder of record of our Class A Common stock, one holder of record of our Class B Common Stock, one holder of record of our public warrants, one holder of record of the Sponsor Warrants, and five holders of record of our Director Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Class A Common Stock and warrants are held of record by banks, brokers and other financial institutions.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the UMG Business Combination or our Future Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our Future Business Combination. The payment of any cash dividends subsequent to our Future Business Combination will be within the discretion of the Board of Directors at such time. In addition, the Board of Directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if we incur any indebtedness in connection with our Future Business Combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

UMG

Historical market price information regarding UMG is not provided because there is currently no public market for UMG’s securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational filing requirements of the Exchange Act, which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Issuer Tender Offer Statement on Schedule TO as may be amended from time to time, which includes additional information relating to the Offer Warrant Exchange Offer.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s website at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Exchange and it should not be considered to be a part of this Offer to Exchange.

If you would like additional copies of Offer to Exchange or if you have questions about the UMG Business Combination, you should contact the Information Agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

(800) 662 -5200

THE STATEMENTS MADE IN THIS OFFER TO REDEEM, INCLUDING ITS ANNEXES, ARE MADE SOLELY BY THE COMPANY. THE FILING AND DELIVERY OF THIS OFFER TO EXCHANGE AND THE RELATED EXCHANGE OFFER LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT ANY STATEMENT OR REPRESENTION IS BEING MADE IN RESPECT OF THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE BY UMG, VIVENDI OR ANY OF THEIR RESPECTIVE AFFILIATES NOR SHALL SUCH PERSONS BE RESPONSIBLE FOR SUCH DOCUMENTS OR ANY INFORMATION CONTAINED THEREIN. THE INFORMATION CONTAINED IN ANNEX A WAS DERIVED BY THE COMPANY FROM INFORMATION PROVIDED BY UMG TO THE AUTHORITY FOR THE FINANCIAL MARKET (AFM) IN CONNECTION WITH ITS LISTING APPLICATION ON EURONEXT AMSTERDAM, AND IS SUBJECT TO REVISION BASED ON COMMENTS FROM AFM. NEITHER UMG, NOT VIVENDI NOR ANY OF THEIR RESPECTIVE AFFILIATES ASSUME ANY RESPONSIBILITY FOR THE USE BY THE COMPANY OF SUCH INFORMATION HEREIN.

The Company has not authorized anyone to give any information or make any representation about the UMG Business Combination, the Company or UMG that is different from, or in addition to, that contained in this Offer to Exchange. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

The Exchange Offer Letter of Transmittal and certificates for shares of Class A Common Stock, and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares of Class A Common Stock, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Public Warrants to be tendered must deliver such certificates together with the Exchange Offer Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Warrant Certificates will not be accepted.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Any questions or requests for assistance may be directed to the Information Agent the telephone number and address set forth below. Requests for additional copies of this Offer to Exchange, the Exchange Offer Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer to Exchange.

The Information Agent for the Offer is:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

(800) 662 -5200

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

PERSHING SQUARE TONTINE HOLDINGS, LTD.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$25,117,342	$25,348,287
Prepaid expenses	2,175,501	2,601,472
Dividends receivable from operating account	228	220

Total Current Assets	27,293,071	27,949,979

Cash and marketable securities held in Trust Account	4,002,588,732	4,001,690,454

Total Assets	$4,029,881,803	$4,029,640,433

Liabilities and Stockholders’ Equity / (Deficit)
Current Liabilities:
Accrued expenses	$5,877,314	$1,207,263
Accrued offering costs	85,000	85,000
Income taxes payable	289,155	289,155

Total Current Liabilities	6,251,469	1,581,418

Forward Purchase Agreement liabilities	325,272,200	593,893,320
Outstanding Warrant liabilities	389,712,103	462,704,684
Deferred income taxes payable	188,639	—
Deferred underwriting fees payable	56,250,000	56,250,000

Total Liabilities	777,674,411	1,114,429,422

Commitments
Class A Common Stock, $0.0001 par value, 200,000,000 shares subject to possible redemption at redemption value	4,002,110,938	4,001,401,299

Stockholders’ Equity / (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 3,000,000,000 shares authorized	—	—
Class B Common Stock, $0.0001 par value; 20,000,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	25,000	25,000
Accumulated deficit	(749,928,546)	(1,086,215,288)

Total Stockholders’ Equity / (Deficit)	(749,903,546)	(1,086,190,288)

Total Liabilities and Stockholders’ Equity / (Deficit)	$4,029,881,803	$4,029,640,433

The accompanying notes are an integral part of the unaudited condensed financial statements.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Interest and dividends earned in operating account	$638
Legal fees	(4,788,878)
Insurance expense	(413,310)
Research expense	(7,313)
Franchise tax expense	(50,000)
Other expenses	(68,096)

Loss from operations	(5,326,959)

Unrealized gains on marketable securities	898,278

Income earned in Trust Account	898,278

Change in fair value of Forward Purchase Agreement liabilities	268,621,120
Change in fair value of Outstanding Warrant liabilities	72,992,581

Other income	341,613,701

Income before provision for income taxes	337,185,020
Income tax provision	(188,639)

Net income	$336,996,381

Basic weighted-average shares outstanding, Class A Common Stock subject to possible redemption	200,000,000

Basic net income per share, Class A Common Stock subject to possible redemption	$0.00

Diluted weighted-average shares outstanding, Class A Common Stock subject to possible redemption	243,057,132

Diluted net income per share, Class A Common Stock subject to possible redemption	$0.00

Basic and diluted weighted-average shares outstanding, Non-redeemable Class B Common Stock	100

Basic net income per share, Non-redeemable Class B Common Stock	$3,362,867.42

Diluted net income per share, Non-redeemable Class B Common Stock	$676,656.22

The accompanying notes are an integral part of the unaudited condensed financial statements.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY / (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity / (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020 (Audited)	—	$—	100	$—	$25,000	$(1,086,215,288)	$(1,086,190,288)
Measurement adjustment on redeemable common stock	—	—	—	—	—	(709,639)	(709,639)
Net income	—	—	—	—	—	336,996,381	336,996,381

Balance – March 31, 2021 (Unaudited)	—	$—	100	$—	$25,000	$(749,928,546)	$(749,903,546)

The accompanying notes are an integral part of the unaudited condensed financial statements.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Cash flows from operating activities:
Net income	$336,996,381
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of Forward Purchase Agreement liabilities	(268,621,120)
Change in fair value of Outstanding Warrant liabilities	(72,992,581)
Unrealized gains on marketable securities held in Trust Account	(898,278)
Changes in operating assets and liabilities:
Dividends receivable from operating account	(8)
Prepaid expenses	425,971
Accrued expenses	4,670,051
Deferred income taxes payable	188,639

Net cash used in operating activities	(230,945)

Net decrease in cash	(230,945)
Cash and cash equivalents – beginning of period	25,348,287

Cash and cash equivalents – end of period	$25,117,342

Supplemental disclosure of non-cash activities:
Deferred underwriting fees payable	$56,250,000

Change in value of common stock subject to possible redemption	$709,639

The accompanying notes are an integral part of the unaudited condensed financial statements.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

Note 1—Description of Organization and Business Operations

Organization and General

Pershing Square Tontine Holdings, Ltd. (the “Company”) is a blank check company incorporated in Delaware on May 4, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating an Initial Business Combination. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) described below, and identifying a target for an Initial Business Combination. The Company generates non-operating income in the form of interest and dividend income from the proceeds obtained in connection with the Initial Public Offering and private placements of Sponsor Warrants and Director Warrants (further discuss below), and upon any exercise under the Forward Purchase Agreement (as defined in Note 4) prior to the Initial Business Combination. The Company has selected December 31st as its fiscal year-end.

The Company’s sponsor is Pershing Square TH Sponsor, LLC (“Sponsor”), a Delaware limited liability company organized on May 4, 2020. The Sponsor is an affiliate of Pershing Square Capital Management, L.P. (“PSCM”), a registered investment advisor under the Investment Advisers Act of 1940, as amended, with approximately $13.3 billion of assets under management as of March 31, 2021. Our Sponsor is wholly owned by Pershing Square Holdings, Ltd., a Guernsey company, Pershing Square, L.P., a Delaware limited partnership, and Pershing Square International, Ltd., a Cayman Islands exempted company, each of which is an investment fund managed by PSCM (the “Pershing Square Funds”).

The registration statement for the Company’s Initial Public Offering (the “Prospectus”) was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on July 21, 2020. On July 24, 2020, the Company consummated its Initial Public Offering of 200,000,000 units (“the Units” and, with respect to the shares of Class A Common Stock included in the Units sold, the “Public Shares”), at $20.00 per Unit, generating gross proceeds of $4,000,000,000. Each Unit consisted of one share of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and one-ninth of one redeemable warrant (the “Distributable Redeemable Warrants” or “Public Warrants”). In addition, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides that an aggregate of 44,444,444 redeemable warrants will be distributed on a pro-rata basis only to holders of record of the Class A Common Stock (however acquired) (the “Public Stockholder”) that are outstanding after the Company redeems any Public Shares whose holders have elected to redeem in connection with the Company’s Initial Business Combination (the “Distributable Tontine Redeemable Warrants” and, collectively with the Distributable Redeemable Warrants, the “Redeemable Warrants.”). The Distributable Tontine Redeemable Warrants will be distributed immediately before the closing of the Company’s Initial Business Combination.

The number of Distributable Tontine Redeemable Warrants to be distributed in respect of each such share of unredeemed Class A Common Stock is contingent upon the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Initial Business Combination. The right to receive Distributable Tontine Redeemable Warrants will remain attached to each such share of Class A Common Stock and will not be separately transferable, assignable or salable.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placements of the Sponsor Warrants for $65,000,000 as well as the Director Warrants for $2,837,500. Both warrants are defined and further discussed in Note 4.

Total offering costs amounted to $94,623,187, which consist of $35,000,000 of upfront underwriting fees, $56,250,000 of deferred underwriting fees (further discussed in Note 5) and $3,373,187 of other offering costs.

Upon the closing of the Initial Public Offering and the private placements, $4,000,000,000 ($20.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the private placements of the Sponsor Warrants and Director Warrants were placed in a trust account (the “Trust Account”), with the remaining proceeds placed in an operating account outside the Trust Account. As of March 31, 2021, $25,117,342 was held as unrestricted cash outside the Trust Account to pay for ongoing expenses (such as business, legal and accounting due diligence costs related to prospective acquisitions, and continuing general and administrative expenses). The Trust Account is not liable for these expenses.

On September 11, 2020, the Company’s Units ceased trading, and the Company’s Class A Common Stock and the Company’s Distributable Redeemable Warrants commenced trading separately on the New York Stock Exchange. In the separation, Unit owners received the number of shares of Class A Common Stock and Distributable Redeemable Warrants underlying their Units, with the right to receive any Distributable Tontine Redeemable Warrants remaining attached to such shares of Class A Common Stock.

The Trust Account

The Trust Account is located in the United States with Continental Stock Transfer & Trust Company acting as trustee. The proceeds held in the Trust Account will be invested solely in U.S. Treasury obligations (which are United States “government securities” within the meaning of Section 2 (a) (16) of the Investment Company Act) having a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. As of March 31, 2021, the Company holds U.S. Treasury bills in the Trust Account with a face value of $4,002,579,000, maturing in April 2021.

The proceeds, other than withdrawal of interest or dividend income to pay taxes owed in respect of the income derived from the Trust Account, will remain in the Trust Account (and will not be released) until the earlier of: (i) the consummation of the Initial Business Combination or (ii) the redemption of any shares of Class A Common Stock included in the Units sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its Initial Business Combination, (B) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not complete its Initial Business Combination by July 24, 2022 (or January 24, 2023 if it has executed a letter of intent, agreement in principle or definitive agreement for its Initial Business Combination by July 24, 2022 but has not completed its Initial Business Combination by such date) (the “Combination Period”), or (C) with respect to any other provision relating to stockholders’ right for pre-Initial Business Combination activities; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within the Combination Period, subject to the requirements of law.

The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s Public Stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Sponsor Warrants and Director Warrants, although substantially all of these proceeds are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting fees further discussed in Note 5) at the time of the agreement to enter into the Initial

Business Combination. The Company will only complete an Initial Business Combination if the post-combination business owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company will provide its Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed business combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval under applicable law or stock exchange listing requirements. The Public Stockholders will be entitled to redeem their Public Shares for cash equal to their pro-rata share of the amount then on deposit in the Trust Account as of five business days prior to the consummation of the Initial Business Combination, including any interest and dividend income earned on the funds held in the Trust Account and not previously released to the Company to pay taxes owed in respect of such income derived from the Trust Account (the “Redemption Value”). The Redemption Value to be distributed to Public Stockholders who properly redeem their Public Shares will not be reduced by the deferred underwriting fees (further discussed in Note 5) that the Company will pay to the underwriters. There will be no redemption rights upon the completion of an Initial Business Combination with respect to the Company’s Class B Common Stock (as defined below) or Warrants (as defined in Note 3).

The Company will be able to proceed with an Initial Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of an Initial Business Combination. If the Company seeks stockholder approval, a majority of the shares voted must be voted in favor of the Initial Business Combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing an Initial Business Combination. If, however, stockholder approval of the transaction is required, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will conduct the redemptions in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Each Public Stockholder may elect to redeem its Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with an Initial Business Combination, the Company’s Sponsor, Forward Purchasers (as defined in Note 4), directors and officers have agreed to vote their Class B Common Stock as well as any Public Shares and Forward Purchase Securities (as defined in Note 4) held by them in favor of approving the Initial Business Combination.

If the Company seeks stockholder approval of an Initial Business Combination and does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, unless our board of directors determines, in its sole discretion, to waive or amend such limit with respect to a particular stockholder or “group.”

Pursuant to the Company’s Certificate of Incorporation, if the Company is unable to complete the Initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the Redemption Value (less $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The holders of the Company’s Class B common stock, (“Class B Common Stock”) will not be issued any shares of Class A Common Stock in respect of their shares of Class B Common Stock if the Company fails to complete its Initial Business Combination within the Combination Period, and will have no rights to liquidating distributions from the Trust Account in respect of such shares, although these Class B common stockholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares that they hold (however acquired).

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all remaining assets available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. The interim financial information provided is unaudited, but includes all adjustments which management considers necessary for the fair presentation of the results for these periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year period and should be read in conjunction with the Company’s restated Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 24, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s restated Annual Report on Form 10-K/A for the year ended December 31, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with those of another public company difficult or impossible if such other public company is (i) not an emerging growth company or (ii) is an emerging growth company that has opted out of using the extended transition period, due to the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalent accounts in financial institutions, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less at the time of purchase to be cash equivalents. At March 31, 2021, cash and cash equivalents in the balance sheet is comprised of cash in bank of $2,292 and a money market fund balance of $25,115,050 which is invested solely in U.S. Treasury obligations and cash. At December 31, 2020, cash and cash equivalents in the balance sheet is comprised of cash in bank of $867 and a money market fund balance of $25,347,420 which is invested solely in U.S. Treasury obligations and cash.

Marketable Securities Held in Trust Account

As of March 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury obligations.

Outstanding Warrants and FPA Liabilities

The Company accounts for the Public Warrants, the Sponsor Warrants and Director Warrants (“Private Placement Warrants”, collectively with the Public Warrants, the “Outstanding Warrants”) and the Forward Purchase Agreement and Director Forward Purchase Agreement (collectively, the “FPA”) in accordance with the guidance contained in ASC 815-40, under which the Outstanding Warrants and FPA do not meet the criteria for equity treatment and must be recorded as derivative liabilities (the liability related to such Outstanding Warrants, the “Outstanding Warrant Liabilities”). Accordingly, the Company classifies the Outstanding Warrants and FPA as liabilities with changes in fair value reflected on the condensed statement of operations at each reporting period. The fair value of the Public Warrants was initially measured using a modified Black-Scholes pricing model and subsequently measured at the closing quoted market price. The Private Placement Warrants and FPA are valued using a modified Black-Scholes pricing model. See Note 7 for further details.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist of underwriting, legal, regulatory filing, accounting, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. The offering costs relate to the Class A Common Stock and Distributable Redeemable Warrants which comprised the

Unit offered as part of the Initial Public Offering. These costs were allocated on a relative fair value basis, with the portion of offering costs allocated to the Distributable Redeemable Warrants being charged to expense, and the portion of offering costs assigned to the Public Shares being allocated to stockholders’ equity upon the completion of the Initial Public Offering. Public Stockholders who properly redeem their Public Shares (as described in Note 1) in connection with the Initial Business Combination will not bear any of the offering costs. Total offering costs amounted to $94,623,187, which consist of $35,000,000 of upfront underwriting fees, $56,250,000 of deferred underwriting fees (further discussed in Note 5) and $3,373,187 of other offering costs, of which $912,625 was charged to expense and $93,710,562 was charged to stockholders’ equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” The Company’s conditionally redeemable Class A Common Stock features certain redemption rights that are considered to be outside of its control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 200,000,000 shares of Class A Common Stock subject to possible redemption were presented at redemption value as temporary equity outside of the stockholders’ equity section of the Company’s balance sheet. The Company adjusts the carrying value of redeemable common stock to equal the redemption value of the cash held in the Trust Account at the end of each reporting period.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The Company applies the treasury stock method to the Public Warrants sold in the Initial Public Offering, the private placement of the Sponsor and Director Warrants and the Forward Purchase Agreement (each of which permits the holder to purchase additional shares of Class A Common Stock) in the calculation of diluted income (loss) per share. The ability for the Outstanding Warrants to be exercised is contingent upon the occurrence of future events that have not been met as of the end of reporting period. As a result, the Company has not considered the effect of the Outstanding Warrants on net income / (loss) per common share for the periods presented.

The Company’s condensed statement of operations includes a presentation of income (loss) per share for Class A Common Stock subject to possible redemption in a manner similar to the two-class method of calculating income (loss) per share. Net income (loss) per common share, basic and diluted, for Class A Common Stock subject to possible redemption is calculated by dividing the allocable income earned on the Trust Account, net of applicable income taxes, by the weighted-average number of Class A Common Stock subject to possible redemption since original issuance.

Net income (loss) per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income (loss) attributable to Class A Common Stock subject to possible redemption, by the weighted-average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the 100 shares owned by the Sponsor as these shares do not have any redemption features and do not participate in the income (loss) earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended March 31, 2021 (Basic)	Three Months Ended March 31, 2021 (Diluted)
Class A Common Stock Subject to Possible Redemption
Numerator: Earnings allocable to Class A Common Stock subject to possible redemption
Income earned in Trust Account	$898,278	$898,278
Income taxes	(188,639)	(188,639)

Net earnings	$709,639	$709,639

Denominator: Weighted-average Class A Common Stock subject to possible Redemption
Weighted-average shares outstanding, Class A Common Stock subject to possible redemption	200,000,000	243,057,132

Net income per share, Class A Common Stock subject to possible redemption	$0.00	$0.00

Non-Redeemable Class B Common Stock
Numerator: Net income minus net earnings and change in fair value FPA liabilities
Net income	$336,996,381	$336,996,381
Net earnings allocable to Class A Common Stock subject to possible redemption	(709,639)	(709,639)
Change in fair value of FPA liabilities	—	(268,621,120)

Non-redeemable net income	$336,286,742	$67,665,622

Denominator: Weighted-average Non-redeemable Class B Common Stock
Weighted-average shares outstanding, Non-redeemable Class B Common Stock	100	100

Net income per share, Non-redeemable Class B Common Stock	$3,362,867.42	$676,656.22

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on the Company’s financial statements.

Risk and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3—Initial Public Offering

Pursuant to the Initial Public Offering on July 24, 2020, the Company sold 200,000,000 units at a price of $20.00 per Unit. Each Unit consisted of one share of the Company’s Class A Common Stock, and one-ninth of one Distributable Redeemable Warrants. In addition, the Company’s Certificate of Incorporation provides that a pool of Distributable Tontine Redeemable Warrants will be distributed on a pro-rata basis to the Public Stockholders who do not redeem their Public Shares in connection with the Initial Business Combination, the distribution of which will occur immediately after such redemptions and immediately prior to the closing of the Initial Business Combination. Each whole Redeemable Warrant or Forward Purchase Warrant (as defined in Note 4 and, collectively with the Redeemable Warrants, the “Warrants”) entitles the holder to purchase one share of Class A Common Stock at a price of $23.00 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Sponsor Shares

On May 7, 2020, the Sponsor acquired 100 shares of Class B Common Stock (the “Sponsor Shares”) for an aggregate purchase price of $25,000, or $250.00 per share. The Sponsor Shares are identical to the Class A Common Stock included in the Units sold in the Initial Public Offering except that: (i) the Sponsor Shares have, in the aggregate, the voting power of 20.0% of the issued and outstanding common stock of the Company immediately following the Initial Public Offering, while the shares of Class A Common Stock have, in the aggregate, 80.0% of the voting power of the issued and outstanding common stock of the Company immediately following the Initial Public Offering; (ii) the Sponsor Shares automatically convert into shares of Class A Common Stock at the time of the Company’s Initial Business Combination on a one-for-one basis, subject to adjustments and certain transfer restrictions; and (iii) the holders of the Sponsor Shares have the right to elect all directors of the Company prior to the Initial Business Combination.

The Company’s Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Sponsor Shares until the earlier to occur of (A) 180 days after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Sponsor Warrants

Concurrently with the Initial Public Offering, the Sponsor purchased the Sponsor Warrants for an aggregate purchase price of $65,000,000 in a private placement. The fair market value of the Sponsor Warrants as of the date of the Initial Public Offering was determined by the Company to be $65,000,000 in consultation with a third-party, nationally recognized valuation firm. The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell the Sponsor Warrants until three years after the date of the Initial Business Combination, and will only then be exercisable for that number of shares constituting 5.95% of the common shares of the post-combination business on a fully diluted basis as of the time immediately following the Initial Business Combination, at an exercise price equal to $24.00 per common share of the post-combination business. The Sponsor Warrants will have a term of 10 years from the consummation of the Initial Business Combination. The Sponsor Warrants are not redeemable by the Company and, will be exercisable, in whole or in part, on a cash or cashless basis.

Of the proceeds from the sale of the Sponsor Warrants, $35,000,000 was deposited in the Trust Account (as described in Note 1) such that $4,000,000,000 was placed in the Trust Account, and the remainder of the proceeds of the Sponsor Warrants and the full proceeds of the Director Warrants (as defined below) are held by the Company outside the Trust Account and will be used to pay for expenses in connection with the Initial Public Offering and Initial Business Combination. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Sponsor Warrants held in the Trust Account will be used to fund the redemption of Public Shares (subject to the requirements of applicable law).

Director Warrants

Concurrently with our Initial Public Offering, each of the Company’s directors, other than Mr. Ackman, purchased an aggregate of $2,837,500 of director warrants (“Director Warrants”) in private placements. The directors who have purchased Director Warrants have agreed, subject to limited exceptions, not to transfer, assign or sell such Director Warrants until three years after the completion of the Initial Business Combination. Each Director Warrant will be exercisable for a percentage of the common shares of the post-combination business calculated as the purchase price of such Director Warrant divided by the purchase price of the Sponsor Warrants, multiplied by 5.95%, reflecting fair market value as determined with respect to the Sponsor Warrants. The aggregate Director Warrants will be exercisable for approximately 0.26% of the common shares of the post-combination business on a fully diluted basis. The exercise price per common share of the post-combination business will be $24.00. The Director Warrants will have a term of 10 years from the consummation of the Initial Business Combination. The Director Warrants are not redeemable by the Company and will be exercisable, in whole or in part, on a cash or cashless basis.

The Sponsor Warrants and the Director Warrants will be exercisable, in the aggregate, for that number of shares equal to approximately 6.21% of the shares of the post-combination business on a fully diluted basis.

Forward Purchase Agreement

On June 21, 2020, the Pershing Square Funds (each a “Forward Purchaser” and collectively the “Forward Purchasers”) entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) with the Company, regarding the purchase of units (the “Forward Purchase Units”), each of which has a purchase price of $20.00 and consists of one share of Class A Common Stock (the “Forward Purchase Shares”), and one-third of one warrant (the “Forward Purchase Warrants”). Pursuant to the Forward Purchase Agreement, the Forward Purchasers agreed to purchase an aggregate of $1,000,000,000 of Forward Purchase Units (the “Committed Forward Purchase Units”), or 50,000,000 such units. The purchase of the Committed Forward Purchase Units will take place in one or more private placements in such amounts and at such time or times as the Forward Purchasers determine, with the full amount to have been purchased no later than simultaneously with the closing of our Initial Business Combination. The Forward Purchasers are not permitted to transfer the right to purchase the Committed Forward Purchase Units.

The Forward Purchase Agreement also provides that the Forward Purchasers may elect to purchase up to an additional aggregate of $2,000,000,000 of Forward Purchase Units (the “Additional Forward Purchase Units”), or up to 100,000,000 such units, in whole or in part, in one or more private placements in such amounts and at such time or times as the Forward Purchasers determine, but no later than simultaneously with the closing of the Initial Business Combination. The Company and the Forward Purchasers may determine, by mutual agreement, to increase the number of Additional Forward Purchase Units at any time prior to the Initial Business Combination. The Forward Purchasers may transfer the right to purchase the Additional Forward Purchase Units, in whole or in part, to any entity that is managed by Pershing Square Capital Management, L.P. (the “Affiliate Transferees”), but not to any third party. The Forward Purchasers’ obligation or right, as applicable, to purchase the Forward Purchase Units will be allocated among the Forward Purchasers from time to time.

The Forward Purchase Shares, the Forward Purchase Warrants and the shares of Class A Common Stock underlying the Forward Purchase Warrants (collectively, the “Forward Purchase Securities”) have terms identical to those of the shares of Class A Common Stock and the Redeemable Warrants included in the Units sold in the Initial Public Offering, except, (i) the Forward Purchase Securities will be subject to transfer restrictions and will have certain rights as long as they are held by the Forward Purchaser or its permitted transferees; (ii) the Forward Purchase Warrants will not have the right to vote on any amendments to the warrant agreement prior to the Initial Business Combination, except with respect to certain provisions relating solely to restrictions on the transfer of the Forward Purchase Securities; and (iii) the Forward Purchase Shares will not be entitled to receive any Distributable Tontine Redeemable Warrants, will not have any redemption rights in connection with our Initial Business Combination or in connection with certain amendments to our Certificate of Incorporation, and will not have any right to liquidating distributions from the Trust Account in the event that the Company fails to complete its Initial Business Combination within the Combination Period. Such Forward Purchase Securities will be subject to certain transfer restrictions and have certain registration rights.

Director Forward Purchase Agreement

On July 21, 2020, the Company entered into a Director Forward Purchase Agreement with certain of its independent directors (the “Director Forward Purchasers”). The Director Forward Purchasers agreed to purchase, in one or more private placements in such amounts and at such time or times as each Director Forward Purchasers determines, but no later than simultaneously with the closing of the Initial Business Combination, an aggregate of $6,000,000 of Forward Purchase Units. The Director Forward Purchasers may not transfer their obligation to purchase such Forward Purchase Units, other than to the Sponsor and its affiliates and to other directors. Such Forward Purchase Securities will be subject to certain transfer restrictions and have certain registration rights.

Registration Rights

On July 21, 2020, the Company entered into the Company Registration Rights Agreement with the Sponsor, the Forward Purchasers and the independent directors of the Company, pursuant to which the Company is required to use commercially reasonable efforts to file within 120 days of the Initial Business Combination, and use best efforts to cause such registration statement to be declared effective as soon as practicable (but in no event later than 60 days) thereafter, providing for the resale, under Rule 415 of the Securities Act, of (i) the Sponsor Warrants, (ii) the Director Warrants, (iii) the shares issuable upon the exercise of the Sponsor Warrants or Director Warrants, (iv) the Forward Purchase Securities, (v) the shares of Class A Common Stock issuable upon conversion of our Class B Common Stock and (vi) any other shares or warrants of the Company that the parties to the Company Registration Rights Agreement have purchased on the open market, subject to certain conditions as provided in the Company Registration Rights Agreement. The parties to the Company Registration Rights Agreement, and their permitted transferees, will be entitled to make up to 10 demands that the Company register the foregoing securities, and will have certain “piggyback rights” with respect to other registration statements filed by the Company. The post-combination business will bear the expenses in connection with the filing of any such registration statements.

Related Party Loans

The Sponsor agreed to loan the Company up to $1,500,000 to cover expenses related to the Initial Public Offering, general corporate purposes prior to the Initial Business Combination and potential transaction costs in connection with the Initial Business Combination, pursuant to a promissory note (the “Note”). The Note bears interest on a monthly basis at the Applicable Federal Rate, and is payable no later than the end of the Combination Period. The total borrowings under the Note in the amount of $1,121,320 (inclusive of $200 interest due to the Sponsor) were repaid upon the consummation of the Initial Public Offering on July 24, 2020. As of March 31, 2021 and December 31, 2020, there were no borrowings outstanding under the Note.

Note 5—Commitments

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.28 per Unit, or $56,250,000 in the aggregate. The aggregate deferred underwriting fees include (i) the deferral of any underwriting fees, other than the retail selling concessions, in excess of $30,000,000 (a deferral of $12,500,000), plus (ii) a 2.0% rate applied to the gross offering proceeds, subject to a $56,250,000 cap on the amount of such aggregate deferred underwriting fees. If the amount of proceeds from the Trust Account paid in connection with the redemption rights of Public Stockholders, together with the amount of any capital raised in private placements in connection with the Initial Business Combination from investors other than Sponsor or its affiliates (the “Net Redemptions”), results in the Company having less than $2,000,000,000 of cash available upon consummation of the Initial Business Combination, only 25.0% of the aggregate deferred underwriting fees will be payable. If such amount of cash available is $2,000,000,000 or greater, 50% of the aggregate deferred underwriting fees will be payable, and the remaining 50% of the aggregate deferred underwriting fees will be subject to a pro-rata reduction based on the amount of Net Redemptions as a percentage of the total public proceeds of the Initial Public Offering. The deferred underwriting fees will be waived by the underwriters solely in the event that the Company does not complete the Initial Business Combination, subject to the terms of the underwriting agreement entered into by the Company and the underwriters on July 21, 2020.

Note 6—Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 3,000,000,000 shares of Class A Common Stock with a par value of $0.0001 per share, and 20,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such Initial Business Combination) be required to increase the number of shares of Class A Common Stock which the Company is authorized to issue at the same time the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. The shares of Class A Common Stock have, in the aggregate, 80.0% of the voting power of the issued and outstanding common stock of the Company as of the time immediately following the Initial Public Offering and the shares of Class B Common Stock have, in the aggregate, the voting power of 20.0% of the issued and outstanding common stock of the Company. At March 31, 2021 and December 31, 2020, there were 200,000,000 shares of Class A Common Stock issued and outstanding and 100 shares of Class B Common Stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants

Each whole Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $23.00 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the Initial Public Offering or 30 days after the completion of the Initial Business Combination. The Warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No fractional shares of Class A Common Stock will be issued upon exercise of the Warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the Class A Common Stock, pursuant to the warrant agreement (for instance, if the Company is not the surviving company in the Initial Business Combination), the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Class A Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless the Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Class A Common Stock underlying such Unit.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective within 60 business days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the Warrants expire or are redeemed, as specified in the warrant agreement.

Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th day after the closing of the Initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined herein) less the exercise price of the Warrants by (y) the fair market value and (B) 0.3611 per Warrant. The “fair market value” as used in this paragraph shall mean the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $36.00. Once the Warrants become exercisable, the Company may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•

upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder, provided that holders will be able to exercise their Warrants prior to the time of redemption and, at the Company’s election, any such exercise may be required to be on a cashless basis as described below; and

•

if, and only if, the daily volume-weighted average price of the Class A Common Stock equals or exceeds $36.00 per share (subject to adjustments) for any 20 trading days within a 30-trading-day period ending three trading days before the Company sends the notice of redemption to the Warrant holders.

The Company will not redeem the Warrants as described above unless (i) a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period or (ii) if the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company elects to require any holder wishing to exercise their Warrants to do so on a cashless basis, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined herein) less the exercise price of the Warrants by (y) the fair market value and (B) 0.3611 per redeemable Warrant. The “fair market value” as used in this paragraph shall mean the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the registered holders of the Warrants. In determining whether to require any such exercises to be made on a cashless basis in connection with this redemption provision, the Company will consider, among other factors, its cash position, the number of Warrants that are outstanding, and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of such Warrants.

The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $36.00 redemption trigger price (subject to adjustments) as well as the $23.00 Redeemable Warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $20.00. In addition, once the Warrants become exercisable, the Company may call the Redeemable Warrants (and the Forward Purchase Warrants) for redemption:

•	in whole and not in part;

•	at $0.10 per Warrant

•

upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table included in the Company’s Prospectus filed with the SEC, based on the redemption date and the “fair market value” of the Class A Common Stock except as otherwise described below; and

•

if, and only if, the daily volume-weighted average price of the Class A Common Stock equals or exceeds $20.00 per Public Share (subject to adjustments) for any 20 trading days within the 30-trading-day period ending three trading days before the Company sends the notice of redemption to the Warrant holders.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the historical fair market value (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) historical fair market value means the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Redeemable Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of the Company’s capital stock into which the Redeemable Warrants are convertible), other than: (a) as described above; (b) certain ordinary cash dividends; (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed Initial Business Combination; (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend the Company’s Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with the Initial Business Combination, (ii) to modify the substance or timing of the Company’s obligation to redeem 100% of the shares of Class A Common Stock issued in the Initial Public Offering if it does not complete the Initial Business Combination within the Combination Period or (iii) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity; or (e) in connection with the redemption of the Company’s shares of Class A Common Stock upon its failure to complete the Initial Business Combination within the Combination Period, then the Redeemable Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Redeemable Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Redeemable Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Redeemable Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In addition, if (i) the Company issues additional shares of Class A Common Stock, equity-linked securities or any other instrument that is convertible or exercisable into, or exchangeable for, Class A Common Stock for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $18.40 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances, the Initial Public Offering, the sale of the Forward Purchase Units and any interest thereon, net of redemptions) that are available for the funding of the Initial Business Combination on the date of the consummation thereof (net of redemptions) and (iii) the daily volume-weighted average trading price of Class A Common Stock during the 20-trading-day period starting on the trading day prior to the date on which the Company consummates its Initial Business Combination (such price, the “Market Value”) is below $18.40 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to 115% of the higher of the Market Value and the Newly Issued Price, and the $36.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $20.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Redeemable Warrants will thereafter have the right to purchase and receive, upon the basis and the terms and conditions specified in the Redeemable Warrants and in lieu of the shares of the Company Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Redeemable Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted-average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by the Company’s stockholders as provided for in its Certificate of Incorporation or as a result of the redemption of Class A Common Stock by the Company if a proposed Initial Business Combination is presented to its stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the redeemable warrant properly exercises the redeemable warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the redeemable warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Redeemable Warrants when an extraordinary transaction occurs during the exercise period of the Redeemable Warrants pursuant to which the holders of the Redeemable Warrants otherwise do not receive the full potential value of the warrants.

The Redeemable Warrants and the Forward Purchase Warrants will have identical terms in all respects, except that the Forward Purchase Warrants will have no right to vote on amendments to the warrant agreement prior to the Initial Business Combination (with limited exceptions), and (along with the shares of Class A Common Stock underlying the Forward Purchase Warrants) will be subject to certain transfer restrictions and have certain registration rights as long as they are held by the Forward Purchasers or their permitted transferees.

The Commitments of $4,002,110,938 as reflected on the balance sheet relate to the Class A Common Stock held by the Public Stockholders that is subject to redemption (with the associated cash required for such redemption held in the Trust Account). There is $25,117,342 of cash remaining, after payment of relevant expenses incurred to date, from the private placements of the Sponsor Warrants and the Director Warrants (the “Excess Warrant Proceeds”). The Excess Warrant Proceeds will be reduced as the Company incurs ongoing expenses. In the case of an Initial Business Combination, the Excess Warrant Proceeds may be applied toward general corporate purposes, including for maintenance or expansion of operations of the post-combination business, the payment of principal or interest due on indebtedness incurred in completing the Initial Business Combination, to fund the purchase of other companies or make other investments, or for working capital. In the event of no Initial Business Combination or any event that results in a liquidation, the Excess Warrant Proceeds will be allocated to the holders of the Class B common stockholders after payment of all amounts owed to the Class A Common Stockholders and creditors (if any). The Sponsor Warrants and the Director Warrants will not be entitled to any liquidating distributions.

Note 7—Fair Value Measurements

The Company measures fair value of financial instruments in accordance with ASC 820, Fair Value Measurements and Disclosures. As of March 31, 2021, the fair value of the Company’s financial assets and liabilities approximates the carrying amounts represented on the balance sheet.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid for transfer of the liabilities in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used to classify assets and liabilities based on the observable and unobservable inputs used to value the assets and liabilities:

Level 1:	Valuation determined based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Valuation determined based on observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Valuation determined based on unobservable inputs on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2021, assets held in the Trust Account include cash of $927, $20,963 in money market funds that are invested in U.S. Treasury Securities, and $4,002,566,842 in U.S. Treasury Bills.

At December 31, 2020, assets held in the Trust Account include cash of $927, $20,963 in money market funds that are invested in U.S. Treasury Securities, and $4,001,668,564 in U.S. Treasury Bills.

The following table presents the Company’s assets and liabilities measured at fair value as of March 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

Description	Level	March 31, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$4,002,588,732
Liabilities:
Outstanding Warrants Liability – Public Warrants	1	181,111,109
Outstanding Warrants Liability – Private Placement Warrants	3	208,600,994
Committed Forward Purchase Agreement Liability	3	240,132,200
Additional Forward Purchase Agreement Liability	3	85,140,000

Initial Measurement

In accordance with ASC 815-40, the Outstanding Warrants and FPA were accounted for as liabilities. Initial fair values of the Outstanding Warrants and FPA were established when the Company’s Initial Public Offering was declared effective on July 21, 2020, using a modified Black-Scholes pricing model.

Subsequent Measurement

The Company, at each reporting period, re-evaluates the inputs utilized in the modified Black-Scholes pricing model to measure the fair values of the Outstanding Warrants and FPA, with changes in their respective fair values reflected on the condensed statement of operations. On September 11, 2020, the Company’s Class A Common Stock and Public Warrants commenced trading separately on the New York Stock Exchange (“NYSE”). As there is now a listed price on an active market, the Public Warrants were reclassified from a Level 3 to Level 1 instrument.

The significant observable and unobservable inputs used in determining the fair values of the Private Placement Warrants and FPA are as follows, and are reflective of the rights and obligations associated with each liability as of March 31, 2021.

The observable inputs of the Private Placement Warrants and FPA include strike/exercise prices, underlying public stock and warrant prices, a risk-free interest rate and the remaining term of the instrument. The strike price of the Private Placement Warrants is the exercise price per common share of the post-combination business. The exercise price of the FPA, is the purchase price of the Forward Purchasers to obtain one share of Class A Common Stock and one-third of one warrant. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the reporting date associated with the related term on the instrument. The underlying stock and warrant prices are based on the closing prices on the NYSE as of the reporting date. The expected term is equivalent to each of the warrant and FPA’s remaining contractual term.

Inputs – Private Placement Warrants	March 31, 2021
Strike Price	$24.00
Risk-Free Interest Rate	1.77%
Underlying Stock Price	$24.01
Public Warrant Price	$8.15
Term (Years)	10.65
Volatility	25.00%
Illiquidity Discount	17.00%
Probability of Warrant Renegotiation	24.50%

The Private Placement Warrants have three significant unobservable inputs: (i) Volatility, (ii) Illiquidity Discount and (iii) Probability of Warrant Renegotiation. The volatility of 25.0% reflects the anticipated implied volatility of the potential target company from the Company’s Initial Business Combination (“IBC”) over the Private Placement Warrants’ 10-year term. The Illiquidity Discount of 17.0% relates to an embedded lock-up, whereby the securities underlying the Private Placement Warrants may not be sold for three years post the completion of the Company’s IBC. The Probability of Warrant Renegotiation is a discount based on the probability that the Private Placement Warrants will be restructured at the time of the Company’s IBC. The discount of 24.5% was representative of the average of sponsor incentive restructurings and founder stock forfeitures in completed special purpose acquisition company transactions.

Inputs – Forward Purchase Agreements	March 31, 2021
Exercise Price	$20.00
Risk-Free Interest Rate	0.05%
Underlying Stock Price	$24.01
Public Warrant Price	$8.15
Term (Years)	0.65
Discount for Lack of Marketability – Committed FPA	3.00%
Discount for Lack of Marketability – Additional FPA	15.00%
Discount for Probability of Exercise – Additional FPA	79.80%

The FPA’s significant unobservable inputs include a Discount for Lack of Marketability (“DLOM”) and a Discount for Probability of Exercise. The DLOM for the Committed FPA relates to an embedded lock-up (the “FPA Lock-Up”), whereby the securities underlying the Committed FPA may not be sold for 180 days post the completion of the Company’s IBC. As a result of the FPA Lock-Up, the DLOM was 3.0%. The Additional FPA is subject to the same FPA Lock-Up, and has embedded optionality such that they may be exercised in any amount up to $2 billion. This additional feature, combined with the FPA Lock-Up, resulted in a DLOM of 15.0%. The Discount for Probability of Exercise is a direct result of the embedded option component previously stated. It is modelled to reflect the possible exercise of values between nil and $2 billion, resulting in a discount of 79.8%.

The following tables present the changes in the fair values of the Outstanding Warrants and FPA:

	Public Warrants	Private Placement Warrants	Total Outstanding Warrants
Fair Value at December 31, 2020	$213,333,331	$249,371,353	$462,704,684
Change in Fair Value	(32,222,222)	(40,770,359)	(72,992,581)

Fair Value at March 31, 2021	$181,111,109	$208,600,994	$389,712,103

	Committed Forward Purchase Agreement	Additional Forward Purchase Agreement	Forward Purchase Agreements
Fair Value at December 31, 2020	$429,783,320	$164,110,000	$593,893,320
Change in Fair Value	(189,651,120)	(78,970,000)	(268,621,120)

Fair Value at March 31, 2021	$240,132,200	$85,140,000	$325,272,200

Transfers between levels during the period are determined and deemed to have occurred at each reporting date. During the three months ended March 31, 2021, there were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

Assets
Current Assets:
Cash and cash equivalents	$25,348,287
Prepaid expenses	2,601,472
Dividends receivable from operating account	220

Total Current Assets	27,949,979

Cash and marketable securities held in Trust Account	4,001,690,454

Total Assets	$4,029,640,433

Liabilities and Stockholders’ Equity/(Deficit)
Current Liabilities:
Accrued expenses	$1,207,263
Accrued offering costs	85,000
Income taxes payable	289,155

Total Current Liabilities	1,581,418

Forward Purchase Agreement liabilities	593,893,320
Outstanding Warrant liabilities	462,704,684
Deferred underwriting fees payable	56,250,000

Total Liabilities	1,114,429,422

Commitments
Class A Common Stock, $0.0001 par value, subject to possible redemption, 200,000,000 shares at redemption value	4,001,401,299

Stockholders’ Equity/(Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A Common Stock, $0.0001 par value; 3,000,000,000 shares authorized	—
Class B Common Stock, $0.0001 par value; 20,000,000 shares authorized; 100 shares issued and outstanding	—
Additional paid-in capital	25,000
Accumulated deficit	(1,086,215,288)

Total Stockholders’ Equity/(Deficit)	(1,086,190,288)

Total Liabilities and Stockholders’ Equity/(Deficit)	$4,029,640,433

The accompanying notes are an integral part of the financial statements.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MAY 4, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Interest and dividends earned in operating account	$1,428
Legal fees	(1,658,107)
Insurance expense	(743,291)
Research expense	(192,582)
Franchise tax expense	(132,290)
Other expenses	(106,755)

Loss from operations	(2,831,597)

Dividends earned on marketable securities	16,394
Realized gains on marketable securities	1,491,597
Unrealized gains on marketable securities	182,463

Income earned in Trust Account	1,690,454

Transaction costs allocable to Outstanding Warrant liabilities	(912,625)
Change in fair value of Forward Purchase Agreement liabilities	(593,893,320)
Change in fair value of Outstanding Warrant liabilities	(358,644,962)

Other loss	(953,450,907)

Loss before provision for income taxes	(954,592,050)
Income tax provision	(289,155)

Net loss	$(954,881,205)

Basic weighted-average shares outstanding, Class A Common Stock subject to possible redemption	200,000,000

Basic net income per share, Class A Common Stock subject to possible redemption	$0.01

Diluted weighted-average shares outstanding, Class A Common Stock subject to possible redemption	224,130,690

Diluted net income per share, Class A Common Stock subject to possible redemption	$0.01

Basic and diluted weighted-average shares outstanding, Non-redeemable Class B Common Stock	100

Basic and diluted net loss per share, Non-redeemable Class B Common Stock	$(9,562,825.04)

The accompanying notes are an integral part of the financial statements.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

FOR THE PERIOD FROM MAY 4, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity/(Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – May 4, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B Common Stock to Sponsor	—	—	100	—	25,000	—	25,000
Measurement adjustment on redeemable common stock	—	—	—	—	—	(131,334,083)	(131,334,083)
Net loss	—	—	—	—	—	(954,881,205)	(954,881,205)

Balance – December 31, 2020	—	$—	100	$—	$25,000	$(1,086,215,288)	$(1,086,190,288)

The accompanying notes are an integral part of the financial statements.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 4, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Cash flows from operating activities:
Net loss	$(954,881,205)
Adjustments to reconcile net loss to net cash used in operating activities:
Transaction costs allocable to Outstanding Warrant liabilities	912,625
Change in fair value of Forward Purchase Agreement liabilities	593,893,320
Change in fair value of Outstanding Warrant liabilities	358,644,962
Dividends earned on marketable securities held in Trust Account	(16,394)
Realized gains on marketable securities held in Trust Account	(1,491,597)
Unrealized gains on marketable securities held in Trust Account	(182,463)
Changes in operating assets and liabilities:
Dividends receivable from operating account	(220)
Prepaid expenses	(2,601,472)
Accrued expenses	1,207,263
Income taxes payable	289,155

Net cash used in operating activities	(4,226,026)

Cash flows from investing activities:
Investment of cash in Trust Account	(4,000,000,000)

Net cash used in investing activities	(4,000,000,000)

Cash flows from financing activities:
Proceeds from sales of Units	4,000,000,000
Proceeds from sales of Sponsor and Director Warrants	67,837,500
Payment of underwriting fees	(35,000,000)
Payment of offering costs	(3,288,187)
Proceeds from promissory note – related party	1,121,120
Repayment of promissory note – related party	(1,121,120)
Proceeds from issuance of Class B Common Stock to Sponsor	25,000

Net cash provided by financing activities	4,029,574,313

Net increase in cash	25,348,287
Cash and cash equivalents – beginning of period	—

Cash and cash equivalents – end of period	$25,348,287

Supplemental disclosure of non-cash activities:
Deferred underwriting fees payable	$56,250,000

Initial classification of common stock subject to possible redemption	$4,000,000,000

Change in value of common stock subject to possible redemption	$1,401,299

The accompanying notes are an integral part of the financial statements.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Note 1—Description of Organization and Business Operations

Organization and General

Pershing Square Tontine Holdings, Ltd. (the “Company”) is a blank check company incorporated in Delaware on May 4, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating an Initial Business Combination. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from May 4, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) described below, and identifying a target for an Initial Business Combination. The Company generates non-operating income in the form of interest and dividend income from the proceeds obtained in connection with the Initial Public Offering and private placements of Sponsor Warrants and Director Warrants (further discuss below), and upon any exercise under the Forward Purchase Agreement (as defined in Note 5) prior to the Initial Business Combination. The Company has selected December 31st as its fiscal year-end.

The Company’s sponsor is Pershing Square TH Sponsor, LLC (“Sponsor”), a Delaware limited liability company organized on May 4, 2020. The Sponsor is an affiliate of Pershing Square Capital Management, L.P. (“PSCM”), a registered investment advisor under the Investment Advisers Act of 1940, as amended, with approximately $12.6 billion of assets under management as of December 31, 2020. Our Sponsor is wholly owned by Pershing Square Holdings, Ltd., a Guernsey company, Pershing Square, L.P., a Delaware limited partnership, and Pershing Square International, Ltd., a Cayman Islands exempted company, each of which is an investment fund managed by PSCM (the “Pershing Square Funds”).

The registration statement for the Company’s Initial Public Offering (the “Prospectus”) was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on July 21, 2020. On July 24, 2020, the Company consummated its Initial Public Offering of 200,000,000 units (“the Units” and, with respect to the shares of Class A Common Stock included in the Units sold, the “Public Shares”), at $20.00 per Unit, generating gross proceeds of $4,000,000,000. Each Unit consisted of one share of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and one-ninth of one redeemable warrant (the “Distributable Redeemable Warrants”). In addition, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides that an aggregate of 44,444,444 redeemable warrants will be distributed on a pro-rata basis only to holders of record of the Class A Common Stock (however acquired) (the “Public Stockholder”) that are outstanding after the Company redeems any Public Shares whose holders have elected to redeem in connection with the Company’s Initial Business Combination (the “Distributable Tontine Redeemable Warrants” and, collectively with the Distributable Redeemable Warrants, the “Redeemable Warrants.”). The Distributable Tontine Redeemable Warrants will be distributed immediately before the closing of the Company’s Initial Business Combination.

The number of Distributable Tontine Redeemable Warrants to be distributed in respect of each such share of unredeemed Class A Common Stock is contingent upon the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Initial Business Combination. The right to receive Distributable Tontine Redeemable Warrants will remain attached to each such share of Class A Common Stock and will not be separately transferable, assignable or salable.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placements of the Sponsor Warrants for $65,000,000 as well as the Director Warrants for $2,837,500. Both warrants are defined and further discussed in Note 5.

Total offering costs amounted to $94,623,187, which consist of $35,000,000 of upfront underwriting fees, $56,250,000 of deferred underwriting fees (further discussed in Note 6) and $3,373,187 of other offering costs.

Upon the closing of the Initial Public Offering and the private placements, $4,000,000,000 ($20.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the private placements of the Sponsor Warrants and Director Warrants were placed in a trust account (the “Trust Account”), with the remaining proceeds placed in an operating account outside the Trust Account. As of December 31, 2020, $25,348,287 was held as unrestricted cash outside the Trust Account to pay for ongoing expenses (such as business, legal and accounting due diligence costs related to prospective acquisitions, and continuing general and administrative expenses). The Trust Account is not liable for these expenses.

On September 11, 2020, the Company’s Units ceased trading, and the Company’s Class A Common Stock and the Company’s Distributable Redeemable Warrants commenced trading separately on the New York Stock Exchange. In the separation, Unit owners received the number of shares of Class A Common Stock and Distributable Redeemable Warrants underlying their Units, with the right to receive any Distributable Tontine Redeemable Warrants remaining attached to such shares of Class A Common Stock.

The Trust Account

The Trust Account is located in the United States with Continental Stock Transfer & Trust Company acting as trustee. The proceeds held in the Trust Account will be invested solely in U.S. Treasury obligations (which are United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act) having a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. As of December 31, 2020, the Company holds U.S. Treasury bills in the Trust Account with a face value of $4,002,579,000, maturing in April 2021.

The proceeds, other than withdrawal of interest or dividend income to pay taxes owed in respect of the income derived from the Trust Account, will remain in the Trust Account (and will not be released) until the earlier of: (i) the consummation of the Initial Business Combination or (ii) the redemption of any shares of Class A Common Stock included in the Units sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its Initial Business Combination, (B) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not complete its Initial Business Combination by July 24, 2022 (or January 24, 2023 if it has executed a letter of intent, agreement in principle or definitive agreement for its Initial Business Combination by July 24, 2022 but has not completed its Initial Business Combination by such date) (the “Combination Period”), or (C) with respect to any other provision relating to stockholders’ right for pre-Initial Business Combination activities; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within the Combination Period, subject to the requirements of law.

The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s Public Stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Sponsor Warrants and Director Warrants, although substantially all of these proceeds are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting fees further discussed in Note 6) at the time of the agreement to enter into the Initial

Business Combination. The Company will only complete an Initial Business Combination if the post-combination business owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company will provide its Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed business combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval under applicable law or stock exchange listing requirements. The Public Stockholders will be entitled to redeem their Public Shares for cash equal to their pro-rata share of the amount then on deposit in the Trust Account as of five business days prior to the consummation of the Initial Business Combination, including any interest and dividend income earned on the funds held in the Trust Account and not previously released to the Company to pay taxes owed in respect of such income derived from the Trust Account (the “Redemption Value”). The Redemption Value to be distributed to Public Stockholders who properly redeem their Public Shares will not be reduced by the deferred underwriting fees (further discussed in Note 6) that the Company will pay to the underwriters. There will be no redemption rights upon the completion of an Initial Business Combination with respect to the Company’s Class B Common Stock (as defined below) or Warrants (as defined in Note 5).

The Company will be able to proceed with an Initial Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of an Initial Business Combination. If the Company seeks stockholder approval, a majority of the shares voted must be voted in favor of the Initial Business Combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing an Initial Business Combination. If, however, stockholder approval of the transaction is required, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will conduct the redemptions in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Each Public Stockholder may elect to redeem its Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with an Initial Business Combination, the Company’s Sponsor, Forward Purchasers (as defined in Note 5), directors and officers have agreed to vote their Class B Common Stock as well as any Public Shares and Forward Purchase Securities (as defined in Note 5) held by them in favor of approving the Initial Business Combination.

If the Company seeks stockholder approval of an Initial Business Combination and does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, unless our board of directors determines, in its sole discretion, to waive or amend such limit with respect to a particular stockholder or “group.”

Pursuant to the Company’s Certificate of Incorporation, if the Company is unable to complete the Initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the Redemption Value (less $100,000 to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The holders of the Company’s Class B common stock, (“Class B Common Stock”) will not be issued any shares of Class A Common Stock in respect of their shares of Class B Common Stock if the Company fails to complete its Initial Business Combination within the Combination Period, and will have no rights to liquidating distributions from the Trust Account in respect of such shares, although these Class B common stockholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares that they hold (however acquired).

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all remaining assets available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Note 2—Restatement of Previously Issued Financial Statements

The Company previously accounted for its outstanding Distributable Redeemable Warrants (the “Public Warrants), Sponsor Warrants and Director Warrants (the “Private Placement Warrants” and collectively with the Public Warrants, the “Outstanding Warrants”) as components of equity instead of as derivative liabilities (the liabilities related to such Outstanding Warrants, the “Outstanding Warrant Liabilities”). The warrant agreements include a provision that, in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (“Tender Offer Provision”), and as such, we are required to classify them as liabilities as they do not qualify for equity treatment. In addition, the Sponsor Warrants and Director Warrants are exercisable for a variable number of shares which disqualifies them for equity treatment, and are instead classified as liabilities.

The Company previously accounted for its Forward Purchase Agreement and Director Forward Purchase Agreement as defined in Note 5 (collectively, the “FPA”) as components of equity instead of as derivative liabilities. Under the Forward Purchase Agreement, the Forward Purchasers (as defined in Note 5) are entitled to purchase Forward Purchase Units (as defined in Note 5) consisting of one share of Class A Common Stock and one-third of one warrant (“Forward Purchase Warrants”). The Forward Purchase Warrants are a component of the FPA and include the Tender Offer Provision under the warrant agreements. In the process of evaluating the accounting for the Company’s Outstanding Warrants and FPA, the Company also determined that it was necessary to restate its financial statements to classify all Class A Common Stock as a component of temporary equity. In accordance with the SEC’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021, the Company’s management further evaluated the Outstanding Warrants and FPA under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified as equity. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, determined that the Company should have classified the Outstanding Warrants and FPA as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the instruments at the end of each reporting period and recognize changes in fair value from the prior period in the Company’s operating results.

The Company’s accounting for the Outstanding Warrants and FPA as components of equity instead of as liabilities did not have any effect on the Company’s previously reported cash flows, cash held in Trust or restricted cash.

The following table reflects the Company’s balance sheet, statement of operations and cash flows as of the reporting dates and their respective periods indicated below:

	Previously Reported	Adjustments	As Restated
Balance sheet as of July 24, 2020 (audited)
FPA liabilities	$—	$111,463,140	$111,463,140
Outstanding Warrant liabilities	—	142,477,854	142,477,854
Total Liabilities	58,656,603	253,940,994	312,597,597
Class A Common Stock subject to possible redemption	3,968,453,540	31,546,460	4,000,000,000
Class A Common Stock	158	(158)	—
Additional paid-in capital	5,110,881	(5,085,881)	25,000
Accumulated deficit	(111,023)	(280,401,415)	(280,512,438)
Total Stockholders’ Equity/(Deficit)	5,000,016	(285,487,454)	(280,487,438)

Balance sheet as of September 30, 2020 (unaudited)
FPA liabilities	$—	$231,470,840	$231,470,840
Outstanding Warrant liabilities	—	318,831,320	318,831,320
Total Liabilities	57,054,786	550,302,160	607,356,946
Class A Common Stock subject to possible redemption	3,968,355,857	32,413,324	4,000,769,181
Class A Common Stock	162	(162)	—
Additional paid-in capital	4,911,537	(4,886,537)	25,000
Retained Earnings (Accumulated deficit)	88,302	(577,828,785)	(577,740,483)
Total Stockholders’ Equity/(Deficit)	5,000,001	(582,715,484)	(577,715,483)

Balance sheet as of December 31, 2020 (audited)
FPA liabilities	$—	$593,893,320	$593,893,320
Outstanding Warrant liabilities	—	462,704,684	462,704,684
Total Liabilities	57,831,418	1,056,598,004	1,114,429,422
Class A Common Stock subject to possible redemption	3,966,809,006	34,592,293	4,001,401,299
Class A Common Stock	173	(173)	—
Additional paid-in capital	6,430,134	(6,405,134)	25,000
Accumulated deficit	(1,430,298)	(1,084,784,990)	(1,086,215,288)
Total Stockholders’ Equity/(Deficit)	5,000,009	(1,091,190,297)	(1,086,190,288)

Three months ended September 30, 2020 (unaudited)
Transaction costs allocable to Outstanding Warrant liabilities	$—	$(912,625)	$(912,625)
Change in fair value of FPA liabilities	—	(231,470,840)	(231,470,840)
Change in fair value of Outstanding Warrant liabilities	—	(214,771,598)	(214,771,598)
Income (loss) before provision for income taxes	124,657	(447,155,063)	(447,030,406)
Net income (loss)	101,184	(447,155,063)	(447,053,879)
Basic and diluted net loss per common share	(0.56)	0.56	—
Basic and diluted net income per Class A Common Stock subject to possible redemption	—	0.00	0.00

	Previously Reported	Adjustments	As Restated
Basic and diluted net loss per share, Non-redeemable Class B Common Stock	—	(4,478,230.61)	(4,478,230.61)

Period from May 4, 2020 (Inception) through September 30, 2020 (unaudited)
Transaction costs allocable to Outstanding Warrant liabilities	$—	$(912,625)	$(912,625)
Change in fair value of FPA liabilities	—	(231,470,840)	(231,470,840)
Change in fair value of Outstanding Warrant liabilities	—	(214,771,598)	(214,771,598)
Income (loss) before provision for income taxes	111,775	(447,155,063)	(447,043,288)
Net income (loss)	88,302	(447,155,063)	(447,066,761)
Basic and diluted net loss per common share	(0.90)	0.90	—
Basic and diluted net income per Class A Common Stock subject to possible redemption	—	0.00	0.00
Basic and diluted net loss per share, Non-redeemable Class B Common Stock	—	(4,478,359.43)	(4,478,359.43)

Period from May 4, 2020 (Inception) through December 31, 2020 (audited)
Transaction costs allocable to Outstanding Warrant liabilities	$—	$(912,625)	$(912,625)
Change in fair value of FPA liabilities	—	(593,893,320)	(593,893,320)
Change in fair value of Outstanding Warrant liabilities	—	(358,644,962)	(358,644,962)
Loss before provision for income taxes	(1,141,143)	(953,450,907)	(954,592,050)
Net loss	(1,430,298)	(953,450,907)	(954,881,205)
Basic and diluted net loss per common share	(2.61)	2.61	—
Basic and diluted net income per Class A Common Stock subject to possible redemption	—	0.01	0.01
Basic and diluted net loss per share, Non-redeemable Class B Common Stock	—	(9,562,825.04)	(9,562,825.04)

Cash Flow Statement for the Period from May 4, 2020 (Inception) through September 30, 2020 (unaudited)
Net income (loss)	$88,302	$(447,155,063)	$(447,066,761)
Transaction costs allocable to Outstanding Warrant liabilities	—	912,625	912,625
Change in fair value of FPA liabilities	—	231,470,840	231,470,840
Change in fair value of Outstanding Warrant liabilities	—	214,771,598	214,771,598
Initial classification of common stock subject to possible redemption	3,968,453,540	31,546,460	4,000,000,000
Change in value of common stock subject to possible redemption	(97,683)	866,864	769,181

Cash Flow Statement for the Period from May 4, 2020 (Inception) through December 31, 2020 (audited)
Net loss	$(1,430,298)	$(953,450,907)	$(954,881,205)
Transaction costs allocable to Outstanding Warrant liabilities	—	912,625	912,625
Change in fair value of FPA liabilities	—	593,893,320	593,893,320
Change in fair value of Outstanding Warrant liabilities	—	358,644,962	358,644,962

	Previously Reported	Adjustments	As Restated
Initial classification of common stock subject to possible redemption	3,968,453,540	31,546,460	4,000,000,000
Change in value of common stock subject to possible redemption	(1,644,534)	3,045,833	1,401,299

Note 3—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with those of another public company difficult or impossible if such other public company is (i) not an emerging growth company or (ii) is an emerging growth company that has opted out of using the extended transition period, due to the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalent accounts in financial institutions, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less at the time of purchase to be cash equivalents. At December 31, 2020, cash and cash equivalents in the balance sheet is comprised of cash in bank of $867 and a money market fund balance of $25,347,420 which is invested solely in U.S. Treasury obligations and cash.

Marketable Securities Held in Trust Account

As of December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury obligations.

Outstanding Warrants and FPA Liabilities

The Company accounts for the Outstanding Warrants and FPA in accordance with the guidance contained in ASC 815-40, under which the Outstanding Warrants and FPA do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Outstanding Warrants and FPA as liabilities with changes in fair value reflected on the statement of operations at each reporting period. The fair value of the Public Warrants was initially measured using a modified Black-Scholes pricing model and subsequently measured at the closing quoted market price. The Private Placement Warrants and FPA are valued using a modified Black-Scholes pricing model. See Note 8 for further details.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist of underwriting, legal, regulatory filing, accounting, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. The offering costs relate to the Class A Common Stock and Distributable Redeemable Warrants which comprised the Unit offered as part of the Initial Public Offering. These costs were allocated on a relative fair value basis, with the portion of offering costs allocated to the Distributable Redeemable Warrants being charged to expense, and the portion of offering costs assigned to the Public Shares being allocated to stockholders’ equity upon the completion of the Initial Public Offering. Public Stockholders who properly redeem their Public Shares (as described in Note 1) in connection with the Initial Business Combination will not bear any of the offering costs. Total offering costs amounted to $94,623,187, which consist of $35,000,000 of upfront underwriting fees, $56,250,000 of deferred underwriting fees (further discussed in Note 6) and $3,373,187 of other offering costs, of which $912,625 was charged to expense, and $93,710,562 was charged to stockholders’ equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” The Company’s conditionally redeemable Class A Common Stock features certain redemption rights that are considered to be outside of its control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 200,000,000 shares of Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. The Company adjusts the carrying value of redeemable common stock to equal the redemption value of the cash held in the Trust Account at the end of each reporting period.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The Company applies the treasury stock method to the Public Warrants sold in the Initial Public Offering, the private placement of the Sponsor and

Director Warrants, and the Forward Purchase Agreement (each of which permits the holder to purchase additional shares of Class A Common Stock) in the calculation of diluted income (loss) per share. The ability for the Outstanding Warrants to be exercised is contingent upon the occurrence of future events that have not been met as of the end of reporting period. As a result, the Company has not considered the effect of the Outstanding Warrants on net income / (loss) per common share for the periods presented.

The Company’s statement of operations includes a presentation of income (loss) per share for Class A Common Stock subject to possible redemption in a manner similar to the two-class method of calculating income (loss) per share. Net income (loss) per common share, basic and diluted, for Class A Common Stock subject to possible redemption is calculated by dividing the allocable income earned on the Trust Account, net of applicable income taxes, by the weighted-average number of Class A Common Stock subject to possible redemption since original issuance.

Net income (loss) per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income (loss) attributable to Class A Common Stock subject to possible redemption, by the weighted-average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the 100 shares owned by the Sponsor, as these shares do not have any redemption features and do not participate in the income (loss) earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

For the Period from May 4, 2020 (inception) through December 31, 2020
Class A Common Stock Subject to Possible Redemption
Numerator: Earnings allocable to Class A Common Stock subject to possible redemption
Income earned in Trust Account	$1,690,454
Income tax provision	(289,155)

Net earnings	$1,401,299

Denominator: Weighted-average Class A Common Stock subject to possible redemption
Basic weighted-average shares outstanding, Class A Common Stock subject to possible redemption	200,000,000

Diluted weighted-average shares outstanding, Class A Common Stock subject to possible redemption	224,130,690

Basic and diluted net income per share, Class A Common Stock subject to possible redemption	$0.01

Non-Redeemable Class B Common Stock
Numerator: Net loss minus net earnings
Net loss	$(954,881,205)
Net earnings allocable to Class A Common Stock subject to possible redemption	(1,401,299)

Non-redeemable net loss	$(956,282,504)

Denominator: Weighted-average Non-redeemable Class B Common Stock
Basic and diluted weighted-average shares outstanding, Non-redeemable Class B Common Stock	100

Basic and diluted net loss per share, Non-Redeemable Class B Common Stock	$(9,562,825.04)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on the Company’s financial statements.

Risk and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 4—Initial Public Offering

Pursuant to the Initial Public Offering on July 24, 2020, the Company sold 200,000,000 units at a price of $20.00 per Unit. Each Unit consisted of one share of the Company’s Class A Common Stock, and one-ninth of one Distributable Redeemable Warrants. In addition, the Company’s Certificate of Incorporation provides that a pool of Distributable Tontine Redeemable Warrants will be distributed on a pro-rata basis to the Public Stockholders who do not redeem their Public Shares in connection with the Initial Business Combination, the distribution of which will occur immediately after such redemptions and immediately prior to the closing of the Initial Business Combination. Each whole Redeemable Warrant or Forward Purchase Warrant (as defined in Note 5 and, collectively with the Redeemable Warrants, the “Warrants”) entitles the holder to purchase one share of Class A Common Stock at a price of $23.00 per share, subject to adjustment (see Note 7).

Note 5—Related Party Transactions

Sponsor Shares

On May 7, 2020, the Sponsor acquired 100 shares of Class B Common Stock (the “Sponsor Shares”) for an aggregate purchase price of $25,000, or $250.00 per share. The Sponsor Shares are identical to the Class A Common Stock included in the Units sold in the Initial Public Offering except that: (i) the Sponsor Shares have, in the aggregate, the voting power of 20.0% of the issued and outstanding common stock of the Company immediately following the Initial Public Offering, while the shares of Class A Common Stock have, in the aggregate, 80.0% of the voting power of the issued and outstanding common stock of the Company immediately following the Initial Public Offering; (ii) the Sponsor Shares automatically convert into shares of Class A Common Stock at the time of the Company’s Initial Business Combination on a one-for-one basis, subject to adjustments and certain transfer restrictions; and (iii) the holders of the Sponsor Shares have the right to elect all directors of the Company prior to the Initial Business Combination.

The Company’s Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Sponsor Shares until the earlier to occur of (A) 180 days after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Sponsor Warrants

Concurrently with the Initial Public Offering, the Sponsor purchased the Sponsor Warrants for an aggregate purchase price of $65,000,000 in a private placement. The fair market value of the Sponsor Warrants as of the date of the Initial Public Offering was determined by the Company to be $65,000,000 in consultation with a third-party, nationally recognized valuation firm. The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell the Sponsor Warrants until three years after the date of the Initial Business Combination, and will only then be exercisable for that number of shares constituting 5.95% of the common shares of the post-combination business on a fully diluted basis as of the time immediately following the Initial Business Combination, at an exercise price equal to $24.00 per common share of the post-combination business. The Sponsor Warrants will have a term of 10 years from the consummation of the Initial Business Combination. The Sponsor Warrants are not redeemable by the Company and, will be exercisable, in whole or in part, on a cash or cashless basis.

Of the proceeds from the sale of the Sponsor Warrants, $35,000,000 was deposited in the Trust Account (as described above in Note 1) such that $4,000,000,000 was placed in the Trust Account, and the remainder of the proceeds of the Sponsor Warrants and the full proceeds of the Director Warrants (as defined below) are held by the Company outside the Trust Account and will be used to pay for expenses in connection with the Initial Public Offering and Initial Business Combination. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Sponsor Warrants held in the Trust Account will be used to fund the redemption of Public Shares (subject to the requirements of applicable law).

Director Warrants

Concurrently with our Initial Public Offering, each of the Company’s directors, other than Mr. Ackman, purchased an aggregate of $2,837,500 of director warrants (“Director Warrants”) in private placements. The directors who have purchased Director Warrants have agreed, subject to limited exceptions, not to transfer, assign or sell such Director Warrants until three years after the completion of the Initial Business Combination. Each Director Warrant will be exercisable for a percentage of the common shares of the post-combination business calculated as the purchase price of such Director Warrant divided by the purchase price of the Sponsor Warrants, multiplied by 5.95%, reflecting fair market value as determined with respect to the Sponsor Warrants. The aggregate Director Warrants will be exercisable for approximately 0.26% of the common shares of the post-combination business on a fully diluted basis. The exercise price per common share of the post-combination business will be $24.00. The Director Warrants will have a term of 10 years from the consummation of the Initial Business Combination. The Director Warrants are not redeemable by the Company and will be exercisable, in whole or in part, on a cash or cashless basis.

The Sponsor Warrants and the Director Warrants will be exercisable, in the aggregate, for that number of shares equal to approximately 6.21% of the shares of the post-combination business on a fully diluted basis.

Forward Purchase Agreement

On June 21, 2020, the Pershing Square Funds (each a “Forward Purchaser” and collectively the “Forward Purchasers”) entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) with the Company, regarding the purchase of units (the “Forward Purchase Units”), each of which has a purchase price of $20.00 and consists of one share of Class A Common Stock (the “Forward Purchase Shares”), and one-third of one warrant (the “Forward Purchase Warrants”). Pursuant to the Forward Purchase Agreement, the Forward Purchasers agreed to purchase an aggregate of $1,000,000,000 of Forward Purchase Units (the “Committed Forward Purchase Units”), or 50,000,000 such units. The purchase of the Committed Forward Purchase Units will take place in one or more private placements in such amounts and at such time or times as the Forward Purchasers determine, with the full amount to have been purchased no later than simultaneously with the closing of our Initial Business Combination. The Forward Purchasers are not permitted to transfer the right to purchase the Committed Forward Purchase Units.

The Forward Purchase Agreement also provides that the Forward Purchasers may elect to purchase up to an additional aggregate of $2,000,000,000 of Forward Purchase Units (the “Additional Forward Purchase Units”), or up to 100,000,000 such units, in whole or in part, in one or more private placements in such amounts and at such time or times as the Forward Purchasers determine, but no later than simultaneously with the closing of the Initial Business Combination. The Company and the Forward Purchasers may determine, by mutual agreement, to increase the number of Additional Forward Purchase Units at any time prior to the Initial Business Combination. The Forward Purchasers may transfer the right to purchase the Additional Forward Purchase Units, in whole or in part, to any entity that is managed by Pershing Square Capital Management, L.P. (the “Affiliate Transferees”), but not to any third party. The Forward Purchasers’ obligation or right, as applicable, to purchase the Forward Purchase Units will be allocated among the Forward Purchasers from time to time.

The Forward Purchase Shares, the Forward Purchase Warrants and the shares of Class A Common Stock underlying the Forward Purchase Warrants (collectively, the “Forward Purchase Securities”) have terms identical to those of the shares of Class A Common Stock and the Redeemable Warrants included in the Units sold in the Initial Public Offering, except, (i) the Forward Purchase Securities will be subject to transfer restrictions and will have certain rights as long as they are held by the Forward Purchaser or its permitted transferees; (ii) the Forward Purchase Warrants will not have the right to vote on any amendments to the warrant agreement prior to the Initial Business Combination, except with respect to certain provisions relating solely to restrictions on the transfer of the Forward Purchase Securities; and (iii) the Forward Purchase Shares will not be entitled to receive any Distributable Tontine Redeemable Warrants, will not have any redemption rights in connection with our Initial Business Combination or in connection with certain amendments to our Certificate of Incorporation, and will not have any right to liquidating distributions from the Trust Account in the event that the Company fails to complete its Initial Business Combination within the Combination Period. Such Forward Purchase Securities will be subject to certain transfer restrictions and have certain registration rights.

Director Forward Purchase Agreement

On July 21, 2020, the Company entered into a Director Forward Purchase Agreement with certain of its independent directors (the “Director Forward Purchasers”). The Director Forward Purchasers agreed to purchase, in one or more private placements in such amounts and at such time or times as each Director Forward Purchasers determines, but no later than simultaneously with the closing of the Initial Business Combination, an aggregate of $6,000,000 of Forward Purchase Units. The Director Forward Purchasers may not transfer their obligation to purchase such Forward Purchase Units, other than to the Sponsor and its affiliates and to other directors. Such Forward Purchase Securities will be subject to certain transfer restrictions and have certain registration rights.

Registration Rights

On July 21, 2020, the Company entered into the Company Registration Rights Agreement with the Sponsor, the Forward Purchasers and the independent directors of the Company, pursuant to which the Company is required to use commercially reasonable efforts to file within 120 days of the Initial

Business Combination, and use best efforts to cause such registration statement to be declared effective as soon as practicable (but in no event later than 60 days) thereafter, providing for the resale, under Rule 415 of the Securities Act, of (i) the Sponsor Warrants, (ii) the Director Warrants, (iii) the shares issuable upon the exercise of the Sponsor Warrants or Director Warrants, (iv) the Forward Purchase Securities, (v) the shares of Class A Common Stock issuable upon conversion of our Class B Common Stock and (vi) any other shares or warrants of the Company that the parties to the Company Registration Rights Agreement have purchased on the open market, subject to certain conditions as provided in the Company Registration Rights Agreement. The parties to the Company Registration Rights Agreement, and their permitted transferees, will be entitled to make up to 10 demands that the Company register the foregoing securities, and will have certain “piggyback rights” with respect to other registration statements filed by the Company. The post-combination business will bear the expenses in connection with the filing of any such registration statements.

Related Party Loans

The Sponsor agreed to loan the Company up to $1,500,000 to cover expenses related to the Initial Public Offering, general corporate purposes prior to the Initial Business Combination and potential transaction costs in connection with the Initial Business Combination, pursuant to a promissory note (the “Note”). The Note bears interest on a monthly basis at the Applicable Federal Rate, and is payable no later than the end of the Combination Period. The total borrowings under the Note in the amount of $1,121,320 (inclusive of $200 interest due to the Sponsor) were repaid upon the consummation of the Initial Public Offering on July 24, 2020. As of December 31, 2020, there were no borrowings outstanding under the Note.

Note 6—Commitments

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.28 per Unit, or $56,250,000 in the aggregate. The aggregate deferred underwriting fees include (i) the deferral of any underwriting fees, other than the retail selling concessions, in excess of $30,000,000 (a deferral of $12,500,000), plus (ii) a 2.0% rate applied to the gross offering proceeds, subject to a $56,250,000 cap on the amount of such aggregate deferred underwriting fees. If the amount of proceeds from the Trust Account paid in connection with the redemption rights of Public Stockholders, together with the amount of any capital raised in private placements in connection with the Initial Business Combination from investors other than Sponsor or its affiliates (the “Net Redemptions”), results in the Company having less than $2,000,000,000 of cash available upon consummation of the Initial Business Combination, only 25.0% of the aggregate deferred underwriting fees will be payable. If such amount of cash available is $2,000,000,000 or greater, 50% of the aggregate deferred underwriting fees will be payable, and the remaining 50% of the aggregate deferred underwriting fees will be subject to a pro-rata reduction based on the amount of Net Redemptions as a percentage of the total public proceeds of the Initial Public Offering. The deferred underwriting fees will be waived by the underwriters solely in the event that the Company does not complete the Initial Business Combination, subject to the terms of the underwriting agreement entered into by the Company and the underwriters on July 21, 2020.

Note 7—Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 3,000,000,000 shares of Class A Common Stock with a par value of $0.0001 per share, and 20,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such Initial Business Combination) be required to increase the number of shares of Class A Common Stock which the Company is authorized to issue at the same time the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. The shares of Class A Common Stock have, in the aggregate, 80.0% of the voting power of the issued and outstanding common stock of the Company as of the time immediately following the Initial Public Offering and the shares of Class B Common Stock have, in the aggregate, the voting power of 20.0% of the issued and outstanding common stock of the Company. At December 31, 2020 there were 200,000,000 shares of Class A Common Stock issued and outstanding and 100 shares of Class B Common Stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants

Each whole Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $23.00 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the Initial Public Offering or 30 days after the completion of the Initial Business Combination. The Warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No fractional shares of Class A Common Stock will be issued upon exercise of the Warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the Class A Common Stock, pursuant to the warrant agreement (for instance, if the Company is not the surviving company in the Initial Business Combination), the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Class A Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless the Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Class A Common Stock underlying such Unit.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective within 60 business days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the Warrants expire or are redeemed, as specified in the warrant agreement.

Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th day after the closing of the Initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined herein) less the exercise price of the Warrants by (y) the fair market value and (B) 0.3611 per Warrant. The “fair market value” as used in this paragraph shall mean the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $36.00. Once the Warrants become exercisable, the Company may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•

upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder, provided that holders will be able to exercise their Warrants prior to the time of redemption and, at the Company’s election, any such exercise may be required to be on a cashless basis as described below; and

•

if, and only if, the daily volume-weighted average price of the Class A Common Stock equals or exceeds $36.00 per share (subject to adjustments) for any 20 trading days within a 30-trading-day period ending three trading days before the Company sends the notice of redemption to the Warrant holders.

The Company will not redeem the Warrants as described above unless (i) a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period or (ii) if the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company elects to require any holder wishing to exercise their Warrants to do so on a cashless basis, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined herein) less the exercise price of the Warrants by (y) the fair market value and (B) 0.3611 per redeemable Warrant. The “fair market value” as used in this paragraph shall mean the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the registered holders of the Warrants. In determining whether to require any such exercises to be made on a cashless basis in connection with this redemption provision, the Company will consider, among other factors, its cash position, the number of Warrants that are outstanding, and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of such Warrants.

The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $36.00 redemption trigger price (subject to adjustments) as well as the $23.00 Redeemable Warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $20.00. In addition, once the Warrants become exercisable, the Company may call the Redeemable Warrants (and the Forward Purchase Warrants) for redemption:

•	in whole and not in part;

•	at $0.10 per Warrant

•

upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table included in the Company’s Prospectus filed with the SEC, based on the redemption date and the “fair market value” of the Class A Common Stock except as otherwise described below; and

•

if, and only if, the daily volume-weighted average price of the Class A Common Stock equals or exceeds $20.00 per Public Share (subject to adjustments) for any 20 trading days within the 30-trading-day period ending three trading days before the Company sends the notice of redemption to the Warrant holders.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the historical fair market value (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) historical fair market value means the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Redeemable Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of the Company’s capital stock into which the Redeemable Warrants are convertible), other than: (a) as described above; (b) certain ordinary cash dividends; (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed Initial Business Combination; (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend the Company’s Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with the Initial Business Combination, (ii) to modify the substance or timing of the Company’s obligation to redeem 100% of the shares of Class A Common Stock issued in the Initial Public Offering if it does not complete the Initial Business Combination within the Combination Period or (iii) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity; or (e) in connection with the redemption of the Company’s shares of Class A Common Stock upon its failure to complete the Initial Business Combination within the Combination Period, then the Redeemable Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Redeemable Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Redeemable Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Redeemable Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In addition, if (i) the Company issues additional shares of Class A Common Stock, equity-linked securities or any other instrument that is convertible or exercisable into, or exchangeable for, Class A Common Stock for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $18.40 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances, the Initial Public Offering, the sale of the Forward Purchase Units and any interest thereon, net of redemptions) that are available for the funding of the Initial Business Combination on the date of the consummation thereof (net of redemptions) and (iii) the daily volume-weighted average trading price of Class A Common Stock during the 20-trading-day period starting on the trading day prior to the date on which the Company consummates its Initial Business Combination (such price, the “Market Value”) is below $18.40 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to 115% of the higher of the Market Value and the Newly Issued Price, and the $36.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $20.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Redeemable Warrants will thereafter have the right to purchase and receive, upon the basis and the terms and conditions specified in the Redeemable Warrants and in lieu of the shares of the Company Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Redeemable Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted-average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by the Company’s stockholders as provided for in its Certificate of Incorporation or as a result of the redemption of Class A Common Stock by the Company if a proposed Initial Business Combination is presented to its stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the redeemable warrant properly exercises the redeemable warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the redeemable warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Redeemable Warrants when an extraordinary transaction occurs during the exercise period of the Redeemable Warrants pursuant to which the holders of the Redeemable Warrants otherwise do not receive the full potential value of the warrants.

The Redeemable Warrants and the Forward Purchase Warrants will have identical terms in all respects, except that the Forward Purchase Warrants will have no right to vote on amendments to the warrant agreement prior to the Initial Business Combination (with limited exceptions), and (along with the shares of Class A Common Stock underlying the Forward Purchase Warrants) will be subject to certain transfer restrictions and have certain registration rights as long as they are held by the Forward Purchasers or their permitted transferees.

The Commitments of $4,001,401,299 as reflected on the balance sheet relate to the Class A Common Stock held by the Public Stockholders that is subject to redemption (with the associated cash required for such redemption held in the Trust Account). There is $25,348,287 of cash remaining, after payment of relevant expenses incurred to date, from the private placements of the Sponsor Warrants and the Director Warrants (the “Excess Warrant Proceeds”). The Excess Warrant Proceeds will be reduced as the Company incurs ongoing expenses. In the case of an Initial Business Combination, the Excess Warrant Proceeds may be applied toward general corporate purposes, including for maintenance or expansion of operations of the post-combination business, the payment of principal or interest due on indebtedness incurred in completing the Initial Business Combination, to fund the purchase of other companies or make other investments, or for working capital. In the event of no Initial Business Combination or any event that results in a liquidation, the Excess Warrant Proceeds will be allocated to the holders of the Class B common stockholders after payment of all amounts owed to the Class A Common Stockholders and creditors (if any). The Sponsor Warrants and the Director Warrants will not be entitled to any liquidating distributions.

Note 8—Fair Value Measurements

The Company measures fair value of financial instruments in accordance with ASC 820, Fair Value Measurements and Disclosures. As of December 31, 2020, the fair value of the Company’s financial assets and liabilities approximates the carrying amounts represented on the balance sheet.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid for transfer of the liabilities in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used to classify assets and liabilities based on the observable and unobservable inputs used to value the assets and liabilities:

Level 1:	Valuation determined based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Valuation determined based on observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Valuation determined based on unobservable inputs on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2020, assets held in the Trust Account include cash of $927, $20,963 in money market funds that are invested in U.S. Treasury Securities, and $4,001,668,564 in U.S. Treasury Bills.

The following table presents the Company’s assets and liabilities measured at fair value as of December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account	1	$4,001,690,454

Liabilities:
Outstanding Warrants Liability – Public Warrants	1	213,333,331
Outstanding Warrants Liability – Private Placement Warrants	3	249,371,353
Committed Forward Purchase Agreement Liability	3	429,783,320
Additional Forward Purchase Agreement Liability	3	164,110,000

Initial Measurement

In accordance with ASC 815-40, the Outstanding Warrants and the FPA were accounted for as liabilities. Initial fair values of the Outstanding Warrants and FPA were established when the Company’s Initial Public Offering was declared effective on July 21, 2020, using a modified Black-Scholes pricing model.

Subsequent Measurement

The Company, at each reporting period, re-evaluates the inputs utilized in the modified Black-Scholes pricing model to measure the fair values of the Outstanding Warrants and FPA, with changes in their respective fair values reflected on the statement of operations. On September 11, 2020, the Company’s Class A Common Stock and Public Warrants commenced trading separately on the New York Stock Exchange (“NYSE”). As there is now a listed price on an active market, the Public Warrants were reclassified from a Level 3 to Level 1 instrument.

The significant observable and unobservable inputs used in determining the fair values of the Private Placement Warrants and FPA are as follows, and are reflective of the rights and obligations associated with each liability as of December 31, 2020.

The observable inputs of the Private Placement Warrants and FPA include strike/exercise prices, underlying public stock and warrant prices, a risk-free interest rate and the remaining term of the instrument. The strike price of the Private Placement Warrants is the exercise price per common share of the post-combination business. The exercise price of the FPA is the purchase price of the Forward Purchasers to obtain one share of Class A Common Stock and one-third of one warrant. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the reporting date associated with the related term on the instrument. The underlying stock and warrant prices are based on the closing prices on the NYSE as of the reporting date. The expected term is equivalent to each of the warrant and FPA’s remaining contractual term.

Inputs - Private Placement Warrants	December 31, 2020
Strike Price	$24.00
Risk-Free Interest Rate	0.73%
Underlying Stock Price	$27.72
Public Warrant Price	$9.60
Term (Years)	10.78
Volatility	25.00%
Illiquidity Discount	17.00%
Probability of Warrant Renegotiation	24.50%

The Private Placement Warrants have three significant unobservable inputs: (i) Volatility, (ii) Illiquidity Discount and (iii) Probability of Warrant Renegotiation. The volatility of 25.0% reflects the anticipated implied volatility of the potential target company from the Company’s Initial Business Combination (“IBC”) over the Private Placement Warrants’ 10-year term. The Illiquidity Discount of 17.0% relates to an embedded lock-up, whereby the securities underlying the Private Placement Warrants may not be sold for three years post the completion of the Company’s IBC. The Probability of Warrant Renegotiation is a discount based on the probability that the Private Placement Warrants will be restructured at the time of the Company’s IBC. The discount of 24.5% was representative of the average of sponsor incentive restructurings and founder stock forfeitures in completed special purpose acquisition company transactions.

Inputs – Forward Purchase Agreements	December 31, 2020
Exercise Price	$20.00
Risk-Free Interest Rate	0.14%
Underlying Stock Price	$27.72
Public Warrant Price	$9.60
Term (Years)	0.78
Discount for Lack of Marketability – Committed FPA	3.00%
Discount for Lack of Marketability – Additional FPA	8.00%
Discount for Probability of Exercise – Additional FPA	79.80%

The FPA’s significant unobservable inputs include a Discount for Lack of Marketability (“DLOM”) and a Discount for Probability of Exercise. The DLOM for the Committed FPA relates to an embedded lock-up (the “FPA Lock-Up”), whereby the securities underlying the Committed FPA may not be sold for 180 days post the completion of the Company’s IBC. As a result of the FPA Lock-Up, the DLOM was 3.0%. The Additional FPA is subject to the same FPA Lock-Up, and has embedded optionality such that they may be exercised in any amount up to $2 billion. This additional feature, combined with the FPA Lock-Up, resulted in a DLOM of 8.0%. The Discount for Probability of Exercise is a direct result of the embedded option component previously stated. It is modelled to reflect the possible exercise of values between nil and $2 billion, resulting in a discount of 79.8%.

The following tables present the changes in the fair values of the Outstanding Warrants and FPA:

	Public Warrants	Private Placement Warrants	Total Outstanding Warrants
Fair Value at May 4, 2020 (inception)	$—	$—	$—
Initial Measurement	36,222,222	67,837,500	104,059,722
Change in Fair Value	177,111,109	181,533,853	358,644,962

Fair Value at December 31, 2020	$213,333,331	$249,371,353	$462,704,684

	Committed Forward Purchase Agreement	Additional Forward Purchase Agreement	Total Forward Purchase Agreements
Fair Value at May 4, 2020 (inception)	$—	$—	$—
Initial Measurement	—	—	—
Change in Fair Value	429,783,320	164,110,000	593,893,320

Fair Value at December 31, 2020	$429,783,320	$164,110,000	$593,893,320

Transfers between levels during the period are determined and deemed to have occurred at each reporting date. During the period from May 4, 2020 (inception) through December 31, 2020, a transfer from Level 3 to Level 1 measurement of $139,442,405 was recognized as the Public Warrants were separately listed and began trading on the NYSE as of September 11, 2020.

Note 9— Income Taxes

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax assets:
Startup expenses / Organizational costs	$567,112

Total deferred tax assets	567,112
Valuation Allowance	(528,795)

Deferred tax liabilities:
Unrealized gains on marketable securities	(38,317)

Total deferred tax liabilities	(38,317)

Net deferred tax asset, net of allowance	$—

The Company’s income tax provision (benefit) consists of the following:

For the Period from May 4, 2020 (inception) through December 31, 2020
Current
Federal	$289,155
State	—
Deferred
Federal	(528,795)
State	—
Change in valuation allowance	528,795

Income tax provision	$289,155

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The Company considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, the Company believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from May 4, 2020 (inception) through December 31, 2020, the valuation allowance increased by $528,795.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

For the Period from May 4, 2020 (inception) through December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of Forward Purchase Agreement liabilities	(13.1)%
Change in fair value of Outstanding Warrant liabilities	(7.9)%
Transaction costs allocable to Outstanding Warrant liabilities	(0.0)%
Change in valuation allowance	(0.0)%

Income tax provision	(0.0)%

The Company files income tax returns in the U.S. federal jurisdiction and New York. The Company’s tax returns for the period from May 4, 2020 (inception) through December 31, 2020 remain open and subject to examination.

Note 10—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ANNEX A

Universal Music Group N.V.

(a public company (naamloze vennootschap) incorporated under the laws of the Netherlands with its registered address in Hilversum, the Netherlands)

Listing of [●] ordinary shares with a nominal value of €[10.00] each

This prospectus (this Prospectus) has been prepared in connection with the Distribution (as defined below) and the first admission to listing and trading (the Admission) of all of the ordinary shares (the Shares) in the share capital of Universal Music Group B.V. (to be converted to a public company (naamloze vennootschap) incorporated under the laws of the Netherlands prior to the Admission) (the Company) on Euronext Amsterdam, a regulated market operated by Euronext Amsterdam N.V. (Euronext Amsterdam).

The shareholders of Universal Music Group, Inc (UMGI) and Universal International Music B.V. (UIM), Vivendi SE (Vivendi), Concerto Investment B.V. (Concerto) and Scherzo Investment B.V. (Scherzo) (Concerto and Scherzo hereafter collectively referred to as the Tencent-led Consortium and together with Vivendi, the Existing Shareholders) contributed their shares held in UMGI and UIM, representing all of the issued capital of both UMGI and UIM, to the Company in exchange for newly issued shares in the Company, as a consequence whereof the Company became the sole holding company of the Group (as defined below) (the Restructure). The Restructure was completed on February 26, 2021. Capitalized terms used but not otherwise defined in this Prospectus are defined in Section 16 (Definitions and Glossary).

Vivendi shall make a distribution in kind of the majority of the issued and outstanding shares that it holds in the share capital of the Company (the Distribution). On [September 23, 2021] (the Distribution Date), Vivendi shall distribute up to [●]% of the Shares to the Vivendi Shareholders (as defined in this Prospectus) pursuant to the Distribution (the Distribution Shares). Each Vivendi Shareholder will receive one (1) Share for each one (1) share which it holds in Vivendi on [September 22, 2021] (the Distribution Record Date) as part of the Distribution (the Allocation Ratio). Approval of the Distribution by the Vivendi Shareholders was obtained at the annual general meeting of Vivendi Shareholders held on June [22,] 2021 (the Vivendi AGM). [Note to draft: further shareholder approvals to be obtained at the Vivendi AGM to be confirmed.]

The Distribution Shares will constitute up to [●]% of the issued and outstanding Shares of the Company upon the Distribution Date. Following the Distribution: (i) Vivendi will hold such number of Shares, representing [●]% of the issued and outstanding share capital of the Company; (ii) Concerto will hold such number of Shares, representing [10]% of the issued and outstanding share capital of the Company; (iii) Scherzo will hold such number of Shares, representing [10]% of the issued and outstanding share capital of the Company; [(iv) [●] of Shares, representing [●]% of the issued and outstanding share capital of the Company] and (v) it is expected that Bolloré Group will hold such number of Shares, representing [18]% of the issued and outstanding share capital of the Company.

Investing in the Shares involves substantial risks and uncertainties. An investor is exposed to the risk to lose all or part of his or her investment. Before any investment in the Shares, an investor must read this entire document and in particular Section 1 (Risk Factors).

Prior to the Admission, there has been no public market for the Shares. Application has been made to list all of the Shares under the symbol “[●]” on Euronext Amsterdam. Trading in the Shares [on an “as-if-and-when-delivered” basis] on Euronext Amsterdam is expected to start on or about [●] (the First Trading Date). BNP Paribas, Crédit Agricole Corporate and Investment Bank, Morgan Stanley, Banque Hottinguer, Natixis and Société Générale are acting as joint financial advisers (in such and any other capacity, the Joint Financial Advisors). The Joint Financial Advisors and the Listing and Paying Agent (as defined herein) are acting exclusively for the Company and/or Vivendi and no one else in connection with the [Admission and Distribution]. They will not regard any other person (whether or not a recipient of this document) as their respective clients in relation to the [Admission and Distribution] and will not be responsible to anyone other than the Company and Vivendi for providing the protections afforded to their respective clients nor for giving advice in relation to the [Admission and Distribution] or any transaction or arrangement referred to herein. [The Joint Financial Advisors are acting only in respect of the [Admission and Distribution].] [Note to draft: to be discussed/confirmed]

Allotment, delivery and settlement of the Distribution Shares (Settlement) to the Vivendi Shareholders is expected to take place on or about [September 23, 2021] through the book-entry systems of Euroclear France. For more information on the Distribution, see Section 133 (The Distribution).

This Prospectus constitutes a prospectus for the purposes of Article 3 of Regulation 2017/1129/EU (the Prospectus Regulation) and has been prepared in accordance with the Prospectus Regulation. This Prospectus has been approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten, the AFM), as competent authority under the Prospectus Regulation. The AFM only approves this Prospectus as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Such approval should not be considered as an endorsement of the Company that is or the quality of the securities that are the subject of this Prospectus. Investors should make their own assessment as to the suitability of investing in the Shares.

Prospectus dated [●]

Joint Financial Advisors

[BNP Paribas]	[Crédit Agricole Corporate and Investment Bank]	[Morgan Stanley]
[Natixis]	[Banque Hottinguer]	[Société Générale]

i

(A) SUMMARY OF THE PROSPECTUS

INTRODUCTION AND WARNINGS

Warning. The summary has been prepared in accordance with Article 7 of Regulation (EU) 2017/1129 and should be read as an introduction to the prospectus (the Prospectus) prepared in connection with the Distribution (as defined below) and the first admission to listing and trading (the Admission) of all of the ordinary shares (the Shares) in the share capital of Universal Music Group B.V. (to be converted to a public company (naamloze vennootschap) incorporated under the laws of the Netherlands prior to the Admission) (the Company) on Euronext Amsterdam, a regulated market operated by Euronext Amsterdam N.V. (Euronext Amsterdam).

The shareholders of Universal Music Group, Inc (UMGI) and Universal International Music B.V. (UIM), Vivendi SE (Vivendi), Concerto Investment B.V. (Concerto) and Scherzo Investment B.V. (Scherzo) (Concerto and Scherzo hereafter collectively referred to as the Tencent-led Consortium and together with Vivendi, the Existing Shareholders) contributed their shares held in UMGI and UIM, representing all of the issued capital of both UMGI and UIM, to the Company in exchange for newly issued shares in the Company, as a consequence whereof the Company became the sole holding company of the Group (the Restructure). The Restructure was completed on February 26, 2021.

Vivendi SE (Vivendi) shall make a distribution in kind of the majority of the issued and outstanding shares that it holds in the share capital of the Company (the Distribution). On [September 23], 2021] (the Distribution Date), Vivendi shall distribute up to [●]% of the Shares to the Vivendi Shareholders (as defined in this Prospectus) pursuant to the Distribution (the Distribution Shares).

Any decision to invest in the Shares offered hereby should be based on a consideration of the Prospectus as a whole by the investor. Any investor could lose all or part of their invested capital. Where a claim relating to the information contained in the Prospectus is brought before a court, the plaintiff investor might, under national law, have to bear the costs of translating the Prospectus before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled the summary, including any translation thereof, but only where the summary is misleading, inaccurate or inconsistent when read together with the other parts of the Prospectus or where it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in the Shares.

The Prospectus was approved on [●], 2021 by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten, the AFM), as competent authority under Regulation (EU) 2017/1129, with its head office at Vijzelgracht 50 1017 HS, Amsterdam, and telephone number: +31(0)20-797 2000.

KEY INFORMATION ON THE ISSUER

Who is the issuer of the securities?

Domicile and legal form. The Company is a private company with limited liability (besloten vennoootschap met beperkte aansprakelijkheid) with the name Universal Music Group B.V. The commercial name is “Universal Music”. In accordance with applicable law, the Company has undertaken to convert to a public company (naamloze vennootschap) prior to the Admission. The Company’s statutory seat is in Hilversum, the Netherlands. The registered office address of the Company is ‘s-Gravelandseweg 80, 1217 EW Hilversum, the Netherlands. The telephone number of the Company is +[31 (0) 88 62 61 500]. The Company is registered with the trade register of the Chamber of Commerce of the Netherlands (Kamer van Koophandel) under number 81106661. Its legal entity identifier is [●].

Principal Activities. The Company is the holding company of the Universal Music group (UMG or the Group). UMG is a driving force in the global music industry, with revenues of €7.2 billion in the year ended December 31, 2019 and €7.4 billion in the year ended December 31, 2020. UMG, operating in more than 60 countries, is home to the greatest local and international artists, spanning all genres and generations including ABBA, Louis Armstrong, The Beatles, The Beach Boys, The Bee Gees, Andrea Bocelli, James Brown, Bon Jovi, Neil Diamond, Marvin Gaye, Guns N’ Roses, Elton John, Bob Marley, Paul McCartney, Nirvana, Luciano Pavarotti, Queen, The Rolling Stones, Frank Sinatra, U2, Amy Winehouse and Stevie Wonder, as well as many of the biggest artists today, such as J Balvin, Justin Bieber, Luke Bryan, Lewis Capaldi, J. Cole, Daddy Yankee, Drake, Billie Eilish, Eminem, Selena Gomez, Ariana Grande, Imagine Dragons, Lady Gaga, Kendrick Lamar, Lang Lang, Post Malone, Shawn Mendes, Kacey Musgraves, Katy Perry, Gregory Porter, Olivia Rodrigo, Sam Smith, Taylor Swift, Carrie Underwood, Keith Urban and The Weeknd. UMG has three main operating businesses: recorded music, music publishing and merchandising. The recorded music business is dedicated to the discovery and development of artists, marketing and promoting their music across a wide array of formats and platforms. UMG is also expanding into other areas such as live events, livestreaming, sponsorship, film and television and podcasts. The music publishing business discovers and develops songwriters and owns and administers the copyright for musical compositions used in recordings, public performances and related uses, such as films, television programs and advertisements. The merchandising business produces and sells artist-branded and other branded products. These products are marketed through multiple sales channels, including fashion retail, concert touring and retail stores and direct-to-consumer online sales. UMG’s activities also extend to other areas, such as brand rights management.

Major Shareholders. As at the date of the Prospectus, the Existing Shareholders beneficially hold 100% of the Company’s issued ordinary share capital.

The following table sets forth the shareholders of the Company which, to the Company’s knowledge, will directly or indirectly have a notifiable interest in the Company’s capital and voting rights within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) (DFSA) (i) immediately prior to the Distribution (as defined below) and (ii) immediately following the Distribution.

	Shares to be owned immediately prior to the Distribution		Shares to be owned immediately following the Distribution
	Amount	%	Amount	%
Vivendi	[●]	[80]%	[●]	[●]%
Concerto	[●]	[10]%	[●]	[●]%
Scherzo	[●]	[10]%	[●]	[●]%
[Bolloré Group]	—	—	[●]	[18]%
[●]	[●]	[●]%	[●]	[●]%

[Note to draft: analysis of Vivendi’s shareholder register to be carried out in due course. ]

Key executive directors. Sir Lucian Grainge CBE is the Chairman and Chief Executive Officer of the Company, and Vincent Vallejo is the Deputy Chief Executive Officer of the Company.

Independent auditors. Ernst & Young et Autres (EY)], an independent registered public audit firm with its address at Tour First, TSA 14444, 92037 Paris-La Défense Cedex, France and registered to provide audit services by [●]. [Note to draft: EY to confirm description.]

[Deloitte & Associés (Deloitte)], an independent registered public audit firm with its address at 6, place de la Pyramide, 92908 Paris-la Défense Cedex, France and registered to provide audit services by [●]. [Note to draft: Deloitte to confirm description.]

What is the key financial information regarding the issuer?

With regard to the financial information as at and for the financial years ended December 31, 2018, 2019 and 2020 presented in the Prospectus, references to Universal Music Group, UMG or the Group refer to UMGI and

UIM collectively, and each of their respective subsidiaries, unless otherwise indicated. The Prospectus includes the combined financial statements of Universal Music Group as at and for the years ended December 31, 2018, 2019 and 2020 (together, the Combined Financial Statements) and the unaudited [condensed/consolidated] interim financial statements for the [Company] as at and for the six-month period ended June 30, 2021 (the Interim Financial Statements and, together with the Combined Financial Statements the UMG Financial Statements). There are no qualifications in the auditor’s report on the combined financial statements as at and for the year ended December 31, 2020, and no qualifications in the auditor’s review report on the Interim Financial Statements included in the Prospectus.

Summary consolidated statements of profit or loss

	6 months ended June 30		12 months ended December 31
	2021	2020	2020	2019	2018
	Unaudited			Audited
	(€ millions)
Revenues	[●]	3,459	7,432	7,159	6,023
Cost of revenues	[●]	(1,820)	(3,917)	(3,818)	(3,110)
Selling, general and administrative expenses	[●]	(1,104)	(2,265)	(2,276)	(2,062)
Restructuring charges	[●]	(8)	(20)	(24)	(29)
Impairment losses on intangible assets acquired through business combinations	[●]	—	—	—	—
Income from equity affiliates—operational	[●]	(11)	(9)	(2)	(1)

Earnings before interest and income taxes (EBIT)	[●]	516	1,221	1,039	821
Interest	[●]	(6)	(15)	14	27
Income from investments	[●]	—	—	—	1
Other financial income	[●]	453	603	174	333
Other financial charges	[●]	(13)	(28)	(57)	(29)

	[●]	434	560	131	332
Earnings before provision for income taxes	[●]	950	1,781	1,170	1,153
Provision for income taxes	[●]	(214)	(412)	(195)	(251)

Earnings from continuing operations	[●]	736	1,369	975	902
Earnings from discontinued operations	[●]	—	—	—	—

Earnings	[●]	736	1,369	975	902

of which
Earnings attributable to shareowners	[●]	735	1,366	972	897
Non-controlling interests	[●]	1	3	3	5

Summary consolidated statements of financial position

	As at June 30		As at December 31
	2021	2020	2020	2019	2018
	Unaudited		Audited
	(€ millions)
Non-current assets	[●]	6,849	8,000	6,055	4,749
Current assets	[●]	2,748	2,987	2,775	3,248

Total assets	[●]	9,597	10,987	8,830	7,997

Total equity	[●]	1,253	1,432	2,984	3,077

Non-current liabilities	[●]	4,114	4,830	1,713	1,138

Current liabilities	[●]	4,230	4,725	4,133	3,782

Total liabilities	[●]	8,344	9,555	5,846	4,920

TOTAL EQUITY AND LIABILITIES	[●]	9,597	10,987	8,830	7,997

Summary consolidated statements of cash flows

	6 months ended June 30		12 months ended December 31
	2021	2020	2020	2019	2018
	Unaudited		Audited
	(€ millions)
Net cash provided by operating activities	[●]	76	(3)	685	747

Net cash provided by/(used for) investing activities	[●]	(37)	(46)	(129)	(111)

Net cash provided by/(used for) financing activities	[●]	85	217	(1,076)	(2,387)
Foreign currency translation adjustments of continuing operations	[●]	(20)	(35)	(8)	(19)

Change in cash and cash equivalents and shareowners loans	[●]	104	133	(528)	(1,770)

Cash and cash equivalents and shareowners loans
At beginning of the period	[●]	1,008	1,008	1,536	3,306

At end of the period	[●]	1,112	1,141	1,008	1,536

of which Shareowners loans
At beginning of the period	[●]	672	672	1,260	3,059

At end of the period	[●]	695	815	672	1,260

of which Cash and cash equivalent
At beginning of the period	[●]	336	336	276	247

At end of the period	[●]	417	326	336	276

Other key financial information

KPIs. The table below sets out the Group’s key performance indicators (KPIs), which the Group monitors to track the financial and operating performance of its business. Certain of these KPIs are not defined in the International Financial Reporting Standards issued by the International Accounting Standards Board and as endorsed by the EU (IFRS).

	6 months ended June 30		12 months ended December 31
	2021	2020	2020	2019	2018
	Unaudited		unaudited
	(€ millions)
EBITA(1)	[●]	567	1,329	1,124	902
EBITDA(2)	[●]	649	1,487	1,267	979

Notes:

(1)

To calculate EBITA, the accounting impact of the following items is excluded from the income from EBIT: (i) the amortization of intangible assets acquired through business combinations as well as other rights catalogs acquired; (ii) impairment losses on goodwill, other intangibles acquired through business combinations and other rights catalogs acquired; and (iii) other income and charges related to transactions with shareowners (except when directly recognized in equity).

(2)

To calculate EBITDA, the accounting impact of the following items is excluded from the income from EBIT: (i) the depreciation of tangible, intangible and right of use assets; (ii) gains/(losses) on the sale of tangible, intangible and right of use assets (iii) the amortization of intangible assets acquired through business combinations as well as other rights catalogs acquired;(iv) impairment losses on goodwill, other intangibles acquired through business combinations and other rights catalogs acquired; (v) income from equity affiliates having similar operating activities; and (vi) restructuring charges, and other non-recurring items.

What are the key risks that are specific to the issuer?

Any investment in the Shares is associated with risks. Prior to any investment decision, it is important to carefully analyse the risk factors considered relevant to the future development of the Group and the Shares. The following is a summary of key risks that, alone or in combination with other events or circumstances, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects. In making the selection, the Group has considered circumstances such as the probability of the risk materialising on the basis of the current state of affairs, the potential impact which the materialisation of the risk could have on the Group’s business, financial condition, results of operations and prospects, and the attention that management would, on the basis of current expectations, have to devote to these risks if they were to materialise:

•

UMG may be unable to compete successfully in the highly competitive industry and markets in which it operates and UMG’s business may be adversely affected if UMG fails to identify, attract, sign and retain successful recording artists and songwriters or by the absence of superstar releases.

•	If streaming and subscription adoption or revenue fail to grow or grow less rapidly than UMG anticipates, UMG’s business may be adversely affected.

•	UMG relies on digital service providers for the online distribution and marketing of its music on the basis of contractual terms that are subject to change.

•	UMG’s results of operations may be adversely affected if it is unable to compete successfully in the evolving markets in which it operates or is unable to execute its business strategy.

•	Technological advancements are rapidly changing the marketplace in which UMG competes and the nature of UMG’s competition.

•	UMG operates in many jurisdictions around the world and therefore, is subject to a variety of trends, developments and limitations in those jurisdictions, which could affect it adversely.

•	UMG faces competition for the attention of its consumers given the constantly evolving entertainment options that are available.

•	UMG’s ability to operate effectively could be impaired if it fails to attract and retain its executive officers and other key personnel.

•

The success of UMG’s business is dependent on the existence and maintenance of its intellectual property rights and challenges in obtaining, maintaining, protecting and enforcing UMG’s intellectual property rights and involvement in intellectual property litigation could adversely affect its business, operating results and financial condition.

•	Piracy continues to adversely impact UMG’s business and content protection is a key focus of UMG’s business.

•	UMG’s business is subject to a variety of European, US and other supranational or domestic laws, rules, policies and other obligations regarding data protection.

•

A significant portion of UMG’s revenues are subject to regulation either by government entities or by local third-party collecting societies throughout the world and rates on other income streams may be set by governmental proceedings or be subject to legislative intervention, which may limit its profitability.

•	Changes in laws and regulations, including those relating to intellectual property rights, may have an adverse effect on UMG’s business.

KEY INFORMATION ON THE SECURITIES

What are the main features of the securities?

Type, class and ISIN. The Shares are ordinary shares, created under and in accordance with the laws of the Netherlands, with a nominal value of €[●] each in the share capital of the Company. Application has been made to list all of the Shares under the ticker symbol “[●]” on Euronext Amsterdam under ISIN Code [●].

Currency, denomination, par value and number of securities. The Shares are denominated in and will trade in euro. Upon Settlement, the authorized share capital of the Company shall amount to €[●], divided into [●] Shares with a nominal value of €[10.00] each. The issued share capital of the Company immediately after the Distribution is expected to amount to €[●], divided into [●] Shares with a nominal value of €[10.00] each. [Note to draft: updates to share capital in preparation for Admission and the Distribution to be confirmed.]

Rights attached to the Shares. Upon Admission, the articles of association of the Company will be amended and fully restated. Reference to the Articles of Association hereafter will be to the Company’s articles of association as they will read after such amendment and restatement. [Each Share confers its holder the right to cast one vote at the Company’s general meeting, being the corporate body or, where the context so requires, the physical meeting (the General Meeting). There are no restrictions on voting rights. The Shares carry dividend rights. [Note to draft: to be updated in line with governance section, once completed.]

Rank of securities in the issuer’s capital structure in the event of insolvency. [The Shares do not carry any rights in respect to capital to participate in a distribution (including on a winding-up) other than those that exist as a matter of law. The Shares, which includes the Distribution Shares, will rank pari passu in all respects.]

Restrictions on the free transferability of the securities. There are no restrictions on the transferability of the Shares in the Articles of Association or under Dutch law. However, the offering to persons located or resident in, or who are citizens of, or who have a registered address in certain countries, and the transfer of Shares into certain jurisdictions, may be subject to specific regulations or restrictions.

Dividend or pay-out policy. The Company plans to annually pay dividends in two semi-annual instalments, with a target dividend of not less than 50% of the Company’s net profits realized during the relevant financial year, subject to selected one-off items. The Company intends to pay an interim dividend in the fourth quarter of each financial year, after the publication of the half-year figures of the Company, and a final dividend in the second quarter of the following financial year, to be paid following approval of the Company’s annual accounts at its Annual General Meeting. Distribution of profits only takes place following the adoption of the annual accounts from which it appears that the distribution is allowed. The Company may only make distributions, whether a distribution of profits or of freely distributable reserves, to its Shareholders if its shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by the Articles of Association or Dutch law. Distributions shall be made pro rata to the respective shareholdings. [Note to draft: to be confirmed in due course.]

Where will the securities be traded?

Application has been made for the admission to listing and trading of all of the Shares (Admission) under the symbol “[●]” on Euronext Amsterdam. Trading [on an “as-if-and-when-delivered” basis in the Shares] on Euronext Amsterdam is expected to commence at 9.00 (Central European Time (CET)) on or around [September 21], 2021 (the First Trading Date). Prior to being admitted to trading on Euronext Amsterdam, there has been no public trading market for the Shares.

What are the key risks that are specific to the securities?

The key risks relating to the Distribution and the Shares include, among others:

•

The Existing Shareholders will continue to hold a significant minority stake in the Company and may have conflicts of interest with other Shareholders. Additionally, it is expected that Bolloré Group will hold a significant minority interest following the Admission.

•	An active trading market on Euronext Amsterdam may not develop.

•	The Company may issue additional Shares or other equity securities without Shareholder approval, which would dilute Shareholder ownership interests and may depress the market price of the Shares.

KEY INFORMATION ON THE ADMISSION TO TRADING ON A REGULATED MARKET

Under which conditions and timetable can I invest in this security?

Timetable. Subject to acceleration or extension of the timetable by the Company and Vivendi for, or withdrawal of, the Admission and the Distribution, the timetable below lists the expected key days for the Admission and the Distribution:

Event	Time (CET) and date
Distribution
Resolution of Vivendi’s management board to distribute an exceptional interim dividend in kind	[September 20, 2021]
Euronext Amsterdam notice announcing the Reference Price for the Shares	[September 20, 2021]
Distribution ex-date in respect of Distribution of Distribution Shares	[September 21, 2021]
Admission	[September 21, 2021]
Distribution Record Date in respect of Distribution of Distribution Shares	[September 22, 2021]
Payment of the Distribution (delivery and book-entry of the Distribution Shares allocated pursuant to the Distribution)	[September 23, 2021]
Distribution Settlement	[September 23, 2021]

The Company and Vivendi reserve the right to adjust the dates, times and periods given in the timetable and throughout the Prospectus.

[Joint Financial Advisors. BNP Paribas, Crédit Agricole Corporate and Investment Bank, Morgan Stanley, Banque Hottinguer, Natixis and Société Générale are acting as joint financial advisors in relation to the Distribution and Admission.]

Distribution Allocation Ratio. Each Vivendi Shareholder will receive one (1) Share for each one (1) share which it holds in Vivendi on [September 22], 2021 (the Distribution Record Date) as part of the Distribution (the Allocation Ratio).

[Note to draft: Allocation Ratio to be confirmed in due course, including treatment for fractional shares.]

Distribution Delivery. Subject to acceleration or extension of the timetable for the Distribution, the Distribution is expected to be implemented and settled on [September 23, 2021] (the Distribution Date) through the book entry facilities of Euroclear France in accordance with Euroclear France’s normal procedures applicable to equity securities (the Distribution Settlement).

Listing and Paying Agent. [BNP Paribas Securities Services] is acting as listing and paying agent for the Admission.

Dilution. There shall be no dilution of the shareholdings of the Existing Shareholders pursuant to the Distribution, however, the shareholding of Vivendi will be reduced from [●]% to [c.] [●]% as a result of the Distribution.

Estimated expenses related to the Admission: [The aggregate expenses (excluding commissions) of, or incidental to, Admission and the Distribution to be borne by [[the Company]/[Vivendi]] are estimated to be approximately €[●]]

Estimated expenses charged to the investors. No expenses or fees will be charged by the Company or Vivendi to Vivendi Shareholders in relation to the Admission and the Distribution. However, the beneficiaries of the Distribution would be required to pay, as appropriate, to their authorized financial intermediary or to Vivendi, through the Listing and Paying Agent, the social withholdings and/or the non-final withholding tax or the withholding tax payable in respect of the Distribution.

Why is this prospectus being produced?

Reasons for the Admission. For a number of years, Vivendi’s leading institutional shareholders have been seeking a split or the distribution of UMG from Vivendi to reduce Vivendi’s conglomerate discount and to allow for a valuation of UMG, and for UMG to further develop, on a stand-alone basis. The transactions resulting in 20% of the share capital of UMG now being held by the Tencent-led Consortium led Vivendi’s management board to conclude that the time was ripe for a distribution of up to [60]% of UMG’s share capital to the Vivendi Shareholders, which resulted in Vivendi’s pursuance of the Distribution.

Whilst the Company will not receive any proceeds from the Admission, it believes that the Admission is well aligned to the Company’s continued growth ambitions and will help to maximise shareholder value over time. The Company and Vivendi believe that the Admission is also a significant step and presents a new opportunity to the Company which will allow it to broaden artist opportunities and enrich experiences for music fans, further promoting a thriving music and entertainment industry and further solidifying UMG’s position as the industry’s undisputed leader. The Admission is expected to further increase the Company’s profile with the music and entertainment industry, investors, business partners and customers, brand recognition and credibility. The Admission is also expected to provide additional financial flexibility and diversity through access to capital markets.

[Note to draft: to consider wording on impact of the distribution (increase of the free float, liquidity, etc)]

Net proceeds. No proceeds shall be raised pursuant to Admission and the Distribution.

[Most material conflicts of interest pertaining to the Admission and the Distribution. Certain of the Joint Financial Advisors and/or their affiliates are, or have been, engaged and may in the future engage in commercial banking, investment banking and financial advisory and ancillary activities in the ordinary course of their business with the Group and/or Vivendi, other Existing Shareholders or any parties related to or competing with any of them, in respect of which they have received, and may in the future receive, customary fees and commissions. Additionally, the Joint Financial Advisors may, in the ordinary course of their business, in the future hold the Company’s and/or Vivendi’s securities for investment. As a result of acting in the capacities described above, the Joint Financial Advisors and their affiliates may have interests that may not be aligned, or could potentially conflict, with the interests of investors in the Shares or with the interests of the Company or the Group.]

1.    Risk Factors

Any investment in the Shares is subject to a number of risks. Investors should carefully consider the risk factors associated with any investment in the Shares, the UMG’s business and the industry in which it operates, together with all other information contained in this Prospectus including, in particular, the risk factors described below.

Investors should note that the risks relating to UMG, its industry and the Shares summarized in the section of this Prospectus headed “Summary” are the risks that the Company believe to be the most essential to an assessment by a prospective investor of whether to consider an investment in the Shares. However, as the risks which UMG faces relate to events and depend on circumstances that may or may not occur in the future, investors should consider not only the information on the key risks summarized in the section of this Prospectus headed “Summary” but also, among other things, the risks and uncertainties described below. This Prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us, described below and elsewhere in this Prospectus (see “Important Information” and “Forward-looking Statements” in particular).

The risk factors described below are not an exhaustive list or explanation of all risks which investors may face when making an investment in the Shares and should be used as guidance only. Additional risks and uncertainties relating to UMG that are not currently known to UMG, or that UMG currently deems immaterial, may individually or cumulatively also have a material adverse effect on UMG’s business, results of operations and/or financial condition and, if any such risk should occur, the price of the Shares may decline and investors could lose all or part of their investment.

1.1	Risks Related to UMG’s Business and Industry

1.1.1

UMG may be unable to compete successfully in the highly competitive industry and markets in which it operates and UMG’s business may be adversely affected if UMG fails to identify, attract, sign and retain successful recording artists and songwriters or by the absence of superstar releases.

The industry in which UMG operates is highly competitive, influenced by consumer preferences and is rapidly evolving. UMG’s competitive position is dependent on identifying, attracting, signing and retaining recording artists who are or will become commercially successful, who have long-term potential, whose music is well received, whose subsequent music is demanded by consumers and whose music will continue to generate sales as part of its catalog for years to come. Competition among record companies for such talent is intense. UMG is also dependent on signing and retaining songwriters who are capable of writing songs that will be the popular hits of today and the classics of tomorrow. For example, in 2020 UMG’s artists took four of the year’s top five spots in the Spotify global charts (Drake, J. Balvin, Juice WRLD and The Weeknd), released the number one song of the year (Blinding Lights, by The Weeknd) and took two spots in the top three album rankings (After Hours, by The Weeknd and Hollywood’s Bleeding, by Post Malone). UMG’s competitive position is dependent on its continuing ability to attract and develop such recording artists and songwriters whose work can achieve a high degree of popularity and thereafter, continue to create music and songs to retain, engage and expand their fan base.

UMG’s recorded music business is to a large extent dependent on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of technological developments. See 1.1.5 (Technological advancements are rapidly changing the marketplace in which UMG competes and the nature of UMG’s competition).

UMG’s business may be adversely affected if it is unable to sign successful recording artists or songwriters. Signing, retaining and successfully developing artists is highly competitive, requires substantial human and capital resources, and can be dependent on consumer preferences that are rapidly and continuously changing. UMG uses external sources of data provided by streaming platforms or other external providers. Limitations to access of such data could adversely impact UMG’s capability of identifying future talents and therefore negatively affect its business. While UMG is required to devote significant time and investment to these activities, the returns on these activities are influenced by a number of factors, including factors outside of the control of UMG, and are uncertain at the time of investment. To the extent that the expected returns from these activities fail to materialize or are not in line with expectations, this may negatively impact UMG’s operating and financial performance and prospects.

UMG’s competitors may become more successful at signing, marketing and promoting recording artists, for example if UMG’s competitors increase the amounts they spend to discover, or to market and promote, recording artists and songwriters or reduce the prices of their music in an effort to expand market share, which may adversely impact UMG’s business, financial condition, results of operations and prospects.

UMG’s business, prospects, financial condition and results of operations may be adversely affected if it is unable to identify, attract, sign and retain such recording artists and songwriters on terms that are economically viable to it. UMG’s financial results may also be affected by the absence of superstar recording artist releases during a particular period via an impact on physical sales and download volumes and UMG’s share of digital platform subscription streaming revenues.

1.1.2	If streaming and subscription adoption or revenue fail to grow or grow less rapidly than UMG anticipates, UMG’s business may be adversely affected.

Revenue from subscription music services are important to UMG because they offset declines in downloads and physical sales and represent a growing area of UMG’s recorded music business. According to the IFPI Global Music Report 2021 issued by the International Federation of the Phonographic Industry (IFPI), an organization that represents the interests of the recording industry worldwide, subscription music services and ad-supported streaming revenues accounted for approximately 62.1% of global recorded music revenues in 2020, approximately a 19.9% increase as compared to 2019. In 2020, UMG generated €3,833 million of revenue from subscription music services and ad-supported streaming, as compared to €3,253 million in 2019. There can be no assurance that this growth pattern will persist or that digital revenue will continue to grow at a rate sufficient to offset and exceed declines in downloads and physical sales. Consumption formats in the music industry are susceptible to technological advancements and changing consumer preferences around how music is accessed, as illustrated in recent years by the global decline in revenue derived from downloads and CD sales. See 1.1.5 (Technological advancements are rapidly changing the marketplace in which UMG competes and the nature of UMG’s competition). These, and other factors, may in the future negatively impact subscription and ad-supported streaming, for example where newer formats become more popular with consumers. Additionally, technology around streaming manipulation, fraud and hacking is becoming increasingly refined and subscription streaming services are particularly vulnerable which could undermine consumer confidence and cause revenue loss.

If UMG’s subscription or streaming revenue fails to grow, grows less rapidly than it has over the past several years or declines, UMG’s recorded music business may experience reduced levels of revenue and operating income. Additionally, slower growth in streaming adoption or revenue is also likely to have a negative impact on UMG’s music publishing business, which generates a significant portion of its revenue from sales and other uses of recorded music. Both of these may adversely impact UMG’s business, prospects, financial condition and results of operations.

1.1.3	UMG relies on digital service providers for the online distribution and marketing of its music on the basis of contractual terms that are subject to change.

UMG derives an increasing portion of its revenues from the distribution of music through digital distribution channels and partners with over 400 music platforms around the world. In 2020, [●]% of UMG’s overall revenue was derived from distribution of music through digital distribution channels.

UMG currently enters into relatively short-term agreements with digital music streaming services. There can be no assurance that UMG will be able to renew or enter into new agreements with any digital music service. The terms of these agreements, including the rates that UMG receives pursuant to them and the basis for calculation of those rates, may change as a result of changes in the industry, changes in the law, or for other reasons. Decreases in rates or changes to other terms of agreements with digital music streaming services could adversely impact UMG’s business, prospects, financial condition and results of operations.

UMG’s music is also promoted by the digital music services on playlists curated by such services or generated from their algorithms (or a combination of both). Any unfavorable changes made by such service providers to their algorithms or to the terms on which they market or promote UMG’s music could adversely affect UMG’s business, prospects, financial condition and results of operations.

1.1.4	UMG’s results of operations may be adversely affected if it is unable to compete successfully in the evolving markets in which it operates or is unable to execute its business strategy.

UMG expects to increase revenues and cash flow through a business strategy which requires it to, among other things, continue to maximize the long-term value of its music by expanding the licensing partners with which UMG works and diversifying its revenue streams by partnering with an increasing array of new businesses that benefit from the use of music content to engage consumers. UMG’s strategy includes efforts to grow revenues from new digital platforms, including fitness and video games, and through business arrangements with non-traditional partners, including social media platforms. For example, in 2017, UMG became the first major music company to sign a deal with Facebook. In 2021, UMG licensed its catalog to Equinox Media LLC’s Variis digital fitness app, and has the largest portfolio of fitness technology agreements of any music company including with Peloton and Apple’s Fitness+. The success of these initiatives relies on adequate third-party support and requires UMG to accurately forecast and keep up with technological developments and consumer preferences relating to platforms and may require UMG to implement new business models or adapt to new distribution platforms. If UMG is unable to implement its strategy successfully or properly react to changes in consumer preference, its financial condition, results of operations and cash flows could be adversely affected.

1.1.5	Technological advancements are rapidly changing the marketplace in which UMG competes and the nature of UMG’s competition.

The industries in which UMG operates are subject to rapid and significant changes in technology and are characterized by the frequent introduction of new products and services and use of technology in new ways, as demonstrated by the resulting global increase in streaming revenues over the past five years, coupled with a converse decline in downloads and CD sales. Technological advancements are also modifying the nature of UMG’s competition and bringing new challenges. The uses of technology are constantly evolving, and it may not be possible to foresee the ways in which technology could be used in, and to disrupt, the music industry, for example through the use of artificial intelligence and non-fungible tokens. Technological advancements may also be used to manipulate and adversely impact the reach of UMG’s digital content to its consumers and, as mentioned above, technology around streaming manipulation, fraud and hacking is becoming increasingly refined.

Adapting to, and competing with, rapid technological advancements requires substantial investment of time and resources; however, such investment does not guarantee UMG’s success in developing, implementing, transitioning to, competing with, utilizing or defending against new technology. Any failure by UMG to accurately anticipate customers’ changing needs and emerging technological trends could significantly harm UMG’s competitive positioning and results of operations. If UMG is not successful in adapting to or competing and keeping up with new technology, UMG’s business, prospects, financial condition and results of operations could be adversely affected.

In addition, UMG’s competitors may in the future be able to innovate or adjust faster than UMG can, and new technologies may increase competitive pressure by enabling UMG’s competitors to offer superior services or be more attractive to artists and songwriters. Such developments could make UMG’s value proposition less compelling, which could have a material adverse effect on UMG’s business, prospects, financial condition and results of operations.

1.1.6	UMG operates in many jurisdictions around the world and therefore is subject to a variety of trends, developments and limitations in those jurisdictions, which could affect it adversely.

UMG has businesses engaged in recorded music, music publishing, merchandising and audiovisual content in more than 60 countries around the world. UMG’s local presences have become increasingly important as the popularity of music originating from a country’s own language and culture is very significant, and more countries around the world have developed legitimate business models to monetize music. In addition, UMG’s business model is increasingly focused on developing business in new high growth music markets. For example, in 2020 UMG strengthened its global presence through new activities and key partnerships in Israel, Morocco, Vietnam, Senegal, Cameroon, Nigeria, Italy, India, Indonesia, Thailand and South Korea. However, if UMG’s music does not continue to have appeal in various countries, UMG’s results of operations could be adversely impacted and its investments in new jurisdictions could fail to generate returns for UMG in line with expectations. Additionally, UMG may be impacted if it is not successful in identifying and signing the most promising artists in these markets, which may negatively impact UMG’s competitive position in these geographies, its prospects and its ability to generate returns in these markets.

In countries in which the Group currently conducts, or may in the future conduct, its businesses, the Group’s operations, growth strategy and development may be negatively impacted as a result of less developed digital, internet and mobile network infrastructure. The Group’s success, particularly streaming revenues, depend on the continued development and use of internet by consumers to access music as well as increasing high speed internet and smart-phone penetration. If internet access or smart phone penetration in these markets develops slower than expected, or is stalled, the Group’s growth strategy could be adversely affected.

Further, depending on the customs and norms in various markets, UMG’s presence in and generation of revenues from other countries may require UMG to accept longer accounts receivable settlement cycles and may subject UMG to difficulties in collecting its accounts receivables. UMG is also subject to restrictions on repatriation of capital in several jurisdictions in which it operates. For more information, see 1.3.4 “Export and import control laws and regulations, tariffs and trade barriers could have an adverse effect on UMG’s business” below. Additionally, as a result of its global presence, UMG is subject to challenges in the global economic environment, as a result of political instability in jurisdictions where it is present as well as recessionary trends, inflation and instability in the financial markets in jurisdictions where it is present.

Any failure of UMG to adequately respond to the needs of its operations in various jurisdictions, its inability to appeal to consumers in various countries or the restrictions on UMG’s business due to customs, norms and policies in various jurisdictions may adversely impact UMG’s business, prospects, financial condition and results of operations.

1.1.7	UMG faces competition for the attention of its consumers given the constantly evolving entertainment options that are available.

A significant portion of UMG’s revenue comes from the production and distribution of audio and audiovisual recordings. The success of UMG’s content depends primarily upon its acceptance by the public and on consumer tastes and preferences, which change over time and are difficult to predict. The market for these products is highly competitive and competing products are often released into the marketplace at the same time. To remain competitive, UMG constantly seeks new platforms to engage different demographics of consumers around the world. The commercial success of audio and audiovisual recordings depends on several variable factors, including the quality and acceptance of competing offerings released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities and general economic conditions and other tangible and intangible factors, all of which can change quickly and in unforeseeable ways.

The recorded music business faces competition for consumer attention from other forms of entertainment and leisure activities, such as cable and satellite television, on-demand television, motion pictures, podcasts and video games and user-generated content in physical and digital formats. UMG may face competition in the future from the development of any number of new forms of entertainment and leisure activities. Although new platforms and means of entertainment provide opportunities for UMG to engage its customers, such initiatives may not be successful or offset constantly changing consumer preferences or cycling preferences between different forms of entertainment.

If UMG’s recorded music business unsuccessfully competes against other existing or new forms of entertainment and leisure activities, or produces and distributes audio and audiovisual recordings without broad consumer appeal, that may adversely impact UMG’s business, prospects, financial condition and results of operations.

1.1.8	UMG’s ability to operate effectively could be impaired if it fails to attract and retain its executive officers and other key personnel.

UMG’s success depends, in part, upon the continuing contributions of its executive officers and key operational and creative personnel, led by its Chairman and Chief Executive Officer, Sir Lucian Grainge CBE. These executive officers and key personnel possess significant experience within the music industry and their established personal connections and relationships in the music industry are important to the Group’s operations. UMG competes with other music and entertainment companies, record labels, digital service providers, technology companies and other companies for top talent, including executive officers and other key personnel.

If the Group were to unexpectedly lose a member of the Group’s key management, its business, financial condition, results of operations and prospects could be materially adversely affected. Although all of UMG’s executive officers have employment agreements with UMG, UMG cannot guarantee that key personnel, including executive officers, will remain in UMG’s employment or that it will be able to attract and retain qualified personnel in the future, at a reasonable cost, to replace any departing key personnel, which may disrupt its business and operations and could adversely impact UMG’s business, prospects, financial condition and results of operations.

1.1.9

In addition to competition from traditional music industry players, new entrants into the music industry, artists choosing not to sign with labels and the evolving role of intermediaries may increase competition and impact UMG’s ability to sign artists.

UMG faces competition from traditional music industry players as well as new entrants, including investment funds who have once again begun to enter into the business, including by way of catalog acquisitions. UMG’s competitors may launch aggressive promotional campaigns and other marketing activities, or they may pay higher than market rates to attract new talent and increase their market share. In response, in order to stay competitive, UMG may be required to make additional investments and incur significant additional expenditures. If UMG is unable to compete successfully in the changing competitive landscape, UMG may lose market share, worsen its business prospects and financial condition and its results of operations may be materially and adversely affected.

In addition, changing business practices, particularly due to the emergence of new technologies and access to a global network of consumers, has and could further result in artists choosing to make content available to consumers directly without being affiliated with a label or an intermediary, or could result in music platforms playing some of the roles that UMG has traditionally played. In this regard, UMG also competes with certain of the music distribution platforms who distribute the works of artists and songwriters without the involvement of labels or intermediaries.

These and other changes in the market could also result in modifications to the ways in which UMG contracts with its artists and to the revenue generated from those relationships. It is not possible to predict all the ways in which the music industry could change, and UMG may not be able to effectively adapt to all of these changes and become less competitive. As a result, changing business practices and disintermediation could have an adverse impact on UMG’s business, prospects, financial condition and results of operations.

1.1.10	Where UMG acquires, combines with or invests in other businesses or joint ventures, UMG will face risks inherent in such transactions.

UMG has in the past completed and, as part of its business strategy, will continue, from time to time, consider strategic transactions, which could involve acquisitions, combinations or dispositions of businesses or assets, or strategic alliances or joint ventures with companies engaged in music entertainment, entertainment, investing or other businesses. For example, in March 2019, UMG acquired the remaining rights in Ingrooves Music Group (Ingrooves), a global music distribution company that provides marketing and rights management services for independent labels and artists. Ingrooves subsequently acquired a leading South African independent distributor, Electromode, allowing UMG to enhance its digital, distribution and marketing services footprint across the continent and in December 2018, UMG acquired 100% of the share capital in Epic Rights, thereby further expanding UMG’s merchandising business. However, there can be no assurance that UMG will be able to identify and invest in suitable operations or assets. In addition, any such investment could be material, be difficult to implement, disrupt its business or change its business profile, focus or strategy significantly.

UMG may not be successful in addressing any risks or problems encountered in connection with any strategic transactions. UMG cannot assure that if it makes any future acquisitions, investments, strategic alliances or joint ventures or enters into any business combination that they will be completed in a timely manner, or at all, that they will be structured or financed in a way that will enhance its creditworthiness or that they will meet its strategic objectives or otherwise be successful. In addition, if any new business in which UMG invests or which it attempts to develop does not progress as planned, it may not recover the funds and resources it has expended, and this could have a negative impact on its business, prospects, financial condition and results of operations.

Additionally, UMG has made investments into joint ventures with third parties in certain jurisdictions and it may in the future enter into additional such joint ventures as a means of conducting its business in various jurisdictions.

While UMG seeks to ensure that it has appropriate control when entering int joint ventures, in the future UMG may not be able to fully control the operations and the assets of its joint ventures as other investors in the joint venture may have or require certain rights under the terms of the joint venture, and therefore, UMG may not be able to make significant decisions or take timely actions with respect to its joint ventures. UMG’s inability to take decisive action in respect to its joint ventures could have a material adverse impact on its business, prospects, financial condition and results of operations.

1.1.11

UMG has engaged in substantial restructuring and re-organization activities in the past and may need to implement further restructurings and re-organizations in the future and its restructuring and re-organization efforts may not be successful or generate expected cost savings.

UMG’s business is significantly impacted by ongoing changes in the music entertainment industry. In response, it has sought, and will continue to actively seek, to adapt its operations and cost structure to the changing economics of the industry. For example, UMG has shifted and continues to shift resources from its physical sales channels to efforts focused on digital channels, emerging technologies and other new revenue streams, and it continues its efforts to reduce overhead and manage its variable and fixed-cost structure.

UMG may be required to implement further restructuring activities, make additions or other changes to its management or workforce based on other cost reduction measures or changes in the markets and industry in which it competes, including the evolving skill-sets required from its employees. UMG’s inability to structure its operations based on evolving market conditions could impact its business. Restructuring activities can also create unanticipated consequences and negative impacts on its business, and UMG cannot be certain that any ongoing or future restructuring efforts will be successful or generate expected cost savings. If UMG were to unsuccessfully implement restructuring and re-organization plans, that could adversely impact UMG’s business, prospects, financial condition and results of operations.

1.1.12	Unfavorable currency exchange rate fluctuations could adversely affect UMG’s results of operations.

A significant portion of UMG’s assets, liabilities, revenues and costs are denominated in currencies other than Euros, in particular US Dollars. To prepare its UMG Financial Statements, UMG must translate those assets, liabilities, revenues and expenses into Euros from such currencies at then-applicable exchange rates. Consequently, increases and decreases in the value of the Euro as compared to such other currencies will affect the amount of these items in its UMG Financial Statements, even if their value has not changed in their original currency. These translations could result in significant changes to its results of operations from period to period. In addition, exchange rate fluctuations could cause its expenses to increase as a percentage of net sales, affecting its profitability and cash flows.

From time to time, UMG enters into foreign exchange contracts to hedge the risk of unfavorable foreign currency exchange rate movements. However, these hedging strategies may not fully eliminate the exchange rate risk and currency volatility to which it is exposed. While UMG seeks to hedge currency transaction risks by offsetting opposing cash flows (natural hedging) and uses derivative hedges, UMG’s efforts to do so may not be successful or opportunities to do so may not be readily available and such risks may have a material adverse effect on UMG’s business, prospects, financial condition and results of operations.

1.1.13	An impairment in the carrying value of goodwill or other intangible and long-lived assets could negatively affect UMG’s operating results and equity.

While UMG has not been subject to a material impairment of goodwill or other intangible and long-lived assets in recent years, UMG could suffer losses due to asset impairment charges for its intangible assets. UMG tests these assets for impairment annually (or more frequently should indications of impairment arise) by first assessing qualitative factors and then by quantitatively estimating the fair value of each of its reporting units (calculated using a discounted cash flow method) and comparing that value to the reporting units’ carrying value, if necessary. If the carrying value exceeds the fair value, there is a potential impairment and additional testing must be performed. A downward revision in the estimated fair value of a reporting unit or intangible assets, could result in a non-cash impairment charge. Any impairment charge recorded could negatively affect UMG’s financial condition and results of operations.

1.1.14	UMG’s results of operations, cash flows and financial condition have been and may continue to be adversely impacted by the COVID-19 pandemic or the state of the global economy as a whole.

Certain of the measures taken by regional and national governments, including, stay-at-home orders and limitations on indoor and outdoor gatherings have negatively affected UMG’s business, due to the resulting extended pause over live concert tours, adversely impacting UMG’s sale of tour merchandise which resulted in a decline in revenue from UMG’s merchandising business in 2020. UMG’s merchandising segment has, in 2020 compared to 2019, decreased by 40.3%. UMG’s merchandising segment relies on vendors outside of the United States and therefore, faces risks inherent in purchasing from foreign suppliers, including the COVID-19 pandemic on the supply chain. The limitations on live concert touring have also adversely impacted music publishing performance revenues. The stay at home orders also resulted in the cessation of or significant delay in the production of motion pictures and television programs, which negatively affected licensing revenue in UMG’s recorded music business and synchronization revenue in its music publishing business. It has been widely reported that early in the COVID-19 pandemic, advertisers temporarily reduced their advertising spend. This resulted in a corresponding initial decline in ad-supported streaming revenue in UMG’s recorded music business and, to a lesser extent, recorded music licensing revenue and music publishing synchronization, performance and mechanical ad-supported streaming revenue. UMG’s physical sales rely in part on distribution and retailing of CDs or vinyl through major retail chains and local shops. Shops closures and stay at home orders negatively affected physical sales of music through major retail chains and local shops, and any future measures, whether globally or in specific countries, may continue to have a negative effect on these sales channels.

Notwithstanding recent developments with respect to vaccines for COVID-19, given the global scale of the COVID-19 pandemic, the severity and the duration of the COVID-19 pandemic is difficult to predict. The COVID-19 pandemic is expected to continue to materially and adversely affect the global economy, creating risk around the timing and collectability of UMG’s accounts receivable and possibly leading to a decline in consumer discretionary spending which, in turn, could have a negative impact on UMG’s results of operations, cash flows and financial condition. Stay at home and shelter in place orders, business closures, travel restrictions, supply chain disruptions, employee illness or quarantines, and other extended periods of interruption to its business have resulted and could continue to result in disruptions to UMG’s operations. Any worsening of the COVID-19 pandemic, ineffectiveness of the vaccination efforts or the spread of any new variants of the coronavirus could result in additional material adverse impact on its business, financial condition, results of operations and prospects. To the extent the COVID-19 pandemic adversely affects UMG’s business, prospects, results of operations, cash flows or financial condition, it may also have the effect of heightening other risks described in this Section 1.

A significant portion of UMG’s revenues relies on consumers spending discretionary funds on leisure activities, such as music subscriptions, CDs, vinyl albums and artist merchandise. The state of the economy as a whole, inflation, deflation, political uncertainty, the availability of consumer credit, taxation, unemployment and the impact of the COVID-19 pandemic are all factors that relate to the prevailing macroeconomic conditions and affect UMG’s business. Economic growth and consumer confidence are important for UMG’s growth and strategy. In 2020 UMG’s merchandising revenues were down 39.6% at constant currency and perimeter compared to 2019 due to the impact of the COVID-19 pandemic on both touring and retail activity, which cut off access for consumers to purchase these products at their usual retail points. As such, UMG’s eCommerce business grew significantly in 2020, but could not fully offset the loss of touring and retail merchandise sales. UMG was able to further offset the negative impact of COVID-19 with a significant increase in subscription and streaming revenues. UMG also generated some incremental revenue from its work on more than 100 live performances by artists worldwide that streamed on more than a dozen platforms. However, any decrease in global economic growth or slowdown in certain fast-growing markets could negatively affect the Group’s results of operations going forward.]

1.2	Risks Related to Intellectual Property, Data Security and Information Technology

1.2.1

The success of UMG’s business is dependent on the existence and maintenance of its intellectual property rights and challenges in obtaining, maintaining, protecting and enforcing UMG’s intellectual property rights and involvement in intellectual property litigation could adversely affect its business, operating results and financial condition.

The success of UMG’s business depends on its ability to obtain, maintain, protect and enforce its trademarks, copyrights and other intellectual property rights around the world. UMG’s intellectual property rights, as well as its ability to enforce its intellectual property rights depend on the laws and regulations of the many jurisdictions in which it conducts business, which are not consistent across jurisdictions. In order to obtain, maintain, protect and enforce its intellectual property rights, UMG takes a variety of measures, including, if necessary, litigation or proceedings before governmental authorities and administrative bodies. For example, on July 31, 2018, a complaint for copyright infringement was filed by UMG Recordings, Inc. and Universal Music Publishing Group (UMPG) (along with the other major labels and publishers including Sony Music

Entertainment and Warner Music Group) against, amongst others, Cox Communications, an Internet access and service provider, for knowingly inducing and supporting copyright infringement by its customers. UMG also has a content protection unit tasked with leading and coordinating take-downs of content that infringes its intellectual property rights.

However, these measures can be expensive and time-consuming and, in some instances, can be ineffective such that, despite such measures, third parties may be able to obtain and use UMG’s intellectual property without its permission, and there is no guarantee that UMG will be able to successfully obtain, protect, maintain or enforce its intellectual property rights in every instance. The inability to obtain, maintain, protect or enforce its intellectual property rights could harm UMG’s brand or brand recognition and adversely affect its business, prospects, financial condition and results of operations.

In addition, if UMG is alleged to have infringed, misappropriated or otherwise violated the intellectual property rights of a third party (even where such claims are without merit), any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim and whether the claim is settled out of court or determined in its favor. There can be no assurance that UMG would prevail in any such litigation. If UMG were to lose a litigation relating to intellectual property, in addition to the potential reputational damage, it could be forced to pay monetary damages, to obtain a license, or to cease using certain intellectual property or technologies. For example, on February 5, 2019, a class action lawsuit was filed against UMG Recordings, Inc. on behalf of a putative class of all recording artists who have to date requested the termination of alleged transfers of U.S. copyright to UMG pursuant to Section 203 of the Copyright Act, which allows, under certain conditions, an author who has contractually transferred the U.S. copyright rights to his or her work to a third party to terminate such grant after 35 years. While a class has not been certified in this case, and UMG believes it has valid defenses to the claims, the complainant seeks to have the court recognize the purported termination of certain alleged grants by the artists involved in the litigation and also alleges copyright infringement, alleging that UMG continued to use certain recordings after the purported termination dates.

Additionally, artists signed by UMG may seek to challenge and dispute the scope of intellectual property rights under their contracts entered into with UMG, including potential disputes as to the application and effect of technological developments and new formats to access music. In this regard see 1.3.3 (UMG is and could become involved in a number of lawsuits, which could negatively affect UMG’s results of operations, financial condition and reputation).

Any of the foregoing may cause UMG to suffer economic loss and reputational damage, which would adversely affect UMG’s business, prospects, financial condition and results of operations.

1.2.2	Piracy continues to adversely impact UMG’s business and content protection is a key focus of UMG’s business.

Technological advances and the conversion of music into digital formats have made it easy to create, transmit and “share” high-quality unauthorized copies of music in a manner that does not provide an economic return for UMG. This includes “stream-ripping” to access UMG’s music illegally through the internet, whether by download or streaming (including by illegal “stream-ripping”). In a [2019] IFPI survey of [34,000] internet users aged [16 to 64] across [21] countries, [23]% admitted using illegal stream-ripping services, a leading form of music piracy. Organized industrial piracy may also lead to decreased revenues. The impact of piracy on legitimate music revenues and subscriptions is hard to quantify, but UMG believes that illegal file sharing and other forms of unauthorized activity, including stream manipulation, have a substantial negative impact on music revenues. If UMG is not entirely successful in its content protection efforts, whether as a result of challenges in obtaining appropriate relief via the judicial process or challenges in its efforts to lobby governments to enact and enforce stronger legal penalties for copyright infringement or a failure to develop effective means of protecting and enforcing its intellectual property rights, its business, prospects, financial condition and results of operations may suffer.

1.2.3	UMG’s business is subject to a variety of European, US and other supranational and domestic laws, rules, policies and other obligations regarding data protection.

UMG is subject to laws, rules, and other obligations governing privacy, data protection, direct marketing, and cybersecurity in jurisdictions around the world. These laws impose restrictions on the way UMG and its counterparties may collect, use, retain, secure, disclose, and transfer personal information. These laws may shape, for example, how UMG engages in eCommerce transactions or other transactions with consumers; how it operates its online properties; how UMG engages in direct and behavioral advertising, email marketing, mobile marketing, and social media activities; and UMG’s internal operations in areas such as employment and how it transfers data among its subsidiaries. Further, UMG makes statements about its use and disclosure of personal information through its privacy policies, information on its websites and press statements. UMG may also have contractual obligations regarding the use of personal information with its counterparties.

Privacy, data protection, direct marketing, and cybersecurity are the subject of intense media, political, and regulatory scrutiny. Several jurisdictions in which UMG is active have recently passed laws in these areas, and other jurisdictions are considering imposing additional restrictions. These laws, and the ways in which authorities interpret and enforce them, continue to develop and may be inconsistent from jurisdiction to jurisdiction. Complying with emerging and changing requirements may cause UMG to incur substantial costs, change its business practices, modify its product and service offerings, and forego other business opportunities.

For example, UMG is subject to extensive European regulations on privacy, information security and data protection, the main and most relevant of which relate to the collection, protection and use of personal and business data, consumer credit data and other information and the provision of credit ratings, including Regulation (EU) 2016/679 (the General Data Protection Regulation) (GDPR), the Directive 2002/58/EC of the European Parliament and of the Council of July 12, 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector (Directive on privacy and electronic communications) and national laws implementing each of them. Additionally, UMG is subject to the United Kingdom’s Data Protection Act 2018. The GDPR, which has applied since May 25, 2018, is directly applicable in all member states of the European Economic Area (Member States). The GDPR has increased both the number, and restrictive nature, of the obligations binding on the UMG for the collection, control and processing of personal data. In particular, the GDPR establishes a tiered approach to penalties for breach, which enables the relevant authorities to impose fines for some infringements of up to €20 million, or 4% of annual worldwide turnover.

In the United States, UMG is subject to overlapping federal and state laws governing privacy, data protection and security. For example, state data breach notification laws or consumer protection laws generally mandate the rules that must be followed in the event of the unauthorized disclosure of personal information. One of the most significant state privacy laws, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, establishes actionable rights for stipulated parties relating to data handled by covered entities such as UMG, as well as obligations on covered entities relating to privacy disclosures, data handling, and more. The Commonwealth of Virginia has a similar law coming into force at the start of 2023, and other states may be following suit. Moreover, UMG is also subject to regulatory authorities, such as the Federal Trade Commission (FTC), and self-regulatory requirements, such as the Payment Card Industry Data Security Standard (PCI DSS). The FTC is authorized to enforce prohibitions on “unfair or deceptive acts or practices,” to include a company’s violations of its own privacy policies or commitments, or security or privacy practices that the FTC deems fundamentally “unfair”. The PCI DSS are a set of payment-related data security requirements the violation of which can result in fines or restrictions on the ability to process transactions. Generally distinct from state privacy laws, some state laws also impose separate requirements regarding the handling of payment card information.

Noncompliance, or even allegations of non-compliance, with these laws or UMG’s public statements or contracts in these areas, could lead government entities or private actors to institute investigations into or proceedings against UMG. These investigations or proceedings may entail legal costs and reputational harm, and if defense of such proceedings is unsuccessful even in part, UMG may face significant penalties, liability, or ongoing monitoring or audit requirements.

Additionally, any perceived or actual failure by UMG, including its third-party service providers, to protect confidential data or any material non-compliance with privacy or data protection or other consumer protection laws could cause customers to lose trust in UMG, reduce UMG’s ability to attract and retain customers, artists and other business relationships and counterparties and result in litigation or other actions being brought against UMG. Lastly, if third parties that UMG works with, such as UMG’s suppliers, violate applicable laws or UMG’s policies, such violations may also put the information in UMG’s database at risk and could in turn have an adverse impact on UMG’s business, prospects, financial condition and results of operations.

1.2.4	UMG’s operations are dependent on its IT and information systems, and any disruption to the Group’s IT system or failures in the Group’s IT systems could adversely impact the Group’s operations.

The integrity, reliability and operational performance of UMG’s IT infrastructure and technology network are critical to its operations. UMG relies upon the capacity, reliability, and security of its IT hardware and software infrastructure and its ability to expand and update this infrastructure in response to changing needs.

Certain elements of the IT systems infrastructure on which UMG depends are outsourced to third parties. The services and functions provided by these third parties are critical to the Group’s business and include (but are not limited to) storage, data processing and network.

The availability of UMG’s IT platforms and other services may be interrupted by damage or disruption to the Group’s or the Group’s third-party service providers’ IT systems, which may be caused by, for example hardware or software defects, human error, unauthorized access, fire, power loss, natural hazards, the impact of war and terrorism, disasters or similarly disruptive events, as well as planned upgrades and improvements which may be subject to developmental delay or fail to be effective. Additionally, UMG may be subject to cyber-attacks, including phishing, malware, and ransomware. While no such attack has had a material adverse effect on its business in the past; there can be no assurance with regard to potential future attacks and UMG’s systems may be vulnerable to damage from such attacks.

Whilst UMG has in place business continuity procedures, there can be no assurance that these will be fully successful in preventing all disruptions to the availability of UMG’s IT platforms or other services. To the extent the Group outsources its business continuity or disaster recovery operations, it is at risk of the vendor’s unresponsiveness in the event of breakdowns in the Group’s systems, which could cause delays in recovering service.

Furthermore, performance issues, system interruptions or other failures in the Group’s IT systems could expose the Group to potential liability to pay damages as well as reputational harm, additional operating expenses to remediate the IT failures, and exposure to other losses or other liabilities, all of which could have a material adverse effect on the Group’s business, financial condition, and results of operations.

In addition, UMG receives certain personal information about its customers and potential customers, and it also receives personal information concerning its employees, artists, and vendors. In addition, UMG maintains sensitive confidential business information of itself and, in some cases, counterparties. It also holds intellectual property rights including rights in music recordings and compositions, and further including not-yet-released music. Further, UMG relies on its computer systems and those of service providers for its operations. No computer system is immune from attacks or other incidents, and UMG’s system may be vulnerable to, or may have suffered unknown, security breaches by computer hackers and others that attempt to penetrate or otherwise defeat the security measures that it has in place. A compromise of its security systems that results in the exposure of confidential information, including not-yet-released music or personal information, and that compromises the integrity of UMG’s information, causes UMG’s systems to operate in a way that UMG does not intend, or that affects the availability of such systems or information for use, may lead to operational disruptions, significant expenditures to address the incident. In addition, any vulnerabilities found in UMG’s systems, the loss of competitively sensitive information, theft of funds, reputational harm, litigation and investigations, legal expenses, liability, penalties, or the imposition of ongoing monitoring or audit requirements. Any of the foregoing may adversely impact UMG’s business, prospects, financial condition and results of operations.

Whilst UMG maintains what it considers to be an appropriate level of insurance against some of these risks, UMG’s insurance coverage may not cover all of the costs and liabilities it incurs as the result of any such interruptions or failures of its IT systems, and if its business continuity and/or disaster recovery plans do not effectively and timely resolve issues resulting from a cyber-attack, UMG may suffer material adverse effects on its business.

1.2.5	UMG faces a potential loss of certain catalog titles to the extent that those recording artists have a right to recapture recordings under the US Copyright Act.

The US Copyright Act of 1976, as amended (the US Copyright Act) provides authors (or their heirs) a right to terminate transfers of US copyrights (i.e., licenses or assignments of rights in their copyrighted works) in certain circumstances. This right does not apply to works that are “works made for hire.” Since the enactment of the Sound Recordings Act of 1971, which first accorded federal copyright protection for sound recordings in the US, the vast majority of UMG’s agreements with recording artists provide that such recording artists render services under a work-made-for-hire relationship. A termination right exists under the US Copyright Act for transfers of US rights in musical compositions that similarly are not “works made for hire.” If any of UMG’s commercially available sound recordings created after February 15, 1972 were determined not to be “works made for hire,” then the recording artists (or their heirs) could have the right to terminate the US federal copyright rights they granted to it, generally during a five-year period starting at the end of 35 years from the date of release of a recording under a post-1977 license or assignment (or, in the case of a pre-1978 grant in a pre-1978 recording, generally during a five-year period starting at the end of 56 years from the date of copyright). Any right of artists to terminate the copyright rights granted to UMG may adversely impact UMG’s business, prospects, financial condition and results of operations.

1.3	Legal, Regulatory and Tax Risks

1.3.1

A significant portion of UMG’s revenues are subject to regulation either by government entities or by local third-party collecting societies throughout the world and rates on other income streams may be set by governmental proceedings or be subject to legislative intervention, which may limit its profitability.

Mechanical royalties and performance royalties are two of the main sources of income to UMG’s music publishing business, accounting for 5.5% of UMG’s revenue in 2020, and mechanical royalties are an expense for its recorded music business, accounting for 1.1% of UMG’s revenue in 2020. In the United States, mechanical royalty rates are set every five years pursuant to an administrative process under the US Copyright Act, unless rates are determined through industry negotiations, and performance royalty rates are determined by negotiations with performing rights organizations, which in the US include American Society of Composers, Authors and Publishers, (ASCAP), Broadcast Music, Inc. (BMI) and the Society of European Stage Authors and Composers (SESAC). ASCAP and BMI are subject to a consent decree rate-setting process if negotiations are unsuccessful. The Antitrust Division of the Department of Justice (DOJ) has previously reviewed UMG’s consent decrees with ASCAP and BMI and, while in January 2021, the DOJ announced that it would take no further action to modify or terminate such decrees, there is no guarantee that the DOJ will not choose to review such decrees in the future. Changes to the mechanical royalty rate, the performance royalty rates or consent decrees governing the US performing rights organizations could potentially impact the profitability of UMG’s music publishing business.

Outside of the United States, mechanical and performance royalty rates are typically negotiated on an industry-wide basis (or for multi-territorial online licensing, on a repertoire-specific basis but still necessarily in partnership with collecting societies as rightsholders) and may be subject to mandatory collecting regimes. In most territories outside the United States, mechanical royalties are based on a percentage of wholesale prices for physical product and based on a percentage of consumer prices for digital formats. The mechanical and performance royalty rates set pursuant to such processes may adversely affect UMG by limiting its ability to increase the profitability of its music publishing and/or recorded music businesses.

The performance royalty rates received by UMG’s recorded music business in the United States for webcasting and satellite radio are set every five years by an administrative process under the US Copyright Act unless rates are determined through industry negotiations. In most jurisdictions outside the United States, UMG’s recorded music business receives payment for the public performance and broadcast of its sound recordings via collecting societies, with rates generally set by industry agreement or rate setting tribunal. In certain jurisdictions, governments either have, are proposing or face certain pressure to introduce legislation which may introduce and/or extend mandatory collective licensing and direct remuneration claims for certain rights, such as (but not limited to) the introduction of an additional remuneration right for performers for the so-called “making available” of sound recordings on digital services.

As revenues continue to shift from physical to diversified distribution channels, it is important that UMG receives fair value for all of the uses of its intellectual property as its business model now depends upon multiple revenue streams from multiple sources. To the extent that the rates set for recorded music and music publishing income sources through collecting societies or legally prescribed rate-setting processes are set at levels which are not favorable or economically viable for UMG, this could have an adverse impact on its business, prospects, financial condition and results of operations.]

1.3.2	Changes in laws and regulations, including those relating to intellectual property rights, may have an adverse effect on UMG’s business.

UMG’s intellectual property rights, particularly copyrights, are very important to UMG’s business. UMG’s business is subject to a variety of laws and regulations in jurisdictions around the world, including those relating to intellectual property, content regulation, user privacy, data protection and consumer protection, among others. In addition, various governments currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could directly or indirectly affect UMG’s business and operations, the ownership of UMG’s content assets or UMG’s ability to maintain, protect or enforce its intellectual property rights. For example, the UK Parliamentary Select Committee on Digital, Culture, Media and Sport has undertaken an Inquiry to examine “what economic impact music streaming is having on artists, record labels and the sustainability of the wider music industry” and is preparing to issue an advisory report on whether the UK government should take action to regulate record labels and/or publishers, including on issues related to artist and songwriter compensation, which could hinder or add cost to the labels’ operations. UMG’s business is also impacted by laws and regulations of the various jurisdictions in which UMG, or its partners, operate, including quotas, tax regimes, currency restrictions and data protection regimes.

UMG could also be adversely affected by new laws and regulations, by the threat that additional laws or regulations may be forthcoming and by changes in existing laws or changes in interpretation of existing laws by courts and regulators (including, in particular, the area of copyright) that could directly or indirectly affect UMG’s operations, the ownership of UMG’s content assets or UMG’s ability to maintain, protect or enforce its intellectual property rights. Litigation and proceedings before governmental authorities, whether or not UMG is involved in such proceedings, may serve as precedents that adversely impact UMG’s operations, ownership of content assets or intellectual property rights. UMG could incur substantial costs to comply with new or modified laws and regulations or substantial penalties or other liabilities if it fails to comply. UMG could also be required by such laws to change or limit certain of its business practices, which could impact its ability to generate revenues.

Furthermore, laws in various jurisdictions differ from each other in significant respects, and the enforcement of such laws can be inconsistent and unpredictable. This could impact UMG’s ability to operate its business in various jurisdictions and undertake activities that UMG believes is beneficial to its business. For example, the European Union (EU) adopted the Directive on Copyright in the Digital Single Market (the Copyright Directive) to modernize EU copyright rules. The Directive includes a number of relevant provisions, including Article 17, which clarifies the EU copyright safe harbor requiring Online Content Sharing Service Providers (OCSSPs or online platforms that host user-generated content) to employ “effective and proportionate” measures to prevent unauthorized use of copyrighted materials. The EU’s Member States must implement the Directive via enactment of domestic legislation. While some Member States (such as France, the Netherlands, Hungary and Denmark) are implementing the Directive’s Article 17 faithfully to the legislative intent, other States are considering (and, in the case of Germany, have implemented) legislation that differs significantly from the Directive in letter and spirit – and which would not only undo the benefit of Article 17 but also potentially disrupt existing licensing models.

Any of the foregoing may adversely impact UMG’s business, prospects, financial condition and results of operations.

1.3.3	UMG is and could become involved in a number of lawsuits, which could negatively affect UMG’s results of operations, financial condition and reputation

UMG is and could become involved in a number of lawsuits or investigations initiated by consumers, business partners, competitors, artists and third parties. For example, on February 5, 2019, a purported class action lawsuit was filed against UMG Recordings, Inc. on behalf of a putative class of all recording artists who had requested the termination of certain alleged grants of US copyrights to UMG pursuant to Section 203 of the US Copyright Act. See “Business Description—Litigation”.

In some of these cases, if UMG fails to negotiate amicable settlement, it may be ordered to pay damages or financial penalties. UMG recognizes a provision each time a risk is identified, is likely to materialize and is either quantifiable or can be estimated with reasonable accuracy. While UMG does not believe that any current legal proceedings will have an adverse material impact on its financial position, it could become involved in litigation in the future that could have an adverse impact on UMG’s business, prospects, financial condition and results of operations.

1.3.4	Updates to or new legislation relating to personal services contracts could impair UMG’s ability to retain the services of key recording artists.

The enactment of legislation, or updates to currently applicable legislation, limiting the terms by which an individual can be bound under a “personal services” contract could impair UMG’s ability to retain the services of key recording artists. In this regard, California Labor Code Section 2855 (Section 2855) limits the duration of time any individual can be bound under a contract for “personal services” to a maximum of seven years. In 1987, Subsection (b) was added, which provides a clarification to Section 2855 for recording contracts, creating a damages remedy for record companies in those instances where an artist leaves their contract after seven years but has not delivered their contractually promised recordings. Without subsection (b), an artist could obtain the benefit of the label’s investment without the legal obligation to deliver on their contractual promise. Legislation (Assembly Bill 1385) has been introduced in the California State Legislature seeking to repeal Subsection (b), among other provisions. The repeal of Subsection (b) and/or the enactment of legislation similar to Section 2855 by other states in the United States could materially adversely affect UMG’s results of operations and financial position for example by, amongst other things, leaving UMG without a damages remedy where an artist has failed to deliver on contractual recordings.

Any enactment of legislation, or updates to currently applicable legislation, restricting the terms under which UMG enters into future contracts with recording artists or songwriters can impact investment decisions and returns, any of which might adversely affect its results of operations.

1.3.5	Changes in tax laws or challenges to the Group’s tax position could adversely affect the Group’s results of operations and financial condition

The Group is subject to complex tax laws and regulations in the various countries where it operates. It is subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of its operations and its corporate structure. Adverse developments in applicable tax laws or regulations, or any change in the position by the relevant authorities regarding the application, administration or interpretation of any applicable tax laws or regulations, could subject the Group to additional or increased tax payments, and in turn have a material adverse effect on the Group’s business, financial condition and results of operations. In this regard, the fast paced development of the global digital economy has led, and may lead, to public authorities adapting or considering to adapt, tax regimes applicable to the Group, which could further subject the Group to changes in tax legislation in the countries where it operates.

In addition, the Group often relies on generally available interpretations of applicable tax laws and regulations including interpretations made by the relevant tax authorities and courts of law. There cannot be certainty that the relevant tax authorities or courts agree with the Group’s interpretation of these laws or, as the case may be, that such tax authorities or courts do not depart from the generally available interpretations of applicable tax laws and regulations on which the Group often relies. If the Group’s tax positions are challenged by relevant tax authorities, the potential imposition of additional or increased taxes could require the Group to pay taxes that the Group currently does not collect or pay or increase the costs of the Group’s services to track and collect such taxes, which could in turn increase the Group’s costs of operations or the Group’s effective tax rate and have a negative effect on the Group’s business, financial condition and results of operations.

1.3.6	The Group may be subject to scrutiny under antitrust and competition laws

UMG may be subject to scrutiny in the countries and regions where it operates by various government and regulatory agencies such as the Antitrust Division of the DOJ, the European Commission, under US and EU law and regulation, and other foreign laws and regulations, including antitrust and competition laws. These and other government agencies, entities and individuals have jurisdiction to consider whether UMG’s business practices violate applicable antitrust or competition laws of the countries and regions in which UMG operates. UMG’s licensing agreements, including with streaming services, satellite radio, and web-based services may be subject to regulatory scrutiny and might be the subject of regulatory action or antitrust litigation.

In this regard, in August 2019, UMG received a notice of investigation from State Administration for Market Regulation (SAMR), the enforcement arm of the Chinese Government in charge of investigating market competition, monopolies and intellectual property, stating that it was opening an anti-monopoly investigation into UMG’s conduct in entering into music licenses as a record label. An adverse finding could result in financial penalties as well as other measures, which may materially and adversely affect UMG’s business, financial condition, results of operations and prospects in China.

Any such actions, claims or investigations, even if without foundation, may be very expensive to defend or respond to, involve negative publicity and substantial diversion of management time and effort, and could result in reputational harm, significant judgments against the Group, or require the Group to change its business practices, which may materially and adversely affect its business, financial condition, results of operations and prospects.

1.3.7	Export and import control laws and regulations, tariffs and trade barriers could have an adverse effect on UMG’s business.

UMG operates in more than 60 territories around the world and exports music and merchandise from country to country. UMG’s exports not only include physical exports, such as vinyl, CDs and merchandise, including apparel, but also digital trade and is subject to a variety of export control and import laws and regulations and trade and tariff regulations. Compliance with export control and import laws and regulations may create delays in the introduction of UMG’s music and merchandise in international markets, resulting in a loss of opportunities and increase costs due to import and export duties and tariffs.

Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws, sanctions and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased ability to export UMG’s music and merchandise to consumers. Any limitation on UMG’s ability to export its music or merchandise could materially adversely affect its business, prospects, financial position and results of operations.

1.3.8	Exposure to United Kingdom political developments, including the effect of its withdrawal from the European Union, could be costly and difficult to comply with and could seriously harm UMG’s business.

UMG has operations in the United Kingdom involved in identifying, signing and retaining recording artists. The United Kingdom’s withdrawal from the European Union has created significant uncertainty about the long-term future relationship between the United Kingdom and the European Union. It has also had, and may in the future have, a material adverse effect on global economic conditions and the stability of global financial markets and could reduce global market liquidity and restrict the ability of market participants to operate in financial markets in the United Kingdom or Europe. Lack of clarity about the future relationship between the United Kingdom and the European Union, and the laws and regulations that may apply, including with respect to aspects of laws and regulations which were not covered by the EU-UK Trade and Cooperation Agreement, could adversely affect UMG’s business, prospects, financial condition and results of operations.

1.4	Risks related to the Distribution and Admission

1.4.1	The combined post- Distribution value of UMG and Vivendi Shares may not equal or exceed the aggregate pre- Distribution value of Vivendi Shares.

After the Distribution, Vivendi Shares will continue to be traded on Euronext Paris. The Shares will be traded under the symbol “[●]” on Euronext Amsterdam. The Company has no current plans to apply for listing on any additional stock exchanges. As a result of the Distribution, Vivendi expects the trading prices of Vivendi Shares at market open on [●] to be lower than the trading prices at market close on [●], because the trading prices will no longer reflect the value of the UMG Shares which will commence trading on Euronext Amsterdam as of such date on an if-and-when-delivered basis. There can be no assurance that the aggregate market value of the Vivendi Shares and the Shares following the Distribution will be higher than, equal to, or lower than the market value of Vivendi Shares if the Distribution did not occur. This means, for example, that the combined trading prices of one Vivendi Share and one Share after Euronext Paris opens on the Listing Date may be higher than, equal to, or less than the trading price of one Vivendi Share up to [●]. [In addition, following the close of business on [●], 2021, but before the commencement of trading on [●], 2021, Vivendi Shares will reflect an ownership interest solely in Vivendi and will not include the right to receive any Shares in the Distribution, but may not yet accurately reflect the value of such Vivendi Shares excluding the Shares.]

1.4.2	UMG may not achieve some or all of the expected benefits of the Admission, and the Admission and Distribution may adversely affect its business.

UMG may not be able to achieve the full strategic and financial benefits expected to result from the Admission, or such benefits may be delayed or not occur at all. The Admission is expected to provide the following benefits, among others:

•	enhanced strategic and management focus;

•	distinct investment identity;

•	more efficient allocation of capital;

•	direct access to capital markets; and alignment of incentives with performance objectives.

The Company may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•	the execution of the Admission and Distribution may distract from other strategic initiatives;

•	following the Admission and Distribution, UMG may be more susceptible to market fluctuations and other adverse events than if it had remained a part of the Vivendi Group;

•	the costs associated with being an independent public listed company; and

•	the other actions required to separate UMG’s from the Vivendi Group could disrupt operations.

Additionally, as a separate public company, UMG will be a smaller and less diversified group than the Vivendi Group, and there is a possibility it may not have access to financial and other resources comparable to those available to the Vivendi Group prior to the Distribution. UMG cannot predict the effect that the Admission and Distribution will have on its relationship with partners, employees or other stakeholders, including its relationship with recording artists and songwriters. Furthermore, as a less diversified group, UMG may be more likely to be negatively impacted by changes in global market conditions, regulatory reforms, and other industry factors, which could have a material adverse effect on its business, prospects, financial condition, and results of operations. If UMG is unable to achieve some or all of the benefits expected to result from the Admission and Distribution, or if such benefits are delayed, its business, prospects, financial condition and results of operations could be adversely affected.

1.4.3

UMG’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which the Company will be subject following the Admission and Distribution.

UMG’s financial results were previously included within the consolidated results of Vivendi, and UMG’s reporting and control systems were appropriate for those of a subsidiary of a public company. Additionally, as a Dutch company with ordinary shares listed on Euronext Amsterdam, the Company will be required to comply with the reporting requirements of Directive 2004/109/EC (as amended by Directive 2013/50/EU) as transposed into Dutch law, including the preparation of annual and half yearly financial statements in accordance with IFRS. The Company will also be subject to the ongoing disclosure requirements of Regulation (EU) No 596/2014 of the European Parliament and the Council (the Market Abuse Regulation). These and other obligations will place significant demands on UMG’s management, administrative and operational resources, including accounting and information technology resources, which it had previously not been required to meet independently.

To comply with these requirements, UMG is, and may be, required to upgrade its systems, including computer hardware infrastructure, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and information technology staff. To the extent that the upgrades made by UMG to its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion are not successful, UMG’s ability to comply with its financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition to the potential reputation damage, any failure to achieve and maintain effective internal controls could have a material adverse effect on UMG’s business, prospects, financial condition and results of operations.

1.4.4

The transitional services Vivendi has agreed to provide UMG may not be sufficient for its needs. In addition, UMG may fail to have necessary systems and services in place when certain of the Transitional Services Agreement expires.

In connection with the Admission and Distribution, UMG has entered into a transitional services agreement (the Transitional Services Agreement) with [an affiliate of] Vivendi. See “Major Shareholders” and “Related Party Transactions”. The Transitional Services Agreement will provide for the performance of key business services by the Vivendi Group for UMG’s benefit for a period of time after the completion of the Admission and Distribution, including in relation to [●], [●] and [●]. These services may not be sufficient to meet UMG’s needs and the terms of such services may not be equal to or better than the terms UMG may have received from unaffiliated third parties, including its ability to obtain redress.

UMG will rely on the Vivendi Group to satisfy its obligations under the Transitional Services Agreement. If the Vivendi Group is unable to satisfy its obligations under the Transitional Services Agreement, UMG could incur operational difficulties or losses. If UMG does not have in place its own systems and services, or if UMG does not have agreements with other providers of these services once the Transitional Services Agreement expires, it may not be able to operate its business effectively and this may have an adverse effect on its business, financial condition, and results of operations. In addition, after the Transitional Services Agreement expires, UMG may not be able to obtain these services at as favorable prices or on as favorable terms as they were obtained under the Transitional Services Agreement.

1.5	Risks Related to the Shares and the Distribution

1.5.1

The Existing Shareholders will continue to hold a significant minority stake in the Company and may have conflicts of interest with other Shareholders. Additionally, it is expected that Bolloré Group will hold a significant minority interest following the Distribution.

Upon the implementation of the Distribution, Vivendi will own Shares representing c. [●]% of the Company’s issued and outstanding Shares, Concerto will own Shares representing c.[10]% of the Company’s issued and outstanding Shares, Scherzo will own Shares representing c.[10]% the Company’s issued and outstanding Shares, [[●] will own Shares, representing [●]% of the Company’s issued and outstanding Shares] and it is expected that Bolloré Group will own Shares representing [18]% of the Company’s issued and outstanding Shares.

The Existing Shareholders [and Bolloré Group] may, individually or collectively, exert a substantial influence on actions requiring a Shareholder vote, potentially in a manner that is not supported by other Shareholders. If one or more Existing Shareholders [or Bolloré Group] purchases any additional Shares in the public market or in privately negotiated transactions following the closing of the Distribution, their shareholding and influence on the Company’s affairs would increase.

Specifically, the Existing Shareholders’ [and Bolloré Group’s] significant ownership may, individually or collectively: (i) delay or deter a change of control of the Company (including deterring a third party from making a takeover offer for the Company); (ii) deprive Shareholders of an opportunity to receive a premium for their Shares as part of a sale of the Company; or (iii) affect the liquidity of the Shares, each of which could have a material adverse effect on the trading volume and market price of the Shares. This could be the case if investors determine that the stock is not as attractive due to high concentration of ownership and degree of influence by the Existing Shareholders, as a result of which demand for the Shares may be reduced.

Additionally, the Existing Shareholders [and Bolloré Group] will have the following rights under the Relationship Agreement:

[●].

[Note to draft: subject to finalisation of the Relationship Agreement. To be confirmed as part of relationship agreement and governance process whether specific focus on the potential influence of such shareholder on the Company’s strategy to be included.]

1.5.2	An active trading market on Euronext Amsterdam may not develop.

Until trading on Euronext Amsterdam commences [on an “as-if-and-when-delivered” basis], which is expected on [●], 2021, but is subject to acceleration, extension and Settlement taking place, there is no public trading market for the Shares. UMG can give no assurance that an active trading market for the Shares will develop after the Distribution or, if it does develop, that it will be sustained or liquid, in particular given that the free float will be approximately [●]% of the issued ordinary share capital of the Company following the implementation of the Distribution. If such a market fails to develop or is not sustained, the liquidity and trading price of the Shares could be adversely affected, as well as increase their price volatility. Even if such market develops or is sustained, the market price for the Shares may fall below the [Reference Price], perhaps substantially. As a result of fluctuations in the market price of the Shares, investors may not be able to sell their Shares at or above the [Reference Price], or at all.

1.5.3	The Company may issue additional Shares or other equity securities without Shareholder approval, which would dilute Shareholder ownership interests and may depress the market price of the Shares.

After Admission, [1,813,241,160] Shares will be issued and outstanding. Subject to [the terms of the [Relationship Agreement] and] Dutch law, the Articles of Association will authorize the Company to issue Shares and rights relating to the Shares for such consideration and on such terms and conditions as established by the Board in its sole discretion, whether in connection with future acquisitions or otherwise. Shareholders would receive advance notice of any issuance of additional shares or other equity through regulatory filings. Any Shares issued, could dilute the percentage ownership held by the Shareholders.

The Company’s issuance of additional Shares or other equity securities of equal or senior rank would have the following effects:

•	the Company’s existing Shareholders’ proportionate ownership interest in the Company will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Share may be diminished; and

•	the market price of Shares may decline.

1.5.4	Future offerings of debt or equity securities by the Company may adversely affect the market price of the Shares.

In the future, the Company may attempt to obtain financing or to further increase its capital resources by issuing additional Shares or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or preferred shares. Future acquisitions could require substantial additional capital in excess of cash from operations. The Company may obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional Shares or other equity securities or securities convertible into equity may dilute the economic and voting rights of existing Shareholders or reduce the market price of the Shares or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of the Company’s available assets prior to the holders of the Shares. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit the Company’s ability to pay dividends to the holders of the Shares. The Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond the Company’s control, which may adversely affect the amount, timing and nature of the Company’s future offerings.

1.5.5	Risks relating to future sales or transfers of the Company’s shares by shareholders

Following completion of the Distribution, the Existing Shareholders will beneficially own approximately [●]% of the issued ordinary share capital of the Company in aggregate. Additionally, it is expected that Bolloré Group will beneficially own [18]% of the issued and outstanding share capital of the Company after the Distribution. [Neither the Existing Shareholders nor the Bolloré Group will be subject to lock-up arrangements post the Distribution.]

The issue or sale of a substantial number of Shares by the Group, the Existing Shareholders, Bolloré Group or the Directors in the public market, or the perception that these sales may occur, may depress the market price of the Shares. Furthermore, a sale of Shares by any Director could be perceived as a lack of confidence in the performance and prospects of the Group and could cause the market price of the Shares to decline. In addition, any such sales could impair the Group’s ability to raise capital through the issuance of equity securities in the future.

1.5.6	Shareholders in the US and other jurisdictions outside of the Netherlands may not be able to participate in future equity offerings.

The securities laws of certain jurisdictions outside the EU may, however, restrict UMG’s ability to allow participation by Shareholders in future offerings. In particular, Shareholder residents in the US may not be entitled to exercise these rights, unless either the Shares and any other securities that are offered and sold are registered under the US Securities Act, or the Shares and such other securities are offered pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act. UMG cannot assure prospective investors that any exemption from such overseas securities law requirements would be available to enable Shareholder residents in the US or other non-EU Shareholders to exercise their pre-emption rights or, if available, that UMG will utilise any such exemption.

1.5.7	Overseas shareholders may be subject to exchange rate risk.

The Shares are priced in euros and will be quoted and traded in the euro currency. In addition, any dividends the Group may pay will be declared and paid in euro denominations. Accordingly, investor residents outside the Eurozone are subject to risks arising from adverse movements in the value of the respective investor’s reference currency against the euro, as well as additional transaction costs in converting the euro into the respective investor’s reference currency, which may materially reduce the value of the Shares, as well as that of any dividends paid. Investors whose reference currency is a currency other than the euro are therefore urged to consult their financial advisers.

1.5.8	The market price of the Shares may be volatile, which could cause the value of the Shares to decline.

Even if a trading market develops, the market price of the Shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in the Shares may fluctuate and cause significant price variations to occur. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market and political conditions (including as a result of the COVID-19 pandemic), could reduce the market price of the Shares in spite of its operating performance. If UMG is unable to operate as profitably as investors expect, the market price of Shares will likely decline when it becomes apparent that the market expectations may not be realized. In addition, UMG’s results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in UMG’s quarterly or annual results of operations, operating results of other companies in the same industry, additions or further departures of key management personnel, changes in UMG’s earnings estimates (if provided) or failure to meet analysts’ earnings estimates, publication of research reports about UMG’s industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting UMG’s business, adverse market reaction to any indebtedness UMG’s may incur or securities it may issue in the future, changes in market valuations of similar companies or speculation in the press or the investment community with respect to UMG or its industry, investors shorting UMG shares, negative media coverage, adverse announcements by UMG or others and developments affecting UMG, announcements by UMG’s competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, actions by institutional shareholders, the possible effects of war, terrorism and other hostilities, adverse weather conditions, changes in general conditions in the economy or the financial markets or other developments affecting the music industry, and increases in market interest rates that may lead investors in the Shares to demand a higher yield, and in response the market price of the Shares could decrease significantly.

These broad market and industry factors may decrease the market price of the Shares, regardless of UMG’s actual operating performance. The stock market in general has, from time to time, experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted against UMG, could result in substantial costs, a material negative impact on UMG’s liquidity, negative impact on UMG’s reputation and a diversion of UMG’s management’s attention and resources.

1.5.9	No assurance can be given that the Company will pay or declare dividends.

There can be no assurance that the Company will pay or declare dividends in the future in accordance with its dividend policy. Subject to Dutch law and the Articles of Association, the Board may resolve to make an interim distribution of profits, provided that it appears from an interim statement of assets signed by the Board that the Company’s equity does not fall below the sum of called-up and paid-in share capital and any statutory reserves. The determination of the Board as to whether to resolve upon a dividend will depend upon many factors, including UMG’s financial condition, earnings, corporate strategy, capital requirements of its operating subsidiaries, covenants, legal requirements to which the Company is subject, and other factors deemed relevant by the Board. There can be no assurances that the Group’s performance will facilitate adherence to the dividend policy or any increase in the pay-out ratio and, in particular, the Company’s ability to pay dividends may be impaired if any of the risks described in this section of the Prospectus were to occur.

1.5.10

As UMG is organized under the laws of the Netherlands as a public company, the ability of its Shareholders in certain countries other than the Netherlands, in particular in the US, to bring an action against UMG may be limited under law.

It may be difficult or impossible for investors to effect service of process within the US upon such persons or UMG or to enforce against them in US courts a judgment obtained in such courts.

In addition, there is doubt as to the enforceability, in the Netherlands, of original actions or actions for enforcement based on the federal or state securities laws of the US or judgments of US courts, including judgments based on the civil liability provisions of the US federal or state securities laws. The US and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. A judgment rendered by a court in the US will not be recognized and enforced by the Dutch courts; however, if a person has obtained a final judgment without appeal in such a matter rendered by a court in the US that is enforceable in the US and such person files his or her claim with the competent Dutch court, the Dutch court will recognize and give effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the US court has been based on grounds which are internationally acceptable, (ii) proper legal procedures have been observed, (iii) the judgment does not contravene Dutch public policy and (iv) the judgment is not irreconcilable with a judgment of a Dutch court or an earlier judgment of a foreign court that is capable of being recognized in the Netherlands.]

1.5.11

If securities or industry analysts do not publish research or reports about UMG’s business or industry, or if such analysts (if any) change their recommendations regarding the Shares adversely, the market price and trading volumes of the Shares could decline.

The trading market for the Shares may be influenced by the research and reports that securities or industry analysts publish about UMG’s business or industry. If securities or industry analysts do not publish or cease to publish research or reports about UMG’s business or industry, UMG could lose visibility in the financial markets, which could cause the market price or trading volume of the Shares to decline. Also, if one or more of the analysts covering UMG’s business or industry recommends selling Shares, or if negative research is published on the industry or geographic markets UMG serves, the market price of the Shares could decline.

2.    Important Information

2.1	General

Prospective investors are expressly advised that an investment in the Shares entails certain risks and that they should therefore read and carefully review the content of this Prospectus, including all information incorporated by reference in this Prospectus. A prospective investor should not invest in the Shares unless it has the expertise (either alone or with a financial adviser) to evaluate how the Shares will perform under changing conditions, the resulting effects on the value of the Shares and the impact this investment will have on its overall investment portfolio. Prospective investors should also consult their own tax advisers as to the tax consequences of the purchase, ownership and disposition of the Shares.

The validity of this Prospectus shall expire on the Settlement Date or 12 months after its approval by the AFM on [●], whichever occurs earlier. The obligation to supplement this Prospectus in the event of significant new factors, material mistakes or material inaccuracies shall cease to apply upon the expiry of the validity period of this Prospectus.

The AFM has only approved this Prospectus as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Such approval should not be considered as an endorsement of the Company or the quality of the securities that are the subject of this Prospectus. Investors should make their own assessment as to the suitability of investing in the securities.

The content of this Prospectus is not to be considered or interpreted as legal, financial or tax advice. It is not intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by the Company or Vivendi, or any of their respective affiliates or representatives that any recipient of this Prospectus should invest in the Shares. Prior to making any decision whether to purchase Shares, prospective investors should read the whole of this Prospectus and, in particular, Section 1 (Risk Factors), and not just rely on key information or information summarised within it. Each prospective investor should consult his own stockbroker, bank manager, lawyer, auditor or other financial, legal or tax advisers before making any investment decision with regard to the Shares, to consider such investment decision in light of the prospective investor’s personal circumstances, and in order to determine whether or not such prospective investor is eligible to purchase the Shares. The Company does not undertake to update this Prospectus, unless required pursuant to Article 23 of the Prospectus Regulation, and therefore prospective investors should not assume that the information in this Prospectus is accurate as of any date other than the date of this Prospectus.

In making an investment decision, prospective investors must rely on their own assessment of the Company, the Shares and the terms of the Distribution and Admission, the information contained in, or incorporated by reference into, terms of this Prospectus and any supplement to this Prospectus, should such supplement be published, within the meaning of Article 23 of the Prospectus Regulation, including the merits and risks involved, and the risk factors described in this Prospectus. Any acquisition of the Shares should be based on the assessments that the investor in question may deem necessary, including the legal basis and consequences of the Distribution and Admission, and including possible tax consequences that may apply, before deciding whether or not to invest in the Shares.

No person has been authorized to give any information or to make any representations in connection with the Distribution and Admission, other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by or on behalf of the Company, the Joint Financial Advisors, Vivendi, the Listing and Paying Agent or any of their respective affiliates or representatives.

Each of the Joint Financial Advisors and the Listing and Paying Agent is acting exclusively for the Company and no one else in connection with the Admission. They will not regard any other person (whether or not a recipient of this Prospectus) as their respective clients in relation to the Admission and will not be responsible to anyone other than the Company for providing the protections afforded to their respective clients nor for giving advice in relation to the Admission or any transaction or arrangement referred to herein.

Certain of the Joint Financial Advisors and/or their affiliates are, or have been, engaged and may in the future engage in commercial banking, investment banking and financial advisory and ancillary activities in the ordinary course of their business with the Group and/or Vivendi, other Existing Shareholders or any parties related to or competing with any of them, in respect of which they have received, and may in the future receive, customary fees and commissions. Additionally, the Joint Financial Advisors may, in the ordinary course of their business, in the future hold the Company’s and/or Vivendi’s securities for investment. As a result of acting in the capacities described above, the Joint Financial Advisors and their affiliates may have interests that may not be aligned, or could potentially conflict, with the interests of investors in the Shares or with the interests of the Company or the Group.

Each person receiving this Prospectus acknowledges that (i) such person has not relied on the Joint Financial Advisors or any person affiliated with the Joint Financial Advisors in connection with any investigation of the accuracy of any information contained in this Prospectus; and (ii) it has relied only on the information in this Prospectus, and no person has been authorized to give any information or to make any representation concerning the Company or the Shares (other than as contained herein and information given by the Company’s duly authorized officers and employees in connection with investors’ examination of the Company and the terms of the Distribution and the Admission) and, if given or made, any such other information or representation should not be relied upon as having been authorized by the Company.

2.2	Supplements

The information in this Prospectus is current as of the date printed on the front of the cover, unless expressly stated otherwise. Without prejudice to the Company’s obligation to publish supplements to this Prospectus when legally required, the delivery of this Prospectus at any time after the date hereof shall not, under any circumstances, create any implication that there has been no change in the Group’s business or affairs since the date hereof or that the information contained in this Prospectus is correct as of any time since its date. If a significant new factor or a material mistake or inaccuracy relating to the information included in this Prospectus which is capable of affecting the assessment of the Shares arises or is noted between the date of this Prospectus and Settlement, a supplement to this Prospectus will be published. The obligation to supplement this Prospectus shall cease to apply upon the earlier of: (i) the First Trading Date; or (ii) the expiry of the validity period of this Prospectus. Any supplement to this Prospectus will be subject to approval by the AFM and will be made public in accordance with the relevant rules under the Prospectus Regulation. The summary shall also be supplemented, if necessary, to take into account the new information included in the supplement.

Statements contained in any such supplement (or contained in any document incorporated by reference therein) shall, to the extent applicable (whether expressly, by implication or otherwise), be deemed to modify or supersede statements contained in this Prospectus or in a document which is incorporated by reference in this Prospectus. Any supplement shall specify which statement is so modified or superseded and shall specify that such statement shall, except as so modified or superseded, no longer constitute a part of this Prospectus.

2.3	Responsibility Statement

The Company accepts responsibility for the information contained in this Prospectus. The Company declares that the information contained in this Prospectus is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import.

None of the Joint Financial Advisors nor the Listing and Paying Agent nor any of their respective affiliates or respective directors, officers or employees or any other person makes any representation or warranty, express or implied, as to, or assumes any responsibility for, the accuracy or completeness or fairness of the information in this Prospectus or incorporated by reference herein, and nothing in this Prospectus or incorporated herein by reference is, or shall be relied upon as, a promise or representation by the Joint Financial Advisors, the Listing and Paying Agent or any of their respective affiliates or respective directors, officers or employees or any other person, whether as to the past or the future.

None of the Joint Financial Advisors nor the Listing and Paying Agent accepts no responsibility whatsoever for the contents of this Prospectus or for any other statements made or purported to be made by either itself or on its behalf in connection with UMG, the Distribution, or the Shares. Accordingly, each of the Joint Financial Advisors and the Listing and Paying Agent disclaims, to the fullest extent permitted by applicable law, any and all liability, whether arising in tort, contract or otherwise, which they might otherwise be found to have in respect of this Prospectus and/or any such statement.

2.4	Information to Distributors

Solely for the purposes of the product governance requirements contained within: (a) MiFID II; (b) Articles 9 and 10 of Commission Delegated Directive (EU) 2017/593 supplementing MiFID II; and (c) local implementing measures (together, the MiFID II Product Governance Requirements), and disclaiming all and any liability, whether arising in tort, contract or otherwise, which any “manufacturer” (for the purposes of the MiFID II Product Governance Requirements) may otherwise have with respect thereto, the Shares have been subject to a product approval process, which has determined that the Shares are: (i) compatible with an end target market of retail investors and investors who meet the criteria of professional clients and eligible counterparties, each as defined in MiFID II; and (ii) eligible for distribution through all distribution channels as are permitted by MiFID II (the Target Market Assessment). Notwithstanding the Target Market Assessment, “distributors” (for the purposes of the MiFID II Product Governance Requirements) should note that: the price of the Shares may decline and investors could lose all or part of their investment; the Shares offer no guaranteed income and no capital protection; and an investment in the Shares is compatible only with investors who do not need a guaranteed income or capital protection, who (either alone or in conjunction with an appropriate financial or other advisor) are capable of evaluating the merits and risks of such an investment and who have sufficient resources to be able to bear any losses that may result therefrom. The Target Market Assessment is without prejudice to the requirements of any contractual, legal or regulatory selling restrictions in relation to Admission and the Distribution.

For the avoidance of doubt, the Target Market Assessment does not constitute: (a) an assessment of suitability or appropriateness for the purposes of MiFID II; or (b) a recommendation to any investor or group of investors to invest in, or purchase, or take any other action whatsoever with respect to the Shares.

Each distributor is responsible for undertaking its own target market assessment in respect of the Shares and determining appropriate distribution channels.

2.5	Notice to Prospective Investors

2.5.1	No offering is being made to any person in any jurisdiction.

This Prospectus may not be used for, or in connection with, and does not constitute, or form part of, an offer by, or invitation by or on behalf of, the Company, Vivendi, any of the Joint Financial Advisors or any representative of the Company or Vivendi or a Joint Financial Advisor, to purchase any securities or an offer to sell or issue, or the solicitation to buy securities by any person in any jurisdiction. The distribution of this Prospectus may be restricted by law in certain jurisdictions. Neither this Prospectus nor any advertisement or any other related material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations.

2.5.2	Notice to Prospective Investors in the United States

This Prospectus does not constitute an offer of securities for sale in the United States or an offer to acquire or exchange securities in the United States. The Shares may not be offered, sold, resold, delivered, distributed or otherwise transferred, directly or indirectly, in or into the United States absent registration under the US Securities Act or an exemption therefrom. The Shares have not been approved or disapproved by the US Securities and Exchange Commission (the SEC), any state securities commission in the United States or any other United States regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense in the United States.

2.6	Presentation of Financial Information

2.6.1	Financial information

This Prospectus includes the Combined Financial Statements and Interim Financial Statements.

With regard to the financial information as at and for the financial years ended December 31, 2018, 2019 and 2020 presented in the Prospectus, references to Universal Music Group, UMG or the Group refer to UMGI and UIM, collectively, and each of their respective subsidiaries, unless otherwise indicated.

The Company was incorporated on December 4, 2020 for the purpose of the Restructure and, prior to the Restructure, conducted no operations other than activities preparatory to the Restructure. Accordingly, there is no historical financial information for the Company for the financial years ended December 31, 2018, 2019 and 2020. Because the Company is a holding company and UMGI and UIM conducted, and continues to conduct, all business operations presented in this Prospectus, the Company is of the view that, in accordance with Article 6(1) of the Prospectus Regulation, the audited consolidated financial statements of Universal Music Group as of and for the financial years ended December 31, 2018, 2019 and 2020 provide the information required to be presented with regard to the Company’s financial years ended December 31, 2018, 2019 and 2020 so that prospective investors may make an informed investment decision to purchase Shares. The Combined Financial Statements have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (IFRS). The Combined Financial Statements have been audited by Ernst & Young et Autres (EY) and Deloitte & Associés (Deloitte and, together with EY, the Joint Auditors), independent statutory auditors of Vivendi SE. The Interim Financial Statements have been prepared in accordance with IAS 34 Interim Financial Reporting and reviewed by the Joint Auditors.

The aforementioned Combined Financial Statements of Universal Music Group and the related auditor’s report and the Interim Financial Statements are included in this Prospectus beginning on page F-[●].

Financial information presented in parentheses in the tables in this Prospectus denotes the negative of such number presented. In respect of financial data set out in this Prospectus, a dash (“–”) signifies that the relevant figure is not available, while a zero (“0”) signifies that the relevant figure is available but has been rounded to zero.

2.6.2	Non-IFRS financial information

This Prospectus contains certain financial measures that are not defined or recognized under IFRS, including EBITA and EBITDA.

Definitions of these financial measures, along with reconciliations of the measures, as applicable, to the Group’s historical financial information appears in Section 7 (Selected Financial Information).

These financial measures are the non-IFRS financial measures used by the Group to help evaluate growth trends, establish budgets and assess operational performance and efficiencies. The Group believes that these non-IFRS performance measures, in addition to IFRS measures, provide an enhanced understanding of the Group’s results and related trends, therefore increasing transparency and clarity into the core results of the business. There are no generally accepted principles governing the calculation of these measures and the criteria upon which these measures are based can vary from company to company. These measures, by themselves, do not provide a sufficient basis to compare the Group’s performance with that of other companies and should not be considered in isolation or as a substitute for profit or loss or any other measure as an indicator of the Group’s performance, or as an alternative to cash generated from operating activities as a measure of liquidity. Further explanation of the relevance of each of the non-IFRS measures, a reconciliation of the non-IFRS measures to the most directly comparable measures calculated and presented in accordance with IFRS and a discussion of their limitations is set out in Section 7 (Selected Financial Information). The Group does not regard these non-IFRS measures as a substitute for, or superior to, the equivalent measures calculated and presented in accordance with IFRS or those calculated using financial measures that are calculated in accordance with IFRS. The non-IFRS measures may not be comparable to other similarly titled measures used by other companies and have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Group’s results as reported under IFRS. The non-IFRS measures have not been audited or reviewed.

2.6.3	Currency Presentation

Unless otherwise indicated, all references in this Prospectus to “€”, “euro” or “EUR” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended. All references to “sterling”, “pounds sterling”, “GBP”, “£”, or “pence” are to the lawful currency of the United Kingdom. All references to “$”, “US$”, “USD” or “US dollars” are to the lawful currency of the United States.

2.6.4	Rounding

Certain data in this Prospectus, including financial, statistical, and operating information has been rounded. As a result of the rounding, the totals of data presented in this Prospectus may vary slightly from the actual arithmetic totals of such data. Percentages have been rounded and accordingly may not add up to 100%.

2.7	Market, Economic and Industry Data

This Prospectus contains statistics, data and other information relating to markets, market sizes, market shares, market positions and other industry data pertaining to the Company’s business and markets. Unless the source is otherwise stated, the market, economic and industry data in this Prospectus constitute the Company’s estimates, using underlying data from independent third parties. The Company obtained market data used in this Prospectus from internal surveys, reports and studies, where appropriate, as well as market research, publicly available information and industry publications (in particular by reports and publications the International Federation of the Phonographic Industry (IFPI), Nielsen Corporation and Music & Copyright). Any such estimations and forecasts are subject to inherent risks and uncertainties. The availability of market information differs significantly between countries. In particular, actual results could be impacted by future events which cannot be predicted or controlled, including, without limitation, changes in business strategies, the development of future products and services, changes in market and industry conditions, the outcome of contingencies, changes in management, changes in law, regulations or individual countries’ policies.

Certain other statistical or market-related data has been estimated by management based on reliable third-party sources, where possible, including those referred to above or based on data generated in-house by the Group. Although management believes its estimates regarding markets, market sizes, market shares, market positions and other industry data to be reasonable, these estimates have not been verified by any independent sources, and the Company cannot assure prospective investors as to the accuracy of these estimates or that a third party using different methods to assemble, analyse or compute market data would obtain the same results. Management’s estimates are subject to risks and uncertainties and are subject to change based on various factors.

The Company does not intend, and does not assume any obligation, to update the industry or market data set forth herein, other than as required by Article 23 of the Prospectus Regulation.

The Company confirms that all such third-party data contained in this Prospectus has been accurately reproduced and, so far as the Company is aware and able to ascertain from information published by such third parties, no facts have been omitted that would render the reproduced information inaccurate or misleading.

Industry publications or reports generally state that the information they contain has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. The Company has not independently verified and cannot give any assurance as to the accuracy or completeness of market data contained in this Prospectus that were extracted or derived from these industry publications or reports. Market data and statistics are inherently predictive and subject to uncertainty and not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents.

As a result, prospective investors should be aware that statistics, data, statements and other information relating to markets, market sizes, market shares, market positions and other industry data in this Prospectus and estimates and assumptions based on that information are necessarily subject to a high degree of uncertainty and risk due to the limitations described above and to a variety of other factors, including those described in Section 1 (Risk Factors) and elsewhere in this Prospectus.

2.8	Incorporated by Reference

The Articles of Association are incorporated in this Prospectus by reference and, as such, form part of this Prospectus.

Copies of the Articles of Association can be obtained in electronic form from the Company’s website (www.[universalmusic].com). Prospective investors should only rely on the information that is provided in this Prospectus or incorporated by reference into this Prospectus.

No other documents or information, including the contents of the Company’s website (www.[universalmusic].com) or of websites accessible from hyperlinks on that website, form part of, or are incorporated by reference into, this Prospectus. Other than the information incorporated by reference into this Prospectus, the contents of the Company’s website (www.[universalmusic].com) or of websites accessible from hyperlinks on that website have not been scrutinised or approved by the AFM.

2.9	Definitions and Glossary

Certain terms used in this Prospectus, including all capitalised terms and certain technical and other items, are defined and explained in Section 16 (Definitions and Glossary).

2.10	Enforceability of Judgments

The ability of Shareholders in certain countries other than the Netherlands, in particular in the United States, to bring an action against the Company may be limited under applicable law. The Company is a public company under the laws of the Netherlands and has its registered office in Hilversum, the Netherlands.

[The majority of the Directors are resident of countries other than the United States. All or a substantial proportion of the assets of these individuals are located outside the United States. The Group’s assets are located outside the United States. As a result, it may not be possible or it may be difficult for investors to effect service of process within the United States upon the Group or such persons, or to enforce against them in US courts a judgment obtained in such courts, including judgments predicated on the civil liability provisions of US federal securities laws or the securities laws of any state or territory within the United States.] [Note to draft: residence of directors to be confirmed.]

The United States and the Netherlands currently do not have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. In addition, the countries of residence of the Directors and of the Company’s employees may also not have a treaty providing for the reciprocal recognition and enforcement of judgments. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon US securities laws, would not be enforceable in the Netherlands. Accordingly, a final judgment for payment rendered by a court in the United States, whether or not predicated solely upon US securities laws, will not be recognised and enforced by the Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States which is enforceable in the United States and files his claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the US court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the US court was rendered in legal proceedings that comply with the standards of the proper administration of justice that includes sufficient safeguards (behoorlijke rechtspleging) and (iii) the judgment by the US court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgement in the Netherlands and except to the extent that the foreign judgment contravenes Dutch public policy (openbare orde). It is uncertain whether this practice extends to default judgments as well. Dutch courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Dutch court may reduce the amount of damages granted by a US court and recognise damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of US courts in the Netherlands are solely governed by the provisions of the Dutch Civil Procedure Code (Wetboek van Burgerlijke Rechtsvordering).]

3.    Forward-looking Statements

Certain statements in this Prospectus constitute forward-looking statements. Forward-looking statements appear in a number of places in this Prospectus, including, without limitation, under Section 8 (Operating and Financial Review) and Section 10 (Business Description). Forward-looking statements are sometimes identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “could,” “should,” “continue,” or the negative thereof, other variations thereon or similar expressions. Other forward-looking statements can be identified by the context in which the statements are made.

Although management believes that the expectations reflected in these forward-looking statements are reasonable, such forward-looking statements are based on management’s current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside the control of the Company and are difficult to predict, that may cause actual results, performance, achievements or developments to differ materially from any future results, performance, achievements or developments expressed or implied from the forward-looking statements. Some of the factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed in Section 1 (Risk Factors) and include, among others:

•	general economic, political and market conditions, market risk and investor behavior;

•	UMG’s ability to operate in the highly competitive market;

•	the impact of complex regulatory regimes;

•	UMG’s ability to develop, manage and protect its IT and information systems, including outsourced IT systems;

•	UMG’s ability to adapt to new technology and services;

•	the impact of regulation in the areas of privacy, information security and data protection and UMG’s ability to prevent unauthorized disclosure of data;

•	UMG’s ability to maintain compliance with anti-corruption and anti-money laundering laws and regulations and economic sanctions programs;

•	the effectiveness of UMG’s risk management policies and procedures;

•	the impact of the international expansion of UMG’s operations;

•	UMG’s ability to attract, integrate, manage and retain qualified personnel or key employees;

•	the impact of litigation, governmental or regulatory investigations and other claims;

•	the adequacy of UMG’s insurance coverage;

•	UMG’s ability to protect its intellectual property rights;

•	the impact of labor disputes or work stoppages;

•	the impact of changes in tax laws or challenges to UMG’s tax position; and

•	the global expansion of the COVID-19 pandemic to a large number of countries.

Should one or more of these risks or uncertainties materialize, or should any underlying assumptions prove to be incorrect, the Company’s actual financial condition, cash flows or results of operations could differ materially from what is described herein as anticipated, believed, estimated or expected. Investors are urged to read the Sections of this Prospectus entitled Section 1 (Risk Factors), Section 8 (Operating and Financial Review) and Section 10 (Business Description) for a more complete discussion of the factors that could affect the Company’s future performance and the industry in which it operates.

Such forward-looking statements contained in this Prospectus speak only as of the date of this Prospectus and are expressly qualified in their entirety by the cautionary statements included in this Prospectus. Without prejudice to its obligations under Dutch law in relation to disclosure and on-going information, the Company and Vivendi undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

4.    Reasons for the Distribution and Use of Proceeds

4.1	Reasons for the Distribution

For a number of years, Vivendi’s leading institutional shareholders have been seeking a split or the distribution of UMG from Vivendi to reduce Vivendi’s conglomerate discount and to allow for a valuation of UMG, and for UMG to further develop, on a stand-alone basis. Prior to considering a favourable response to this request, Vivendi’s management board wished to obtain a fair value for UMG to better serve the interests of Vivendi’s shareholders and therefore support the fulfilment of Vivendi’s development plan to become a global leader in content, media and communications.

The transactions resulting in 20% of the share capital of UMG now being held by the Tencent-led Consortium led Vivendi’s management board to conclude that the time was ripe for a distribution of up to [60]% of UMG’s share capital to the Vivendi Shareholders, which resulted in Vivendi’s pursuance of the Distribution.

Vivendi and the Company believe that the Distribution and Admission is also a significant step for UMG and presents a new opportunity to UMG, which will allow it to broaden artist opportunities and enrich experiences for music fans, further promoting a thriving music and entertainment industry and further solidifying UMG’s position as an industry leader. The Admission is expected to further increase the Company’s profile with the music and entertainment industry, investors, business partners and customers, brand recognition and credibility. The Admission is also expected to provide additional financial flexibility and diversity to UMG through access to capital markets. The Company is expected to have a market capitalisation of approximately EUR [●] on the First Trading Date (based on [●]).

4.2	Proceeds of the Distribution

No proceeds shall be raised pursuant to the Admission and the Distribution due to its character of a distribution to Vivendi’s Shareholders.

4.3	Use of Proceeds

No proceeds shall be raised pursuant to the Admission and the Distribution.

5.    Dividend Policy

5.1	General

Pursuant to Dutch law and the Articles of Association, the distribution of profits will take place following the adoption of the Company’s annual accounts by the General Meeting, from which the Company will determine whether such distribution is permitted. Distribution of profits shall be made after the adoption of the annual accounts from which it appears that the distribution is allowed. The Company may only make distributions to the extent the Company’s equity exceeds the sum of the paid-up and called-up part of its issued capital and the reserves which must be maintained by law. Distributions shall be made pro rata to the respective shareholdings.

5.2	Entitlement to Dividends

All Shares, including the Distribution Shares, are equally entitled to dividends and other distributions, if and when declared.

5.3	Dividend Policy and History

[Note to draft: dividend policy to be discussed further and updated as appropriate, and subject to discussions with Tencent on governance.]

The Company plans to annually pay dividends in two semi-annual instalments, with a target dividend of not less than 50% of the Company’s net profits realized during the relevant financial year, subject to selected one-off items. The Company intends to pay an interim dividend in the fourth quarter of each financial year, after the publication of the half-year figures of the Company, and a final dividend in the second quarter of the following financial year, to be paid following approval of the Company’s annual accounts at its Annual General Meeting.

[The Company expects the first dividend payment [post-Admission] to take place in [2021], which will be based on the results of the full year [2020]]. There can be no assurances that in any given year a dividend will be paid. The payment of dividends, if any, and the amounts and timing thereof will depend on a number of factors, including future revenue, profits, financial conditions, general economic and business conditions and prospects and such other factors as the Board may deem relevant as well as other legal and regulatory requirements, many of which are beyond the control of the Company. There can be no assurances that the Group’s performance will facilitate adherence to the dividend policy or any increase in the pay-out ratio and, in particular, the Company’s ability to pay dividends may be impaired if any of the risks described in this Prospectus were to occur (See Section 1 (Risk Factors)). See Section 1 (Risk Factors), paragraph 1.5.8 (No assurance can be given that the Company will pay or declare dividends). Furthermore, the Company’s dividend policy is subject to change as the Board may revisit the Company’s dividend policy from time to time.]

The Company was incorporated on December 4, 2020 and paid dividends of €422 million on April 29, 2021, which is the only dividend which it has paid since its date of incorporation.

Each of UMGI and UIM paid dividends in each of the years covered by the Combined Financial Statements as follows:

	EUR (millions)
	2020	2019	2018
UMGI	—	758	735
UIM	283	244	246

[No dividends were paid by UMGI or UIM during the six-month period ended June 30, 2021.]

5.4	Dividend Ranking

All Shares, including the Distribution Shares, rank equally in all respects and will be eligible for any dividend distribution that may be declared on the Shares in the future.

5.5	Manner and Time of Dividend Payments

Payment of any dividend on the Shares in cash will be made in euro. Any dividends on the Shares that are paid to the Shareholders through Euroclear France, the French centralised securities custody and administration system, will be credited automatically to the Shareholders’ accounts without the need for the Shareholder to present documentation proving ownership of the Shares. The Board may set a record date for dividend and other distributions. In relation to dividend distributions, there are no restrictions under Dutch law in respect of holders of Shares who are non-residents of the Netherlands. However, see Section 14 (Taxation) for a discussion of certain aspects of taxation of dividends paid on the Shares.

Payment of dividends on the Shares not held through Euroclear France will be made directly to the relevant shareholder using the information contained in the Company’s shareholders’ register and records.

[Payments of dividends will be announced in a notice by the Company. Dividends will be made payable pursuant to a resolution of the Board within [●] weeks after adoption.]

5.6	Uncollected Dividends

[An entitlement to any dividend distribution shall be barred [five] years after the date on which those dividends were released for payment. Any dividend that is not collected within this period reverts to the Company and is allocated to its general reserves.]

5.7	Taxation of Dividends

Dividends paid on the Shares may be subject to withholding tax in the Netherlands. See Section 14 (Taxation) for a discussion of certain aspects of taxation of dividends paid on the Shares.

6.    Capitalisation, Indebtedness and Working Capital

6.1	Capitalisation

The table below sets out the capitalisation of the Group as at [June 30, 2021].

Investors should read this table in conjunction with Section 7 (Selected Financial Information) and Section 8 (Operating and Financial Review).

As at June 30, 2021
Unaudited
€ millions
Total current debt (including current portion of non-current debt)	[	●]
Guaranteed	[	●]
Secured	[	●]
Unguaranteed/unsecured	[	●]
Total non-current debt (excluding current portion of non-current debt)	[	●]
Guaranteed	[	●]
Secured	[	●]
Unguaranteed/unsecured	[	●]
Shareholder’s equity	[	●]
Share capital	[	●]
Legal reserve(s)	[	●]
Other reserves	[	●]
Total	[	●]

[Note to draft: footnotes describing how each of these have been calculated to be added in due course]

There has been no material change in the Company’s capitalisation since [June 30,] 2021.

6.2	Indebtedness

The table below sets out the net indebtedness of the Company.

Investors should read this table in conjunction with Section 7 (Selected Financial Information) and Section 8 (Operating and Financial Review).

As at June 30, 2021
Unaudited
€ millions
A. Cash	[	●]
B. Cash equivalents	[	●]
C. Other current financial assets	[	●]

D. Liquidity (A + B + C)	[	●]

E. Current Financial debt (including debt instruments, but excluding current portion of non-current financial debt)	[	●]
F. Current portion of non-current financial debt	[	●]
G. Current financial indebtedness (E + F)	[	●]
H. Net current financial indebtedness (G - D)	[	●]
I. Non-current financial debt (excluding current portion and debt instruments)	[	●]
J. Debt instruments	[	●]
K. Non-current trade and other payables	[	●]

L. Non-current financial indebtedness (I + J + K)	[	●]

M. Total financial indebtedness (H + L)	[	●]

As of June 30, 2021, the Company has no indirect indebtedness and no contingent indebtedness, other than:

•	[●]

•	[●]

•	[●]

There has been no material change in the Company’s net indebtedness since [June 30, 2021].

6.3	Statement on Working Capital

[In the opinion of the Company, UMG has sufficient working capital for its present requirements, that is for at least the next 12 months following the date of this Prospectus.] [Note to draft: to be confirmed whether this statement needs to be made contingent on the ability to draw-down on the Facilities Agreement.]

7.    Selected Financial Information

Prospective investors should read this Section 7 (Selected Financial Information) in conjunction with Section 8 (Operating and Financial Review) and Section 17 (Historic Financial Information) and additional financial information contained elsewhere in this Prospectus. Prospective investors should read the entire Prospectus and not just rely on the information contained in this section.

The financial information set forth below is extracted or derived from, and should be read in conjunction with, the Combined Financial Statements and the Interim Financial Statements. The Combined Financial Statements have been prepared in accordance with IFRS as endorsed in the EU and the Interim Financial Statements have been prepared in accordance with IAS 34 Interim Financial Reporting. The Combined Financial Statements have been audited by the Joint Auditors. The Interim Financial Statements have been reviewed by the Joint Auditors.

Where financial information in the following tables is labelled “audited”, this means that it has been extracted from the Combined Financial Statements. The label “unaudited” is used in the following tables to indicate financial information that was taken from the above-mentioned Interim Financial Statements.

7.1	Summary consolidated statements of profit or loss

	6 months ended June 30		12 months ended December 31
	2021	2020	2020	2019	2018
	Unaudited		Audited
	(€ millions)
Revenues	[●]	3,459	7,432	7,159	6,023
Cost of revenues	[●]	(1,820)	(3,917)	(3,818)	(3,110)
Selling, general and administrative expenses	[●]	(1,104)	(2,265)	(2,276)	(2,062)
Restructuring charges	[●]	(8)	(20)	(24)	(29)
Impairment losses on intangible assets acquired through business combinations	[●]	—	—	—	—
Income from equity affiliates—operational	[●]	(11)	(9)	(2)	(1)

Earnings before interest and income taxes (EBIT)	[●]	516	1,221	1,039	821
Interest	[●]	(6)	(15)	14	27
Income from investments	[●]	—	—	—	1
Other financial income	[●]	453	603	174	333
Other financial charges	[●]	(13)	(28)	(57)	(29)

	[●]	434	560	131	332
Earnings before provision for income taxes	[●]	950	1,781	1,170	1,153
Provision for income taxes	[●]	(214)	(412)	(195)	(251)

Earnings from continuing operations	[●]	736	1,369	975	902
Earnings from discontinued operations	[●]	—	—	—	—

Earnings	[●]	736	1,369	975	902

of which
Earnings attributable to shareowners	[●]	735	1,366	972	897
Non-controlling interests	[●]	1	3	3	5

7.2	Summary consolidated statements of financial position

	As at June 30		As at December 31
	2021	2020	2020	2019	2018
	Unaudited		Audited
	(€ millions)
ASSETS
Goodwill	[●]	1,466	1,369	1,488	1,378
Non-current content assets	[●]	2,451	3,512	2,269	1,808
Other intangible assets	[●]	1	1	1	1
Property, plant and equipment	[●]	268	254	267	262
Rights-of-use relating to leases	[●]	434	416	472	—
Investments in equity affiliates	[●]	76	72	88	97
Non-current financial assets	[●]	1,733	1,962	1,103	873
Deferred tax assets	[●]	420	414	367	330

Non-current assets	[●]	6,849	8,000	6,055	4,749
Current assets
Inventories	[●]	81	79	90	84
Current tax receivables	[●]	2	1	—	—
Current content assets	[●]	575	677	591	601
Trade accounts receivable and other	[●]	949	1,088	1,058	997
Current financial assets	[●]	29	1	28	30
Shareowners loans	[●]	695	815	672	1,260
Cash and cash equivalents	[●]	417	326	336	276
Current assets	[●]	2,748	2,987	2,775	3,248

TOTAL ASSETS	[●]	9,597	10,987	8,830	7,997

EQUITY AND LIABILITIES
Combined retained earnings	[●]	1,253	1,432	2,981	3.074
of which earnings attributable to Vivendi shareowners	[●]	735	1,366	972	897
Non-controlling interests	[●]	—	—	3	3
Total equity	[●]	1,253	1,432	2,984	3,077
Non-current provisions	[●]	371	335	437	370
Long-term borrowings and other financial liabilities	[●]	1	1	1	1
Shareowners borrowings		2,368	2,368	—	—
Deferred tax liabilities	[●]	797	828	659	608
Long-term lease liabilities	[●]	470	447	510	—
Other non-current liabilities	[●]	107	851	106	159

Non-current liabilities	[●]	4,114	4,830	1,713	1,138
Current provisions	[●]	99	137	63	79
Short-term borrowings and other financial liabilities	[●]	196	640	15	17
Trade accounts payable and other	[●]	3,819	3,843	3,981	3,638
Short-term lease liabilities	[●]	85	78	86	—
Current tax payables	[●]	31	27	(12)	48

Current liabilities	[●]	4,230	4,725	4,133	3,782

Total liabilities	[●]	8,344	9,555	5,846	4,920

TOTAL EQUITY AND LIABILITIES	[●]	9,597	10,987	8,830	7,997

7.3	Summary consolidated statements of cash flows

	6 months ended June 30		12 months ended December 31
	2021	2020	2020	2019	2018
	Unaudited		Audited
	(€ millions)
Operating activities
EBIT	[●]	516	1,221	1,039	821
Adjustments	[●]	94	213	201	106
Content investments, net	[●]	(352)	(1,517)	(465)	(161)

Gross cash provided by operating activities before income tax paid	[●]	258	(83)	775	766

Other changes in net working capital	[●]	(118)	287	82	179

Net cash provided by operating activities before income tax paid	[●]	140	204	857	945
Income tax (paid)/received, net	[●]	(64)	(207)	(172)	(198)

Net cash provided by operating activities	[●]	76	(3)	685	747
Investing activities
Capital expenditures	[●]	(37)	(66)	(75)	(110)
Purchases of consolidated companies, after acquired cash	[●]	(1)	(4)	(50)	(12)
Investments in equity affiliates	[●]	(1)	(2)	—	—
Increase in financial assets	[●]	—	(3)	(13)	(12)

Investments	[●]	(39)	(75)	(138)	(134)
Proceeds from sales of property, plant, equipment and intangible assets	[●]	—	—	3	—
Proceeds from sales of consolidated companies, after divested cash	[●]	—	11	(2)	1
Disposal of equity affiliates	[●]	1	1	—	—
Decrease in financial assets	[●]	—	15	6	19

Divestitures	[●]	1	27	7	20
Dividends received from equity affiliates	[●]	—	2	2	2
Dividends received from unconsolidated companies	[●]	1	—	—	1

Net cash provided by/(used for) investing activities	[●]	(37)	(46)	(129)	(111)
Financing activities
Net proceeds from issuance of common shares in connection with share-based compensation plans	[●]	—	—	—	—
Sales/(purchases) of treasury shares	[●]	—	—	—	—
Distributions to shareowners	[●]	—	(283)	(1,002)	(981)
Other transactions with shareowners	[●]	(11)	(11)	—	(1,414)
Dividends paid by consolidated companies to their non-controlling interests	[●]	(3)	(5)	(5)	(5)

Transactions with shareowners	[●]	(14)	(299)	(1,007)	(2,400)
Setting up of long-term borrowings and increase in other long-term financial liabilities	[●]	—	—	—	—
Principal payment on long-term borrowings and decrease in other long-term financial liabilities	[●]	—	—	—	—
Principal payment on short-term borrowings	[●]	—	—	—	(57)
Other changes in short-term borrowings and other financial liabilities	[●]	149	625	2	46

	6 months ended June 30		12 months ended December 31
	2021	2020	2020	2019	2018
	Unaudited		Audited
	(€ millions)
Interest paid, net	[●]	(6)	(15)	14	27
Other cash items related to financial activities	[●]	(1)	(3)	(2)	(3)

Transactions on borrowings and other financial liabilities	[●]	142	607	14	13
Repayment of lease liabilities and related interest expenses	[●]	(43)	(91)	(83)	—

Net cash provided by/(used for) financing activities	[●]	85	217	(1,076)	(2,387)
Foreign currency translation adjustments of continuing operations	[●]	(20)	(35)	(8)	(19)

Change in cash and cash equivalents and shareowners loans	[●]	104	133	(528)	(1,770)

Cash and cash equivalents and shareowners loans
At beginning of the period	[●]	1,008	1,008	1,536	3,306

At end of the period	[●]	1,112	1,141	1,008	1,536

of which Shareowners loans
At beginning of the period	[●]	672	672	1,260	3,059

At end of the period	[●]	695	815	672	1,260

of which Cash and cash equivalent
At beginning of the period	[●]	336	336	276	247

At end of the period	[●]	417	326	336	276

7.4	Other financial data

The Group considers the following metrics to be the non-IFRS financial measures used by the Group to help evaluate growth trends, establish budgets and assess operational performance and efficiencies. The Group believes that these non-IFRS performance measures, in addition to IFRS measures, provide an enhanced understanding of the Group’s results and related trends, therefore increasing transparency and clarity into the core results of the business. The Group believes the following metrics are useful in evaluating the Group’s operating performance:

	For the 6 months ended June 30			For the 12 months ended December 31
	2021		2020	2020	2019	2018
	Unaudited			Audited
	(€ millions, unless otherwise indicated)
EBITA(1)	[	●]	567	1,329	1,124	902
EBITDA(2)	[	●]	649	1,487	1,267	979

Notes:

(1)

To calculate EBITA, the accounting impact of the following items is excluded from the income from EBIT: (i) the amortization of intangible assets acquired through business combinations as well as other rights catalogs acquired; (ii) impairment losses on goodwill, other intangibles acquired through business combinations and other rights catalogs acquired; and (iii) other income and charges related to transactions with shareowners (except when directly recognized in equity).

(2)

To calculate EBITDA, the accounting impact of the following items is excluded from the income from EBIT: (i) the depreciation of tangible, intangible and right of use assets; (ii) gains/(losses) on the sale of tangible, intangible and right of use assets (iii) the amortization of intangible assets acquired through business combinations as well as other rights catalogs acquired;(iv) impairment losses on goodwill, other intangibles acquired through business combinations and other rights catalogs acquired; (v) income from equity affiliates having similar operating activities; and (vi) restructuring charges, and other non-recurring items.

7.5	Selected Non-IFRS Financial Measures

Certain of the KPIs tracked by UMG and certain financial measures included in this prospectus are not defined or recognized under IFRS, including EBITA and EBITDA. Definitions of these non-IFRS metrics, as well as reconciliations to the nearest IFRS figures, are provided below. UMG uses these metrics, in addition to IFRS measures, to help evaluate growth trends, establish budgets and assess operational performance and efficiencies in relation to UMG. UMG considers that these metrics, in addition to IFRS measures, provide an enhanced understanding of the Group’s results and related trends, therefore increasing transparency and clarity into the core results of the business of the Group. There are no generally accepted principles governing the calculation of these measures and the criteria upon which these measures are based can vary from company to company. These measures, by themselves, do not provide a sufficient basis to compare the UMG’s performance with that of other companies and should not be considered in isolation or as a substitute for operating profit or loss after tax or any other measure as an indicator of operating performance, or as an alternative to cash generated from operating activities as a measure of liquidity. UMG does not regard these non-IFRS financial measures as a substitute for, or superior to, the equivalent measures that are calculated in accordance with IFRS. The non-IFRS financial measures presented in this Prospectus may not be comparable to other similarly titled measures used by other companies and have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Group’s operating results as reported under IFRS.

EBITA

UMG defines EBITA as EBIT, excluding amortization of intangible assets, impairment losses on intangible assets and other charges and income. UMG considers EBITA to be a relevant measure to assess the performance of its operating segments as reported in the segment data. It enables UMG to compare the operating performance of operating segments regardless of whether their performance is driven by the operating segment’s organic growth or by acquisitions. The nearest IFRS measure is EBIT.

EBITDA

UMG defines EBITDA as EBIT, excluding amortization of intangible assets, impairment losses on intangible assets, other charges and income, restructuring charges, sale of tangible and intangible assets, right-of-use – depreciation of tangible assets, depreciation and other non-recurring items. UMG considers EBITDA to be a relevant measure to compare the operating performance of operating segments regardless of whether their performance is driven by the operating segment’s organic growth or by acquisitions, which can differ across different companies. The nearest IFRS measure is EBIT.

7.6	Reconciliations of selected non-IFRS measures to IFRS

The following table defines and presents a reconciliation of EBIT to EBITA to EBITDA.

	6 months ended 30 June		Year ended December 31,
	2021	2020	2020	2019	2018
	Unaudited
	(€ millions, unless otherwise indicated)
EBIT	[●]	516	1,221	1,039	821
Adjustments
Amortization of intangible assets	[●]	51	108	85	80
Impairment losses on intangible assets	[●]	—	—	—	—
Other charges and income	[●]	—	—	—	1

EBITA	[●]	567	1,329	1,124	902

Adjustments
Restructuring charges (a)	[●]	8	20	24	29
Sale of tangible and intangible assets	[●]	1	1	—	1
Right-of-use—Depreciation of tangible assets	[●]	35	69	64	—
Depreciation	[●]	27	59	53	46
Other non-recurring items	[●]	11	9	2	1

EBITDA	[●]	649	1,487	1,267	979

8.    Operating and Financial Review

This Section 8 should be read in conjunction with Section 2.6 (Presentation of Financial Information), Section 7 (Selected Financial Information), Section 9 (Industry Overview), Section 10 (Business Description) and Section 17 (Historic Financial Information). Prospective investors should read the entire document and not just rely on the information set out below. Except as stated otherwise, the financial information considered in this Section 8 is extracted from the financial information set out in Section 17 (Historic Financial Information) or from UMG’s internal financial reporting.

The following discussion of UMG’s results of operations and financial condition contains forward-looking statements that are based on assumptions and estimates and are subject to known and unknown risks and uncertainties. Prospective investors should read Section 3 (Forward-looking Statements) for a discussion of the risks and uncertainties related to these statements. UMG’s actual results and the timing of events could differ materially from those that are discussed or implied in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Prospectus, particularly under Section 1 (Risk Factors), and Section 2.6 (Presentation of Financial Information). In addition, certain industry issues also affect UMG’s results of operations and are described in Section 9 (Industry Overview). Neither UMG’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

8.1	Overview

According to Music & Copyright, based on revenue,] UMG is the world leader in music-based entertainment, with a broad array of businesses engaged in recorded music, music publishing, merchandising and audiovisual content in more than 60 countries, covering 180 markets. Featuring the most comprehensive catalog of recordings and songs across every musical genre, UMG identifies and develops artists and produces and distributes the most critically acclaimed and commercially successful music in the world. Committed to artistry, innovation and entrepreneurship, UMG fosters the development of services, platforms and business models in order to broaden artistic and commercial opportunities for its artists and create new experiences for fans.

8.2	Components of UMG’s Operating Results

8.2.1	Recorded Music Operations

UMG’s recorded music business primarily consists of the discovery and development of recording artists and the related marketing, promotion, distribution, sale and licensing of music created by such recording artists. UMG’s activities have also extended to other areas, such as live events, sponsorship, film and television.

UMG’s roster of recording artists includes major global superstars such as J Balvin, Justin Bieber, Luke Bryan, Lewis Capaldi, J. Cole, Daddy Yankee, Drake, Billie Eilish, Eminem, Selena Gomez, Ariana Grande, Imagine Dragons, Lady Gaga, Kendrick Lamar, Lang Lang, Post Malone, Shawn Mendes, Kacey Musgraves, Katy Perry, Gregory Porter, Olivia Rodrigo, Sam Smith, Taylor Swift, Carrie Underwood, Keith Urban and The Weeknd and successful local artists such as Celeste, Mabel and Stormzy in the UK, Slimane and Vitaa in France, Capital Bra, Sarah Connor and Helene Fischer in Germany, backnumber and King & Prince in Japan, and Karol G and Sebastián Yatra in Latin America.

UMG’s catalog includes timeless performers such as ABBA, Louis Armstrong, The Beatles, The Beach Boys, The Bee Gees, Andrea Bocelli, James Brown, Bon Jovi, Neil Diamond, Marvin Gaye, Guns N’ Roses, Elton John, Bob Marley, Paul McCartney, Nirvana, Luciano Pavarotti, Queen, The Rolling Stones, Frank Sinatra, U2, Amy Winehouse and Stevie Wonder.

UMG’s diverse range of labels helps the business consistently cater to changing consumer trends. Its major record labels and label groups include Capitol Music Group, Interscope Geffen A&M, Republic Records, Island Records, Motown Records, Def Jam Recordings, Universal Music Group Nashville, Universal Music Latin Entertainment, EMI Records and Polydor, and its classical and jazz labels are Blue Note Records, Decca, Deutsche Grammophon and Verve Label Group.

With a diverse range of labels, UMG operates in more than 60 countries across 180 markets, where markets may be defined by a number of factors, including language and dialects – more than any other recorded music company in the world. UMG has licensed local and global streaming platforms to help establish legal music markets in countries that have not traditionally been major markets for recorded music sales, such as the BRIC countries (Brazil, Russia, India and China), Latin America, as well as countries in Africa, the Middle East, Southeast Asia and Eastern Europe. These partnerships have led to greater investment in developing local talent and have helped make music more accessible to fans.

UMG employs a comprehensive approach to marketing and promoting its artists, which combines global planning and execution with a robust network of local presence around the world.

UMG’s Recorded music business’ distribution operations includes entering into agreements with digital music services to make its music available to users. UMG also sells its physical recorded music products through a variety of different retail and wholesale outlets including music specialty stores, general entertainment specialty stores, supermarkets, mass merchants and discounters, independent retailers and other traditional retailers.

UMG believes existing and new digital businesses will be a significant source of growth and will provide new opportunities to successfully monetize its assets and create new revenue streams. The proportion of digital revenues attributable to each distribution channel varies by region and proportions may change as the introduction of new technologies continues. As one of the world’s largest music entertainment companies, UMG believes it is well positioned to take advantage of growth in digital distribution and emerging technologies such as social media, digital health and fitness and gaming to maximize the value of its assets.

UMG has diversified its revenues beyond its traditional businesses by entering into expanded-rights deals with recording artists in order to partner with such artists in other aspects of their careers. Under these agreements, UMG provides services to and participates in recording artists’ activities outside the traditional recorded music business such as touring, merchandising and sponsorships. UMG believes that entering into expanded-rights deals and enhancing its artist services capabilities in areas such as merchandising, VIP ticketing, fan clubs, concert promotion and management has permitted UMG to diversify revenue streams and capitalize on other revenue opportunities.

Recorded music revenues are derived from three main sources:

•

Digital: UMG enters into license agreements with digital music services to make its music available for access in digital formats (e.g., streaming and downloads). Streaming services stream UMG’s music on an ad-supported or paid subscription basis. Downloading services sell downloads of UMG’s music on a per-album or per-track basis. UMG currently partners with a broad range of digital music services that are both established and emerging in the market;

•

Physical: UMG sells its physical recorded music products (principally CDs, vinyl, DVDs and Blu-Ray discs) through a variety of different retail and wholesale outlets through traditional retail distribution both in store and online, through online physical retailers and direct to customers through UMG online websites; and

•

Licensing and other: UMG enters into licensing agreements to license the use of sound recordings in combination with visual images such as in films or television programs, television commercials and video games; UMG as rightsholder also receives royalties if sound recordings are performed publicly through broadcast of music on television, radio and cable, and in public spaces such as shops, workplaces, restaurants, bars and clubs. UMG partners with artists to provide services to and participate in recording artists’ activities outside the traditional recorded music business such as touring, and sponsorships. Revenues are earned for participation in expanded rights, including sponsorship, fan clubs, artist websites, touring, concert promotion, ticketing and artist and brand management.

The principal costs associated with its Recorded music business are as follows:

•

A&R costs: the costs associated with (i) paying royalties to recording artists, producers, songwriters, third party repertoire owners, other copyright holders and trade unions; (ii) signing and developing recording artists; and (iii) creating master recordings in the studio;

•	Product costs: the costs to manufacture, package and distribute products to wholesale and retail distribution outlets, as well as the costs related to its artist services business;

•

Selling and marketing expenses: the costs associated with the promotion and marketing of recording artists and music, including costs to produce music videos for promotional purposes and artist tour support; and

•	General and administrative expenses: the costs associated with general overhead, depreciation and amortizations and other administrative expenses.

8.2.2	Music Publishing Operations

UMPG believes that it is one of the world’s largest and fastest-growing major music publishing companies, acquiring and administering rights to musical compositions (as opposed to recordings) and licensing those musical compositions for use in a variety of formats. UMPG licenses musical compositions for use in sound recordings, films, television, advertisements, video games, concerts and in other public performances. It also licenses compositions for use in printed sheet music and song folios. UMPG owns and controls a vast catalog of original music and arrangements and its focus is to offer this music for use in films, television, advertising and new media industries. Based on its extensive administration of its catalog to the vast majority of studios, UMPG is a leader in working with film and television studios, worldwide brands and digital service providers to effectuate their licensing goals.

UMPG’s global publishing catalog contains close to four million owned and administered titles, including some of the world’s most popular songs from major songwriters and artists such as ABBA, Adele, The Beach Boys, Beastie Boys, The Bee Gees, Irving Berlin, Leonard Bernstein, Justin Bieber, Benny Blanco, Mariah Carey, Coldplay, Neil Diamond, Dua Lipa, Bob Dylan, Billie Eilish, Eminem, Future, Billy Joel, Elton John/Bernie Taupin, Alicia Keys, Kendrick Lamar, Dave Matthews, Pearl Jam, Post Malone, Britney Spears, Bruce Springsteen, Harry Styles, Taylor Swift, Justin Timberlake, U2 and many more.

In 2020, UMPG signed partnerships with numerous songwriters and artists ranging from legendary talent to today’s superstars and promising names: Taylor Swift, Kendrick Lamar, Megan Thee Stallion, Brandi Carlile, Kenny Chesney, Luke Combs, Bad Bunny, Andrew Lloyd Webber, Van Halen, Dave Cobb, Billy Walsh, Lil Mosey and Rina Sawayama, among many others. The company also reached a historically significant deal, acquiring the iconic song catalog of Bob Dylan.

Music publishing revenues are derived from five main sources:

•

Performance: the rightsholder receives revenues if the musical composition is performed publicly through broadcast of music on television, radio, live performance at a concert or other venue (e.g., arena concerts and nightclubs) and in public spaces such as bars, restaurants, hotels and retailers;

•

Digital: the rightsholder receives revenues with respect to musical compositions distributed through audio and video streaming services, download services, social networks and other digital music services;

•	Mechanical: the rightsholder receives revenues with respect to musical compositions embodied in recordings sold in any physical format or configuration such as CDs, vinyl and DVDs;

•

Synchronization: the rightsholder receives revenues for the right to use the musical composition in combination with visual images such as in films or television programs, television commercials and video games as well as from other uses such as in toys or novelty items and merchandise; and

•	Other: the rightsholder receives revenues for use in sheet music and other uses.

The principal costs associated with UMG’s music publishing business are as follows:

•

A&R costs: costs associated with (i) paying royalties to songwriters, co-publishers and other copyright holders in connection with income generated from the uses of their works and (ii) signing and developing songwriters; and

•

Selling and marketing, general overhead and other administrative expenses: costs associated with selling and marketing, general overhead, depreciation and amortization and other administrative expenses.

8.2.3	Merchandising

Bravado is UMG’s wholly owned, global, full-service merchandise and brand-management company that represents the merchandising rights of new and established artists as well as longstanding and more recent entertainment brands and properties. Bravado provides an end-to-end merchandising ecosystem including creative design, production and distribution for its clients. It utilizes UMG’s global network to provide services including sales, licensing, branding, marketing, eCommerce and creative resources to its clients, as well as to devise innovative cultural and retail experiences for fans throughout the world. Bravado’s merchandise is sold globally through various channels including in-store retailers, online retailers, direct-to-consumer, limited-edition retail experiences and artist tours. It also licenses rights to an extensive global network of third-party licensees.

Merchandise revenues are derived from the following sources:

•	Touring Income: Sales of physical merchandise product (usually tour specific) direct to consumers at venues during tours;

•

Concession Income: Sales of physical merchandise product direct to consumers at concessions within venues. Right to sell at concession is not limited to specific tours but usually encompasses all events at the venue;

•	Retail: Sales of physical merchandise product to wholesalers and retailers;

•	Licensing: Fees receivable from third party licensees for the use of the company’s merchandising rights in products sold by the licensee (or further sub-licensed); and

•	eCommerce / Direct to Consumer: Sales of physical merchandise product through an online DtoC channel.

The principal costs associated with UMG’s Merchandising business are as follows:

•	A&R costs: the costs associated with paying royalties to artists and other rights holders;

•

Product costs: the costs to manufacture, package and distribute products for sale at venues, to wholesale and retail distribution outlets or online through DtoC channels as well as fees paid to venues; and

•	General and administrative expenses: the costs associated with general overhead, depreciation and amortizations and other administrative expenses.

8.3	Factors Affecting Results of Operations and Comparability

8.3.1	Consumer spending patterns and macro trends, including the impact of the COVID-19 pandemic

A significant portion of UMG’s revenues relies on consumers spending discretionary funds on leisure activities, such as music subscriptions, CDs, vinyl albums and artist merchandise. The state of the economy as a whole, inflation, deflation, political uncertainty, the availability of consumer credit, taxation, unemployment and the impact of the COVID-19 pandemic are all factors that relate to the prevailing macroeconomic conditions and affect UMG’s business. Economic growth and consumer confidence are important for UMG’s growth and strategy. In 2020 UMG’s merchandising revenues were down 39.6% at constant currency and perimeter compared to 2019 due to the impact of the COVID-19 pandemic on both touring and retail activity, which cut off access for consumers to purchase these products at their usual retail points. As such, UMG’s eCommerce business grew significantly in 2020, but could not fully offset the loss of touring and retail merchandise sales. UMG was able to further offset the negative impact of COVID-19 with a significant increase in subscription and streaming revenues. UMG also generated some incremental revenue from its work on more than 100 live performances by artists worldwide that streamed on more than a dozen platforms. However, any decrease in global economic growth or slowdown in certain fast-growing markets could negatively affect the Group’s results of operations going forward.

8.3.2	Foreign exchange exposure

A significant portion of UMG’s assets, liabilities, revenues and costs are denominated in currencies other than Euros. To prepare its UMG Financial Statements, UMG must translate those assets, liabilities, revenues and expenses into Euros from such currencies at then-applicable exchange rates. Consequently, increases and decreases in the value of the Euro as compared to such other currencies will affect the amount of these items in its UMG Financial Statements, even if their value has not changed in their original currency. These translations could result in significant changes to its results of operations from period to period. In addition, exchange rate fluctuations could cause its expenses to increase as a percentage of net sales, affecting its profitability and cash flows.

8.3.3	Recorded music portfolio

A portion of UMG’s financial performance has depended, and will in the future depend, on its ability to sign and break new artists and consumer acceptance of new music content from both new and established artists. However, a significant portion of UMG’s revenue each year also comes from catalog music (content older than three years). In 2020, catalog content accounted for 54% of UMG’s recorded music revenue, while frontline revenue represented 46% of recorded music revenue. Recorded music revenues grew by 6.7% at constant currency and perimeter thanks mainly to the growth in subscription and streaming revenues, which more than offset the 6.0% decline in physical sales compared to 2019 and the 19.0% decline in download sales. Recorded music best sellers for 2020 included new releases from The Weeknd, Lil Baby, Pop Smoke, BTS, Justin Bieber, King & Prince, Taylor Swift and Juice WRLD, as well as continued sales from Billie Eilish and Post Malone.

UMG has a global publishing catalog containing close to four million owned and administered titles, including some of the world’s most popular songs. The success and timing of new releases may vary and future financial performance may therefore not be consistent on a quarterly or annual basis.

8.3.4	Technological advancements and new trends

UMG’s financial performance has depended and will continue to depend on its ability to adapt to and incorporate technological advancements and new trends in the music industry. While physical sales are still significant in some markets, music consumption has shifted from an ownership model, whereby consumers purchase vinyl or CDs, to an access model that includes subscription and ad-supported streaming formats. UMG believes that streaming has and will continue to revolutionize the experience for consumers and transform the industry.

The growth of subscription and ad-supported streaming depends upon the growth and health of the global music market. The emergence of subscription-based and ad-supported streaming services has also made it possible for UMG to monetize legal music consumption in markets that were previously dominated by piracy. UMG has agreements and partnerships with every major digital music service launched in the last decade, including Amazon, Apple, Spotify, YouTube and many others and was one of the earliest supporters of digital streaming and subscription services, demonstrating its innovation and its ability to lead a transformation of the music industry. For example, in July 2020 UMG announced a new multi-year global licensing agreement with Spotify and in February 2021, UMG reached a new partnership agreement with TikTok, enabling fair compensation for UMG’s recording artists and songwriters while adding new data analysis and marketing tool features. As technology continues to advance, UMG’s success incorporating advancements and adapting to new trends may vary and affect its financial performance on an annual basis.

8.3.5	Acquisitions (Epic Rights and Ingrooves)

In March 2019, UMG acquired the remaining rights in Ingrooves Music Group (Ingrooves). Prior to that date Ingrooves was accounted for as an equity investment and accounted for under the equity method. Ingrooves is a global music distribution company that provides marketing and rights management services for independent labels and artists.

In December 2018, UMG acquired 100% of the share capital in Epic Rights. Epic Rights is a boutique merchandise and branding Company.

The results from those companies were fully consolidated from the acquisition dates.

8.3.6	Impact of IFRS 16

IFRS 16 (Leases) introduces a single, on balance sheet lease accounting model for lessees. IFRS 16 establishes that lessees shall recognize in the consolidated balance sheet a financial liability for the present value of the payments to be made over the remaining life of the lease agreement and a right of use asset for the underlying asset, which is measured based on the amount of the associated liability, to which the initial direct costs incurred are added. Additionally, the recognition criteria for lease expenses has changed. Lease expenses are now recorded as a depreciation charge for the lease asset and as a financial expense for the lease liability.

IFRS 16 became effective for periods beginning on or after January 1, 2019 and replaces the previous accounting standard, IAS 17 (Leases), including related interpretations. UMG’s financial statements for 2019 and 2020 give effect to the entry into force of IFRS 16. The comparative information presented for 2018 has not been restated and therefore continues to be shown under IAS 17 ‘Leases.’

The Group has applied exemptions for short-term leases and leases of low value items to exclude initial direct costs form the measurement of the right-of-use assets at the date of initial application. The Group has chosen to adopt the simplified modified retrospective approach to transition and will not restate comparative amounts for the year prior to first adoption.

The Group’s lease portfolio within the scope of IFRS 16 consists of real estate leases for which UMG is the lessee.

8.4	Adoption of New Accounting Policies

With retrospective effect as from January 1, 2019, UMG applied the accounting standard IFRS 16 – Lease without restating comparative periods in the Combined Financial Statements.

As a reminder, in 2018, UMG applied two new accounting standards:

•	IFRS 15—Revenues from Contracts with Customers: in accordance with IFRS 15, as from 2017, UMG applied this change of accounting standard to revenues; and

•

IFRS 9—Financial Instruments: in accordance with IFRS 9, as from 2018, UMG applied this change of accounting standard to the 2019 Statement of Earnings and Statement of Comprehensive Income and restating its opening balance sheet as of January 1, 2018.

8.5	Key Accounting Policies

8.5.1	Revenue

Revenues from contracts with customers are recorded when performance obligations promised in the contract are satisfied, and for an amount for which it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. Revenues are reported net of discounts.

UMG has made the accounting of intellectual property licensing revenues a major point of attention.

(a)	Intellectual property licensing (musical works)

These licenses transfer to a customer either a right to use an entity’s intellectual property as it exists at the point in time at which the license is granted (static license), or a right to access an entity’s intellectual property as it exists throughout the license period (dynamic license).

Revenues are accounted for when the performance obligation promised in the contract is satisfied (static license) or over time upon satisfaction (dynamic license), i.e., when the seller transfers the risks and rewards of the right to use/access the intellectual property and the customer obtains control of the use/access of that license. Consequently, revenues from static licenses are recognized at the point in time when the license is transferred and the customer is able to use and benefit from the license. Revenues from dynamic licenses are accounted for over time, over the license period from the date the customer is able to use and benefit from the license.

(b)	Analysis of the Agent/Principal relationship in sales transactions involving a third party

If the nature of the entity’s undertaking is a performance obligation to provide the specified goods or services itself, then the entity acts on its own behalf and it is “principal” in the sale transaction: it accounts for revenue the gross amount of consideration to which it expects to be entitled in exchange for the goods or services provided, and the commission due to the third-party as cost of revenues. If the entity arranges for a third-party to provide the goods or services specified in the contract, then it recognizes as revenues the net amount of consideration to which it expects to be entitled in exchange for the goods or services provided.

(c)	Revenue recognition by business segment

(i)	Recorded music

The sales of recorded music (physical, digital downloading or streaming) are intellectual property licenses granted by UMG to distributors or digital platforms and which give them certain rights over the company’s musical works. In its relationship with the distributor/digital platform and the end customer, UMG cannot be “principal”, as the distributor or the digital platform is responsible for setting the transfer of control conditions of the right of use granted by the license to the end customer (broadcasting, price setting and conditions for reselling the physical devices).

(ii)	Physical sales of recorded music (CDs. DVDs and Vinyl).

These intellectual property licenses are static licenses transferring to the customer a right to use UMG’s recordings as they exist at the point in time at which the license is granted, i.e., on the physical device sold. Revenues from the physical sales of recorded music, net of a provision for estimated returns and rebates, if any, are accounted for, either: (i) upon the sale to the distributor, at the shipping point for products sold free on board (FOB) or on delivery for products sold free on destination; or (ii) upon the sale to the final customer for consignment sales.

(iii)	Digital sales of recorded music, via downloading or streaming by subscription or free of charge.

These intellectual property licenses are generally dynamic licenses providing a right to access the entire catalog of recorded music as it exists throughout the license period considering potential add-ons to, or withdrawals from, the catalog during that period. The consideration paid by the digital platform is variable in the form of a sales-based or a usage-based royalty. Revenues are then accounted for when these subsequent sales or usages occur. Revenues from digital sales of recorded music, for which UMG has sufficient, accurate, and reliable data from digital platforms, are recognized at the end of the month in which the sale or usage is made by the end customer. If such data is not available, revenues are recognized when the digital platform notifies UMG of the sale or usage by the end customer.

For digital sales of recorded music streaming by subscription or free of charge, certain contracts may include a non-refundable minimum guarantee which is generally recoupable and is in substance an advance payment. In the case of a dynamic license, the minimum guarantee is spread over the period to which it relates and takes into account the amount of royalties that are actually recoupable. The minimum guarantee is hence apportioned in accordance with the accounting for these royalties.

(iv)	Music publishing.

Music publishing relates to the use by a third party of the copyrights on musical works owned or administered by UMG, which are intellectual property licenses that UMG grants to the third party and which provides a right to access a catalog of recorded music, as these intellectual property licenses are dynamic licenses.

The consideration paid by the third-party, notably a collection society (e.g., a company for the collective management of intellectual property rights) is variable in the form of a royalty based on the usage by the third party. The variable consideration being accounted for when these subsequent usages occur, revenues from music publishing are accounted for when the collection society notifies UMG of the usage by the end customer and collectability is assured.

(v)	Merchandising.

Revenues from merchandising are recognized either upon sale to the end customer, from direct sales during touring, concessions and over the internet; on delivery for sales by a third-party distributor; when a contract is signed; or when an invoice has been issued and the collectability is assured for sales of rights attached to merchandising products.

8.5.2	Goodwill and business combinations

(a)	Business combinations from January 1, 2009

Pursuant to IFRS 1, UMG elected not to restate business combinations that occurred prior to January 1, 2016. Business combinations are recorded using the acquisition method. Under this method, upon the initial consolidation of an entity over which the group has acquired exclusive control:

•	the identifiable assets acquired, and the liabilities assumed are recognized at their fair value on the acquisition date; and

•

non-controlling interests are measured either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net identifiable assets. This option is available on a transaction-by-transaction basis.

On the acquisition date, goodwill is initially measured as the difference between:

•

the fair value of the consideration transferred, plus the amount of non-controlling interests in the acquiree and, in a business combination achieved in stages, the acquisition-date fair value of the previously held equity interest in the acquiree; and

•	the net fair value of the identifiable assets and liabilities assumed on the acquisition date.

The measurement of non-controlling interests at fair value results in an increase in goodwill up to the extent attributable to these interests, thereby leading to the recognition of a “full goodwill”. The purchase price allocation shall be performed within 12 months after the acquisition date. If goodwill is negative, it is recognized in the Statement of Earnings. Subsequent to the acquisition date, goodwill is measured at its initial amount less recorded accumulated impairment losses.

In addition, the following principles are applied to business combinations:

•	on the acquisition date, to the extent possible, goodwill is allocated to each cash-generating unit likely to benefit from the business combination;

•

contingent consideration in a business combination is recorded at fair value on the acquisition date, and any subsequent adjustment occurring after the purchase price allocation period is recognized in the Statements of Earnings;

•	acquisition-related costs are recognized as expenses when incurred;

•

in the event of the acquisition of an additional interest in a subsidiary, UMG recognizes the difference between the acquisition price and the carrying value of non-controlling interests acquired as a change in equity attributable to UMG shareowners; and

•	goodwill is not amortized.

(d)	Business combinations prior to January 1, 2009

IFRS 3, as published by the IASB in March 2004, retained the acquisition method. However, its provisions differed from those of its revised standard in respect of the following main items:

•	minority interests were measured at their proportionate share of the acquiree’s net identifiable assets as there was no option for measurement at fair value;

•	contingent consideration was recognized in the cost of acquisition only if the payment was likely to occur and the amounts could be reliably measured;

•	transaction costs that were directly attributable to the acquisition formed part of acquisition costs; and

•	in the event of the acquisition of an additional interest in a subsidiary, the difference between the acquisition cost and the carrying value of minority interests acquired was recognized as goodwill.

8.5.3	Content assets

Royalty advances to artists, songwriters, and co-publishers are capitalized as an asset when their current popularity and past performances provide a reasonable basis to conclude that the probable future recoupment of such royalty advances against earnings otherwise payable to them is reasonably assured. Royalty advances are recognized as an expense as subsequent royalties are earned by the artist, songwriter or co-publisher. Any portion of capitalized royalty advances not deemed to be recoverable against future royalties is expensed during the period in which the loss becomes evident. These expenses are recorded in cost of revenues.

Royalties earned by artists, songwriters, and co-publishers are recognized as an expense in the period during which the sale of the product occurs, less a provision for estimated returns.

Music rights and catalogs include music catalogs, artists’ contracts and music publishing rights acquired. The annual review of the value of the intangible assets, undertaken by UMG at year-end 2016 led to a change in the amortization method of music rights and catalogs as from January 1, 2017, which notably resulted in an extension of the amortization period from 15 to 20 years.

8.5.4	Cost of internal use software

Direct internal and external costs incurred for the development of computer software for internal use, including website development costs, are capitalized during the application development stage. Application development stage costs generally include software configuration, coding, installation and testing. Costs of significant upgrades and enhancements resulting in additional functionality are also capitalized. These capitalized costs are amortized over five to ten years. Maintenance, minor upgrades, and enhancement costs are expensed as they are incurred.

8.5.5	Leases

UMG applies IFRS 16 with retrospective effect as from January 1, 2019 without restating comparative periods in the Combined Financial Statements.

As licenses of intellectual property granted by a lessor and rights held by a lessee under licensing agreements being excluded from the scope of IFRS 16, the main lease contracts for UMG correspond to real estate leases for which UMG is the lessee.

Real estate leases for which UMG is the lessee are recorded at the commencement date and result in the recognition of a lease liability equal to the present value of future lease payments against a right-of-use asset relating to leases.

The determination of the lease liability as of January 1, 2019 was made by:

•	analyzing operating leases for which contractual obligations were disclosed as off-balance sheet commitments until December 31, 2018;

•

assessing the lease term that relates to the non-cancellable period of the lease, and taking into account all options to extend the lease which UMG is reasonably certain to exercise and all options to terminate the lease which UMG is reasonably certain not to exercise. UMG determined that real estate lease terms in France are generally nine years; and

•

estimating the incremental borrowing rate as of January 1, 2019 of each lease contract, taking into account their residual lease term at this date and their duration to reflect the interest rate of a loan with a similar payment profile to the lease payments.

As of January 1, 2019, regarding the main impacts, it is specified that:

•	for some leases, as permitted by IFRS 16, at the date of transition, UMG used hindsight; and

•	UMG has applied the practical expedient provided by IFRS 16 to exclude initial direct costs from the measurement of the right-of-use asset at the date of initial application.

For each lease, the lease term assessment and incremental borrowing rate estimate are determined at the commencement date.

After initial recognition, the liability is:

•	increased by the effect of undiscounting (interest expense on lease liabilities);

•	decreased by the cash out for lease payments; and

•	reassessed in the event of an amendment to the lease contract.

The right-of-use asset is recognized at cost at the effective date. The cost of the right-of-use asset includes:

•	the lease liability;

•	the initial direct costs (incremental costs of obtaining the lease);

•	payments made prior to the commencement date less lease incentives received from the lessor;

•	dismantling and restoration costs (measured and recognized in accordance with IAS 37); and

•	the amortization period used is the lease term.

The lease liability is a current or non-current operating liability excluded from the calculation of Financial Net Debt. Depreciation of right-of-use assets is included in Adjusted Earnings Before Interest and Income Taxes (EBITA) and excluded from earnings before interest and tax depreciation and amortization (EBITDA). The effect of undiscounting the lease liability (interest expense on lease liabilities) is included in other financial charges. Cash payments for the principal of the lease liability and any interest thereon are presented as financing activities in the condensed statement of cash flows.

8.5.6	Asset impairment

Each time events or changes in the economic environment indicate a risk of impairment of goodwill, other intangible assets, property, plant and equipment, and assets in progress, UMG re-examines the value of these assets. In addition, in accordance with applicable accounting standards, goodwill, other intangible assets with an indefinite useful life, and intangible assets in progress are all subject to an annual impairment test undertaken in the fourth quarter of each fiscal year. This impairment test is performed to compare the recoverable amount of each Cash Generating Unit (CGU) or, if necessary, group of CGUs to the carrying value of the corresponding assets (including goodwill). A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. UMG operates through different media and content businesses. Each business offers different products and services that are marketed through various channels. CGUs are independently defined at each business level, corresponding to the group operating segments. For a description of UMG’s CGUs and groups of CGUs,

The recoverable amount is determined for each individual asset as the higher of: (i) its value in use; and (ii) its fair value (less costs to sell) as described hereafter. If the asset does not generate cash inflows that are largely independent of other assets or groups of assets, the recoverable amount is determined for the group of assets. In particular, an impairment test is performed by UMG for each CGU or group of CGUs, depending on the level at which UMG Management measures return on operations.

The value in use of each asset or group of assets is determined, subject to exceptions, as the discounted value of future cash flows (Discounted Cash Flow method (DCF)) by using cash flow projections consistent with the budget of the following year and the most recent forecasts prepared by the operating segments.

Applied discount rates are determined by reference to available external sources of information, usually based on financial institutions’ benchmarks, and reflect the current assessment by UMG of the time value of money and risks specific to each asset or group of assets.

Perpetual growth rates used for the evaluation are those used to prepare budgets for each CGU or group of CGUs, and beyond the period covered, are consistent with growth rates estimated by the business by extrapolating growth rates used in the budgets, without exceeding the long-term average growth rate for the markets in which the group operates.

The fair value (less costs to sell) is the price that would be received from the sale of an asset or group of assets in an orderly transaction between market participants at the measurement date, less costs to sell. These values are generally determined based on market data (stock market prices or comparison with similar listed companies, with the value attributed to similar assets or companies in recent transactions) or, in the absence of such data, based on discontinued cash flows.

If the recoverable amount is lower than the carrying value of an asset or group of assets, an impairment loss equal to the difference is recognized in EBIT. In the case of a group of assets, this impairment loss is first recorded against goodwill.

The impairment losses recognized in respect of property, plant and equipment, and intangible assets (other than goodwill) may be reversed in a later period if the recoverable amount becomes greater than the carrying value, within the limit of impairment losses previously recognized. Impairment losses recognized in respect of goodwill cannot be reversed at a later date.

8.5.7	Financial assets

Financial assets are initially recognized at fair value corresponding, in general, to the consideration paid, which is best evidenced by the acquisition cost (including associated acquisition costs, if any). Thereafter, financial assets are measured at fair value or at amortized cost depending on which financial asset category they belong to.

From January 1, 2018, financial assets are classified into the accounting categories “financial assets at amortized cost”, “financial assets at fair value through other comprehensive income” and “financial assets at fair value through profit or loss”.

This classification depends on the entity’s business model for managing the financial assets and on contractual terms enabling to determine whether the cash flows are solely payments of principal and interest (SPPI). The financial assets that contain an embedded derivative should be considered in full to determine whether their cash flows are SPPI.

(a)	Financial assets at fair value

These include financial assets at fair value through other comprehensive income, derivative financial instruments with a positive value and other financial assets measured at fair value through profit or loss. Most of these financial assets are actively traded in organized financial markets, as their fair value is calculated by reference to the published market price at the period end. Fair value is estimated for financial assets which do not have a published market price on an active market. As a last resort, when a reliable estimate of fair value cannot be made using valuation techniques in the absence of an active market, the group values financial assets at historical cost, less any impairment losses.

Financial assets at fair value through other comprehensive income include:

•	Unconsolidated companies that are not held for trading: UMG elected to classify these into the category “fair value through other comprehensive income”. Unrealized gains and losses on financial assets at fair value through other comprehensive income are recognized in charges and income directly recognized in equity until the financial asset is sold, collected or removed from the Statement of Financial Position in another way, at which time the accumulated gain or loss previously reported in charges and income directly recognized in equity is transferred to retained earnings and never reclassified to profit or loss. Dividends and interest received from unconsolidated companies are recognized in profit or loss.

•

Debt instruments held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and whose contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Unrealized gains and losses on financial assets at fair value through other comprehensive income are recognized in charges and income directly recognized in equity until the financial asset is sold, collected or removed from the Statement of Financial Position in other ways, at which time the accumulated gain or loss previously reported in charges and income directly recognized in equity is expensed in other financial charges and income.

Other financial assets measured at fair value through profit or loss mainly consist of assets held for trading which UMG intends to sell in the near future (primarily marketable securities) and other financial assets unless it is measured at amortized cost or at fair value through other comprehensive income. Unrealized gains and losses on these assets are recognized in other financial charges and income.

(b)	Financial assets at amortized cost

Financial assets at amortized cost consist of debt instruments held within a business model whose objective is to hold financial assets to collect contractual cash flows that are solely payments of principal and interest on the principal amount outstanding. At the end of each period, these assets are measured at amortized cost using the effective interest method. If there is objective evidence that an impairment loss has been incurred, the amount of this loss, measured as the difference between the financial asset’s carrying value and its recoverable amount (equal to the present value of estimated future cash flows discounted at the financial asset’s initial effective interest rate), is recognized in profit or loss. Impairment losses may be reversed if the recoverable amount of the asset subsequently increases in the future.

(c)	Impairment of financial assets

UMG assesses the expected credit loss associated with its financial assets recognized at amortized cost and debt instruments recognized at fair value through other comprehensive income on a prospective basis. A loss allowance for expected credit loss based on probability of default is recognized at initial recognition. The loss allowance is updated for changes in these expected credit losses at each reporting date to reflect changes in credit risk since initial recognition.

To assess whether there has been a significant increase in credit risk, UMG compares the credit risk at the reporting date with the credit risk at the date of initial recognition based on reasonable forward-looking information and events, including credit ratings if available, significant adverse economic changes (actual or expected), financial or business environment that are expected to result in a material change in the borrower’s ability to meet its obligations.

8.5.8	Financial liabilities

Long-term and short-term borrowings and other financial liabilities include:

•	bonds and credit facilities, as well as various other borrowings (including commercial paper and debt related to finance leases) and related accrued interest;

•	obligations arising out of commitments to purchase non-controlling interests;

•	bank overdrafts; and

•	the negative value of other derivative financial instruments. Derivatives with positive values are recorded as financial assets in the Statement of Financial Position.

8.5.9	Borrowings

All borrowings are initially accounted for at fair value net of transaction costs directly attributable to the borrowing. Borrowings bearing interest are subsequently valued at amortized cost, applying the effective interest method. The effective interest rate is the internal yield rate that discounts future cash flows over the term of the borrowing. In addition, where the borrowing comprises an embedded derivative (e.g., an exchangeable bond) or an equity instrument (e.g. a convertible bond), the amortized cost is calculated for the debt component only, after separation of the embedded derivative or equity instrument. In the event of a change in expected future cash flows (e.g., redemption occurs earlier than initially expected), the amortized cost is adjusted against earnings to reflect the value of the new expected cash flows, discounted at the initial effective interest rate.

8.5.10	Other liabilities

(a)	Provisions

Provisions are recognized when, at the end of the reporting period, UMG has a legal obligation (statutory, regulatory or contractual) or a constructive obligation, as a result of past events, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the obligation can be reliably estimated. Where the effect of the time value of money is material, provisions are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money. If the amount of the obligation cannot be reliably estimated, no provision is recorded and a disclosure is made in the Notes to the Combined Financial Statements.

(b)	Employee benefit plans

In accordance with the laws and practices of each country in which it operates, UMG participates in, or maintains, employee benefit plans providing retirement pensions, post-retirement health care, life insurance and post-employment benefits to eligible employees, former employees, retirees and such of their beneficiaries who meet the required conditions. Retirement pensions are provided for substantially all employees through defined contribution plans, which are integrated with local social security and multi-employer plans, or defined benefit plans, which are generally managed via group pension plans. The plan funding policy implemented by the group is consistent with applicable government funding requirements and regulations.

(c)	Defined contribution plans

Contributions to defined contribution and multi-employer plans are expensed during the year.

(d)	Defined benefit plans

Defined benefit plans may be funded by investments in various instruments such as insurance contracts or equity and debt investment securities, excluding shares in any UMG entity or debt instruments.

Pension expenses and defined benefit obligations are calculated by independent actuaries using the projected unit credit method. This method is based on annually updated assumptions, which include the probability of employees remaining with UMG until retirement, expected changes in future compensation and an appropriate discount rate for each country in which UMG maintains a pension plan. A provision is recorded in the Statement of Financial Position equal to the difference between the actuarial value of the related benefits (actuarial liability) and the fair value of any associated plan assets, and this includes past service costs and actuarial gains and losses.

The cost of defined benefit plans consists of three components recognized as follows:

•

the service cost is included in selling, general and administrative expenses. It comprises current service cost, past service cost resulting from a plan amendment or a curtailment, immediately recognized in profit and loss, and gains and losses on settlement;

•

the financial component, recorded in other financial charges and income, consists of the undiscounting of the obligation, less the expected return on plan assets determined using the discount rate retained for the valuation of the benefit obligation; and

•

the remeasurements of the net defined benefit liability (asset), recognized in items of other comprehensive income not reclassified as profit and loss, mainly consist of actuarial gains and losses, i.e., changes in the present value of the defined benefit obligation and plan assets resulting from changes in actuarial assumptions and experience adjustments (representing the differences between the expected effect of some actuarial assumptions applied to previous valuations and the effective impact).

Where the value of plan assets exceeds benefit obligations, a financial asset is recognized up to the present value of future refunds and the expected reduction in future contributions.

Some other post-employment benefits, such as life insurance and medical coverage (mainly in the United States) are subject to provisions which are assessed through an actuarial calculation comparable to the method used for pension provisions..

8.5.11	Deferred taxes

Differences existing at closing between the tax base value of assets and liabilities and their carrying value in the Combined Statement of Financial Position give rise to temporary differences. Pursuant to the liability method, these temporary differences result in the accounting of:

•	deferred tax assets, when the tax base value is greater than the carrying value (expected future tax saving); and

•	deferred tax liabilities, when the tax base value is lower than the carrying value (expected future tax expense).

Deferred tax assets and liabilities are measured at the expected tax rates for the year during which the asset will be realized or the liability settled, based on tax rates (and tax regulations) enacted or substantially enacted by the closing date. They are reviewed at the end of each year, in line with any changes in applicable tax rates.

Deferred tax assets are recognized for all deductible temporary differences, tax loss carry-forwards and unused tax credits, insofar as it is probable that a taxable profit will be available, or when a current tax liability exists to make use of those deductible temporary differences, tax loss carry-forwards and unused tax credits, except where the deferred tax asset associated with the deductible temporary difference is generated by initial recognition of an asset or liability in a transaction which is not a business combination, and that, at the transaction date, does not impact earnings, nor tax income or loss.

For deductible temporary differences resulting from investments in subsidiaries, joint ventures and other associated entities, deferred tax assets are recorded to the extent that it is probable that the temporary difference will reverse in the foreseeable future and that a taxable profit will be available against which the temporary difference can be utilized.

The carrying value of deferred tax assets is reviewed at each closing date, and revalued or reduced to the extent that it is more or less probable that a taxable profit will be available to allow the deferred tax asset to be utilized. When assessing the probability of a taxable profit being available, account is taken, primarily, of prior years’ results, forecasted future results, non-recurring items unlikely to occur in the future and the tax strategy. As such, the assessment of the group’s ability to utilize tax losses carried forward is to a large extent judgment-based. If the future taxable results of the group proved to differ significantly from those expected, the group would be required to increase or decrease the carrying value of deferred tax assets with a potentially material impact on the group’s Statement of Financial Position and Statement of Earnings.

Deferred tax liabilities are recognized for all taxable temporary differences, except where the deferred tax liability results from goodwill or initial recognition of an asset or liability in a transaction which is not a business combination, and that, at the transaction date, does not impact earnings, tax income or loss.

For taxable temporary differences resulting from investments in subsidiaries, joint ventures and other associated entities, deferred tax liabilities are recorded except to the extent that both of the following conditions are satisfied: the parent, investor or venturer is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not be reversed in the foreseeable future.

Current tax and deferred tax shall be charged or credited directly to equity, and not earnings, if the tax relates to items that are credited or charged directly to equity.

8.5.12	Share-based compensation

With the aim of aligning the interests of executive management and employees of Vivendi with its shareholders’ interests by providing them with an additional incentive to improve Vivendi’s performance and increase its share price on a long-term basis, Vivendi maintains several share-based compensation plans (share purchase plans, performance share plans and bonus share plans) or other equity instruments based on the value of the Vivendi share price (stock options), which are settled either in equity instruments or in cash. Grants under these plans are approved by Vivendi’s management and supervisory boards. In addition, the definitive grant of stock options and performance shares is contingent upon the achievement of specific performance objectives set by Vivendi’s management and supervisory boards. Moreover, all granted plans are conditional upon active employment at the vesting date.

In addition, Dailymotion set up a long-term incentive plan for certain key executives of Vivendi and certain of its subsidiaries, including UMG, for a five year period until June 30, 2020.

Share-based compensation is recognized as a personnel cost at the fair value of the equity instruments granted. This expense is spread over the vesting period, i.e., three years for stock option plans and for performance share plans (two years for performance shares granted before June 24, 2014), and two years for Vivendi’s bonus share plans, other than in specific cases.

Vivendi uses a binomial model to assess the fair value of such instruments. This method relies on assumptions updated at the valuation date such as the calculated volatility of the relevant shares, the discount rate corresponding to the risk-free interest rate, the expected dividend yield, and the probability of relevant managers and employees remaining employed within the group until the exercise of their rights.

However, depending on whether the instruments granted are equity-settled or cash-settled, the valuation and recognition of the expense will differ:

(a)	Equity-settled instruments:

•	the expected term of the option granted is deemed to be the mid-point between the vesting date and the end of the contractual term;

•	the value of the instruments granted is estimated and fixed at grant date; and

•	the expense is recognized with a corresponding increase in equity.

(a)	Cash-settled instruments:

•

the expected term of the instruments granted is deemed to be equal to one-half of the residual contractual term of the instrument for vested rights, and to the average of the residual vesting period at the remeasurement date and the residual contractual term of the instrument for unvested rights;

•

the value of instruments granted is initially estimated at grant date and is then re-estimated at each reporting date until the payment date and the expense is adjusted pro rata taking into account the vested rights at each such reporting date;

•	the expense is recognized as a provision; and

•	moreover, as plans settled in cash are primarily denominated in US dollars, the value fluctuates based on the EUR/USD exchange rate.

The cost of share-based compensation is allocated to UMG, pro rata to the number of equity instruments or equivalent instruments granted to their managers and employees

8.6	Results of Operations

The table below presents UMG’s results of operations for the periods indicated which has been extracted without material adjustment from the historical financial information set out in Section 17 (Historic Financial Information).

	6 months ended 30 June		Year ended December 31
	2021	2020	2020	2019	2018
	(€ millions, unless otherwise indicated)
	(unaudited)		(audited)
Revenues	[●]	3,459	7,432	7,159	6,023
Cost of revenues	[●]	(1,820)	(3,917)	(3,818)	(3,110)
Selling, general and administrative expenses	[●]	(1,104)	(2,265)	(2,276)	(2,062)
Restructuring charges	[●]	(8)	(20)	(24)	(29)
Impairment losses on intangible assets acquired through business combinations	[●]	—	—	—	—
Income from equity affiliates—operational	[●]	(11)	(9)	(2)	(1)

Earnings before interest and income taxes (EBIT)	[●]	516	1,221	1,039	821
Interest	[●]	(6)	(15)	14	27
Income from investments	[●]	—	—	—	1
Other financial income	[●]	453	603	174	333
Other financial charges	[●]	(13)	(28)	(57)	(29)

	[●]	434	560	131	332
Earnings before provision for income taxes	[●]	950	1,781	1,170	1,153
Provision for income taxes	[●]	(214)	(412)	(195)	(251)

Earnings from continuing operations	[●]	736	1,369	975	902
Earnings from discontinued operations	[●]	—	—	—	—

Earnings	[●]	736	1,369	975	902

Of which	[●]
Earnings attributable to shareowners	[●]	735	1,366	972	897
Non-controlling interests	[●]	1	3	3	5

Six Months Ended June 30, 2021 Compared with Six Months Ended June 30, 2020; Twelve Months Ended December 2020 Compared with Twelve Months Ended December 2019 and 2018.

8.6.1	Total Revenues

Total revenues [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●]. Prior to intersegment eliminations, recorded music and music publishing revenues represented [●]% and [●]% of total revenue for both the six months ended June 30, 2021 and June 30, 2020, respectively.

Total revenues increased by €273 million, or 3.8%, to €7,432 million for the fiscal year ended December 31, 2020 from €7,159 million for the fiscal year ended December 31, 2019. This increase was driven by the increase of streaming and subscription revenue. UMG’s merchandising revenues were down 39.6% at constant currency and perimeter compared to 2019 due to the impact of the COVID-19 pandemic on both touring and retail activity, which cut off access for consumers to purchase these products at their usual retail points. As such, UMG’s eCommerce business grew significantly in 2020, but could not fully offset the loss of touring and retail merchandise sales. UMG was able to further offset the negative impact of COVID-19 with a significant increase in subscription and streaming revenues. UMG also generated some incremental revenue from its work on more than 100 live performances by artists worldwide that streamed on more than a dozen platforms.

Total revenues increased by €1,136 million, or 18.9%, to €7,159 million for the fiscal year ended December 31, 2019 from €6,023 million for the fiscal year ended December 31, 2018. The increase was mainly due to the growth of streaming and subscription revenue, as well as favorable foreign exchange movements.

8.6.2	Revenues by Segment

(a)	Recorded music

Globally, recorded music [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Globally, recorded music revenues increased by €333 million, or 5.9%, to €5,967 million for the fiscal year ended December 31, 2020 from €5,634 million for the fiscal year ended December 31, 2019. The overall increase in Recorded music revenue was primarily driven by the growth in streaming and subscription revenue which more than offset the decline in physical and download sales.

Globally, recorded music revenues increased by €806 million, or 16.7%, to €5,634 million for the fiscal year ended December 31, 2019 from €4,828 million for the fiscal year ended December 31, 2018. The overall increase in Recorded music revenue was primarily driven by the growth in streaming and subscription revenue and the release driven improvement in physical sales, which more than offset the continued decline in download sales. Revenue also benefitted from favorable foreign exchange movements.

(b)	Music publishing

Globally, music publishing [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Globally, music publishing revenues increased by €134 million, or 12.7%, to €1,186 million for the fiscal year ended December 31, 2020 from €1,052 million for the fiscal year ended December 31, 2019. The overall increase in music publishing revenue was primarily driven by increased subscription and streaming revenues as well as the receipt of a digital royalty claim.

Globally, music publishing revenues increased by €111 million, or 11.8%, to €1,052 million for the fiscal year ended December 31, 2019 from €941 million for the fiscal year ended December 31, 2018. The overall increase in music publishing revenue was primarily driven by increased subscription and streaming revenues.

(c)	Merchandising

Merchandising [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Merchandising decreased by €197 million, or 40.3%, to €292 million for the fiscal year ended December 31, 2020 from €489 million for the fiscal year ended December 31, 2019, due to the impact of the COVID-19 pandemic on both touring and retail activity.

Merchandising increased by €216 million, or 79%, to €489 million for the fiscal year ended December 31, 2019 from €273 million for the fiscal year ended December 31, 2018, driven by driven by higher touring revenue thanks to a strong touring roster and growth in retail and direct-to consumer sales driven by the success of key artists including Billie Eilish, The Rolling Stones and Taylor Swift. Revenues also benefited from the acquisition of Epic Rights at the end of 2018.

8.6.3	Recorded music Revenue by Geographical Location

Recorded Music revenues in North America [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. Recorded music revenues in North America increased by €304 million, or 11.5%, to €2,940 million for the fiscal year ended December 31, 2020 from €2,636 million for the fiscal year ended December 31, 2019. Recorded music revenues in North America increased by €412 million, or 18.5%, to €2,636 million for the fiscal year ended December 31, 2019 from €2,224 million for the fiscal year ended December 31, 2018. The primary driver was the increase in streaming and subscription revenues. Between 2018 and 2019, revenues also benefited from favorable foreign exchange movements and the acquisition of Ingrooves

Recorded music revenues in Europe [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. Recorded music revenues in Europe increased by €47 million, or 2.7%, to €1,789 million for the fiscal year ended December 31, 2020 from €1,742 million for the fiscal year ended December 31, 2019. Recorded music revenues in Europe increased by €162 million, or 10.2%, to €1,742 million for the fiscal year ended December 31, 2019 from €1,580 million for the fiscal year ended December 31, 2018. The primary driver was the increase in streaming and subscription revenues which more than offset the decline in physical and download sales.

Recorded music revenues in Asia [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. Recorded music revenues in Asia increased by €30 million, or 3.9%, to €801 million for the fiscal year ended December 31, 2020 from €771 million for the fiscal year ended December 31, 2019. Recorded music revenues in Asia increased by €153 million, or 24.8%, to €771 million for the fiscal year ended December 31, 2019 from €618 million for the fiscal year ended December 31, 2018. The primary driver was the increase in streaming and subscription revenues.

Recorded music revenues in Latin America [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. Revenues in Latin America decreased by €3 million, or 1.6%, to €181 million for the fiscal year ended December 31, 2020 from €184 million for the fiscal year ended December 31, 2019, driven by unfavorable FX. Recorded music revenues in Latin America increased by €31 million, or 20.3%, to €184 million for the fiscal year ended December 31, 2019 from €153 million for the fiscal year ended December 31, 2018, driven by the growth in streaming and subscription income.

Recorded music revenues in the rest of the world [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. Revenues in rest of the word decreased by €45 million, or 14.9%, to €256 million for the fiscal year ended December 31, 2020 from €301 million for the fiscal year ended December 31, 2019. Recorded music revenues in the rest of the word increased by €48 million, or 18.9%, to €301 million for the fiscal year ended December 31, 2019 from €253 million for the fiscal year ended December 31, 2018. The primary driver for these changes was the re-allocation of certain central deals.

8.6.4	Cost of Revenues

Cost of revenues include royalties/copyrights to artists and songwriters, A&R costs, manufacturing costs and distribution costs, including related overheads.

Cost of revenues [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Cost of revenues increased by €99 million, or 2.6%, to €3,917 million for the fiscal year ended December 31, 2020 from €3,818 million for the fiscal year ended December 31, 2019 and increased by €708 million, or 22.8%, to €3,818 million for the fiscal year ended December 31, 2019 from €3,110 million for the fiscal year ended December 31, 2018, in line with the greater level of sales.

8.6.5	Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include salaries and employee benefits, consulting and service fees, marketing and promotion costs, insurance costs, travel and entertainment expenses, administrative department costs, provisions for receivables and other operating expenses. Selling, general and administrative expenses [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €1,100 million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Selling, general and administrative expenses decreased by €11 million, or 0.5%, to €2,265 million for the fiscal year ended December 31, 2020 from €2,276 million for the fiscal year ended December 31, 2019 as a consequence of the COVID-19 pandemic impact on travel and entertainment expenses and marketing costs.

Selling, general and administrative expenses increased by €214 million, or 10.4%, to €2,276 million for the fiscal year ended December 31, 2019 from €2,062 million for the fiscal year ended December 31, 2018, as a consequence of increased headcount and activity driven increase in marketing spend.

8.6.6	Earnings before interest and income taxes (EBIT)

Total EBIT [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Total EBIT increased by €182 million, or 17.5%, to €1,221 million for the fiscal year ended December 31, 2020 from €1,039 million for the fiscal year ended December 31, 2019. The increase is due to the increase in revenues and cost containment in light of the COVID-19 pandemic. Amortization increased by €24 million on the higher balance of intangible assets following catalog acquisitions during 2019 and 2020. Depreciation increased by €6 million on the higher balance of tangible assets following asset additions during 2019 and 2020. Depreciation on right-of-use assets increased by €5 million on new leases entered into during 2019 and 2020. Other non-recurring items increased by €7 million due to greater losses from equity investments.

Total EBIT increased by €218 million, or 26.6%, to €1,039 million for the fiscal year ended December 31, 2019 from €821 million for the fiscal year ended December 31, 2018 as a result of the increase in revenues and despite higher selling, general and administrative costs driven by increased marketing expenses, and overhead costs. Amortization increased by €5 million largely driven by unfavorable foreign currency movements. Depreciation increased by €7 million on the higher balance of tangible assets following asset additions during 2018 and 2019. Depreciation on right-of-use assets was reported for the first time in 2019 following the adoption of IFRS 16. Previously, costs in relation to operating leases were reported within EBITDA.

8.6.7	Earnings

Total earnings [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Total earnings increased by €394 million, or 40.4%, to €1,369 million for the fiscal year ended December 31, 2020 from €975 million for the fiscal year ended December 31, 2019. The increase is due to an overall increase in earnings before interest and income taxes (EBIT), net financial income, including the revaluation of the interests in Spotify and other equity holdings, despite an increased provision for income taxes and earnings from continuing operations.

Total earnings increased by €73 million, or 8.1%, to €975 million for the fiscal year ended December 31, 2019 from €902 million for the fiscal year ended December 31, 2018. The increase was due to an overall increase in earnings before interest and income taxes (EBIT) despite the decrease of the net financial income on a lower revaluation of the interests in Spotify and other equity holdings and a lower provision for income taxes.

8.6.8	EBITDA and EBITA

EBITDA [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. EBITA [decreased/increased] by €[●] million, or [●]-%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

EBITDA increased by €220 million, or 17.4%, to €1,487 million for the fiscal year ended December 31, 2020 from €1,267 million for the fiscal year ended December 31, 2019. EBITA increased by €205 million, or 18.2%, to €1,329 million for the fiscal year ended December 31, 2020 from €1,124 million for the fiscal year ended December 31, 2019. The increase is due to the increase in revenues and cost containment in light of the COVID-19 pandemic.

EBITDA increased by €288 million, or 29.4%, to €1,267 million for the fiscal year ended December 31, 2019 from €979 million for the fiscal year ended December 31, 2018. EBITA increased by €222 million, or 40.5%, to €1,267 million for the fiscal year ended December 31, 2019 from €902 million for the fiscal year ended December 31, 2018. The increase is as a result of the increase in revenues despite higher selling, general and administrative costs driven by increased marketing expenses and overhead costs. In addition, following the adoption of IFRS 16, lease costs previously reported within EBITDA were reported as depreciation of right-of-use assets.

8.6.9	Earnings before provision for income taxes

Earnings before provision for incomes taxes [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Earnings before provision for incomes taxes increased by €611 million, or 52.2%, to €1,781 million for the fiscal year ended December 31, 2020 from €1,170 million for the fiscal year ended December 31, 2019. The increase is due to the increase in EBITA and improved financial income driven by the favorable revaluation of the interests in Spotify.

Earnings before provision for incomes taxes increased by €17 million, or 1.5%, to €1,170 million for the fiscal year ended December 31, 2019 from €1,153 million for the fiscal year ended December 31, 2018. The increase is as a result of the increase in EBITA, partly offset by unfavorable financial income driven by the unfavorable revaluation of the interests in Spotify.

8.7	Financial Condition and Liquidity

8.7.1	Cash Flows

The following table summarizes UMG’s combined cash flows.

	6 months ended 30 June		Year ended December 31
	2020	2021	2020	2019	2018
	(€ millions, unless otherwise indicated)
	(unaudited)		(audited)
Operating activities
EBIT	[●]	516	1,221	1,039	821
Adjustments	[●]	94	213	201	106
Content investments, net	[●]	(352)	(1,517)	(465)	(161)

Gross cash provided by operating activities before income tax paid	[●]	258	(83)	775	766
Other changes in net working capital	[●]	(118)	287	82	179

Net cash provided by operating activities before income tax paid	[●]	140	204	857	945
Income tax (paid)/received, net	[●]	(64)	(207)	(172)	(198)

Net cash provided by operating activities	[●]	76	(3)	685	747
Investing activities	[●]
Capital expenditures	[●]	(37)	(66)	(75)	(110)
Purchases of consolidated companies, after acquired cash	[●]	(1)	(4)	(50)	(12)
Investments in equity affiliates	[●]	(1)	(2)	—	—
Increase in financial assets	[●]	—	(3)	(13)	(12)

Investments	[●]	(39)	(75)	(138)	(134)
Proceeds from sales of property, plant, equipment and intangible assets	[●]	—	—	3	—
Proceeds from sales of consolidated companies, after divested cash	[●]	—	11	(2)	1
Disposal of equity affiliates	[●]	1	1	—	—
Decrease in financial assets	[●]	—	15	6	19

Divestitures	[●]	1	27	7	20
Dividends received from equity affiliates	[●]	—	2	2	2
Dividends received from unconsolidated companies	[●]	1	—	—	1

Net cash provided by/(used for) investing activities	[●]	(37)	(46)	(129)	(111)
Financing activities
Distributions to shareowners	[●]	—	(283)	(1,002)	(981)
Other transactions with shareowners	[●]	(11)	(11)	—	(1,414)
Dividends paid by consolidated companies to their non-controlling interests	[●]	(3)	(5)	(5)	(5)

Transactions with shareowners	[●]	(14)	(299)	(1,007)	(2,400)
Setting up of long-term borrowings and increase in other long-term financial liabilities	[●]	—	—	—	—
Principal payment on long-term borrowings and decrease in other long-term financial liabilities	[●]	—	—	—	—

	6 months ended 30 June		Year ended December 31
	2020	2021	2020	2019	2018
	(€ millions, unless otherwise indicated)
	(unaudited)		(audited)
Principal payment on short-term borrowings	[●]	—	—	—	(57)
Other changes in short-term borrowings and other financial liabilities	[●]	149	625	2	46
Interest paid, net	[●]	(6)	(15)	14	27
Other cash items related to financial activities	[●]	(1)	(3)	(2)	(3)

Transactions on borrowings and other financial liabilities	[●]	142	607	14	13
Repayment of lease liabilities and related interest expenses	[●]	(43)	(91)	(83)	—

Net cash provided by/(used for) financing activities	[●]	85	217	(1,076)	(2,387)
Foreign currency translation adjustments of continuing operations	[●]	(20)	(35)	(8)	(19)

Change in cash and cash equivalents and shareowners loans	[●]	104	133	(528)	(1,770)

Cash and cash equivalents and shareowners loans
At beginning of the period	[●]	1,008	1,008	1,536	3,306

At end of the period	[●]	1,112	1,141	1,008	1,536

of which Shareowners loans	[●]

At beginning of the period	[●]	672	672	1,260	3,059

At end of the period	[●]	695	815	672	1,260

of which Cash and cash equivalent	[●]
At beginning of the period	[●]	336	336	276	247

At end of the period	[●]	417	326	336	276

8.7.2	Net cash provided by operating activities

Net cash provided by operating activities [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from € [●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Net cash provided by operating activities decreased by €688 million, or 100.4%, to a negative €3 million for the fiscal year ended December 31, 2020 from €685 million for the fiscal year ended December 31, 2019. Net cash provided by operating activities was affected by a decrease of €858 million in gross cash provided by operating activities before income tax paid, which in turn, was affected by a decrease of €1,052 million in content investments, net. The primary driving factors of these decreases were the increase in net content investments pursuant to significant catalog acquisitions and multi-year artist advances for €1,052 million despite the €182 million increase in EBIT, and the €205 million favorable change in working capital driven by the timing of digital license receipts received in advance.

Net cash provided by operating activities decreased by €62 million, or 8.3%, to €685 million for the fiscal year ended December 31, 2019 from €747 million for the fiscal year ended December 31, 2018. The decrease is due to the increase in net content investments for €304 million following the acquisition of catalog rights, the €97 million unfavorable change in working capital and despite the €218 million increase in EBIT. The €95 million increase in adjustments is driven by the €64 million impact on right of use asset depreciation following the implementation of IFRS16.

8.7.3	Net cash provided by / (used for) investing activities

Net cash provided by / (used for) investing activities [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Net cash provided by / (used for) investing activities decreased by €83 million, or 64.3%, to an outflow of €46 million for the fiscal year ended December 31, 2020 from an outflow of €129 million for the fiscal year ended December 31, 2019. Net cash provided by / (used for) investing activities benefitted from the €63 million decrease in investment due to €46 million decrease in purchase of consolidated companies, after acquired cash. Capital expenditures also decreased by €9 million.

Net cash provided by / (used for) investing activities increased by €18 million, or 16.2%, to an outflow of €129 million for the fiscal year ended December 31, 2019 from an outflow of €111 million for the fiscal year ended December 31, 2018. This change was primarily caused by €35 million lower capital expenditure (that in 2018 included significant spend on leasehold improvements) and €13 million lower proceeds from the disposal of financial assets and despite €38 million greater purchases of consolidated companies after acquired cash.

8.7.4	Net cash provided by / (used for) financing activities

Net cash provided by / (used for) financing activities [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Net cash provided by financing activities increased by €1,293 million, or 120.2%, to an inflow of €217 million for the fiscal year ended December 31, 2020 from an outflow of €1,076 million for the fiscal year ended December 31, 2019. Net cash provided by financing activities was affected by a decrease in transactions with shareowners of €708 million. In turn, transactions with shareowners were affected by a decrease in distributions to shareowners of €719 million. Transactions on borrowings and other financial liabilities also increased by €593 million, due to an increase of other changes in short-term borrowings and other financial liabilities of €623 million as a result of additional borrowings entered into directly by Universal Music Group Inc.

Net cash used for by financing activities decreased by €1,311 million, or 54.9%, to an outflow of €1,076 million for the fiscal year ended December 31, 2019 from an outflow of €2,387 million for the fiscal year ended December 31, 2018. This change was as a result of a decrease in transactions with shareowners of €1.4 million driven by the €1,414 million share capital reduction of Universal Music Group S.A.S in 2018.

8.7.5	Cash and cash equivalents and shareowner loans

Cash and cash equivalents and shareowner loans [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Cash and cash equivalents and shareowner loans increased by €133 million, or 13%, to €1,141 million for the fiscal year ended December 31, 2020 from €1,008 million for the fiscal year ended December 31, 2019. The increase was due to an increase of shareowner loans of €143 million resulting from the net cash centralized by Vivendi SE and a decrease of cash and cash equivalents of €10 million.

Cash and cash equivalents and shareowner loans decreased by €528 million, or 34%, to €1,008 million for the fiscal year ended December 31, 2019 from €1,536 million for the fiscal year ended December 31, 2018. The decrease was due to a decrease of shareowner loans of €588 million as a result of the net cash centralized by Vivendi SE and an increase of cash and cash equivalents of €60 million as a result of an increase in cash not centralized by Vivendi SE.

8.7.6	Borrowing and Commitments

The table below presents a breakdown of UMG’s interest-bearing liabilities as at the dates indicated.

	June 30, 2021			December 31, 2020			December 31, 2019			December 31, 2018
	Total	Long- term	Short- term	Total	Long- term	Short- term	Total	Long- term	Short- term	Total	Long- term	Short- term
	(€ millions, unless otherwise indicated)
Shareowners borrowings (a)	[●]	[●]	[●]	2,368	2,368	—	—	—	—	—	—	—
Credit lines drawn by UMG Inc. (b)	[●]	[●]	[●]	635	—	635	—	—	—	—	—	—
Bank overdrafts	[●]	[●]	[●]	5	—	5	14	—	14	17	—	17
Other	[●]	[●]	[●]	1	1	—	1	1	—	1	1	—

Borrowings at amortized cost	[●]	[●]	[●]	3,009	2,369	640	15	1	14	18	1	17
Derivative financial instruments	[●]	[●]	[●]	—	—	—	—	—	—	—	—	—

Borrowings and other financial liabilities	[●]	[●]	[●]	3,009	2,369	640	15	1	14	18	1	17

The table below sets forth the maturity structure of UMG’s financial debt as at [June 30, 2021].

	Less than one year	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
	Audited
	(€ millions, unless otherwise indicated)
Shareowners borrowings	—	—	—	—	—	2,368	2,368
Credit lines	635	—	—	—	—	—	635
Bank overdrafts	5	—	—	—	—	—	5
Other	—	1	—	—	—	—	1

Total	640	1	—	—	—	2,368	3,009

8.7.7	Borrowings at amortized cost

(a)	Long-Term

Long-term borrowings at amortized cost [decreased/increased] by €[●]million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Long-term borrowings at amortized costs increased by €2,368 million to €2,368 million for the fiscal year ended December 31, 2020 from €0 for the fiscal year ended December 31, 2019. The increase was due to an increase in shareowners’ borrowings of €2,368 million, which was primarily to finance the acquisition by UIM BV of some UMG subsidiaries that were until early 2019 owned directly by Vivendi.

Long-term borrowings at amortized costs remained at €1 million for the fiscal year ended December 31, 2019 from the fiscal year ended December 31, 2018.

(b)	Short-Term

Short-term borrowings at amortized cost [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Short-term borrowings at amortized costs increased by €626 million to €640 million for the fiscal year ended December 31, 2020 from €14 million for the fiscal year ended December 31, 2019. The increase was due to an increase in credit lines drawn by UMG Inc. of €635 million, which was primarily used to finance catalog acquisitions in the US.

Short-term borrowings at amortized costs remained broadly stable, decreasing by €3 million to €14 million for the fiscal year ended December 31, 2019 from €17 million for the fiscal year ended December 31, 2018.

8.7.8	Borrowings and other financial liabilities

Borrowings and other financial liabilities [decreased/increased] by €[●] million, or [●]%, to €[●] million for the six months ended June 30, 2021 from €[●] million for the six months ended June 30, 2020. The [decrease/increase] is due to [●].

Borrowings and other financial liabilities by increased by €2,094 million to €3,009 million for the fiscal year ended December 31, 2020 from €15 million for the fiscal year ended December 31, 2019. The increase was due to an increase in borrowings at amortized costs of €3,000 million, which was primarily driven by an €2,368 million increase in shareowners borrowings and a €626 million increase in credit lines drawn by UMGI.

Borrowings and other financial liabilities by remained broadly stable, decreasing by €3 million to €15 million for the fiscal year ended December 31, 2019 from €18 million for the fiscal year ended December 31, 2018.

8.7.9	Facilities Agreement

For information about UMG’s Facilities Agreement, see “Material Contracts” in Section 15 (General Information on the Company).

8.7.10	Quantitative and Qualitative Disclosures about Market Risks

For a description of UMG’s management of [market, interest rate, foreign exchange, capital and liquidity risks], see “Risk management and derivative financial instruments” in Section 17 (Historic Financial Information).

8.7.11	Critical Accounting Policies and Estimates

For a description of UMG’s critical accounting judgments and key sources of estimation uncertainty, see [“Critical accounting judgments and key sources of estimation uncertainty” in Section 17 (Historic Financial Information)].

9. Industry Overview

The information presented in this section contains statistics, data and other information relating to markets, market sizes, market shares, market positions and other industry data pertaining to the Company’s business and markets. Unless the source is otherwise stated, the market, economic and industry data in this Prospectus constitute the Company’s estimates, using underlying data from independent third parties. For more information, see Section 2.7 (Market, Economic and Industry Data).

9.1	Introduction and overview

Music is Universal. Like nothing else, it entertains, inspires and thrills. Music is central to culture and it is the soundtrack to peoples’ lives.

Today, great things are happening in music. There are new artists and musical trends and as well as new ways of discovering older music. There is increased penetration by digital music platforms, expansion of music services to new markets and new music-based products. Around the globe, fans are connecting with music in new and engaging ways and, as a result, enjoying more music than ever before.

The music entertainment industry, which now includes not only recorded music and music publishing businesses but also other business lines such as merchandising and music-based audio-visual content is dynamic, growing and global. The industry has grown significantly in recent years, predominantly due to a growth in the digital consumption of music-based entertainment driven by technological innovation and consumer consumption trends and made possible by the industry’s adoption of new technologies, formats and monetization models.

Even with its strong growth in recent years, UMG believes streaming is still in the early stages of global penetration and there remains a substantial opportunity for further expansion driven by growth in the number of paid subscribers of digital streaming services, including in established streaming markets which still have room for meaningfully increased adoption. Similarly, in new, high growth markets, the continuing migration of consumers online provides potential for significant growth of ad-supported streaming. This trend is also driven by continued technological innovation across devices and formats, such as voice-controlled speakers, connected cars, intersections with social media and gaming, audio-visual product evolution, which is deepening fans’ engagement and consumption of music. These are also early days of the expansion of streaming music licensing into new lifestyle categories such as digital health and fitness, which have considerable potential for growth.

Newer music markets (particularly in Latin America, China, Africa, India and Southeast Asia) are also beginning to contribute more significantly to revenue growth. Latin America has been the fastest-growing region in terms of global music revenue for the past six years and global music revenue in Asia (excluding Japan, its largest market) grew by 30% in 2020 as compared to 2019 revenue. Also, in a marker of its increasing significance in the global music industry, for the first time Africa and the Middle East was listed as its own region in the IFPI Global Music Report 2021.

Combining new technologies with music’s inherent ability to unite people across national borders, geographic boundaries, generations, and languages with new technologies opens a world of possibilities. Music is, indeed, Universal.

9.2	UMG’s Industry

The role of record labels is to identify, partner with and develop artists to help them achieve creative and commercial success in a highly competitive environment. Labels find and develop new talent, fund and support the creative process of making music and connecting artists with fans, authorize use of music by hundreds of platforms, and use digital technology to provide data insights and protect the value of artists’ content.

Labels are the primary “investor” in artists, and through their investment, labels support the broader music ecosystem through a virtuous cycle of reinvestment. Labels bear the financial risk in the release and promotion of new recordings as any upfront advances paid to artists and the costs of marketing and promoting any recordings or content are not recouped by the labels if the project is not commercially successful. If the project is successful, the profits are shared between artist and the label, which reinvests into new talent and the creation of more music.

9.2.1	Consumer Trends and Demographics

With new artists, musical trends and ways of discovering older music – combined with increased penetration of digital music platforms, mobile handset devices, expansion of music services in new markets and new music-based products – UMG believes there are more fans engaging with music and in more ways than at any point in the history of the music industry. Despite the pandemic’s impact (see Section 9.3.5 (“—Initial Impact of the COVID-19 pandemic”)), this trend continued in 2020, as listening to music is often associated with daily life activities, such as being in the car, relaxing at, or working from home. Across all ages and geographies, growth continues through increased engagement, notably through streaming subscriptions. An IFPI global survey of [2019] reported that only [2.5%] of those surveyed find music to be “unimportant.” [Note to draft: to be updated in due course.]

According to IFPI’s Global Listening Report, global consumers spent 18 hours listening to music each week in 2019. Demographic trends and digital music penetration have been key factors in driving growth in music consumption. Radio remains the device on which people listen to music most often (29% of total listening time) with smartphone representing 27% of total listening time [an increase of TK% over the prior year], followed by computer/laptop (19%), Hi-Fi or turntable (8%) and portable Bluetooth or smart speakers (7%). Additionally, in the physical sales space, vinyl revenues grew for the 14th consecutive year in 2020, and it is now the number one selling physical music format in 17 countries (up from 10 in 2019).

Source: IFPI

Smartphone is the device of choice among younger people, who are typically early adopters of new technologies, including music-enabled devices. Almost half the listening time ([44%]) of people aged 16-to-24 years is on a smartphone. People in newer music markets such as China, India, Mexico and South Korea overwhelmingly use their smartphone to listen to music (between [90%] and [96%]). In India, the relatively low data cost for digital devices is boosting music engagement, while in China, the strong smartphone penetration allows more and more people to engage with music on a daily basis. The increasing penetration of music streaming globally is driven by younger people, with [83]% of 16- to 24-year olds using audio streaming, and by new formats that emerged in 2020, including TikTok, on Facebook and Instagram, and fitness apps. Members of older demographic groups are also increasing their engagement with music streaming at a rapid pace. Among 35- to 64-year-olds globally, [54%] enjoying streaming and this group shows the highest rate of growth of use of streaming services across all age groups. While older demographics tend to prefer listening to music on the radio or through physical media, such as on CDs or vinyl, there is an increasing use of personal voice assistants among 35- to 64-year olds.

Consumer trends also show increasing engagement across music genres and languages as the music market is becoming ever more global. The export of K-Pop into Western markets and the global influence of top American, British and Latin artists are strong indicators of this trend, but the influence of artists in newer music markets in Asia, Africa and the Middle East beyond their geographies thanks to digital formats also reveals increasing cultural exchanges through music. The analysis of music consumption by geography also reveals a variety of genres consumed within each country.

Music’s influence permeates beyond audio, as evidenced by the disproportionate popularity musicians and artists have across social media. According to the Recording Industry Association of America (RIAA), as of April 2021, [six out of the top ten most followed accounts on Twitter belong to musicians, as do five out of the top ten on Instagram and seven out of the top ten on Facebook]. It also permeates across formats, as YouTube figures show that the majority of videos that have achieved more than [one billion] lifetime views as well as [23] of the [30] most watched videos of all-time belong to musicians. IFPI reports that 77% of people used YouTube for music in the past month and 3.5 hours are spent listening to music via video streaming each week. [Note: IFPI references to be updated.]

9.2.2	Recorded Music

The IFPI Global Music Report 2021 notes that the recorded music industry generated US$21.6 billion in global revenue in 2020, having grown by 7.4% in 2020, marking the sixth consecutive year of growth. IFPI measures the recorded music industry on a global scale based on five revenue categories: streaming, downloads and other digital (excluding streaming), physical, synchronization and performance rights.

Streaming is the largest of these categories, generating US$13.4 billion of revenue in 2020, representing 62% of global recorded music revenue. Within streaming, subscription audio streams generated approximately 74.9% of revenue, or US$9.9 billion, with the remainder of streaming revenue coming from ad-supported streams with 26% of revenue, or US$3.5 billion. Overall, streaming grew by 19.9% in 2020 as compared to 2019. Physical represented approximately 19% of global recorded music revenue in 2020, with growth in formats such as vinyl partially offsetting declines in CD sales. Japan, in particular, accounts for a high percentage of physical sales and CD prices can be in the US$30 equivalent range. Performance rights revenue represents the use of recorded music by broadcasters and public venues and represented approximately 11% of global recorded music revenue in 2020. Downloads and other digital revenue represented approximately 6% of global recorded music revenue in 2020. Synchronization revenue is generated from the use of recorded music in advertising, film, video games and television content, and represented 2% of global recorded music revenue in 2020.

From a geographical standpoint, the largest markets for recorded music in 2020 were the United States, Japan, the United Kingdom, Germany, France, South Korea, China, Canada, Australia and the Netherlands. The graphic below sets out the top ten markets and their respective revenue growth for 2020.

Source: IFPI

While all regions across the world reported growth in the past year, newer music markets drove the increase in recorded music revenues, with high-double digit rates. Latin America (+15.9% at US$0.78 billion) was the fastest-growing region for the sixth consecutive year with Brazil, its largest market, growing close to 25% year over year. It was followed by Asia (+9.5% at US$5.1 billion), where the annual growth rate excluding Japan reached 30%, led by South Korea (+45%); and Africa & Middle East (+8.4% at US$0.13 billion) where Middle East and North Africa grew by 38%. The U.S. and Canada, the world’s largest region for recorded music, reported a robust 7.4% growth at US$8.5 billion, with the U.S. (+7%) providing a greater contribution to global revenue growth than any other country. Europe (US$6.5 billion), where the UK (+ 2% at US$1.5 billion), Germany (+ 5.1% at US$1.4 billion) and France (- 1.2% at US$1 billion) account for 59% of revenues, and

Australasia (US$0.5 billion) each grew by more than 3%. Japan, where physical still constitutes more than 60% of revenues and was therefore more severely impacted by pandemic store closures, saw a -2.1% decline in 2020.

Source: IFPI

9.2.3	Music Publishing

Music publishing involves the acquisition of rights to, and the licensing of, musical compositions (as opposed to sound recordings) from songwriters, composers or other rights holders. According to Music & Copyright, the music publishing industry generated US$5.9 billion in global revenue in 2020, representing an approximate 5.2% increase from US$5.6 billion in 2019. Music publishing revenues are classified by Music & Copyright as coming from four main royalty sources: digital; mechanical; performance; and synchronization.

Digital revenue is generated through the licensing of recorded music in various digital formats and by the digital performance of musical compositions to the general public, including through streaming and download services

Mechanical constitutes the sale of recorded music in various physical formats, including vinyl, CDs and DVDs.

Performance revenue is generated through the performance of the song to the general public, including through:

•	Broadcast of musical compositions on television, radio and cable

•	Live performance at a concert or other venue (e.g., arena concerts, nightclubs)

•	Broadcast of musical compositions at sporting events, restaurants or bars

•	Performance of musical compositions in staged theatrical productions

Synchronization revenue is generated through the use of the musical composition in combination with visual images, including through:

•	Films or television programs

•	Television commercials

•	Video games

•	Merchandising, toys or novelty items

Other smaller forms of music publishing revenue include the licensing of copyrights for use in printed sheet music.

9.3	Global Recorded Music Industry Revenues

UMG believes the following trends will continue to drive growth in the recorded music industry:

9.3.1	Streaming Still in Early Stages of Global Penetration

The IFPI Global Music Report 2021 recorded global streaming revenue at US$13.4 billion for 2020, representing 19.9% year-on-year growth from the 2019 figure of US$11.2 billion. The increase from 2019 to 2020 was the second highest annual value growth in the streaming format. Streaming is divided into two main categories; subscription streaming, whereby users pay a subscription allowing advertisement-free access to the relevant platform; or ad-supported streaming, which provides users access to certain features of the platform at no cost, but with the regular advertisement served to the user. Numerous digital distribution platforms offer both types to their users. Across the categories, streaming revenues grew at a CAGR of 41.3% from US$2.8 billion in 2010 to US$13.4 billion in 2020.

According to the IFPI Global Music Report 2021, global paid music streaming subscribers totaled 443 million at the end of 2020. While this represents an increase of 30% from 341 million at year-end 2019, it still represents only approximately [12]% of the [3.6] billion smartphone users globally in 2020, according to [Statista]. It also represents a small fraction of the user base for large, globally scaled digital services such as Facebook, which reported [2.7] billion monthly users across its services as of September [2020], and YouTube, which reported over [two] billion unique monthly users as of May [2019/2020]. On-demand streaming (both audio and video) reached [1.15] trillion streams in the United States in [2019/2020], according to Nielsen Corporation (Nielsen), and this growth is expected to continue. According to Nielsen, as of July 2020, 51% of adults in the U.S. (calculated across four demographic cohorts-Generation Z, Millennials, Generation X and Baby Boomers) reported that they are spending more time with music during the COVID-19 pandemic. Further, according to Nielsen, 56% of adults in the U.S. who added an entertainment subscription during the COVID-19 pandemic added a music streaming subscription, and 87% of those who added a music streaming subscription intend to keep the subscription after the pandemic passes.

The potential of global paid streaming subscriber growth is demonstrated by the penetration rates in early adopter markets where there still remains growth potential. [Approximately [43]% of the population in Sweden, where Spotify was founded, was estimated to be paid music subscribers in [2018]. This compares to lower rates of approximately 27% and 18% for established markets such as the United States and Germany, respectively. Moreover, paid digital music subscribers in Japan, the world’s second-largest recorded music market in 2020 according to the IFPI Global Music Report 2021, still only represented approximately [8]% of the population.] [Note to draft: to be updated in due course] There also remains substantial opportunity in newer markets, such as Brazil and India, where smartphone penetration and the percentage of paid music subscribers is lower when compared to developed markets. For example, according to Statista, smartphone penetration for Brazil and India as of September [2019 and 2020] was [46]% and [25]%, respectively, compared to [79]% in the United States. [Note to draft: UMG to provide data on paid music subscriber penetration in Brazil and India]

China represents a substantial growth market for the recorded music industry. Digital music monetization models, including paid streaming and virtual gifting (the purchase of a digital, non-durable, non-physical item, such as an emoji, that is delivered to another person often during a live karaoke performance), created the foundation for the recorded music industry to overcome piracy and generate revenue in China. [According to a report issue by Goldman Sachs on [●]], paid streaming models are at an early stage in China, with an estimated 8% paid streaming penetration rate in 2020. Despite its substantial population, China was only the world’s seventh-largest music market in [2020], having only broken into the top 10 in 2017.

The landscape of digital music platforms is fragmented and highly competitive, with a number of large, well-funded technology companies competing for subscribers on a global scale, and with stand-alone music services broadening competition at global, regional and local levels. The four largest global players in the music subscription space are Amazon, Apple, Spotify and YouTube. Other global players include Deezer, Napster, Soundcloud and Tidal. Regional and local players have become increasingly important as the music business has continued its expansion, especially into new, high-growth markets. Companies advancing competition at regional and local levels include Boomplay, ByteDance, Netease, Pandora, RecoChoku, Tencent Music Entertainment and Yandex, among many others. As the digital service market continues to expand and grow, its competitive profile is becoming more diverse and dynamic.

9.3.2	Technology Enables Innovation and Presents Additional Opportunities

Technological innovation has helped facilitate the expansion of music listening across locations, including homes, offices and cars, as well as across devices, including smartphones, tablets, wearables, digital dashboards, gaming consoles, smart speakers, exercise equipment, personal computers and connected TVs (CTVs). These technologies represent advancements that are deepening listener engagement and driving further growth in music consumption.

9.3.3	Device Innovation

According to Nielsen, as of July 2020, U.S. consumers listened to music across an average of 3.7 devices per month. UMG believes that the use of multiple devices is expanding listening hours by bringing music into more facets of consumers’ lives, and the different consumption modes these devices enable are also broadening the base of music to which consumers are exposed, and diversifying and deepening consumer’s relationship with music. The music that consumers listen to during a commute may be different than the music they listen to while they exercise, and different still than the music they play through a smart speaker while cooking a meal. Smart speakers enable consumers to access music more readily by using their voices. [Smart speaker ownership is expected to increase at a 38% compound annual growth rate from 2018 through 2023, to 440 million devices globally in 2023. The adoption of smart speakers in the United States has been strong, [and, 27%] of music listeners of today use a smart speaker to listen to music in a given month. In addition, [according to Nielsen,] as of 2020, 39% of Generation Z and 38% of millennials own a smart speaker. Smart speakers are fueling further growth in streaming, by converting more casual listeners into paid subscribers, drawn in by music as a critical application for these devices. [According to Nielsen,] in 2020, 61% of US consumers who use a smart speaker weekly to listen to music currently pay for a subscription as well.

9.3.4	Format and Monetization Model Innovation

Short-form music and music-based video content has grown rapidly, driven by the growth of global social video applications such as TikTok, which features short videos often set to music. [According to SaaS Scout,] TikTok has reportedly been downloaded more than two billion times on Google Play since its launch in 2017 and has a global monthly active user base of nearly [700 million as of August 2020]. [Similarly, TikTok has reportedly been downloaded more than [●] on Apple’s AppStore since [●]. Such applications have the potential for mass adoption, illustrating the opportunity for additional platforms of scale to be created to the benefit of the music entertainment industry. These platforms enable incremental consumption of music appealing to varied, and often younger, audiences. From a recording artist’s perspective, these platforms have the potential to rewrite the path to stardom. Short-form music and music-based video content have also become increasingly popular on social media platforms such as Facebook, Instagram and YouTube (through its recent introduction of “Shorts”), further illustrating the growing number of potential pathways through which recording artists may gain consumer exposure and grow connections with their fans.

9.3.5	Initial Impact of the COVID-19 pandemic

Globally, the recorded music industry continued to grow during 2020, despite the impact of COVID-19. While lower when compared to pre-Covid-19 levels of recent years, the 2020 growth of 7.4% globally was the sixth consecutive year of increasing revenues in the recorded music industry, driven primarily by increased revenues in paid subscription streaming, which off-set decreases in physical revenues, performance rights revenues and synchronization revenues.

While there was an initial decrease in streaming consumption as a result of COVID-19 as traditional streaming occasions such as the commuting and going to the gym became less relevant, there was a shift in consumers behavior to steadier streaming consumption throughout the day resulting in an overall increase in streaming consumption for 2020. It has been widely reported that early in the COVID-19 pandemic, advertisers temporarily reduced their advertising spend, resulting in an initial corresponding decline in ad-supported streaming revenue, although this format did recover to double digit growth in the second half of 2020. The increased paid streaming revenues provided the music industry with a level of resilience to off-set the direct effects of COVID-19.

The direct effects of COVID-19, including stay-at-home orders, limitations on indoor and outdoor gatherings, cancellation of concerts and live events and closure of physical points of sale, resulted in declining rates of revenues in the performance rights and physical sales formats, including merchandising sold at concerts and live events. Stay at home orders also resulted in the cessation of, or significant delay in, the production of motion pictures and television programs, resulting in a decrease in global synchronization revenues, with the largest part of the impact being seen in the US, UK, Japan and France.

UMG expects that the continuing impact of the COVID-19 pandemic on the music industry and the markets in which it operates will depend largely on future developments, including the duration and spread of the pandemic and the effectiveness of vaccine distribution efforts globally, which are not possible to be predict at this stage.

9.4	Global Music Publishing Industry Revenues

The music publishing business has a diverse set of revenue sources, which in turn are experiencing a wide variety of drivers and trends, the main categories of which are set out in 9.2.3 above. Music & Copyright calculated that global music publishing revenue grew 5.2% in 2020, to US$5.9 billion from US$5.6 billion in 2019. The growth rate was up on the 2.2% rise in 2019 reported by Music & Copyright.

Historically, performance revenue generated the biggest share of revenue for music publishers. However, digital took the lead in 2018 and the gap between the two has widened in the two subsequent years (Music & Copyright defines digital revenue as including all revenue generated through the licensing of recorded music in various digital formats and by the digital performance of musical compositions to the general public). Music & Copyright has estimated that total publisher revenue from digital grew 35.6%, to US$3.2bn from US$2.4bn in 2019. The digital share of total revenue increased, to 54.5% from 42.3%. Digital revenue growth is driven by the global growth in subscription and streaming revenue.

Although digital revenue registered a sharp rise, the increase in the digital share was also tied to the drop in performance revenue. Music & Copyright estimates that measures introduced around the world to limit the spread of the COVID-19 virus was the main reason performance revenue (revenue generated through the performance of a song to the general public) slipped 29.7% last year, to US$1.2 billion from US$1.7 billion in 2019. Subsequently, the performance share was down, to 19.9% from 29.8%. Aside from the pandemic-driven decline seen in 2020, the underlying trends in performance revenue are positive.

Music & Copyright estimates that synchronization accounted for approximately 17% of global music publishing revenue in 2020, down from 18.5% in 2019. Synchronization revenue was also impacted by COVID-19, as TV, film and TV commercial production was halted in the early part of the pandemic. Mechanical revenues from traditional physical music formats (e.g., CDs, DVDs, vinyl), which accounted for approximately 7% of global music publishing revenue in 2020, have continued to fall, while digital revenues have grown to more than offset this decline.

Source: Music & Copyright

9.5	Regulation and Selected Regulatory Developments

9.5.1	Overview of Regulatory Developments

[●]

The following regulatory developments could impact the music entertainment industry in the coming years.

[●]

Furthermore, laws in various jurisdictions differ from each other in significant respects, and the enforcement of such laws can be inconsistent and unpredictable. This could impact UMG’s ability to operate its business in various jurisdictions and undertake activities that UMG believes is beneficial to its business. For example, the European Union (EU) adopted the Directive on Copyright in the Digital Single Market (or the Copyright Directive) to modernize EU copyright rules. The Directive includes a number of relevant provisions, including Article 17, which clarifies the EU copyright safe harbor requiring Online Content Sharing Service Providers (OCSSPs or online platforms that host user-generated content) to employ “effective and proportionate” measures to prevent unauthorized use of copyrighted materials. The EU’s Member States must implement the Directive via enactment of domestic legislation. While some Member States (such as France, the Netherlands, Hungary and Denmark) are implementing the Directive’s Article 17 faithfully to the legislative intent, other States are considering legislation (and in the case of Germany, have implemented) that differs significantly from the Directive in letter and spirit – and which would not only undo the benefit of Article 17 but also potentially disrupt existing licensing models.

9.6	Competitive Landscape

The recorded music industry is highly competitive and is rapidly evolving, influenced by consumer preferences. The competitive strength and profitability of recorded music companies depends on their ability to attract, develop and promote recording artists, the public’s acceptance of those artists and the success of their recordings. UMG competes with other major recorded music companies for creative talent that includes both new and established artists. Additionally, UMG faces competition from independent labels and, to a lesser extent, from certain distribution platforms and financial investors. The music industry also competes with apps, video games and films for consumer leisure spending.

For almost 10 years the global recorded music industry has comprised three major record companies, UMG, Sony Music Entertainment and Warner Music Group, with a higher number of mid-sized and smaller players, including independent recorded music companies, accounting for the remaining recorded music revenues. In 2020, Universal Music Group was the market leader, followed by Sony Music Entertainment and Warner Music Group.

Similarly, the music publishing industry is highly competitive. For 2020, Music & Copyright recorded Sony/ATV as the market leader in music publishing, UMPG as the second-largest music publisher and Warner being the third largest music publisher. As with the recorded music industry, there are many mid-sized and smaller players in the industry that account for the remaining revenue, including many individual songwriters who publish their own works.

As the music industry evolves, traditional players compete with one another and compete with new entrants, including investment funds and financial investors who are once again entering the industry.

Additionally, the emergence of new technologies and increased accessibility to a global network of consumers may create further competition within the industry as this can result in artists choosing to make content available to consumers directly without being affiliated with a label or an intermediary.

Abbey Road Studios

BRAVADO

Capitol
MUSIC GROUP

Capitol
RECORDS
UK

DECCA
RECORDS

Def Jam
recordings

EMI

GEFFEN

A&M
RECORDS

ISLAND

MOTOWN

polydor

republic
records

UMe
UNIVERSAL MUSIC ENTERPRISES

UNIVERSAL
UNIVERSAL MUSIC GROUP
NASHVILLE

UNIVERSAL
UNIVERSAL MUSIC
LATIN ENTERTAINMENT

UNIVERSAL
UNIVERSAL MUSIC
PUBLISHING GROUP

VERVE
LABEL GROUP

Virgin
MUSIC
Label and
Artist Services

[Note to draft: to input higher res images in later in the process (for doc size purposes)]

10. Business Description

Investors should read this Section 10 (Business Description) in conjunction with the more detailed information contained in this Prospectus including the financial and other information appearing in Section 8 (Operating and Financial Review). Where stated, financial information in this section has been extracted from Section 17 (Historic Financial Information).

10.1	The Company

UMG is a world leader in music entertainment based on revenue, engaged in three main operating businesses: recorded music; music publishing; and merchandising.

UMG’s recorded music business discovers and develops artists, supports the creation of audio and audio-visual content by artists, and markets, distributes, sells and licenses such content to consumers across a wide array of formats and platforms. UMG owns and administers the copyright to the audio and audio-visual recordings created by the artists signed to UMG’s labels and generates revenue from the physical sales of such content in the form of CDs and records, and from the distribution of such content to digital music streaming and subscription platforms, and to consumers of recorded music using other platforms and formats, including films, television and video games.

The music publishing business discovers and develops composers and songwriters and owns and administers the copyright to the musical and lyrical compositions created by such composers and songwriters, which is licensed for use in recordings, public performances and for related uses, such as in films and advertisements. UMG’s music publishing business generates royalty revenue from the licensing of musical and lyrical compositions.

UMG’s merchandising business produces and sells artist-branded products as well as other branded products. UMG has also expanded into other businesses such as film and television (including production of film and television shows) as well as other segments that are linked to its music business, including organizing live events, livestreaming, brand partnerships and sponsorships, and podcasts. In addition to being successful at revenue generation in their own right, these operations also contribute to the growth of UMG’s recorded music and music publishing businesses, primarily by increasing visibility and reach of UMG’s artists and music and through royalties earned on the use of UMG’s catalog of recorded music and compositions in these other businesses.

UMG’s revenue profile is geographically diverse and becoming more so with the emergence of legitimate monetization opportunities in many new music markets around the world. In 2020, revenues from the industry’s Top 5 global music markets (U.S., Japan, UK, Germany and France) accounted for 75% of UMG revenue, while other global markets represented 25% of total company revenue. UMG’s revenue is also diverse from a business model standpoint. While streaming and subscription revenue is commonly looked at as the main driver of music industry performance, these revenue streams account for only 59% of UMG’s total company revenue in 2020.

UMG’s recorded music business operates in more countries and markets than any other recorded music company. With a diverse range of labels, UMG’s recorded music business is present in more than 60 countries across 180 markets, where markets may be defined by a number of factors, including language and dialects. UMG is the world’s largest recorded music company (based on revenue) and the largest recorded music company in major music markets including the United States, the United Kingdom, France and Germany. Its major record labels and groups include Capitol Music Group, Interscope Geffen A&M, Republic Records, Island Records, Motown Records, Def Jam Recordings, Universal Music Group Nashville, Universal Music Latin Entertainment, EMI Records, Polydor, Blue Note Records, Decca, Deutsche Grammophon and Verve, among others. Artists signed to UMG as part of its recorded music business span all genres and generations and include the greatest artists of all time: ABBA, Louis Armstrong, The Beatles, The Beach Boys, The Bee Gees, Andrea Bocelli, James

Brown, Bon Jovi, Neil Diamond, Marvin Gaye, Guns N’ Roses, Elton John, Bob Marley, Paul McCartney, Nirvana, Luciano Pavarotti, Queen, The Rolling Stones, Frank Sinatra, U2, Amy Winehouse and Stevie Wonder, as well as many of the biggest artists today, such as J Balvin, Justin Bieber, Luke Bryan, Lewis Capaldi, J. Cole, Daddy Yankee, Drake, Billie Eilish, Eminem, Selena Gomez, Ariana Grande, Imagine Dragons, Lady Gaga, Kendrick Lamar, Lang Lang, Post Malone, Shawn Mendes, Kacey Musgraves, Katy Perry, Gregory Porter, Olivia Rodrigo, Sam Smith, Taylor Swift, Carrie Underwood, Keith Urban and The Weeknd.

As a result of having such a broad array of frontline labels, label venture partners and label services, as well as the diversification of revenue streams, UMG is not reliant on one artist, or on a small number of artists, to generate revenue in any given year. In fact, no single artist accounted for more than 1%, and the top 50 artists only accounted for 23%, of UMG’s recorded music revenue in 2020.

In addition to this artist diversification, UMG is also not reliant on new content to drive the majority of its revenue each year. In 2020, catalog (defined as content older than three years) accounted for 54% of recorded music revenue, while frontline product (content less than three years old) accounted for 46% of recorded music revenue.

UMG’s recorded music business is also geographically diverse. In 2020, North America accounted for 49% of UMG’s recorded music revenue, with Europe at 30%, Asia 14%, Latin America 3% and the rest of the world at 4%.

UMG’s Universal Music Publishing Group (UMPG) controls the publishing rights to a global catalog containing close to four million owned and administered compositions, including several of the world’s most popular songs. Major songwriters whose works are part of UMPG’s catalog include ABBA, Adele, The Beach Boys, Beastie Boys, The Bee Gees, Irving Berlin, Leonard Bernstein, Justin Bieber, Benny Blanco, Mariah Carey, Coldplay, Neil Diamond, Dua Lipa, Bob Dylan, Billie Eilish, Eminem, Future, Billy Joel, Elton John/Bernie Taupin, Alicia Keys, Kendrick Lamar, Dave Matthews, Pearl Jam, Post Malone, Britney Spears, Bruce Springsteen, Harry Styles, Taylor Swift, Justin Timberlake, U2 and many more.

UMG’s relationships span the largest collection of artists of any company in the world. Successful relationships in one area of UMG’s business can also translate into broader sets of rights, as well as expanded relationships in other areas of the company’s operations. In addition, this broad network of artists allows UMG to more effectively partner with digital service providers, provides UMG with the most comprehensive view of technological trends across the industry, and elevates UMG as the early partner of choice for helping to develop industry business models for new service offerings, such as fitness, spatial audio, in-car audio, meditation and learning/play.

This coverage universe provides UMG with extensive consumer data, which, along with the Group’s investment in analytics, allows UMG to draw deep insights and action plans, benefiting UMG’s artists as well as the Group, and further differentiating UMG as the partner of choice for artists at every stage of their careers. UMG’s industry-leading data, analytics, engineering, and modeling, combined with the company’s network of content inventory and partner channels, have made the company an attractive media and advertising partner for some of the world’s biggest brands.

UMG’s industry-leading position, best-in-class artist development and continuous re-investment in its business creates a virtuous cycle that benefits the company and its artists over time, further solidifying UMG’s competitive position. UMG’s success in adding new content, by breaking new artists, expanding its relationships with established artists and broadening its portfolio through its artist and label services business, further increases its importance to its retail partners and consumers. This leads to additional data and further insights into a broader set of consumer behaviors, which then helps better inform UMG’s decision making around artist investment and development, again, furthering UMG’s appeal to new artists and generating financial benefit to both UMG and its artists.

10.2	Artist-Centric Focus and Commitment

Artists and songwriters are at the center of everything UMG does. UMG is focused on the long-term development of artists and songwriters and the company is built to serve their unique needs for each stage of their careers. UMG has consistently demonstrated the value it represents to an artist’s success. Producing and marketing music successfully requires significant upfront investment and involves collaborating with the best writers and producers. UMG invests more money and expertise through its staff of industry specialists than any other recorded music company in signing and developing talent. Combining these investments and expertise with UMG’s excellence in marketing and in promoting artists globally, enables UMG to consistently lead the industry in breaking artists. UMG has also strategically expanded the revenue streams of its artists from film, television, theater, merchandise, touring, ticketing and sponsorship. As a result, several iconic artists, including Daddy Yankee, Taylor Swift, The Rolling Stones and Elton John, among many others, recently signed (or re-signed) with UMG, solidifying the company’s position as their preferred partner.

In a crowded marketplace, where approximately 60,000 new recordings are uploaded daily to Spotify, it has become harder than ever for an artist to break-through in a sea of music content. Doing so requires the professional expertise and resources of a major label, including a comprehensive approach to content creation, organic artist development, timing, marketing, promotion, financial investment, and forward planning. For this reason, UMG believes that traditional, high-touch, full-service label deals with its leading portfolio of world-renowned labels provide the most long-term value to an artist and greatly increase the commercial success, consumer base and longevity potential for artists at every stage of their careers.

To work with the broadest set of artists, UMG offers a wide spectrum of services to meet the needs of independent labels, artists and entrepreneurs at every stage of their development, providing them with resources from global distribution, insights, data and marketing tools to fully staffed promotion, marketing and artist development teams, both regionally and globally. Through Virgin Music Artist & Label Services, as well as Ingrooves, UMG appeals to the broadest set of artists globally, and when mutually beneficial, can upstream artists into a more traditional, high-touch, full-service frontline label deal. For example Zoe Wees, a new German singer-songwriter who was originally released through Universal Music Germany’s artist services division, is now co-signed directly to Universal Music Germany and Capitol Records UK, where she has generated more than 500 million streams ahead of her debut album release, due in late 2021.

10.3	Role in Development of New Services and Consumer Offerings

UMG plays an active role in promoting the continued development of new digital services and consumer offerings in order to support a competitive, healthy and increasingly global market. UMG has agreements with more than 400 global and local digital service providers around the world, establishing legal consumption of music in markets with high levels of piracy that previously didn’t have legitimate commercial outlets, including the high-growth BRIC countries (Brazil, Russia, India and China), Latin America, Africa, the Middle East, Eastern Europe and Southeast Asia. These partnerships have made music more accessible to fans around the world.

10.4	True Global Infrastructure

UMG operates in more countries and markets than any other recorded music company. With a diverse range of labels, UMG’s recorded music business is present in more than 60 countries, across 180 markets. UMG’s physical presence in all of these countries, rather than relying on outsourced distribution or other business models, is critical to its continued growth and a key differentiator of the UMG approach. This enables UMG to better understand, and engage with, local artist and label communities and identify the key elements for success in each jurisdiction.

In order to best understand and be effective in each individual market and region, many of which have hugely diverse populations, dialects and cultures, UMG is reliant on its local, dynamic executive teams throughout each territory. These teams have been able to help build and contribute to the entire music ecosystem in the countries in which they operate, establishing UMG as a key stakeholder and trusted partner within each market.

The local relationships and deep, broad experience of these management teams has also allowed UMG to expand the suite of services available to offer artists, labels, partners and clients, including artist and talent management, live booking and event promotions, brand and influencer partnerships, merchandising, music and brand licensing and other forms of Non-Recorded Income (NRI). The ability to offer these non-traditional services enables UMG to attract the best talent in each territory, which has resulted in a series of high-profile marquee artist signings around the world.

A decade ago, when the industry revenue was in decline, other companies in the music industry attempted to save costs by closing local offices in smaller music markets and outsourcing distribution of their content. On the contrary, UMG continued to invest in local A&R, signing and developing local talent, and growing its networks in markets around the world. In recent years, UMG has established new offices in Cameroon, Côte d’Ivoire, Israel, Kenya, Morocco, Nigeria, Senegal and Vietnam and expects to add operations in other markets in the near future.

During the past five years, UMG has taken a holistic approach to expanding operations across Africa, opening new divisions in Nigeria, as well as becoming the first major music company to establish divisions in Kenya, Côte d’Ivoire, Senegal, Cameroon and Morocco, alongside UMG’s longstanding operations in South Africa. UMG has also led the industry in signing landmark licensing deals with local services and platform partners in order to ensure that music from UMG’s artists reaches audiences throughout Africa. UMG has introduced and launched both established and new label brands into the continent including; Def Jam Africa, Motown and Afroforce1, while partnering with some of Africa’s most innovative, acclaimed and entrepreneurial talent such as Nigeria’s Aristokrat Group. Most recently, Ingrooves Music Group’s acquisition of leading South African independent distributor Electromode allowed UMG to enhance its digital, distribution and marketing services footprint across the continent.

In Asia, UMG expanded its domestic operations within mainland China: opening a new UMPG publishing division, signing a series of industry leading licensing agreements with new partners and platforms and launching several new label brands in order to attract new artist talent, drive new forms of income and revenue and increase the opportunities for Chinese talent to reach new audiences abroad. In 2019, UMG became the first major music company to enhance UMG’s regional presence by opening a new regional Southeast Asia headquarters in Singapore. This shift allowed the company to better position itself among key partners, stakeholders and brands, while also introducing a series of new, respected international labels into the market in order to attract the best artist talent from the region and capitalize on the growing regional popularity of genres including hip-hop and dance (Def Jam SEA, Astralwerks Asia, Island Records Philippines, Big Hit / HYBE, Red Records among others).

UMG’s foresight to establish itself early in these territories, before they emerged as high-growth music markets, has better positioned the Group to benefit from the legitimate music economies that streaming has now begun to establish, replacing years of piracy-based music consumption with commercial opportunities. Using its strong relationships with more than 400 local, regional and global digital service providers, UMG is actively working to break new domestic artists in markets around the world, as well as help those artists achieve regional and global success. At the same time, UMG actively works to expand the fan base of its roster of artists from more developed music markets, introducing them to new audiences in markets that did not previously have a clear path to monetization. As a result, domestic and global stars, as well as fans around the world, are benefitting from UMG’s physical presence in all of these countries.

10.5	Social Responsibility

UMG’s social responsibility program is centered around creating a more sustainable future with a focus on supporting culture and its creators, its employees and local communities. Initially formulated as part of Vivendi’s Creation for the Future program, UMG’s work aligns with the United Nations Sustainable Development Goals (SDGs), and UMG has adopted the recommendations of the Task Force on Climate Related Financial Disclosures. In addition, UMG’s All Together Now philanthropy program supports its employees’ good works, particularly across education and health & well-being – and especially related to music and the arts. In parallel, UMG’s Task Force for Meaningful Change (TFMC) works to support marginalized communities in the ongoing fight for equality, justice and inclusion. UMG continued, and will continue, those commitments as it started building its own environmental, social, governance (ESG) roadmaps in anticipation of the Admission and Distribution. With Board oversight, this process will continue into 2022. UMG intends to put in place a UMG-specific framework for action that directs its activities towards building a sustainable future, with a particular focus on the well-being of: creators of music and the arts; its people and communities; and the environment.

10.6	UMG History

Home to recordings stretching back more than a century to 1898, the predecessor to UMG began in 1924 with the founding of Music Corporation of America (MCA), a music and talent agency, and expanded significantly over the last century through a series of acquisitions and through organic growth, eventually becoming the world’s leading music and entertainment company that it is today.

In 1962, MCA acquired Decca Records, becoming home to music, film and television operations, with MCA subsequently being acquired by Japan’s Matsushita Electric Co. in 1990. Five years later, Seagram Company Ltd. acquired 80% of MCA from Matsushita and the following year renamed MCA’s movie segment Universal Pictures and relaunched its music segment as Universal Music Group.

In May 1998, Seagram acquired PolyGram, a joint venture between Phillips and Siemens that owned music labels including Polydor, Phonogram, Deutsche Grammophon, Island Records, Def Jam Recordings, A+M Records, London Recordings, Mercury Records, Fontana and Verve. A year later, Polygram was merged with UMG.

In 2000, Vivendi acquired Seagram, and gained full ownership of UMG in 2006 after buying the 20% stake still held by Matsushita. A year later, in 2007, UMG expanded its music publishing operations with the acquisition of the BMG Music Publishing catalog.

In 2012, UMG acquired EMI Music, the recorded music division of the EMI Group, including record labels Angel, Astralwerks, Blue Note, Capitol, Capitol Latin, Capitol Records Nashville, EMI Classics, EMI CMG, EMI Records, EMI Records Nashville, Manhattan, Parlophone (which was subsequently divested), Virgin Classics and Virgin Records.

UMG has also expanded outside of recorded music and music publishing. In 2007, UMG acquired Sanctuary, a merchandising, live agency and artist management business, most of which was subsequently divested. The merchandising arm of Sanctuary eventually became UMG’s merchandising division, Bravado. In 2014, UMG acquired Eagle Rock Entertainment, enhancing the company’s presence in audio-visual content. In 2019, UMG further expanded its merchandising business with the addition of Epic Rights.

In March 2020, Vivendi completed the sale of a 10% stake in UMG to a Tencent-led Consortium. The Tencent-led Consortium, after exercising its call option, acquired an additional 10% stake in UMG from Vivendi in January 2021.

In February 2021, as part of the Restructure, the shareholders of UMGI and UIM, being Vivendi, Concerto and Scherzo contributed their shares held in UMGI and UIM, representing all of the issued capital of both UMGI and UIM, to the Company in exchange for newly issued shares in the Company, as a consequence whereof the Company became the sole holding company of the Group.

10.7	Competitive Strengths

10.7.1	Industry-Leading Artist Development, Marketing and Promotion Creates Premier Roster of New and Established Talent

UMG’s core competency remains the discovery of superstar talent and the development, marketing and promotion of artists. The process of identifying and developing artists has evolved and improved with the addition of data and analytics, and the performance of UMG’s labels and their ability to achieve new milestones in a competitive market has only increased.

This has resulted in UMG’s recordings and recording artists topping charts regularly, and in 2020, UMG’s and its artist’s key achievements included:

•	Four of the Top 5 artists of the year on Spotify globally (Drake, J Balvin, Juice WRLD and The Weeknd);

•	The No. 1 song of the year (The Weeknd’s “Blinding Lights”) on Spotify globally;

•	Two of the top 3 albums streamed on Spotify globally (The Weeknd’s After Hours and Post Malone’s Hollywood’s Bleeding);

•	Artist and Songwriter of the Year on Apple Music (Lil Baby and Taylor Swift);

•	J Balvin was the most-streamed artist on Deezer (for the third consecutive year);

•	Karol G was the most-streamed female Latin artist globally;

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Based on data from Media Rating Council (formerly Nielsen Music) (MRC), all of the Top 6 albums of the year in the U.S. were created by UMG artists (Lil Baby, Taylor Swift, Pop Smoke, The Weeknd, Juice WRLD and Post Malone);

•	As per MRC, UMG artists also had the Top 3 biggest debut weeks in the U.S. with Taylor Swift, Juice WRLD and The Weeknd;

•	Based on date from the Official Charts Company (OCC), 13 of the Top 20 artist albums in the UK in 2020, including the number 1 album (Lewis Capaldi’s Divinely Uninspired to a Hellish Extent);

•	As per OCC, four of the Top 5 most-streamed artists (Drake, Eminem, Taylor Swift and Juice Wrld) in the UK and the No. 1 single in the UK (The Weeknd’s “Blinding Lights”);

•	OCC data named EMI Records as the UK’s No. 1 record company;

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Based on GfK Entertainment’s Official Charts, five of 2020’s Top 10 albums In Germany (Sarah Connor’s Herz Kraft Werke, Die Ärzte’s Hell, Metallica’s S&M 2, Kerstin Ott’s Ich muss Dir was sagen, and Bonez MC’s Hollywood); and

•	Six of the Top 10 albums of 2020 in France including the number 1 and number 2 albums (Versus by Vitaa/Slimane and Les Derniers Salopards by Maes).

10.7.2	Leading Depth and Breadth of Catalog

UMG believes that it has the most comprehensive catalog of recorded music in the world. UMG’s recorded music catalog of over three million recordings includes a wide array of timeless performers such as ABBA, Louis Armstrong, The Beatles, The Beach Boys, The Bee Gees, Andrea Bocelli, Neil Diamond, Guns N’ Roses, Elton John, Bob Marley, Paul McCartney, Nirvana, Queen, The Rolling Stones, Frank Sinatra, U2 and Amy Winehouse. UMG’s recorded music revenue for the years ended December 31, 2020, 2019 and 2018, included €5.97 billion, €5.63 billion and €4.83 billion in sales from prior years’ releases reinforcing the strength of UMGs recorded music catalog and further developing monetization potential.

10.7.3	Industry’s fastest-growing major publishing business

UMG believes that UMPG is one of the world’s largest and fastest growing of the major music publishing companies, acquiring and administering rights to musical compositions (as opposed to recordings) and licensing those musical compositions for use in a variety of formats. As a trusted partner to its songwriters and clients, UMPG offers artists a focus on innovation, a dedicated global team of experts working on the ground in major music markets across the world, and UMPG Window, an advanced platform and technology through which songwriters and clients are provided real-time information on earnings, royalty and copyright data. UMPG has a world-class team with local representation spanning 52 offices across 42 territories.

UMPG global teams focus on discovering, signing and developing regional talent, and creating unique opportunities for success. Equally valuable, UMPG’s physical presence is crucial in maintaining relationships with collection societies around the world. Localized teams ensure every piece of generated income is accounted for and collected on behalf of songwriters and copyright holders.

UMPG and UMG have the ability to create synergies and leverage each other’s relationships with artists, as many popular artists, including J Balvin, Bastille, The Beach Boys, Bee Gees, Justin Bieber, Blackbear, Bon Jovi, DaBaby, Billie Eilish, Florence & The Machine, Selena Gomez, Ariana Grande, Halsey, Elton John, Kendrick Lamar, Adam Levine of Maroon 5, Lil Baby, Post Malone, Shawn Mendes, Nicki Minaj, Taylor Swift, U2, and Sebastian Yatra, among others. At the same time, UMPG also has artists and songwriters (e.g., Adele) that are signed only to UMPG demonstrating the scope of UMPG’s catalog and its ability to diversify and work with artists that work with other companies for their recordings.

As a result of UMPG’s innovative and comprehensive approach, UMG’s publishing revenues have grown by [●] over the last three years.

10.7.4	Global presence with local expertise around the world

As UMG has continued to expand its operations around the world, it has invested in dedicated local expertise, artist and repertoire (A&R), marketing and management teams that truly understand the music ecosystem of each region where UMG is present reinforcing its commitment to the success of local talent. As a result, UMG is considered a key stakeholder and trusted partner in the world’s most exciting and rapidly evolving markets. UMG has offices in more than 60 countries worldwide and operates in more than 180 markets around the world. In recent years, UMG has established new offices in Cameroon, Côte d’Ivoire, Israel, Kenya, Morocco, Nigeria, Senegal and Vietnam and expect to rollout in other markets in the near future. This enables UMG to better understand and engage with local artist and label communities and identify the key elements for success in each jurisdiction. UMG takes a holistic approach when expanding its operations in a new region, by opening new offices on the ground, hiring local teams, partnering with local services and platforms and signing artists from that region in order to reach audiences in that region.

10.7.5	Capabilities in data and analytics complemented by scale

Data has proven to be key in maximizing success in the music industry. UMG has made significant investments in data and analytics over the past few years, including by building a world class analytics infrastructure based on cloud technology, which allows UMG to process [●] terabytes of data to extract insight at the speed required to react effectively within the fast-moving media landscape.

UMG’s data and analytics team consists of strategic analysts, data scientists, and front-end/back-end coders who work to develop algorithms to help UMG spot talent faster than its competition and find its audience in the most efficient manner. UMG has also developed methods to identify tracks that are popular among distinct audience clusters allowing UMG to tailor its marketing initiatives to the target audience, maximizing its reach and conversion. UMG’s data scientists have developed a proprietary marketing mix model and a framework for testing causal effect to help it optimize its marketing channel mix as well as the creative used to activate on these channels.

Universal Music Artists, an iOS/Android application launched in 2019, is a tool designed by UMG with the artist in mind. It allows artists and their management to see the location of their fans by country and city (helping them in planning tours and other engagement), identify tracks that work best with specific audiences and the social posts that drive the most engagement. While digital service providers may be able to provide data directly to UMG’s artists, only UMG is able to provide a cross-platform and global view of the performance of an artist’s recording whereby enabling labels and artists to make informed commercial decisions and optimize the impact of marketing campaigns..

10.7.6	Deeply experienced, inventive and entrepreneurial creative leadership

The creative executives at UMG are some of the most experienced, inventive and highly entrepreneurial in today’s industry with an unmatched track record of artist successes around the world.

Among their talents, the team of leaders assembled by UMG Chairman and Chief Executive Officer Sir Lucian Grainge CBE are expert at developing artists’ careers. Sir Lucian’s own history as a talent scout, label head and international executive informs the way he recruits and develops his creative executive leadership. Sir Lucian has spent his entire career in the music industry and has signed and guided the careers of some the world’s most successful recording artists and songwriters.

Sir Lucian’s focus on promoting a creative and entrepreneurial culture is evident in UMG’s record-breaking global and regional artist successes, as well as by the team of creative executives he has built. For example:

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Interscope Geffen A&M Records Chairman and CEO John Janick founded the record company Fueled By Ramen while he was in college—then sold that label to a major music company—and has been with Interscope for nearly a decade. He was named Variety’s “Hitmakers Exec of the Year” in 2018 and in 2020, led Interscope to be named as “Top Label” on Billboard’s year-end charts for the first time since 2013.

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Monte and Avery Lipman, the Chairman and CEO of Republic Records and President and Chief Operating Officer, respectively, founded that label in 1995, which was later brought into the Universal Music Group family. In 2019, Republic Records was named Billboard’s “Top Label” for the fourth time in five years.

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UMPG Chairman and CEO Jody Gerson has more than three decades of industry experience signing some of the industry’s most successful songwriters and has been at UMPG since 2015, the longest tenure of any current major music publishing head. As one of music’s most accomplished executives and a preeminent creative authority, she was named Billboard’s ‘Executive of the Year’ in 2020.

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Executive Vice President Michele Anthony, who joined UMG in 2013, has enormous depth of experience working with labels and artists through a career in label management, artist management and entertainment law. At UMG, her responsibilities include helping manage UMG’s U.S. labels and overseeing Universal Music Canada, the global catalog division Universal Music Enterprises, as well as the company’s global brand partnerships.

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Andrew Kronfeld, UMG’s Executive Vice President, Marketing, first joined UMG 30 years ago and manages the interaction and coordination of artist repertoire around the world, having previously served as President of Global Marketing for UMG’s international division.

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David Joseph, Chairman and CEO of Universal Music UK and Ireland, joined UMG in 1998 and has been in his current role since 2008. In this role, he oversees all divisions of the company in those countries including the labels Capitol, Decca, Island, Polydor and EMI alongside the world’s most famous recording studios, Abbey Road.

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Frank Briegmann, Chairman & CEO of Central Europe & Deutsche Grammophon, joined UMG in 2004. He is responsible for Universal Music Group’s operations in Germany, Austria, Italy, Switzerland, Benelux, the Scandinavian Countries, Eastern Europe and Western Balkans, as well as the Deutsche Grammophon label.

•	Naoshi Fujikura, President and CEO of Universal Music Japan, is one of the leading architects of streaming growth in Japan and has been with UMG for nearly 30 years.

•	Adam Granite, UMG’s Chief Executive Officer, Africa, Middle East and Asia, has more than 20 years of experience in the music business, overseeing international expansion in new music markets.

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Jesus Lopez, Chairman/CEO, Universal Music Latin America & Iberian Peninsula, has worked with the greatest Latin artists for nearly four decades and is credited with shaping the Latin music industry today.

10.7.7	Strong financial position with track record of revenue growth, margin expansion and significant cash flow generation.

In the current digital media environment, global music industry revenues have continuously been growing since 2015. Over the past three years, UMG has grown revenues at a CAGR of [●]%, driven by strong chart performance and focused effort to expand catalog sales, as well as positive industry trends and notably the growing penetration of digital streaming across the globe. Over the same period, UMG has grown EBITDA at a CAGR of [●]%, which has led to margin expansion of [[●] percentage points] over the period. This was driven by the revenue growth, revenue mix, operating leverage, and expense savings, and partially helped by lower marketing spend in 2020 related to the COVID-19 pandemic. While net cash provided by operating activities in 2020 was significantly lower in 2020 than in 2019, this was due to investments which the Company believes will have strong returns and will help UMG’s financial and operational profile going forward and shows that even in a year of heavy investment, the business has the ability to remain cash-flow positive without outside financing.

Further, the continued growth of paid subscription streaming revenue provides more resilient recurring revenues for UMG. As the recorded music industry has transitioned from a physical and digital ownership model, to paid subscription and advertising based streaming models, UMG’s revenues have reflected this shift. In recorded music, [64%] of UMG’s 2020 revenues came from streaming and subscription, which figure was [●]% and [●]% in 2019 and 2018, respectively.

UMG believes its financial profile provides a strong foundation for its continued growth.

10.7.8	Leading relationship with platforms.

UMG believes it has an unparalleled position in the digital music ecosystem through a track record of industry leadership in pioneering new deals, major partnerships and key technology agreements. This includes developing new consumer categories into important business segments and providing critical support to entrepreneurs around the world who are creating the next generation of innovative products and services that will continue to diversify the industry.

While a number of digital service providers compete with each other in the music industry around the world, they all seek to work closely with UMG, the largest supplier of content to all of the digital service providers. This is because UMG’s artist content is the primary driver of customer acquisition for all of these platforms. UMG’s world-renowned catalog, which is continuously growing through UMG’s proven ability to develop and break new artists, makes UMG the most vital customer acquisition partner for platforms.

UMG has agreements and partnerships with every major digital music service launched in the last decade, including Amazon, Apple, Pandora, Spotify, YouTube and others and was one of the earliest supporters of digital streaming and subscription services displaying its capability for innovation and the ability to lead a transformation of the music industry.

UMG’s landmark agreement with Facebook in 2017 represented the first time a music company has licensed its catalog for use with videos and other social features on a social media platform and remains a milestone for unlocking value for recording artists and record labels through social media. Even before the Facebook agreement, UMG’s artists routinely held most of the top spots on the RIAA’s ranking of recording artists by social media followers on Facebook, Instagram and Twitter (all of the top six artists as of March 27, 2021 were UMG artists). UMG reached a new partnership agreement with TikTok in February 2021, providing TikTok users access to UMG’s entire recorded music and publishing catalog of song clips, thus enabling equitable compensation for recording artists and songwriters while adding new data analysis and marketing tool features.

By aggressively supporting and partnering with new music services around the world, UMG is expanding the ability of audiences in territories covered by such services to access its catalog of music. For example, UMG’s agreements with affiliates of the Tencent-led Consortium in China, which includes a multi-year license to Tencent Music Entertainment, and an equity investment by the Tencent-led Consortium in UMG, and an opportunity for Tencent Music Entertainment to more closely partner with UMG as a minority stakeholder in UMG’s Greater China business.

The result of UMG’s leadership position, as well as its willingness to embrace new business partners and spearhead the development of new business models around the world, has resulted in an expanded market for music consumption and monetization, benefiting artists, fans, platform partners and music companies.

10.7.9	Leading position in music-based audio-visual content.

UMG is the global leader in music-based audio-visual content, and the demand for this content continues to increase at a rapid pace. UMG is focused on creating new content from existing content and rights, creating new media formats and capturing live events. From premium long-form content including music documentaries, feature films, musicals, music-based television series and reality shows, to short-form content such as live event streaming, premium music videos, viral content, behind-the-scenes footage and podcasts, UMG is working to accelerate the monetization of audio and video assets.

UMG participation in audio-visual projects ranges from the development and production of content to the financial investment in projects developed by external production partners. UMG’s audio-visual projects are distributed through theatrical distribution partners which have included A24, Abramorama, Altitude Film Distribution, CBS Films, HanWay Films and StudioCanal, and digital distribution partners including Apple TV+, Amazon Prime Video, HBO, Netflix and Showtime. UMG operates two audio-visual divisions, Polygram Entertainment, that develops and produces premium film and television content, and Mercury Studios, which develops, produces, sells, promotes and digitally distributes film, television, short-form and podcast content as well as home video/DVD. UMG also oversees audio-visual divisions within labels such as Interscope Record’s Interscope Films and Republic Record’s Federal Films.

UMG’s audio-visual work includes projects from directors including Alison Elwood, Asif Kapadia, Frank Marshall, Roger Ross Williams, Ron Howard, Spike Jonez and Todd Haynes. UMG has been involved in the creation of a variety of audio-visual content, including award-winning film and television projects such as AMY (A24), The Apollo (HBO), The Bee Gees (HBO), Beastie Boys Story (Apple TV+), Billie Eilish: The World’s a Little Blurry (AppleTV+), Jonas Brother’s Chasing Happiness (Amazon), The Go-Go’s (Showtime), Hitsville: The Making of Motown (Showtime), Miles Davis: The Birth of Cool (Netflix), Pavarotti (CBS Films), That Little Ol’ Band from Texas (Netflix) and NBCs Zoey’s Extraordinary Playlist.

10.8	UMG Growth Strategies

UMG has multi-faceted growth strategies, including:

10.8.1	Continuing to sign and develop the industry’s top new artists and songwriters.

Discovering, developing, breaking and retaining new recording artists and songwriters who will achieve long-term success is a critical component of UMG’s global strategy. UMG does this successfully through an

“artist-first” approach. Developing artists is at the core of every initiative at UMG. By combining its unrivalled regional executive teams with dedicated resources and best-in-class services and technology for artists, UMG fosters long-term partnerships with artists, driving success for the next generation of independent labels and artists.

UMG plans to capitalize on its industry-leading A&R capabilities to sign talented recording artists and songwriters who will generate meaningful revenues and increase the enduring value of its catalog across genres and geographies. In addition to the creative expertise of its teams and labels in identifying and marketing artists, UMG uses the comprehensive data and insights derived from its current portfolio to help inform the potential of new artists, help the labels identify the best platforms and formats to reach a new artist’s audience and steer them towards realizing their full artistic potential and achieving commercial success.

UMG believes it offers the broadest options for artists as they look to enter into a label deal. For example, UMG is increasing its efforts to provide independent artists and entrepreneurs with the most powerful, global resources available such as UMG’s marketing and distribution company, Ingrooves, and UMG’s recently launched Virgin Music Label & Artist Services – a new global network delivering premium and flexible artist and label services to the industry’s most dynamic entrepreneurs and independent talent worldwide. Virgin Music Label & Artist Services enables UMG to offer bespoke service packages to artists by allowing them to pick and choose which services they would like to utilize.

10.8.2	Retain and expand relationships with established artists.

Beyond being the partner of choice in recorded music and music publishing, UMG has expanded its business with its established artists with whom it has partnered for many years to include offerings such as merchandising, branding and sponsorship, film and television production and eCommerce. UMG plans to continue to expand its relationship with its existing roster of artists.

For example, in 2018, The Rolling Stones and UMG announced an expansive worldwide agreement that will allow UMG to use all of the band’s recorded music and audio-visual catalog for future projects with UMG providing archival support for the band’s physical assets, musical instruments and equipment and global merchandising and brand management services to the band. This agreement expanded the collaboration between The Rolling Stones and UMG after a decade of partnership. Additionally, in 2018, Rocket Entertainment, a company co-founded by Elton John, and UMG announced a new agreement to provide Elton John with UMG’s resources and expertise across recorded music, music publishing and licensing rights, including services relating to merchandising, branding and retail licensing and provides UMG with the publishing rights to Elton John’s entire song writing catalog and the ability to bring Elton John’s recorded music and songwriting to new generations of fans. This partnership reflects UMG’s evolution from recorded music and music publishing business to a global media and entertainment company with a unique combination of global reach, creative and commercial expertise and renowned marketing and promotional support. Other recent examples include UMG’s expanded partnerships with Taylor Swift, U2, J. Balvin and Eminem.

The growing scope of UMG’s artist deals reflects UMG’s value proposition to established artists and UMG plans to continue to expand its relationships with key artist partners as an avenue for continued growth of UMG’s business.

10.8.3	Network of relationships is key differentiator in attracting and retaining artists and other clients.

The power of UMG’s network of relationships is a key differentiator that helps UMG build its roster of artists, songwriters and other client relationships. Whether for music distribution, publishing administration, or other rights partnerships, UMG has positioned itself as the partner of choice for a wide variety of high-quality partners (including leading music and entertainment companies, artist representatives, consumer brands and others) seeking to work with a music company on any of a range of music-related activities.

In recorded music, UMG has deep, long-term partnerships with independent record labels including Concord, Roc Nation, Big Machine and Quality Control, among many others. These relationships are mutually beneficial, capitalizing on UMG’s global infrastructure to build and reach the broadest set of music fans.

Among music publishers, UMPG has positioned itself as the leading rights administrator for the world’s most prominent film and TV studios, including Warner Bros., NBC Universal, Disney, HBO, Dreamworks, MGM, Paramount, Lionsgate, Viacom, STX and many more.

Through these relationships, UMG both looks to broaden opportunities for its current artists (e.g. in the audiovisual space) and seeks to identify new artist talent to broaden the scope of its A&R capability.

10.8.4	Expanding eCommerce and direct-to-consumer businesses.

UMG believes there is significant opportunity to use consumer data and insights to expand its eCommerce business and its direct-to-consumer sales in all of its business segments. UMG is well positioned to reach music fans through multiple touch-points based on the artists they follow and the platforms and websites they use. UMG’s growth strategy and expansion of its direct-to-consumer efforts include the following elements:

•	Expanded eCommerce ecosystem: reach fans through websites and music and other platforms where they already spend time;

•	Product design and development: create leading music merchandise to both drive and fulfill demand;

•	Drop strategy: elevated experiences around product drops to capture audience and build artist-fan engagement;

•	Marketing strategy: effective global media strategies to reach existing fans and appeal to new consumers; and

•	Audience development: building long-term relationships with music fans, yielding loyalty and increasing the lifetime value of a consumer.

The elements of this strategy are dynamic, including pricing, supply chain and audience outreach as UMG is responsive to new data and insights and advancement of technology.

10.8.5	Supporting innovation and expanding into new product offerings.

UMG is a leading promotor of innovation across the digital ecosystem through partnerships in new product categories and through proactive efforts to cause its partners to evolve and innovate.

UMG maximizes opportunities to introduce new products, services and revenue streams in various segments spanning voice, fitness, social media gaming, live streaming, brand partnerships, start-ups and other categories.

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Voice: Universal was a launch partner for Amazon’s voice-activated music service in 2016 and since then has played a key role in expanding voice-activated music to hundreds of millions of smart speakers globally through Amazon, Apple, Google and many more partners.

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Fitness: Starting with Peloton, a partnership inaugurated in 2017, UMG has been the industry leader in crafting new licensing models for integrating music within the thriving digital fitness category, entering into nearly a dozen new agreements in 2020 with a diverse range of newer services.

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Social Media: Starting in 2017 with UMG’s landmark commercial partnership with Facebook, UMG has accelerated its leadership position through innovative new agreements with other social media players, including the agreement with TikTok in 2021. As an indication of UMG’s success in this segment, UMG’s artists routinely hold the top spots on the RIAA’s ranking of recording artists by social media following on Facebook, Instagram and Twitter (all six of the top six as of March 27, 2021).

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Gaming: UMG has experimented with harnessing mass audience engagement in the video game space including with Marshmello’s industry-first virtual Fortnite concert in 2019. Since then, UMG has continued to innovate with projects that include J Balvin’s Halloween 2020 event in Fortnite and Post Malone’s performance in the Pokémon 25 event in 2021.

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Livestreaming: UMG has executed hundreds of livestream music events with dozens of partners since the onset of the Covid-19 pandemic. A recently announced co-venture between UMG, Big Hit Entertainment and YG Entertainment to expand VenewLive, a livestreaming platform that was launched in 2019 and uses digital technology to provide immersive concert experiences, is indicative of UMG’s focus on developing opportunities within the category.

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Brands: UMG has entered into multi-year global sponsorships with leading brands including American Airlines, Citibank, Lenovo, Marriott, Microsoft and Pokémon. In 2021, UMG partnered with LEGO in an innovative collaboration that resulted in the launch of VIDIYO, a music video maker for children that uses a combination of LEGO elements, minifigures, music and augmented reality.

UMG consistently enhances established relationships on an ongoing basis. For example, UMG entered into a music video remastering agreement with YouTube in 2019, a content development agreement for higher-quality audio and spatial audio with Amazon in 2020 that resulted in the launch of a premium-priced subscription service and the launch on Facebook in 2020 of premium music videos. UMG consistently supports and enables the launch of new technologies. For example, UMG entered into a landmark industry agreement with Dolby to collaborate on the development of Atmos Music, a leading spatial audio format that empowers artists and producers to create three-dimensional soundscapes and fill a room with instrumental music and vocals. UMG intends to continue to expand its business to bring innovative music-based products and services to its consumers.

10.8.6	Invest in new music markets and continue to sign and develop local artists.

Local A&R, especially in newer markets is valuable as the next global hit can come from any part of the world, as shown by the global explosion of reggaeton from Latin America and the popularity of K-pop outside of Korea and Asia.

According to IFPI, in 2020, while the top five markets (the U.S., U.K., France, Germany and Japan) accounted for [●]% of global music industry revenues, markets outside of the top five (led by South Korea, China, Brazil and Russia) accounted for more than 30% of global revenues for the first time. UMG is committed to shaping culture through artistry and is responsive to the needs and ambitions of local talent. UMG provides artists and labels of all sizes with different opportunities, services and routes into the global music market expanding UMG’s success and visibility across all major markets and continents.

UMG’s A&R teams sign and identify artists with the potential to scale up from local success, to regional and eventually international success. UMG’s expansion strategy in Africa, Asia, Europe and MENA is already bearing fruit. In 2020, UMG’s international labels in the US, U.K., France, Germany and across other major markets, partnered with and simultaneously released music from artists in Nigeria, South Africa, Turkey, India, China, Thailand, Japan and Korea amongst others.

The launch of the historic hip-hop label Def Jam Recordings in Southeast Asia in 2019 includes dedicated local Def Jam labels and resources in; Indonesia, Malaysia, The Philippines, Singapore, Thailand and Vietnam, which has bolstered both the brand across the region, helped reinforce the growing popularity of hip-hop in the region, and stimulated a swell of established and exciting next-generation artist signing with UMG.

In India, over the course of the last three years, UMG has led the evolution of domestic Indian music with a series of strategic label launches (VYRL Originals and Mass Appeal India), combined with increased A&R focus in original Indian non-film music and artist development. Over the past decade, India has witnessed a phenomenal growth in the consumption of music, thanks in part to the penetration of smart phones, access to hi-speed, low-cost internet and proliferation of streaming platforms, which has increased the interest and popularity of new music and genres. UMG recently partnered with one of India’s leading Punjabi language labels, Desi Melodies. The popularity of Punjabi language music and other regional dialects has increased rapidly across India and South-Asia, and throughout the global Indian diaspora (the world’s largest at 17.5 million people), finding dedicated new audiences in the US, U.K., Canada and Australia.

This is a strategy that has been mirrored elsewhere, and UMG expects to continue to use, throughout the rest of Asia, MENA, Europe and Latin America as UMG looks to increase the popularity of its local artists amongst new audiences around the world.

10.8.7	Increase digital footprint and promote competition by partnering with local digital players and expanding global streaming partnerships into new markets.

With nearly one-fourth of 2020’s global paid music subscriber share attributable to regional and local services, many of them in newer markets, UMG is focused on unlocking growth in digital streaming and subscription in newer markets.

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UMG’s landmark agreement in 2018 with Africa’s leading digital music service Boomplay was expanded to encompass 47 countries across the continent in 2021, as an example of UMG’s leadership in market development.

•	In March 2019, UMG acquired the remaining rights in Ingrooves, UMG’s marketing and distribution company, that provides marketing and rights management services for independent labels and artists.

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Another example is UMG’s agreements with affiliates of the Tencent-led Consortium in China, which includes a multi-year license to Tencent Music Entertainment and an equity investment by the Tencent-led Consortium in UMG, and an opportunity for Tencent Music Entertainment to more closely partner with UMG as a minority stakeholder in UMG’s Greater China business.

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UMG has also licensed NetEase Cloud Music, a leading interactive music streaming service provider in China. NetEase’s subscribers will be able to access music-on-demand from UMG’s full roster of artists, catalog and distributed labels, and there is a focus on increasing the scope of premium offerings and experiences available to music fans in China via NetEase Cloud Music.

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UMG has extended its partnership network across India, Asia, Africa, Latin America and other strategically important, fast-growth markets. These include an exclusive global licensing deal with Desi Melodies, India’s leading Punjabi language label, and the acquisition of Electromode, a leading South African independent distributor. Other examples include label, artist and management partnerships with the likes of: Big Hit Entertainment/HYBE (Korea), Aristokrat Group (Nigeria), IAM (Thailand), Wonderland Records (Indonesia), Metales Preciosos (Spain), Times Records /Hãng Dĩa Thòi Dai (Vietnam) & TR Entertainment (Korea) amongst others.

•	UMG’s total footprint of nearly 400 digital music service providers enables it to bring its music to consumers in every corner of the globe as well as adapt its content to local markets and culture.

10.9	Recorded music

UMG’s recorded music business operates in more countries [and markets] than any other recorded music company. With a diverse range of labels, UMG’s recorded music business is present in more than 60 countries across 180 markets—where markets may be defined by a number of factors including language and dialects—and UMG is the leader in many major music markets, including the United States, the United Kingdom, France and Germany. UMG’s best-selling artists include major global superstars such as J Balvin, Justin Bieber, Luke Bryan, Lewis Capaldi, J. Cole, Daddy Yankee, Drake, Billie Eilish, Eminem, Selena Gomez, Ariana Grande, Imagine Dragons, Lady Gaga, Kendrick Lamar, Lang Lang, Post Malone, Shawn Mendes, Kacey Musgraves,

Katy Perry, Gregory Porter, Olivia Rodrigo, Sam Smith, Taylor Swift, Carrie Underwood, Keith Urban and The Weeknd, as well as successful local artists including Celeste, Mabel and Stormzy in the UK, Slimane and Vitaa in France, Capital Bra, Sarah Connor and Helene Fischer in Germany, backnumber and King & Prince in Japan, and Karol G and Sebastián Yatra in Latin America.

UMG’s recorded music segment derives its revenues from the commercial exploitation of recorded music. Sales from prior years’ releases reinforce UMG’s recorded music revenues each year. UMG has a comprehensive catalog of recorded music and its catalog includes timeless performers such as ABBA, Louis Armstrong, The Beatles, The Beach Boys, The Bee Gees, Andrea Bocelli, James Brown, Bon Jovi, Neil Diamond, Marvin Gaye, Guns N’ Roses, Elton John, Bob Marley, Paul McCartney, Nirvana, Luciano Pavarotti, Queen, The Rolling Stones, Frank Sinatra, U2, Amy Winehouse and Stevie Wonder.

UMG’s recorded music business is focused on the discovery and development of recording artists and the creation, marketing, promotion, distribution, sales and licensing of audio and audio-visual content. This business is conducted principally through UMG’s major record labels, including Capitol Music Group, Interscope Geffen A&M, Republic Records, Island Records, Motown Records, Def Jam Recordings, Universal Music Group Nashville, Universal Music Latin Entertainment, EMI Records and Polydor, and its classical and jazz labels, Blue Note Records, Decca, Deutsche Grammophon and Verve Label Group.

In addition to its own major record labels, UMG has also entered into multi-year, worldwide partnerships with Roc Nation, Disney, Concord, Big Machine and other label venture partners that allow UMG to physically and digitally distribute releases from its partners’ frontline labels.

UMG’s recorded music business also includes Virgin Music Label & Artist Services, which offers premium and flexible artist and label services around the world to entrepreneurs and independent talent, including global distribution, insights, data and marketing tools to fully staffed promotion, marketing and artist development teams both regionally and globally. This new model for global distribution and label services, combining UMG’s experienced regional executive teams with dedicated resources and leading services and technology, fosters long-term partnerships and is the best path to success for entrepreneurs, independent labels and artists.

As a result of having such a broad array of frontline labels, label venture partners and label services, as well as the diversification of revenue streams, UMG is not reliant on one artist, or on a small number of artists, to generate revenue in any given year. In fact, no single artist accounted for more than 1%, and the top 50 artists only accounted for 23%, of UMG’s recorded music revenue in 2020.

In addition to this artist diversification, UMG is also not reliant on new content to drive the majority of its revenue each year. In 2020, catalog (defined as content older than three years) accounted for 54% of recorded music revenue, while frontline product (content less than three years old) accounted for 46% of recorded music revenue.

As the recorded music industry has transitioned from a physical and digital ownership model, to paid subscription and advertising based streaming models, UMG’s revenues have reflected this shift. In recorded music, [64%] of UMG’s 2020 revenues came from streaming and subscription, which figure was [●]% and [●]% in 2019 and 2018, respectively. These revenues are generated through partnerships where UMG’s content is distributed via global, regional and local digital service providers, including Spotify, Apple Music, Tencent Music Entertainment, YouTube, Amazon and [Boomplay]. Physical sales, consisting primarily of CDs and vinyl albums, continued to account for [16]% of UMG’s recorded music revenue in 2020. While CD sales have continued to decline as the industry continues its transition to digital streaming, vinyl album sales have seen a resurgence, as fans appreciate the sound quality and the collectability value and pride in physical ownership.

UMG has continued to diversify its business activities and revenues by expanding into areas such as film and television, live and livestreamed events, sponsorship, and podcasts, with a primary focus on audio-visual content.

In the audio-visual space, UMG is focused on creating new content from existing content and rights, capturing live events and creating new media formats. From long-form content including music documentaries, feature films, musicals, music-based television series and reality shows, to short-form content including live event streaming, viral content, behind-the-scenes footage and podcasts, UMG is working to accelerate the monetization of audio and video assets. In 2020, UMG re-engaged fans and introduced its catalog of music to new audiences through award-winning film and television productions including Polygram Entertainment’s The Apollo, The Bee Gees, Beastie Boys Story, The Go-Go’s and Zoey’s Extraordinary Playlist, along with Mercury Studio’s That Little Ol’ Band From Texas.

UMG consistently enhances established relationships on an ongoing basis, including through important ancillary agreements for additional services and offerings. A few examples of these ancillary agreements include a “first of its kind” music video remastering agreement with YouTube in 2019, a content development agreement for higher-quality audio and spatial audio with Amazon in 2020 that resulted in the launch of a premium-priced subscription service and the launch on Facebook in 2020 of premium music videos. UMG consistently supports and enables the launch of new technologies. For example, UMG entered into a landmark industry agreement with Dolby to collaborate on the development of Atmos Music, a leading spatial audio format that empowers artists and producers to create three-dimensional soundscapes and fill a room with instrumental music and vocals. Additionally, UMG has taken a leadership position in expanding the music business to encompass important new opportunities in digital health and fitness. UMG has completed nearly a dozen recorded music license agreements in the category in 2020 and no music company has a larger portfolio of fitness technology partners.

Focusing on the next wave of industry transformation, UMG is elevating its role as industry leader in promoting entrepreneurship through the efforts of digital innovation programs, including Abbey Road Red and Capitol360’s gBeta Music-Tech, and through its Accelerator Engagement Network, a growing incubation program spanning 12 accelerator partners located in key entrepreneurial centers around the world. Since its founding in 2017, UMG’s Accelerator Engagement Network has supported the mentorship of 101 music-technology startups that have collectively raised about US$130 million in funding.

10.9.1	Research and Development

UMG maximizes opportunities for new products, services and revenue streams by partnering with both established and newer digital businesses. It advances initiatives in sectors such as automotive, gaming, education, fitness, digital merchandise, health and wellness, virtual reality/augmented reality/cross reality and various other categories. UMG’s research and development efforts enable it to evolve underlying assets and metadata, and advance production processes to refine and scale new formats. UMG works with partners to create new product definitions and standards and consults with its partners on the architecture of content delivery systems to power new consumer experiences.

UMG also brings research and development to optimize existing revenue streams, including in-house development of innovative marketing methodologies and tools and development of new business processes to improve internal operations and more effectively partner with technology companies and UMG licensees. UMG also maintains a dedicated global catalog team that works closely with all UMG labels, territories and operating companies, maximizing revenues by focusing on strategic marketing initiatives and brand management to create new opportunities in both existing and new technologies. The UMG catalog team leverages data to reach current fans and develop new generations of fans and new sources of revenues. In order to further develop its catalog audience, UMG has developed an expertise in areas including streaming platform consumption analysis, audience growth and engagement, playlist curation, eCommerce, consumer research and content creation.

In addition, UMG uses research and development to employ data that was previously unavailable, for both its core business operations as well as to provide more transparency to its artists and creative partners and help them understand consumer engagement. In 2019, UMG launched its “Universal Music Artists” mobile application that provides comprehensive analytics to its artists and their management teams based on aggregated data from major streaming services and social media platforms around the world. In 2020, UMG launched a “Royalty Statement Portal,” which is available to artists signed to UMG’s recorded music labels in the U.S., as well as its publishers and songwriters and allows them to view their earnings by work title, accounting periods, territory, digital service provider, income source, income group, income type, local/international and other classifications.

10.9.2	Artist and Repertoire

Artist discovery and development is at the core of all functions at UMG’s recorded music business and UMG’s Artist and Repertoire (A&R) team is responsible for identifying and developing talent. For decades, UMG has been building a track record of identifying and breaking new recording artists, who have the potential to become both artistically and commercially successful, and to attract and connect with a fan base that will support their long-term careers.

UMG’s A&R expertise differentiates it from its competitors and has led to UMG’s long-term success. UMG’s strength in A&R is attributable to the experience of its global team of A&R executives along with the longstanding reputation of UMG, its labels and their employees, and the understanding and appreciation for this critical role by UMG’s label executives. UMG’s A&R function also relies on the relationships between UMG’s labels and executives with artists, artist managers, legal, independent labels and other music communities.

Traditionally, artist discovery was driven entirely by the knowledge and intuition of an experienced A&R professional. Today, while this remains the primary driver, this is also guided by data analysis and predictive modeling allowing UMG to apply data science to validate the intuition of its A&R professionals. This is also true for repertoire creation, as both experience and data are critical elements of matching songs and artists. UMG has invested in developing technology, tools and data analytics expertise to further expand its A&R capabilities and remain a leader in this dynamic industry.

Around the world, UMG’s labels identify and sign talent across all music genres, including pop, rock, jazz, classical, country, R&B, hip-hop, rap, reggae, Latin, K-Pop, J-Pop, alternative, blues and many others. With a roster of recording artists performing in various languages throughout the world, UMG has an ongoing commitment to developing local talent aimed at achieving domestic, regional and global success.

10.9.3	Multiple Label Structure

UMG believes there is significant benefit to operating multiple major frontline labels in major markets around the world. This is why UMG has developed, acquired, revitalized its label brands, and continues to invest in all of them. Each label has its own unique culture. This unique culture comes from both the history of the label, the label’s management team and employees and the artists that have been a part of the label family over the years. Having multiple labels allows UMG to maximize the entrepreneurial environment that each label thrives on. Each label takes a different approach to what they look for in the artists they sign and how they develop, market and promote and partner with an artist. Additionally, different labels may have different genre focuses or may resonate different among different demographics. UMG believes this structure means every artist can find the right label fit within the Universal Music Group family of labels.

This multiple label structure creates some level of competition even amongst UMG labels. UMG believes that this healthy competition is what ultimately drives innovation and keeps the labels continuously evolving to stay on the cutting edge of industry trends. This structure also has the benefit of alleviating certain short-term performance pressure from any individual label. By knowing that different UMG labels will as a whole have a continuous flow of significant new content being released, each individual label can take a more long-term approach to artist development, and not feel pressured to rush content into the market before it is ready from an artist development standpoint.

While this multiple-label structure provides these benefits to each label, they also benefit from being collectively part of Universal Music Group as a whole. UMG negotiates with DSPs, aggregates data and analytics and shares best practices and certain back-office functions at a company-wide level. This system allows UMG to benefit from its scale while still operating with the advantage of a quick moving, innovative, entrepreneurial company.

10.9.4	UMG’s Exclusive Recording Agreements with Artists

UMG believes that traditional, high-touch, full-service label deals with its leading portfolio of world-renowned labels provide the most long-term value to an artist and greatly increase the commercial success, consumer base and longevity potential for artists at every stage of their careers. These deals provide for the full suite of professional expertise and global resources of a major label, including a comprehensive approach to content creation, organic artist development, timing, marketing, promotion, financial investment, and forward planning.

UMG’s exclusive recording agreements establish and define the commercial relationship between each recording artist and the relevant UMG record label. UMG’s recording agreements with artists typically include exclusivity for a certain term, an option for UMG to extend the term of the agreement, the territories of distribution (which usually is worldwide), minimum product commitments by UMG, ownership of copyrights in the recordings, recording royalties payable to the artist, mechanical royalties, marketing and promotion commitments, creative approval rights, representations and warranties, related indemnities, audit rights, and so-called rights of first negotiation and matching rights in the artist’s music publishing and merchandising rights.

Except in certain circumstances relating to specific territories, genres or certain unusually competitive situations, UMG’s recording agreements typically grant UMG ownership of the copyrights in and to the recordings, videos, artwork, and other intellectual property created during the exclusive term of the agreement. United States copyright law permits authors or their estates to terminate an assignment or license of copyright (for the United States only) after a set period of time in certain circumstances. See “Risk Factors—UMG faces a potential loss of catalog to the extent that its recording artists have a right to recapture rights in their recordings under the US Copyright Act.”

The form of exclusive recording agreements that UMG typically uses constantly evolves to adapt to current marketplace trends. For many years, UMG has entered into expanded-rights deals, contemporaneously with the signing of the exclusive recording agreement, in which UMG participates financially in areas such as touring, merchandising, sponsorship and endorsements, fan clubs, acting, and book publishing, where UMG’s investment of time, money, resources, and expertise has contributed to the artist’s success.

10.9.5	Marketing and Promotion

UMG has a comprehensive approach to marketing and promoting its artists that combines global planning and execution with robust local presence around the world. UMG’s centralized team utilizes an internal media team, creative and innovation hubs, as well as expertise in worldwide commercial marketing and tactics. UMG’s centralized teams in key jurisdictions allow UMG to, inter alia, coordinate cohesive marketing plans throughout different geographies, provide geographic support through regional hubs and connect artists around the world and throughout various regions. UMG’s regional and country-specific marketing teams have the local expertise and relationships necessary to create the best opportunities for fans to engage with UMG’s artists, while respecting local culture and consumer behavior. By blending a global macro approach to marketing, which maximizes efficiency and cost savings, with local expertise and execution in each market around the world, UMG best serves the interests of its artists and fans and creates the opportunity for commercial success and sustained engagement.

10.9.6	Sales and Digital Distribution

UMG’s recorded music business generates revenues both from releases of new and established artists and its existing catalog of recordings. UMG’s revenues are generated from digital formats, including streaming and downloads, as well as from sale of CDs and vinyl.

UMG enters into agreements with digital music service providers to make its music available to access or purchase in digital formats (e.g., streaming and downloads). UMG then provides digital assets for its music to these services. Streaming services’ customers are able to access UMG’s music on an ad-supported or paid subscription basis. Downloading services allow their customers to pay to download UMG’s music on a per-album or per-track basis.

UMG’s agreements with digital service providers establish the fees for distribution of UMG’s music, which vary based on the service. UMG typically receives accounting from the digital service providers on a monthly basis, detailing the distribution activity, with payments rendered on a monthly basis. UMG currently partners with a broad range of digital music service providers that range from established to newer service providers and from global to regional and local service providers, including Amazon, Apple, Deezer, Facebook, KKBox, LINE, Pandora, Spotify, Tencent Music Entertainment and YouTube. UMG is continuously seeking to develop and grow its digital business by partnering with new service providers.

UMG sells its physical recorded music products through a variety of different retail and wholesale outlets including music specialty stores, general entertainment specialty stores, supermarkets, mass merchants and discounters, independent retailers and other traditional retailers. Although some of its retailers are specialized, many of its customers offer a substantial range of products other than music. Sales may be made through traditional retail distribution both in store and online (such as Best Buy, Target, HMV, Media Markt, Fnac), through online physical retailers (such as amazon.com) and directly to customers through UMG’s online websites. UMG’s sale and return policies conform to wholesaler and retailer requirements, applicable laws and regulations, territory and customer-specific negotiations and industry practice. UMG attempts to minimize the return of unsold product by working with retailers to manage inventory and stock-keeping unit counts as well as by monitoring shipments and sell-through data.

10.10	Music Publishing

UMPG believes that it is one of the world’s largest and fastest-growing major music publishing companies, acquiring and administering rights to musical compositions (as opposed to recordings) and licensing those musical compositions for use in a variety of formats. UMPG licenses musical compositions for use in sound recordings, films, television, advertisements, video games, concerts and in other public performances. It also licenses compositions for use in printed sheet music and song folios. UMPG owns and controls a vast catalog of original music and arrangements and offers this for use in films, television, advertising and new media industries. UMPG is a leader in licensing musical compositions to film/TV studios, major brands and digital service providers for use in their content and products.

UMPG’s global publishing catalog contains close to four million owned and administered titles, including some of the world’s most popular songs from major songwriters and artists such as ABBA, Adele, Axwell & Ingrosso, J Balvin, The Beach Boys, Beastie Boys, The Bee Gees, Irving Berlin, Leonard Bernstein, Justin Bieber, Benny Blanco, Chris Brown, Mariah Carey, Brandi Carlile, Kenny Chesney, Coldplay, DaBaby, Jason Derulo, Neil Diamond, Disclosure, Dua Lipa, Bob Dylan, Billie Eilish, Eminem, Gloria and Emilio Estefan, Florence + the Machine, Future, Selena Gomez, Ariana Grande, Al Green, Josh Groban, Halsey, Jimi Hendrix, H.E.R., Imagine Dragons, Carly Rae Jepsen, Billy Joel, Elton John/Bernie Taupin, Jonas Brothers, Alicia Keys, Kendrick Lamar, Lil Baby, Lil Yachty, Linkin Park, Logic, Demi Lovato, the Mamas & the Papas, Steve Mac, Maroon 5, Dave Matthews, Megan Thee Stallion, Shawn Mendes, Metallica, Miguel, Nicki Minaj, Maren Morris, Mumford & Sons, Pearl Jam, Post Malone, Quavo, Otis Redding, R.E.M., Red Hot Chili Peppers, Rex Orange County, Rosalía, Carly Simon, Britney Spears, Bruce Springsteen, Stax (East Memphis Music), Harry Styles, Taylor Swift, SZA, Shania Twain, Justin Timberlake, U2, Keith Urban, Jack White, and Zedd. UMPG also administers catalogs for the world’s most prominent film and TV studios, including Warner Bros., NBC Universal, Disney, HBO, Dreamworks, MGM, Paramount, Lionsgate, Viacom, and STX.

In 2020, UMPG entered into deals with numerous songwriters and artists ranging from legendary talent to today’s superstars and promising names, such as Taylor Swift, Kendrick Lamar, Megan Thee Stallion, Brandi Carlile, Kenny Chesney, Luke Combs, Bad Bunny, Andrew Lloyd Webber, Van Halen, Dave Cobb, Billy Walsh, Lil Mosey and Rina Sawayama. UMG has also reached a historically significant deal, acquiring the iconic song catalog of Bob Dylan.

UMPG offers a leading royalty platform and administration services to songwriters. It also offers songwriters, UMPG Window, an advanced platform and technology through which songwriters and clients are provided real-time information on earnings, royalty and copyright data. This advanced system reflects UMPG’s longstanding commitment to transparency, integrity and trust. Launched in January 2020, UMPG Window uses the latest in cloud-indexing technology to provide comprehensive views of where, when and how songs are consumed around the world. UMPG Window also features: one-click, no-fee advances; international royalty ‘pipeline’ income views; society registration information, status, and full copyright details on all works; comprehensive Film and TV information for works used and royalties earned; and numerous other powerful tools to help songwriters and clients.

Music publishers generally receive royalties pursuant to licenses concerning various rights, including public performance, digital, mechanical, synchronization, and print, amongst others. In the United States, music publishers collect and administer mechanical royalties, and statutory rates are established pursuant to the US

Copyright Act for the royalty rates applicable to musical compositions for sale and licensing of certain audio-only recordings embodying those musical compositions. In the United States, public performance income is administered and collected by music publishers and their performing rights organizations, and in some countries outside of the United States, collection, administration and allocation of both mechanical and performance income are undertaken and regulated by governmental or quasi-governmental authorities. Throughout the world, both synchronization and lyrics license are generally subject to negotiation with a prospective licensee and music publishers pay a contractually required percentage of income derived from such licenses to the songwriters or their designated payees.

UMPG acquires copyrights or portions of copyrights or administration rights from songwriters or other third-party holders of rights in musical compositions. In either case, typically, the grantor of rights retains a right to receive a percentage of revenues collected. As an owner and administrator of musical compositions, UMPG promotes the use of those musical compositions to record labels and artists both within the UMG record group and to record labels outside of UMG. For example, UMPG encourages recording artists to record and include its musical compositions on their recordings, to offer opportunities to include its musical compositions in filmed entertainment, advertisements and digital media, and to advocate for the use of its musical compositions in live stage productions.

In the United States, mechanical royalties are collected directly by music publishers from recorded music companies, and in some instances via The Harry Fox Agency, a non-exclusive licensing agent affiliated with SESAC. Outside the United States, mechanical royalties are collected directly by music publishers or from local collecting societies. Once mechanical royalties reach the publisher, a percentage of those royalties are paid or credited to the writer or other rightsholder of the copyright in accordance with the underlying rights agreement. Mechanical royalties are currently paid at a rate of 9.1 cents per song in the United States for physical formats (e.g., CDs and vinyl albums) and permanent digital downloads (recordings in excess of five minutes attract a higher rate). There are also rates set for interactive streaming and non-permanent downloads based on a formula that takes into account revenues paid by consumers or advertisers with certain minimum royalties that may apply depending on the type of service. The current U.S. statutory mechanical rates will remain in effect through December 31, 2022, although they were recently remanded to the Copyright Royalty Board for further review. In most other territories, mechanical royalties are based on a percentage of wholesale prices for physical formats but based on a similar payment structure as in the United States for digital distribution.

Throughout the world, performance royalties are collected by publishers directly or on behalf of music publishers and songwriters by performance rights organizations and collecting societies. Key performing rights organizations and collecting societies include ASCAP, SESAC, GMR and BMI in the United States, Mechanical-Copyright Protection Society and The Performing Right Society in the United Kingdom, The German Copyright Society in Germany and the Japanese Society for Rights of Authors, Composers and Publishers in Japan. These societies pay a percentage (which is unique to each country) of the performance royalties to the copyright owner(s) or administrators (i.e., the publisher(s)), and a percentage directly to the songwriter(s), of the composition.

10.11	Merchandising

Bravado is UMG’s wholly owned, global, full-service merchandise and brand-management company that represents the merchandising rights of new and established artists as well as longstanding and more recent entertainment brands and properties. Bravado provides an end-to-end merchandising ecosystem including creative design, production and distribution for its clients. It utilizes UMG’s global network to provide services including sales, licensing, branding, marketing, eCommerce and creative resources to its clients, as well as to devise innovative cultural and retail experiences for fans throughout the world. Bravado’s merchandise is sold globally through various channels including in-store retailers, online retailers, direct-to-consumer, limited-edition retail experiences and artist tours. It also licenses rights to an extensive global network of third-party licensees.

Bravado’s roster is comprised of artists signed to labels within UMG as well as artists who have recording agreements outside of the company. The agreements that Bravado signs with its clients provide for usage rights of the client’s name and likeness across product categories and distribution channels. In return, clients receive a royalty or a share of proceeds for all items sold. Most agreements provide Bravado with exclusive global rights, although some have regional and product restrictions. The roster of clients for whom Bravado provides merchandising services includes Aerosmith, Ariana Grande, Billie Eilish, Blackpink, Bob Marley, Elton John, Guns N’ Roses, Justin Bieber, Kiss, Lady Gaga, Queen, Selena Gomez, Taylor Swift, The Rolling Stones, Shawn Mendes, The Weeknd and The Who, among others. A number of these artists, including Taylor Swift, The Weeknd, Lady Gaga and The Rolling Stones, among many others, are also signed across other UMG segments, such as UMPG, allowing for synergies and increased opportunities for artists.

With core capabilities in product design, global production and distribution, Bravado has an in-house creative development team that designs products that are consistent with the client’s vision and that connect with fans. Production is completed with various manufacturing partners around the world.

Bravado’s primary distribution channels are retail, online/direct-to-consumer and artist tours. Retail sales are primarily made through traditional brick-and-mortar retailers across the world including Hot Topic, Target, Primark, H&M, Inditex, Urban Outfitters, and Zara, among others.

Bravado’s online distribution channels, primarily through artist’s webstores, have been the company’s fastest growing sales channels. From marketing and promotions to fulfillment and customer service, Bravado manages artist and brand webstores and continues to innovate and evolve to grow costumer engagement. This channel has grown significantly over the past few years through campaigns such as limited-edition merchandise drops and other unique offerings that engage fans as they continue to shift to purchasing online. In addition to artist stores, Bravado also sells through a handful of third-party platforms such as Amazon and JD.

Bravado also oversees the development and sales of merchandise products for artist tours. Bravado designs, produces and manages the merchandise at venues around the world. This channel suffered significantly during the Covid-19 pandemic but has historically been a very meaningful portion of Bravado’s overall business.

In addition to its core business of creating, producing and distributing merchandise, Bravado also works with key third party partners on licensing opportunities for clients. These are opportunities to expand client brands beyond apparel and to connect UMG’s clients with some of the world’s best brands in categories including home products, beverage and alcohol, beauty and fragrance and other consumer packaged goods.

10.12	Branding

UMG’s brand-marketing segment, Universal Music Group For Brands, is a global team of experts who utilize the resources and reach of UMG to accelerate brand partners’ businesses in more than 70 countries and enter into global partnerships with popular companies such as Coca Cola, Pokémon, MLS / FIFA World Cup, Samsung and Adidas. Strategic and consultative, the business creates branded content, sonic branding, events and live experiences, social activations and media sales solutions unique to the marketplace, across various industries, including media, technology, consumer goods, auto, banking, hospitality, luxury and telecommunications.

Universal Music Group For Brands helps its clients define strategies to improve their voice in music and culture, increase audience reach and build brand awareness and differentiation to drive long-lasting engagement with customers and fans. Its targeted approach to brand marketing delivers measurable results and brings together fans, brands and culture.

10.13	Hospitality Joint Ventures

UMG and Dakia U-Ventures, an entertainment impact investment group, have partnered together to create a new global collection of music-based experimental hotel properties. UMUSIC Hotels is slated for Atlanta,

Georgia; Biloxi, Mississippi; and Orlando, Florida; with additional cities across the U.S. and around the world planned to be included. UMUSIC Hotels aims to shake up the travel market with innovative approaches to hospitality.

10.14	Intellectual Property

The success of UMG’s business depends on its ability to protect and enforce its intellectual property rights, including copyrights and trademarks. UMG protects its intellectual property under patent, trade secret, trademark, and copyright laws through a combination of intellectual property registration, employee or third-party assignment and nondisclosure agreements, other contractual restrictions, technological measures, and other methods. See 10.9.4 (UMG’s Exclusive Recording Agreements with Artists) for a description of the terms generally applicable between UMG and recording artists, which govern, amongst other things relevant intellectual property rights.

10.14.1	Copyrights

UMG’s business, like that of other companies involved in the music entertainment industry, depends on its ability to maintain rights in sound recordings and musical compositions through copyright protection. In the United States, copyright protection for works created as “works made for hire” (e.g. works of employees or certain specially commissioned works) on or after January 1, 1978 generally lasts for 95 years from first publication or 120 years from creation, whichever expires first. The period of copyright protection for works created on or after January 1, 1978 that are not “works made for hire” lasts for the life of the author plus 70 years. Works created and published or registered in the United States prior to January 1, 1978 generally enjoy copyright protection for 95 years, subject to compliance with certain statutory provisions including notice and renewal. Additionally, the Music Modernization Act extended federal protection in the US to sound recordings created prior to February 15, 1972. The duration of protection for such sound recordings varies based on the year of publication, with all such sound recordings receiving protection for at least 95 years, and sound recordings published between January 1, 1957 and February 15, 1972 receiving copyright protection until February 15, 2067. See “Risk Factors—UMG faces a potential loss of catalog to the extent that its recording artists have a right to recapture rights in their recordings under the US Copyright Act.”

The term of copyright in the EU for musical compositions in all member states lasts for the life of the author plus 70 years. In the EU, the term of copyright for sound recordings lasts for 70 years from the date of release in respect of sound recordings that were still in copyright on November 1, 2013 and for 50 years from date of release in respect of sound recordings the copyright in which had expired by that date. The EU also harmonized the copyright term for joint musical works. In the case of a musical composition with words that is protected by copyright on or after November 1, 2013, EU member states are required to calculate the life of the author plus 70 years term from the date of death of the last surviving author of the lyrics and the composer of the musical composition, provided that both contributions were specifically created for the musical composition.

UMG is largely dependent on legislation in each territory in which it operates to protect its rights against unauthorized reproduction, distribution, public performance or rental. In all territories where UMG operates, its intellectual property receives some degree of copyright protection, although the extent of effective protection varies widely. In a number of developing countries, the protection of copyright remains inadequate.

Technological changes have focused attention on the need for new legislation that will adequately protect the rights of producers. UMG actively lobbies in favor of industry efforts to increase copyright protection and support the efforts of organizations such as RIAA, IFPI, National Music Publishers’ Association, International Confederation of Music Publishers and the World Intellectual Property Organization.

10.14.2	Trademarks

UMG considers its trademarks to be valuable assets to its business. The major trademarks owned by or licensed to UMG include A&M, ABBA, Abbey Road, Blue Note, Bravado, Def Jam Recordings, Capitol, Casablanca, Decca, Deutsche Grammophon, Eagle Rock, EMI, Geffen, Interscope, Island, London, Mercury, MCA, Motown, Now That’s What I Call Music (outside of the European Economic Area and Switzerland), Polydor, Polygram, Republic, Universal Music, Verve and Virgin. Although UMG cannot be assured that its trademark applications, even for major trademarks, will be approved, UMG endeavors to register its major trademarks in every country where it believes the protection of these trademarks is important for its business. UMG also uses certain trademarks pursuant to license agreements entered into with the owner of the trademarks. The duration of UMG’s licenses relating to Virgin and Def Jam Recordings is perpetual and the earliest termination date for UMG’s license relating to Universal Music is 2029, but may be terminated under certain limited circumstances, including its material breach of the license agreement and certain events of insolvency. UMG actively monitors and seeks to protect against activities that might infringe, dilute or otherwise harm its trademarks.

10.15	Litigation

10.15.1	John Waite and Joe Ely against UMG Recordings, Inc.

On February 5, 2019, a class action lawsuit was filed against UMG Recordings, Inc. on behalf of a putative class of all recording artists who have to date requested the termination of alleged transfers of U.S. copyright to UMG pursuant to Section 203 of the Copyright Act, which allows, under certain conditions, an author who has contractually transferred the U.S. copyright rights to his or her work to a third party to terminate such grant after 35 years. While a class has not been certified in this case, and UMG believes it has valid defenses to the claims, the complainant seeks to have the court recognize the purported termination of certain alleged grants by the artists involved in the litigation and also alleges copyright infringement, alleging that UMG continued to use certain recordings after the purported termination dates.

10.15.2	[UMG Recordings, Inc. and UMPG (along with the other major labels and publishers) against Cox Communications, Inc. and CoxCom LLC

On July 31, 2018, a complaint for copyright infringement was filed by UMG Recordings, Inc. and UMPG (along with the other major labels and publishers including Sony Music Entertainment and Warner Music Group) against Cox Communications, an Internet access and service provider, and its parent company CoxCom, for knowingly inducing and supporting copyright infringement by its customers, contrary to the provisions of the Digital Millennium Copyright Act, which requires an Internet service provider to implement a termination policy against its repeat infringing customers. At the end of the trial, which took place in December 2019, the jury awarded the plaintiffs US$1 billion in damages. Cox Communications filed a motion to reduce the jury’s damages award, as well as for judgment as a matter of law on the plaintiffs’ infringement claims. The court denied that motion and entered judgment. Defendants bonded the judgment and the matter is currently on appeal.]

10.15.3	SAMR Investigation

In August 2019, UMG received a notice of investigation from SAMR, the enforcement arm of the Chinese Government in charge of investigating market competition, monopolies and intellectual property, stating that it was opening an anti-monopoly investigation into UMG’s conduct in entering into music licenses as a record label. An adverse finding could result in financial penalties as well as other measures.

10.15.4	David Marks against UMG

In May 2021, David Marks, a former member of The Beach Boys, filed a putative class action against UMG in federal court in California, purporting to represent a nationwide class of recording artists as to whom he alleges UMG has underpaid royalties derived from streaming activity outside the United States. An adverse ruling could result in monetary, injunctive or other equitable relief.

10.15.5	Other Matters

In addition to the matters discussed above, UMG is involved in various litigation and regulatory proceedings arising in the normal course of business. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is probable and estimable in a given matter, UMG establishes an accrual. In the current pending proceedings, the amount of accrual is not material. An estimate of the reasonably possible loss or range of loss in excess of the amounts already accrued cannot be made at this time due to various factors typical in contested proceedings, including (i) the results of ongoing discovery; (ii) uncertain damage theories and demands; (iii) a less than complete factual record; (iv) uncertainty concerning legal theories and their resolution by courts or regulators; and (v) the unpredictable nature of the opposing party and its demands. However, UMG cannot predict with certainty the outcome of any litigation or the potential for future litigation. As such, UMG continuously monitors these proceedings as they develop and adjusts any accrual or disclosure as needed. Regardless of the outcome, litigation could have an adverse impact on UMG, including UMG’s brand value, because of defense costs, diversion of management resources and other factors, and it could have a material effect on UMG’s results of operations for a given reporting period.

Provisions recorded by the Group for all claims and litigation were €4 million as of December 31, 2020, €12 million as of December 31, 2019 and €15 million as of December 31, 2018.

11. Board and Employees

11.1	General

This section gives an overview of the material information concerning the Board, the Corporate Executives and the Group’s employees and a brief summary of certain provisions of Dutch law, the Company’s articles of association (the Articles of Association) and its Board Rules (as defined in Section 1.3.2 Board Rules), in each case as it will be constituted and in force prior to and following Settlement.

This summary does not purport to give a complete overview and is qualified in its entirety by Dutch law as in force on the date of this Prospectus, the Articles of Association and the Board Rules as they will be in effect ultimately on Admission. This summary does not constitute legal advice regarding those matters and should not be regarded as such. The full text of the Articles of Association is incorporated by reference in this Prospectus and will be available free of charge in the governing Dutch language thereof (and an unofficial English translation) at the offices of the Company during business hours and in electronic form on the Company’s website (www.[universalmusic].com). The full text of the Board Rules in the English language will be available in electronic form on the Company’s website (www.[universalmusic].com).

11.2	Management Structure

The Company has a one-tier board structure (the Board) comprising of executive and non-executive directors (the Executive Directors and Non-Executive Directors and each of them a Director). The Executive Directors are primarily responsible for all day-to-day operations of the Company. The Non-Executive Directors supervise (i) the Executive Directors’ policy and performance of duties and (ii) the Company’s general affairs and its business, and render advice and direction to the Executive Directors. The Directors furthermore perform any duties allocated to them under or pursuant to the law or the Articles of Association. Each Director has a duty to the Company to properly perform the duties assigned to each Director and to act in its corporate interest. Under Dutch law, the Company’s corporate interest extends to the interests of all its stakeholders, including its shareholders, creditors and employees.

11.3	The Board

[Note to draft: to be updated with provisions of articles of association and other corporate documents of UMG, once drafted and further developed, and subject to discussions with Tencent on governance.]

11.3.1	Powers, Responsibility and Function

The Board is the executive and supervisory body of the Company. It is entrusted with the management of the Company, it supervises the general course of affairs in the Company and the business affiliated with the Company and is responsible for the continuity of the Company. The Board is accountable for these matters to the Company’s general meeting (the General Meeting).

The Board’s responsibilities include, among other things, developing a view on long-term value creation by the Company, determining the Company’s strategy and risk management policy, appointing and dismissing the senior internal auditor, annual assessment of the way in which the internal audit function fulfils its responsibility and approving the audit plan drawn up by the internal audit function, ensuring compliance with legislation and regulations and the corporate governance structure of the Company, publishing the corporate structure of the Company and any other information required under the Code, preparing the (semi-)annual accounts and drawing up the annual budget and important capital investments of the Company.

The Board may perform all acts necessary or useful for achieving the Company’s objectives, with the exception of those acts that are prohibited by law or by the Articles of Association. Pursuant to the Articles of

Association, the Board may allocate its duties and powers among the Directors pursuant to the Board Rules or otherwise in writing, provided that the following duties and powers may not be allocated to the Executive Directors: (i) supervising the performance of the Executive Directors, (ii) making a nomination for the appointment of Directors, (iii) determining an Executive Director’s remuneration and (iv) instructing an auditor to audit the annual accounts. Regardless of an allocation of tasks, all members of the Board remain collectively responsible for the proper management and strategy of the Company (including supervision thereof in case of Non-Executive Directors).

Pursuant to the Articles of Association, the Company is represented by the Board. Any Executive Director shall also be authorized to represent the Company (see “Conflicts of Interest and Related Party Transactions”). Furthermore, pursuant to the Articles of Association, the Board may appoint officers with general or limited power to represent the Company subject to the restrictions imposed on him or to grant one or more persons such titles as it sees fit. In addition, the Articles of Association provide that the Board may determine pursuant to the Board Rules or otherwise in writing that one or more Directors can lawfully adopt resolutions concerning matters belonging to their duties within the meaning of Section 2:129a(3) of the Dutch Civil Code.

Dutch law provides that resolutions of the Board involving major changes in the Company’s identity or character are subject to the approval of the General Meeting (see “Board Resolutions Requiring Prior Approval”).

11.3.2	Board Rules

[Prior to Settlement and pursuant to the Articles of Association, the Board shall adopt rules and regulations dealing with its internal organization, the manner in which decisions are taken, any quorum requirements, the composition, duties and organization of committees and any other matters concerning the Board, the Executive Directors, the Non-Executive Directors and committees established by the Board (the Board Rules).]

11.3.3	Composition, Appointment, Term of Appointment and Dismissal of the Board

The Articles of Association provide that the Board shall consist of [one] or more Executive Directors and [one] or more Non-Executive Directors. The number of Executive Directors and the number of Non-Executive Directors shall be determined by the Board. As of the date of this Prospectus, the initial number of Directors is [ten], comprising of [two] Executive Directors and [eight] Non-Executive Directors.

The Board shall grant titles to Directors. The Board shall designate a Non-Executive Director as chairman of the board (the Chairman of the Board), who shall ensure the proper functioning of the Board as a whole and the Board may designate a Non-Executive Director as vice-chairman (the Vice Chairman of the Board). [The Board shall be supported by a company secretary (the Company Secretary) to be appointed and dismissed by the Board from outside its members.] In addition, the Board shall appoint one of its Executive Directors as chief executive Officer (the Chief Executive Officer or CEO) and the Board shall have one Executive Director to support the CEO (the Deputy Chief Executive Officer or Deputy CEO).

The Directors are appointed by the General Meeting at the binding nomination of the Board. A nomination by the Board shall state whether a person is nominated for appointment as Executive Director or Non-Executive Director. The General Meeting may at all times overrule the binding nomination for appointment of a Director by a simple majority of the votes cast, representing more than one third of the issued capital of the Company.

A Director shall be appointed for a maximum period of two years, provided, however, that his term of office shall lapse immediately after the close of the first annual General Meeting held in the second year after his appointment. A Director may be reappointed with due observance of the preceding sentence. At the proposal of the Board, the General Meeting may resolve to deviate from the maximum period of two years. The Articles of Association provide that each Non-Executive Director may be in office for a period of not more than twelve years, unless at the proposal of the Board the General Meeting resolves otherwise. A Director’s term of office shall lapse in accordance with the rotation schedule drawn up by the Board.

The General Meeting may at all times suspend or dismiss any Director. The Board may at all times suspend an Executive Director. A suspension may be extended one or more times, but may not last longer than three months in aggregate. If at the end of that period, no decision has been taken on the termination of the suspension or on dismissal, the suspension shall end. A suspension can be terminated by the General Meeting at any time.

The independency of Non-Executive Directors in accordance with the Dutch Corporate Governance Code is assessed prior to their appointment on the Board and, thereafter, annually.

11.3.4	Diversity

Until recently, pursuant to Dutch law, certain large Dutch companies had to pursue a policy of having at least 30% of the seats on the board of directors to be held by men and at least 30% of those seats to be held by women. This legislation ceased to have effect on January 1, 2020. However, on February 11, 2021 the bill to amend Book 2 of the Dutch Civil Code was submitted to the Senate (Eerste Kamer) and the Dutch House of Representatives (Tweede Kamer) in connection with balancing the ratio of men to women on the management board and supervisory board of large companies. On the basis hereof, the appointment of a supervisory board member to a listed public limited company is void in the event that the supervisory board does not consist of men and, respectively, women for at least one-third of the number of members and the appointment of the supervisory board member in question does not lead to a more balanced ratio between the number of men and women in the supervisory board. It is proposed to apply the rule accordingly to non-executive directors of a listed company with a one-tier board. Should this bill be passed, the Company must meet the applicable gender diversity targets. If the Company does not do so, the Company will be required to explain in its annual report: (i) why the seats are not allocated in a well-balanced manner; (ii) how the Company has attempted to achieve a well-balanced allocation; and (iii) how the Company aims to achieve a well-balanced allocation in the future.

The Company qualifies as a “large Dutch Company” for purposes of the diversity policy regime.

11.3.5	Limitation on non-executive positions

Pursuant to Dutch law, there are limitations to the number of supervisory or non-executive positions persons can hold on the boards of directors of large Dutch companies. The Company qualifies as a “large Dutch Company”.

A person cannot be appointed as a managing or executive director of a “large Dutch company” if: (i) he/she already holds a supervisory or non-executive position at more than two other “large” Dutch public or private companies or “large” Dutch foundations; or (ii) if he/she is the chair of the supervisory board or one-tier board of directors of another “large” Dutch public or private company or “large” Dutch foundation. Also, a person cannot be appointed as a supervisory director or non-executive director of a “large Dutch company” if he/she already holds a supervisory position or non-executive position at five or more other “large” Dutch public or private companies or Dutch foundations, whereby the position of chair of the supervisory board or one-tier board of directors of another “large” Dutch company is counted twice. The term “large Dutch company” applies to any Dutch company or Dutch foundation that at two consecutive balance sheet dates meets at least two of the following criteria: (i) the value of its assets, as given in its balance sheet (together with explanatory notes) on the basis of their acquisition price and production costs, is more than €20 million; (ii) its net turnover in the applicable year is more than €40 million; and (iii) the average number of employees in the applicable fiscal year is at least 250. An appointment in violation of these restrictions will result in that last appointment being void. Earlier appointments at other entities are not affected. The fact that an appointment is thus void does not affect the validity of decision-making.

[As at the date of this Prospectus, the Company meets these requirements, as none of the Directors holds any other supervisory position with a large Dutch company.]

[Note to draft: To be confirmed whether the Company meets these requirements or not.]

11.3.6	Decision-making and Approvals of the Board

The Board shall hold meetings on a regular basis at a time to be determined by the Board and whenever one or more of its Directors have requested a meeting.

In a meeting of the Board, each Director is entitled to cast one vote. A Director may grant a written proxy to another Director (if in office) to represent him/her at a meeting. [Note to draft: to be considered whether an executive should only be permitted to grant a power of attorney to the other executive and a non-executive only to another non-executive.] Resolutions of the Board shall be adopted by a simple majority of the votes cast by Directors present or represented at the meeting, provided that Directors who have a conflict of interest shall not take part in the voting. In case of a tie of votes, the Chairman of the Board shall have the casting vote. The Board may in principle pass resolutions only if at least the majority of the Board is present or represented, provided that directors who have a conflict of interest shall not be taken into account when calculating this quorum.

The Board will ensure that the Company does not enter into any transactions with a value in excess of EUR 300 million that relate to:

•	disposals or sales of all or a portion of investments in any company, business or group created or to be created, whatever its legal form; and

•	any proposal or approach to a third party concerning a significant transaction involving the Company or any of its subsidiaries,

without the prior approval of the Board.

The Board may also adopt resolutions outside a meeting, in writing or otherwise, provided that such resolutions are recorded in writing or otherwise and that none of the Directors entitled to vote objects to this manner of decision-making.

[Note to draft: To be confirmed with final documentation also in light of discussions with on dividend.]

11.3.7	Board Resolutions Requiring Prior Approval

(a)	Prior Approval of the General Meeting

Pursuant to Dutch law, resolutions of the Board concerning a material change in the identity or character of the Company or its business are subject to the approval of the General Meeting. Such changes include in any event:

•	the transfer the enterprise or practically the entire enterprise to a third party;

•

the conclusion or cancellation of any long-lasting cooperation by the Company or a subsidiary (dochtermaatschappij) with any other legal person or company, or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or cancellation thereof is of material importance to the Company; and

•

the acquisition or disposal of participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the latest adopted annual accounts, by the Company or a subsidiary.

The absence of approval of the General Meeting does not affect the authority of the Board to represent the Company in dealings with third parties.

11.3.8	Committees

The Board remains accountable for the performance and affairs of the Company. As at the date of the Prospectus, the Board has appointed from amongst its Non-Executive Directors three committees to assist it to discharge its duties: an audit committee (the Audit Committee), a remuneration committee (the Remuneration Committee), and a nomination committee (the Nomination Committee). Unless, disclosed otherwise the members of each committee are independent pursuant to the Dutch Corporate Governance Code. The Board may appoint additional committees from time to time, as it deems necessary and appropriate to carry out its responsibilities and oversight function.

(a)	Audit Committee

According to its rules, the Audit Committee advises the Board in relation to its responsibilities, undertakes preparatory work for the Board’s decision-making regarding the supervision of the integrity and quality of the Company’s financial reporting and the effectiveness of the Company’s internal risk management and control systems and shall prepare resolutions of the Board in relation thereto.

The Audit Committee consists of at least three Non-Executive Directors appointed by the Board, the majority of whom, including the chair of the Audit Committee, are independent Non-Executive Directors. The Audit Committee may not be chaired by the Chairman of the Board or by a former Executive Director. At the date of this Prospectus, the Audit Committee comprises: [●]. At least one member of the Audit Committee has competence in accounting and/or auditing. The members as a whole shall have competence relevant to the sector in which the Company is operating. The Audit Committee shall hold at least four meetings per year and whenever one or more of its members have requested a meeting. The quorum of any meeting shall be a majority of the members of the Audit Committee. The Audit Committee shall meet with the external auditor as often as it considers necessary, but at least once a year, outside the presence of the Executive Directors.

The Chief Financial Officer, the Director in charge of Company’s financial affairs, the internal auditor (if present) and the external auditor shall attend the Audit Committee meetings, unless the Audit Committee determines otherwise. The Audit Committee shall decide whether and, if so, when the Chairman of the Board shall attend its meetings.

In short, the Audit Committee’s main responsibilities include, among others: (i) supervising and monitoring, and discussing with and advising the Board on, the effectiveness of the design and operation of the internal risk management and control systems and supervising the effect of code of conduct; (ii) supervising the submission of financial information by the Company; (iii) supervising the compliance with recommendations and observations of the Company’s internal and external auditor; (iv) supervising the functioning of the internal audit department (if present); (v) supervising the Company’s tax policy; (vi) supervising the financing of the Company; (vii) supervising the applications of information and communication technology, including risks relating to cybersecurity; (viii) maintaining frequent contact and supervising the relationship with the external auditor; (ix) implementing the procedure for the selection of a statutory auditor and submitting a recommendation to the Non-Executive Directors for the (re)appointment or dismissal of a statutory auditor by the General Meeting; (x) informing the Board of the outcome of the statutory audit and explaining how the statutory audit contributed to the integrity of financial reporting and what the role of the audit Committee was in that process; (xi) monitoring the financial reporting process and submitting recommendations or proposals to ensure its integrity; (xii) determining whether, and if so, how the external auditor shall be involved in the content and publication of financial reports other than the financial statements; (xiii) issuing a recommendation on the appointment and dismissal of the senior internal auditor (if present); (xiv) if there is no separate department for the internal audit function, issuing a recommendation to the Board whether adequate alternative measures have been taken; (xv) submitting a proposal to the Board for the external auditor’s engagement to audit the annual accounts; and (xi) approving the annual accounts, the annual budget and major capital expenditures of the Company.

The Audit Committee shall have the power, without the Board’s approval and at the Company’s expense, to engage any independent legal counsel and other advisors as it deems necessary or appropriate and shall have the sole authority to approve such firms’ fees and other retention terms.

(b)	Remuneration Committee

According to its rules, the Remuneration Committee advises the Board in relation to its responsibilities and shall prepare resolutions of the Board in relation thereto.

The Remuneration Committee consists of at least three Non-Executive Directors appointed by the Board, the majority of whom are independent Non-Executive Directors. The Remuneration Committee may not be chaired by the Chairman of the Board or by a former Executive Director. At the date of this Prospectus, the Remuneration Committee comprises: [●]. The Remuneration Committee shall hold at least two meetings per year and whenever one or more of its members have requested a meeting. The quorum of any meeting shall be [a majority of the members of the Remuneration Committee].

In short, the Remuneration Committee’s main responsibilities include, among other things: (i) every four years, submitting a proposal to the Board for the remuneration policy to be pursued; (ii) preparing the Board’s decision-making regarding the determination of remuneration of the individual Executive Directors; (iii) preparing the decision-making by the Non-Executive Directors regarding the determination of remuneration of the individual Non-Executive Directors; and (iv) annually preparing the remuneration report to be tabled at the General Meeting.

The Remuneration Committee shall have the power, without the Board’s approval and at the Company’s expense, to appoint, compensate and oversee the work of any outside advisor to assist the Remuneration Committee in connection with its responsibilities.

(c)	Nomination Committee

According to its rules, the Nomination Committee advises the Board in relation to its responsibilities and shall prepare resolutions of the Board in relation thereto.

The Nomination Committee consists of at least three Non-Executive Directors appointed by the Board, the majority of whom are independent Non-Executive Directors. At the date of this Prospectus, the Nomination Committee comprises: [●]. The Nomination Committee shall hold at least two meetings per year and whenever one or more of its members have requested a meeting. The quorum of any meeting shall be [a majority of the members of the Nomination Committee].

In short, the Nomination Committee’s main responsibilities include, among other things: (i) drawing up selection criteria and appointment procedures for the Directors; (ii) periodically assessing the size and composition of the Board, and making a proposal for a composition profile of the Non-Executive Directors; (iii) periodically assessing the functioning of individual Directors and the Board as a whole, and reporting on this to the Board; (iv) making recommendations for appointments and reappointments; and (v) supervising the policy of the Board on the selection criteria and appointment procedures for senior management.

The Nomination Committee shall have the power, without the Board’s approval and at the Company’s expense, to appoint, compensate and oversee the work of any outside advisor to assist the Nomination Committee in connection with its responsibilities.

11.3.9	Composition of the Board

At the date of this Prospectus, the Board is comprised of the following Directors, with a term that will end at the annual General Meeting to be held in [•], which is the annual General Meeting to be held in the second year after [the Distribution Date].

Name	Age	Position	Member Since	Term
		[●]	[●] [2021]	two years
		[●]	[●] [2021]	two years
[●]		[●]	[●] [2021]	two years
[●]		[●]	[●] [2021]	two years
[●]	[●]	[Non-Executive Director]	[●] [2021]	two years
[●]	[●]	[Non-Executive Director	[●] [2021]	two years
[●]	[●]	[Non-Executive Director]	[●] [2021]	two years
[●]	[●]	[Non-Executive Director]	[●] [2021]	two years
[●]	[●]	[Non-Executive Director]	[●] [2021]	two years
[●]	[●]	[Non-Executive Director]	[●] [2021]	two years

11.3.10	Biographical Details of the Executive Directors

[●]

[●]

[●]

[●]

[●]

[●]

11.3.11	Biographical Details of the Non-Executive Directors

(a)	[●]

[●]

[Note to draft: information on Non-Executive Directors to be added in due course.]

11.3.12	Further Information Relating to the Directors

At the date of this Prospectus, the Directors have not, in the previous five years:

•	been convicted of any fraudulent offences;

•

as a member of the administrative, management or supervisory body at any company, or as partner, founder or senior manager at any company, been associated with any bankruptcy, receivership or liquidation of such company;

•

as a member of the administrative, management, or supervisory body at any company, or as partner, founder or senior manager at any company, been associated with that company being put into administration;

•	been subject to any official public incriminations and/or sanctions by any statutory or regulatory authority (including any designated professional body); or

•	been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of an issuer or from acting in the management or conduct of the affairs of any issuer.

11.4	Corporate Executives

The Group is managed by corporate executives (the Corporate Executives). The current Corporate Executives consists of eight key members, each of whom oversees a specific aspect of the business. The persons set forth below are the current members of the Corporate Executives.

Name	Age	Position
Sir Lucian Grainge CBE	61	Chairman & Chief Executive Officer
Jody Gerson	60	Chairman & CEO for Universal Music Publishing Group
Jeffrey Harleston	60	General Counsel and Executive Vice President of Business & Legal Affairs
Eric Hutcherson	52	Executive Vice President, Chief People and Inclusion Officer
Boyd Muir	62	Executive Vice President, Chief Financial Officer and President of Operations
Michael Nash	64	Executive Vice President of Digital Strategy
Will Tanous	51	Executive Vice President, Chief Administrative Officer
Vincent Vallejo	60	Deputy Chief Executive Officer, Corporate

For information in respect of the members of the Corporate Executives who will also be members of the Board, including Sir Lucian Grainge CBE and Vincent Vallejo, see Section 11.3.10 (Biographical Details of the Executive Directors).

Set out below are brief summaries of the biographies of the members of the Corporate Executives:

Jody Gerson (Chairman & CEO for Universal Music Publishing Group)

With more than three decades of experience, Jody Gerson is one of music’s most respected, accomplished executives and creative authorities. She is the first female chairman of a global music company and the first woman to be named CEO of a major music publisher. Since joining UMPG in 2015, Gerson transformed the company into the industry’s most sought-after home to songwriters evidenced by her signing and work with the Bee Gees, Elton John, Carly Simon, Bruce Springsteen, Prince, Taylor Swift, Billie Eilish, Rosalia, Alicia Keys, Coldplay, Justin Bieber, Jack White, SZA, Post Malone, Quavo, Ariana Grande, H.E.R., Harry Styles, Maren Morris and more. Prior to UMPG, Gerson served as Co-President of Sony/ATV Music Publishing. Gerson is the cofounder of She Is The Music, a nonprofit championing equality and inclusion for women. She serves on boards of the USC Annenberg Inclusion Initiative, Rock & Roll Hall of Fame, the National Music Publishers Association and The Archer School for Girls.

Jeffrey Harleston (General Counsel and Executive Vice President, Business & Legal Affairs)

Jeffery Harleston is responsible for globally overseeing all business transactions, contracts, and litigation. He is additionally responsible for the development of corporate policies, including the coordination of the company’s government relations, trade and anti-piracy activities, to ensure a unified strategy across the company’s divisions. Harleston, who joined UMG in 1993 at MCA, is co-chairman of UMG’s Task Force for Meaningful Change, where he leads a group of influential executives from across the company to focus on issues regarding inclusion and social justice. He is also currently serving as interim Chairman & CEO of Def Jam Recordings. Harleston serves on the boards of SoundExchange and the Recording Industry Association of America (RIAA) and received a B.A. in Political Science from Williams College and his J.D. from the University of California, Berkeley School of Law.

Eric Hutcherson (Executive Vice President, Chief People and Inclusion Officer)

With a focus on people, culture and inclusion, Eric Hutcherson leads a global team across UMG’s record labels, publishing division and operating companies to align talent functions, amplify the company’s entrepreneurial-based culture, accelerate diversity and inclusion across all levels and territories, attract, retain and develop talent, accelerate the company’s social justice initiatives and build on UMG’s successful track-record of driving innovation by recruiting employees who bring new ideas, perspectives and skillsets. After joining UMG in 2020, Hutcherson was named Co-Chairman of The Task Force for Meaningful Change, a group of influential executives from across the company who focus on issues regarding inclusion and social justice. He earned a bachelor’s degree in Political Science from New York University and a master’s degree in Sports Management and Administration from the University of Massachusetts-Amherst.

Boyd Muir (Executive Vice President, Chief Financial Officer and President of Operations)

Working seamlessly across the corporate and creative aspects of UMG’s operations, Boyd Muir is responsible for overseeing UMG’s global finance operations, including asset management, information technology, accounting and supply chain. Muir leads the strategic physical-to-digital reshaping of the company’s businesses, and he has played a key role in several of UMG’s most prominent acquisitions, including Sanctuary Group and V2 Music Group, as well as the company’s successful acquisition of EMI, Ingrooves Music Group and Epic Rights, among others. Muir joined UMG in 1994 and previously served as Chief Financial Officer for Universal Music Group International, the division which managed UMG’s businesses in more than 50 countries.

Michael Nash (Executive Vice President of Digital Strategy)

Michael Nash oversees UMG’s digital business development activities around the world, managing the relationships with the company’s largest digital partners. Nash has worked at the forefront of media and technology convergence for his entire career as an executive, entrepreneur and producer. Before joining UMG in 2015, Nash served as a strategic advisor to Warner Music Group (WMG), as well as several digital media startups and new technology companies. Prior to that, he served as the company’s Executive Vice President of Digital Strategy and Business Development where he oversaw new media projects, strategic relationships and business development activities worldwide. Prior to WMG, Nash was the Executive Director of the Madison

Project, the music industry’s first digital distribution trial, and he was the founding CEO of Inscape, an interactive entertainment and games publishing joint venture between WMG and HBO.

Will Tanous (Executive Vice President, Chief Administrative Officer)

Will Tanous plays a key role in the development of the company’s business strategy, overseeing several major strategic and corporate endeavors, as well as managing worldwide external and internal communications, global public policy, investor and government relations, event functions and social responsibility. Prior to joining UMG in 2013, Tanous served as Executive Vice President of Communications & Marketing for Warner Music Group where he was central in all of the company’s major corporate endeavors, including: the sale of WMG to Access Industries, Inc.; WMG’s initial public offering on the New York Stock Exchange in 2005; and the sale of WMG by Time Warner Inc. to a private equity consortium. He serves on the board of the Recording Industry Association of America and is a graduate of Georgetown University in Washington D.C.

11.5	General information about the Directors and Corporate Executives

The table below sets out the names of all companies and partnerships of which an Executive Director, Non-Executive Director or a Corporate Executive has been a member of the administrative, management or supervisory bodies or partner at any time in the previous five years, other than a subsidiary of the Company.

Name	Current directorships / partnerships	Past directorships / partnerships
Sir Lucian Grainge CBE	Northeastern University	American Friends of the Royal Foundation Lionsgate Entertainment Corporation
Vincent Vallejo	Esri France	Boulogne Studios EURL Groupe Canal+ L’Olympia Radionomy Group BV Watchever Group Radionomy Group SA WINAMP SA
[●]	[●]	[●]
[●]	[●]	[●]
Boyd Muir	Vevo, LLC Dakia UMusic Hospitality, LLC	—
Eric Hutcherson	Covenant House International USC Annenberg School of Communications and Journalism	The Hun School of Princeton Covenant House NY Young People’s Chorus
Jeffrey Harleston	SoundExchange Rhythm & Blues Foundation Recording Industry Association of America Williams College Harvard-Westlake School MusicCares TJ Martell Foundation UCLA Herb Albert School of Music National Museum of African American Music	—

Name	Current directorships / partnerships	Past directorships / partnerships
Jody Gerson	Archer School for Girls (trustee) She is the Music National Music Publisher’s Association	TJ Martell Foundation MusiCares City of Hope
Michael Nash	Vevo, LLC SongLily, Inc	—
Will Tanous	Dakia UMusic Hospitality, LLC	—

11.6	Equity Holdings

[Note to draft: beneficial interests of Directors to be confirmed.]

[The Non-Executive Directors will not acquire Shares in the Distribution. The Executives Directors will [not] acquire Shares in the Distribution.] [Note to draft: to be confirmed, including Distribution Shares which may be obtained by Directors pursuant to the Distribution as part of incentive shares held in Vivendi].

11.7	Remuneration

11.7.1	Board renumeration

Every four years, the Remuneration Committee shall submit a clear and understandable proposal to the Board concerning the remuneration policy to be pursued with regard to Directors, which will be submitted to the General Meeting for adoption as required by law. The remuneration policy was adopted by the General Meeting at the proposal of the Board on [insert date]. A resolution to adopt the remuneration policy requires a simple majority of the votes cast. Pursuant to the Articles of Association, remuneration of the Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting. The Executive Directors shall not participate in the deliberations and decision-making on this. The remuneration of the Non-Executive Directors shall be determined by the Board, with observance of the remuneration policy adopted by the General Meeting. A proposal with respect to remuneration schemes in the form of shares or rights to subscribe for shares shall be submitted by the Board to the General Meeting for its approval.

11.7.2	Remuneration components for the Executive Directors and Chief Financial Officer

Pursuant to the Company’s remuneration policy, the remuneration of the Executive Directors [and the Chief Financial Officer] consists of the following components, providing for an appropriate balance between fixed and variable remuneration over the short- and longer-term, which is directly linked to business performance and shareholder value-creating and supporting the Company’s strategy, its long-term interests and its sustainability:

•	a fixed base salary. Base salaries are reviewed annually in the context of [both Company and individual performance, and pay and conditions of the broader employee population more generally];

•	a pension contribution and other benefits such as life assurance and private medical insurance that are additional to the fixed base salary;

•

a short-term variable annual cash bonus. Bonuses are determined by the Remuneration Committee on the basis of individual performance and the Company’s performance against financial, strategic and risk-related measures; and

•

[the Company has not yet established a long-term incentive plan, but its intention is to introduce a share-based long-term incentive plan following the Admission]. [A summary of the high-level principles of the proposed long-term incentive plan is set out in Section 11.7.3 below.]

Section 11.7.3 (Current terms of Board members and the Chief Financial Officer) contains a summary of the terms and conditions of the [Chief Financial Officer and of the] Non-Executive and Executive members of the Board as per the date of the Prospectus.

11.7.3	Current terms of Board members and the Chief Financial Officer

(a)	Non-Executive Directors

The appointments of each of the Non-Executive Directors are for an initial term of [●] years unless terminated earlier by either party on [●] months’ written notice. The Nomination Committee periodically assesses the skills represented on the Board and determines whether these meet the Company’s needs.

The fee structure for Non-Executive Directors has been designed to ensure that the Company attracts, retains and appropriately compensates a diverse and internationally experienced board of Non-Executive Directors. On and from Admission, each independent Non-Executive Director shall be entitled to a fee of:

•	€[90,000] per annum for performing their role as a Non-Executive Director;

•	€[20,000] being payable for membership of a Board committee;

•	€[10,000] for performing the role of chair of a Board committee; and

•	€[•] for performing the role of Chairman of the Board.

Remuneration is reviewed annually and is not linked to the price of the Shares or the Company’s performance.

The fees for the Non-Executive Directors are benchmarked against Euronext Amsterdam listed companies, using publicly disclosed data and considering the relative size, scale and complexity of the Company’s activities.

Each Non-Executive Director is also entitled to reimbursement of reasonable expenses incurred in connection with the attendance of Board and Board committee meetings.

The Non-Executive Directors are not entitled to receive any compensation on termination of their appointment and are not entitled to participate in the Company’s bonus or pension schemes.

The Non-Executive Directors are subject to confidentiality undertakings without limitation in time. They are not subject to non-compete restrictive covenants.

(b)	Executive Directors and Chief Financial Officer

(i)	Annual base pay

Sir Lucian Grainge CBE receives a fixed base salary of €[●] per annum from the Company, Vincent Vallejo receives a fixed base salary of €[●] per annum from the Company and Boyd Muir receives a fixed base salary of €[●] per annum from the Company. The fixed base salary is paid bi-weekly for Sir Lucian Grainge CBE and Boyd Muir monthly for Vincent Vallejo in cash on a net basis i.e. all tax and social security contributions are deducted from this sum. Personal and Company performance is the primary driver for any salary increases and the base salary is set at a level to ensure the Company can attract and retain talent of the required caliber.

The Non-Executive Directors review the fixed base salaries of the Executive Directors [and Chief Financial Officer] [annually] and may increase the fixed base salary levels for the Executive Directors [and Chief Financial Officer] on an [annual] basis, typically effective from [date] each [year]. In making its decision, the Non-Executive Directors with advice from the Remuneration Committee, take into account global, regional, local and relevant industry practice as well as an individual’s contribution and affordability for the Company. A number of factors are taken into account during the review process, including [personal performance, the scope and nature of the role, competing businesses in the industry and local economic indicators such as inflation and labor market changes to ensure the remuneration is fair, sensible and competitive]. In preparation of the [annual] review process, the Remuneration Committee considers data from comparator companies, bearing in mind the size of the business, its complexity and its geographic footprint.]

(ii)	Pension contribution and other benefits

Sir Lucian Grainge CBE, Vincent Vallejo and Boyd Muir are entitled to receive pension benefits with employer contributions of up to [●]% of their fixed base salary plus employer paid life insurance and international health insurance for themselves and each of their families.

[For such time as he is located in [●], Sir Lucian Grainge CBE is entitled to receive housing allowance up to a maximum of €[●] per annum.] For such time as he is located in [●], Vincent Vallejo is entitled to receive housing allowance up to a maximum of €[•] per annum. For such time as he is located in [●], Boyd Muir is entitled to receive housing allowance up to a maximum of €[●] per annum.

[During any period spent in [●], Sir Lucian Grainge CBE and Vincent Vallejo are entitled to the use of a car for business and reasonable private use.] Boyd Muir receives an annual car allowance of [●].

(iii)	Short-term variable annual cash bonus

Sir Lucian Grainge CBE, Vincent Vallejo and Boyd Muir are eligible to participate in [the Company’s] annual bonus plan under which the maximum bonus payable for Sir Lucian Grainge CBE is [●]% of his fixed base salary, for Vincent Vallejo is [●]% of his fixed base salary and for Boyd Muir is €[●]. [The awards are made fully in cash]. The purpose of the bonus plan is to ensure executive alignment with and focus on the annual board-approved business plan. The annual bonus opportunity for each Executive Director and the Chief Financial Officer is agreed annually in advance, and are based on a number of financial, strategic and operational performance measures. [Financial targets account for approximately [●]% of the bonus plan, and strategic and operational targets account for approximately [●]% of the bonus plan.]

Performance against targets, as set at the beginning of the fiscal year, is based on verifiable financial results and metrics that are reviewed by the Company’s auditors. For targets which are more qualitative in nature, the Remuneration Committee considers supporting evidence and discusses the extent to which those goals have been achieved together with Human Resources department. Any payment of discretionary awards is made only after the publication of the results of the relevant performance year.

(iv)	Long-term variable incentive plan

Long-term incentives are designed to incentivize the delivery of sustainable long-term grown and provide alignment with shareholders. [Each of Sir Lucian Grainge CBE, Vincent Vallejo and Boyd Muir will following the Admission be entitled to participate in such long-term incentive plans as the Company may establish for executives.]

(v)	Termination policy

The employment contract of Sir Lucian Grainge CBE may be terminated by him on not less than [●] months’ notice. The employment contract of Vincent Vallejo may be terminated by: (i) him on not less than [●] months’ prior notice; or (ii) the Company on not less than [●] months’ prior notice. The employment contract of Boyd Muir may be terminated by the Company without cause without prior notice.

In the event of termination by the Company without cause, Sir Lucian Grainge CBE and Boyd Muir shall be paid [●] years’ salary, bonus and health and welfare benefits in a lump sum in exchange for a release of claims against the Company, and Vincent Vallejo shall be paid salary and bonuses in a lump sum for the period remaining on his initial fixed term agreement.

(vi)	Recognition payment in connection with the Admission and Distribution

Sir Lucian Grainge CBE, Vincent Vallejo and Boyd Muir will [or will not], on or shortly after Admission, receive payment of a bonus of €[●] million and €[●] million respectively from [the Company].

(vii)	Restrictive covenants

Sir Lucian Grainge CBE and Boyd Muir are subject to confidentiality undertakings without limitation in time and to non-solicitation provisions (in respect of clients and employees) for a period of 12 months after the termination of their employment with the Company. Sir Lucian Grainge CBE is also subject to a non-competition provision for a period of 12 months after the termination of his employment with the Company.

(viii)	Other

The Company arranges for, and pays, directors’ and officers’ liability insurance for Sir Lucian Grainge CBE, Vincent Vallejo and Boyd Muir.

As at the date of this Prospectus, neither the Company nor Vivendi have provided any personal loans, advances or guarantees to Sir Lucian Grainge CBE, Vincent Vallejo or Boyd Muir.

(ix)	Retention Bonuses

To the extent that Vincent Vallejo remains employed by the Company on February 1, 2023, he will receive payment of a retention bonus of €[●] million from [the Company].

The remuneration payable to the Executive Directors and the Chief Financial Officer, as described above, is in all cases subject to any applicable regulatory requirements.

[Note to draft: to include any other categories of remuneration applicable to the Executive Directors and/or the Chief Financial Officer to be confirmed for inclusion.]

11.7.4	Executive Directors’ Remuneration for the financial year ended December 31, 2020

The remuneration for the Executive Directors and the Chief Financial Officer for the financial year ended December 31, 2020 was as follows:

Executive Director	Base salary		Cash Bonus		Equity		Pension contributions		Fringe benefits		Total
(in [€] thousands)
Sir Lucian Grainge CBE(1) (2)	[	●]	[	●]	[	●]	[	●]	[	●]	[	●]
Vincent Vallejo(3)	[	●]	[	●]	[	●]	[	●]	[	●]	[	●]
Boyd Muir	[	●]	[	●]	[	●]	[	●]	[	●]	[	●]

Note:

(1)	[Sir Lucian Grainge CBE is paid in US$. The table sets out his US$ remuneration in Euros based on the average US$/€ exchange rate for 2020].
(2)

[In addition to a cash bonus in the amount of [•] paid by the Company, a cash bonus in the amount of [•] was paid to Sir Lucian Grainge CBE by Vivendi in respect of [•].] [Note to draft: to confirm value and description of any bonuses paid by Vivendi.]

(3)

[The remuneration of Vincent Vallejo for the year ended December 31, 2020 was paid by Vivendi as his employer for this period prior to his appointment to Deputy Chief Executive Officer Corporate of the Company on April 13, 2021.]

11.7.5	Non-Executive Directors’ Remuneration for the financial year ended December 31, 2020

As the Non-Executive Directors were appointed after December 31, 2020, no remuneration was paid to the Non-Executive Directors for the financial year ended December 31, 2020.

11.7.6	Corporate Executives remuneration for the financial year ended December 31, 2020

The following table describes the aggregate remuneration for the members of the Corporate Executives (other than the Executive Directors and the Chief Financial Officer) for their services as members of the management of the Company and its subsidiaries for the year ended December 31, 2020.

	Base salary	Cash bonus(2)	Equity(3)	Pension contributions(4)	Fringe benefits(5)	Total
	(in € thousands)
Corporate Executives(1)	€7,774	€13,999	€643	€83	€490	€22,989

Note:

(1)

Includes remuneration for Eric Hutcherson from his hire date of September 1, 2020 through December 31, 2020. Figures include actual earnings for FY20. This table sets out US$ remuneration in Euros based on the average US$/€ exchange rate for 2020.

(2)	Includes incentive payments from our annual bonus plans and other bonus plans.
(3)	Includes earnings from Vivendi’s Performance Share Scheme Plan granted in 2015, 2017 and 2018.
(4)	Includes 401K company match and the non-elective company contributions.
(5)	Includes employer paid benefits, relocation costs and other allowances.

11.8	Equity Incentive Plans

11.8.1	Vivendi Share Schemes

Certain members of the Company’s Corporate Executives, including the Chairman & Chief Executive Officer, Deputy Chief Executive Officer and the Chief Financial Officer, as well as [insert additional participants other than senior management], participated in the Vivendi Share Schemes prior to the date of this Prospectus. [Note to draft: to be confirmed how these shares will be treated (ie will they continue to participate).]

The shares granted under the Vivendi Share Schemes vest over a defined period of time from granting (subject to certain acceleration provisions) [and are subject to leaver provisions under which departure in specified circumstances may result in the non-vesting of a portion of those shares (such portion depending on the circumstances in which the relevant manager leaves).]

The Vivendi Share Schemes represent historical arrangements established by Vivendi [and the Company anticipates that in the future it will provide long-term incentivisation to senior employees by establishing a share-based long-term incentive plan, the details of which will be determined following the Admission. A summary of the high-level principles of the proposed long-term incentive plan is set out in paragraph [●] below.]

(a)	Vivendi Performance Share Scheme Plans

The table below sets out details of the Vivendi performance Share Scheme Plans in which the Executive Directors and the members of the Corporate Executives participate in as at the date of this Prospectus:

Name	Plan Year	Number of Vivendi Shares Granted	Grant Date	Vesting Date	Vesting Rate	Settlement Date
Sir Lucian Grainge CBE
	2017	[●]	Feb 23, 2017	Feb 24, 2020	75%	Feb 25, 2022
	2018	[●]	May 17, 2018	May 18, 2021	75%	May 19, 2023
	2019	[●]	Feb 14, 2019	Feb 15, 2022	0% - 100%(1)	Feb 16, 2024
Vincent Vallejo
	2019	[●]	Feb 14, 2019	Feb 15, 2022	0% - 100%(1)	Feb 16, 2024
	2020	[●]	Feb 13, 2020	Feb 13, 2023	0% - 100%(1)	Feb 14, 2025
Boyd Muir
	2017	[●]	Feb 23, 2017	Feb 24, 2020	75%	Feb 25, 2022
	2018	[●]	May 17, 2018	May 18, 2021	75%	May 19, 2023
	2019	[●]	Feb 14, 2019	Feb 15, 2022	0% - 100%(1)	Feb 16, 2024
	2020	[●]	Feb 13, 2020	Feb 13, 2023	0% - 100%(1)	Feb 14, 2025
Corporate Executives(2)
	2017	[61,000]	Feb 23, 2017	Feb 24, 2020	75%	Feb 25, 2022
	2018	[49,000]	May 17, 2018	May 18, 2021	75%	May 19, 2023
	2019	[49,000]	Feb 14, 2019	Feb 15, 2022	0% - 100%(1)	Feb 16, 2024
	2020	[49,500]	Feb 13, 2020	Feb 13, 2023	0% - 100%(1)	Feb 14, 2025

Notes:

(1)	Final Vesting Rate will be determined on the Vesting Date
(2)	Other than the Executive Directors and Chief Financial Officer

[Note to draft: to confirm appropriate description of share scheme and effect of transaction.]

(b)	Vivendi Opus Share Scheme Plan

The table below sets out details of Vivendi Opus Share Scheme Plan in which Vincent Vallejo participates in as at the date of this Prospectus. No other Executive Directors or Corporate Executives participate in this scheme as at the date of this Prospectus:

Name	Plan Year	Number of Vivendi Shares Granted	Grant Date	Vesting Date
Vincent Vallejo
	2017	[●]	Jul 25, 2017	Jan 6, 2022
	2018	[●]	Jul 19, 2018	Jan 6, 2023
	2019	[●]	Jul 17, 2019	Jan 6, 2024
	2020	[●]	Jul 21, 2020	Jan 6, 2025

11.8.2	UMG Equity Incentive Plan

[The Company intends to adopt a long term incentive plan to provide equity incentives to eligible officers, employees and Executive Directors to align with the interests of our shareholders.]

[Note to draft: to confirm whether UMG incentive plan to be established pre-transaction.]

11.9	Board Liability, Insurance and Indemnity

Executive Directors and Non-Executive Directors may be liable, under Dutch law, for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to the Company and to third parties for infringement of certain provisions of Dutch law or the Articles of Association. Such liability may be joint and several. In certain circumstances, they may also incur other specific civil and criminal liabilities.

Furthermore, the Articles of Association provide that the Company shall indemnify each current or former Director in any anticipated or pending action, suit, proceeding or investigation for any claim against that Director that such Director may derive from exercising his respective duties as a Director, for any and all:

•

costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that Director’s defences in the relevant action, suit, proceeding or investigation or a settlement thereof;

•	liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that Director, excluding any reputational damages and (other) immaterial damages; and

•

payments by that Director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by the Company (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Any indemnification by the Company shall be made only upon a determination by the Board that indemnification of the Director is proper under the circumstances because he had met the applicable standard of conduct set forth above.

A Director, current or former, shall not be entitled to any indemnification if and to the extent:

•

a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former Director can be considered intentional, wilfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

•	the costs or the decrease in assets of the current or former Director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

•	the Company and/or a company in the group brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by the Company.

Executive Directors, Non-Executive Directors and certain other members of the Company’s senior management, to the extent they carry out responsibilities of the Board, are insured under a director’s and officer’s liability insurance policy taken out by the Company against damages resulting from their conduct when acting in their capacities as Directors or officers with coverage and terms customary for a publicly listed company of the size of the Company.

11.10	Relationship Agreement

[Note to draft: details of Relationship Agreement to be entered into between Vivendi, Tencent, [Bolloré Group] and other major Shareholders to be confirmed in due course.]

11.11	Conflicts of Interest and Related Party Transactions

In accordance with Dutch law, an Executive Director or Non-Executive Director shall not participate in any discussions and decision-making process if he or she has a direct or indirect personal interest conflicting with the interests of the Company. (or in the event of being involved in a related party transaction within the meaning of Section 2:169 paragraph 4 DCC). If there is such personal conflict of interest in respect of all Directors (or in the event all Directors are involved in a related party transaction within the meaning of Section 2:169 paragraph 4 DCC), the decision shall nevertheless be taken by the Board.

Pursuant to the Board Rules, a Director having a conflict of interest (which includes being involved in a related party transaction within the meaning of Section 2:169 paragraph 4 DCC) shall immediately report any (potential) direct or indirect personal interest to the Chairman of the Board (and, in case of an Executive Director, also to the other Directors) and shall provide all relevant information, including information concerning his or her spouse, registered partner or other partner, foster child and relatives by blood or marriage up to the second degree as defined under Dutch law. In the event that the Chairman of the Board has a (potential) conflict of interest, the Chairman of the Board shall report such (potential) conflict of interest to the Vice- Chairman of the Board.

According to Dutch law, if a Director does not comply with the provisions on conflicts of interest, the resolution concerned is subject to nullification (vernietigbaar) and such Director may be held liable by the Company. As a general rule, the existence of a (potential) conflict of interest does not affect the authority to represent the Company as described under Section 11.4.1 (Powers, Responsibility and Function). Furthermore, as a general rule, agreements and transactions entered into by a company cannot be annulled on the grounds that a decision of its board of directors was adopted with the participation of conflicted member(s) of the board of directors. However, under certain circumstances, a company may annul such an agreement or transaction if the counterparty misused the relevant conflict of interest.

Pursuant to the Board Rules, a Director shall in any event be deemed to have a conflict of interest, if

(a)	he/she has a personal financial interest in a company with which the Company intends to enter into a transaction;

(b)	he/she has a family law relationship (familierechtelijke verhouding) with a management board member of a company with which the Company intends to enter into a transaction;

(c)	he/she is a member of the management or supervisory board of, or holds similar office with, a company with which the Company intends to enter into a transaction;

(d)	under applicable law, including the rules of any exchange on which Shares may be listed, such conflict of interest exists or is deemed to exist; or

(e)	the Board has ruled that such conflict of interest exists or is deemed to exist, without the Director concerned being present.

Dutch law stipulates that material transactions with related parties that are (a) not entered into in the ordinary course of business of the Company or (b) that are not concluded on normal market terms, require approval of the Board. Prior to Admission, the Board shall establish an internal procedure to periodically assess whether transactions are concluded in the ordinary course of business and on normal market terms. Directors that are involved in the related party transaction are prohibited from participating in the deliberations and voting on the matter. If, as a result, no Board resolution can be adopted, the Articles of Association provide that the resolution can nevertheless be adopted by the Board.

Such material transactions must be made public by the company at the time the transaction is entered into. Transactions with related parties are considered material if (i) information on the transaction qualifies as inside information under the Market Abuse Regulation ((EU) No. 596/2014) (the Market Abuse Regulation or MAR)

and (ii) such transaction is entered into with one or more holders of shares in the company representing at least 10% of issued share capital; or a member of the management board or supervisory board of the company. Transactions that are in itself non-material, but which are entered into with the same related party during the same financial year, are jointly considered material.

In addition, the Dutch Corporate Governance Code requires that transactions that are of a material significance to the Company and/or to legal or natural persons who hold at least 10% of the Shares are published in the management report of the Board.

The Company should not grant Directors any personal loans, guarantees or the like unless in the normal course of business and on terms applicable to the personnel as a whole, and after approval of the Non-Executive Directors. No emission of loans should be granted.

11.12	Potential Conflicts of Interest

Other than as described below, no Executive Director has a conflict of interest (actual or potential) between his or her duties to the Company and his or her private interests and/or other duties.

[As set out at Section [●], the service agreement of Sir Lucian Grainge CBE allows him to undertake certain activities outside of his services to UMG.

Other than that: (i) [[●] and [●]] (who each hold a position with, and were nominated for appointment as Directors by Vivendi, which holds an interest of more than 10% in the Company); and (ii) [●] and [●] (who were nominated for appointment as Directors by Concerto and Scherzo, which collectively hold an indirect interest of more than 10% in the Company), and each of whom is therefore considered not independent for the purposes of the Dutch Governance Code, no Non-Executive Director has a conflict of interest (actual or potential) between his or her duties to the Company and his or her private interests and/or duties.

Other than as described above, no member of the Corporate Executives has a conflict of interest (actual or potential) between his or her duties to the Company and his or her private interests and/or other duties.

11.13	Related Party Transactions

[To follow]

11.14	Employees

As of December 31, 2020, UMG employed approximately 9,183 persons worldwide, including full- and part-time employees. As of such date, [approximately 100 employees of UMG in the United States were subject to a collective bargaining agreement, although certain employees in its non-domestic companies were covered by national labor agreements].

As of June 30, 2021, [UMG] headcount was   [●]  . The following table details the average numbers of UMG’s employees by region for June 30, 2021, and 2020, and the years ended December 31, 2020, 2019 and 2018.

Headcount by Region	As at June 30				As at 31 December
	2021	2021 (%)	2020	2020 (%)	2020	2020 (%)	2019	2019 (%)	2018	2018 (%)
Africa	—	—	105	1%	117	1%	96	1%	66	1%
Asia-Pacific	—	—	1,362	15%	1,408	15%	1,293	15%	1,212	15%
Europe	—	—	3,821	42%	3,828	42%	3,796	43%	3,632	43%
North America	—	—	3,432	38%	3,448	38%	3,308	37%	3,052	37%
South and Central America	—	—	378	4%	382	4%	372	4%	357	4%

Total	—	—	9,098	100%	9,183	100%	8,865	100%	8,319	100%

The following table details the average numbers of UMG’s headcount by function for June 30, 2021, and 2020, and the years ended December 31, 2020, 2019 and 2018.

Employees by function

	As at June 30		As at December 31
	2021	2020	2020	2019	2018
Music Recording	[●]	[●]	[●]	[●]	[●]
Music publishing	[●]	[●]	[●]	[●]	[●]
Merchandising	[●]	[●]	[●]	[●]	[●]
Other	[●]	[●]	[●]	[●]	[●]

Total	[●]	[●]	[●]	[●]	[●]

[On average contingent labor made up [●]% of the workforce as of December 31, 2020.]

12. Description of Share Capital and Corporate Governance

[Note to draft: Subject to review and alignment with the AoA and other corporate documents of UMG and subject to discussions with on governance.]

Set out below is a summary of certain relevant information concerning the Company’s share capital and of certain significant provisions of Dutch law and the Articles of Association. It is based on relevant provisions of Dutch law as in effect on the date of this Prospectus and the Articles of Association as these will be in effect ultimately on Admission.

This summary does not purport to give a complete overview and should be read in conjunction with, and is qualified in its entirety by reference to the relevant provisions of Dutch law as in effect on the date of this Prospectus, the Articles of Association and the Board Rules, in each case as they will be in effect ultimately on Admission. The Articles of Association in the governing Dutch language (and an unofficial English translation) as well as the Board Rules in the English language are available on the Company’s website (www.[universalmusic].com). See also Section 11.1 (Board and Employees—General).

The Company is a private company with limited liability (besloten vennoootschap met beperkte aansprakelijkheid) with the name Universal Music Group B.V. The commercial name is “Universal Music”. As part of the terms of the Admission and in accordance with applicable law, the Company has undertaken to convert to a public company (naamloze vennootschap) prior to the Admission. The Company’s statutory seat is in Hilversum, the Netherlands (and will, upon the conversion, be in Amsterdam, the Netherlands). The telephone number of the Company is +31 (0) 88 62 61 500. The registered office address of the Company is ‘s-Gravelandseweg 80, 1217 EW Hilversum, the Netherlands. The Company is registered with the trade register of the Chamber of Commerce of the Netherlands (Kamer van Koophandel) under number 81106661. Its legal entity identifier is [●].

12.1	Corporate Objects

The Company’s corporate objectives are included in article 4 of the Articles of Association.

The objects of the Company are:

(a)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(b)	to finance businesses and companies;

(c)

to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(d)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, its group companies and/or third parties;

(f)	to acquire alienate, manage and exploit registered property and items of property in general;

(g)	to trade in currencies, securities and items of property in general;

(h)	to develop and trade in patents, trademarks, licenses, know-how and other intellectual and industrial property rights; and

(i)	to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

12.2	Authorized, Issued and Outstanding Share Capital

The Shares are subject to and have been created under Dutch law.

Under Dutch law, a company’s authorized share capital sets out the maximum amount and number of shares that it may issue without amending its articles of association.

The Articles of Association provide for an authorized share capital in an amount of €[●], divided into [●] Shares with a nominal value of €[10.00] per Share.

As at the date of this Prospectus, the Company’s issued share capital is fully paid up and held by the Existing Shareholders. The table below shows the expected number of issued and outstanding Shares immediately prior to the Distribution, [which number shall not be altered by the Distribution.]

Number of Shares immediately prior to the Distribution
Shares	[1,813,241,160]

[At the date of this Prospectus, the Company holds no Shares as treasury shares.]

12.3	Major Shareholders

The following table sets forth the shareholders of the Company which, to the Company’s knowledge, will directly or indirectly have a notifiable interest in the Company’s capital and voting rights within the meaning of the DFSA (i) immediately prior to the Distribution (as defined below) and (ii) immediately following the Distribution.

	Shares to be owned immediately prior to the Distribution			Shares to be owned immediately following the Distribution
	Amount	%		Amount		%
Vivendi	[●]	[80	]%	[	●]	[●]	%
Concerto	[●]	[10	]%	[	●]	[●]	%
Scherzo	[●]	[10	]%	[	●]	[●]	%
[Bolloré Group]	—	—		[	●]	[18]	%
[●]	[●]	[●]	%	[	●]	[●]	%

[Note to draft: total shares held by Concerto include ordinary shares and one priority share.]

[Note to draft: analysis of Vivendi’s shareholder register to be carried out in due course.]

[Note to draft: to be updated once analysis has been confirmed whether any of the listed shareholders are considered “concert parties” for mandatory offer purposes.]

12.4	History of Share Capital

[Other than the Shares issued upon the completion of the Restructure, which are held by the Existing Shareholders, the Company has not issued any Shares prior to the date of this Prospectus.]

12.5	Form and Transfer of Shares

Upon Admission, the Company’s issued share capital will be divided into [1,813,241,160] Shares. All Shares are in registered form (op naam) and are only available in the form of an entry in the Company’s shareholders’ register. No certificates (aandeelbewijzen) will be issued. The Shares are subject to the laws of the Netherlands.

[On Distribution Date, Euroclear France will credit the Distribution Shares, as the case may be: (i) to the accounts of the financial intermediaries with respect to the Distribution Shares distributed to beneficiaries holding Vivendi shares in bearer form, or (ii) to the account of Euroclear France, with respect to the Distribution Shares distributed to beneficiaries holding Vivendi shares in registered form. The delivery mechanism of the Distribution Shares is further described in the Distribution Report.]

Application has been made for the Shares to be accepted for clearance through the book-entry facilities of Euroclear France. Euroclear France has its offices at 66 rue de la Victoire 75009 Paris, France.

12.6	The Company’s Shareholders’ Register

Subject to Dutch law and the Articles of Association, the Board must keep a shareholders’ register. The Company’s shareholders’ register must be regularly updated. The shareholders’ register may be kept in several copies and in several places.

Each Shareholder’s name, address and further information as required by law or considered appropriate by the Board are recorded in the shareholders’ register. Shareholders shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars will be the responsibility of the Shareholder concerned. The preceding sentences shall apply by analogy to holders of a right of usufruct or right of pledge on one or more Shares, with the exception of a holder of a right of pledge created without acknowledgement by or service of notice upon the Company.

If a Shareholder so requests, the Board shall provide the Shareholder, free of charge, with written evidence of the information in the shareholders’ register concerning the Shares registered in the Shareholder’s name. The preceding sentence shall apply by analogy to holders of a right of usufruct or right of pledge on one or more Shares, with the exception of a holder of a right of pledge created without acknowledgement by or service of notice upon the Company.

[All Shares belong to a collection deposit or giro deposit as referred to in the Dutch Securities Giro Transfer Act (Wet giraal effectenverkeer) as set out above, the name and address of the intermediary or the central institute shall be entered in the Shareholders’ register, stating the date on which those Shares became part of a collective deposit or the giro deposit, the date of acknowledgement or service as well as the paid-up amount on each Shares.] [Note to draft: settlement mechanics to be confirmed.]

12.7	Issue of Shares and Pre-emptive Rights

The General Meeting is authorized to issue Shares or to grant rights to subscribe for Shares and to restrict and/or exclude statutory pre-emptive rights in relation to the issuance of Shares or the granting of rights to subscribe for Shares. The General Meeting may designate the Board competent to issue Shares (or grant rights to subscribe for Shares, but not to issue Shares to a person exercising a previously granted right to subscribe for Shares) and to determine the issue price and other conditions of the issue for a specified period not exceeding five years (which period can be extended from time to time for further periods not exceeding five years). Such designation by the General Meeting must state the number of Shares that may be issued. The General Meeting shall, in addition to the Board, remain authorized to issue Shares if such is specifically stipulated in the resolution authorizing the Board to issue Shares. A resolution of the General Meeting to issue shares (or grant rights to subscribe for Shares, but not to issue Shares to a person exercising a previously granted right to subscribe for Shares) and a resolution to designate the Board thereto can only be adopted at the proposal of the Board. A resolution of the General Meeting to limit or exclude pre-emptive rights and a resolution to designate the Board thereto, can only be adopted at the proposal of the Board and shall require a majority of at least two-thirds of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting. [Note to draft: Upon Admission, no such right is designated to the Board. At the start there will in principle be no delegation to the Board, provided that the implementation of any equity plan, and delegation to the Board in connection therewith, is to be discussed. TBD a delegation to the Board to issue up to 10% of the issued share capital (and exclude or restrict pre-emptive rights in connection with such issuance) for 18 months – which is standard practice in the Dutch market.] Shares may not be issued at less than their nominal value and must be fully paid-up upon issue. The designation of the Board by the General Meeting cannot be withdrawn unless determined otherwise at the time of designation. No resolution is required for the issue of Shares pursuant to the exercise of a previously granted right to subscribe for Shares. The Company may not subscribe for its own Shares.

Under Dutch law and the Articles of Association, each Shareholder has a pre-emptive right in proportion to the aggregate amount of its Shares upon the issue of Shares (or the granting of rights to subscribe for Shares). This pre-emptive right does not apply to: (i) Shares issued to employees of the Company or a group company of the Company as referred to in Section 2:24b DCC, (ii) Shares that are issued against payment other than in cash; and (iii) Shares issued to a person exercising a previously granted right to subscribe for Shares.

The pre-emptive rights in respect of newly issued Shares or the granting of rights to subscribe for Shares may be restricted or excluded by a resolution of the General Meeting. Pre-emptive rights may also be limited or excluded by a resolution of the Board if the Board has been designated thereto by the General Meeting for a specified period not exceeding five years (which period can be extended from time to time for further periods not exceeding five years), and the Board has also been designated to issue Shares.

A resolution of the General Meeting to limit or exclude pre-emptive rights or a resolution to designate the Board thereto, can only be adopted at the proposal of the Board. A resolution of the General Meeting to exclude or restrict pre-emptive rights, or to designate the Board thereto, requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital of the Company is present or represented at the General Meeting. The designation of the Board by the General Meeting cannot be determined unless provided otherwise at the time of designation.

12.8	Acquisition of Own Shares

The Company cannot subscribe for Shares in its own capital. Subject to Dutch law and the Articles of Association, the Company may acquire fully paid-up Shares either for no consideration or under universal title of succession, or if, (i) its shareholders’ equity less the payment required to make the acquisition, does not fall below the sum of called-up and paid-in share capital and any reserves to be maintained by Dutch law and/or the Articles of Association, (ii) the Company and its subsidiaries would thereafter not hold Shares or hold a pledge over Shares with an aggregate nominal value exceeding 50% of the Company’s issued share capital and (iii) the Board has been authorized thereto by the General Meeting. Any acquisition by the Company of Shares that are not fully paid-up shall be null and void.

The General Meeting’s authorisation to the Board to acquire own Shares is valid for a maximum of 18 months. As part of the authorisation, the General Meeting must specify the number of Shares that may be repurchased, the manner in which the Shares may be acquired and the price range within which the Shares may be acquired. The authorisation by the General Meeting is not required if the Company repurchases fully paid-up Shares for the purpose of transferring these Shares to employees of the Company or a Group Company under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange. [Note to draft: according to the term sheet, an annual authorization will be granted to the board within customary limits. Consider including a reference to such authorization in the prospectus.]

In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded, unless such Shares are encumbered with a right of usufruct or right of pledge. For the computation of the profit distribution, the Shares held by the Company in its own capital shall not be included. The Board is authorized to dispose of the Company’s own Shares held by it.

Furthermore, no voting rights may be exercised for any of the Shares held by the Company or its subsidiaries unless such Shares are subject to the right of usufruct or to a pledge in favour of a person other than the Company or its subsidiaries and the voting rights were vested in the pledgee or usufructuary before the Company or its subsidiaries acquired such Shares. The Company or its subsidiaries may not exercise voting rights in respect of Shares for which the Company or its subsidiaries have a right of usufruct or a pledge.

12.9	Transfer of Shares

A transfer of a share in the Company (not being, for the avoidance of doubt, a share held through the system of Euroclear France) or a restricted right thereto requires a deed of transfer drawn up for that purpose and the acknowledgment by the Company of the transfer in writing. Such acknowledgement is not required if the Company itself is a party to the transfer.

If a share is transferred for inclusion in a collective deposit, the transfer will be accepted by the intermediary concerned. If a registered Share is transferred for inclusion in a [collective deposit], the transfer will be accepted by the central institute, being Euroclear France. Upon issue of a new share to Euroclear France or to an intermediary, the transfer and acceptance in order to include the share in the [collective deposit] will be effected without the cooperation of the other participants in the collection deposit. Deposit shareholders are not recorded in the Company’s shareholders’ register. [Shares included in the collective deposit can only be delivered from a collective depot with due observance of the related provisions of the Dutch Securities Giro Transfers Act and with the approval of the Board. The transfer by a deposit shareholder of its book-entry rights representing such shares shall be affected in accordance with the provisions of the Dutch Securities Giro Transfers Act.] The same applies to the establishment of a right of pledge and the establishment or transfer of a usufruct on these book-entry rights.

12.10	Reduction of Share Capital

The General Meeting may, only upon a proposal of the Board, resolve to reduce the issued share capital by (i) cancelling Shares held by the Company itself or (ii) amending the Articles of Association to reduce the nominal value of the Shares. In either case, this reduction would be subject to provisions of Dutch law and the Articles of Association. Under Dutch law, a resolution of the General Meeting to reduce the number of Shares must designate the Shares to which the resolution applies and must lay down rules for the implementation of the resolution. A resolution to reduce the issued share capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital of the Company is present or represented at the General Meeting.

Pursuant to Dutch law, a reduction of the nominal value of the shares without repayment and without release from the obligation to pay up the shares must be effectuated proportionally on shares of the same class (unless all shareholders concerned agree to a disproportionate reduction). A resolution that would result in a reduction of capital requires approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced by the reduction. In addition, a reduction of share capital involves a two-month waiting period during which creditors have the right to object to a reduction of share capital under specified circumstances. Certain aspects of taxation of a reduction of share capital are described in Section 14 (Taxation) of this Prospectus.

12.11	Annual Financial Reporting and Interim Financial Reporting

The financial year of the Company coincides with the calendar year. Annually within the statutory period (which is currently four months after the end of the financial year), the Board prepares the financial reporting. Following Admission, the Company must prepare its annual accounts in accordance with the Dutch Financial Supervision Act (Wet op het financieel toezicht) (DFSA) and article 2:361 and article 2:392, paragraph 1 of the Dutch Civil Code (Burgerlijk Wetboek) (the DCC), which means either under EU approved IFRS and subject to review by a Dutch law accredited auditor. Furthermore, the Board must prepare a board report in accordance with article 2:391 DCC. The annual accounts, the board report, and other information required under Dutch law must be made publicly available in the Netherlands within four months of the end of the relevant accounting period and must simultaneously be filed with the AFM and be kept publicly available for at least 10 years. When the annual accounts have been adopted by the Company’s annual general meeting, they must be filed with the AFM within five days following adoption.

The financial statements must be accompanied by an independent auditors’ report, a report by the Board and certain other information required under Dutch law and the Dutch Corporate Governance Code. All Directors sign the financial statements and if one of them does not so sign the annual accounts, the reason for this omission must be stated. The Board must make the financial statements, the report by the Board and other information required under Dutch law available for inspection by the Shareholders and other persons entitled to attend and address the General Meetings at the offices of the Company from the day of the notice convening the annual General Meeting. The financial statements must be adopted by the General Meeting.

After the proposal to adopt the financial statements has been discussed, a proposal shall be made to the General Meeting, in connection with the financial statements and the statements made regarding them at the General Meeting, to discharge the Directors for their management and supervision in the last financial year.

Within three months after the end of the first six months of each financial year, the Board must prepare interim financial reporting, including interim annual accounts and an interim board report, and make this publicly available and simultaneously file them with the AFM. The interim financial reporting must remain publicly available for at least 10 years. If the interim financial statements are audited or reviewed, the independent auditor’s report or independent auditor’s review report must be made publicly available together with the interim financial statements. If the interim financial statements are unaudited or unreviewed, the interim board report should state so.

12.12	Dividend and Other Distributions

12.12.1	General

Distribution of profits shall be made after the adoption of the annual accounts from which it appears that the distribution is allowed. The Company may only make distributions to the extent the Company’s equity exceeds the sum of its paid-up and called-up part of its issued capital and the reserves which must be maintained pursuant to the law. Distributions shall be made pro rata to the respective shareholdings. See Section 5 (Dividend Policy) for a more detailed description regarding dividends. The Board or the General Meeting, at the proposal of the Board, may resolve to make distributions from the share premium reserve or other distributable reserves maintained by the Company.

12.12.2	Right to reserve

The Board may determine which part of the profits shall be reserved, with due observance of the Company’s policy on reserves and dividends. The Company may have a policy on reserves and dividends to be determined and amended by the Board. The General Meeting may resolve to distribute any part of the profits remaining after reservation. If the General Meeting does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

12.12.3	Interim distribution

Subject to Dutch law and the Articles of Association of the Company, the Board may resolve to make an interim distribution of profits provided that it appears from an interim statement of assets signed by the Board that the Company’s equity exceeds the sum of its paid up and called up part of its issued capital and the reserves which must be maintained pursuant to the law..

12.12.4	Distribution in kind

[The Board, or the General Meeting, at the proposal of the Board,] may resolve that a distribution on Shares shall not be paid in whole or in part in cash but in kind or in the form of Shares (and with due observance of the Articles of Association), and may determine the conditions under which such option can be given to the shareholders. The General Meeting may only resolve to distribute to the Shareholders a dividend in kind or in the form of Shares at the proposal of the Board.

12.12.5	Profit ranking of the Shares

All of the Shares issued and outstanding on the day following [the Distribution Date] will rank equally and will be eligible for any profit or other payment that may be declared on the Shares.

12.12.6	Payment

Payment of any future dividend on Shares in cash will be made in euro or in another currency as determined by the Board. Any dividends on Shares that are paid to shareholders through Euroclear France will be automatically credited to the relevant shareholders’ accounts. Payment of dividends on the Shares not held through Euroclear France will be made directly to the relevant shareholder using the information contained in the Company’s shareholders’ register and records. There are no restrictions in relation to the payment of dividends under Dutch law in respect of holders of Shares who are non-residents of the Netherlands. However, see Section 14 (Taxation) for a discussion of certain aspects of taxation of dividends paid on the Shares.

Payments of profit and other payments are announced in a notice by the Company and will be made on the date determined by the Board. Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to the Company and will be carried to the reserves.

12.13	Exchange Controls and other Provisions relating to non-[Dutch] Shareholders

Under the Dutch law, subject to the 1977 Sanction Act (Sanctiewet 1977) or otherwise by international sanctions, there are no exchange control restrictions on investments in, or payments on, Shares (except as to cash amounts). There are no special restrictions in the Articles of Association or Dutch law that limit the right of Shareholders who are not citizens or residents of the Netherlands to hold or vote Shares.

12.14	The General Meeting

12.14.1	Annual General Meetings

The annual General Meeting must be held within six months from the end of the preceding financial year of the Company. Other General Meetings shall be held as often as the Board deems necessary. The purpose of the annual General Meeting is to discuss, amongst other things, the annual report, the adoption of the annual accounts, allocation of profits (including the proposal to distribute dividends), release of the Directors from liability for their performance of their duties, filling of any vacancies and other proposals brought up for discussion by the Board.

12.14.2	Extraordinary General Meetings

Extraordinary General Meetings may be held as often as the Board deems such necessary. In addition, Shareholders representing alone or in aggregate at least 10% of the issued and outstanding share capital of the Company may request that a General Meeting be convened, the request setting out in detail matters to be considered. If no General Meeting has been held within eight weeks of the Shareholder(s) making such request, that/those Shareholder(s) will be authorized to request in summary proceedings a Dutch district court to convene a General Meeting. In any event, a General Meeting will be held to discuss any requisite measures within three months of it becoming apparent to the Board that the shareholders’ equity of the Company has decreased to an amount equal to or lower than one-half of the issued and paid-up part of the capital.

12.14.3	Place of General Meetings

Pursuant to the Articles of Association, General Meetings will be held in Amsterdam, Rotterdam, Hilversum or Haarlemmermeer (including Schiphol Airport).

[Note to draft: to be confirmed.]

12.14.4	Convocation Notice and Agenda

A General Meeting can be convened by the Board by a convening notice, which pursuant to Dutch law must be given no later than the 42nd day before the date of the General Meeting. Such notice must include the location and the time of the meeting, an agenda indicating the items for discussion and any proposals for resolutions, the admission, participation and voting procedure, the record date, the address of the Company’s website and such other information as may be required by Dutch law. All convocations, announcements, notifications and communications to Shareholders have to be made in accordance with the relevant provisions of Dutch law and the convocation and other notices may also occur by means of sending an electronically transmitted legible and reproducible message to the address of those Shareholders which consented to this method of convocation.

The agenda for the annual General Meeting must contain certain subjects, including, among other things, the adoption of the Company’s annual accounts, the discussion of any substantial change in the Company’s corporate governance structure and the allocation of the profit, insofar as this is at the disposal of the General Meeting. In addition, the agenda shall include such items as have been included therein by the Board or Shareholders (with due observance of Dutch law as described below). If the agenda of the General Meeting contains the item of granting discharge to the Executive Directors and Non-Executive Directors concerning the performance of their duties in the financial year in question, the matter of the discharge shall be mentioned on the agenda as separate items for the Executive Directors and the Non-Executive Directors, respectively.

Under Dutch law, one or more Shareholders representing solely or jointly at least 3% of the Company’s issued and outstanding share capital in value are entitled to request to include items on the agenda of the General Meeting. The request (a) must be made in writing motivated and (b) must be received by the Company no later than the 60th calendar day before the date of the General Meeting. In accordance with the Dutch Corporate Governance Code, a Shareholder is expected to exercise the right of putting an item on the agenda only after consulting the Board in that respect. If one or more Shareholders intend to request that an item be put on the agenda that may result in a change in the Company’s strategy, the Board may invoke a response time of a maximum of 180 days from the moment the Board is informed of the request. No resolutions may be adopted on items other than those that have been included in the agenda (unless the resolution would be adopted unanimously during a meeting where the entire issued capital of the Company is present or represented).

On May 1, 2021, a new legislative amendment to the Dutch Civil Code entered into force pursuant to which the Board may invoke a statutory cooling-off period of maximum 250 days (wettelijke bedenktijd).

For the Company this means that the new rules will apply in case:

•

Shareholders requesting the Board to have the General Meeting consider proposal for the appointment, suspension or dismissal of one or more Directors, or a proposal for the amendment of one or more provisions in the Articles of Association relating thereto; or

•	of a public offer for shares in the capital of the Company is announced or made without the bidder and the Company having been reached agreement about the offer; and

•	only if the Board also considers such the relevant situation to be substantially contrary to the interests of the Company and its affiliated enterprises.

If the Board would invoke such cooling-off period, this causes the powers of the General Meeting to appoint, suspend or dismiss Directors (and to amend the Articles of Association in this respect) being suspended.

The Board must use the reflection period to obtain all necessary information for a careful determination of policy it wishes to pursue in the given situation. The Board shall thereby, in any event, consult those Shareholders that represent at least 3% of the issued capital at the time the cooling-off period is invoked and the works council. The position of these Shareholders and the works council shall, but only with their approval, be published on the Company’s website. The Board shall report on the course of events and the policy that has been pursued since the cooling-off period was invoked. No later than one week after the last day of the cooling-off period, the Company shall have to publicly disclose the report. The report shall also be discussed at the first General Meeting after the expiry of the cooling-off period.

The cooling-off period has a maximum term of 250 days, calculated from:

•	the day after the latest date on which Shareholders may request item to be placed on the agenda of the next General Meeting (which is 60 days before the day of the meeting);

•	the day after the day on which the public offer is made; or

•	the day the court in preliminary relief proceedings has granted authority to Shareholders holding at least 10% of the issued share capital to convoke a General Meeting.

All Shareholders who solely or jointly hold 3% of the issued share capital, may request the Enterprise Chamber of the Amsterdam Court of Appeal to terminate the cooling-off period. The Enterprise Chamber must rule in favour of the request if the shareholders can demonstrate that:

•

the Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our company and its business;

•	the Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or

•

other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ (i.e., no ‘stacking’ of defensive measures).

Shareholders who individually or with other Shareholders, hold Shares that represent at least 1% of the issued and outstanding share capital or a market value of at least €250,000, may request the Company to disseminate information that is prepared by them in connection with an agenda item for a General Meeting, provided that the Company has done a so-called “identification round” in accordance with the provisions of the Dutch Securities Giro Transfers Act (see also Section 12.15 (Identity of Shareholders)). The Company can only refuse disseminating such information, if received less than seven business days prior to the General Meeting, if the information gives or could give an incorrect of misleading signal or if, in light of the nature of the information, the Company cannot reasonably be required to disseminate it.

12.14.5	Admission and Registration

Pursuant to the Articles of Association, the General Meeting shall be presided over by the Chairman of the Board or another Director designated for that purpose by the Board. If the Chairman of the Board is not present at the meeting and no other Director has been designated by the Board to preside over the General Meeting, the General Meeting itself shall appoint a chairperson. The chairperson will have all powers necessary to ensure the proper and orderly functioning of the General Meeting. Directors may attend a General Meeting. In these General Meetings, they have an advisory vote. The external auditor of the Company is also authorized to attend the General Meeting. The chairperson of the General Meeting may decide at his or her discretion to admit other persons to the General Meeting. Minutes of the meetings shall be prepared.

All Shareholders, and each usufructuary and pledgee to whom the right to vote on Shares accrues, are entitled, in person or represented by a proxy authorized in writing, to attend and address the General Meeting and exercise voting rights pro rata to their shareholding. Shareholders may exercise their rights, if they are the holders of Shares on the record date, which currently is the 28th day before the day of the General Meeting, and they or their proxy have notified the Company of their intention to attend the General Meeting in writing at the address and by the date specified in the notice of the meeting. The convocation notice must then state the record date and the manner in which the persons entitled to attend the General Meeting may register and exercise their rights.

The Board may decide that persons entitled to attend and vote at General Meetings may cast their vote electronically or by post in a manner to be decided by the Board. Votes cast in accordance with the previous sentence rank as equal to votes cast at the General Meeting.

12.14.6	Voting Rights

Each Share confers the right on the holder to cast one vote at the General Meeting. The voting rights of the holders of Shares will rank pari passu with each other and with all other Shares. The chairperson of the General Meeting shall determine the manner of voting and whether voting may take place by acclamation, subject to certain restrictions under the Articles of Association. Shares in respect of which the law determines that no votes may be cast shall be disregarded for the purposes of determining the part of the issued share capital that is present or represented at a General Meeting. Pursuant to the Articles of Association, no votes may be cast at a General Meeting in respect of Shares which are held by the Company or any subsidiary, nor in respect of Shares for which the Company or the subsidiary holds the depositary receipts. However, holders of a right of pledge or a right of usufruct on Shares held by the Company or a subsidiary are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to the Company or the subsidiary. The Company or the subsidiary may not cast a vote in respect of a Share on which it holds a right of pledge or a right of usufruct.

In accordance with Dutch law, the Articles of Association provide that to the extent the law or the Articles of Association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast. Some matters require a qualified majority, if less than half of the issued capital of the Company is present or represented at the General Meeting.

The determination made by the chairperson of the General Meeting with regard to the results of a vote at a General Meeting shall be decisive. However, where the accuracy of the chairperson’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights present at the General Meeting so requires.

The Board will keep a record of the resolutions passed at each General Meeting. The record shall be available at the offices of the Company for inspection by any person entitled to attend General Meetings and upon request a copy of or extract from the record will be provided to such person at no more than the cost price.

12.15	Identity of Shareholders

[For the purpose of identifying the Shareholders, the Company may in accordance with Chapter 3A of the Dutch Securities Giro Transfers Act request from Euroclear France, admitted institutions, intermediaries, institutions abroad, and managers of investment institutions, to provide under the conditions provided for by applicable laws and regulations, the identification of the Shareholders that have an immediate or future right to vote at the General Meetings as well as the number of Shares held by each of the Shareholders and any restrictions applicable thereto. Such request may only be made during a period of 60 days up to the day on which the General Meeting will be held. No information will be given on Shareholders with an interest of less than 0.5% of the issued share capital. A Shareholder who, individually or together with other Shareholders, holds an interest of at least 10% of the issued share capital may request the Company to establish the identity of the Shareholders. This request may only be made during a period of 60 days until (and not including) the 42nd day before the day on which the General Meeting will be held.]

12.16	Dissolution and Liquidation

The General Meeting may only resolve to dissolve the Company at the proposal of the Board. If a resolution to dissolve the Company is to be put to the General Meeting, this must in all cases be stated in the notice convening the General Meeting. If the General Meeting has resolved to dissolve the Company, the Directors will be charged with the liquidation of the business of the Company in accordance with Dutch law and the Articles of Association, unless the General Meeting has designated other liquidators. During liquidation, the provisions of the Articles of Association will remain in force as far as possible.

Any surplus remaining after settlement of all debts and liquidation costs will be distributed to the Shareholders in proportion to the nominal value of their shareholdings.

12.17	Amendment of Articles of Association

The General Meeting may only resolve to amend the Articles of Association at the proposal of the Board. A proposal to amend the Articles of Association must be included in the notice convening the General Meeting. A copy of the proposal containing the verbatim text of the proposed amendment must be available at the Company for inspection by every Shareholder and every holder of meeting rights until the end of the General Meeting. Furthermore, a copy of the proposal will be made available free of charge to shareholders and other persons holding meeting rights from the day it was deposited until the day of the meeting.

12.18	Dutch Financial Reporting Supervision Act

Pursuant to the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, FRSA), the AFM has an independent right to (i) request an explanation from the Company regarding its application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt that the issuer’s financial reporting meets such standards and (ii) recommend the issuer to make available further explanations. If the Company does not comply with such a request or recommendation, the AFM may request the Enterprise Chamber of the Court of Appeal in Amsterdam (Ondernemingskamer van het Gerechtshof te Amsterdam) (the Enterprise Chamber) to order the Company to (A) provide an explanation of the way it has applied the applicable financial reporting standards to its financial reports or (B) prepare its financial reports in accordance with the Enterprise Chamber’s instructions.

12.19	Dutch Corporate Governance Code

The Dutch Corporate Governance Code, as amended, was published on December 8, 2016, entered into force on January 1, 2017, and finds its statutory basis in Book 2 of the Dutch Civil Code. The Dutch Corporate Governance Code applies to all companies which have their statutory seat in the Netherlands and which shares are listed on a regulated market (such as Euronext Amsterdam), a multilateral trading facility or a comparable system in a non-EEA member state. The Dutch Corporate Governance Code applies to the Company as the Company has its registered office in the Netherlands and its Shares will be listed on Euronext Amsterdam.

The Dutch Corporate Governance Code contains principles and best practice provisions for the Board, the Shareholders and the General Meeting, financial reporting, auditors, disclosure, compliance and enforcement standards, and is based on a “comply or explain” principle. Accordingly, the Company will be required to disclose in the report of the Board of Directors whether or not it is in compliance with the various principles and provisions of the Dutch Corporate Governance Code and, in the event that the Company deviates from a best practice provision in the Dutch Corporate Governance Code, the reason for such deviation must be properly explained in its annual report. A copy of the Dutch Corporate Governance Code can be found on www.mccg.nl.

The Company acknowledges the importance of good corporate governance. The Company fully endorses the underlying principles of the Dutch Corporate Governance Code and applies the Dutch Corporate Governance

Code as the guiding principles for its corporate governance policy. The Company complies with relevant best practice provisions of the Dutch Corporate Governance Code, other than as detailed below. The deviations from the Dutch Corporate Governance Code are noted below (or in the case of any future deviation, subject to explanation thereof at the relevant time):

[●].

[Note to draft: to be confirmed in due course.]

12.20	Obligations of Shareholders to Make a Public Offer and Squeeze Out Proceedings

12.20.1	Public Offer

Pursuant to Section 5:70 of the DFSA, and in accordance with European Directive 2004/25/EC (the Takeover Directive), any party, acting alone or in concert with others, that, directly or indirectly, acquires 30% or more of the Company’s voting rights at the General Meeting will be obliged to launch a public takeover bid for all outstanding Shares. Under the DFSA, “persons with whom a party is acting in concert” has been defined as natural persons, legal persons or companies collaborating under a contract with the aim to acquire predominant control in a Dutch listed company or, if the target company is one of the collaborators, to frustrate the success of an announced public takeover bid for that company. The following categories of natural persons, legal persons or companies are deemed in any case to act in concert: (i) legal persons or companies which together form part of a group as referred to in Section 2:24b of the Dutch Civil Code; and (ii) natural persons, legal persons or companies and the undertakings controlled by these persons or companies.

Exceptions are made for, amongst others, Shareholders who, whether alone or acting in concert with others (i) have an interest of at least 30% of the Company’s voting rights before the Shares are first admitted to trading on Euronext Amsterdam and who still have such an interest after such first admittance to trading, and (ii) reduce their holding to below 30% of the voting rights within 30 days of the acquisition of the controlling interest provided that (a) the reduction of their holding was not effected by a transfer of Shares to an exempted party and (b) during such period such Shareholders or group of Shareholders did not exercise their voting rights.

In addition, it is prohibited to launch a public takeover bid for shares of a listed company, such as the Shares, unless an offer document has been approved by the AFM. A public takeover bid may only be launched by way of publication of an approved offer document unless a company makes an offer for its shares. The public takeover bid rules are intended to ensure that in the event of a public takeover bid, among others, sufficient information will be made available to the holders of the shares, the holders of the shares will be treated equally, that there will be no abuse of inside information and that there will be a proper and timely offer period.

12.20.2	Squeeze out

Pursuant to Section 2:92a of the Dutch Civil Code, a Shareholder that, for its own account, holds at least 95% of the issued share capital of the Company may institute proceedings against the other Shareholders jointly for the transfer of their Shares to it. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority Shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Enterprise Chamber may grant the claim for the squeeze out in relation to all minority Shareholders and will determine the price to be paid for the Shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the Shares of the minority Shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the Shares must give written notice of the date and place of payment and the price to the holders of the Shares to be acquired whose addresses are known to it. Unless the addresses of all of them are known to it, it must also publish the same in a Dutch daily newspaper with a national circulation.

In addition, pursuant to Section 2:359c of the Dutch Civil Code, following a public offer, a holder of at least 95% of the issued share capital and voting rights of the Company has the right to require the minority

Shareholders to sell their Shares to it. Conversely, pursuant to Section 2:359d of the Dutch Civil Code, each minority Shareholder has the right to require the holder of at least 95% of the issued share capital and voting rights of the Company to subscribe for or purchase its Shares in such case. Any such request must be filed with the Enterprise Chamber within three months after the end of the acceptance period of the public offer. The Enterprise Chamber may grant the claim for the squeeze out in relation to all minority Shareholders and will determine the price to be paid for the Shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the Shares of the minority Shareholders. In principle, the offer price is considered reasonable if at least 90% of the shares to which the offer related were acquired by the offeror.

12.21	Obligations of Shareholders, the Company and Directors to Notify Holdings of Shares and Voting Rights

12.21.1	Shareholders

Shareholders may be subject to notification obligations under the DFSA. Shareholders are advised to consult with their own legal advisors to determine whether the notification obligations apply to them.

Pursuant to Chapter 5.3 of the DFSA, any person who, directly or indirectly, acquires or disposes of an actual or potential capital interest and/or voting rights in the Company must immediately give written notice to the AFM of such acquisition or disposal if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%. Pursuant to a draft Dutch legislative proposal published for consultation on May 23, 2019 (the consultation period of which ended on July 4, 2021), a threshold of 2% may be added to this list, however, it is not yet clear if and when this change will enter into effect.

For the purpose of calculating the percentage of capital interest or voting rights, the following interests must, inter alia, be taken into account: (i) Shares and/or voting rights directly held (or acquired or disposed of) by any person; (ii) Shares and/or voting rights held (or acquired or disposed of) by such person’s controlled entities or by a third party for such person’s account; (iii) voting rights held (or acquired or disposed of) by a third party with whom such person has concluded an oral or written voting agreement; (iv) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights in consideration for a payment; (v) Shares which such person (directly or indirectly), or any controlled entity or third party referred to above, may acquire pursuant to any option or other right to acquire Shares; (vi) Shares which determine the value of certain cash settled financial instruments such as contracts for difference and total return swaps; (vii) Shares that must be acquired upon exercise of a put option by a counterparty; and (viii) Shares which are the subject of another contract creating an economic position similar to a direct or indirect holding in those Shares.

Controlled entities (“gecontroleerde ondernemingen” within the meaning of the DFSA) do not themselves have notification obligations under the DFSA as their direct and indirect interests are attributed to their (ultimate) parent. Any person may qualify as a parent for purposes of the DFSA, including an individual. If a person who has a 3% or larger interest in the Company’s share capital or voting rights ceases to be a controlled entity it must immediately notify the AFM and all notification obligations under the DFSA will become applicable to such former controlled entity.

Special attribution rules apply to the attribution of Shares and/or voting rights which are part of the property of a partnership or other form of joint ownership. A holder of a pledge or right of usufruct in respect of Shares can also be subject to notification obligations, if such person has, or can acquire, the right to vote on the Shares. The acquisition of (conditional) voting rights by a pledgee or beneficial owner may also trigger notification obligations as if the pledgee or beneficial owner were the legal holder of the Shares and/or voting rights.

For the same purpose, the following instruments qualify as “shares”: (a) shares, (b) depositary receipts for shares (or negotiable instruments similar to such receipts), (c) negotiable instruments for acquiring the instruments under (a) or (b) (such as convertible bonds), and (d) options for acquiring the instruments under (a) or (b).

Furthermore, when calculating the percentage of capital interest a person is also considered to be in possession of Shares if (i) such person holds a financial instrument the value of which is (in part) determined by the value of the Shares or any distributions associated therewith and which does not entitle such person to acquire any Shares, (ii) such person may be obliged to subscribe for or purchase Shares on the basis of an option, or (iii) such person has concluded another contract whereby such person acquires an economic interest comparable to that of holding Shares.

If a person’s capital interest and/or voting rights reaches, exceeds or falls below the above-mentioned thresholds as a result of a change in the Company’s issued and outstanding share capital or voting rights, such person is required to make a notification not later than on the fourth trading day after the AFM has published the Company’s notification in relation to the Company’s issued and outstanding share capital or voting rights.

Every holder of 3% or more of the Company’s share capital or voting rights whose interest changes in respect of the previous notification to the AFM by reaching or crossing any of the abovementioned thresholds as a consequence of a different composition by means of an exchange or conversion into shares or the exercise of rights pursuant to an agreement to acquire voting rights, shall notify the AFM at the latest within four trading days after the date on which the holder knows or should have known that his interest reaches, exceeds or falls below a threshold.

12.21.2	The Company

Under the DFSA, the Company is required to notify the AFM promptly after Settlement of the Company’s issued and outstanding share capital and voting rights. Thereafter the Company is required to notify the AFM promptly of any change of 1% or more in the Company’s issued and outstanding share capital or voting rights since the previous notification. Other changes in the Company’s issued and outstanding share capital or voting rights must be notified to the AFM within eight days after the end of the quarter in which the change occurred.

12.21.3	Directors

Furthermore, pursuant to Section 5:48 DFSA, each Director must notify the AFM (a) immediately after Settlement the number of Shares he or she holds and the number of votes he or she is entitled to cast in respect of the Company’s issued and outstanding share capital, and (b) subsequently of each change in the number of Shares he or she holds and of each change in the number of votes he or she is entitled to cast in respect of the Company’s issued and outstanding share capital, immediately after the relevant change.

If an Executive Director or Non-Executive Director has notified a transaction to the AFM under the DFSA as described under “— Shareholders”, such notification is sufficient for purposes of the DFSA as described in this paragraph.

Furthermore, pursuant to the Market Abuse Regulation, persons discharging managerial responsibilities must notify the AFM and the Company of any transactions conducted for his or her own account relating to Shares or any debt instruments of the Company or to derivatives or other financial instruments linked thereto. Persons discharging managerial responsibilities within the meaning of the Market Abuse Regulation include: (a) Directors; or (b) members of the senior management who have regular access to inside information relating directly or indirectly to that entity and the authority to take managerial decisions affecting the future developments and business prospects of the Company.

In addition, pursuant to the Market Abuse Regulation and the regulations promulgated thereunder, certain persons who are closely associated with persons discharging managerial responsibilities, are also required to notify the AFM and the Company of any transactions conducted for their own account relating to Shares or any debt instruments of the Company or to derivatives or other financial instruments linked thereto. The Market Abuse Regulation and the regulations promulgated thereunder cover, inter alia, the following categories of persons: (i) the spouse or any partner considered by national law as equivalent to the spouse; (ii) dependent children; (iii) other relatives who have shared the same household for at least one year at the relevant transaction date; and (iv) any legal person, trust or partnership, the managerial responsibilities of which are discharged by a person discharging managerial responsibilities or by a person referred to under (i), (ii) or (iii) above, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interest of which are substantially equivalent to those of such a person.

These notification obligations under the Market Abuse Regulation apply when the total amount of the transactions conducted by a person discharging managerial responsibilities or a person closely associated to a person discharging managerial responsibilities reaches or exceeds the threshold of €5,000 within a calendar year (calculated without netting). When calculating whether the threshold is reached or exceeded, persons discharging managerial responsibilities must add any transactions conducted by persons closely associated with them to their own transactions and vice versa. The first transaction reaching or exceeding the threshold must be notified as set forth above. The notifications pursuant to the Market Abuse Regulation described above must be made to the AFM and the Company no later than the third business day following the relevant transaction date.

12.21.4	Public registry

The AFM does not issue separate public announcements of the notifications. It does, however, keep a public register of and publishes all notifications made pursuant to the DFSA at its website (www.afm.nl). Third parties can request to be notified automatically by email of changes to the public register in relation to a particular company’s shares or a particular notifying party.

12.22	Short Positions

12.22.1	Net Short Position

Pursuant to Regulation (EU) No 236/2012, each person holding a net short position attaining 0.2% of the issued share capital of the Company must report it to the AFM. Each subsequent increase of this position by 0.1% above 0.2% will also have to be reported. Each net short position equal to 0.5% of the issued share capital of the Company and any subsequent increase of that position by 0.1% will be made public via the AFM short selling register. To calculate whether a natural person or legal person has a net short position, their short positions and long positions must be set off. A short transaction in a share can only be contracted if a reasonable case can be made that the shares sold can actually be delivered, which requires confirmation of a third party that the shares have been located. The notification shall be made no later than 15:30 CET on the following trading day.

12.22.2	Gross Short Position

Furthermore, each person holding a gross short position in relation to the issued share capital of the Company that reaches, exceeds or falls below one of the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%, must immediately give written notice to the AFM.

If a person’s gross short position reaches, exceeds or falls below one of the above-mentioned thresholds as a result of a change in the Company’s issued share capital, such person is required to make a notification not later than on the fourth trading day after the AFM has published the Company’s notification in the public register of the AFM.

The AFM keeps a public register of the short selling notifications. Shareholders are advised to consult with their own legal advisors to determine whether any of the above short selling notification obligations apply to them.

12.22.3	Non-compliance with disclosure obligations

Non-compliance with these notification obligations is an economic offence (economisch delict) and may lead to the imposition of criminal fines, administrative fines, imprisonment or other sanctions. The AFM may impose administrative sanctions or a cease-and-desist order under penalty for non-compliance, and the publication thereof. If criminal charges are pressed, the AFM is no longer allowed to impose administrative penalties and vice versa, the AFM is no longer allowed to seek criminal prosecution if administrative penalties have been imposed.

In addition, a civil court can impose measures against any person who fails to notify or incorrectly notifies the AFM of matters required to be notified. A claim requiring that such measures be imposed may be instituted by the Company, or by one or more Shareholders who alone or together with others represent at least 3% of the issued and outstanding share capital of the Company or voting rights. The measures that the civil court may impose include:

•	an order requiring the person with a duty to disclose to make the appropriate disclosure;

•	suspension of the right to exercise the voting rights by the person with a duty to disclose for a period of up to three years as determined by the court;

•

voiding a resolution adopted by the General Meeting, if the court determines that the resolution would not have been adopted but for the exercise of the voting rights of the person with a duty to disclose, or suspension of a resolution adopted by the General Meeting until the court makes a decision about such voiding; and

•	an order to the person with a duty to disclose to refrain, during a period of up to five years as determined by the court, from acquiring Shares or voting rights in the Company.

12.23	Market Abuse Rules

The regulatory framework on market abuse is laid down in the Market Abuse Directive (2014/57/EU) as implemented in Dutch law and the Market Abuse Regulation (no. 596/2014) which is directly applicable in the Netherlands.

Pursuant to the Market Abuse Regulation, no natural or legal person is permitted to: (a) engage or attempt to engage in insider dealing in financial instruments listed on a regulated market or for which a listing has been requested, such as the Shares, (b) recommend that another person engages in insider dealing or induce another person to engage in insider dealing or (c) unlawfully disclose inside information relating to the Shares or the Company. Furthermore, no person may engage in or attempt to engage in market manipulation.

Inside information is any information of a precise nature relating (directly or indirectly) to the Company, or to the Shares in the Company or other financial instruments, which information has not been made public and which, if it were made public, would be likely to have an effect on the price of the Shares or the other financial instruments or on the price of related derivative financial instruments (i.e. information a reasonable investor would be likely to use as part of the basis of his or her investment decision). An intermediate step in a protracted process can also deemed to be inside information.

The Company will be under an obligation to make any inside information public as soon as possible and in a manner that enables fast access and complete, correct and timely assessment of the information. However, the Company may defer the publication of inside information if it can guarantee the confidentiality of the information. Such deferral is only possible if the publication thereof could damage the Company’s legitimate interests and if the deferral does not risk misleading the market. If the Company makes use of this deferral right, it needs to inform the AFM thereof as soon as that information is made public. Upon request of the AFM, a written explanation needs to be provided setting out why a delay of the publication was considered permitted. The Company is required to post and maintain on its website all inside information for a period of at least five years.

A person discharging managerial responsibilities is not permitted to (directly or indirectly) conduct any transactions on its own account or for the account of a third party, relating to Shares or debt instruments of the Company or other financial instruments linked thereto, during a closed period of 30 calendar days before the announcement of a half-yearly report or an annual report of the Company.

12.24	Non-compliance with the Market Abuse Rules

In accordance with the Market Abuse Regulation, the AFM has the power to take appropriate administrative sanctions, such as fines, and/or other administrative measures in relation to possible infringements. Non-compliance with the market abuse rules set out above could also constitute an economic offense and/or a crime (misdrijf) and could lead to the imposition of administrative fines by the AFM. The public prosecutor could press criminal charges resulting in fines or imprisonment. If criminal charges are pressed, it is no longer allowed to impose administrative penalties and vice versa.

The AFM shall in principle also publish any decision imposing an administrative sanction or measure in relation to an infringement of the Market Abuse Regulation.

The Company has adopted a code of conduct in respect of the reporting and regulation of transactions in the Company’s securities by Directors and the Company’s employees, which will be effective as at the First Trading Date.

The Company and any person acting on its behalf or on its account is obligated to draw up an insiders’ list, to promptly update the insider list and provide the insider list to the AFM upon its request. The Company and any person acting on its behalf or on its account is obligated to take all reasonable steps to ensure that any person on the insider list acknowledges in writing the legal and regulatory duties entailed and is aware of the sanctions applicable to insider dealing and unlawful disclosure of inside information.

12.25	Transparency Directive

The Netherlands is the Company’s home member state for the purposes of Directive 2004/109/EC (as amended by Directive 2013/50/EU) as a consequence of which the Company will be subject to the DFSA in respect of certain on-going transparency and disclosure obligations.

13. The Distribution

13.1	The Distribution

13.1.1	Introduction

UMGI’s and UIM’s shareholders, being the Existing Shareholders, contributed their shares held in UMGI and UIM, representing all of the issued capital of both UMGI and UIM, to the Company in exchange for newly issued shares in the Company, as a consequence whereof the Company became the sole holding company of the Group (the Restructure). The Restructure was completed on February 26, 2021.

Concurrently with the Admission, Vivendi envisages to distribute the Distribution Shares as a special dividend in kind to the Vivendi Shareholders. The Distribution Shares will constitute up to 60% of the issued and outstanding Shares on the Distribution Date.

On March 29, 2021, Vivendi’s extraordinary general meeting approved an amendment to Vivendi’s by-laws to allow Vivendi’s general shareholders meeting to decide, in the event of the distribution of dividends, reserves or premiums, that all or part of such distribution will be made by way of the delivery of assets in kind, including financial securities held by Vivendi. In the event of an interim dividend payment, this option would also be available to Vivendi’s management board.

On June [22], 2021, Vivendi’s general meeting approved, in addition to the distribution of an ordinary annual dividend of €0.60 per Vivendi share, the distribution of a special dividend in kind in the form of the Distribution Shares.

On September [20], 2021, after the approval the Prospectus by the AFM and the approval of the listing by Euronext Amsterdam, and subject to an interim balance sheet certified by Vivendi’s statutory auditors showing sufficient distributable earnings in the 2021 results, Vivendi’s management board [will decide] to supplement the special dividend in kind approved by the Vivendi Shareholders with an interim dividend in kind.

Together, the special dividend in kind and the interim dividend in kind approved by the Vivendi’s management board constitute the Distribution, which will be paid in a single transaction, in accordance with the Allocation Ratio.

Following the Distribution: (i) Vivendi will hold such number of Shares, representing [●]% of the issued and outstanding share capital of the Company; (ii) Concerto will hold such number of Shares, representing 10% of the issued and outstanding share capital of the Company; (iii) Scherzo will hold such number of Shares, representing 10% of the issued and outstanding share capital of the Company; [(iv) [●]] and (v) it is expected that Bolloré Group will hold such number of Shares, representing [18]% of the issued and outstanding share capital of the Company.

13.1.2	Expected Distribution Timetable

Subject to acceleration or extension of the timetable for, or withdrawal of, the Distribution, the timetable below sets forth certain expected key dates for the Distribution. See Section 13.1.3 (Acceleration or Extension of the Distribution).

Event	Time (CET) and date
Resolution of Vivendi’s management board to distribute an exceptional interim dividend in kind	[September 20, 2021]
Euronext Amsterdam notice announcing the Reference Price for the Shares	[September 20, 2021]
Admission and Distribution ex-date in respect of Distribution of Distribution Shares	[September 21, 2021]
Distribution Record Date in respect of Distribution of Distribution Shares	[September 22, 2021]
Payment of the Distribution (delivery and book-entry of the Distribution Shares allocated pursuant to the Distribution) (Distribution Date)	[September 23, 2021]
[Distribution Settlement]	[September 23, 2021]

The Company and Vivendi may adjust the dates, times and periods given in the timetable and throughout this Prospectus.

13.1.3	Acceleration or Extension of the Distribution

The Company and Vivendi may adjust the dates, times and periods given in the timetable and throughout this Prospectus. If so decided, the Company will make this public through a press release, which will also be posted on the Company’s website (www.[universalmusic].com) or, regarding the Distribution, on Vivendi’s website (www.vivendi.com). Any other material alterations will also be published through a press release that will be posted on the Company’s website (www.[universalmusic].com) or, regarding the Distribution, on Vivendi’s website (www.vivendi.com) and (if required) in a supplement to this Prospectus that is subject to the approval of the AFM. Any extension of the timetable for the Distribution will be published in a press release at least [three hours] before 00:00 CET on the Distribution Date, provided that any extension will be for a minimum of [one] full day. Any acceleration of the timetable for the Distribution will be published in a press release at least [three hours] before the newly proposed Distribution Date. In any event, the Distribution Date will be at least within [two] Business Days of the Distribution Record Date. [Note to draft: to be confirmed by Listing and Paying Agent.]

13.1.4	Distribution Allocation ratio

Subject to adjustment by Vivendi’s management board of the Allocation Ration (as defined below), each Vivendi Shareholder will be allotted one (1) Share for one (1) share which it holds in Vivendi on the Distribution Record Date (the Allocation Ratio), as further described in the Distribution Report. The total number of Distribution Shares would be adjusted, upwards or downwards, if the total number of Vivendi shares entitled to the Distribution differed from Vivendi’s expectations, without affecting the percentage of UMG’s share capital distributed nor the Allocation Ratio.

Should the amount of the Distribution exceed the ceiling described in the Distribution Report, Vivendi’s management board would have full powers to reduce the number of Shares distributed so that the amount of the Distribution is equal to the ceiling. In such case, the Allocation Ratio would be less than one (1) Share for one (1) Vivendi share. Vivendi will issue a press release on the Distribution Date to inform its shareholders of the final amount of the Distribution and confirm the Allocation Ratio. In the event the Allocation Ratio has been adjusted, the rights forming fractional shares shall neither be negotiable or transferable. If the number of Shares to which a Vivendi shareholder would be entitled by application of the Allocation Ratio does not correspond to a whole number of Shares, the Vivendi Shareholder will receive the number of Shares immediately below this number, plus a cash payment for the balance, the amount of which will be calculated based on the price at which the Shares corresponding to the fractional Shares were sold.

The distribution of the Distribution Shares to the Vivendi Shareholders, according to the Allocation Ratio, will be effected via Euroclear France on the Distribution Date (expected to be [September 23], 2021).

All Vivendi Shareholders whose Vivendi shares are registered in their name at the end of the trading day preceding the payment date, being September [22], 2021, (after taking into account orders executed during the day of [September 21]), 2021, even if the settlement-delivery of such orders occurs after such date) would be entitled to receive the Distribution. The treasury shares held by Vivendi would not be entitled to the Distribution.

13.1.5	Delivery, Clearing and Settlement

Each Vivendi Shareholder entitled to the Distribution holding Vivendi shares in directly registered form (au nominatif pur) will receive a letter per mail from Vivendi, through the Listing and Paying Agent, informing the Vivendi Shareholder of the terms and conditions for the allocation of Distribution Shares to be credited to an account opened in the Vivendi Shareholder’s name in the Company’s shareholders registers, which the Listing and Paying Agent will maintain. Payment of the Distribution will be made by way of an allocation on the Distribution Date of one (1) Share for each Vivendi share held, based on the Vivendi Share positions duly registered with Euroclear France at day-end closing on Distribution Record Date.

On the Distribution Date, Vivendi will credit Euroclear France with the total number of Distribution Shares corresponding to the number of Vivendi Shares registered at day-end closing on Distribution Record Date.

On the Distribution Date, Euroclear France will credit the Distribution Shares received from Vivendi as follows:

•	to the accounts of the financial intermediaries with respect to Distribution Shares distributed to beneficiaries holding Vivendi Shares in bearer form (au porteur), or

•

to the account of Euroclear France with respect to Distribution Shares distributed to beneficiaries holding Vivendi Shares in registered form. Euroclear France would be responsible for crediting these Distribution Shares (i) to the books of the financial intermediaries holding the accounts of holders of administered registered (au nominatif administré) shares, or (ii) to the Listing and Paying Agent, which has been appointed by Vivendi to hold the accounts of beneficiaries holding directly registered Vivendi shares.

The beneficiaries of the Distribution shall pay, as appropriate, to their authorized financial intermediary or to Vivendi, through the Listing and Paying Agent, the social contributions and/or the non-final flat-rate withholding or the withholding tax payable in respect of the Distribution. As applicable, the authorized financial intermediary responsible for maintaining the bearer or administered registered share accounts, or Vivendi, through the Listing and Paying Agent, which is responsible for maintaining the bearer share accounts, may sell the number of Distribution Shares necessary to pay the social security contributions and/or the withholding tax due in respect of the Distribution. As applicable, Vivendi Shareholders who wish to sell the Distribution Shares received in the context of the Distribution would need to contact their usual financial advisor and/or financial intermediary holding their account.

Application has been made for the Shares to be accepted for clearance through the book-entry facilities of Euroclear France. Euroclear France has its offices at 66 rue de la Victoire 75009 Paris, France.]

13.2	Listing and Trading

Prior to the Admission, there has been no public market for the Shares. Application has been made to list and admit all of the Shares to trading on Euronext Amsterdam under the symbol “[●]”. The ISIN is [●] and the legal entity identifier is [●].

Subject to acceleration or extension of the timetable for the Distribution or Admission, trading in the Shares on Euronext Amsterdam is expected to commence on Admission. [Trading in the Shares before Settlement will take place on an ‘as-if-and-when-issued’ basis.]

13.3	Dilution

There shall be no dilution of the shareholdings of the Existing Shareholders pursuant to the Distribution. The shareholding of Vivendi will be reduced from [80]% to [c.] [10]% as a result of the Distribution.

13.4	Voting Rights

Each Share confers the right to cast one vote in the General Meeting, see Section 12.14.6 (Voting Rights). The voting rights of the holders of Shares will rank pari passu with each other and with all other Shares. Major shareholders, including the Existing Shareholders, do not have different voting rights.

13.5	Ranking and Dividends

The Distribution Shares will rank pari passu in all respects with the, at that time, outstanding Shares. The Shares will carry dividend rights as of the date of issue. See Section 5 (Dividend Policy).

13.6	Listing and Paying Agent

[BNP Paribas Securities Services] is the Listing and Paying Agent with respect to the Shares on Euronext.

13.7	Expenses charged to investors

No expenses or fees will be charged by the Company or Vivendi to Vivendi Shareholders in relation to the Admission and the Distribution. However, the beneficiaries of the Distribution would be required to pay, as appropriate, to their authorized financial intermediary or to Vivendi, through BNP Paribas Securities Services, the social withholdings and/or the non-final withholding tax or the withholding tax payable in respect of the Distribution.

14. Taxation

The statements summarize the current position and are intended as a general guide only. Prospective investors should be warned that the tax legislation of their country of citizenship, domicile or residency may have an impact on the income received from the Shares. Prospective investors who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the Netherlands are strongly recommended to consult their own professional advisers.

14.1 Dutch taxation

This summary solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposal of Shares and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the offer to a particular holder of Shares will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the acquisition, ownership and disposal of Shares to such holder, including the applicability and effect of Dutch tax laws.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that the Company will remain organized, and that its business will be conducted, in the manner outlined in this Prospectus. A change to such organizational structure or to the manner in which the Company conducts its business may invalidate the contents of this summary, which may not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this Prospectus. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

The summary in this Dutch taxation section does not address the Dutch tax consequences for a holder of Shares who:

•

is a person who may be deemed an owner of Shares for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law, such as Shares that are legally owned by a third party such as a trustee, foundation or similar entity or arrangement, which may under certain circumstances have to be allocated to the (deemed) settlor or, upon the death of such settlor, such settlor’s beneficiaries in proportion to their entitlement to the estate of the settlor of such trust or similar arrangement (afgezonderd particulier vermogen);

•

is, although in principle subject to Dutch corporation tax, in whole or in part, is either fully or partly exempt from Dutch corporation tax (e.g. pension funds) or specifically exempt from that tax in connection with income from Shares (e.g. due to the applicability of the participation exemption, deelnemingsvrijstellling);

•	is a qualifying investment institution (fiscale beleggingsinstelling) or exempt investment institution (vrijgestelde beleggingsinstelling) as defined in the Dutch Corporation Tax Act 1969;

•	owns or has acquired Shares in connection with the (former) membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or a management role;

•

has a substantial interest in the Company or a deemed substantial interest in the Company for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person—either alone or, in the case of an individual, together with such individual’s partner or any of such individual’s relatives by blood or by marriage in the direct line (including foster-children) or of those of such individual’s partner for Dutch tax purposes—owns or is deemed to own, directly or indirectly, 5% or more of the Shares or of any class of Shares, or rights to acquire, directly or indirectly, such an interest in the Shares or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of the Company, or (b) such person’s Shares, rights to acquire Shares or profit participating certificates in the Company are held by such holder as part of a transaction that qualified for non-recognition of gain treatment; or

•	is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

14.1.1 Dividend withholding tax

(a)	General

The Company is generally required to withhold Dutch dividend withholding tax at a rate of 15% on dividends distributed by the Company, subject to possible relief under Dutch law or an applicable Dutch income tax treaty depending on a particular holder of Shares’ individual circumstances.

The concept “dividends distributed by the Company” as used in this Dutch taxation paragraph includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognised as paid-in for Dutch dividend withholding tax purposes;

•	liquidation proceeds and proceeds of repurchase or redemption of Shares in excess of the average capital recognised as paid-in for Dutch dividend withholding tax purposes;

•

the par value of Shares issued by the Company to a holder of Shares or an increase of the par value of Shares, as the case may be, to the extent that it does not appear that a contribution, recognised for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of capital, recognised as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), unless (a) the general meeting of the Company’s shareholders has resolved in advance to make such repayment and (b) the par value of the Shares concerned has been reduced by an equal amount by way of an amendment to the Company’s articles of association.

14.1.2 Taxes on income and capital gains

Resident holders of Shares

A holder of Shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax on benefits derived or deemed to be derived from or in connection with Shares if he is an individual or fully subject to Dutch corporation tax on benefits derived or deemed to be derived from or in connection with Shares if it is a corporate entity, or an entity, including an association, a partnership or a mutual fund, taxable as a corporate entity, as described in the summary below.

(a)	Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with Shares that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

(b)	Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with Shares that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with Shares that are taxable as benefits from miscellaneous activities if such individual’s investment activities go beyond regular active portfolio management.

(c)	Other individuals

If a holder of Shares is an individual whose situation has not been described before in this section “Dutch taxation—Taxes on income and capital gains – Resident holders of Shares”, such individual will not be subject to income taxes on actual benefits derived from or in connection with Shares. Instead, such individual is generally taxed at a flat rate of 31% on deemed income from “savings and investments”, which deemed income is determined on the basis of the value of such individual’s Shares included in such individual’s yield basis determined at the beginning of a calendar year (minus a tax-free threshold). The deemed income is determined on the basis of progressive rates starting from 1.9% up to 5.69% per annum of this yield basis.

(d)	Corporate entities

Any benefits derived or deemed to be derived from or in connection with Shares that are held by a corporate entity, or an entity, including an association, a partnership or a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax, levied at a rate of 25% (15% over profits up to and including €245,000).

(e)	General

A holder of Shares will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the issue of Shares or the performance by the Company of its obligations under such documents or under the Shares.

Non-resident holders of Shares

(a)	Individuals

If a holder of Shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, such individual will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with Shares, except if:

•

such individual derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and such individual’s Shares are attributable to such permanent establishment or permanent representative;

•

such individual derives benefits or is deemed to derive benefits from or in connection with Shares that are taxable as benefits from miscellaneous activities performed in the Netherlands (as described under “Individuals deriving benefits from miscellaneous activities” above); or

•

such individual derives profits pursuant to the entitlement to a share in the profits of an enterprise, other than as a holder of securities, which is effectively managed in the Netherlands and to which enterprise such individual’s Shares are attributable.

(b)	Corporate entities

If a holder of Shares is a corporate entity, or an entity including an association, a partnership or a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with Shares, except if:

•

it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its Shares are attributable; or

•

it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its Shares are attributable.

If one of the abovementioned conditions applies, any benefits derived or deemed to be derived from or in connection with Shares will generally be subject to Dutch corporation tax, levied at a rate of 25% (15% over profits up to and including €245,000).

(c)	General

If a holder of Shares is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the execution and/or enforcement of the documents relating to the issue of Shares or the performance by the Company of its obligations under such documents or under the Shares.

14.1.3 Gift and inheritance taxes

Resident holders of Shares

Dutch gift tax may be due with respect to an acquisition of the Shares by way of a gift by a holder of Shares who is resident or deemed to be resident of the Netherlands at the time of the gift.

Dutch inheritance tax may be due with respect to an acquisition or deemed acquisition of the Shares by way of an inheritance or bequest on the death of a holder of Shares who is resident or deemed to be resident of the Netherlands.

For purposes of Dutch gift and inheritance tax, an individual with the Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the ten years preceding the date of the gift or such individual’s death. For purposes of Dutch gift tax, an individual not holding the Dutch nationality will be deemed to be resident of the Netherlands if such individual has been resident in the Netherlands at any time during the twelve months preceding the date of the gift.

Non-resident holders of Shares

No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of Shares by way of gift by, or upon the death of, a holder of Shares who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift of the Shares by an individual who at the date of the gift was not a resident nor a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, such holder of Shares becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

For purposes of Dutch gift tax and Dutch inheritance tax, a gift of Shares made under a condition precedent is deemed to be made at the time the condition precedent is satisfied. If the condition precedent is fulfilled after the death of the donor, the gift is deemed to be made upon the death of the donor.

14.1.4 Value added tax

No Dutch value added tax will be due by a holder of Shares as a result of or in connection with the subscription, issue, placement, allotment or delivery of Shares.

14.1.5 Registration taxes and duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of Shares, the performance by the Company of its obligations under such documents, or the transfer of Shares.

15. General Information on the Company

15.1 Subsidiaries

The Company is the holding company of the Group. The following is a list of material subsidiaries, based on their contribution to the consolidated financial performance and/or position of the Group as at [June 30,] 2021.

Name	Country of incorporation	% of shares and voting rights held
Universal Music Group, Inc	United States	100
Universal Music Group Holding. Inc.	United States	100
UMG Recordings, Inc.	United States	100
Vevo, LLC	United States	49.4
Universal International Music B.V.	Netherlands	100
Universal Music Entertainment GmbH	Germany	100
Universal Music LLC	Japan	100
Universal Music France S.A.S.	France	100
Universal Music Holdings Ltd.	United Kingdom	100
EMI Group Worldwide Holding Ltd.	United Kingdom	100
Universal Music Group Treasury S.A.S.	France	100

15.2 Independent Auditors

The Combined Financial Statements, prepared in accordance with IFRS, have been jointly audited by EY and Deloitte, independent auditors. EY and Deloitte issued an independent auditors’ report on the Combined Financial Statements. The Interim Financial Statements, prepared in accordance with IAS 34, have been reviewed by [EY and Deloitte], independent auditors. [EY and Deloitte] issued an independent auditor’s review report on the Interim Financial Statements.

EY, with its address at [Tour First, TSA 14444, 92037 Paris-La Défense Cedex, France], is a member of the [●].

Deloitte, with its address at 6, place de la Pyramide, 92908 Paris-la Défense Cedex, France, is a member of the [●]. [Note to draft: need to discuss with Deloitte as soon as possible]

[The Company has appointed Ernst & Young Accountants LLP, an independent registered public audit firm with its principal place of business at Boompjes 258, 3011 XZ Rotterdam, The Netherlands, as its statutory auditor starting with its financial statements as of and for the financial year ending December 31, 2021].

15.3	Properties

UMG owns studio and office facilities and leases certain facilities in the ordinary courses of business. It has offices in approximately 60 countries and has its corporate headquarters in Santa Monica, California.

15.4	Environment

The Company believes that the Group does not have any material environmental compliance costs or environmental liabilities. [Note to draft: to be confirmed.]

15.5	Material Contracts

The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by the Company or another member of the Group: (i) within two years immediately preceding the date of this

Prospectus which are, or may be, material to the Company or any member of the Group, or (ii) at any time and contain provisions under which the Company or any member of the Group has an obligation or entitlement which is, or may be, material to the Company or any member of the Group as at the date of this Prospectus:

15.5.1 Separation Agreement

The separation agreement entered into [between, amongst others, the Company and Vivendi] on [●], 2021 (the Separation Agreement) identifies the assets to be transferred to, the liabilities to be assumed by and the contracts to be transferred to, each of Vivendi and UMG, as applicable as part of the separation of UMG from Vivendi pursuant to the Distribution, and governs the timing and process of these transfers and assumptions.

(a)	Assets and liabilities

In particular, the Separation Agreement provides that, among other things:

•	certain assets of, or related to, the UMG’s business, will be retained by or transferred to the Company or its subsidiaries, including:

•	equity interests of the Company’s subsidiaries;

•	assets (other than cash and cash equivalents) that are included on the UMG’s combined audited balance sheet as of December 31, 2020;

•	contracts (or portions thereof) that, subject to limited exceptions, relate [solely or primarily] to UMG’s business;

•	permits used or held for use [solely or primarily] in UMG’s business;

•	certain intellectual property rights and technology used or held for use [solely or primarily] in UMG’s business;

•	information [solely or primarily] related to the UMG’s assets, liabilities business or subsidiaries;

•	cash and cash equivalents held in bank or brokerage accounts owned exclusively by UMG;

•	other assets expressly allocated to UMG pursuant to the terms of the Separation Agreement or other agreements ancillary thereto; and

•	subject to limited exceptions, other assets used or held for use [solely or primarily] in UMG’s business;

•	all other assets will be retained by or transferred to Vivendi or Vivendi’s subsidiaries;

•	certain liabilities of, or related to, the UMG’s business will be retained by or transferred to UMG, including:

•	liabilities included on the combined audited balance sheet of UMG as of December 31, 2020;

•

liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts, or circumstances to the extent related to, arising out of or resulting from the UMG’s business or assets;

•

liabilities to the extent relating to, arising out of or resulting from the contracts, intellectual property rights, technology, licenses, permits or financing arrangements that relate [solely or primarily] to UMG’s business;

•	liabilities arising out of litigation or other claims made by third parties, relating to, or arising out of or resulting from the UMG’s business, assets or liabilities;

•	other liabilities expressly allocated to UMG pursuant to the terms of the Separation Agreement or other agreements ancillary thereto; and

•	subject to limited exceptions, other liabilities to the extent arising out of or relating to UMG’s business or assets; and

•	all other liabilites will be retained by or transferred to Vivendi or Vivendi’s subsidiaries;

(b)	Conditions

The Separation Agreement provides that the Distribution is subject to satisfaction of certain conditions, including [●]. Under the Separation Agreement, Vivendi and UMG will mutually determine the terms of the Distribution and the record date, Distribution Date and applicable Distribution ratio.[Note to draft: subject to confirmation.]

(c)	Insurance

The Separation Agreement provides the allocation amongst the parties thereto of rights and obligations under existing insurance policies. In general, neither party will have rights under the other party’s’ insurance policies, except to make occurrence-based claims in respect of losses incurred prior to specified coverage transition dates under the other parties’ third-party occurrence-based policies to the extent such policies provided coverage for Vivendi or UMG, as applicable, prior to such coverage transition dates.

(d)	Other matters

In addition to the actions specifically provided for in the Separation Agreement, except as otherwise set forth therein or in any ancillary agreement, Vivendi and the Company have agreed in the Separation Agreement to use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Other matters governed by the Separation Agreement include approvals and notifications of transfer, termination of intercompany agreements, shared contracts, [financial information certifications, transition committee provisions,] and financing arrangements. The Separation Agreement does not provide for UMG or Vivendi to be subject to restrictions on competition.

Information in this Prospectus with respect to the assets and liabilities of the parties following the Distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context indicates otherwise. The Separation Agreement provides that in the event that the transfer of certain assets (or a portion thereof) and the assumption of certain liabilities (or a portion thereof) to UMG or Vivendi, as applicable, does not occur prior to the Distribution Date, then until such assets (or a portion thereof) or liabilities (or a portion thereof) are able to be transferred or assumed, as the case may be, UMG or Vivendi, as applicable, will hold such assets on behalf and for the benefit of the transferee.

15.5.2 Transitional Services Agreement

(a)	Introduction and services

[An affiliate of] Vivendi and the Company entered into a transition services agreement on [●], 2021 (the Transitional Services Agreement) in connection with the separation pursuant to the Distribution in terms of which Vivendi and its subsidiaries will provide to UMG, and UMG will provide to Vivendi and its subsidiaries, on an interim, transitional basis, various services, as applicable, including, but not limited to [●]. [Note to Draft: To be determined based on Transition Services Agreement.]

(b)	Charges

The agreed-upon charges for such services are generally intended to allow the servicing party to charge a price comprised of costs and expenses, including reasonably allocable overhead expenses. The party receiving each transition service will be provided with reasonable information that supports the charges for the transition services being provided.

(c)	Term

The services will commence on the Distribution Date and will generally terminate [no later than 12 months (or in certain cases, 18 months)] following the Distribution Date. [The receiving party may terminate any services by giving prior written notice to the provider of such services and paying any applicable wind-down charges.] [Note to Draft: To be determined.]

(d)	Limitations

Subject to certain exceptions, the liabilities of each party under the Transition Services Agreement in respect of such party’s provision of services will generally be limited to the aggregate charges actually paid or payable to such party under the Transition Services Agreement. The Transition Services Agreement provides that the provider of a service will not be liable to the recipient of such service for any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages.

15.5.3 Tax Matters Agreement

[●]

[Note to draft: to be confirmed whether necessary.]

15.5.4 Employee Matters Agreement

The Company and Vivendi entered into an employee matters agreement on [●], 2021 (the Employee Matters Agreement) in connection with the separation of UMG from Vivendi pursuant to the Distribution to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The Employee Matters Agreement governs certain compensation and employee benefit obligations with respect to the current and former employees of each group of companies. The Employee Matters Agreement provides that, unless otherwise specified, each party will be responsible for liabilities associated with current and former employees of such party and its current and former subsidiaries. The Employee Matters Agreement also governs the terms of equity-based awards granted by Vivendi prior to the Distribution. [Note to draft: subject to updating.]

15.5.5 Intellectual Property Agreement

The Company and Vivendi entered into an intellectual property agreement on [●], 2021 (the Intellectual Property Agreement) in connection with the separation of UMG from Vivendi pursuant to the Distribution in terms of which each party, on behalf of itself and its subsidiaries, will as of the Distribution Date, own or have the right to use certain intellectual property rights relevant to its respective business. The Intellectual Property Agreement provides that intellectual property rights that arose from certain services performed by one of UMG’s business and Vivendi’s business (each a “performer”), as the case may be, at the request of the other busines (a “requester”) generally will be assigned to the requester or the performer in accordance with prior intercompany practice. Additionally, the Intellectual Property Agreement provides that UMG’s and Vivendi’s businesses (each a “licensor”) will grant to the other business (each, a “licensee”) a license to intellectual property rights of the licensor that, prior to the Distribution Date, were used in connection with, necessary for the ongoing conduct of or subject to a documented plan for future use by, the licensee. The licenses will be royalty-free, nonexclusive, perpetual, irrevocable, fully paid-up, and, in the field of the licensee’s business, worldwide. The licenses will include the licensee’s right to sublicense, subject to certain customary limitations, and customary confidentiality requirements will apply.

In addition, UMG and Vivendi have agreed that ownership of certain trademarks used by more than one of Vivendi and UMG will be allocated to either of UMG or Vivendi and licensed to the other party to the extent they use such trademarks.

15.5.6 Facilities Agreement

On April 26, 2021, the Company as original borrower and original guarantor and UMGI as U.S. borrower entered into a facility agreement with, inter alia, BNP Paribas, Crédit Agricole Corporate and Investment Bank, Natixis, Société Générale, Banco Santander, S.A., Bank of America Europe Designated Activity Company, ING Bank N.V. Intesa SanPaolo S.p.A., Paris Branch, Mediobanca International (Luxembourg) S.A., Mizuho Bank, Ltd and Morgan Stanley Bank N.A. as mandated lead arrangers, the financial institutions named therein as original lenders and Crédit Agricole Corporate and Investment Bank as facility agent (such agreement as amended, amended and restated and/or replaced from time to time, the Facility Agreement). The Facility Agreement is governed by French law.

The Facility Agreement provides for borrowings up to an aggregate principal amount of €3 billion on a committed basis, comprising of €2 billion under the revolving credit facility in EUR or USD (including the swingline facility in EUR) and €1 billion under the term facility in EUR.

Subject to certain exceptions, the revolving credit facility loans may be borrowed, repaid and re-borrowed at any time. The borrowings under the revolving credit facility will be available to be used towards the general corporate purposes of the Group, including without limitation the refinancing of the intercompany loans outstanding between the Group and Vivendi and the repayment of existing bank debt by UMGI. The borrowings under the term loan facility will be available to be used towards the refinancing of the intercompany loans outstanding between the Group and Vivendi. The borrowings under the swingline facility will be available to be used towards the general corporate purposes of the Group, including without limitation, the refinancing of any note or other instrument maturing under a euro commercial paper program of a member of the Group. The swingline facility is not independent of the revolving credit facility, it operates within the revolving credit facility as the revolving credit facility may be used by way of swingline facility loans.

(a)	Maturity and repayment

The revolving credit facility (including the swingline facility) matures on April 26, 2026 (being five years after the signing of the Facility Agreement), subject to two one-year extension options (at the Company’s request, subject to the lenders’ discretion). The term facility matures on October 26, 2026. The Company shall repay the term loan in five yearly instalments beginning on October 26, 2022.

(b)	Interest rate and fees

The interest rate on the term loan facility and the revolving credit facility is the percentage rate per annum equal to the aggregate of the applicable margin and EURIBOR or in relation to any loan that is not in euro, LIBOR (subject to a zero floor) (or if LIBOR is not available for that currency, the reference rate used in the relevant interbank market for that currency as approved by the facility agent). The interest rate on the swingline facility for each day is the percentage rate per annum equal to the aggregate of €STR and EONIA €STR spread for that day and the applicable margin. The initial margin at the date of the Facility Agreement was 0.45% per annum in respect of a revolving credit facility loan in euros, 0.55% per annum in respect of a revolving credit facility loan in USD, 0.45% per annum in respect of a swingline facility loan, and 0.80% per annum in respect of a term loan. The margin applicable to each of the term loan, revolving credit facility loan and the swingline facility loan shall be adjusted annually by reference to the leverage ratio as indicated in the most recent audited combined financial statements of the Group. The Company may select an interest period of three or six months regarding a term loan, an interest period of one, three or six months regarding a revolving credit facility loan, and an interest period of not more than seven business days regarding a swingline facility loan.

A ticking fee is payable on the aggregate undrawn and uncanceled amount of the term facility from April 26, 2021 until the earlier of, the date of first utilization of the term loan, and July 26, 2021, of an amount equal to 20% of the then applicable margin for the term loan facility, and thereafter until the date of first utilization of the team loan, of an amount equal to 35% of the then applicable margin for the term loan facility (calculated on the basis of the actual number of days elapsed and a 360-day year).

A commitment fee is payable on the aggregate undrawn and uncanceled amount of the revolving credit facility from April 26, 2021 until the earlier of the first utilization of the revolving credit facility, and July 26, 2021 of an amount equal to 20% of the then applicable margin for the revolving credit facility, and thereafter until the end of the availability period applicable to the revolving credit facility 35% of the then applicable margin for the revolving credit facility. The commitment fee is payable quarterly in arrears.

A utilization fee is payable on the amount of any loans drawn at a rate between 0.10% and 0.40%, depending on the percentage drawn against the revolving credit facility. The utilization fee is payable quarterly in arrears.

For each extension of the termination date of the revolving credit facility loan, an extension fee is payable of an amount equal to 0.025% of the lenders’ extended commitments under the revolving credit facility.

Default interest is calculated as an additional 2% on the overdue amount.

Customary agency fees, documentation agent fees, syndication agent fees and swingline agent fees will also be payable to Crédit Agricole Corporate and Investment Bank (as swingline agent and facility agent), BNP Paribas (as documentation agent), and Natixis (as syndication agent) respectively.

(c)	Security

The Company irrevocably and unconditionally guarantees to the facility agent and lenders the payment in due time of the secured obligations of UMGI under the Facility Agreement in an initial maximum principal amount of €2,000,000,000 increased by among other things any interest, default interest, fees arising in connection therewith, as may be increased or modified from time to time in accordance with the Facility Agreement. The guarantee shall remain in full force and effect until the secured obligations have been unconditionally and irrevocably discharged in full.

(d)	Covenants

For so long as the Company does not have a rating for its long term unsecured and non-credit enhanced debt obligations of at least BBB by S&P or Fitch or at least Baa2 by Moody’s or a comparable rating from an internationally recognized credit rating agency located in a member country of the OECD, its leverage ratio shall be equal to or below 4.0x.

The Facility Agreement contains a number of covenants which, among other things, restrict, subject to certain exceptions, the ability of the Company (and, in respect of certain covenants, its subsidiaries) to:

•	create or incur security over any of its assets;

•	make disposals;

•	merge with other entities;

•	change its business;

•	enter into cash pooling agreements with Vivendi; and

•	breach sanctions restrictions. However, each of these covenants is subject to significant exceptions and qualifications.

The Facility Agreement also contains, among others, the following affirmative covenants: mandatory periodic reporting of financial information, notice upon the occurrence of events of default and certain other events, compliance with laws and the maintenance of certain insurance coverage. The borrower and guarantors must also ensure that their payment obligations under the facilities at all times rank at least pari passu with all their other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

There are customary prepayment requirements in the Facility Agreement, including an individual right for each lender to be prepaid on a change of control (subject to exceptions). Further, the Facility Agreement contains certain events of default, which are subject to customary materiality or other qualifications, exceptions and baskets.

[Note to draft: scope of material contracts to be confirmed.]

15.6	Significant Change since [June 30,] 2021.

As at the date of the Prospectus, there have been no significant changes in the financial performance or in the financial position of the Group since [June 30,] 2021.

15.7	Litigation and arbitration proceedings

There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company or the Group is aware) during the previous [12] months which may have, or have had in the past, significant effects on the Company or the Group’s financial position or profitability.

[Note to draft: to be confirmed whether any of the litigation described at 10.15 influences this statement.]

15.8	Corporate Resolutions

[●]. [Note to draft: appropriate pre-IPO approvals to be confirmed.]

15.9	Options or Preferential Rights in respect of Shares

Save as disclosed under [●], or in furtherance of, or related to, the Company is not party to any contract or arrangement (or proposed contract or arrangement), whereby an option or preferential right of any kind is (or is proposed to be) given to any person to subscribe for any securities in the Company.

15.10 No Incorporation of Website

[Prospective Investors should only rely on the information that is provided in this Prospectus or incorporated by reference into this Prospectus.] No other documents or information, including the contents of the Company’s website, or of websites accessible from hyperlinks on that website, form part of, or are incorporated by reference into, this Prospectus.

15.11 Availability of Documents and Available Information

Copies of the Articles of Association, in Dutch, are available and can be obtained free of charge from the Company’s website (www.[universalmusic].com).

Subject to any applicable selling and transfer restrictions [(see Section [●])]), copies of this Prospectus and any supplement to this Prospectus may be obtained free of charge from the Company’s website (www.[universalmusic].com) for a period of 12 months following the date of this Prospectus.

The posting of this Prospectus on the internet does not constitute an offer to sell or a solicitation of an offer to buy any of the Shares to or from any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. The electronic version may not be copied, made available or printed for distribution.

16. Definitions and Glossary

The following definitions apply throughout this Prospectus unless the context requires otherwise:

Term	Definition
A&R	artist and repertoire
Admission	admission to listing and trading of the Shares on Euronext Amsterdam
AFM	the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten)
Allocation Ratio	the ratio of Distribution Shares to be received by each Vivendi Shareholder for each Share held on the Distribution Record Date
Articles of Association	the articles of association of the Company as they will read after amendment of the articles of association upon Admission
ASCAP	American Society of Composers, Authors and Publishers
Audit Committee	the audit committee of the Company
Beneficiaries	for purposes of Dutch income and corporate income tax, the beneficiaries of the Settlor
Bill	the Dutch bill implementing the revised EU Shareholders’ Rights Directive (EU Directive 2017/828/EU) in the Netherlands
BMI	Broadcast Music, Inc.
Bolloré Group	[Bolloré Participations SE and its controlled affiliates]
Board	the board of directors of the Company, consisting of the Executive Directors and the Non-Executive Directors
Board Rules	the rules governing the Board’s principles and best practices and further procedures of holding meetings, decision making and functioning of the Board, as amended from time to time
Business Day	one full day on which banks are generally open for business in the Netherlands
Caroline	Caroline Records
CET	Central European Time
CEO or Chief Executive Officer	the chair chief executive director of the Company
Chairman of the Board	the Non-Executive Director that is appointed as chairman of the Board
CMG	Capitol Music Group
CMSA	Capital Markets and Services Act 2007 of Malaysia
Combined Financial Statements	the audited combined financial statements of Universal Music Group as at and for the years ended December 31, 2018, 2019 and 2020, included in this Prospectus
Commission	Securities Commission of Malaysia
Company	Universal Music Group B.V. (to be converted to a public company (naamloze vennootschap) prior to the Admission)
Company Secretary	the company secretary, appointed and dismissed by the Board from outside its members
Concerto	Concerto Investment B.V.
Copyright Directive	Directive on Copyright in the Digital Single Market adopted by the European Union
Corporate Executives	the members of the executive management team of the Group, comprising the individuals named in paragraph 11.4 of Section 11 (Board and Employees)
Corporations Act	Corporations Act 2001 of the Commonwealth of Australia
COVID-19 pandemic	the global pandemic of a new strain of coronavirus, COVID-19
Deloitte	Deloitte & Associés

Term	Definition
Deputy CEO or Deputy Chief Executive Officer	an executive Director that is responsible for supporting the Chairman & Chief Executive Officer
DFSA	the Dutch Financial Supervision Act
Director	an Executive Directors or Non-Executive Directors on the Board
Distribution	the distribution of the Distribution Shares to the Vivendi Shareholders described in Section 13 (The Distribution)
Distribution Date	on or about [●] 2021, or such other date as may be notified by the Company and Vivendi
Distribution Record Date	on or about [●] 2021, or such other date as may be notified by the Company and Vivendi
Distribution Settlement	delivery of the Distribution Shares
Distribution Shares	up to [60]% of the issued and outstanding shares held by Vivendi prior to the implementation of the Distribution in the capital of the Company, which shares shall be distributed to the Vivendi Shareholders pursuant to the Distribution
DOJ	Department of Justice
EEA	European Economic Area
Employee Matters Agreement	the employee matters agreement entered into between, amongst others, the Company and Vivendi on [●], 2021
Enterprise Chamber	the Enterprise Chamber of the Court of Appeal of Amsterdam
EU	European Union
Euroclear France	Euroclear France S.A.
Euronext Amsterdam	a regulated market operated by Euronext Amsterdam N.V.
Executive Director	an executive member of the Board
Existing Shareholders	Vivendi and the Tencent-led Consortium
EY	Ernst & Young et Autres
Facilities Agreement	the facilities agreement entered into on April 26, 2021, between the Company as original borrower and original guarantor and UMGI as U.S. borrower entered into a facility agreement with, inter alia, BNP Paribas, Crédit Agricole Corporate and Investment Bank, Natixis, Société Générale, Banco Santander, S.A., Bank of America Europe Designated Activity Company, ING Bank N.V. Intesa SanPaolo S.p.A., Paris Branch, Mediobanca International (Luxembourg) S.A., Mizuho Bank, Ltd and Morgan Stanley Bank N.A. as mandated lead arrangers, the financial institutions named therein as original lenders and Crédit Agricole Corporate and Investment Bank as facility agent
First Trading Date	on or about [●] 2021
FRSA	the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving)
FTC	the Federal Trade Commission
GDPR	the General Data Protection Regulation (Regulation (EU) 2016/679)
General Meeting	the Company’s general meeting
Group or UMG	the Company and each of its subsidiaries from time to time
IFPI	International Federation of the Phonographic Industry
IFPI Global Music Report 2021	the Global Music Report 2021 issued by IFPI issued in March 2021
IFRS	International Financial Reporting Standards, as endorsed in the European Union
Ingrooves	Ingrooves Music Group
Intellectual Property Agreement	the intellectual property agreement entered into between, amongst others, the Company and Vivendi on [●], 2021

Term	Definition
Interim Financial Statements	the interim financial statements for the Company for the six-month period ended June 30, 2021
ISIN	International Security Identification Number
Joint Financial Advisors	BNP Paribas, Crédit Agricole Corporate and Investment Bank, Morgan Stanley, Banque Hottinguer, Natixis and Société Générale
Listing and Paying Agent	[BNP Paribas Securities Services]
LTIP	long-term incentive plan
Market Abuse Regulation or MAR	Regulation (EU) 596/2014
MCA	Music Corporation of America Inc.
Member State	a member state of the European Union
MiFID II	Markets in Financial Instruments Directive 2014/65/EU
MiFID II Product Governance Requirements	MiFID II, Articles 9 and 10 of Commission Delegated Directive (EU) 2017/593 supplementing MiFID II and local implementing measures
Nielsen	Nielsen Corporation
Nomination Committee	the nomination committee of the Company
Non-Executive Director	a non-executive member of the Board
NRI	Non-Recorded Income
PCI DSS	the Payment Card Industry Data Security Standard
PFIC	passive foreign investment company
Prospectus	this document
Prospectus Regulation	Regulation (EU) 2017/1129 of the European Parliament and of the Council of the European Union of 14 June 2017
Recording Funds	advances and recording costs
Qualified Investors	qualified investors within the meaning of article 2(e) of the Prospectus Regulation
Reference Price	[the technical reference price for the Shares, to be announced by Euronext Amsterdam]
Regulation S	Regulation S under the Securities Act
[Relationship Agreement]	[the relationship agreement dated [●] between [[Vivendi] and [the Existing Shareholders]] [Note to draft: structure and nature of Relationship Agreement to be confirmed.]
Renumeration Committee	the renumeration committee of the Company
Restructure	the contribution by the Existing Shareholders (being UMGI’s and UIM’s shareholders) of all of the issued shares in the share capital of both UMGI and UIM to the Company in exchange for newly issued shares in the Company, as a consequence whereof the Company became the sole holding company of the Group, such restructure being completed on February 26, 2021
RIAA	Recording Industry Association of America
SAMR	the State Administration for Market Regulation
Scherzo	Scherzo Investment B.V.
SEC	the US Securities and Exchange Commission
Section 2855	California Labor Code Section 2855
SESAC	Society of European Stage Authors and Composers
Separation Agreement	the separation agreement entered into between, amongst others, the Company and Vivendi on [●], 2021
Settlement	delivery of the Distribution Shares
Settlor	for purposes of Dutch income and corporate income tax, the (deemed) settlor, grantor or similar originator

Term	Definition
Shareholders	holders of Shares
Shares	ordinary shares of €[●] each in the capital of the Company
Takeover Directive	European Directive 2004/25/EC
Target Market Assessment	a product approval process, which has determined that the Shares are: (i) compatible with an end target market of retail investors and investors who meet the criteria of professional clients and eligible counterparties, each as defined in MiFID II; and (ii) eligible for distribution through all distribution channels as are permitted by MiFID II
Tax Matters Agreement	the tax matters agreement entered into between, amongst others, the Company and Vivendi on [●], 2021
Ten Thousand Projects Distribution Agreement	the distribution agreement pursuant to which Caroline has obtained the exclusive right to distribute certain audio and audio-visual recordings of Ten Thousand Projects
Tencent-led Consortium	collectively, Concerto and Scherzo
Third Party	for purposes of Dutch income and corporate income tax, a third party such as a trustee, foundation or similar entity or arrangement
Transaction	collectively, the Distribution and the Admission
Transitional Services Agreement	the transitional services agreement entered into by UMG and [an affiliate of] Vivendi in connection with the Distribution
UIM	Universal International Music B.V.
UMG Financial Statements	the Combined Financial Statements and the Interim Financial Statements
UMGI	Universal Music Group, Inc
UMPG	Universal Music Publishing Group
Universal Music Group	when referred to in the Combined Financial Statements means, collectively, UMGI and UIM, collectively, and each of their respective subsidiaries
US Copyright Act	US Copyright Act of 1976, as amended
US GAAP	the generally accepted accounting principles in the United States
US Securities Act	the US Securities Act of 1933, as amended
Vice Chairman of the Board	[the Non-Executive Director designated by the Board as its vice-chairman]
Vivendi	Vivendi SE
Vivendi AGM	the annual general meeting of Vivendi Shareholders held on June 22, 2021
Vivendi Opus Share Scheme Plans	[●]
Vivendi Performance Share Scheme Plans	[●]
Vivendi Shareholders	any and all holders of [any] issued and outstanding [ordinary] share(s) in the capital of Vivendi on the Distribution Record Date
Vivendi Share Scheme Plans	[the Vivendi Performance Share Scheme Plans and the Vivendi Opus Share Scheme Plans, collectively]
Vivendi Stock Option Plan	[●]

The Company

Universal Music Group N.V.

‘s-Gravelandseweg 80,

1217 EW Hilversum

The Netherlands

Legal Adviser to the Company

Freshfields Bruckhaus Deringer LLP

as to Dutch law	as to US law
Strawinskylaan 10 1077 XZ Amsterdam The Netherlands	100 Bishopsgate London EC2P 2SR United Kingdom

Legal Advisor to Vivendi

as to Dutch law Loyens&Loeff N.V.	as to French law Cabinet Bompoint
Parnassusweg 300 1081 LC Amsterdam The Netherlands	8 Avenue Victor Hugo 75116 Paris France

Joint Financial Advisors
[BNP Paribas]	[Crédit Agricole Corporate and Investment Bank]	[Morgan Stanley]
[Note: banks to confirm appropriate office address.]	[Note: banks to confirm appropriate office address.]	[Note: banks to confirm appropriate office address.]

[Natixis]	[Banque Hottinguer]	[Société Générale]
[Note: banks to confirm appropriate office address.]	[Note: banks to confirm appropriate office address.]	[Note: banks to confirm appropriate office address.]

Legal Adviser to the Joint

Financial Advisors

as to Dutch law	as to US law
Allen & Overy LLP Apollolaan 15 1077 AB Amsterdam The Netherlands	Allen & Overy LLP One Bishop Square London E1 6AD United Kingdom

Listing and Paying Agent

[BNP Paribas Securities Services]

[16 boulevard des Italiens 75009

Paris France]

Independent Auditors to the

Company

Ernst & Young et Autres Tour First, TSA 14444, 92037 Paris-La Défense Cedex, France	[Deloitte & Associés (Deloitte)] 6, place de la Pyramide, 92908 Paris-la Défense Cedex, France

DELOITTE & ASSOCIES	ERNST & YOUNG et Autres

Universal Music Group

Year ended December 31, 2020

Vivendi SE’s statutory auditors’ report on Universal Music Group’s combined financial statements

DELOITTE & ASSOCIES	ERNST & YOUNG et Autres
6, place de la Pyramide 92908 Paris-La Défense Cedex S.A.S. au capital de € 2 188 160 572 028 041 RCS Nanterre Commissaire aux Comptes Membre de la compagnie régionale de Versailles et du Centre	Tour First TSA 14444 92037 Paris-La Défense Cedex S.A.S. à capital variable 438 476 913 R.C.S. Nanterre Commissaire aux Comptes Membre de la compagnie régionale de Versailles et du Centre

Universal Music Group

Year ended December 31, 2020

Vivendi SE’s statutory auditors’ report on Universal Music Group’s combined financial statements

To the Management Board of Vivendi SE,

Opinion

In our capacity as statutory auditors of Vivendi SE and in accordance with your request in connection with the partial divestiture by Vivendi of its music business, we have audited the combined financial statements of Universal Music Group (UMG) as at December 31, 2020. These combined financial statements comprise the combined statement of financial position as at December 31, 2020, the combined statement of earnings, the combined statement of comprehensive income, the combined statement of changes in equity and the combined statement of cash flows for the year then ended, and notes to the combined financial statements, including a summary of significant accounting policies. These combined financial statements were reviewed on March 1, 2021 by the Management Board of Vivendi SE, and approved on March 3, 2021 by two empowered members of the Management Board of Vivendi SE on the basis of the elements available at that date, in the evolving context of the health crisis related to Covid-19.

In our opinion, the accompanying combined financial statements give a true and fair view of the combined financial position of UMG as at December 31, 2020 and of its combined financial performance and combined cash flows for the year then ended, in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU and in accordance with IFRS published by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of UMG and Vivendi SE in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code) together with the ethical requirements that are relevant to our audit of the combined financial statements in France, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

Without modifying our conclusion, we draw attention to the Note “Basis of preparation of the Combined Financial Statements”, in Section “Accounting conventions used when preparing the Combined Financial Statements”. Our opinion is not modified in respect of this matter.

Responsibilities of Vivendi SE’s Management Board and Those Charged with Governance for the Combined Financial Statements

Vivendi SE’s Management Board is responsible for the preparation and fair presentation of the combined financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU and in accordance with IFRS published by the International Accounting Standards Board (IASB), and for such internal control as management determines is necessary to enable the preparation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is responsible for assessing UMG’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate UMG or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible overseeing Vivendi Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these combined financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of UMG’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on UMG’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the combined financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause UMG to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the combined financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within UMG to express an opinion on the combined financial statements. We are responsible for the direction, supervision and performance of the audit of UMG. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of UMG’s audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Restriction on Use of our Report

This report was prepared for your attention in the context described above and must not be used, distributed or referred to for any other purpose.

This report shall be governed by, and construed in accordance with French law. The courts of France shall have exclusive jurisdiction in relation to any claim or dispute concerning the engagement letter or this report, and any matter arising from them. Each party irrevocably waives any right it may have to object to an action being brought in any of those courts and to claim that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

Paris-La Défense, March 4, 2021

The Statutory Auditors

DELOITTE & ASSOCIES	ERNST & YOUNG et Autres

/s/ Thierry Quéron	/s/ Géraldine Segond	/s/ Jacques Pierres	/s/ Claire Pajona
Thierry Quéron	Géraldine Segond	Jacques Pierres	Claire Pajona

Audited Combined Financial Statements for the years ended December 31, 2020, 2019 and 2018

Wednesday, March 03, 2021

Wednesday March 03, 2021

Wednesday March 03, 2021

Audited Combined Financial Statements for the years ended December 31, 2020, 2019 and 2018

Combined Statement of Earnings

		Year ended December 31,
(in millions of euros)	Note	2020	2019	2018
Revenues	2	7,432	7,159	6,023
Cost of revenues		(3,917)	(3,818)	(3,110)
Selling, general and administrative expenses		(2,265)	(2,276)	(2,062)
Restructuring charges	2	(20)	(24)	(29)
Impairment losses on intangible assets acquired through business combinations	2	—	—	—
Income from equity affiliates - operational	11	(9)	(2)	(1)

Earnings before interest and income taxes (EBIT)	3	1,221	1,039	821
Interest	4	(15)	14	27
Income from investments		—	—	1
Other financial income	4	603	174	333
Other financial charges	4	(28)	(57)	(29)

		560	131	332
Earnings before provision for income taxes		1,781	1,170	1,153
Provision for income taxes	5	(412)	(195)	(251)

Earnings from continuing operations		1,369	975	902
Earnings from discontinued operations		—	—	—

Earnings		1,369	975	902

Of which
Earnings attributable to shareowners		1,366	972	897
Non-controlling interests		3	3	5

The accompanying notes are an integral part of the Combined Financial Statements.

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Combined Statement of Comprehensive Income

		Year ended December 31,
(in millions of euros)	Note	2020	2019	2018
Earnings		1,369	975	902

Actuarial gains/(losses) related to employee defined benefit plans, net		6	(24)	—
Financial assets at fair value through other comprehensive income		2	(2)	—
Comprehensive income from equity affiliates, net		—	—	—

Items not subsequently reclassified to profit or loss		8	(26)	—
Foreign currency translation adjustments		(194)	44	113
Comprehensive income from equity affiliates, net	11	(6)	2	4
Other impacts, net		—	(7)	12

Items to be subsequently reclassified to profit or loss		(200)	39	129

Charges and income directly recognized in equity	7	(192)	13	129

Total comprehensive income		1,177	988	1,031

Of which
Total comprehensive income attributable to shareowners		1,174	985	1,025
Total comprehensive income attributable to non-controlling interests		2	3	6

The accompanying notes are an integral part of the Combined Financial Statements.

Wednesday March 03, 2021

Combined Statement of Financial Position

(in millions of euros)	Note	December 31, 2020	December 31, 2019	January 1, 2019	December 31, 2018
ASSETS
Goodwill	8	1,369	1,488	1,378	1,378
Non-current content assets	9	3,512	2,269	1,808	1,808
Other intangible assets		1	1	1	1
Property, plant and equipment		254	267	243	262
Rights-of-use relating to leases	10	416	472	454	na
Investments in equity affiliates	11	72	88	97	97
Non-current financial assets	12	1,962	1,103	873	873
Deferred tax assets	5	414	367	353	330

Non-current assets		8,000	6,055	5,207	4,749

Inventories		79	90	84	84
Current tax receivables		1	—	—	—
Current content assets	9	677	591	601	601
Trade accounts receivable and other	13	1,088	1,058	994	997
Current financial assets	12	1	28	30	30
Shareowners loans	14	815	672	1,260	1,260
Cash and cash equivalents	14	326	336	276	276

Current assets		2,987	2,775	3,245	3,248

TOTAL ASSETS		10,987	8,830	8,452	7,997

EQUITY AND LIABILITIES
Combined retained earnings		1,432	2,981	2,999	3,074
of which earnings attributable to shareowners		1,366	972	897	897
Non-controlling interests		—	3	3	3

Total equity	15	1,432	2,984	3,002	3,077

Non-current provisions	16	335	437	366	370
Long-term borrowings and other financial liabilities	14	1	1	1	1
Shareowners borrowings	14	2,368	—	—	—
Deferred tax liabilities	5	828	659	608	608
Long-term lease liabilities	10	447	510	493	na
Other non-current liabilities	13	851	106	135	159

Non-current liabilities		4,830	1,713	1,603	1,138

Current provisions	16	137	63	79	79
Short-term borrowings and other financial liabilities	14	640	15	17	17
Trade accounts payable and other	13	3,843	3,981	3,613	3,638
Short-term lease liabilities	10	78	86	90	na
Current tax payables		27	(12)	48	48

Current liabilities		4,725	4,133	3,847	3,782

Total liabilities		9,555	5,846	5,450	4,920

TOTAL EQUITY AND LIABILITIES		10,987	8,830	8,452	7,997

na: not applicable.

The accompanying notes are an integral part of the Combined Financial Statements.

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Combined Statement of Cash Flows

		Year ended December 31,
(in millions of euros)	Note	2020	2019	2018
Operating activities
EBIT	2	1,221	1,039	821
Adjustments	19.1	213	201	106
Content investments, net		(1,517)	(465)	(161)

Gross cash provided by operating activities before income tax paid		(83)	775	766
Other changes in net working capital		287	82	179

Net cash provided by operating activities before income tax paid		204	857	945
Income tax (paid)/received, net	5.1	(207)	(172)	(198)

Net cash provided by operating activities		(3)	685	747

Investing activities
Capital expenditures		(66)	(75)	(110)
Purchases of consolidated companies, after acquired cash		(4)	(50)	(12)
Investments in equity affiliates	11	(2)	—	—
Increase in financial assets	12	(3)	(13)	(12)

Investments		(75)	(138)	(134)
Proceeds from sales of property, plant, equipment and intangible assets		—	3	—
Proceeds from sales of consolidated companies, after divested cash		11	(2)	1
Disposal of equity affiliates		1	—	—
Decrease in financial assets	12	15	6	19

Divestitures		27	7	20
Dividends received from equity affiliates	11	2	2	2
Dividends received from unconsolidated companies		—	—	1

Net cash provided by/(used for) investing activities		(46)	(129)	(111)

Financing activities
Distributions to shareowners	15	(283)	(1,002)	(981)
Other transactions with shareowners		(11)	—	(1,414)
Dividends paid by consolidated companies to their non-controlling interests		(5)	(5)	(5)

Transactions with shareowners		(299)	(1,007)	(2,400)
Setting up of long-term borrowings and increase in other long-term financial liabilities		—	—	—
Principal payment on long-term borrowings and decrease in other long-term financial liabilities		—	—	—
Principal payment on short-term borrowings		—	—	(57)
Other changes in short-term borrowings and other financial liabilities		625	2	46
Interest paid, net	4	(15)	14	27
Other cash items related to financial activities		(3)	(2)	(3)

Transactions on borrowings and other financial liabilities		607	14	13
Repayment of lease liabilities and related interest expenses	10.4	(91)	(83)	na

Net cash provided by/(used for) financing activities		217	(1,076)	(2,387)

Foreign currency translation adjustments of continuing operations		(35)	(8)	(19)

Change in cash and cash equivalents and shareowners loans		133	(528)	(1,770)

Cash and cash equivalents and shareowners loans
At beginning of the period	14	1,008	1,536	3,306

At end of the period	14	1,141	1,008	1,536

of which Shareowners loans
At beginning of the period		672	1,260	3,059

At end of the period		815	672	1,260

of which Cash and cash equivalent
At beginning of the period		336	276	247

At end of the period		326	336	276

na: not applicable.

The accompanying notes are an integral part of the Combined Financial Statements.

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Combined Statements of Changes in Equity

Year ended December 31, 2020

	Retained earnings and other		Total equity
(in millions of euros)	Retained earnings	Other comprehensive income
BALANCE AS OF DECEMBER 31, 2019	3,275	(291)	2,984
Attributable to Universal Music Group	3,272	(290)	2,982
Attributable to non-controlling interests	3	(1)	2
Contributions by/distributions to shareowners	(2,711)	—	(2,711)
of which Universal Music Group S.A.S transferred to Vivendi SE	(2,428)	—	(2,428)
Distribution by Universal International Music BV paid to shareowners	(283)	—	(283)
Changes in UMG ownership interest in subsidiaries that do not result in a loss of control	(13)	—	(13)
CHANGES IN EQUITY ATTRIBUTABLE TO UNIVERSAL MUSIC GROUP (A)	(2,724)	—	(2,724)
Contributions by [distributions to] non-controlling interests	(5)	—	(5)
Dividends paid by subsidiaries to non-controlling interests	(5)	—	(5)
CHANGES IN EQUITY ATTRIBUTABLE TO NON-CONTROLLING INTERESTS (B)	(5)	—	(5)
Earnings	1,369	—	1,369
Charges and income directly recognized in equity	—	(192)	(192)
TOTAL COMPREHENSIVE INCOME (C)	1,369	(192)	1,177
TOTAL CHANGES OVER THE PERIOD (A+B+C)	(1,360)	(192)	(1,552)
Attributable to Universal Music Group	(1,358)	(192)	(1,550)
Attributable to non-controlling interests	(2)	—	(2)
BALANCE AS OF DECEMBER 31, 2020	1,915	(483)	1,432
Attributable to Universal Music Group	1,914	(482)	1,432
Attributable to non-controlling interests	1	(1)	—

The accompanying notes are an integral part of the Combined Financial Statements.

Wednesday March 03, 2021

Year ended December 31, 2019

	Retained earnings and other		Total equity
(in millions of euros)	Retained earnings	Other comprehensive income
BALANCE AS OF DECEMBER 31, 2018	3,389	(312)	3,077
Attributable to Universal Music Group	3,385	(311)	3,074
Attributable to non-controlling interests	4	(1)	3
Restatements related to the application of IFRS 16	(75)	—	(75)
Attributable to shareowners	(75)	—	(75)
Attributable to non-controlling interests	—	—	—
BALANCE AS OF JANUARY 1, 2019	3,314	(312)	3,002
Attributable to Universal Music Group	3,310	(311)	2,999
Attributable to non-controlling interests	4	(1)	3
Contributions by/distributions to shareowners	(1,002)	—	(1,002)
Distribution by Universal Music Group Inc. and Universal Music Group S.A.S to Vivendi SE	(1,002)	—	(1,002)
CHANGES IN EQUITY ATTRIBUTABLE TO UNIVERSAL MUSIC GROUP (A)	(1,002)	—	(1,002)
Contributions by/distributions to non-controlling interests	(5)	—	(5)
Dividends paid by subsidiaries to non-controlling interests	(5)	—	(5)
CHANGES IN EQUITY ATTRIBUTABLE TO NON-CONTROLLING INTERESTS (B)	(5)	—	(5)
Earnings	975	—	975
Charges and income directly recognized in equity	(7)	21	14
TOTAL COMPREHENSIVE INCOME (C)	968	21	989
TOTAL CHANGES OVER THE PERIOD (A+B+C)	(39)	21	(18)
Attributable to Universal Music Group	(38)	21	(17)
Attributable to non-controlling interests	(1)	—	(1)
BALANCE AS OF DECEMBER 31, 2019	3,275	(291)	2,984
Attributable to Universal Music Group	3,272	(290)	2,982
Attributable to non-controlling interests	3	(1)	2

The accompanying notes are an integral part of the Combined Financial Statements.

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Year ended December 31, 2018

	Retained earnings and other		Total equity
(in millions of euros, except number of shares)	Retained earnings	Other comprehensive income
BALANCE AS OF DECEMBER 31, 2017	4,933	(487)	4,446
Attributable to Vivendi SA shareowners	4,929	(486)	4,443
Attributable to non-controlling interests	4	(1)	3
Restatements related to the application of IFRS 9, net of income taxes	(58)	58	—
Attributable to shareowners	(58)	58	—
Attributable to non-controlling interests	—	—	—
BALANCE AS OF JANUARY 1, 2018	4,875	(429)	4,446
Attributable to Universal Music Group	4,871	(428)	4,443
Attributable to non-controlling interests	4	(1)	3
Contributions by/distributions to shareowners	(2,395)	—	(2,395)
Universal Music Group S.A.S. share capital reduction	(1,414)	—	(1,414)
Distribution by Universal Music Group Inc. and Universal Music Group S.A.S.	(981)	—	(981)
CHANGES IN EQUITY ATTRIBUTABLE TO UNIVERSAL MUSIC GROUP (A)	(2,395)	—	(2,395)
Contributions by/distributions to non-controlling interests	(5)	—	(5)
Dividends paid by subsidiaries to non-controlling interests	(5)	—	(5)
CHANGES IN EQUITY ATTRIBUTABLE TO NON-CONTROLLING INTERESTS (B)	(5)	—	(5)
Earnings	902	—	902
Charges and income directly recognized in equity	12	117	129
TOTAL COMPREHENSIVE INCOME (C)	914	117	1,031
TOTAL CHANGES OVER THE PERIOD (A+B+C)	(1,486)	117	(1,369)
Attributable to Universal Music Group	(1,486)	117	(1,369)
Attributable to non-controlling interests	—	—	—
BALANCE AS OF DECEMBER 31, 2018	3,389	(312)	3,077
Attributable to Universal Music Group	3,385	(311)	3,074
Attributable to non-controlling interests	4	(1)	3

The accompanying notes are an integral part of the Combined Financial Statements.

Wednesday March 03, 2021

Notes to the Combined Financial Statements

Universal Music Group (UMG) is the world leader in music-based entertainment, with a broad array of businesses engaged in recorded music, music publishing, merchandising and audiovisual content in more than 60 countries. Featuring the most comprehensive catalog of recordings and songs across every musical genre, UMG identifies and develops artists and produces and distributes the most critically acclaimed and commercially successful music in the world. Committed to artistry, innovation and entrepreneurship, UMG fosters the development of services, platforms and business models in order to broaden artistic and commercial opportunities for its artists and create new experiences for fans.

The Combined Financial Statements present the financial and accounting situation of UMG together with interests in equity affiliates. Amounts are reported in euros and all values are rounded to the nearest million.

On March 1, 2021, Vivendi’s Management Board examined UMG’s Combined Financial Statements for the years ended December 31, 2020, 2019 and 2018, and granted power to two of its members to approve such Combined Financial Statements. On March 3, 2021, UMG’s Combined Financial Statements for the years ended December 31, 2020, 2019 and 2018 were approved by those members of Vivendi’s Management Board.

Basis of preparation of the Combined Financial Statements

The Combined Financial Statements of Universal Music Group (as defined below) for the fiscal years ended December 31, 2020 have been prepared by Vivendi SE (“Vivendi”) in its capacity as the controlling shareholder of Universal Music Group Inc. (“UMG Inc.”) and Universal International Music B.V. (“UIM B.V.”) and their respective subsidiaries (UMG Inc. and UIM B.V. are collectively referred to herein as, “Universal Music Group” or “UMG”), pursuant to Section 7.04. Information and Inspection Rights. of UIM B.V. Shareholders Agreement.

They have been drawn up based on the accounting data of UMG Inc. and UIM B.V. and their respective subsidiaries for the fiscal years ended on December 31, 2020, 2019 and 2018, as approved, and compiled for the preparation of the Vivendi Group’s Consolidated Financial Statements for the relevant fiscal years. UMG’s Combined Financial Statements for the fiscal years ended December 31, 2020, 2019 and 2018 have been prepared in accordance with International Financial Reporting Standards (IFRS) as endorsed by the European Union (EU) and in accordance with IFRS published by the International Accounting Standards Board (IASB), with mandatory application as of December 31, 2020. Amendments to IFRS standards applicable as from January 1, 2020, had no material impact on UMG’s Combined Financial Statements.

As a reminder, UMG applied IFRS 16 with retrospective effect as from January 1, 2019 without restating comparative periods in the consolidated financial statements. In accordance with IFRS 16, the impact of the change of accounting standard was recorded by UMG in the opening balance sheet as of January 1, 2019; moreover, UMG applied this change of accounting standard to the Statement of Financial Position, Statement of Earnings and Statement of Cash Flows in 2019.

As a reminder, in 2018, UMG applied two new accounting standards:

•	IFRS 15 – Revenue from contracts with customers: in accordance with IFRS 15, as from 2017, UMG applied this change of accounting standard to revenues; and

•

IFRS 9 – Financial instruments: in accordance with IFRS 9, as from 2018, UMG applied this change of accounting standard to the Statement of Earnings and Statement of Comprehensive Income restating its opening balance sheet as of January 1, 2018.

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Vivendi is a European company, which since January 7, 2020, has been subject to the provisions of French commercial company law that are applicable to it in France, including the Council Regulation EC No. 2157/2001 of October 8, 2001 on the statute for a European company and the French Commercial Code (Code de commerce).

Context

On December 31, 2019, Vivendi and a Tencent-led consortium, which includes Tencent Music Entertainment and other financial co-investors, entered into an agreement for a planned equity investment in Universal Music Group (UMG). This agreement provides for:

•	the purchase by this consortium of 10% of UMG’s share capital, based on an enterprise value of €30 billion for 100% of UMG’s share capital; and

•	an option for this consortium to acquire, on the same valuation basis, an additional interest of up to 10% of UMG’s share capital until January 15, 2021.

Sale of a first tranche of 10% of Universal Music Group’s share capital

On March 31, 2020, Vivendi completed the sale of 10% of UMG’s share capital to a Tencent-led consortium. This transaction resulted in a cash inflow of €2,842 million for Vivendi.

As a reminder, on March 31, 2020, the sale of 10% of UMG’s share capital to a Tencent-led consortium was recorded, in accordance with IFRS standards, as a sale of non-controlling interests and therefore has not impacted the Consolidated Financial Statement of Earnings. In Vivendi’s Consolidated Financial Statements, in accordance with IFRS 10, the capital gain on the sale of 10% of UMG’s share capital, equal to the difference between the sale price of €2,842 million and the value of sold non-controlling interests in the Consolidated Financial Statements of €457 million, was directly recorded as an increase in equity attributable to Vivendi SE shareowners for €2,385 million.

Sale of a second tranche of 10% of Universal Music Group’s share capital

On December 17, 2020, the consortium decided to exercise the option to acquire an additional 10% of UMG.

On January 29, 2021, Vivendi completed the sale of the additional 10% of UMG’s share capital to a Tencent-led consortium, based on an enterprise value of €30 billion for 100% of UMG’s share capital. This transaction resulted in a cash inflow of €2,847 million for Vivendi.

For information, on January 29, 2021, the sale of an additional 10% of UMG’s share capital to a Tencent-led consortium will be recorded, in accordance with IFRS standards, as a sale of non-controlling interests and therefore will not impact the Consolidated Financial Statement of Earnings. In Vivendi’s Consolidated Financial Statements, in accordance with IFRS 10, the capital gain on the sale will be directly recorded as an increase in equity attributable to Vivendi SE shareowners.

As from this date, the Tencent-led consortium owns 20% of UMG.

The cash generated by these transactions may be used by Vivendi to reduce its financial debt and to finance acquisitions.

Wednesday March 03, 2021

Planned distribution of 60% of Universal Music Group’s share capital and its listing on the stock market

On February 13, 2021, Vivendi announced that it will study the planned distribution of 60% of UMG’s share capital and its listing by the end of 2021. This distribution, exclusively in kind, would take the form of an exceptional distribution (“special dividend”). The listing of UMG’s shares, issued by its holding company, would be applied for on the regulated market of Euronext NV in Amsterdam, in a country that has been one of UMG’s historical homes.

A Vivendi Extraordinary Shareholders’ Meeting will be called for March 29, 2021, to modify the company’s by-laws and make the principle of this distribution in kind possible and pursue this project. Subject to a favorable shareholder vote, a Shareholders’ Meeting could be called before the end of 2021 to vote on this distribution of UMG shares.

Minority interest in Universal Music Group’s operations in China

In addition, a separate agreement was entered into on March 31, 2020, enabling Tencent Music Entertainment to acquire a minority interest in the share capital of the UMG’s subsidiary that owns its Greater China operations.

Scope of combination

The arrangement that constitutes the combined UMG group is not a legal entity in its own right and is made up of entities under the common control of Vivendi. As of December 31, 2020, UMG principally comprised the entities held directly and indirectly by UMG Inc. and UIM B.V.

The combination scope is presented in Note 23 “List of Combined entities”.

Core Business

UMG is the worldwide leader in music, engaged in recorded music, music publishing and merchandising. It owns more than 50 labels covering all music genres. UMG is home to the greatest local and international artists of all time, including The Beatles, Rolling Stones, U2, Andrea Bocelli, Lady Gaga, Helene Fischer and more, as well as many of the biggest artists of the year, such as The Weeknd, Billie Eilish, Post Malone, and Taylor Swift.

•

The recorded music business discovers and develops recording artists, marketing and promoting their music across a wide array of formats and platforms. Its activities also extend to other areas, such as live events, sponsorship, film and television.

•

The music publishing business discovers and develops songwriters and owns and administers the copyright for musical compositions used in recordings, public performances and related uses, such as films and advertisements.

•

The merchandising business produces and sells artist-branded and other branded products through multiple sales channels, including fashion retail, concert touring and the Internet. Its activities also extend to other areas, such as brand rights management.

Accounting conventions used when preparing the combined financial statements

As a reminder, as a first-time adopter, Combined Financial Statements were prepared for UMG for the fiscal years ended December 31, 2018, 2017 and 2016 in accordance with IFRS 1 — First-Time Adoption of International Financial Reporting Standards. In accordance with IFRS 1.D16, if a subsidiary adopts IFRS later than its parent company, the assets and liabilities in the subsidiary’s opening balance sheet may be measured as either:

•

the carrying amounts based on the subsidiary’s contribution to the parent company’s historical consolidated financial statements, after restating adjustments relating to the consolidation procedures and to the accounting for the business combination in which the parent acquired the subsidiary; or

Wednesday March 03, 2021

•

the carrying amounts as determined in accordance with IFRS 1, applied at the date of the subsidiary’s transition to IFRS. In this case, the options in IFRS 1 applied by the subsidiary may differ from those applied by the parent.

Pursuant to the option provided in IFRS 1, UMG’s first IFRS combined financial statements were prepared by measuring its assets and liabilities at the carrying amounts, based on UMG’s contribution to Vivendi’s historical financial statements, after eliminating adjustments relating to its consolidation by the Vivendi Group and to the impacts of accounting for the business combinations pursuant to which Vivendi acquired interests in UMG Inc. and UIM B.V. and their subsidiaries. As of January 1, 2016, the net book value of the goodwill arising from Vivendi’s acquisition of UMG in December 2000 (€3,756 million) as well as the related cumulative translation adjustment (CTA) as of December 31, 2016, 2017 and 2018 (+€177 million, -€328 million and -€156 million, respectively), and as of December 31, 2019 and 2020 (-€70 million and -€417 million, respectively), were reversed through adjustments to retained earnings.

The scope of combination excludes as from January 1, 2016 Vivendi Holding I LLC (“VH I”), which was wholly-owned by UMG Inc. until the end of 2018 but had no impact on UMG’s contribution to Vivendi’s Statement of Financial Position. Therefore, these Combined Financial Statements eliminate the statement of income impacts for the years ended December 31, 2018, and 2017 relating to:

•	the interest expense on a borrowing granted by VH I to UMG Inc.; and

•	the related income tax effects, if any.

The scope of combination also excludes as from March 19, 2020 Universal Music Group S.A.S. (“UMG S.A.S.”), which was merged into Vivendi S.E. as of that date.

Intercompany transactions between UMG and other Vivendi Group’s entities

Balances pertaining to current transactions between UMG entities and other entities in the Vivendi Group have been presented on the balance sheet as third-party assets or liabilities in the Combined Financial Statements. All loans and borrowings between UMG entities and other Vivendi Group entities have been presented as financial assets or liabilities in the Combined Financial Statements.

In accordance with lAS 24 — Related Party Disclosures, transactions between UMG and other Vivendi Group entities are presented in Note 20 “Related Parties”.

Earnings per share

As the combined UMG is not a legal entity, the number of shares outstanding is not determinable. Consequently, no earnings per share data is presented in the Combined Financial Statements.

Translation of financial statements of foreign companies

Pursuant to IFRS 1.013, in the Combined Financial Statements, the cumulative translation adjustment (CTA) accounted for in other comprehensive income (to be subsequently reclassified to profit or loss) was set to zero as of January 1, 2016. Therefore, the gain or loss on a subsequent disposal of any foreign operation of the combined UMG only includes translation differences recorded since January 1, 2016.

Except as described above, no adjustment was made in UMG’s Combined Financial Statements to UMG’s contribution to Vivendi’s historical financial statements.

Wednesday March 03, 2021

Note 1	Accounting policies and valuation methods

1.1	Compliance with accounting standards

The 2020 UMG’s Combined Financial Statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as endorsed by the European Union (EU), and in accordance with IFRS published by the International Accounting Standards Board (lASB) with mandatory application as of December 31, 2020.

Amendments to IFRS standards applicable as from January 1, 2020, had no material impact on UMG’s Combined Financial Statements.

1.2	Presentation of the Combined Financial Statements

1.2.1	Combined Statement of Earnings

The main line items presented in UMG’s Combined Statement of Earnings are revenues, income from equity affiliates, interest, provision for income taxes, net earnings from discontinued or held for sale operations, and net earnings. The Combined Statement of Earnings presents a subtotal of Earnings Before Interest and Tax (EBIT) equal to the difference between charges and income (excluding financing activities, discontinued or held for sale operations, and income taxes).

The charges and income relating to financing activities consist of interest, income from investments, as well as other financial charges and income as presented in Note 4.

1.2.2	Combined Statement of Cash Flows

Net cash provided by operating activities

Net cash provided by operating activities is calculated using the indirect method based on EBIT. EBIT is adjusted for non-cash items and changes in net working capital. Net cash provided by operating activities excludes the cash impact of financial charges and income and net changes in working capital related to property, plant and equipment, and intangible assets.

Net cash used for investing activities

Net cash used for investing activities includes changes in net working capital related to property, plant and equipment, and intangible assets as well as cash from investments (particularly dividends received from equity affiliates). It also includes any cash flows arising from the gain or loss of control of subsidiaries.

Net cash used for financing activities

Net cash used for financing activities includes net interest paid on borrowings, cash and cash equivalents, bank overdrafts, the cash impact of other items related to financing activities such as premiums from the early redemption of borrowings and the settlement of derivative instruments, as well as the cash payments for the principal amount of the lease liability and any interest thereon. It also includes cash flows from changes in ownership interests in a subsidiary that do not result in a loss of control (including increases in ownership interests).

1.2.3	Operating performance of each operating segment and the group

UMG considers Adjusted Earnings Before Interest and Tax (EBITA), Earnings Before Interest and Tax, Depreciation and Amortization (EBITDA) and Cash Flow From Operations (CFFO), all non-GAAP measures, to be relevant indicators of the group’s operating and financial performance.

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EBITA

UMG considers EBITA, a non-GAAP measure, to be a relevant measure to assess the performance of its operating segments as reported in the segment data. It enables UMG to compare the operating performance of operating segments regardless of whether their performance is driven by the operating segment’s organic growth or by acquisitions. To calculate EBITA, the accounting impact of the following items is excluded from the income from EBIT:

•	the amortization of intangible assets acquired through business combinations as well as other rights catalogs acquired;

•	impairment losses on goodwill, other intangibles acquired through business combinations and other rights catalogs acquired; and

•	other income and charges related to transactions with shareowners (except when directly recognized in equity).

EBITDA

UMG considers EBITDA, a non-GAAP measure, to be a relevant measure to assess the performance of its operating segments as reported in the segment data. It enables UMG to compare the operating performance of operating segments regardless of whether their performance is driven by the operating segment’s organic growth or by acquisitions. To calculate EBITDA, the accounting impact of the following items is excluded from the income from EBIT:

•	the depreciation of tangible, intangible and right of use assets;

•	gains/(losses) on the sale of tangible, intangible and right of use assets;

•	the amortization of intangible assets acquired through business combinations as well as other rights catalogs acquired;

•	impairment losses on goodwill, other intangibles acquired through business combinations and other rights catalogs acquired;

•	income from equity affiliates having similar operating activities; and

•	restructuring charges, and other non-recurring items.

Cash Flow from Operations (CFFO)

UMG considers cash flow from operations (CFFO), a non-GAAP measure, to be a relevant measure to assess the group’s operating and financial performance. CFFO includes net cash provided by operating activities, before income tax paid, as presented in the Statement of Cash Flows, dividends received from equity affiliates and unconsolidated companies, as well as cash payments for the principal of the lease liability and any interest thereon, which are presented as financing activities in the combined statement of cash flows. It also includes capital expenditures, net that relate to cash used for capital expenditures, net of proceeds from sales of property, plant and equipment, and intangible assets, which are included in net cash used for investing activities, as well as income tax paid.

Net cash provided by operating activities of discontinued operations are excluded from CFFO.

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1.2.4	Combined Statement of Financial Position

Assets and liabilities that are expected to be realized, or intended for sale or consumption, within the entity’s normal operating cycle (generally 12 months), are recorded as current assets or liabilities. If their maturity exceeds this period, they are recorded as non-current assets or liabilities. Moreover, certain reclassifications were made to the 2019 and 2018 Combined Statement of Financial Position to conform to the presentation of the 2020 and 2019 Combined Financial Statements.

1.3	Principles governing the preparation of the Combined Financial Statements

Pursuant to IFRS principles, the Combined Financial Statements have been prepared on a going concern basis, and on a historical cost basis, with the exception of certain assets and liabilities, for which IFRS 13 — Fair Value Measurement relating to measurement and disclosures applies. Relevant categories are detailed below.

The Combined Financial Statements include the financial statements of UMG and its subsidiaries after eliminating intragroup items and transactions. UMG has a December 31st year-end. Subsidiaries that do not have a December 31st year-end prepare interim financial statements as of that date, except when their year-end falls within the three months preceding December 31st.

Acquired subsidiaries are included in the Combined Financial Statements of the group as of the date of acquisition.

1.3.1	Use of estimates

The preparation of Combined Financial Statements in compliance with IFRS requires the group’s management to make certain estimates and assumptions that they consider reasonable and realistic. Although these estimates and assumptions are regularly reviewed by UMG’s Management, based, in particular, on past or anticipated achievements, facts and circumstances may lead to changes in these estimates and assumptions which could have an impact on the reported amount of group assets, liabilities, equity or earnings.

The main estimates and assumptions relate to the measurement of:

•	revenue: estimates of provisions for returns and price guarantees (please refer to Note 1.3.4.2);

•	goodwill and other intangible assets: valuation methods used to identify intangible assets acquired through business combinations (please refer to Note 1.3.5.1);

•

goodwill, intangible assets with indefinite useful lives and assets in progress: assumptions relating to impairment tests performed on each of the group’s cash-generating units ICGUs), future cash flows and discount rates are updated annually (please refer to Notes 1.3.5.7 and 8);

•	UMG content assets: estimates of the future performance of beneficiaries who received advances are recognized in the Statement of Financial Position (please refer to Notes 1.3.5.2 and 9);

•

provisions: risk estimates, performed on an individual basis, noting that the occurrence of events during the course of procedures may lead to a risk reassessment at any time (please refer to Notes 1.3.8 and 16);

•

employee benefits: assumptions are updated annually, such as the probability of employees remaining within the group until retirement, expected changes in future compensation, the discount rate and the inflation rate (please refer to Notes 1.3.8 and 17);

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•	share-based compensation: assumptions are updated annually, such as the estimated term, volatility and the estimated dividend yield (please refer to Notes 1.3.10 and 18);

•	lease liabilities and right-of-use assets, at the commencement date of each lease contract (please refer to Notes 1.3.5.6 and 10):

-

assessing the lease term that relates to the non-cancellable period of the lease, taking into account all options to extend the lease that UMG is reasonably certain to exercise and all options to terminate the lease that UMG is reasonably certain not to exercise; and

-

estimating the lessee’s incremental borrowing rate, taking into account their residual lease term and their duration to reflect the interest rate of a loan with a similar payment profile to the lease payments.

•

deferred taxes: estimates used for the recognition of deferred tax assets are updated annually with factors such as expected tax rates and future tax results of the group (please refer to Notes 1.3.9 and 5); and

•	certain financial instruments: valuation method at fair value is defined according to the three following classification levels (please refer to Notes 1.3.5.8, 1.3.7, 12 and 14):

-	Level 1: fair value measurement based on quoted prices in active markets for identical assets or liabilities;

-	Level 2: fair value measurement based on observable market data (other than quoted prices included under Level 1); and

-	Level 3: fair value measurement based on valuation techniques using inputs for the asset or liability that are not based on observable market data.

The fair value of trade accounts receivable and other, cash and cash equivalents, and trade accounts payable is a reasonable estimate of fair value, due to the short maturity of these instruments.

1.3.2	Principles of combination

For a list of UMG’s major subsidiaries, joint ventures and associated entities, please refer to Note 23.

Consolidation

All companies in which UMG has a controlling interest, namely those in which it has the power to govern financial and operational policies to obtain benefits from their operations, are fully consolidated.

Control, as defined by IFRS 10 — Consolidated Financial Statements, is based on the three criteria below to be fulfilled cumulatively to assess if the parent company exercises control:

•

a parent company has power over a subsidiary when the parent company has existing rights that give it the current ability to direct the relevant activities of the subsidiary, i.e., the activities that significantly affect the subsidiary’s returns. Power may arise from existing or potential voting rights or contractual arrangements. Voting rights must be substantial, i.e., exercisable at any time without limitation, particularly during decision-making processes related to significant activities. Assessment of the exercise of power depends on the nature of the subsidiary’s relevant activities, the internal decision-making process, and the allocation of rights among the subsidiary’s other shareowners;

•	the parent company is exposed, or has rights, to variable returns from its involvement with the subsidiary which may vary as a result of the subsidiary’s performance. The concept of returns is

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broadly defined and includes, among other things, dividends and other economic benefit distributions, changes in the value of the investment in the subsidiary, economies of scale, and business synergies; and

•	the parent company has the ability to use its power to affect the returns. Exercising power without having any impact on returns does not qualify as control.

Consolidated Financial Statements of a group are presented as if the group was a single economic entity with two categories of owners: (i) the owners of the parent company (UMG shareowners) and (ii) the owners of non-controlling interests (minority shareholders of the subsidiaries). A non-controlling interest is defined as the interest in a subsidiary that is not attributable, whether directly or indirectly, to a parent company. As a result, changes to a parent company’s ownership interest in a subsidiary that do not result in a loss of control only impact equity, as control of the economic entity does not change. Hence, in the event of the acquisition of an additional interest in a consolidated entity after January 1, 2009, UMG recognizes the difference between the acquisition price and the carrying value of non-controlling interests acquired as a change in equity attributable to UMG shareowners. Conversely, any acquisition of control achieved in stages or a loss of control gives rise to profit or loss in the statement of earnings.

Accounting for joint arrangements

IFRS 11 — Joint Arrangements establishes principles for financial reporting by parties to a joint arrangement.

In a joint arrangement, parties are bound by a contractual arrangement giving these parties joint control of the arrangement. An entity that is a party to an arrangement shall assess whether the contractual arrangement gives all the parties or a group of the parties control of the arrangement collectively. Once it has been established that all the parties or a group of the parties collectively control the arrangement, joint control exists only when decisions about the relevant activities require the unanimous consent of the parties that collectively control the arrangement.

Joint arrangements are classified into two categories:

•

joint operations: these are joint arrangements whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. Those parties are called joint operators. A joint operator shall recognize 100% of wholly-owned assets/liabilities, expenses/revenues of the joint operation, and its share of any of those items held jointly; and

•

joint ventures: these are joint arrangements whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. Those parties are called joint venturers. Each joint venturer shall recognize its interest in a joint venture as an investment and shall account for that investment using the equity method in accordance with IAS 28 — Investments in Associates and Joint Ventures (please refer below).

Equity accounting

Entities over which UMG exercises significant influence as well as joint ventures are accounted for under the equity method.

Significant influence is deemed to exist when UMG holds, whether directly or indirectly, at least 20% of the voting rights in an entity unless it can be clearly established that UMG does not exercise a significant influence. Significant influence can be evidenced through further criteria, such as representation on the entity’s board of directors or equivalent governing body, participation in policy-making of financial and operational processes, material transactions with the entity or the interchange of managerial personnel.

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1.3.3	Foreign currency translation

The Combined Financial Statements are presented in millions of euros. The presentation currency of UMG is the euro.

Foreign currency transactions

Foreign currency transactions are initially recorded in the functional currency of the entity at the exchange rate prevailing at the date of the transaction. At the closing date, foreign currency monetary assets and liabilities are translated into the entity’s functional currency at the exchange rate prevailing on that date. All foreign currency differences are expensed, with the exception of differences resulting from borrowings in foreign currencies which constitute a hedge of the net investment in a foreign entity. These differences are allocated directly to charges and income directly recognized in equity until the divestiture of the net investment.

Financial statements denominated in a foreign currency

Except in cases of significant exchange rate fluctuation, financial statements of subsidiaries, joint ventures or other associated entities for which the functional currency is not the euro are translated into euros as follows: the Combined Statement of Financial Position is translated at the exchange rate at the end of the period, and the Combined Statement of Earnings and the Combined Statement of Cash Flows are translated using average monthly exchange rates for the period. The resulting translation gains and losses are recorded as foreign currency translation differences in charges and income directly recognized in equity. In accordance with IFRS 1, UMG elected to reverse the accumulated foreign currency translation differences against retained earnings as of January 1, 2016. These foreign currency translation differences resulted from the translation into euros of the financial statements of subsidiaries that use foreign currencies as their functional currencies. Consequently, these adjustments are not applied to earnings on the subsequent divestiture of subsidiaries, joint ventures or associates whose functional currency is not the euro.

1.3.4	Revenues and associated costs

Revenues from contracts with customers are recorded when performance obligations promised in the contract are satisfied, and for an amount for which it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. Revenues are reported net of discounts.

UMG has made the accounting of intellectual property licensing revenues a major point of attention.

Intellectual property licensing (musical works)

These licenses transfer to a customer either a right to use an entity’s intellectual property as it exists at the point in time at which the license is granted (static license), or a right to access an entity’s intellectual property as it exists throughout the license period (dynamic license).

Revenues are accounted for when the performance obligation promised in the contract is satisfied (static license) or over time upon satisfaction (dynamic license), i.e., when the seller transfers the risks and rewards of the right to use/access the intellectual property and the customer obtains control of the use/access of that license. Consequently, revenues from static licenses are recognized at the point in time when the license is transferred and the customer is able to use and benefit from the license. Revenues from dynamic licenses are accounted for over time, over the license period from the date the customer is able to use and benefit from the license.

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Analysis of the Agent/Principal relationship in sales transactions involving a third party

If the nature of the entity’s undertaking is a performance obligation to provide the specified goods or services itself, then the entity acts on its own behalf and it is “principal” in the sale transaction: it accounts for revenue the gross amount of consideration to which it expects to be entitled in exchange for the goods or services provided, and the commission due to the third-party as cost of revenues. If the entity arranges for a third-party to provide the goods or services specified in the contract, then it recognizes as revenues the net amount of consideration to which it expects to be entitled in exchange for the goods or services provided.

1.3.4.1	Revenue recognition by business segment

Recorded Music

The sales of recorded music (physical, digital downloading or streaming) are intellectual property licenses granted by UMG to distributors or digital platforms and which give them certain rights over the company’s musical works. In its relationship with the distributor/digital platform and the end customer, UMG cannot be “principal”, as the distributor or the digital platform is responsible for setting the transfer of control conditions of the right of use granted by the license to the end customer (broadcasting, price setting and conditions for reselling the physical devices).

Physical sales of recorded music (CDs, DVDs and Vinyls)

These intellectual property licenses are static licenses transferring to the customer a right to use UMG’s recordings as they exist at the point in time at which the license is granted, i.e., on the physical device sold.

Revenues from the physical sales of recorded music, net of a provision for estimated returns (please refer to Note 1.3.4.2) and rebates, if any, are accounted for, either: (i) upon the sale to the distributor, at the shipping point for products sold free on board (FOB) or on delivery for products sold free on destination; or (ii) upon the sale to the final customer for consignment sales.

Digital sales of recorded music, via downloading or streaming by subscription or free of charge

These intellectual property licenses are generally dynamic licenses providing a right to access the entire catalog of recorded music as it exists throughout the license period considering potential add-ons to, or withdrawals from, the catalog during that period.

The consideration paid by the digital platform is variable in the form of a sales-based or a usage-based royalty. Revenues are then accounted for when these subsequent sales or usages occur. Revenues from digital sales of recorded music, for which UMG has sufficient, accurate, and reliable data from digital platforms, are recognized at the end of the month in which the sale or usage is made by the end customer. If such data is not available, revenues are recognized when the digital platform notifies UMG of the sale or usage by the end customer.

For digital sales of recorded music streaming by subscription or free of charge, certain contracts may include a non-refundable minimum guarantee which is generally recoupable and is in substance an advance payment. In the case of a dynamic license, the minimum guarantee is spread over the period to which it relates and takes into account the amount of royalties that are actually recoupable. The minimum guarantee is hence apportioned in accordance with the accounting for these royalties.

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Music publishing

Music publishing relates to the use by a third party of the copyrights on musical works owned or administered by UMG, which are intellectual property licenses that UMG grants to the third party and which provides a right to access a catalog of recorded music, as these intellectual property licenses are dynamic licenses.

The consideration paid by the third-party, notably a collection society (e.g., a company for the collective management of intellectual property rights) is variable in the form of a royalty based on the usage by the third party. The variable consideration being accounted for when these subsequent usages occur, revenues from music publishing are accounted for when the collection society notifies UMG of the usage by the end customer and collectability is assured.

Merchandising

Revenues from merchandising are recognized either upon sale to the end customer, from direct sales during touring, concessions and over the internet; on delivery for sales by a third-party distributor; when a contract is signed; or when an invoice has been issued and the collectability is assured for sales of rights attached to merchandising products.

1.3.4.2	Other

Provisions for estimated returns and price guarantees are deducted from sales of products to customers through distributors. The provisions are estimated based on past sales statistics and take into account the economic environment and product sales forecast to final customers.

Selling, general and administrative expenses primarily include salaries and employee benefits, consulting and service fees, insurance costs, travel and entertainment expenses, administrative department costs, provisions for receivables and other operating expenses.

Advertising costs are expensed when incurred.

Slotting fees and cooperative advertising expenses are recorded as a reduction in revenues. However, cooperative advertising is treated as a marketing expense and expensed when its expected benefit is individualized and can be estimated.

1.3.5	Assets

1.3.5.1	Goodwill and business combinations

Business combinations from January 1, 2009

Pursuant to IFRS 1, UMG elected not to restate business combinations that occurred prior to January 1, 2016. Business combinations are recorded using the acquisition method. Under this method, upon the initial consolidation of an entity over which the group has acquired exclusive control:

•	the identifiable assets acquired, and the liabilities assumed are recognized at their fair value on the acquisition date; and

•

non-controlling interests are measured either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net identifiable assets. This option is available on a transaction-by-transaction basis.

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On the acquisition date, goodwill is initially measured as the difference between:

(i) the fair value of the consideration transferred, plus the amount of non-controlling interests in the acquiree and, in a business combination achieved in stages. the acquisition-date fair value of the previously held equity interest in the acquiree; and

(ii) the net fair value of the identifiable assets and liabilities assumed on the acquisition date.

The measurement of non-controlling interests at fair value results in an increase in goodwill up to the extent attributable to these interests, thereby leading to the recognition of a “full goodwill”. The purchase price allocation shall be performed within 12 months after the acquisition date. If goodwill is negative, it is recognized in the Statement of Earnings. Subsequent to the acquisition date, goodwill is measured at its initial amount less recorded accumulated impairment losses (please refer to Note 1.3.5.7 below).

In addition, the following principles are applied to business combinations:

•	on the acquisition date, to the extent possible, goodwill is allocated to each cash-generating unit likely to benefit from the business combination;

•

contingent consideration in a business combination is recorded at fair value on the acquisition date, and any subsequent adjustment occurring after the purchase price allocation period is recognized in the Statements of Earnings;

•	acquisition-related costs are recognized as expenses when incurred;

•

in the event of the acquisition of an additional interest in a subsidiary, UMG recognizes the difference between the acquisition price and the carrying value of non-controlling interests acquired as a change in equity attributable to UMG shareowners; and

•	goodwill is not amortized.

Business combinations prior to January 1, 2009

IFRS 3, as published by the IASB in March 2004, retained the acquisition method. However, its provisions differed from those of its revised standard in respect of the following main items:

•	minority interests were measured at their proportionate share of the acquiree’s net identifiable assets as there was no option for measurement at fair value;

•	contingent consideration was recognized in the cost of acquisition only if the payment was likely to occur and the amounts could be reliably measured;

•	transaction costs that were directly attributable to the acquisition formed part of acquisition costs; and

•	in the event of the acquisition of an additional interest in a subsidiary, the difference between the acquisition cost and the carrying value of minority interests acquired was recognized as goodwill.

1.3.5.2	Content assets

Royalty advances to artists, songwriters, and co-publishers are capitalized as an asset when their current popularity and past performances provide a reasonable basis to conclude that the probable future recoupment of such royalty advances against earnings otherwise payable to them is reasonably assured. Royalty advances are recognized as an expense as subsequent royalties are earned by the artist, songwriter or co-publisher. Any portion of capitalized royalty advances not deemed to be recoverable against future royalties is expensed during the period in which the loss becomes evident. These expenses are recorded in cost of revenues.

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Royalties earned by artists, songwriters, and co-publishers are recognized as an expense in the period during which the sale of the product occurs, less a provision for estimated returns.

Music rights and catalogs include music catalogs, artists’ contracts and music publishing rights acquired. The annual review of the value of the intangible assets, undertaken by UMG at year-end 2016 led to a change in the amortization method of music rights and catalogs as from January 1, 2017, which notably resulted in an extension of the amortization period from 15 to 20 years.

1.3.5.3	Research and development costs

Research costs are expensed when incurred. Development expenses are capitalized when the feasibility and, in particular, profitability of the project can reasonably be considered certain.

Cost of internal use software

Direct internal and external costs incurred for the development of computer software for internal use, including website development costs, are capitalized during the application development stage. Application development stage costs generally include software configuration, coding, installation and testing. Costs of significant upgrades and enhancements resulting in additional functionality are also capitalized. These capitalized costs are amortized over 5 to 10 years. Maintenance, minor upgrades, and enhancement costs are expensed as they are incurred.

1.3.5.4	Other intangible assets

Intangible assets separately acquired are recorded at cost, and intangible assets acquired in connection with a business combination are recorded at their fair value at the acquisition date. The historical cost model is applied to intangible assets after they have been recognized. Assets with an indefinite useful life are not amortized but are subject to an annual impairment test. Amortization is accrued for assets with a finite useful life. Useful life is reviewed at the end of each reporting period.

Other intangible assets include trade names, customer bases and licenses. By contrast, music catalogs, trade names, subscribers’ bases and market shares generated internally are not recognized as intangible assets.

1.3.5.5	Property, plant and equipment

Property, plant and equipment are carried at historical cost less any accumulated depreciation and impairment losses. Historical cost includes the acquisition cost or production cost, costs directly attributable to transporting an asset to its physical location and preparing it for its operational use, the estimated costs relating to the demolition and the collection of property, plant and equipment, and the rehabilitation of the physical location resulting from the incurred obligation.

When property, plant and equipment include significant components with different useful lives, they are recorded and amortized separately. Amortization is calculated using the straight-line method based on the estimated useful life of the assets. Useful lives of the main components are reviewed at the end of each reporting period and are as follows:

•	buildings: 5 to 40 years;

•	equipment and machinery: 3 to 8 years; and

•	other: 2 to 10 years.

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After initial recognition, the cost model is applied to property, plant and equipment.

UMG has elected not to apply the option available under IFRS 1, involving the remeasurement of certain property, plant and equipment at their fair value as of January 1, 2016.

1.3.5.6 Leases

UMG applies IFRS 16 with retrospective effect as from January 1, 2019 without restating comparative periods in the combined financial statements.

As licenses of intellectual property granted by a lessor and rights held by a lessee under licensing agreements being excluded from the scope of IFRS 16, the main lease contracts for UMG correspond to real estate leases for which UMG is the lessee.

Real estate leases for which UMG is the lessee are recorded at the commencement date and result in the recognition of a lease liability equal to the present value of future lease payments against a right-of-use asset relating to leases.

The determination of the lease liability as of January 1, 2019 was made by:

1)

analyzing operating leases for which contractual obligations were disclosed as off-balance sheet commitments until December 31, 2018 (please refer to Note 21 “Contractual obligations and other commitments” to UMG’s Combined Financial Statements for the fiscal years ended December 31, 2018, 2017 and 2016, pages 51 and 52);

2)

assessing the lease term that relates to the non-cancellable period of the lease, and taking into account all options to extend the lease which UMG is reasonably certain to exercise and all options to terminate the lease which UMG is reasonably certain not to exercise. UMG determined that real estate lease terms in France are generally nine years; and

3)

estimating the incremental borrowing rate as of January 1, 2019 of each lease contract, taking into account their residual lease term at this date and their duration to reflect the interest rate of a loan with a similar payment profile to the lease payments.

As of January 1, 2019, regarding the main impacts, it is specified that:

•	for some leases, as permitted by IFRS 16, at the date of transition, UMG used hindsight; and

•	UMG has applied the practical expedient provided by IFRS 16 to exclude initial direct costs from the measurement of the right-of-use asset at the date of initial application.

For each lease, the lease term assessment and incremental borrowing rate estimate are determined at the commencement date.

After initial recognition, the liability is:

•	increased by the effect of undiscounting (interest expense on lease liabilities);

•	decreased by the cash out for lease payments; and

•	reassessed in the event of an amendment to the lease contract.

The right-of-use asset is recognized at cost at the effective date. The cost of the right-of-use asset includes:

•	the lease liability;

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•	the initial direct costs (incremental costs of obtaining the lease);

•	payments made prior to the commencement date less lease incentives received from the lessor;

•	dismantling and restoration costs (measured and recognized in accordance with IAS 37); and

•	the amortization period used is the lease term.

The lease liability is a current or non-current operating liability excluded from the calculation of Financial Net Debt Depreciation of right-of-use assets is included in Adjusted Earnings Before Interest and Income Taxes (EBITA) and excluded from earnings before interest and tax depreciation and amortization (EBITDA). The effect of undiscounting the lease liability (interest expense on lease liabilities) is included in other financial charges. Cash payments for the principal of the lease liability and any interest thereon, which are presented as financing activities in the condensed statement of cash flows, impact Cash Flow From Operations (CFFO).

1.3.5.7 Asset impairment

Each time events or changes in the economic environment indicate a risk of impairment of goodwill, other intangible assets, property, plant and equipment, and assets in progress. UMG re-examines the value of these assets. In addition, in accordance with applicable accounting standards, goodwill, other intangible assets with an indefinite useful life, and intangible assets in progress are all subject to an annual impairment test undertaken in the fourth quarter of each fiscal year. This impairment test is performed to compare the recoverable amount of each Cash Generating Unit (CGU) or. if necessary, group of CGUs to the carrying value of the corresponding assets (including goodwill). A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. UMG operates through different media and content businesses. Each business offers different products and services that are marketed through various channels. CGUs are independently defined at each business level, corresponding to the group operating segments. For a description of UMG’s CGUs and groups of CGUs, please refer to Note 8.

The recoverable amount is determined for each individual asset as the higher of: (i) its value in use; and (ii) its fair value (less costs to sell) as described hereafter. If the asset does not generate cash inflows that are largely independent of other assets or groups of assets, the recoverable amount is determined for the group of assets. In particular, an impairment test is performed by UMG for each CGU or group of CGUs, depending on the level at which UMG Management measures return on operations.

The value in use of each asset or group of assets is determined, subject to exceptions, as the discounted value of future cash flows (Discounted Cash Flow method (DCF) by using cash flow projections consistent with the budget of the following year and the most recent forecasts prepared by the operating segments.

Applied discount rates are determined by reference to available external sources of information, usually based on financial institutions’ benchmarks, and reflect the current assessment by UMG of the time value of money and risks specific to each asset or group of assets.

Perpetual growth rates used for the evaluation are those used to prepare budgets for each CGU or group of CGUs, and beyond the period covered, are consistent with growth rates estimated by the business by extrapolating growth rates used in the budgets, without exceeding the long-term average growth rate for the markets in which the group operates.

The fair value (less costs to sell) is the price that would be received from the sale of an asset or group of assets in an orderly transaction between market participants at the measurement date, less costs to sell. These values are generally determined based on market data (stock market prices or comparison with similar listed companies, with the value attributed to similar assets or companies in recent transactions) or, in the absence of such data, based on discontinued cash flows.

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If the recoverable amount is lower than the carrying value of an asset or group of assets, an impairment loss equal to the difference is recognized in EBIT. In the case of a group of assets, this impairment loss is first recorded against goodwill.

The impairment losses recognized in respect of property, plant and equipment, and intangible assets (other than goodwill) may be reversed in a later period if the recoverable amount becomes greater than the carrying value, within the limit of impairment losses previously recognized. Impairment losses recognized in respect of goodwill cannot be reversed at a later date.

1.3.5.8 Financial assets

Financial assets are initially recognized at fair value corresponding, in general, to the consideration paid, which is best evidenced by the acquisition cost (including associated acquisition costs, if any). Thereafter, financial assets are measured at fair value or at amortized cost depending on which financial asset category they belong to.

From January 1, 2018, financial assets are classified into the accounting categories “financial assets at amortized cost”, “financial assets at fair value through other comprehensive income” and “financial assets at fair value through profit or loss”.

This classification depends on the entity’s business model for managing the financial assets and on contractual terms enabling to determine whether the cash flows are solely payments of principal and interest (SPPI). The financial assets that contain an embedded derivative should be considered in full to determine whether their cash flows are SPPI.

Financial assets at fair value

These include financial assets at fair value through other comprehensive income, derivative financial instruments with a positive value (please refer to Note 1.3.7) and other financial assets measured at fair value through profit or loss. Most of these financial assets are actively traded in organized financial markets, as their fair value is calculated by reference to the published market price at the period end. Fair value is estimated for financial assets which do not have a published market price on an active market. As a last resort, when a reliable estimate of fair value cannot be made using valuation techniques in the absence of an active market, the group values financial assets at historical cost, less any impairment losses.

Financial assets at fair value through other comprehensive income include:

•

Unconsolidated companies that are not held for trading: UMG elected to classify these into the category “fair value through other comprehensive income”. Unrealized gains and losses on financial assets at fair value through other comprehensive income are recognized in charges and income directly recognized in equity until the financial asset is sold, collected or removed from the Statement of Financial Position in another way, at which time the accumulated gain or loss previously reported in charges and income directly recognized in equity is transferred to retained earnings and never reclassified to profit or loss. Dividends and interest received from unconsolidated companies are recognized in profit or loss.

•

Debt instruments held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and whose contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Unrealized gains and losses on financial assets at fair value through other comprehensive income are recognized in charges and income directly recognized in equity until the financial asset is sold, collected or removed from the Statement of Financial Position in other ways, at which time the accumulated gain or loss previously reported in charges and income directly recognized in equity is expensed in other financial charges and income.

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Other financial assets measured at fair value through profit or loss mainly consist of assets held for trading which UMG intends to sell in the near future (primarily marketable securities) and other financial assets unless it is measured at amortized cost or at fair value through other comprehensive income. Unrealized gains and losses on these assets are recognized in other financial charges and income.

Financial assets at amortized cost

Financial assets at amortized cost consist of debt instruments held within a business model whose objective is to hold financial assets to collect contractual cash flows that are solely payments of principal and interest on the principal amount outstanding. At the end of each period, these assets are measured at amortized cost using the effective interest method. If there is objective evidence that an impairment loss has been incurred, the amount of this loss, measured as the difference between the financial asset’s carrying value and its recoverable amount (equal to the present value of estimated future cash flows discounted at the financial asset’s initial effective interest rate), is recognized in profit or loss. Impairment losses may be reversed if the recoverable amount of the asset subsequently increases in the future.

Impairment of financial assets

UMG assesses the expected credit loss associated with its financial assets recognized at amortized cost and debt instruments recognized at fair value through other comprehensive income on a prospective basis. A loss allowance for expected credit loss based on probability of default is recognized at initial recognition. The loss allowance is updated for changes in these expected credit losses at each reporting date to reflect changes in credit risk since initial recognition.

To assess whether there has been a significant increase in credit risk, UMG compares the credit risk at the reporting date with the credit risk at the date of initial recognition based on reasonable forward-looking information and events, including credit ratings if available, significant adverse economic changes (actual or expected), financial or business environment that are expected to result in a material change in the borrower’s ability to meet its obligations.

1.3.5.9 Inventories

Inventories are valued at the lower of cost or net realizable value. Cost comprises purchase costs, production costs and other supply and packaging costs. These are usually calculated using the weighted average cost method. Net realizable value is the estimated selling price in the normal course of business, less estimated completion costs and selling costs.

1.3.5.10 Trade accounts receivable

Trade accounts receivable are initially recognized at fair value, which is generally equal to their nominal value. Expected loss rates on trade receivables are calculated by the relevant operating entities over their lifetime from initial recognition and are based on historical data that also incorporates forward-looking information. In addition, account receivables from customers subject to insolvency proceedings or customers with whom UMG is involved in litigation or a dispute are generally impaired in full.

1.3.5.11 Cash and cash equivalents

The “cash and cash equivalents” category, defined in accordance with IAS 7, consists, on the one hand, of cash in banks and remunerated or unremunerated demand deposits which corresponds to cash, and, on the other hand monetary UCITS and other highly liquid investments with initial maturities of generally three months or less which correspond to cash equivalents.

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Investments in securities, investments with initial maturities of more than three months without an early termination option and bank accounts subject to restrictions (blocked accounts), other than restrictions due to regulations specific to a country or activity sector (e.g., exchange controls), are not classified as cash equivalents but as financial assets.

Moreover, the historical performances of the investments are monitored regularly to confirm their cash equivalents accounting classification.

1.3.6 Assets held for sale and discontinued operations

A non-current asset or a group of assets and liabilities is held for sale when its carrying value may be recovered principally through its divestiture and not by its continued utilization. To meet this definition, the asset must be available for immediate sale and the divestiture must be highly probable. These assets and liabilities are recognized as assets held for sale and liabilities associated with assets held for sale, without offset. The related assets recorded as assets held for sale are valued at the lowest value between the fair value (net of divestiture fees) and the carrying value (i.e., at their cost less accumulated depreciation and impairment losses), and they are no longer depreciated.

An operation is qualified as discontinued when it represents a separate major line of business and the criteria for classification as an asset held for sale have been met or when UMG has sold the asset. Discontinued operations are reported on a single line of the Statement of Earnings for the periods reported, comprising the earnings after tax of discontinued operations until divestiture and the gain or loss after tax on sale or fair value measurement, less costs to divest the assets and liabilities of the discontinued operations. In addition, cash flows generated by discontinued operations are reported on a separate line of the Statement of Combined Cash flows for the relevant periods.

1.3.7 Financial liabilities

Long-term and short-term borrowings and other financial liabilities include:

•	bonds and credit facilities, as well as various other borrowings (including commercial paper and debt related to finance leases) and related accrued interest;

•	obligations arising out of commitments to purchase non-controlling interests;

•	bank overdrafts; and

•	the negative value of other derivative financial instruments. Derivatives with positive values are recorded as financial assets in the Statement of Financial Position.

Borrowings

All borrowings are initially accounted for at fair value net of transaction costs directly attributable to the borrowing. Borrowings bearing interest are subsequently valued at amortized cost, applying the effective interest method. The effective interest rate is the internal yield rate that discounts future cash flows over the term of the borrowing. In addition, where the borrowing comprises an embedded derivative (e.g., an exchangeable bond) or an equity instrument (e.g., a convertible bond), the amortized cost is calculated for the debt component only, after separation of the embedded derivative or equity instrument. In the event of a change in expected future cash flows (e.g., redemption occurs earlier than initially expected), the amortized cost is adjusted against earnings to reflect the value of the new expected cash flows, discounted at the initial effective interest rate.

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Commitments to purchase non-controlling interests

UMG may have committed to purchase the non-controlling interests of some of the minority shareowners of its fully consolidated subsidiaries. These purchase commitments may be optional (e.g., put options) or mandatory (e.g., forward purchase contracts).

The following accounting treatment has been applied in respect of commitments made on or after January 1, 2009:

•

upon initial recognition, the commitment to purchase non-controlling interests is recognized as a financial liability for the present value of the purchase price under the put option or forward purchase contract, mainly offset by the book value of non-controlling interests and the remaining balance through equity attributable to UMG shareowners;

•	subsequent changes to the value of the commitment are recognized as a financial liability through an adjustment to equity attributable to UMG shareowners; and

•

upon maturity of the commitment, if the non-controlling interests are not purchased, the previously recognized entries are reversed; if the non-controlling interests are purchased, the amount recognized in financial liabilities is reversed, offset by the cash outflow relating to the purchase of the non-controlling interests.

Derivative financial instruments

UMG uses derivative financial instruments to manage and reduce its exposure to fluctuations in interest rates, and foreign currency exchange rates. All instruments are either listed on organized markets or traded over-the-counter with highly-rated counterparties. These instruments include interest rate and currency swaps, and forward exchange contracts. All these derivative financial instruments are used for hedging purposes. At the inception of the hedging relationship there is the formal designation and documentation of the hedging relationship and the entity’s risk management objective and strategy for undertaking the hedge.

Derivatives are initially measured at fair value on the settlement date and are subsequently remeasured at fair value on each succeeding reporting date. The recognition of subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument and, if applicable, the nature of the hedged item and the type of hedging relationship designated. When these contracts qualify as hedges for accounting purposes, gains and losses arising on these contracts are offset in earnings against the gains and losses relating to the hedged item.

When forward contracts are used as hedging instruments, UMG only qualifies as hedging instruments the change in the fair value of the forward contract related to the variation of the spot exchange rate. Changes in the forward points are excluded from the hedging relationship and are recognized in the financial result.

Fair value hedge

When the derivative financial instrument hedges exposures to fluctuations in the fair value of an asset or a liability recognized in the Statement of Financial Position or of a firm commitment which is not recognized in the Statement of Financial Position, it is a fair value hedge. The instrument is remeasured at fair value in earnings, with the gains or losses arising on remeasurement of the hedged portion of the hedged item offset on the same line of the Statement of Earnings, or, as part of a forecasted transaction relating to a non-financial asset or liability, at the initial cost of the asset or liability.

Cash flow hedge

When the derivative financial instrument hedges cash flows, it is a cash flow hedge. The hedging instrument is remeasured at fair value and the portion of the gain or loss that is determined to be an effective hedge is

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recognized through charges and income directly recognized in equity, whereas its ineffective portion is recognized in earnings; when the hedged item is realized, accumulated gains and losses recognized in equity are released to the Statement of Earnings and recorded on the same line as the hedged item; as part of a forecasted transaction on a non-financial asset or liability, they are recognized at the initial cost of the asset or liability.

Net investment hedge

When the derivative financial instrument hedges a net investment in a foreign operation, it is recognized in the same way as a cash flow hedge. Derivative financial instruments which do not qualify as a hedge for accounting purposes are remeasured at fair value and resulting gains and losses are recognized directly in earnings, without remeasurement of the underlying instrument.

Furthermore, income and expenses relating to foreign currency instruments used to hedge highly probable budget exposures and firm commitments contracted pursuant to the acquisition of editorial content rights (including sports, audiovisual and film rights) are recognized in EBIT. In all other cases, gains and losses arising on the fair value remeasurement of instruments are recognized in other financial charges and income.

1.3.8 Other liabilities

Provisions

Provisions are recognized when, at the end of the reporting period, UMG has a legal obligation (statutory, regulatory or contractual) or a constructive obligation, as a result of past events, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the obligation can be reliably estimated. Where the effect of the time value of money is material, provisions are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money. If the amount of the obligation cannot be reliably estimated, no provision is recorded and a disclosure is made in the Notes to the Combined Financial Statements.

Employee benefit plans

In accordance with the laws and practices of each country in which it operates, UMG participates in, or maintains, employee benefit plans providing retirement pensions, post-retirement health care, life insurance and post-employment benefits to eligible employees, former employees, retirees and such of their beneficiaries who meet the required conditions. Retirement pensions are provided for substantially all employees through defined contribution plans, which are integrated with local social security and multi-employer plans, or defined benefit plans, which are generally managed via group pension plans. The plan funding policy implemented by the group is consistent with applicable government funding requirements and regulations.

Defined contribution plans

Contributions to defined contribution and multi-employer plans are expensed during the year.

Defined benefit plans

Defined benefit plans may be funded by investments in various instruments such as insurance contracts or equity and debt investment securities, excluding shares in any UMG entity or debt instruments.

Pension expenses and defined benefit obligations are calculated by independent actuaries using the projected unit credit method. This method is based on annually updated assumptions, which include the probability of

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employees remaining with UMG until retirement, expected changes in future compensation and an appropriate discount rate for each country in which UMG maintains a pension plan. The assumptions adopted, and the means of determining these assumptions, are presented in Note 17. A provision is recorded in the Statement of Financial Position equal to the difference between the actuarial value of the related benefits (actuarial liability) and the fair value of any associated plan assets, and this includes past service costs and actuarial gains and losses.

The cost of defined benefit plans consists of three components recognized as follows:

•

the service cost is included in selling, general and administrative expenses. It comprises current service cost past service cost resulting from a plan amendment or a curtailment, immediately recognized in profit and loss, and gains and losses on settlement

•

the financial component, recorded in other financial charges and income, consists of the undiscounting of the obligation, less the expected return on plan assets determined using the discount rate retained for the valuation of the benefit obligation; and

•

the remeasurements of the net defined benefit liability (asset), recognized in items of other comprehensive income not reclassified as profit and loss, mainly consist of actuarial gains and losses, i.e., changes in the present value of the defined benefit obligation and plan assets resulting from changes in actuarial assumptions and experience adjustments (representing the differences between the expected effect of some actuarial assumptions applied to previous valuations and the effective impact).

Where the value of plan assets exceeds benefit obligations, a financial asset is recognized up to the present value of future refunds and the expected reduction in future contributions.

Some other post-employment benefits, such as life insurance and medical coverage (mainly in the United States) are subject to provisions which are assessed through an actuarial calculation comparable to the method used for pension provisions.

1.3.9 Deferred taxes

Differences existing at closing between the tax base value of assets and liabilities and their carrying value in the Combined Statement of Financial Position give rise to temporary differences. Pursuant to the liability method, these temporary differences result in the accounting of:

•	deferred tax assets, when the tax base value is greater than the carrying value (expected future tax saving); and

•	deferred tax liabilities, when the tax base value is lower than the carrying value (expected future tax expense).

Deferred tax assets and liabilities are measured at the expected tax rates for the year during which the asset will be realized or the liability settled, based on tax rates (and tax regulations) enacted or substantially enacted by the closing date. They are reviewed at the end of each year, in line with any changes in applicable tax rates.

Deferred tax assets are recognized for all deductible temporary differences, tax loss carry-forwards and unused tax credits, insofar as it is probable that a taxable profit will be available, or when a current tax liability exists to make use of those deductible temporary differences, tax loss carry-forwards and unused tax credits, except where the deferred tax asset associated with the deductible temporary difference is generated by initial recognition of an asset or liability in a transaction which is not a business combination, and that, at the transaction date, does not impact earnings, nor tax income or loss.

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For deductible temporary differences resulting from investments in subsidiaries, joint ventures and other associated entities, deferred tax assets are recorded to the extent that it is probable that the temporary difference will reverse in the foreseeable future and that a taxable profit will be available against which the temporary difference can be utilized.

The carrying value of deferred tax assets is reviewed at each closing date, and revalued or reduced to the extent that it is more or less probable that a taxable profit will be available to allow the deferred tax asset to be utilized. When assessing the probability of a taxable profit being available, account is taken, primarily, of prior years’ results, forecasted future results, non-recurring items unlikely to occur in the future and the tax strategy. As such, the assessment of the group’s ability to utilize tax losses carried forward is to a large extent judgment based. If the future taxable results of the group proved to differ significantly from those expected, the group would be required to increase or decrease the carrying value of deferred tax assets with a potentially material impact on the group’s Statement of Financial Position and Statement of Earnings.

Deferred tax liabilities are recognized for all taxable temporary differences, except where the deferred tax liability results from goodwill or initial recognition of an asset or liability in a transaction which is not a business combination, and that, at the transaction date, does not impact earnings, tax income or loss.

For taxable temporary differences resulting from investments in subsidiaries, joint ventures and other associated entities, deferred tax liabilities are recorded except to the extent that both of the following conditions are satisfied: the parent, investor or venturer is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not be reversed in the foreseeable future.

Current tax and deferred tax shall be charged or credited directly to equity, and not earnings, if the tax relates to items that are credited or charged directly to equity.

1.3.10 Share-based compensation

With the aim of aligning the interests of executive management and employees of Vivendi with its shareholders’ interests by providing them with an additional incentive to improve Vivendi’s performance and increase its share price on a long-term basis, Vivendi maintains several share-based compensation plans (share purchase plans, performance share plans and bonus share plans) or other equity instruments based on the value of the Vivendi share price (stock options), which are settled either in equity instruments or in cash. Grants under these plans are approved by Vivendi’s Management and Supervisory Boards. In addition, the definitive grant of stock options and performance shares is contingent upon the achievement of specific performance objectives set by Vivendi’s Management and Supervisory Boards. Moreover, all granted plans are conditional upon active employment at the vesting date.

In addition, Dailymotion setup a long-term incentive plan for certain key executives of Vivendi and certain of its subsidiaries, including UMG, for a five year period until June 30, 2020.

Please refer to Note 18 for details of the features of these plans.

Share-based compensation is recognized as a personnel cost at the fair value of the equity instruments granted. This expense is spread over the vesting period, i.e., three years for stock option plans and for performance share plans (two years for performance shares granted before June 24, 2014), and two years for Vivendi’s bonus share plans, other than in specific cases.

Vivendi uses a binomial model to assess the fair value of such instruments. This method relies on assumptions updated at the valuation date such as the calculated volatility of the relevant shares, the discount rate corresponding to the risk-free interest rate, the expected dividend yield, and the probability of relevant managers and employees remaining employed within the group until the exercise of their rights.

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However, depending on whether the instruments granted are equity-settled or cash-settled, the valuation and recognition of the expense will differ:

Equity-settled instruments:

•	the expected term of the option granted is deemed to be the mid-point between the vesting date and the end of the contractual term;

•	the value of the instruments granted is estimated and fixed at grant date; and

•	the expense is recognized with a corresponding increase in equity.

Cash-settled instruments:

•

the expected term of the instruments granted is deemed to be equal to one-half of the residual contractual term of the instrument for vested rights, and to the average of the residual vesting period at the remeasurement date and the residual contractual term of the instrument for unvested rights:

•

the value of instruments granted is initially estimated at grant date and is then re-estimated at each reporting date until the payment date and the expense is adjusted pro rata taking into account the vested rights at each such reporting date;

•	the expense is recognized as a provision; and

•	moreover, as plans settled in cash are primarily denominated in US dollars, the value fluctuates based on the EUR/USD exchange rate.

The cost of share-based compensation is allocated to UMG, pro rata to the number of equity instruments or equivalent instruments granted to their managers and employees.

1.4 Related parties

UMG’s related parties are those companies over which UMG exercises exclusive control, joint control or significant influence, UMG shareowners exercising joint control over joint ventures, non-controlling interests exercising significant influence over UMG subsidiaries, UMG corporate officers, management and directors and companies over which the latter exercise exclusive control, joint control, or significant influence.

The transactions with subsidiaries over which UMG exercises control are eliminated within the intersegment transactions (a list of UMG’s major consolidated entities is set out in Note 23). Moreover, commercial relationships among, UMG subsidiaries, aggregated in operating segments, are conducted on an arm’s length basis on terms and conditions similar to those which would be offered by third parties. A portion of the operating costs of Vivendi SE’s headquarters is allocated to UMG.

1.5 Contractual obligations and contingent assets and liabilities

Once a year, UMG and its subsidiaries prepare detailed reports on all contractual obligations, commercial and financial commitments and contingent obligations, for which they are jointly and severally liable and that are material to the group. These detailed reports are updated by the relevant departments and reviewed by senior management on a regular basis. To ensure completeness, accuracy and consistency of these reports, some dedicated internal control procedures are carried out, including (but not limited to) the review of:

•

minutes of meetings of the shareholders, board and executive and other relevant committee meetings in respect of matters such as contracts, litigation, and authorizations of asset acquisitions or divestitures;

•	pledges and guarantees with banks and financial institutions;

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•	pending litigation, claims (in dispute) and environmental matters as well as related assessments for unrecorded contingencies with internal and/or external legal counsels;

•	tax examiner’s reports and, if applicable, notices of reassessments and tax expense analyses for prior years;

•	insurance coverage for unrecorded contingencies with the risk management department and insurance agents and brokers with whom the group contracted;

•	related-party transactions for guarantees and other given or received commitments; and

•	more generally, major contracts and agreements.

1.6 New IFRS standards and IFRIC interpretations that have been published but are not yet effective

Among IFRS standards and IFRIC interpretations issued by the IASB/IFRS IC and endorsed by the European Union as of the date of approval of these Combined Financial Statements, that are not yet effective, and which UMG has not elected for early adoption, the main standards which may have an impact on UMG are the amendments to the IFRS 9—Financial instruments, IFRS 7—Financial Instruments: Disclosures and IFRS 16—Leases standards which relate to the Interest Rate Benchmark Reform (Phase 2). These amendments which apply mandatorily from January 1, 2021, were issued by the IASB an August 27, 2020, endorsed by the EU on January 13, 2021, and published in the Official Journal of the EU on January 14, 2021.

UMG is currently assessing the potential impact of applying these amendments to the Statement of Earnings, the aggregate comprehensive income, the Statement of Financial Position, the Statement of Cash Flows, and the content of the Notes to UMG’s Combined Financial Statements.

Note 2 Segment data

2.1 Operating segment data

The group management evaluates the performance of its business segments and allocates necessary resources to them based on certain operating performance indicators (segment earnings and cash flow from operations). EBITDA and EBITA reflect the earnings of each business segment, as defined in Note 1.2.3.

Intersegment commercial operations are conducted on an arm’s-length basis on terms and conditions similar to those which would be offered by third parties.

Main aggregates of the Statement of Earnings

(in millions of euros)	Recorded music	Music publishing	Merchandising and other	Corporate center	Elimination of intersegment transactions	Total
Year ended December 31, 2020
Revenues	5,967	1,186	292	—	(13)	7,432
EBITDA	1,360	269	21	(163)		1,487
EBITA	1,259	257	19	(206)		1,329
Year ended December 31, 2019
Revenues	5,634	1,052	489	—	(16)	7,159
EBITDA	1,156	250	25	(164)		1,267
EBITA	1,057	239	24	(196)		1,124
Year ended December 31, 2018
Revenues	4,828	941	273	—	(19)	6,023
EBITDA	873	214	15	(123)		979
EBITA	823	209	15	(145)		902

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Reconciliation of EBIT to EBITA and to EBITDA

	Year ended December 31,
(in millions of euros)	2020	2019	2018
EBIT (a)	1,221	1,039	821
Adjustments
Amortization of intangible assets acquired through business combinations	108	85	80
Impairment losses on intangible assets acquired through business combinations (a)	—	—	—
Other charges and income	—	—	1

EBITA	1,329	1,124	902

Adjustments
Restructuring charges (a)	20	24	29
Sale of tangible and intangible assets	1	—	1
Right-of-use—Depreciation of tangible assets	69	64	na
Depreciation	59	53	46
Other non-recurring items	9	2	1

EBITDA	1,487	1,267	979

na:	not applicable.
a.	As reported in the Combined Statement of Earnings.

Recorded music revenues by geographic area

Recorded music revenues broken down by customer location:

	Year ended December 31,
(in millions of euros)	2020		2019		2018
North America	2,940	49%	2,636	47%	2,224	46%
Europe	1,789	30%	1,742	31%	1,580	33%
Asia	801	14%	771	14%	618	13%
Latin America	181	3%	184	3%	153	3%
Rest of the world	256	4%	301	5%	253	5%

Recorded music revenues	5,967	100%	5,634	100%	4,828	100%

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2.2 Segment assets and liabilities

Segment assets by geographic area

Segment assets include goodwill, content assets, other intangible assets, property, plant and equipment, rights-of-use relating to leases, equity affiliates, financial assets, inventories, shareowners loans and trade accounts receivable and other.

(in millions of euros)	December 31, 2020		December 31, 2019		December 31, 2018

North America	5,669	55%	4,406	54%	3,891	53%
Europe	4,214	41%	3,367	41%	3,192	43%
Asia/Pacific	305	3%	292	4%	246	3%
Latin America	46	1%	50	1%	54	1%
Rest of the world	12	—	13	—	9	—

Total segment assets	10,246	100%	8,128	100%	7,392	100%

Segment liabilities

Segment liabilities include provisions, other non-current liabilities, short-term and long-term lease liabilities and trade accounts payable and other. Segment liabilities amounted to €5,691 million as of December 31, 2020, compared to € 5, 184 million as of December 31, 2019, €4,775 million as of January 1, 2019 and €4,246 million as of December 31, 2018.

Note 3 EBIT

Personnel costs and average employee numbers

		Year ended December 31,
(in millions of euros)	Note	2020	2019	2018
Salaries		1,059	984	876
Social security and other employment charges		139	127	119

Wages and expenses		1,198	1,111	995

Share-based compensation plans	18	10	5	4
Employee benefit plans	17	39	37	32
Other		14	15	18

Personnel costs		1,261	1,168	1,049

Annual average number of full-time equivalent employees (in thousands)		8.8	8.4	7.9

Additional information on operating expenses

Advertising costs amounted to €143 million in 2020, €156 million in 2019 and €139 million in 2018.

Levies

Levies amounted to €17 million in 2020, €11 million in 2019 and €13 million in 2018.

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Note 4	Financial charges and income

Interest

(in millions of euros)	Year ended December 31,
(Charge)/lncome	2020		2019	2018
Interest expense on borrowings	(20	)(a)	—	—
Interest income from cash, cash equivalents and investments	5		14	27

Interest	(15)		14	27

a.	Notably included interest expense on borrowings from Vivendi SE. please refer to Note 14.

Other financial income and charges

	Year ended December 31,
(in millions of euros)	Note	2020	2019	2018
Capital gain on financial investments (a)		591	168	312
Effect of undiscounting assets (b)		—	—	18
Expected return on plan assets related to employee benefit plans	17.2	3	4	3
Foreign exchange gain		—	—	—
Other		9	2	—

Other financial income		603	174	333
Capital losses on financial investments (a)		—	(15)	—
Downside adjustment on financial investments		—	(11)	(1)
Effect of undiscounting liabilities (b)		(1)	(1)	(19)
Interest cost related to employee benefit plans	17.2	(5)	(7)	(7)
Interest expenses on lease liabilities		(18)	(19)	na
Foreign exchange loss		—	(1)	(1)
Other		(4)	(3)	(1)

Other financial charges		(28)	(57)	(29)

Net total		575	117	304

na: not applicable.

b.	Included the revaluation of the interests in Spotify and Tencent Music Entertainment for a net amount of €591 million (compared to €139 million in 2019 and €312 million in 2018).
c.

In accordance with applicable accounting standards, where the effect of the time value of money is material, assets and liabilities are initially recorded in the Statement of Financial Position in an amount relating to the present value of the expected revenues and expenses. At the end of each subsequent period, the present value of such assets and liabilities is adjusted to account for the passage of time.

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Note 5	Income taxes

5.1 Provision for income taxes and income tax paid by geographic area

Provision for income taxes

(in millions of euros)	Year ended December 31,
(Charge)/lncome	2020	2019	2018
Current
United States	(105)	(50)	(81)
France	(17)	(27)	(18)
Rest of Europe	(61)	(7)	(49)
Rest of the world	(96)	(71)	(63)

	(279)	(155)	(211)

Deferred
United States	7	22	38
France	2	(4)	1
Rest of Europe (a)	(144)	(61)	(81)
Rest of the world	2	3	2

	(133)	(40)	(40)

Provision for income taxes	(412)	(195)	(251)

a.

Included the deferred tax charge relating to the revaluation gain recorded through profit or loss related to the investments in Spotify and Tencent Music Entertainment for an aggregate amount of -€142 million in 2020, compared to -€36 million in 2019 and -€72 million in 2018.

Income tax paid

	Year ended December 31,
(in millions of euros)	2020	2019	2018
United States	(80)	(76)	(69	) (a)
France (b)	(17)	(20)	(22)
Rest of Europe	(59)	(37)	(57	) (c)
Rest of the world	(51)	(39)	(50)

Income tax (paid)/collected	(207)	(172)	(198)

a.	Included payments in the United States to Vivendi and its subsidiaries for prior periods for -€38 million.
b.

Included payments in France to Vivendi related to the French tax group for -€13 million paid in 2020. -€16 million paid in 2019 and -€18 million paid in 2018. Following the sale of 10% of UMG by Vivendi on March 31, 2020, French entities of UMG exited Vivendi’s French tax group with retroactive effect as of January 1, 2020. Starting in 2021, French entities of UMG will pay their income taxes to French tax authorities.

c.	Included payments in the United Kingdom to Vivendi and its subsidiaries for prior periods for -€33 million.

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5.2	Effective tax rate

	Year ended December 31,
(in millions of euros, except %)	2020	2019	2018
Earnings (before non-controlling interests)	1,369	975	902
Eliminations
Income from equity affiliates	9	2	1
Provision for income taxes	412	195	251
Earnings from continuing operations before provision for income taxes	1,790	1,172	1,154
French statutory tax rate	32.02%	34.43%	34.43%
Theoretical provision for income taxes based on French statutory tax rate	(573)	(404)	(397)
Reconciliation of the theoretical and effective provision for income taxes
Earnings tax rates differences	161	164	184
Impacts of the changes in tax rates	4	(8)	(3)
Use or recognition of tax losses	9	32	19
Adjustments to tax expense from previous years	10	63	3
Withholding taxes	(37)	(35)	(40)
Other	14	(7)	(17)

Provision for income taxes	(412)	(195)	(251)

Effective tax rate	23.0%	16.6%	21.7%

Excluding previous years’ adjustments to income tax expense, the effective tax rate would have been 23.6% in 2020, 22.0% in 2019 and 22.0% in 2018.

5.3	Deferred tax assets and liabilities

Changes in deferred tax assets/liabilities), net

	Year ended December 31,
(in millions of euros)	2020	2019		2018
Opening balance of deferred tax assets/liabilities), net	(292)	(255	) (a)	(201)
Provision for income taxes	(133)	(40)		(40)
Charges and income directly recorded in equity	(3)	9		—
Other business combinations	(1)	(2)		—
Changes in foreign currency translation adjustments and other	15	(4)		(37	) (b)

Closing balance of deferred tax assets/(liabilities), net	(414)	(292)		(278)

a.	As of January 1, 2019, deferred tax assets included the impact of the restatements related to the application of the new accounting standard IFRS 16 – Leases for +€23 million.
b.

Certain reclassifications were made to the Combined Financial Statements for the year ended December 31, 2018 to conform to the presentation of the Combined Financial Statements for the year ended December 31, 2019.

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Components of deferred tax assets and liabilities

(in millions of euros)	December 31, 2020	December 31, 2019	January 1, 2019
Deferred tax assets
Recognizable deferred taxes
Tax attributes (a)	188	240	336
Of which Universal Music US and its subsidiaries (b)	95	139	214
Universal Music UK and its subsidiaries	46	47	50
Universal Music France and its subsidiaries	3	3	4
Universal Music and its subsidiaries in the rest of Europe	23	25	27
Universal Music and its subsidiaries in the rest of the world	21	26	41
Other	429	385	395
Of which non-deductible provisions	44	69	72
employee benefits	32	33	26
working capital	161	142	146

Total gross deferred tax assets	617	625	731
Deferred taxes, unrecognized
Tax attributes (a)	(179)	(229)	(328)
Of which Universal Music US and its subsidiaries (b)	(95)	(139)	(214)
Universal Music UK and its subsidiaries	(43)	(43)	(46)
Universal Music France and its subsidiaries	(3)	(3)	(4)
Universal Music and its subsidiaries in the rest of Europe	(17)	(18)	(23)
Universal Music and its subsidiaries in the rest of the world	(21)	(26)	(41)
Other	(24)	(29)	(50)

Total deferred tax assets, unrecognized	(203)	(258)	(378)

Recorded deferred tax assets	414	367	353

Deferred tax liabilities
Asset revaluations (c)	(201)	(240)	(236)
Working capital	(129)	(128)	(132)
Financial Instruments (d)	(434)	(221)	(171)
Other	(64)	(70)	(69)

Recorded deferred tax liabilities	(828)	(659)	(608)

Deferred tax assets/(liabilities), net	(414)	(292)	(255)

a.

As shown in this table, the amounts of tax attributes were estimated at the end of the relevant fiscal years. As a result, the amount of tax attributes shown in this table and the amount reported to tax authorities at the time of the filing of the tax returns may differ, and if necessary, may need to be adjusted in this table at the end of the following year.

b.

Primarily related to deferred tax assets recognizable in respect of tax credits carried forward by UMG Inc. in the United States as head of the US tax group, i.e., $114 million as of December 31, 2020 (compared to $154 million as of December 31, 2019, and $244 million as of December 31, 2018), taking into account the estimated impact (-$40 million) of transactions for the year 2020, but before taking into account the final contingent outcome of ongoing tax audits.

c.

These tax liabilities, stemming from asset revaluations and resulting from the purchase price allocation of entities acquired by UMG, are cancelled upon amortization or divestiture of the related assets and do not and will not generate any current tax liabilities.

d.	Primarily related to the deferred tax liabilities stemming from the revaluation of the investments in Spotify and Tencent Music Entertainment.

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5.4	Tax litigation

In the normal course of their business, UMG is subject to tax audits by the relevant tax authorities in the countries in which it conducts or has conducted business. Various tax authorities have proposed adjustments to the financial results reported by UMG for fiscal year 2019 and prior years, under statutes of limitation applicable to UMG. In litigation situations, UMG’s policy is to pay the taxes it intends to contest, and to seek a refund through appropriate legal proceedings. Regarding ongoing tax audits, no provision is recorded where the impact that could result from an unfavorable outcome cannot be reliably assessed. To date, UMG believes that these tax audits are unlikely to have a material impact on the group’s financial position or liquidity.

Note 6	Earnings per share

As the combined group was not a legal entity constituted as of December 31, 2020, 2019 and 2018, the number of shares outstanding is not determinable. Consequently, no earnings per share data is presented in the Combined Financial Statements.

Note 7	Charges and income directly recognized in equity

Details of changes in equity related to other comprehensive income

	Items not subsequently reclassified to profit or loss		Items to be subsequently reclassified to profit or loss
(in millions of euros)	Actuarial gains/(losses) related to employee defined benefit plans (a)	Financial assets at fair value through other comprehensive income	Foreign currency translation adjustments	Other comprehensive income from equity affiliates, net	Other comprehensive income
Balance as of January 1, 2018	(25)	(15)	(381)	(8)	(429)
Charges and income directly recognized in equity	—	—	113	4	117
Items to be reclassified to profit or loss	na	—	—	—	—
Tax effect	—	—	—	—	—
Balance as of December 31, 2018	(25)	(15)	(268)	(4)	(312)
Charges and income directly recognized in equity	(32)	(2)	44	2	12
Items to be reclassified to profit or loss	—	—	—	—	—
Tax effect	9	—	—	—	9
Balance as of December 31, 2019	(48)	(17)	(224)	(2)	(291)
Charges and income directly recognized in equity	8	3	(194)	(6)	(189)
Items to be reclassified to profit or loss	—	—	—	—	—
Tax effect	(2)	(1)	—	—	(3)

Balance as of December 31, 2020	(42)	(15)	(418)	(8)	(483)

a.	Please refer to Note 17.

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Note 8	Goodwill

(in millions of euros)	December 31, 2020	December 31, 2019	December 31, 2018
Goodwill, gross	1,451	1,577	1,466
Impairment losses	(82)	(89)	(88)

Goodwill	1,369	1,488	1,378

8.1	Changes in goodwill

(in millions of euros)	December 31, 2020	December 31, 2019		December 31, 2018
Opening balance	1,488	1,378		1,308
Impairment losses	—	—		—
Business combinations	7	763	(a)	14
Changes in foreign currency translation adjustments and other (b)	(126)	34		56

Closing balance	1,369	1,488		1,378

a.	Notably included the provisional goodwill attributable to Ingrooves consolidated by Universal Music Group (UMG) as from March 15, 2019.
b.	Notably included the foreign currency translation of the dollar (USD) against the euro.

8.2	Goodwill impairment test

Goodwill cannot be allocated on a non-arbitrary basis to UMG’s individual cash-generating units (sale of recorded music; exploitation of music publishing rights; merchandising and artist services), but only to a group of cash-generating units. As a result, the lowest level within (UMG at which goodwill is monitored for internal management purposes comprises a portion of the cash-generating units to which the goodwill relates, but to which it cannot be allocated. Goodwill is therefore tested at the level of UMG.

In 2018, 2019 and 2020, UMG was tested for impairment by comparing its carrying amount (including goodwill) with its recoverable amount. The recoverable amount is determined as the higher of the value in use determined by the discounted value of future cash flows (Discounted Cash Flow method (DCF)) and the fair value (less costs to sell), determined on the basis of market data (stock market prices, comparable listed companies, comparison with the value attributed to similar assets or companies in recent acquisition transactions). For a description of the methods used for the impairment test, please refer to Note 1.3.5.7.

During the fourth quarter of each year, the goodwill impairment test was performed based on valuations of recoverable amounts determined: in 2020 and 2019, referring to a recent transaction (please refer to the precision below) and in 2018 through internal valuations. As a result, the Management concluded that, as of December 31, 2018, 2019 and 2020, the recoverable amount tested significantly exceeded its carrying value.

Presentation of key assumptions used for the determination of recoverable amounts

In 2018, the Management ensured that the recoverable amount exceeded the carrying value on the basis of market data only, as a business plan was not available at the time of the re-examination of the value of goodwill.

Wednesday March 03, 2021

To achieve the highest possible valuation for UMG, given the favorable change in the international music market, driven in particular by the strong development of subscription streaming services, Vivendi stated in 2018 that it is willing to sell up to 50% of UMG’s share capital to one or more strategic partners and that such process could be completed within an 18-month timeframe.

On December 31, 2019, Vivendi and a consortium of investors led by Tencent entered into an agreement providing the sale of 10% of UMG’s share capital, based on an enterprise value of €30 billion for 100% of UMG’s share capital, with the option to acquire, until January 15,, 2021, on the same valuation basis, an additional amount of up to 10% of UMG’s share capital. On March 31, 2020, Vivendi sold 10% of UMG’s share capital to the Tencent-led consortium. On December 17, 2020, the consortium exercised the option to acquire an additional 10% of UMG. On January 29, 2021, Vivendi sold an additional 10% of UMG’s share capital to the Tencent-led consortium based on the same enterprise value of €30 billion for 100% of UMG’s share capital.

On this basis, the Management ensured that the recoverable amount exceeded the carrying value.

Note 9	Content assets and commitments

9.1	Content assets

	December 31, 2020
(in millions of euros)	Content assets, gross	Accumulated amortization and impairment losses	Content assets
Music catalogs and publishing rights	4,345	(2,015)	2,330
Advances to artists and repertoire owners	1,859	—	1,859
Merchandising contracts and artists services	20	(20)	—

Content assets	6,224	(2,035)	4,189

Deduction of current content assets	(677)	—	(677)

Non-current content assets	5,547	(2,035)	3,512

	December 31, 2019
(in millions of euros)	Content assets, gross	Accumulated amortization and impairment losses	Content assets

Music catalogs and publishing rights	3,670	(2,076)	1,594
Advances to artists and repertoire owners	1,266	—	1,266
Merchandising contracts and artists services	22	(22)	—

Content assets	4,958	(2,098)	2,860

Deduction of current content assets	(591)	—	(591)

Non-current content assets	4,367	(2,098)	2,269

	December 31, 2018
(in millions of euros)	Content assets, gross	Accumulated amortization and impairment losses	Content assets
Music catalogs and publishing rights	3,312	(1,948)	1,364
Advances to artists and repertoire owners	1,045	—	1,045
Merchandising contracts and artists services	20	(20)	—

Content assets	4,377	(1,968)	2,409

Deduction of current content assets	(601)	—	(601)

Non-current content assets	3,776	(1,968)	1,808

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Changes in content assets

	Year ended December 31,
(in millions of euros)	2020	2019	2018
Opening balance	2,860	2,409	2,042
Amortization of content assets acquired through business combinations	(108)	(84)	(79)
Impairment losses an content assets acquired through business combinations	—	—	—
Increase	2,541	1,483	974
Decrease	(1,024)	(1,018)	(812)
Business combinations	—	23	3
Changes in foreign currency translation adjustments and other	(80)	47	281

Closing balance	4,189	2,860	2,409

9.2	Contractual content commitments

Commitments given recorded in the Statement of Financial Position: content liabilities

Content liabilities are mainly recorded in “Trade accounts payable and other” or in “Other non-current liabilities” whether they are current or non-current, as applicable.

	Minimum future payments as of December 31, 2020				Total minimum future payments as of
		Due in
(in millions of euros)	Total	2021	2022-2025	After 2025	December 31, 2019	December 31, 2018
Music royalties to artists and repertoire owners	2,315	2,305	10	—	2,264	2,049
Creative talent, employment agreements and others	456	204	247	5	288	283

Content liabilities	2,771	2,509	257	5	2,552	2,332

Off-balance sheet commitments: creative talent, employment agreements and others

Universal Music Group (UMG) routinely commits to pay agreed amounts to artists and other parties upon delivery of content or other products (“Creative talent and employment agreements”). Until the artist or the other party has delivered his or her content or until the repayment of an advance. UMG discloses its obligation as an off-balance sheet given commitment While the artist or the other party is obligated to deliver content or another product to UMG (these arrangements are generally exclusive), this counterpart cannot be reliably determined and. thus, is not reported in received commitments.

	Minimum future payments as of December 31, 2020				Total minimum future payments as of
		Due in
(in millions of euros)	Total	2021	2022-2025	After 2025	December 31, 2019	December 31, 2018
Given content commitments	1,337	732	578	27	1,329	1,172
Received content commitments	na	na	na	na	na	na

Total net	1,337	732	578	27	1,329	1,172

na: not available.

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Note 10	Leases

As from January 1, 2019, Universal Music Group (UMG) applies the new accounting standard IFRS 16 – Leases. In accordance with IFRS 16, the impact of the change of accounting standard was recorded in the opening balance sheet as of January 1, 2019. For a detailed description, please refer to Note 1.3.5.6

10.1	Rights-of-use relating to leases

As of December 31, 2020, the rights-of-use relating to leases amounted to €416 million (€472 million as of December 31, 2019 and €454 million as of January 1, 2019) less the accumulated amortization and impairment losses for €329 million as of December 31, 2020 (€287 million as of December 31, 2019 and €222 million as of January 1, 2019). These rights-of-use relate to real estate leases.

Changes in the rights-of-use

	Year ended December 31,
(in millions of euros)	2020	2019
Opening balance	472	454
Depreciation	(69)	(64)
Acquisitions/increase	39	59
Sales/decrease	—	—
Business combinations	—	—
Foreign currency translations and other	(26)	23

Closing balance	416	472

10.2	Lease liabilities

Reconciliation between off-balance sheet leases as of December 31, 2018 and lease liabilities as of January 1, 2019

(in millions of euros)
Off-balance sheet leases as of December 31, 2018	671

Lease with a remaining lease term of less than 12 months (short-term lease)	(7)
Leases of low-value assets	—
Variable lease payments (excluding indexed leases)	—
Reasonably certain renewal/extension and termination options	36
Others	(21)

Undiscounted lease payments as of January 1, 2019	679

Effect of discounting	(96)
Residual value guarantee	—
Non-lease components	—

Operating lease liabilities as of January 1, 2019	583

Financing lease liabilities	—

Total of lease liabilities as of January 1, 2019	583

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Maturity of lease liabilities

The maturity of lease liabilities is based on assumptions notably made upon the initial application of IFRS 16.

(in millions of euros)	December 31, 2020	December 31, 2019	January 1, 2019
Maturity
<1 year	78	86	90
Between 1 and 5 years	265	315	334
> 5 years	182	195	159

Lease liabilities	525	596	583

10.3	Lease-related expenses

Lease-related expenses recorded in the Statement of Earnings amounted to €88 million in 2020 (compared to €83 million in 2019 and €67 million in 2018 relating to operating leases under IAS 17).

Note	11 Investments in equity affiliates

As of December 31, 2020, 2019 and 2018, the main company accounted for by Universal Music Group under the equity method was Vevo (a premium music video and entertainment platform).

	Voting interest	Voting interest	Net carrying value of equity affiliates
(in millions of euros)	December 31, 2020 and 2019	December 31, 2018	December 31, 2020	December 31, 2019	December 31, 2018
Vevo	49.4%	49.4%	62	78	81
Ingrooves Music Group (a)	100%	22.9%	na	na	6
Other	na	na	10	10	10

			72	88	97

na: not applicable.

a.

On March 15, 2019, UMG acquired the remaining interest in Ingrooves Music Group, an innovative music distribution and marketing company which complements UMG’s existing relationships with the global independent music community.

Change in value of investments in equity affiliates

	Year ended December 31,
(in millions of euros)	2020	2019		2018
Opening balance	88	97		96
Acquisitions	1	—		—
Business combinations	—	—		—
Income from equity affiliates	(9)	(2)		(1)
Change in other comprehensive income	(6)	2		4
Dividends received	(2)	(2)		(2)
Other	—	(7	)(a)	—

Closing balance	72	88		97

a.	On March 15, 2019, UMG acquired the remaining interest in Ingrooves Music Group.

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Note 12	Financial assets

	December 31, 2020			December 31, 2019
(in millions of euros)	Total	Current	Non-current	Total	Current	Non-current
Financial assets at fair value through profit or loss
Term deposits	—	—	—	—	—	—
Level 1 - Listed equity securities	1,862	—	1,862	1,000	—	1,000
Level 2
Unlisted equity securities	43	—	43	43	—	43
Derivative financial instruments	—		—	1	1	—
Level 3 - Other financial assets	—	—	—	—	—	—
Financial assets at fair value through other comprehensive income
Level 1 - Listed equity securities	—	—	—	1	—	1
Level 2 - Unlisted equity securities	—	—	—	—	—	—
Level 3 - Unlisted equity securities	14	—	14	14	—	14
Financial assets at amortized cost	44	1	43	72	27	45

Financial assets	1,963	1	1,962	1,131	28	1,103

	December 31, 2018
(in millions of euros)	Total	Current	Non-current
Financial assets at fair value through profit or loss
Term deposits	—	—	—
Level 1 - Listed equity securities	789	—	789
Level 2
Unlisted equity securities	—	—	—
Derivative financial instruments	20	—	20
Level 3 - Other financial assets	—	—	—
Financial assets at fair value through other comprehensive income
Level 1 - Listed equity securities	2	—	2
Level 2 - Unlisted equity securities	—	—	—
Level 3 - Unlisted equity securities	23	—	23
Financial assets at amortized cost	69	30	39

Financial assets	903	30	873

The three classification levels for the measurement of financial assets at fair value are defined in Note 1.3.1.

Wednesday March 03, 2021

Listed equity portfolio

	December 31, 2020
	Number of shares held	Ownership interest	Average purchase price (a)	Stock market price	Carrying value	Change in value over the period	Cumulative unrealized capital gain/(loss)	Sensitivity at +/-10 pts
	(in thousands)		(€/share)			(in millions of euros)
Spotify (b)	6,487	3.37%	6.58	257.34	1,669	798	1,627	+167/-167
Tencent Music Entertainment (c)	12,246	0.74%	na	15.74	193	64	193	+19/-19
Other					—	(1)	—

Total					1,862	861	1,820

	December 31, 2019
	Number of shares held	Ownership interest	Average purchase price (a)	Stock market price	Carrying value	Change in value over the period	Cumulative unrealized capital gain/(loss)	Sensitivity at +/-10 pts
	(in thousands)		(€/share)			(in millions of euros)
Spotify (b)	6,487	3.62%	6.58	134.36	871	225	829	+87/-87
Tencent Music Entertainment (c)	12,246	0.82%	na	10.55	129	(13)	129	+13/-13
Other					1	(2)	1

Total					1,001	210	959

	December 31, 2018
	Number of shares held	Ownership interest	Average purchase price (a)	Stock market price	Carrying value	Change in value over the period	Cumulative unrealized capital gain/(loss)	Sensitivity at +/-10 pts
	(in thousands)		(€/share)			(in millions of euros)
Spotify (b)	6,487	3.59%	6.58	99.70	647	344	604	+65/-65
Tencent Music Entertainment (c)	12,246	0.82%	na	11.61	142	97	142	+14/-14
Other					2	—	3

Total					791	441	749

na: not applicable.

a.	Includes acquisition fees and taxes.
b.	Spotify shares have been listed April 3, 2018.
c.	Tencent Music Entertainment shares have been listed since December 12, 2018.

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Note 13	Net working capital

Changes in net working capital

(in millions of euros)	December 31, 2019	Changes in operating working capital (a)	Business combinations	Changes in foreign currency translation adjustments	Other (b)		December 31, 2020
Inventories	90	(6)	—	(5)	—		79
Trade accounts receivable and other	1,058	133	2	(54)	(51)		1,088
Of which trade accounts receivable	507	62	1	(20)	(12)		538
trade accounts receivable write-offs	(42)	(8)	—	3	(15)		(62)

Working capital assets	1,148	127	2	(59)	(51)		1,167
Trade accounts payable and other	3,981	413	(1)	(241)	(309	)(c)	3,843
Other non-current liabilities	106	1	6	(17)	755	(c)	851

Working capital liabilities	4,087	414	5	(258)	446		4,694

Net working capital	(2,939)	(287)	(3)	199	(497)		(3,527)

(in millions of euros)	January 1, 2019 (d)	Changes in operating working capital (a)	Business combinations	Changes in foreign currency translation adjustments	Other (b)		December 31, 2019
Inventories	84	4	—	2	—		90
Trade accounts receivable and other	994	31	9	14	10		1,058
Of which trade accounts receivable	548	(49)	11	4	(7)		507
trade accounts receivable write-offs	(52)	11	—	(1)	—		(42)

Working capital assets	1,078	35	9	16	10		1,148
Trade accounts payable and other	3,613	118	50	68	132	(c)	3,981
Other non-current liabilities	135	—	(1)	2	(30)		106

Working capital liabilities	3,748	118	49	70	102		4,087

Net working capital	(2,670)	(83)	(40)	(54)	(92)		(2,939)

(in millions of euros)	December 31, 2017	Changes in operating working capital (a)	Business combinations	Changes in foreign currency translation adjustments	Other (b)		December 31, 2018
Inventories	71	14	—	2	(3)		84
Trade accounts receivable and other	919	(1)	4	13	62		997
Of which trade accounts receivable	524	(30)	3	4	47		548
trade accounts receivable write-offs	(46)	(7)	—	1	1		(52)

Working capital assets	990	13	4	15	59		1,081
Trade accounts payable and other	3,023	181	12	48	374	(c)	3,638
Other non-current liabilities	111	11	—	4	33		159

Working capital liabilities	3,134	192	12	52	407		3,797

Net working capital	(2,144)	(179)	(8)	(37)	(348)		(2,716)

a.	Excludes content investments.
b.	Mainly includes the change in net working capital relating to content investments, capital expenditures and other investments.
c.	Included royalties provisions for €279 million as of December 31, 2020, €83 as of million as of December 31, 2019 and €130 million as of December 31, 2018.
d.	As from January 1, 2019, Vivendi applies the new accounting standards IFRS 16 – Leases.

Wednesday March 03, 2021

Trade accounts receivable and other

Credit risk

Universal Music Group does not consider there to be a significant risk of non-recovery of trade accounts receivables for its business segments: the large individual customer base, the broad variety of customers and market, as well as the geographic diversity of its business segments enable UMG to minimize the risk of credit concentration related to trade accounts receivable.

Trade accounts payable and other

(in millions of euros)	Note	December 31, 2020	December 31, 2019	January 1, 2019
Trade accounts payable		121	132	120
Music royalties to artists and repertoire owners	9.2	2,305	2,251	2,307
Other		1,417	1,598	1,456

Trade accounts payable and other		3,843	3,981	3,613

Note 14	Cash position, borrowings and financial risk management

Cash position

Universal Music Group (UMG)’s cash position comprises cash and cash equivalents, as well as loans to Vivendi classified as current financial assets. As defined by Vivendi, money market funds relate to financial investments, which satisfy the ANC’s and AMF’s decision released in November 2018.

(in millions of euros)	December 31, 2020	December 31, 2019	December 31, 2018
Loans to Vivendi SE	815	672	1,260
of which Universal Music Treasury S.A.S.	815	623	1,192
Universal Music Group S.A.S.	—	49	68
Cash and cash equivalent (a)	326	336	276
of which cash equivalents	220	248	190
cash	106	88	86

Cash position	1,141	1,008	1,536

a.

Included cash not centralized by Vivendi SE for €317 million as of December 31, 2020, €333 million as of December 31, 2019 and €249 million as of December 31, 2018. Vivendi SE centralizes daily cash surpluses (“cash pooling”) of all controlled entities (a) which are not subject to local regulations restricting the transfer of financial assets, or (b) which are not subject to other contractual agreements.

Borrowings and other financial liabilities

Universal Music Group Inc. bank credit facilities

Universal Music Group Inc. (UMG Inc.) is now an additional borrower under five of Vivendi SE’s eight bilateral credit facilities up to the aggregate limit of €750 million. As of December 31, 2020, drawings made by UMG Inc. were €422 million (drawings made in US dollars).

In addition, UMG Inc. has its own credit facilities maturing in September 2021 for an aggregate amount of $570 million, i.e. €466 million as of December 31, 2020 including a committed credit facility of €245 million. As of December 31, 2020, drawings made by UMG Inc. were €213 million (drawings made in US dollars), of which €131 million on the committed credit facility.

Wednesday March 03, 2021

Universal Music Group borrowings and intra-group investments with Vivendi SE

In addition to drawings made by UMG Inc. on bank credit facilities, Universal International Music B.V. borrows from Vivendi SE, and Universal Music Group Treasury places its cash surpluses with Vivendi SE.

	December 31, 2020			December 31, 2019			December 31, 2018
(in millions of euros)	Total	Long- term	Short- term	Total	Long- term	Short- term	Total	Long- term	Short- term
Shareowners borrowings (a)	2,368	2,368	—	—	—	—	—	—	—
Credit lines drawn by UMG Inc. (b)	635	—	635	—	—	—	—	—	—
Bank overdrafts	5	—	5	14	—	14	17	—	17
Other	1	1	—	1	1	—	1	1	—

Borrowings at amortized cost	3,009	2,369	640	15	1	14	18	1	17
Derivate financial instruments	—	—	—	—	—	—	—	—	—

Borrowings and other financial liabilities	3,009	2,369	640	15	1	14	18	1	17

a.	Corresponds to Universal International Music B.V.’s borrowing from Vivendi SE, maturing in 2027.
b.	Corresponds to credit lines drawn by UMG Inc. for €213 million on UMG Inc. credit lines and €422 million on Vivendi SE credit lines.

Investment risk and counterparty risk

UMG’s daily cash surpluses are centralized by Vivendi SE (cash pooling) and the investment policy is managed by Vivendi’s Financing and treasury Department.

Liquidity risk

UMG manages the liquidity risk by continually supervising the cash flow projections and the actual cash flow.

Interest rate risk

UMG’s interest rate risk was not material as of December 31, 2020, 2019 and 2018.

Foreign currency risk

(in millions of euros)	December 31, 2020	December 31, 2019	December 31, 2018
Euro – EUR		—	—
US dollar – USD	634	—	—
Other	6	15	18

Nominal value of borrowings before hedging	640	15	18

Currency swaps USD	(3)	20	59
Other currency swaps	(36)	(19)	(63)

Net total of hedging instruments (a)	(39)	1	(4)
Euro – EUR	(39)	1	(4)
US dollar – USD	637	(20)	(59)
Other	42	34	81

Nominal value of borrowings after hedging	640	15	18

a.	Notional amounts of hedging instruments translated into euros at the closing rates.

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UMG’s foreign currency risk management is centralized by Vivendi SE’s Financing and Treasury Department in order to obtain the benefits associated with internal hedging and to optimize the volume of external hedging issued from financial institutions. The foreign currency hedging instruments set up have non-significant notional amounts. In addition, Vivendi SE may hedge foreign currency exposure resulting from foreign-currency denominated financial assets and liabilities.

Moreover, due to their non-significant nature, net exposures related to UMG’s net working capital (internal flows of royalties as well as external purchases) are generally not hedged. The associated risks are settled at the end of each month by translating the amounts into the functional currency of the relevant operating entities.

Derivative financial instruments recognized in assets amounted to nil as of December 31, 2020, €1 million as of December 31, 2019 and €5 million as of December 31, 2018.

Note 15	Equity

Universal Music Group (UMG) distribute its cash surpluses to shareowners through dividends and share capital reductions:

(in millions of euros)	December 31, 2020		December 31, 2019	December 31, 2018
Contributions by/distribution to shareowners	2,711		1,002	981
of which Universal Music Group S.A.S transformed to Vivendi SE	2,428	(a)	—	—
Distribution by Universal International Music B.V. paid to shareowners	283		244	246
Distribution by Universal Music Group Inc. paid to Vivendi SE	—		758	735
Universal Music Group S.A.S share capital reduction	—		—	1,414
Change in UMG ownership interest in subsidiaries that do not result in a loss of control	13		—	—

Change in equity attributable to Universal Music Group	2,724		1,002	2,395

a.	On March 19, 2020, Universal Music Group S.A.S was dissolved, with universal transmission of its property to Vivendi S.E.

Note 16	Provisions

(in millions of euros)	Note	December 31, 2020	December 31, 2019	December 31, 2019
Employee benefits (a)		258	272	244
Restructuring cost		11	13	10
Litigations	22	4	12	15
Other (b)		199	203	176

Provisions		472	500	445

Deduction of current provisions		(137)	(63)	(79)
Non-current provisions		335	437	366

a.

Included deferred employee compensation as well as provisions for defined employee benefits plans (€225 million as of December 31, 2020, €232 million as of December 31, 2019 and €212 million as of January 1, 2019), but excluded employee termination reserves recorded under restructuring costs.

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b.	Notably included litigation provisions for which the amount and nature are not detailed because such disclosure could be prejudicial to Universal Music Group.

Changes in provisions

	Year ended December 31,
(in millions of euros)	2020	2019	2018
Opening balance	500	445 (a)	513
Addition	85	73	95
Utilization	(74)	(53)	(100)
Reversal	(43)	(23)	(15)
Business combinations	—	—	—
Divestitures, change in foreign currency translation adjustments and other	4	58	(44	)(b)

Closing balance	472	500	449

a.

In accordance with the new accounting standards IFRS 16 – Leases, the impact of the change of accounting standards was recorded in the opening balance sheets as of January 1, 2019. For a detailed description, please refer to Notes 1.3.5.6 and 10.

b.

Certain reclassifications were made to be Combined Financial Statements for the year ended December 31, 2018, to conform to the presentation of the Combined Financial Statements for the year ended December 31, 2019.

Note 17	Employee benefits

17.1	Analysis of expenses related to employee benefit plans

The table below provides information about the cost of employee benefit plans, excluding its financial component. The total cost of defined benefit plans is set forth in Note 17.2.2 below.

	Year ended December 31,
(in millions of euros)	2020	2019	2018
Employee defined contribution plans	36	34	29
Employee defined benefit plans	3	3	3

Employee benefit plans	39	37	32

17.2	Employee defined benefit plans

17.2.1	Assumptions used in the evaluation and sensitivity analysis

Discount rate, expected return on plan assets, and rate of compensation increase

The assumptions underlying the valuation of defined benefit plans were made in compliance with the accounting policies presented in Note 1.3.8 and have been applied consistently for several years. Demographic assumptions (including notably the rate of compensation increase) are company specific. Financial assumptions (notably the discount rate) are determined by independent actuaries and other independent advisors are reviewed by Vivendi SE. The discount rate is therefore determined for each country by reference to yields on notes issued by investment grade companies having a credit rating of AA and maturities identical to that of the valued plans, generally based on relevant rate indices. The discount rates selected are therefore used, at year-end, to determine a best estimate by Vivendi SE of expected trends in future payments from the first benefit payments.

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In accordance with IAS 19, the expected return on plan assets is estimated by using the selected discount rate to value the obligations of the previous year.

In weighted average

	Pension benefits			Post-retirement benefits
	2020	2019	2018	2020	2019	2018
Discount rate (a)	1.1%	1.0%	1.9%	2.3%	2.8%	3.8%
Rate of compensation increase	0.9%	0.9%	2.2%	na	na	na
Duration of the benefit obligation (in years)	16.9	17.3	16.1	11.4	11.7	11.6

na: not applicable.

a.

A 50 basis point increase (or a 50 basis point decrease, respectively) to the 2020 discount rate would have led to a decrease of €1.1 million in pre-tax expense (or an increase of €1.0 million, respectively) and would have led to a decrease in the obligations of pension and post-retirement benefits of €32 million (or an increase of €37 million, respectively).

Assumptions used in accounting for pension benefits, by country

	United States			United Kingdom			Germany
	2020	2019	2018	2020	2019	2018	2020	2019	2018
Discount rate	2.50%	3.00%	4.00%	1.50%	1.75%	2.75%	0.75%	0.50%	1.50%
Rate of compensation increase (weighted average)	na	na	na	na	na	3.50%	1.75%	1.75%	1.75%

	Japan			Netherlands
	2020	2019	2018	2020	2019	2018
Discount rate	0.50%	0.25%	0.50%	0.75%	0.50%	1.50%
Rate of compensation increase (weighted average)	1.60%	1.60%	1.53%	na	na	na

na: not applicable.

Assumptions used in accounting for post-retirement benefits, by county

	United States
	2020	2019	2018
Discount rate	2.50%	3.00%	4.00%
Rate of compensation increase	na	na	na

na: not applicable.

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Allocation of pensions plan assets

	December 31, 2020	December 31, 2019	December 31, 2018
Equity securities	4%	4%	5%
Debt securities	3%	2%	3%
Diversified funds	1%	1%	1%
Insurance contracts	88%	90%	88%
Real estate	—	—	—
Cash and other	4%	3%	3%

Total	100%	100%	100%

Pension plan assets are mainly financial assets actively traded in organized financial markets.

These assets do not include occupied building or assets used by the group, not shares or debt instruments of Vivendi.

Cost evolution of post-retirement benefits

For the purpose of measuring post-retirement benefits, Vivendi assumed the annual growth in the per capita cost of covered health care benefits would slow down from 5.9% for the under 65 years of age and 65 years of age and older categories in 2020, to 4.6% in 2028 for these categories. In 2020, a one-percentage-point increase in the assumed cost evolution rates would have increased post-retirement benefit obligations by €2.2 million and the pre-tax expense by €0.1 million. Conversely, a one-percentage-point decrease in the assumed cost evolution rates would have decreased post-retirement benefit obligations by €1.9 million and the pre-tax expense by €0.1 million.

17.2.2	Analysis of the expense recorded and of the amount of benefits paid

	Pension benefits			Post-retirement benefits			Total
(in millions of euros)	2020	2019	2018	2020	2019	2018	2020	2019	2018
Current service cost	3	2	2	—	—	—	3	2	2
Past service cost	—	—	—	—	—	—	—	—	—
(Gains)/losses on settlements	—	—	—	—	—	—	—	—	—
Other	—	1	1	—	—	—	—	1	1

Impact on selling, administrative and general expenses	3	3	3	—	—	—	3	3	3
Interest cost	4	7	6	1	1	1	5	8	7
Expected return on plan assets	(3)	(4)	(3)	—	—	—	(3)	(4)	(3)

Impact on other financial charges and income	1	3	3	1	1	1	2	4	4

Net benefit cost recognized in profit or loss	4	6	6	1	1	1	5	7	7

In 2020 benefits paid amounted to (i) €15 million with respect to pensions (€16 million in 2019 and €16 million in 2018), of which €1 million paid in by pension funds (€1 million in 2019 and €1 million in 2018), and (ii) €1 million paid with respect to post-retirement benefits (€1 million in 2019 and €1 million in 2018).

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17.2.3	Analysis of net benefit obligations with respect to pensions and post-retirement benefits

Changes in value of benefit obligations, fair value of plan assets, and funded status

		Employee defined benefit plans
		Year ended December 31, 2020
		Benefit obligation	Fair value of plan assets	Net (provision)/asset recorded in the statement of financial position
(in millions of euros)	Note	(A)	(B)	(B)-(A)
Opening balance		440	216	(224)
Current service cost		3		(3)
Past service cost		—		—
(Gains)/losses on settlements		—		—
Other		—	—	—

Impact on selling, administrative and general expenses				(3)
Interest cost		5		(5)
Expected return on plan assets			3	3

Impact on other financial charges and income				(2)

Net benefit cost recognized in profit or loss				(5)

Experience gains/(losses) (a)		—	1	1
Actuarial gains/(losses) related to changes in demographic assumptions		(1)		1
Actuarial gains/(losses) related to changes in financial assumptions		(5)		5
Adjustment related to asset ceiling		—	—	—

Actuarial gains/(losses) recognized in other comprehensive income				7

Contributions by plan participants		—	—	—
Contributions by employers		—	12	12
Benefits paid by the fund		(1)	(1)	—
Benefits paid by the employer		(15)	(15)	—
Business combinations		—	—	—
Divestitures of business		—	—	—
Transfers		—	—	—
Foreign currency translation and other		(3)	(9)	(6)

Closing balance		423	207	(216)

of which wholly or partly funded benefits		212
wholly unfunded benefits (b)		211
of which assets related to employee benefit plans				9
provisions for employee benefit plans (c)	16			(225)

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		Employee defined benefit plans
		Year ended December 31, 2019
		Benefit obligation	Fair value of plan assets	Net (provision)/asset recorded in the statement of financial position
(in millions of euros)	Note	(A)	(B)	(B)-(A)
Opening balance		376	173	(203)
Current service cost		2		(2)
Past service cost		—		—
(Gains)/losses on settlements		—	—	—
Other		—	(1)	(1)

Impact on selling, administrative and general expenses				(3)
Interest cost		8		(8)
Expected return on plan assets			4	4

Impact on ther financial charges and income				(4)

Net benefit cost recognized in profit or loss				(7)

Experience gains/(losses) (a)		1	33	32
Actuarial gains/(losses) related to changes in demographic assumptions		1		(1)
Actuarial gains/(losses) related to changes in financial assumptions (d)		58		(58)
Adjustment related to asset ceiling		—	—	—

Actuarial gains/(losses) recognized in other comprehensive income				(27)

Contributions by plan participants		—	—	—
Contributions by employers		—	13	13
Benefits paid by the fund		(1)	(1)	—
Benefis paid by the employer		(15)	(15)	—
Business combinations		—	—	—
Diverstitures of businesses		—	—	—
Transfers		—	—	—
Foreign currency translation and other		10	10	—

Closing balance		440	216	(224)

of which wholly or partly funded benefits		224
wholly unfunded benefits (b)		216
of which assets related to employee benefit plans				8
provisions for employee benefit plans (c)	16			(232)

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		Employee defined benefit plans
		Year ended December 31, 2018
		Benefit obligation	Fair value of plan assets	Net (provision)/asset recorded in the statement of financial position
(in millions of euros)	Note	(A)	(B)	(B)-(A)
Opening balance		390	177	(213)
Current service cost		2		(2)
Past service cost		—		—
(Gains)/losses on settlements		—	—	—
Other		—	(1)	(1)

Impact on selling, administrative and general expenses				(3)
Interest cost		7		(7)
Expected return on plan assets			3	3

Impact on other financial charges and income				(4)

Net benefit cost recognized in profit or loss				(7)

Experience gains/(losses) (a)		(1)	(6)	(5)
Actuarial gain/(losses) related to changes in demographic assumptions		3		(3)
Actuarial gains/(losses) related to changes in financial assumptions		(8)		8
Adjustment related to asset ceiling		—	—	—

Actuarial gains/(losses) recognized in other comprehensive income				—

Contributions by plan participants		—	—	—
Contributions by employers		—	17	17
Benefits paid by the fund		(1)	(1)	—
Benefits paid by the employer		(16)	(16)	—
Business combinations		—	—	—
Divestitures of businesses		—	—	—
Transfers		—	—	—
Foreign currency translation and other		—	—	—

Closing Balance		376	173	(203)

of which wholly or partly funded benefits		177
wholly unfunded benefits (b)		199
of which assets related to employee benefit plans				9
provisions for employee benefits plans (c)	16			(212)

a.

Includes the impact on the benefit obligations resulting from the difference between actuarial assumptions at the previous year-end and effective benefits during the year, and the difference between the expected return on plan assets at the previous year-end and the actual return on plan assets during the year.

b.

In accordance with local laws and practices, certain plans are not covered by plan assets. As of December 31, 2020, 2019 and 2018, such plans principally comprised supplementary pension plans in the United States, pension plans in Germany and post-retirement benefit plans in the United States.

c.	Included a current liability of €16 million as of December 31, 2020, €15 million as of December 31, 2019, and €13 million as of December 31, 2018.
d.	In 2019, included €63 million attributable to a decrease in discount rates, of which €24 million relating to Germany, €4 million to the Netherlands and €32 million relating to the United Kingdom.

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Benefit obligation, fair value of plan assets, and funded status detailed by country

	Pension benefits (a)			Post-retirement benefits			Total
	December 31,			December 31,			December 31,
(in millions of euros)	2020	2019	2018	2020	2019	2018	2020	2019	2018
Benefit obligation
US companies	5	5	4	16	18	14	21	23	18
UK companies (b)	159	168	129	3	3	2	162	171	131
German companies (c)	184	198	184	—	—	—	184	198	184
Japanese companies	24	24	22	—	—	—	24	24	22
Dutch companies	17	18	15	—	—	—	17	18	15
Other	15	6	6	—	—	—	15	6	6

	404	419	360	19	21	16	423	440	376
Fair value of plan assets
US companies	—	—	—	—	—	—	—	—	—
UK companies (b)	156	163	125	—	—	—	156	163	125
German companies (c)	2	2	2	—	—	—	2	2	2
Japanese companies	31	32	30	—	—	—	31	32	30
Dutch companies	17	18	15	—	—	—	17	18	15
Other	1	1	1	—	—	—	1	1	1

	207	216	173	—	—	—	207	216	173
Net provision
US companies	(5)	(5)	(4)	(16)	(18)	(14)	(21)	(23)	(18)
UK companies (b)	(3)	(5)	(4)	(3)	(3)	(2)	(6)	(8)	(6)
German companies (c)	(182)	(196)	(182)	—	—	—	(182)	(196)	(182)
Japanese companies	7	8	8	—	—	—	7	8	8
Dutch companies	—	—	—	—	—	—	—	—	—
Other	(14)	(5)	(5)	—	—	—	(14)	(5)	(5)

	(197)	(203)	(187)	(19)	(21)	(16)	(216)	(224)	(203)

a.

No employee defined benefit plan individually exceeds 10% of the aggregate value of the obligations and net provisions under these plans, except for three pension plans in Germany individually exceeding between 10% and 11% of the aggregate value of the obligations, and 21% and 22% of the net provisions.

b.

In December 2017, the UMPGS fund in the United Kingdom purchased a buy-in insurance policy, covering pension benefits. This insurance policy is an asset to the UMGPS plan. It was purchased following the exercise by some beneficiaries of the right to exit the UMGPS plan against a payment in cash. UMG continues to cover the benefits with regards to the remaining beneficiaries of the plan. In principle, the benefit obligations are equal to the plan’s assets, and no net pension liability is recorded in the Combined Statement of Financial Position.

c.

Relates to retirement benefits in Germany for eligible employees, former employees and retirees, and such of their beneficiaries who met the required conditions. Those plans are closed to new entrants. In accordance with current regulations in relation to the funding policy of this type of plan, those plans are not funded. The main risks for the group relate to changes in discount rates.

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17.2.4	Benefits estimation and future payments

For 2021, hedge fund contributions and benefit payments by UMG to retirees are estimated at €15 million in respect of pensions, of which €3 million relates to pension funds, and at €l million in respect of post-retirement benefits.

Estimates of future benefit payments to beneficiaries by the relevant pension funds or by UMG (in nominal value for the following 10 years) are as follows:

(in millions of euros)	Pension benefits	Post-retirement benefits
2021	16	1
2022	13	1
2023	13	1
2024	13	1
2025	12	1
2026-2030	60	5

Note 18	Share-based compensation plans

18.1	Plans granted by Vivendi

18.1.1	Equity-settled instruments

Transactions relating to outstanding instruments that occurred in 2018, 2019 and 2020 were as follows:

	Stock Options			Performance shares
	Number of outstanding stock options		Weighted average strike price of outstanding stock options	Number of outstanding performance shares
	(in thousands)		(in euros)	(in thousands)
Balance as of December 31, 2017	2,427		17.1	963
Granted	—		na	205
Exercised / Issued	(572	) (a)	19.1	(130)
Forfeited	(380)		20.2	na
Cancelled	—		na	(29)
Balance as of December 31, 2018	1,475		15.6	1,009
Granted	—		na	200
Exercised / Issued	(789	) (a)	15.8	(73)
Forfeited	(90)		16.1	na
Cancelled	—		na	(14)
Balance as of December 31, 2019	596		15.2	1,122
Granted	—		na	163
Exercised / Issued	(263	) (a)	16.0	(276)
Forfeited	(76)		15.8	na
Cancelled	—		na	(55	) (b)

Balance as of December 31, 2020	257	(c)	14.2	954	(d)

Acquired / Exercisable as of December 31, 2020	257		14.2	—
Rights acquired as of December 31, 2020	257		14.2	388

na: not applicable.

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a.

In 2020, beneficiaries exercised stock options at the weighted average stock market price of €23.0 (compared to €25.0 for stock options exercised in 2019 and €21.9 for stock options exercised in 2018).

b.

At its meeting held on February 13, 2020, after a review by the Vivendi SE Corporate Governance, Nominations and Remuneration Committee, the Supervisory Board of Vivendi SE approved the achievement level of objectives set for the cumulative fiscal years 2017, 2018 and 2019 for the performance share plan granted in 2017. It was confirmed that all the criteria had been met with a maximum rate of 100%. However, given that the negative impact of the situation in Italy was not reflected in the financial results, the Supervisory Board of Vivendi SE decided to confirm the final grant of the 2017 performance share plan only up to 75% of the initial grant. Consequently, 55,250 rights to performance shares, which were granted in 2017, were cancelled.

c.	At the stock market price on December 31, 2020, the cumulated intrinsic value of remaining stock options to be exercised was estimated at €3 million.
d.	The weighted-average remaining period before delivering performance shares was 2.0 years.

Outstanding stock options as of December 31, 2020

Range of strike prices	Number	Weighted average strike price	Weighted average remaining life
	(in thousands)	(in euros)	(in years)
Under €17	144	11.8	1.3
€17-€18	113	17.2	0.3
More than €18	—	—	—

	257	14.2	0.9

Performance share plans

On February 13, 2020, Vivendi SE granted to UMG employees and executive management 163 thousand performance shares (200 thousand granted on February 14, 2019 and 205 thousand granted on May 17, 2018).

As of February 13, 2020, the share price was €25.19 and the expected dividend yield was 2.38% (compared to €22.60 and 2.21% respectively as of February 14, 2019, and to €23.03 and 1.95% respectively as of May 17, 2018). After taking into account the cost associated with the retention period of the shares (described below), the discount for non-transferability was set at 7.0% of the share price as of February 13, 2020 (compared to 7.9% in 2019 and 8.1% in 2018). Consequently, the fair value of each granted performance share was estimated at €21.68 (compared to €19.37 in 2019 and €19.85 in 2018), corresponding to an aggregate fair value of the plan of €4 million (compared to €4 million in 2019 and €4 million in 2018).

Subject to satisfaction of the performance criteria, performance shares definitely vest at the end of a three-year period, subject to the presence of the beneficiaries in the group (vesting period), and the shares must be held by the beneficiaries for an additional two-year period (retention period). The compensation cost is recognized on a straight-line basis over the vesting period. The accounting methods that are applied to estimate and recognize the value of these granted plans are described in Note 1.3.10.

Satisfaction of the objectives that determine the definitive grant of performance shares is assessed over a three-year consecutive period based on the following performance criteria:

•	Internal indicators (with a weighting of 70%):

•	the adjusted net income per share (50%) (compared to the group’s earnings before interest and income taxes—EBIT (35%) in 2018); and

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•	the group’s cash flow from operations after interest and income tax paid—CFAlT (20%) (compared to 35% in 2018).

•	External indicators (with a weighting of 30%) tied to changes in Vivendi’s share price compared to the STOXX® Europe Media index (20%) and to the CAC 40 index (10%).

The granted shares correspond to the same class of common shares making up the share capital of Vivendi SE, and as a result, at the end of the three-year vesting period, beneficiaries will be entitled to the dividends and voting rights attached to these shares. The compensation cost recognized corresponds to the estimated value of the equity instruments granted to the beneficiary, and is equal to the difference between the fair value of the shares to be received and the aggregate discounted value of the dividends that were not received over the vesting period.

In 2020, the charge recognized with respect to all performance share plans amounted to €3 million, compared to €4 million in 2019 and €3 million in 2018.

18.1.2	Employee stock purchase and leveraged plans

On July 21, 2020, Vivendi SE carried out an employee shareholding plan through the sale of treasury shares under an employee stock purchase plan and leveraged plan, reserved for UMG’s employees and retirees. The Vivendi shares were previously repurchased by Vivendi SE pursuant to the authorization granted at the Vivendi’s General Shareholders’ Meeting of April 15, 2019.

On July 17, 2019 and July 19, 2018, Vivendi SE made capital increases through employee stock purchase plans and leveraged plans which gave UMG’s employees and retirees an opportunity to subscribe for Vivendi shares.

These shares, which are subject to certain sale or transfer restrictions during a five-year period, are subscribed to at a discount of up to 15% on the average opening market price for Vivendi shares during the 20 trading days preceding the date of the Management Board meeting which set the subscription price for the new shares to be issued. The difference between the subscription price for the shares and the share price on that date represents the benefit granted to the beneficiaries. In addition, Vivendi applied a discount for non-transferability during a five-year period, which is deducted from the benefit granted to the employees. The value of the subscribed shares is estimated and fixed at the date on which the subscription price for the new shares to be issued is set.

The applied valuation assumptions were as follows:

	2020	2019	2018
Grant date	June 18	June 14	June 18
Data at grant date:
Share price (in euros)	22.77	21.57	20.58
Expected dividend yield	2.64%	2.09%	1.94%
Risk-free interest rate	-0.48%	-0.11%	-0.21%
5-year interest rate in fine	3.91%	3.81%	3.93%
Repo rate	0.36%	0.36%	0.36%
Discount for non-transferability per share	18.64%	17.49%	18.44%

Under the employee stock purchase plan (ESPP), 33 thousand shares were acquired for in 2020 through a company mutual fund (fonds Commun de Placement d’Entreprise) at a price of €16.554 per share (compared to 19 thousand shares at a price of €21.106 per share subscribed for in 2019 and 23 thousand shares at a price per share of €19.327 subscribed for in 2018).

Wednesday March 03, 2021

The benefit granted to the beneficiaries, which is equal to the positive difference between the acquisition price and the stock price at the end of the subscription period on June 18, 2020 (discount of 27.3%), was higher than the discount for non-transferability (18.6%). In 2020, the charge recognized with respect to the employee stock purchase plan amounted to €65 thousand. In 2019 and 2018, no charges were recognized, as the benefit granted, which is equal to the positive difference between the subscription price and the stock price at the end of subscription period on June 14, 2019 and on June 18, 2018 (discount of 13.8% and of 10.4% in 2018), was lower than the discount for non-transferability (19.3% and 17.49% in 2018).

Under the leveraged plan, 2,613 thousand shares were acquired in 2020 through a company mutual fund at a price of €16.554 per share (compared to 1,796 thousand shares were subscribed for in 2019 through a company mutual fund at a price of €21.106 per share and 1,847 thousand shares at a price of €19.327 in 2018). The leveraged plan entitles employees and retirees of UMG and its French and foreign subsidiaries to acquire Vivendi shares at a discounted price and to ultimately receive the capital gain (calculated pursuant to the terms and conditions of the plan) equal to 10 shares for each subscribed share. A financial institution mandated by Vivendi hedges this transaction. In addition, 193 thousand shares were acquired for as part of an employee shareholding plan implemented for employees of the group’s Japanese subsidiaries (compared to 151 thousand shares subscribed for in 2019 and 193 thousand shares subscribed for in 2018).

In 2020, the charge recognized with respect to the leveraged plan amounted to €6 million, compared to €1 million in 2019, and €1 million in 2018.

18.2	Dailymotion’s long-term incentive plan

In 2015, Vivendi implemented a long-term incentive plan for a five-year period until June 30, 2020 for certain key executives of Vivendi and certain of its subsidiaries, including Universal Music Group. This plan was tied to the growth of Dailymotion’s enterprise value compared to its acquisition value, as measured as of June 30, 2020, based upon an independent expertise. In the event of an increase in Dailymotion’s value, the amount of the compensation with respect to the incentive plan was capped at a percentage of such increase, depending on the beneficiary. Within the six months following June 30, 2020, the plan had to be settled in cash, if applicable.

As of June 30, 2020, the plan has expired without any charges having been recognized and without any cash payments having been made.

Note 19	Cash Flow Statement

19.1	Adjustments

		Year ended December 31,
(in millions of euros)	Note	2020	2019	2018
Items related to operating activities with no cash impact
Amortization and depreciation of intangible and tangible assets		236	202	126
Change in provision, net		(33)	(4)	(22)
Income from equity affiliates—operational	11	9	2	1
Proceeds from sales of property, plant, equipment and intangible assets		1	1	1

Adjustments		213	201	106

19.2	Investing and financing activities with no cash impact

In 2020, 2019 and 2018, there were no significant investing and financing activities with no cash impact.

Wednesday March 03, 2021

Note 20	Related parties

Universal Music Group (UMG)’s related parties are the key executive managers and other related parties including:

•	companies fully consolidated by UMG. The transactions between these companies have been eliminated for the preparation of UMG’s Combined Financial Statements;

•	companies over which UMG exercises a significant influence;

•	all companies in which key executive managers or their close relatives hold significant voting rights;

•	minority shareholders exercising a significant influence over UMG’s subsidiaries;

•	Vivendi Corporate and its consolidated entities (the “Vivendi Group”), as well as its related parties; and

•	Bolloré Group and its related parties, given that Vivendi has been fully consolidated by Bolloré Group since April 26, 2017.

20.1	Executive management compensation

As of December 31, 2020, 2019 and 2018, UMG’s Executive Management Board is comprised of 11 members. Their aggregate compensation is presented in the table below.

	Year ended December 31,
(in millions of euros)	2020	2019	2018
Short-term employee benefits	111.3	71.4	49.0
Post-employment benefits	2.6	1.4	1.3
Other long-term benefits	—	—	—
Termination benefits	—	—	—
Share-based payments	2.9	2.8	2.1

Executive management compensation	116.8	75.6	52.4

20.2	Other related-party transactions

UMG’s other related parties include companies over which UMG exercises a significant influence (e.g., Vevo and Duzy Dom). They also include Vivendi Corporate, its consolidated entities (e.g., Canal+ Group and Havas Group) and its related parties (e.g., Telecom Italia and Banijay Group Holding), as well as Bolloré Group, its subsidiaries and its related parties.

(in millions of euros)	December 31, 2020	December 31, 2019	December 31, 2018
Assets
Trade accounts receivable and other	61	22	27
Of which Vevo	31	10	11
Duzy Dom	8	9	5
Telecom Italia	—	—	1
Havas Group	1	2	1
Vivendi Corporate	19	1	9

Current financial assets	—	1	5
Of which Vivendi Corporate	—	1	5

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(in millions of euros)	December 31, 2020	December 31, 2019	December 31, 2018

Liabilities
Non-operating liabilities	—	1	(4)
Of which Vivendi Corporate	—	1	(4)

Trade accounts payable and other	1	6	1
Of which Havas Group	1	1	—
Vivendi Corporate	—	—	1
Bolloré Group	—	3	—
Canal+ Group	—	3	—
Vivendi Village	—	(1)	—

Income tax payable	—	11	3
Of which Vivendi Corporate	—	11	3

	Year ended December 31,

	2020	2019	2018
Statement of earnings
Operating income	191	183	179
Of which Vevo	164	156	152
Duzy Dom	13	13	11
Telecom Italia	1	2	4
Canal+ Group	1	1	3
Havas Group	7	6	4
Vivendi Corporate	1	—	1
Vivendi Village	—	1	—

Financial income	(17)	7	25
Of which Vivendi Corporate	(17)	7	25

Operating expenses	(48)	(43)	(44)
Of which Havas Group	(11)	(9)	(7)
Canal+ Group	—	(3)	(5)
Vivendi Corporate	(30)	(24)	(20)
Bolloré Group	(5)	(3)	—
Vivendi Village	—	—	—
Banijay Group Holding	—	(1)	(1)
Ingrooves Music Group (a)	na	—	(7)

na: not applicable.

a.	On March 15, 2019, UMG acquired the remaining interest in Ingrooves Music Group.

Moreover, UMG’s borrowings to Vivendi amounted to €2,368 million as of December 31, 2020. In addition, UMG’s loans to Vivendi amounted to €815 million as of December 31, 2020, €672 million as of December 31, 2019 and €1,260 million as of December 31, 2018 (please refer to Note 14).

UMG distributes its cash surpluses to shareowners through dividends and share capital reductions (please refer to Note 15).

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20.3	Services billed by Vivendi Corporate

	Year ended December 31,
(in millions of euros)	2020	2019	2018
Management fees	(15)	(14)	(11)
Share-based compensation plans	(10)	(5)	(4)
Other	(10)	(8)	(8)

Services billed by Vivendi Corporate	(35)	(27)	(23)

Note 21	Contractual obligations and other commitments

Universal Music Group (UMG)’s material contractual obligations and contingent assets and liabilities include:

•

certain contractual obligations relating to the group’s business operations, such as content commitments (please refer to Note 9.2), contractual obligations and commercial commitments recorded in the Statement of Financial Position, including leases and off-balance sheet commercial commitments, such as long-term service contracts and purchase or investment commitments;

•

commitments related to UMG’s consolidation scope made under acquisitions or divestitures such as share purchase or sale commitments, contingent assets and liabilities subsequent to given or received commitments related to the divestiture or acquisition of shares, commitments under shareholders’ agreements and collateral and pledges granted to third parties over UMG’s assets;

•	commitments related to UMG’s financing: undrawn confirmed bank credit facilities as well as the management of interest rate, foreign currency and liquidity risks; and

•	contingent assets and liabilities resulting from legal proceedings in which UMG and/or its subsidiaries are either plaintiff or defendant (please refer to Note 22).

21.1	Contractual obligations and commercial commitments

(in millions of euros)	Note	Minimum future payments as of December 31, 2020				Total minimum future payments as of
		Total	Payments due in
			2021	2022 - 2025	After 2025	December 31, 2019	December 31, 2018
Borrowings and other financial liabilities		3,009	640	1	2,368	15	18
Leases liabilities (a)		525	78	265	182	596	na
Content liabilities	9.2	2,771	2,509	257	5	2,552	2,332

Consolidated statement of financial position items		6,305	3,227	523	2,555	3,163	2,350

Contractual content commitments	9.2	1,337	732	578	27	1,329	1,172
Commercial commitments		(3,975)	(2,030)	(1,945)	—	(1,676)	(733)

Net off-balance sheet commitments		(2,638)	(1,298)	(1,367)	27	(347)	439

Operating leases and subleases (a)		na	na	na	na	na	674

Total		3,667	1,929	(844)	2,582	2,816	3,463

na: not applicable.

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a.

As from January 1, 2019, UMG applies the new accounting standard IFRS 16—Leases. In accordance with IFRS 16, the impact of the change of accounting standard was recorded in the Statement of Financial Position as of January 1, 2019. For a detailed description, please refer to Notes 1 and 10. Assessing the lease term relates to the non-cancellable period of the lease, and taking into account all options to extend the lease that UMG is reasonably certain to exercise and all options to terminate the lease that UMG is reasonably certain not to exercise.

Off-balance sheet commercial commitments

(in millions of euros)	Minimum future payments as of December 31, 2020				Total minimum future payments as of
	Total	Due in
		2021	2022 - 2025	After 2025	December 31, 2019	December 31, 2018
Given commercial commitments	46	31	15	—	82	60
Received commercial commitments (a)	(4,021)	(2,061)	(1,960)	—	(1,758)	(793)

Net total	(3,975)	(2,030)	(1,945)	—	(1,676)	(733)

a.	Includes minimum guarantees to be received by UMG pursuant to distribution agreements entered into with third parties, notably digital platforms.

21.2	Other commitments given or received relating to operations

Given commitments amounted cumulatively to €10 million as of December 31, 2020, €23 million as of December 31, 2019 and €15 million as of December 31, 2018.

Received commitments amounted cumulatively to €1 million as of December 31, 2020, €31 million as of December 31, 2019 and €10 million as of December 31, 2018.

21.3	Contingent assets and liabilities subsequent to given or received commitments related to the divestiture or acquisition of shares

Several guarantees given during prior years in connection with asset acquisitions or disposals have expired. However, the time periods or statute of limitations of certain guarantees relating, among other things, to employees, environment and tax liabilities, in consideration of share ownership, or given notably in connection with the winding-up of certain businesses or the dissolution of entities are still in effect. To the best of UMG’s knowledge, no material claims for indemnification against such liabilities have been made to date.

In addition, when settling disputes and litigation, UMG regularly delivers commitments for damages to third parties, which are customary for transactions of this type.

Contingent liabilities

As of December 31, 2020, 2019 and 2018, there was no material contingent liabilities.

Contingent assets

As part of the acquisition of EMI Recorded Music in September 2012, UMG received commitments from Citi relating to full pension obligations in the United Kingdom. UMG also received warranties relating to losses stemming from taxes and litigation claims, in particular those relating to pension obligations in the United Kingdom. These commitments and warranties are not limited in time.

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21.4	Shareholders’ agreements

Under existing shareholders’ or investors’ agreements, UMG holds certain rights (e.g., pre-emptive rights and rights of first offer) that give it control over the capital structure of its consolidated companies having minority shareholders. Conversely, UMG has granted similar rights to these other shareholders in the event that it sells its interests to third parties.

Moreover, pursuant to other shareholders’ agreements or the bylaws of other consolidated entities, equity affiliates or unconsolidated interests, UMG or its subsidiaries have given or received certain rights (pre-emptive and other rights) entitling them to maintain their shareholder’s rights.

21.5	Collaterals and pledges

As of December 31, 2020, 2019 and 2018, no material asset in UMG’s Statement of Financial Position was subject to a pledge or mortgage for the benefit of third parties.

Note 22	Litigation

In the normal course of its business, Universal Music Group is subject to various lawsuits, arbitrations and governmental, administrative or other proceedings (collectively referred to herein as “Legal Proceedings”).

The costs which may result from these Legal Proceedings are only recognized as provisions when they are likely to be incurred and when the obligation can reasonably be quantified or estimated, in which case, the amount of the provision represents UMG’s best estimate of the risk and is based on a case-by-case assessment of the risk level, provided that UMG may, at any time, reassess such risk if events occur during such proceedings. Provisions recorded by UMG for all claims and litigation were €4 million as of December 31, 2020, €12 million as of December 31, 2019 and €15 million as of December 31, 2018 (please refer to Note 16).

To the company’s knowledge, there are no Legal Proceedings or any facts of an exceptional nature (including any pending or threatened proceedings in which it is a defendant), which may have or have had in the previous 12 months a material effect on the company and on its group’s financial position, profit, business and property, other than those described herein.

The status of proceedings disclosed hereunder is described as of March 1st, 2021.

Soundgarden, Hole, Steve Earle and the estates of Tom Petty and Tupac Shakur against UMG

On June 21, 2019, the groups Soundgarden and Hole, Steve Earle, Tom Petty’s ex-wife and Tupac Shakur’s estate filed a class action lawsuit against UMG in the Central District Court of California relating to a 2008 fire that allegedly destroyed thousands of archived recordings.

The plaintiffs allege that UMG breached the terms of the contracts with the artists by failing to adequately protect the recordings. It is also argued that the Group should have shared the settlement proceeds received as a result of its negotiations with the insurance companies and NBC Universal. On July 17, 2019, UMG filed a motion to dismiss the lawsuit. On August 16, 2019, the plaintiffs filed an amended complaint removing Hole as a plaintiff, and adding a number of claims. On September 6, 2019, UMG filed a new motion to dismiss. On March 13 and 23, 2020, most of the plaintiffs withdrew from the case, leaving Jane Petty (Tom Petty’s ex-wife) as the only remaining plaintiff. On April 6, 2020, the Court granted UMG’s motion to dismiss and dismissed Jane Petty’s claims.

However, Jane Petty is seeking to pursue the case. On April 16, 2020, she filed an application for class certification and, on April 27, 2020, she filed a second amended complaint. On May 18, 2020, UMG filed a motion to dismiss. The Court has yet to rule on this motion.

Wednesday March 03, 2021

John Waite, Syd Straw, The Dickies, Kasim Sulton and The Dream Syndicate against UMG Recordings, Inc.

On February 5, 2019, a class action lawsuit was filed against UMG Recordings, Inc. on behalf of a putative class of all recording artists who had requested the termination of their contracts with UMG pursuant to Section 203 of the Copyright Act which allows, under certain conditions, a creator who has contractually transferred the rights to his or her work to a third party to terminate such contract after 35 years. The complaint seeks to have the Court recognize the termination of the contracts of the artists involved in the litigation and also alleges copyright infringement, as UMG continued to use the recordings after the purported end date of the contract. On May 3, 2019. UMG Recordings filed a motion to dismiss. On June 15, 2019, the plaintiffs filed a First Amended Complaint adding artists Syd Straw, Kasim Sulton and The Dickies as additional plaintiffs. On August 31, 2020, a second Amended Complaint was filed, adding the Dream Syndicate as an additional plaintiff. On September 30, 2020, UMG and Capitol filed a response in which they made a counterclaim against plaintiffs Joe Ely and Syd Straw, alleging that they had exploited certain recordings without authorization. On November 18, 2020, following a settlement reached between UMG and Joe Ely, the Court acknowledged Joe Ely’s withdrawal from the proceedings.

UMG Recordings, Inc. and Universal Music Publishing Group (along with the other major labels and publishers) against Cox Communications, Inc. and Cox Com LLC

On July 31, 2018, a complaint for copyright infringement was filed by UMG Recordings, Inc. and Universal Music Publishing Group (along with the other major labels and publishers including Sony and Warner) against Cox Communications, an Internet access and service provider, and its parent company CoxCom, for knowingly inducing and supporting copyright infringement by its customers, contrary to the provisions of the Digital Millennium Copyright Act (DMCA), which requires an Internet service provider to implement a termination policy against its repeat infringing customers. At the end of the trial, which took place in December 2019, the jury awarded the plaintiffs $1 billion in damages. Cox filed a motion seeking to reduce the amount of damages awarded to the plaintiffs. On January 21, 2021, the motion was dismissed, and the judge upheld the jury’s verdict in the amount of $1 billion. Cox has indicated that it will appeal against this decision and has posted security to stay the execution of the judgment pending the appeal.

Note 23	List of combined entities

The number of entities consolidated or accounted for under the equity method by UMG was 388 as of December 31, 2020, 368 as of December 31, 2019 and 363 as of December 31, 2018. The major entities are presented in the table below.

		Years ended December 31, 2020, 2019 and 2018
	Country	Accounting Method	Voting Interest	Ownership Interest
Universal Music Group, Inc.	United States
Universal Music Group Holdings, Inc.	United States	C	100%	100%
UMG Recordings, Inc.	United States	C	100%	100%
Vevo	United States	E	49.4%	49.4%
Universal International Music B.V. (a)	Netherlands
Universal Music Entertainment GmbH	Germany	C	100%	100%
Universal Music LLC	Japan	C	100%	100%
Universal Music France S.A.S.	France	C	100%	100%
Universal Music Holdings Ltd.	United Kingdom	C	100%	100%
EMI Group Worldwide Holding Ltd.	United Kingdom	C	100%	100%
Universal Music Group Treasury S.A.S.	France	C	100%	100%

C: consolidated; E: equity affiliates.

a.	On March 19, 2020, Universal Music Group S.A.S. was dissolved, with universal transmission of its property to Vivendi S.E.

ANNEX B

PROPOSED ARTICLES OF ASSOCIATION OF

UNIVERSAL MUSIC GROUP N.V.

ARTICLES OF ASSOCIATION

CHAPTER I—DEFINITIONS AND INTERPRETATION

1	Definitions

1.1	In these articles of association the following words shall have the following meanings:

Annual Accounts: the Company’s annual accounts as referred to in Section 2:361 DCC;

Auditor: an auditor as referred to in Section 2:393 DCC, or an organization in which such auditors work together;

Board: the Company’s board of directors;

Board Regulations: the written rules and regulations adopted by the Board as referred to in article 20.4;

Chair & CEO: the Executive Director designated by the Board as chair and chief executive officer (CEO);

Chairman of the Board: the Non-Executive Director who serves as chairman of the Board as referred to under Dutch law;

Company: the Company to which these articles of association pertain;

DCC: the Dutch Civil Code;

Director: an Executive Director or Non-Executive Director;

Executive Director: a member of the Board appointed as executive director;

General Meeting: the corporate body of the Company consisting of Shareholders and all other Persons with Meeting Right or a meeting of Shareholders and other Persons with Meeting Right, as the case may be;

Group Company: a group company of the Company as referred to in Section 2:24b DCC;

in writing: by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Management Report: the Company’s management report as referred to in Section 2:391 DCC;

Meeting Rights: the right, either in person or by proxy authorized in writing, to attend and address the General Meeting;

Non-Executive Director: a member of the Board appointed as non-executive director;

Persons with Meeting Rights: Shareholders, holders of a right of usufruct with Meeting Rights and holders of a right of pledge with Meeting Rights;

Persons with Voting Rights: Shareholders with voting rights, holders of a right of usufruct with voting rights and holders of a right of pledge with voting rights in the General Meeting;

Record Date: the twenty-eighth day prior to the date of a General Meeting, or such other day as prescribed by law;

Share: an ordinary share in the Company’s share capital;

Shareholder: a holder of one or more Shares; and

Subsidiary: a subsidiary of the Company as referred to in Section 2:24a DCC.

2	Construction

2.1	References to articles shall be deemed to refer to articles of these articles of association, unless the contrary is apparent.

2.2	Any reference to a gender includes all genders.

CHAPTER II—NAME, CORPORATE SEAT AND OBJECTS

3	Name and corporate seat

3.1	The Company’s name is Universal Music Group N.V.

3.2	The corporate seat of the Company is in Amsterdam, the Netherlands.

4	Objects

The objects of the Company are:

(a)	[●];

(b)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(c)	to finance businesses and companies;

(d)

to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(e)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(f)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, its group companies and/or third parties;

(g)	to acquire, alienate, manage and exploit registered property and items of property in general;

(h)	to trade in currencies, securities and items of property in general;

(i)	to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights; and

(j)	to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III—SHARE CAPITAL

5	Authorized capital

5.1	The authorized capital of the Company amounts to ● euro (EUR ●) and is divided into ● (●) Shares, with a nominal value of ten euro (EUR 10) each.

5.2	All Shares are registered and numbered consecutively from 1 onwards.

5.3	No share certificates shall be issued.

6	Issuance of Shares

6.1

Shares shall be issued pursuant to a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. Such designation by the General Meeting must state the number of Shares that may be issued.

The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

6.2

If and insofar as the Board is not designated by the General Meeting, Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting shall, in addition to the Board, remain authorized to issue Shares if such is specifically stipulated in the resolution authorizing the Board to issue Shares as described in article 6.1.

6.3

The articles 6.1 and 6.2 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person exercising a previously granted right to subscribe for Shares.

6.4	A resolution of the General Meeting as referred to in this Article 6 can only be adopted at the proposal of the Board.

7	Pre-emptive rights

7.1	Each Shareholder shall have a pre-emptive right on any issuance of Shares in proportion to the aggregate amount of its Shares. This pre-emptive right does not apply to:

(a)	Shares issued to employees of the Company or a Group Company;

(b)	Shares that are issued against payment other than in cash; and

(c)	Shares issued to a person exercising a previously granted right to subscribe for Shares.

7.2

Pre-emptive rights may be limited or excluded by a resolution of the General Meeting. Pre- emptive rights may also be limited or excluded by a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions, and the Board has also been designated to issue Shares in accordance with article 6.1. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

7.3

A resolution of the General Meeting to limit or exclude pre-emptive rights and a resolution to designate the Board thereto, can only be adopted at the proposal of the Board and shall require a majority of at least two-thirds of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

7.4	When adopting a resolution to issue Shares, the General Meeting or the Board shall determine how and during which period these pre-emptive rights may be exercised, subject to Section 2:96a DCC.

7.5	Article 7 shall apply by analogy to the granting of rights to subscribe for Shares.

8	Payment on Shares

8.1	Shares may only be issued against payment in full of the amount at which such Shares are issued and with due observance of the provisions of the Sections 2:80, 2:80a and 2:80b DCC.

8.2

Payment on Shares must be made in cash if no alternative contribution has been agreed. Payment other than in cash must be made in accordance with the provisions in Section 2:94b DCC. Payment in a currency other than euro may only be made with the consent of the Company and with due observance of the provisions of Section 2:93a DCC.

8.3

Shares issued to (i) current or former employees of the Company or a Group Company, (ii) current or former Directors under an equity compensation plan of the Company and (iii) holders of a right to subscribe for Shares granted in accordance with article 6.3 may be paid-up at the expense of the reserves of the Company, notwithstanding the provisions of article 32.

8.4	The Board may perform legal acts as referred to in Section 2:94 DCC without the prior approval of the General Meeting.

CHAPTER IV—OWN SHARES AND CAPITAL REDUCTION

9	Share repurchase and disposal of shares

9.1

The Company may repurchase fully paid-up Shares (i) for no consideration or (ii) against consideration if and insofar as the Board has been authorized thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. The General Meeting shall determine in its authorization how many Shares the Company may repurchase, in what manner and at what price range.

9.2

The authorization by the General Meeting is not required if the Company repurchases fully paid- up Shares for the purpose of transferring these Shares to employees of the Company or a Group Company under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange.

9.3	Any disposal of Shares by the Company shall require a resolution of the Board. Such resolution shall also stipulate any conditions of the disposal.

10	Capital reduction

10.1

The General Meeting may only at the proposal of the Board resolve to reduce the Company’s issued capital by (i) reducing the nominal value of Shares through amendment of the articles of association or (ii) cancelling Shares held by the Company itself.

10.2

A resolution of the General Meeting to reduce the Company’s issued capital, shall require a majority of at least two-thirds of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

CHAPTER V—TRANSFER OF SHARES

11	Transfer of shares

11.1

The transfer of Shares shall require a deed executed for that purpose and, save in the event the Company itself is a party to such legal act, written acknowledgement by the Company of the transfer. Service of notice of such deed to the Company or of a true copy or extract of such deed will be the equivalent of such acknowledgement.

11.2

Article 11.1 shall apply mutatis mutandis to the creation of a right of pledge or right of usufruct on a Share, provided that a right of pledge may also be created without acknowledgement by or service of notice upon the Company, in which case Section 3:239 DCC applies and the acknowledgement by or service of notice upon the Company shall replace the announcement as referred to in Section 3:239(3) DCC.

CHAPTER VI—SHAREHOLDERS’ REGISTER AND LIMITED RIGHTS TO SHARES

12	Shareholders’ register

12.1

The Board must keep a shareholders’ register; the Board may appoint a registrar to keep the register on its behalf. The register must be regularly updated. The shareholders’ register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

12.2

Each Shareholder’s name, address and further information as required by law or considered appropriate by the Board are recorded in the shareholders’ register. Shareholders shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars will be the responsibility of the Shareholder concerned.

12.3

If a Shareholder so requests, the Board shall provide the Shareholder, free of charge, with written evidence of the information in the shareholders’ register concerning the Shares registered in the Shareholder’s name.

12.4

The articles 12.2 and 12.3 shall apply by analogy to holders of a right of usufruct or right of pledge on one or more Shares, with the exception of a holder of a right of pledge created without acknowledgement by or service of notice upon the Company.

13	Right of pledge on Shares

13.1

If a Share is encumbered with a right of pledge, the voting rights attached to that Share shall vest in the Shareholder, unless at the creation of the right of pledge the voting rights were granted to the pledgee. A pledgee with voting rights shall have Meeting Rights.

13.2	A Shareholder who as a result of a right of pledge does not have voting rights, shall have Meeting Rights. A pledgee without voting rights shall not have Meeting Rights.

14	Right of usufruct on Shares

14.1

If a right of usufruct is created on a Share, the voting rights attached to that Share shall vest in the Shareholder, unless at the creation of the right of usufruct the voting rights were granted to the usufructuary. A usufructuary with voting rights shall have Meeting Rights.

14.2	A Shareholder who as a result of a right of usufruct does not have voting rights, shall have Meeting Rights. A usufructuary without voting rights shall not have Meeting Rights.

15	Depositary receipts

The Company shall not cooperate with the issuance of depositary receipts for Shares.

CHAPTER VII—MANAGEMENT AND SUPERVISION

16	Board: composition, appointment, suspension and dismissal

16.1

The Company shall be managed by the Board. The Board shall consist of one or more Executive Directors and one or more Non-Executive Directors. The number of Executive Directors and the number of Non-Executive Directors shall be determined by the Board. Only individuals may be Directors.

16.2

The Executive Directors and Non-Executive Directors shall be appointed as such by the General Meeting at the [●binding] nomination of the Board. A nomination by the Board shall state whether a person is nominated for appointment as Executive Director or Non-Executive Director.

16.3

[●The General Meeting may at all times overrule the binding nomination for appointment of a Director by a simple majority of the votes cast, representing more than one-third of the issued capital of the Company. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled. If the binding nomination for appointment of a Director is overruled, the Board may make a new binding nomination.]

16.4

A Director shall be appointed for a maximum period of two (2) years, provided that his term of office shall lapse immediately after the close of the annual General Meeting held in the second year after his appointment. A Director may be reappointed with due observance of the preceding sentence. At the proposal of the Board, the General Meeting may resolve to deviate from the maximum period of two (2) years. A Non-Executive Director may be in office for a period not exceeding twelve (12) years, which period may or may not be interrupted, unless at the proposal of the Board the General Meeting resolves otherwise.

16.5	The General Meeting may at all times suspend or dismiss any Director. The Board may at all times suspend an Executive Director.

16.6

A suspension may be extended one or more times, but may not last longer than three (3) months in aggregate. If at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end. A suspension can be terminated by the General Meeting at any time.

17	Board: vacancy or inability

17.1

If the seat of an Executive Director is vacant or upon the inability of an Executive Director, the remaining Executive Directors shall temporarily be entrusted with the executive management of the Company, provided that the Board may provide for a temporary replacement. If the seats of all Executive Directors are vacant or upon the inability of all Executive Directors, the executive management of the Company shall temporarily be entrusted to the Non-Executive Directors, provided that the Board may provide for one or more temporary replacements.

17.2

If the seat of a Non-Executive Director is vacant or upon inability of a Non-Executive Director, the remaining Non-Executive Directors shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Non-Executive Director, provided that the Board may provide for a temporary replacement. If the seats of all Non-Executive Directors are vacant or upon inability of all Non-Executive Directors, the General Meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the Non-Executive Directors to one or more other individuals.

17.3	A Director shall in any event be unable to act within the meaning of the articles 17.1 and 17.2:

(a)	during the period for which the Director has claimed inability in writing;

(b)	during the Director’s suspension;

(c)

during periods when the Company has not been able to contact the Director (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as reasonably determined by the Board); or

(d)	due to such Director being involved in a related party transaction within the meaning of Section 2:169(4) DCC.

18	Board: Chairman of the Board, Chair & CEO and other titles

18.1	The Board may grant titles to Directors.

18.2

The Board shall designate a Non-Executive Director as Chairman of the Board. The Board may designate a Non-Executive Director as vice-chairman. If the Chairman of the Board is absent or unable to act, a vice-chairman, or another Non-Executive Director designated by the Board, is entrusted with the duties of the Chairman of the Board.

18.3	The Board shall designate an Executive Director as Chair & CEO.

19	Board: remuneration

19.1

The Company has a policy in respect of the remuneration of Executive Directors and Non- Executive Directors. The remuneration policy is adopted by the General Meeting at the proposal of the Board. A resolution to adopt the remuneration policy requires a simple majority of the votes cast.

19.2

The remuneration of the Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting. The Executive Directors shall not participate in the deliberations and decision-making regarding the determination of the remuneration of the Executive Directors.

19.3	The remuneration of the Non-Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting.

19.4

A proposal with respect to remuneration schemes in the form of Shares or rights to subscribe for Shares shall be submitted by the Board to the General Meeting for its approval. Such proposal shall state at least the maximum number of Shares or rights to subscribe for Shares that may be granted to Directors and the criteria for making or amending such grants.

20	Board: tasks and duties

20.1

The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these articles of association to others. In the performance of their tasks, the Directors shall be guided by the interests of the Company and the enterprise connected with it.

20.2

The Executive Directors are primarily responsible for all day-to-day operations of the Company. The Non-Executive Directors supervise (i) the Executive Directors’ policy and performance of duties and (ii) the Company’s general affairs and its business, and render advice and direction to the Executive Directors. The Executive Directors shall timely provide the Non-Executive Directors with the information they need to carry out their duties.

20.3	The Directors furthermore perform any duties allocated to them under or pursuant to the law or these articles of association.

20.4

With due observance of these articles of association, the Board shall adopt Board Regulations dealing with its internal organization, the manner in which decisions are taken, any quorum requirements, the composition, duties and organization of committees and any other matters concerning the Board, the Executive Directors, the Non-Executive Directors and committees established by the Board.

20.5

The Board may allocate its duties and powers among the Directors pursuant to the Board Regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the Executive Directors:

(a)	supervising the performance of the Executive Directors;

(b)	making a nomination for the appointment of Directors pursuant to article 16.2;

(c)	determining an Executive Director’s remuneration pursuant to article 19.2; and

(d)	instructing an auditor pursuant to article 31.2.

20.6

Without prejudice to any other provisions of these articles of association, the Board shall require the approval of the General Meeting for resolutions regarding a significant change in the identity or nature of the Company or the enterprise connected with it, including in any event:

(a)	the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(b)

concluding or cancelling any long-lasting cooperation of the Company or a Subsidiary with any other legal person or company or as a fully-liable general partner in a partnership, provided that such cooperation or cancellation thereof is of material significance to the Company; and

(c)

acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third of the Company’s assets, as shown in the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts, by the Company or a Subsidiary.

21	Board: decision-making

21.1

Resolutions of the Board shall be adopted by a simple majority of the votes cast, unless the Board Regulations provide for a qualified majority. Each Director shall have one vote. If there is a tie vote, the Chairman of the Board shall have the casting vote.

21.2	At a meeting of the Board, a Director may only be represented by another Director holding a proxy in writing.

21.3	Meetings of the Board may be held by means of an assembly of Directors in person or by telephone, video conference or any other means of electronic communication, provided that all

Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the foregoing ways shall constitute presence at such meeting.

21.4

A document stating that one or more resolutions have been adopted by the Board and signed by the Chairman of the Board or by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

21.5

The Board may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the Directors entitled to vote objects to this manner of decision-making.

21.6

A Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the Company and the enterprise connected with it, or in the event of being involved in a related party transaction within the meaning of Section 2:169(4) DCC. If the Board is unable to adopt a resolution as a result of all Directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, or due to all Directors being involved in a related party transaction within the meaning of Section 2:169(4) DCC, the decision shall nevertheless be taken by the Board.

21.7

The Board may determine pursuant to the Board Regulations or otherwise in writing that one or more Directors can lawfully adopt resolutions concerning matters belonging to their duties within the meaning of Section 2:129a(3) DCC.

22	Board: indemnification

22.1

The Company shall indemnify each current or former Director in any anticipated or pending action, suit, proceeding or investigation for any claim against that Director that such Director may derive from exercising his respective duties as a Director for any and all:

(a)

costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that Director’s defences in the relevant action, suit, proceeding or investigation or a settlement thereof;

(b)	liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that Director, excluding any reputational damages and (other) immaterial damages; and

(c)

payments by that Director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by the Company (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

22.2

Any indemnification by the Company referred to in article 22.1 shall be made only upon a determination by the Board that indemnification of the Director is proper under the circumstances because he had met the applicable standard of conduct set forth in article 22.1.

22.3

Indemnified amounts referred to in article 22.1 under (a) until (c) inclusive may be paid by the Company in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that Director, upon a resolution of the Board with respect to the specific case.

22.4	A Director, current or former, shall not be entitled to any indemnification as mentioned in this article 22, if and to the extent:

(a)

a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former Director can be considered intentional, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

(b)	the costs or the decrease in assets of the current or former Director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

(c)	the Company and/or a company in the group brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by the Company under this article 22.

23	Representation

23.1	The Company shall be represented by the Board. Any Executive Director shall also be authorized to represent the Company.

23.2

The Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board shall determine each officer’s title. Such officers may be registered with the Dutch trade register, indicating the scope of their power to represent the Company.

CHAPTER VIII—GENERAL MEETING

24	General Meeting

24.1	General Meetings can be held in Amsterdam, Rotterdam, Hilversum or Haarlemmermeer (including Schiphol Airport).

24.2	The annual General Meeting shall be held each year within six months after the end of the Company’s financial year. Other General Meetings shall be held as often as the Board deems necessary.

25	General Meeting: convocation

25.1	General Meetings are convened by the Board.

25.2

One or more Shareholders and/or other Persons with Meeting Rights who individually or jointly represent at least the part of the Company’s issued capital prescribed by law for this purpose, may request the Board in writing to convene a General Meeting setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Shareholders and/or other Persons with Meeting Rights may at their request be authorized by the preliminary relief judge of the district court to convene a General Meeting.

26	General Meeting: notice and agenda

26.1	The notice of a General Meeting shall be given by the Board by means of an announcement with due observance of the statutory notice period and in accordance with the law.

26.2

The notice of a General Meeting shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of the Company and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication as referred to in article 27.4, with due observance of the relevant provisions of the law.

26.3	The notice of a General Meeting shall also state the Record Date and the manner in which the Persons with Meeting Rights may procure their registration and exercise their rights.

26.4

A subject for discussion which has been requested in writing by one or more Shareholders and/or other Persons with Meeting Rights who individually or jointly represent at least the part of the Company’s issued capital prescribed by law for this purpose, shall be included in the notice of the General Meeting or shall be notified in the same manner as the other subjects for discussion, provided the Company has received the request (including the reasons for such request) not later than sixty days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Board as posted on the Company’s website.

27	General Meeting: admittance

27.1

Those Persons with Meeting Rights and those Persons with Voting Rights who are listed on the Record Date for a General Meeting as such in a register designated for that purpose by the Board, are deemed Persons with Meeting Rights or Persons with Voting Rights, respectively, for that General Meeting, regardless of who is entitled to the Shares at the date of the General Meeting.

27.2

In order for a person to be able to exercise Meeting Rights and the right to vote in a General Meeting, that person must notify the Company in writing of his intention to do so no later than on the date and in the manner mentioned in the notice convening the General Meeting.

27.3

The Board may determine in the notice of a General Meeting that any vote cast prior to the meeting by means of electronic communication or by means of a letter, shall be deemed to be a vote cast in the meeting. Such a vote may not be cast prior to the Record Date for the General Meeting.

27.4

The Board may determine that each Person with Meeting Rights has the right, in person or represented by a written proxy, to take part in, address and, to the extent applicable, to vote at the General Meeting by means of electronic communication, provided that such person can be identified via the same electronic means and is able to directly observe the proceedings and, to the extent applicable, to vote at the meeting. The Board may attach conditions to the use of the electronic communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and for the reliability and security of the communication. The conditions must be included in the notice of a General Meeting and be published on the Company’s website.

27.5	The Directors are authorized to attend the General Meeting and shall, as such, have an advisory vote at the General Meeting.

27.6	The chairperson of the General Meeting decides on all matters relating to admission to the General Meeting. The chairperson of the General Meeting may admit third parties to the General Meeting.

27.7

The Company may direct that any person, before being admitted to a General Meeting, identifies himself by means of a valid passport or other means of identification and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances.

27.8	The General Meeting may be conducted in Dutch or English as determined by the chairperson of the General Meeting.

28	General Meeting: chairperson, secretary and minutes

28.1

The General Meeting shall be presided over by the Chairman of the Board or another Director designated for that purpose by the Board. If the Chairman of the Board is not present at the meeting and no other Director has been designated by the Board to preside over the General Meeting, the General Meeting itself shall appoint a chairperson.

28.2	The chairperson of the General Meeting shall appoint a secretary of the General Meeting.

28.3

Minutes of the proceedings at a General Meeting shall be kept by the secretary, unless a notarial record of the General Meeting is prepared at the request of the Board. The minutes shall be adopted by the chairperson and the secretary of the General Meeting and shall be signed by them as evidence thereof. A document stating that one or more resolutions have been adopted by the General Meeting and signed by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

29	General Meeting: decision-making

29.1	Each Share confers the right to cast one vote at the General Meeting.

29.2	To the extent the law or these articles of association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast.

29.3	The chairperson of the General Meeting shall decide on the method of voting.

29.4	Abstentions, blank votes and invalid votes shall not be counted as votes.

29.5	The ruling by the chairperson of the General Meeting on the outcome of a vote shall be decisive.

29.6	All disputes concerning voting for which neither the law nor these articles of association provide a solution are decided by the chairperson of the General Meeting.

29.7

No votes may be cast at the General Meeting for a Share held by the Company or a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the depositary receipts. The Company or a Subsidiary may not cast a vote in respect of a Share on which it holds a right of pledge or a right of usufruct. However, holders of a right of pledge or a right of usufruct on Shares held by the Company or a Subsidiary are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to the Company or a Subsidiary.

29.8

When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or which part of the Company’s issued capital is represented at the General Meeting, no account shall be taken of Shares for which, pursuant to the law or these articles of association, no vote can be cast.

CHAPTER IX—FINANCIAL YEAR, ANNUAL ACCOUNTS AND AUDITOR

30	Financial year and annual accounts

30.1	The Company’s financial year shall be the calendar year.

30.2

Annually, within the term set by law, the Board shall prepare the Annual Accounts. The Annual Accounts must be accompanied by an auditor’s statement as referred to in article 31.3, the Management Report, and the additional information to the extent that this information is required.

30.3	The Annual Accounts shall be signed by the Directors; if one or more of their signatures is lacking, this shall be stated, giving the reasons therefor.

30.4	The Annual Accounts shall be adopted by the General Meeting.

31	Auditor

31.1

The General Meeting shall instruct an Auditor to audit the Annual Accounts. The Board shall nominate an Auditor for instruction. If the General Meeting fails to issue the instructions to the Auditor, the Board shall be authorized to do so. The Executive Directors shall not participate in the deliberations and decision-making regarding instructing an Auditor to audit the Annual Accounts.

31.2

The instructions issued to the Auditor may only be revoked by the General Meeting and, if the Board issued the instructions, by the Board, for valid reasons and in accordance with Section 2:393(2) DCC.

31.3	The Auditor shall report the findings of the audit to the Board and present the results of the audit in a statement on the true and fair view provided by the Annual Accounts.

CHAPTER X—RESULT AND DISTRIBUTIONS

32	Profits and distributions

32.1	Distribution of profits shall be made after adoption of the Annual Accounts from which it appears that the same is permitted.

32.2	Distributions may be made only to the extent the Company’s equity exceeds the sum of its paid up and called up part of its issued capital and the reserves which must be maintained pursuant to the law.

32.3

The Board may determine which part of the profits shall be reserved, with due observance of the Company’s policy on reserves and dividends. The Company may have a policy on reserves and dividends to be determined and amended by the Board.

32.4

The General Meeting may resolve to distribute any part of the profits remaining after reservation in accordance with article 32.3. If the General Meeting does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

32.5	The General Meeting may only resolve to distribute to the Shareholders a dividend in kind or in the form of Shares at the proposal of the Board.

32.6	The [●Board, or the] General Meeting, at the proposal of the Board, may resolve to make distributions from the share premium reserve or other distributable reserves maintained by the Company.

32.7

The Board may resolve to make interim distributions on Shares, provided that an interim statement of assets and liabilities drawn up in accordance with the statutory requirements shows that the requirement of article 32.2 has been fulfilled, and with observance of (other) applicable statutory provisions.

32.8

[●The Board, or the General Meeting, at the proposal of the Board,] may resolve that a distribution on Shares shall not be paid in whole or in part in cash but in kind or in the form of Shares, or decide that Shareholders shall be given the option to receive the distribution in cash or in kind and/or in the form of Shares (and with due observance of articles 6 and 7), and may determine the conditions under which such option can be given to the Shareholders.

32.9	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded, unless such Shares are encumbered with a right of usufruct or right of pledge.

33	Notices and payments

33.1	The date on which dividends and other distributions shall be made payable shall be announced in accordance with the law and published on the Company’s website.

33.2	Distributions shall be payable on the date determined by the Board.

33.3

The persons entitled to a distribution shall be the relevant Shareholders, holders of a right of usufruct on Shares and holders of a right of pledge on Shares, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

33.4	Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to the Company and will be carried to the reserves.

33.5	The Board may determine that distributions on Shares will be made payable either in euro or in another currency.

CHAPTER XI—AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION AND LIQUIDATION

34	Amendment of the articles of association

34.1	The General Meeting may resolve to amend these articles of association at the proposal of the Board.

34.2

If a proposal to amend these articles of association is to be submitted to the General Meeting, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by, and must be made available free of charge to, Shareholders and other Persons with Meeting Rights, until the conclusion of the meeting. An amendment of these articles of association shall be laid down in a notarial deed.

35	Dissolution and liquidation

35.1	The General Meeting may resolve to dissolve the Company at the proposal of the Board.

35.2

If the Company is dissolved pursuant to a resolution of the General Meeting, the Directors shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

35.3	During liquidation, to the extent possible these articles of association shall continue to apply.

35.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

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